UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GETTY IMAGES, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share (“Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

59,644,904 shares of Common Stock outstanding; in-the-money stock options with respect to 1,180,477 shares of Common Stock; and restricted stock units with respect to 1,173,192 shares of Common Stock.

(3)	Calculated solely for the purpose of determining the filing fee. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 59,644,904 shares of Common Stock multiplied by $34.00 per share; (B) in-the-money stock options with respect to 1,180,477 shares of Common Stock multiplied by $6.58 per share (which is the difference between $34.00 and the weighted average exercise price of $27.42 per share); and (C) restricted stock units with respect to 1,173,192 shares of Common Stock multiplied by $34.00 per share. In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by multiplying 0.0000393 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$2,075,577,636

(5)	Total fee paid:

$81,570

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

601 North 34th Street

Seattle, Washington 98103

Dear Stockholders:

We cordially invite you to attend the special meeting of stockholders of Getty Images, Inc., a Delaware corporation (the “Company”), at the headquarters of the Company at 601 North 34th Street, Seattle, Washington 98103 on                     , 2008, at 9:00 a.m., local time.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of February 24, 2008, which we refer to as the “merger agreement,” among the Company, Abe Investment, L.P., a Delaware limited partnership (“Parent”), and Abe Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent was formed by Hellman & Friedman Capital Partners VI, L.P. and its affiliated funds. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, which we refer to as the “merger,” with the Company continuing as the surviving corporation.

If the merger is completed, each share of Company common stock, other than as provided below, will be converted into the right to receive $34.00 in cash, without interest and less any applicable withholding taxes. We refer to this consideration per share of common stock to be paid in the merger as the “merger consideration.” The following shares of Company common stock will not be converted into the right to receive the merger consideration in connection with the merger: (a) shares held by any of the Company’s stockholders who are entitled to and who properly exercise appraisal rights under Delaware law and (b) shares held by Parent or any of its subsidiaries, including shares to be contributed to Parent immediately prior to the completion of the merger by Getty Investments L.L.C., Mark Getty, The October 1993 Trust, Cheyne Walk Trust and Ronald Family Trust B. Getty Investments L.L.C., Mr. Getty, The October 1993 Trust, Cheyne Walk Trust and Ronald Family Trust B, which we collectively refer to as the “Rollover Stockholders,” own, in the aggregate, approximately 15% of the Company common stock. Mark Getty is the Company’s chairman of the board and co-founder and is chairman of the board of Getty Investments L.L.C. In addition, Jonathan Klein, who is the Company’s chief executive officer and co-founder and a member of the Company’s board of directors, is a director of Getty Investments L.L.C.

After careful consideration, the Company’s board of directors, by a unanimous vote of the directors (other than Mark Getty and Jonathan Klein, both of whom abstained from the vote), has approved and authorized in all respects the merger agreement and recommends that you vote “FOR” the adoption of the merger agreement. In considering the recommendation of the Company’s board of directors, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement and the merger agreement carefully. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. We cannot complete the merger unless (a) the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting vote to adopt the merger agreement, which vote we refer to as the “Company Stockholder Approval,” and (b) the holders of a majority of the number of shares of Company common stock present in person or by proxy and voting at the special meeting (other than the Rollover Stockholders and Jonathan Klein) vote to adopt the merger agreement, which vote we refer to as the “Special Stockholder Approval.” Please note that failing to vote has the same effect as a vote against the adoption of the merger agreement for purposes of the Company Stockholder Approval but has no effect for purposes of the Special Stockholder Approval.

Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope or submit your proxy by telephone or internet prior to the special meeting. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy you previously submitted. However, if you hold your shares through a broker, bank or other nominee, you must provide a legal proxy issued from such nominee in order to vote your shares in person at the special meeting.

Our board of directors appreciates your continuing support of the Company and urges you to support the merger.

Sincerely,

Mark H. Getty Co-Founder and Chairman	Jonathan D. Klein Co-Founder and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated                     , 2008, and is first being mailed to stockholders on or about             , 2008.

601 North 34th Street Seattle, Washington 98103

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS                     , 2008

Dear Stockholders:

Notice is hereby given that a special meeting of stockholders of Getty Images, Inc., a Delaware corporation (the “Company”), will be held on                     , 2008, at 9:00 a.m., local time, at the headquarters of the Company at 601 North 34th Street, Seattle, Washington 98103 in order to:

(1)	consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 24, 2008 (as it may be amended from time to time, the “merger agreement”), by and among the Company, Abe Investment, L.P., a Delaware limited partnership (“Parent”), and Abe Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), attached as Annex A to the accompanying proxy statement;

(2)	approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

(3)	transact such other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only stockholders of record of our common stock at the close of business on May 20, 2008 are entitled to notice of and to vote at the special meeting. Only stockholders of record and their proxies are invited to attend the special meeting in person.

The adoption of the merger agreement requires the affirmative vote of (a) the holders of a majority of the outstanding shares of our common stock entitled to vote thereon at the special meeting (the “Company Stockholder Approval”) and (b) the holders of a majority of the number of shares of our common stock present in person or by proxy and voting at the special meeting (other than the Rollover Stockholders (as defined below) and Jonathan Klein) (the “Special Stockholder Approval”). The adjournment proposal requires, assuming a quorum is present with respect to the proposal, the affirmative vote of the holders of our common stock present in person or by proxy casting a majority of the votes entitled to be cast by all holders of common stock constituting such quorum. The “Rollover Stockholders” are comprised of Getty Investments L.L.C., Mark Getty (the Company’s chairman of the board and co-founder and a director of Getty Investments L.L.C.), The October 1993 Trust, Cheyne Walk Trust and Ronald Family Trust B. Mr. Getty is chairman of the board of Getty Investments L.L.C. and Mr. Getty and/or other Getty family members are beneficiaries of these trusts. Getty Investments L.L.C. and these three trusts owned, in the aggregate along with Mr. Getty, approximately         % of the Company common stock as of the record date for the special meeting. Jonathan Klein is the Company’s chief executive officer and co-founder, one of the Company’s directors and a director of Getty Investments L.L.C.

Whether or not you plan to attend the special meeting, we urge you to submit a proxy for your shares by completing, signing, dating and returning the proxy card as promptly as possible in the postage-paid envelope or to submit your proxy by telephone or internet prior to the special meeting to ensure that your shares will be represented at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card or fail to submit your proxy by telephone or internet and do not vote in person at the special meeting, it will have the same effect as a vote against the adoption of the merger agreement for purposes of the Company Stockholder Approval but will have no effect for purposes of the Special Stockholder Approval or any vote regarding adjournment of the special meeting. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee. Any stockholder attending the special meeting may vote in person by ballot even if he or she has already submitted a proxy by proxy card, telephone or internet. Such vote by ballot will revoke any proxy previously submitted. However, if you hold your shares through a bank or broker or other nominee, you must provide a legal proxy issued from such custodian in order to vote your shares in person at the special meeting.

Any stockholders of the Company who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock if the merger contemplated by the merger agreement is completed, but only if they submit a written demand for appraisal of their shares before the taking of the vote on the merger agreement at the special meeting and they comply with all requirements of Delaware law for exercising appraisal rights, which are summarized in the accompanying proxy statement.

By Order of the Board of Directors,

John Lapham

Senior Vice President,

General Counsel and Secretary

                    , 2008

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the “Questions and Answers About the Merger and the Special Meeting,” summarizes the material information in this proxy statement. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this Summary Term Sheet includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 131. In this proxy statement, the terms “Getty Images,” “Company,” “we,” “our” and “us” refer to Getty Images, Inc. and its subsidiaries, unless the context requires otherwise.

The Parties to the Merger (page 84)

Getty Images, Inc., a Delaware corporation, is a creator and distributor of still imagery, footage and multi-media products, as well as a provider of related services and other forms of premium digital content, including music. We serve business customers worldwide who turn to us to discover, license and manage images and other digital content. Our contributing artists and digital content help customers produce work that appears in newspapers, magazines, advertising campaigns, films, television programs, books and websites.

Abe Investment, L.P., which we refer to as “Parent,” was formed by Hellman & Friedman Capital Partners VI, L.P., which we refer to as “H&F Fund VI,” and its affiliated funds. Abe Acquisition Corp., which we refer to as “Merger Sub,” is a Delaware corporation and a wholly owned subsidiary of Parent. Both Parent and Merger Sub were formed solely for the purpose of entering into the merger agreement described below and consummating the transactions contemplated by the merger agreement.

The Merger (page 85)

You are being asked to adopt an Agreement and Plan of Merger, dated as of February 24, 2008 (as it may be amended from time to time), by and among Getty Images, Parent and Merger Sub, which agreement we refer to as the “merger agreement.” Pursuant to the merger agreement, Merger Sub will merge with and into Getty Images, which we refer to as the “merger,” and Getty Images will continue as the surviving corporation and a wholly owned subsidiary of Parent. Upon completion of the merger, Getty Images will cease to be a publicly traded company, and you will cease to have any rights in Getty Images as a stockholder.

Merger Consideration (page 86)

If the merger is completed, each share of our common stock, other than as provided below, will be converted into the right to receive $34.00 in cash, without interest and less any applicable withholding taxes. We refer to this consideration per share of common stock to be paid in the merger as the “merger consideration.” The following shares of our common stock will not be converted into the right to receive the merger consideration in connection with the merger: (a) shares held by any of our stockholders who are entitled to and who properly exercise appraisal rights under Delaware law and (b) shares held by Parent or any of its subsidiaries, including shares to be contributed to Parent immediately prior to the completion of the merger by Getty Investments L.L.C., Mark Getty (the Company’s chairman of the board and co-founder and a director of Getty Investments L.L.C.), The October 1993 Trust, Cheyne Walk Trust and Ronald Family Trust B, which we collectively refer to as the “Rollover Stockholders.” Mr. Getty is chairman of the board of Getty Investments and Mr. Getty and/or other Getty family members are beneficiaries of these trusts. In addition, Jonathan Klein (the Company’s chief executive officer and other co-founder and a member of the Company’s board of directors) is a director of Getty Investments. Getty Investments and these three trusts owned, in the aggregate along with Mr. Getty, approximately     % of the Company common stock outstanding as of the record date for the special meeting.

When the Merger is Expected to be Completed

We currently anticipate that the merger will be completed in the second quarter or early in the third quarter of 2008. However, there can be no assurances that the merger will be completed at all, or if completed, that it will be completed in the second quarter or early in the third quarter of 2008.

Votes Required for Adoption of the Merger Agreement (page 81)

The adoption of the merger agreement requires the affirmative vote of (a) the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting and (b) the holders of a majority of the number of shares of our common stock present in person or by proxy and voting at the special meeting (other than the Rollover Stockholders and Jonathan Klein).

The Special Meeting

See “Questions and Answers About the Merger and the Special Meeting” beginning on page 8 and “The Special Meeting” beginning on page 80.

Recommendation of Our Board of Directors (page 35)

Our board of directors unanimously (other than Mark Getty and Jonathan Klein, who both abstained from the vote) (a) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, (b) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are substantively and procedurally fair to and in the best interests of the Company and our unaffiliated stockholders (by which we mean, for purposes of this determination, our stockholders other than the Rollover Stockholders and Jonathan Klein) and (c) resolved to recommend that the stockholders of the Company adopt the merger agreement. For a discussion of the material factors considered by our board of directors in reaching its conclusions, see “Special Factors—Reasons for the Merger; Recommendation of Our Board of Directors; Fairness of the Merger.”

Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Interests of the Company’s Directors and Executive Officers in the Merger (page 66)

In considering the recommendation of our board of directors, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest. These interests include, among others:

•	accelerated vesting of stock options with exercise prices of less than $34.00 per share and restricted stock units;

•	the expected ownership of equity interests in Parent or its affiliates by Mark Getty, Jonathan Klein and certain of our other executive officers after completion of the merger;

•	the anticipated entry into new employment arrangements by certain of our executive officers in connection with the completion of the merger;

•	the anticipated establishment of an equity-based compensation plan and grants of equity awards to our executive officers and other key employees after completion of the merger; and

•	continued indemnification and directors’ and officers’ liability insurance applicable to the period prior to completion of the merger.

Our board of directors was aware of these interests and considered them, among other matters, prior to making its determination to recommend the adoption of the merger agreement to our stockholders.

Opinion of Our Financial Advisor (page 40)

Goldman, Sachs & Co., which we refer to as “Goldman Sachs,” delivered its oral opinion, which was subsequently confirmed in writing, to our board of directors that, as of February 24, 2008, and based upon and subject to the factors and assumptions set forth in the Goldman Sachs opinion, the $34.00 per share in cash to be received by the holders of the outstanding shares of Company common stock (other than the Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such stockholders.

The full text of the written opinion of Goldman Sachs, dated February 24, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any stockholder should vote with respect to the merger or any other matter.

Pursuant to an engagement letter between the Company and Goldman Sachs, we have agreed to pay Goldman Sachs a transaction fee equal to 0.725% of the aggregate consideration (which is expected to be equal to approximately $17.3 million), $3.0 million of which was payable upon the execution of the merger agreement and the remainder of which is payable upon completion of the merger, plus reasonable expenses.

Treatment of Stock Options and Restricted Stock Units (page 87)

Stock Options. Pursuant to the plans under which they were issued, all outstanding options exercisable for shares of our common stock that are unvested will vest and become exercisable upon the effective time of the merger. Under the merger agreement, we have agreed to take all action necessary such that, except as otherwise agreed to by Parent and the holder of an option, each outstanding option that represents the right to acquire our common stock under our equity incentive plans will be cancelled and terminated and converted at the effective time of the merger into the right to receive a cash payment for each share of our common stock issuable under such option equal to the excess, if any, of (a) the merger consideration over (b) the exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes, which we refer to as the “option consideration.” In order to provide for the cancellation and termination of all stock options under the merger agreement, we expect to make an offer to each option holder to cancel all of his or her grants of options in exchange for a cash payment with respect to each such grant equal to the greatest of (i) the aggregate option consideration with respect to such grant, (ii) $0.05 per share of our common stock issuable pursuant to such grant and (iii) $1,000, in each case without interest and less applicable withholding taxes. The offer will be made to each option holder, and the receipt of consideration by each option holder is contingent upon his or her acceptance of the offer in accordance with its terms. The completion of this offer will be conditioned upon and will occur simultaneously with the completion of the merger.

Restricted Stock Units. The merger agreement provides that, except as otherwise agreed to by Parent and the holder of a restricted stock unit, each outstanding restricted stock unit granted under our equity incentive plans (whether or not previously vested) will vest in full and be converted into the right to receive $34.00 in cash, without interest and less any applicable withholding tax.

Financing of the Merger (page 61)

Parent estimates that the aggregate amount of financing necessary to complete the merger, the refinancing of our existing indebtedness and the payment of related fees and expenses will be approximately $2.4 billion. This amount is expected to be funded by Parent and Merger Sub with a combination of the equity financing contemplated by the commitment letters described below, debt financing contemplated by the commitment letter described below and cash of the Company. The equity and debt financing are subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financings will be provided.

Equity Financing. Parent has received an equity commitment letter from H&F Fund VI and certain of its affiliated funds, which we refer to collectively with H&F Fund VI as the “H&F Investors,” to purchase, or cause to be purchased, up to $941.3 million of equity of Parent. Parent also has received a commitment letter from the Rollover Stockholders to contribute to Parent an aggregate of 8,942,593 shares of our common stock (with an aggregate value of approximately $304.0 million, based on the merger consideration). In addition, a revocable grantor trust, of which Mr. Getty is the primary beneficiary, has agreed to exchange options it currently holds to acquire up to 446,350 shares of our common stock for options to acquire shares of common stock of an affiliate of Parent.

Debt Financing. Merger Sub has received a debt financing commitment letter that provides for up to $1.045 billion of debt financing from Barclays Bank PLC, General Electric Capital Corporation and The Royal Bank of Scotland PLC.

Governmental and Regulatory Approvals (page 76)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the “HSR Act,” the merger may not be completed until the Company and Parent each file a notification and report form under the HSR Act with the Federal Trade Commission, or the “FTC,” and the Antitrust Division of the Department of Justice, or the “DOJ,” and the applicable waiting period has expired or been terminated. The Company and Parent filed the notification and report forms under the HSR Act with the FTC and the DOJ on March 7, 2008, and the FTC granted early termination of the waiting period on March 17, 2008.

The merger also requires the approval of the European Commission pursuant to Council Regulation No. 139/2004/EC of the European Community, and the contribution of shares of our common stock to Parent by Getty Investments, as described above, requires the approval of the German Federal Cartel Office under the German Act Against Restraints of Competition (GWB). Parent filed for European Commission approval on March 28, 2008, and the European Commission granted approval on May 6, 2008. The Company and Getty Investments filed for German Federal Cartel Office approval on March 7, 2008, and the German Federal Cartel Office granted approval on April 4, 2008.

Material United States Federal Income Tax Consequences (page 64)

For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of Company common stock in the merger generally will result in your recognizing gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in your shares of Company common stock. You should consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state, local and/or foreign taxes.

Restrictions on Solicitations of Other Offers and Change in Recommendation (page 93)

The Company has agreed to cease and terminate any previous discussions or negotiations with respect to any “takeover proposal” (as defined in “The Merger Agreement—Restrictions on Solicitations of Other Offers”); provided, however, that we were generally permitted to do the following until 11:59 p.m., Pacific Daylight Savings Time, on April 4, 2008:

•

continue discussions or negotiations with a certain party with whom we had previously engaged in discussions prior to signing the merger agreement with respect to a potential takeover proposal, which party we refer to as the “excluded party;” and

•	furnish to the excluded party information with respect to the Company and its subsidiaries.

With the exception of the excluded party (and only until 11:59 p.m., Pacific Daylight Savings Time, on April 4, 2008, with respect to the excluded party), we generally have agreed not to:

•

initiate, knowingly solicit or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a takeover proposal; or

•	engage in, continue or otherwise participate in any discussions or negotiations regarding a takeover proposal.

In addition, we have agreed not to grant any waiver, amendment or release under any standstill agreement after the date of the merger agreement without the prior written consent of Parent.

If our board of directors receives a written takeover proposal from any person that our board of directors determines constitutes or could reasonably be expected to result in a “superior proposal” (as defined in “The Merger Agreement—Restrictions on Solicitations of Other Offers”) and determines in good faith that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties, then we generally may, prior to the receipt of the Company Stockholder Approval and the Special Stockholder Approval:

•	furnish information with respect to the Company and our subsidiaries to the person making the takeover proposal; and

•	participate in discussions and negotiations with such person regarding a takeover proposal.

Our board of directors also may not (a) withdraw its recommendation that our stockholders adopt the merger agreement or (b) approve or recommend a takeover proposal to our stockholders, except our board may take such an action in certain circumstances after our board of directors has determined that a takeover proposal we receive constitutes a superior proposal and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties or, other than in response to a takeover proposal, that a failure to take such action would be reasonably likely to be inconsistent with our board of directors’ fiduciary duties.

Conditions to the Completion of the Merger (page 103)

The completion of the merger is subject to, among other things, the following conditions:

•	the adoption of the merger agreement by the holders of our common stock pursuant to the two votes described above in this Summary Term Sheet;

•

the expiration or termination of the waiting period under the HSR Act, the receipt of the approval of European Union and German antitrust authorities as described above and the expiration of any other waiting periods and receipt of any other antitrust approvals described in “The Merger Agreement—Conditions to the Completion of the Merger;”

•	the absence of any governmental orders that have the effect of making the merger illegal or otherwise preventing the consummation of the merger;

•

each party’s respective representations and warranties in the merger agreement being true and correct as of the closing date in the manner described in “The Merger Agreement—Conditions to the Completion of the Merger;”

•	each party’s performance in all material respects of its obligations required to be performed under the merger agreement prior to the closing date of the merger; and

•

the Company having achieved “Consolidated EBITDA” (as defined in Exhibit C to the merger agreement) for the twelve month period ending March 31, 2008 (or, if the closing date of the merger occurs on or after September 2, 2008, for the twelve month period ending June 30, 2008) of not less than $300 million, subject to certain assumptions regarding our historical financial performance described in “The Merger Agreement—Conditions to the Completion of the Merger.”

Termination of the Merger Agreement (page 104)

The Company and Parent may agree to terminate the merger agreement without completing the merger at any time, even after our stockholders have adopted the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

•	by either the Company or Parent:

•

if the merger has not been consummated on or before the “walk-away date” (which is August 15, 2008 or, if the “marketing period” (as defined in “The Merger Agreement—Effective Time; Marketing Period”) has not been completed on or prior to August 15, 2008, then the “walk-away date” will be extended to October 2, 2008), unless the failure to consummate the merger on or before the walk-away date is primarily the result of the failure of the terminating party to perform any of its obligations under the merger agreement;

•

if a final and non-appealable law, injunction, judgment or ruling prohibits the consummation of the merger, so long as the law, injunction, judgment or ruling is not the result of the failure of the terminating party to perform any of its obligations under the merger agreement;

•	if our stockholders do not vote to adopt the merger agreement at the special meeting or any adjournment or postponement of the special meeting; or

•

if the other party has materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement such that the closing conditions to the merger agreement would not be satisfied, and which breach cannot be cured by the walk-away date or, if capable of being cured, has not been cured within thirty days after receipt by the breaching party of written notice from the terminating party stating its intention to terminate, so long as the terminating party is not then in material breach of any of its representations, warranties, covenants or agreements such that the closing conditions to the merger agreement would not be satisfied;

•

by Parent if (a) our board of directors changes, qualifies, withdraws or modifies its recommendation that our stockholders adopt the merger agreement, (b) our board of directors approves or recommends a takeover proposal to our stockholders, (c) our board of directors fails to recommend against acceptance of a tender offer or exchange offer for shares of our stock that constitutes a takeover proposal within ten business days after commencement of the offer, (d) we enter into a letter of intent, merger, acquisition or similar agreement with respect to any takeover proposal, (e) we fail to include in this proxy statement the recommendation of our board of directors to our stockholders that they adopt the merger agreement or (f) the Company or our board of directors publicly announces an intention to do any of the foregoing; and

•	by the Company:

•

if, in order to enter into a definitive agreement providing for the implementation of a transaction that is a superior proposal, we comply with the notice and other requirements described in “The Merger Agreement— Termination in Connection with a Superior Proposal” and we pay to Parent the termination fee described in “The Merger Agreement—Termination Fee;” or

•

if all conditions to the obligations of Parent and Merger Sub to effect the merger (other than those which, by their nature, are satisfied upon the closing of the merger) have been satisfied on the final day of the marketing period and Parent or Merger Sub has failed to consummate the merger (a) no later than two business days after the later of (i) the final day of the marketing period and (ii) the date on which we notify Parent that all conditions to our obligations to effect the merger have been satisfied or waived (other than conditions which are to be satisfied upon the closing of the merger) or (b) on the final day of the marketing period, under certain circumstances described in “The Merger Agreement—Termination of the Merger Agreement.”

Termination Fees and Expense Reimbursement (page 106)

If the merger agreement is terminated under certain circumstances:

•	we will be obligated to pay Parent a termination fee of $31 million or $52 million, depending upon the timing of the termination;

•

we will be obligated to reimburse Parent for 50% of its out-of-pocket fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, up to a total cap of $5 million; or

•	Parent will be obligated to pay us a termination fee of $78 million.

Limitations on Remedies (page 108)

In no event will we be entitled to monetary damages from Parent or Merger Sub in excess of $78 million, including any payment by Parent of the termination fee described above, if applicable, for all losses and damages suffered as a result of the failure of the merger to be consummated or for any breach or failure to perform by Parent and Merger Sub under the merger agreement or otherwise. In addition, we cannot seek specific performance to require Parent and Merger Sub to complete the merger. Our exclusive remedy for the failure of Parent and Merger Sub to complete the merger is the $78 million termination fee described above.

Concurrently with the execution of the merger agreement, H&F Fund VI entered into a limited guarantee in our favor pursuant to which it irrevocably guaranteed Parent’s obligation in respect of the termination fee payable by Parent described above, up to a maximum amount of $78 million. The limited guarantee is our sole recourse against H&F Fund VI and its affiliates for any damages we may incur in connection with the merger agreement and the transactions contemplated by the merger agreement.

Appraisal Rights (page 110)

Under Delaware law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock as determined by the Court of Chancery of the State of Delaware if the merger is completed, but only if they comply with all requirements of Delaware law for exercising appraisal rights (including Section 262 of the General Corporation Law of the State of Delaware, the text of which can be found in Annex C to this proxy statement), which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of our common stock intending to exercise appraisal rights must, among other things, submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement at the special meeting and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Market Price of the Company’s Common Stock (page 124)

The closing trading price of our common stock on the New York Stock Exchange on January 18, 2008, the last trading day prior to our public announcement that we were exploring strategic alternatives, was $21.94 per share. The merger consideration represents a premium of approximately 55% over the closing trading price on January 18, 2008. On             , 2008, which is the most recent practicable trading date prior to the date of this proxy statement, the closing trading price of our common stock was $            per share.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Getty Images. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

The Merger and Related Transactions

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company pursuant to the Agreement and Plan of Merger, dated as of February 24, 2008 (as it may be amended from time to time), among the Company, Parent and Merger Sub. Parent and Merger Sub were formed by H&F Fund VI and its affiliated funds. Under the terms of the merger agreement, if the merger agreement is adopted by the Company’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation. Upon consummation of the merger, the Company will become a wholly owned subsidiary of Parent. After the merger, shares of the Company’s common stock will not be publicly traded.

Q:	What will I receive for my shares of Getty Images’ common stock in the merger?

A:	Upon completion of the merger, you will receive $34.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own. This does not apply to (a) shares held by any of our stockholders who are entitled to and who properly exercise appraisal rights under Delaware law and (b) shares held by Parent or any of its subsidiaries, including shares to be contributed to Parent immediately prior to the completion of the merger by the “Rollover Stockholders,” who are comprised of Getty Investments, Mark Getty (the Company’s chairman of the board and co-founder and chairman of the board of Getty Investments), The October 1993 Trust, Cheyne Walk Trust and Ronald Family Trust B. Mr. Getty is chairman of the board of Getty Investments and Mr. Getty and/or other Getty family members are beneficiaries of these trusts. In addition, Jonathan Klein (the Company’s chief executive officer and other co-founder and a member of the Company’s board of directors) is a director of Getty Investments. Getty Investments and these three trusts owned, in the aggregate along with Mr. Getty, approximately % of our common stock outstanding as of the record date for the special meeting. Upon consummation of the merger, you will not own shares in Getty Images or Parent.

See “Special Factors—Material United States Federal Income Tax Consequences” beginning on page 64 for a more detailed description of the U.S. tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and foreign taxes.

Q:	How will the Company’s stock options be treated in the merger?

A:

Pursuant to the terms of the plans under which they were issued, all outstanding options exercisable for shares of our common stock that are unvested will vest and become exercisable upon the effective time of the merger. We have agreed to take all action necessary such that, except as otherwise agreed by Parent and the holder thereof, each option outstanding immediately prior to the effective time of the merger that represents the right to acquire shares of our common stock and was issued under one of our equity incentive plans, at the effective time of the merger, will be cancelled, terminated and converted into the right to receive the option consideration. In order to provide for the cancellation and termination of all stock options under the merger agreement, we expect to make an offer to each option holder to cancel all of his or her grants of options in exchange for a cash payment with respect to each such grant equal to the greatest of (i) the aggregate option consideration with respect to such grant, which is the excess, if any, of the merger consideration over the exercise price payable for each share of Company common stock issuable under such stock option multiplied by the total number of shares subject to such grant, (ii) $0.05 per share of our common stock issuable pursuant to such grant and (iii) $1,000, in each case without interest and less applicable withholding taxes. The offer will be made to each option holder, and the receipt of consideration by each option holder is contingent upon his or her acceptance of the offer in accordance with its terms. The completion of this offer will be conditioned upon and will occur simultaneously with the completion of the merger. See “Special Factors—Interests of the Company’s Officers and Directors in the Merger—Arrangements with Mark Getty and Other Rollover Stockholders” beginning on page 66 for information concerning the agreement of a revocable grantor trust related to Mark Getty to rollover and exchange its options for options to acquire shares of the common stock of an affiliate of Parent.

Q:	How will the Company’s restricted stock units be treated in the merger?

A:	Pursuant to the terms of the plans under which they were issued, each outstanding restricted stock unit in respect of a share of our common stock will fully vest at the effective time of the merger. We have agreed to take all action necessary such that, except as otherwise agreed by Parent and the holder thereof, each restricted stock unit outstanding immediately prior to the effective time of the merger that was issued under one of our equity incentive plans, immediately prior to the effective time of the merger, will be converted into the right to receive $34.00 in cash, without interest and less applicable withholding taxes.

Q:	When do you expect the merger to be completed? What is the “marketing period?”

A:	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the second quarter or early third quarter of 2008. In order to complete the merger, we must obtain the stockholder approvals described below and the other closing conditions under the merger agreement must be satisfied or waived. Neither we nor Parent and Merger Sub are obligated to complete the merger unless and until the closing conditions in the merger agreement have been satisfied or waived, which conditions are described in “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 103. In addition, Parent and Merger Sub are not obligated to complete the merger until the expiration of a thirty consecutive calendar day “marketing period” that they may use to complete their financing for the merger. The marketing period will begin to run after we have obtained the stockholder approvals described below and satisfied other specified conditions under the merger agreement. If the marketing period would not end on or before August 15, 2008, however, then the marketing period will commence no earlier than September 2, 2008. See “The Merger Agreement—Effective Time; Marketing Period” beginning on page 85 and “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 103.

Q:	What effects will the proposed merger have on the Company?

A:	Upon completion of the proposed merger, Getty Images will cease to be a publicly traded company and will be wholly owned by Parent. As a result, you will no longer have any interest in our future earnings or growth, if any. Following completion of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” are expected to be terminated. In addition, upon completion of the proposed merger, shares of Getty Images common stock will no longer be listed on the New York Stock Exchange or any other stock exchange or quotation system.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares pursuant to the merger agreement. Instead, Getty Images will remain as a public company and our common stock will continue to be registered under the Exchange Act and listed and traded on the New York Stock Exchange. Under specified circumstances, Getty Images may be required to pay Parent a termination fee or reimburse Parent for its out-of-pocket expenses or Parent may be required to pay Getty Images a termination fee, in each case, as described in “The Merger Agreement—Termination Fee” beginning on page 106.

The Special Meeting

Q:	Where and when is the special meeting?

A:	The special meeting will be held on , 2008 at the headquarters of the Company at 601 North 34th Street, Seattle, Washington 98103 at 9:00 a.m., local time.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	adoption of the merger agreement;

•

approval of any motion to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	such other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:	Does our board of directors recommend that our stockholders vote “FOR” the adoption of the merger agreement?

A:	Yes. After careful consideration, our board of directors, by a unanimous vote of the directors (other than Mark Getty and Jonathan Klein, both of whom abstained from the vote) recommends that you vote:

•	“FOR” the adoption of the merger agreement; and

•

“FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

You should read “Special Factors—Reasons for the Merger; Recommendation of our Board of Directors; Fairness of the Merger” beginning on page 35 for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement. In addition, in considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 66.

Q:	How do the directors and executive officers of the Company intend to vote?

A:	Mark Getty and the other Rollover Stockholders each have executed a voting agreement with Parent, pursuant to which they have agreed to vote all shares of our common stock owned by them (constituting approximately % of the shares of our common stock outstanding as of the record date for the special meeting) in favor of the adoption of the merger agreement. In addition, as of the record date for the special meeting, our other directors and executive officers had the right to vote, in the aggregate, an additional shares of our common stock, which represented approximately % of the outstanding shares of our common stock. These directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the adoption of the merger agreement.

Q:	Are all stockholders of the Company as of the record date entitled to vote at the special meeting?

A:

Yes. All stockholders who own our common stock at the close of business on May 20, 2008, which is the record date for the special meeting, will be entitled to vote (in person or by proxy) the shares of our common stock that they hold on that date at the special meeting, or any adjournments of the special meeting. However, votes of shares of our common stock held by the Rollover Stockholders and Jonathan Klein will be disregarded for purposes of the Special Stockholder Approval.

Q:	What constitutes a quorum for the special meeting?

A:	The presence at the special meeting in person or by proxy of the holders of a majority of all outstanding shares of our common stock entitled to vote at the special meeting as of the close of business on the record date will constitute a quorum for purposes of the special meeting.

Q:	What information do I need to attend the special meeting?

A:	Only stockholders and their proxies may attend the special meeting. As a result, you will need an admission ticket to attend the special meeting. If you are a record stockholder who received a paper copy of this proxy statement, an admission ticket is included with the mailing and is attached to the proxy card. If you hold your shares in “street name” through a broker, bank or other nominee or if you have received your proxy materials electronically, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement, to us at Investor Relations, Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103, attn: Investor Relations. If you arrive at the special meeting without an admission ticket, we will admit you only if we are able to verify that you were an actual stockholder of Getty Images as of the record date for the special meeting.

Q:	What vote of the Company’s stockholders is required to adopt the merger agreement?

A:	The adoption of the merger agreement requires the affirmative vote of (a) the holders of a majority of the outstanding shares of our common stock entitled to vote on the adoption of the merger agreement at the special meeting, which we refer to as the “Company Stockholder Approval,” and (b) the holders of a majority of the number of shares of our common stock present in person or by proxy and voting at the special meeting (other than the Rollover Stockholders and Jonathan Klein), which we refer to as the “Special Stockholder Approval.” A failure to vote your shares of common stock, abstention from the vote or “broker non-vote” will have the same effect as voting “AGAINST” the adoption of the merger agreement for purposes of the Company Stockholder Approval but will have no effect for purposes of the Special Stockholder Approval. A “broker non-vote” occurs when a broker does not have discretion to vote on the matter and has not received instructions from the beneficial holder as to how such holder’s shares are to be voted on the matter.

Q:	What vote of the Company’s stockholders is required to adjourn the special meeting for the purpose of soliciting additional proxies to adopt the merger agreement?

A:	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires, assuming a quorum is present with respect to the proposal, the affirmative vote of the holders of stock casting a majority of the votes entitled to be cast by all of the holders of the stock constituting such quorum. A failure to vote your shares of common stock or a broker non-vote will have no effect on the outcome of the vote to approve the proposal to adjourn the special meeting. An abstention will have the same effect as voting “AGAINST” any proposal to adjourn the special meeting. If a quorum is not present at the special meeting, the stockholders entitled to vote at the special meeting may adjourn the meeting until a quorum shall be present.

Q:	How do I vote my shares without attending the special meeting?

A:

If you hold shares in your name as a stockholder of record, then you received this proxy statement and a proxy card from us. You may submit a proxy for your shares by internet, telephone or mail without attending the special meeting. To submit a proxy by internet or telephone twenty-four hours a day, seven days a week, follow the instructions on the proxy card. To submit a proxy by mail, complete, sign and date the proxy card and return it in the postage-paid envelope provided. Internet and telephone proxy facilities for stockholders of record will close at 11:59 p.m., Pacific Daylight Savings Time, on             , 2008. If you hold shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s voting instructions. You should instruct your broker, bank or other nominee on how to vote your shares of common stock using the voting instructions.

Q:	How do I vote my shares in person at the special meeting?

A:	If you hold shares in your name as a stockholder of record, you may vote those shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you would like to do that, please bring proof of identification with you to the special meeting. Even if you plan to attend the special meeting, we strongly encourage you to submit a proxy for your shares in advance as described above, so your vote will be counted if you later decide not to attend.

If you hold shares in “street name” through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominee giving you the right to vote the shares. To do this, you should contact your nominee.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares on your behalf unless you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the adoption of the merger agreement for purposes of the Company Stockholder Approval but will have no effect for purposes of the Special Stockholder Approval or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	Can I revoke or change my vote?

A:	Yes. If you hold your shares through a broker, bank, or other nominee, you have the right to change or revoke your proxy at any time before the vote is taken at the special meeting by following the directions received from your broker, bank or other nominee to change those instructions. If you hold your shares in your name as a stockholder of record, you have the right to change or revoke your proxy at any time before the vote is taken at the special meeting by (a) delivering to our Corporate Secretary, at 601 North 34th Street, Seattle, Washington 98103, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked, (b) attending the special meeting and voting in person (your attendance at the meeting will not, by itself, change or revoke your proxy—you must vote in person at the meeting to change or revoke a prior proxy), (c) submitting a later-dated proxy card or (d) submitting a proxy again at a later time by telephone or internet prior to the time at which the telephone and internet proxy facilities close by following the procedures applicable to those methods of submitting a proxy.

Q:	What does it mean if I get more than one proxy card or vote instruction form?

A:	If your shares are registered differently and are in more than one account, you may receive more than one proxy card or voting instruction form. Please complete, sign, date and return all of the proxy cards and voting instruction forms you receive regarding this special meeting (or submit your proxy for all shares by telephone or internet) to ensure that all of your shares are voted.

Q:	Are appraisal rights available?

A:

Yes. As a holder of common stock of the Company, you are entitled to appraisal rights under Delaware law if (a) you do not vote in favor of adopting the merger agreement, (b) you deliver to us a written demand for appraisal prior to the vote at the special meeting and (c) you satisfy certain other conditions. See “Appraisal Rights” beginning on page 110.

Q:	Will any proxy solicitors be used in connection with the special meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged Innisfree M&A Incorporated.

Q:	Who will count the votes cast at the special meeting?

A:	A representative of our transfer agent, Bank of New York, will count the votes and act as an inspector of election. Questions regarding stock certificates or other matters pertaining to your shares may be directed to us at (206) 925-6057.

Q:	Should I send in my stock certificates now?

A:	No. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

If you hold your shares in your name as a stockholder of record, then shortly after the merger is completed you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration in respect of your shares of our common stock. You should use the letter of transmittal to exchange your stock certificates for the merger consideration which you are entitled to receive as a result of the merger. If you hold your shares in “street name” through a broker, bank or other nominee, then you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact Investor Relations in writing at Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103, attn: Investor Relations, or by telephone at (206) 925-6057. You may also contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Brokers and dealers call: (212) 750-5834 (collect)

Stockholders and all others call toll free: (888) 750-5834

SPECIAL FACTORS

Background of the Merger

Our board of directors and management regularly evaluate our business and operations, and in furtherance thereof periodically review and assess strategic alternatives available to enhance value to our stockholders. As part of this process, our board and management have regularly considered opportunities that could complement, enhance or expand our current business or products or that might otherwise offer growth opportunities for the Company. As a result, we have acquired a large number of smaller companies during the past several years. In addition, we have held discussions from time to time with certain third parties regarding potential strategic transactions.

As part of the Company’s continuing review of strategic alternatives and financial matters, at a meeting of our board of directors on June 6, 2007, our board authorized our senior management to provide certain information about the Company to Goldman Sachs to allow Goldman Sachs to prepare analyses regarding the Company and review potential strategic alternatives for the Company.

On June 21, 2007, at a meeting of our board of directors, our board authorized Goldman Sachs to perform a preliminary financial analysis of the Company and to assist the Company in reviewing potential strategic alternatives for the Company and to present such analysis to our board at a future meeting.

Our board of directors met on September 18, 2007. At this meeting, representatives of Weil, Gotshal & Manges LLP, which we refer to as “Weil Gotshal,” the Company’s outside legal advisors, made a presentation to our board related to our board’s fiduciary duties and other considerations in connection with our board’s evaluation of potential strategic alternatives.

Our board met again on September 19, 2007, during which meeting Goldman Sachs reviewed a preliminary financial analysis of the Company and discussed with our board the Company’s potential strategic alternatives, including maintaining the status quo, conducting a stock repurchase, undertaking a recapitalization or pursuing a sale of the Company. In connection with Goldman Sachs’ discussion related to a potential sale transaction, Goldman Sachs reviewed with our board a number of private equity sponsors that Goldman Sachs believed might be interested in pursuing a transaction with the Company, including, among others, Hellman & Friedman LLC, which we refer to as “H&F,” and three other private equity sponsors which we refer to as “Sponsor A,” “Sponsor B,” and “Sponsor C,” and a number of strategic parties, including, among others, two strategic parties which we refer to as “Strategic Party A” and “Strategic Party B,” that Goldman Sachs believed might be interested in pursuing a transaction with the Company. Our board discussed each of the alternatives and potentially interested private equity sponsors and strategic parties. After discussion with Goldman Sachs and Weil Gotshal and taking into account that our board had not yet determined which potential strategic alternative was in the best interests of our stockholders, our board authorized an exploratory process to gain additional insight into how third parties viewed the Company’s value. Our board believed this process would be helpful in connection with considering a number of potential strategic alternatives, including a potential sale of the Company, a repurchase by the Company of a portion of its outstanding shares and a potential leveraged recapitalization of the Company. Our board then authorized management, with the assistance of Goldman Sachs, to begin preparing materials related to the Company’s business and operations to present to our board and ultimately deliver to potential acquirors in connection with an exploratory process to determine general levels of interest in the Company and preliminary views on valuation. Our board discussed the potential business risks associated with sharing confidential information with strategic parties if they were included in the exploratory process, as well as the fact that strategic parties generally would require less time to conduct due diligence on the Company due to their broad familiarity with the digital media business. As a result of these discussions, our board determined that only selected private equity sponsors would be included in the exploratory process and that the board would revisit whether to include strategic parties if it became clearer that pursuing a sale of the Company was in the best interests of our stockholders.

In addition, our board established the following procedures in connection with the proposed evaluation of strategic alternatives:

•

members of our management were prohibited from having any contact with any of the private equity sponsors or strategic parties involved in the process without representatives of Weil Gotshal or Goldman Sachs present;

•

members of our management were prohibited from discussing any employment or incentive compensation terms with any sponsor or strategic party until the end of the process if the board determined to pursue a sale transaction and then only with the prior consent of the members of our board who were not employees of the Company and who would not have interests in the transaction that differed from those of our stockholders generally (other than with respect to any options to acquire our common stock that they may hold), which directors consisted of James Bailey, Andrew Garb, Alan Spoon, Christopher Sporborg and Michael Stein, whom we refer to, collectively, as the “Independent Directors”;

•

Mark Getty, who is our chairman and co-founder, and Getty Investments, which has the right to purchase the “Getty Images” name and trademarks for nominal consideration in connection with a change of control of the Company, were prohibited from having any discussions with any sponsor or strategic party with respect to the “Getty Images” name and trademarks, equity participation in any potential transaction or any other matter relating to the Company until the end of the board’s strategic alternatives process and then only with the prior consent of the Independent Directors; and

•

the Independent Directors would meet regularly without the presence of Mark Getty and Jonathan Klein, who is our chief executive officer and co-founder and member of our board and a member of the board of Getty Investments, which meetings we refer to as “executive sessions.” During the process of evaluating strategic alternatives, the Independent Directors would make all material decisions, on behalf of our board, with regard to the strategic alternatives process, the parties who would be invited to participate in the process and the ultimate recommendation with respect to whether the Company should pursue any of the strategic alternatives being considered. As discussed below, at the November 28, 2007 executive session, the Independent Directors determined to modify the procedures described in this bullet point in connection with a decision to move consideration of strategic alternatives beyond the exploratory process.

During the remainder of September 2007 and the first half of October 2007, our management, with the assistance of Goldman Sachs, began preparing materials, including financial forecasts, related to the Company’s business and operations to present to our board and ultimately deliver to the potential acquirors.

On October 8, 2007, the Company received an unsolicited, written inquiry from one of the Company’s stockholders, which we refer to as “Stockholder A,” regarding an analysis of the Company prepared by Stockholder A and its advisors which Stockholder A desired to present to the Company. Stockholder A requested that the Company enter into a confidentiality agreement with it in order to obtain its analysis, but did not propose any valuation of the Company or potential transaction between Stockholder A and the Company.

Our board met on October 10, 2007, during which meeting Goldman Sachs provided an update on the exploratory process. Our board discussed approaching sponsors, including the initial information to be provided and the agenda for the meetings between the sponsors and the Company’s management. At the meeting, Mr. Getty expressed a desire for Getty Investments to receive the information related to the Company that would be provided to the sponsors in connection with the exploratory process so that Getty Investments would be able to make an informed decision in connection with any future discussions with sponsors related to the option Getty Investments holds with respect to the “Getty Images” name and trademarks and if any of the sponsors were to ask Getty Investments to roll over its equity interests in connection with a sale of the Company. The Independent Directors determined that it would not be appropriate at such time to provide Getty Investments with such information, but agreed and acknowledged that this issue would need to be revisited if our board decided to continue its review of a potential transaction beyond the exploratory process. In addition, the Independent Directors directed Goldman Sachs and the Company to approach H&F, Sponsor A, Sponsor B and Sponsor C to initiate discussions regarding the exploratory process. During the early stages of the exploratory process, the Independent Directors desired to limit the number of participants to reduce the risk of disclosure and to minimize distraction to the Company’s management. To that end, the Independent Directors selected H&F, Sponsor A, Sponsor B and Sponsor C based on their previous expressions of interest to Goldman Sachs, their investment experience in media or other businesses similar to the Company, the equity believed to be available in their funds and industry expertise within each such firm. The Independent Directors also determined not to include Stockholder A in the exploratory process. Based on information available to the Independent Directors regarding Stockholder A’s available capital and its investment strategy and current investments, the Independent Directors did not believe that Stockholder A had the equity necessary to purchase the Company or extensive experience purchasing publicly held companies. The Independent Directors directed management of the Company to refrain from disclosing to Stockholder A that the Company was engaged in an evaluation of strategic alternatives.

Between October 12, 2007 and October 16, 2007, Goldman Sachs contacted representatives of each of Sponsor A, Sponsor B, Sponsor C and H&F to invite them to participate in the exploratory process if they had sufficient interest. Goldman Sachs informed them of the procedures the board had established for the process, including the restrictions on contacting any members of the Company’s management, Mark Getty or Getty Investments, and that the exploratory process was part of the Company’s continuing review of strategic alternatives and no decision had been made with respect to any course of action. Each of H&F, Sponsor A, Sponsor B and Sponsor C indicated that it was interested in taking part in the exploratory process.

Between October 18, 2007 and October 22, 2007, the Company entered into confidentiality agreements with each of Sponsor A, Sponsor B, Sponsor C and H&F so that the Company could share certain non-public information in connection with the potential transaction and the sponsors could begin due diligence on the Company. The confidentiality agreements entered into between the Company and each of the sponsors were in substantially the same form and restricted the sponsors from (a) contacting any officer, director, employee or affiliate of the Company, including Mr. Getty and Getty Investments, and (b) entering into or establishing with any financing source any exclusive, lock-up or similar agreement, arrangement or understanding that could reasonably be expected to prevent such financing source from providing or seeking to provide financing to any third party in connection with a transaction related to the Company. Each such confidentiality agreement also contained customary standstill and non-solicitation provisions. In addition, in light of the significant concerns raised by members of our board regarding the confidentiality of the exploratory process, none of the confidentiality agreements permitted the sponsors, without the prior written consent of the Company, to engage any outside advisors, including legal and financial advisors, or financing sources in connection with their consideration of the transaction.

As part of the exploratory process, between October 23, 2007 and October 30, 2007, representatives of the Company and Goldman Sachs met with each of Sponsor A, Sponsor B, Sponsor C and H&F. During these meetings, representatives of the Company made substantially similar presentations about the Company, including its recent business results and financial performance, financial forecasts, existing financial condition, strategic plans and prospects.

During the initial stages of the exploratory process, certain Independent Directors, Goldman Sachs and Weil Gotshal discussed the advisability of adding to the exploratory process an additional sponsor, which we refer to as “Sponsor D,” that had previously, but informally, indicated interest to Goldman Sachs regarding a potential transaction with the Company. The Independent Directors determined to add Sponsor D to the exploratory process based on their view that Sponsor D had the equity necessary to independently purchase the Company and was familiar with our industry.

Goldman Sachs contacted Sponsor D on October 31, 2007 to invite Sponsor D to participate in the exploratory process if it had sufficient interest. Goldman Sachs informed Sponsor D of the procedures the board had established for the process and that the exploratory process was part of the Company’s continuing review of strategic alternatives and no decision had been made with respect to any course of action. Sponsor D indicated that it was interested in taking part in the exploratory process.

On November 1, 2007, representatives of the Company and Goldman Sachs met with Sponsor D and representatives of the Company presented substantially the same information about the Company as had previously been provided to Sponsor A, Sponsor B, Sponsor C and H&F. The Company and Sponsor D entered into a confidentiality agreement, which was in substantially the same form as the confidentiality agreements executed by Sponsor A, Sponsor B, Sponsor C and H&F so that the Company could share certain non-public information in connection with the potential transaction and Sponsor D could begin due diligence on the Company.

During the month of November, representatives of the Company and Goldman Sachs conducted further meetings with Sponsor A, Sponsor B, Sponsor C, Sponsor D and H&F in connection with their due diligence reviews of the Company. During this period, representatives of the sponsors made periodic requests to Goldman Sachs with respect to engaging financing sources and Goldman Sachs reiterated that, due to confidentiality concerns, our board would not permit contacting financing sources during the exploratory process.

At a board meeting held on November 6, 2007, which meeting was attended by representatives of Weil Gotshal and portions of which were attended by management and representatives of Goldman Sachs, a representative of Goldman Sachs provided an update for our board on the exploratory process to date. Among other things, the representative of Goldman Sachs provided an overview of the meetings with the sponsors, each of which expressed interest in pursuing a transaction with the Company, and the primary diligence questions about the Company and its business that had arisen during the exploratory process to date. Following this initial discussion, our board determined to meet again during the week of November 26 to receive an updated report regarding the exploratory process and to allow the Independent Directors to decide at that time whether the Company’s review of strategic alternatives should proceed beyond the exploratory process. After the board meeting was adjourned, the Independent Directors convened an executive session, which meeting was attended by representatives of Weil Gotshal and Goldman Sachs. The Independent Directors then directed Goldman Sachs to prepare and deliver to each of H&F, Sponsor A, Sponsor B, Sponsor C and Sponsor D a letter requesting that it submit to Goldman Sachs by November 26, 2007 a preliminary indication of interest for a potential acquisition of the Company, including an indicative price per share.

On November 12, 2007, the Company entered into an engagement letter with Goldman Sachs confirming the arrangements under which Goldman Sachs was engaged by the Company as financial advisor in connection with its exploration of strategic alternatives.

On November 14, 2007, Goldman Sachs sent to H&F, Sponsor A, Sponsor B, Sponsor C and Sponsor D a letter regarding the next steps in the exploratory process and the request that each submit to Goldman Sachs preliminary indications of interest by November 26, 2007.

On November 18, 2007, Goldman Sachs told each of H&F, Sponsor A, Sponsor B, Sponsor C and Sponsor D that it should assume, for purposes of formulating its indication of interest, that it would be able to leverage the acquisition at five times (5x) the Company’s estimated calendar year 2007 earnings before interest, income tax, and depreciation and amortization expense, as adjusted for acquisitions and other non-recurring events, which we refer to as “CY2007E Adjusted EBITDA.” The leverage assumption for the indications of interest was arrived at by Goldman Sachs and the Independent Directors based on discussions with Goldman Sachs’ leveraged finance group, then current market conditions, longer term assumptions about market conditions and an understanding of the Company’s business. Goldman Sachs also provided illustrative cost of debt terms that the sponsors should assume for purposes of their indications of interest. Goldman Sachs indicated

to the sponsors that they were being requested to use these assumptions only so that the board of directors would have an equal basis for comparing their indications of interest and that it did not constitute the amount of debt financing or terms for such financing that the sponsors would be expected to obtain in connection with any potential transaction. Goldman Sachs also indicated that it was not proposing to provide any financing for a potential transaction with the Company.

On November 26, 2007, each of H&F, Sponsor A, Sponsor B, Sponsor C and Sponsor D submitted a preliminary, non-binding, written indication of interest to acquire the Company in a 100% cash transaction, in each case based on the leverage level and cost of debt assumptions previously provided by Goldman Sachs. H&F proposed a price of between $37.00 and $40.00 per share, Sponsor A proposed a price of $45.00 per share, Sponsor B proposed a price of between $37.00 and $40.00 per share, Sponsor C proposed a price of $40.00 per share and Sponsor D proposed a price of between $38.00 and $40.00 per share.

On November 28, 2007, our board convened a meeting to review the status of the exploratory process and to review the indications of interest submitted by H&F, Sponsor A, Sponsor B, Sponsor C and Sponsor D, which meeting was attended by representatives of Weil Gotshal and portions of which were attended by management and representatives of Goldman Sachs. Representatives of Goldman Sachs reported to our board that each of the sponsors participating in the exploratory process expressed a desire to move to the next phase of the process if our board decided to proceed with a potential sale of the Company. Representatives of Goldman Sachs then summarized the indications of interest submitted by each of the sponsors and discussed Goldman Sachs’ perceptions regarding the strengths and weaknesses of the respective indications of interest. A representative of Goldman Sachs then described potential next steps in the process and a potential timeline in the event that the Independent Directors decided to move beyond the exploratory process. Our board then discussed the merit of having Goldman Sachs contact certain of the sponsors at the lower end of the valuation range to determine whether they would be willing to increase the price set forth in their indications of interest. Our board also discussed the benefits and risks of involving one or more additional sponsors, as well as the benefits and risks of approaching potential strategic buyers, to discuss interest in the Company in the event the Independent Directors determined to move beyond the exploratory process. A representative of Goldman Sachs noted that Goldman Sachs’ views on the most likely strategic buyers to be interested in the Company, including Strategic Party A and Strategic Party B, remained the same as those discussed at the meeting of our board on September 19, 2007, and recommended that any contact with potential strategic buyers be deferred until later in the process when our board had additional information about the private equity sponsors’ level of interest and value indications and made a decision to pursue a sale of the Company. In addition, our board expressed a desire to delay contacting Strategic Party A and Strategic Party B until later in the process due to confidentiality concerns, competitive sensitivities and a desire by our board to maintain control of the process.

The board meeting was then adjourned and the Independent Directors met in executive session along with representatives of Weil Gotshal and Goldman Sachs. After extensive discussion, the Independent Directors determined not to include any strategic buyers in the process at that time due to confidentiality concerns and the potential distraction to our business if information regarding a potential sale became public, as well as the potential business risks associated with the sharing of confidential information with strategic parties in connection with any due diligence review of the Company, as well as the fact that strategic parties generally would require less time to conduct due diligence on the Company due to their broad familiarity with the digital media business. The Independent Directors also determined, however, that selected strategic buyers should be given the opportunity to participate in the process in the future if the Company were to continue its consideration of a potential sale transaction.

The representatives of Goldman Sachs left the meeting, and representatives of Weil Gotshal discussed the fiduciary duties of the Independent Directors in connection with the decision to move beyond the exploratory process. The Independent Directors and representatives of Weil Gotshal then discussed any potential or perceived conflicts the Independent Directors may have in connection with such a decision. They discussed that Mr. Garb had previously served as a director of Getty Investments and was counsel to a law firm (and previously a partner in that firm) that has provided services to certain Getty family trusts of which Mr. Getty is a beneficiary, for which the firm received less than $50,000 of revenue in 2007. They also discussed that Mr. Bailey’s investment consulting firm has provided services to certain Getty family trusts, for which the firm received less than 1.2% of its total revenue in 2007. Each of Messrs. Garb and Bailey indicated that he could evaluate strategic alternatives for the Company on an independent basis. After receiving advice from the representatives of Weil Gotshal and in light of the de minimis nature of the relationship between Messrs. Garb’s and Bailey’s respective firms and the trusts, the statements by each of Messrs. Garb and Bailey that he could evaluate strategic alternatives for the Company on an independent basis, and the experience of each of Messrs. Garb and Bailey as directors of the Company and its predecessor since 1996 and their resulting knowledge of the Company, the Independent Directors determined that it would be beneficial and in the best interests of the Company for Messrs. Garb and Bailey to continue to participate in deliberations of the Independent Directors regarding potential strategic alternatives but that, in order to avoid even the appearance of any conflict of interest, Messrs. Garb and Bailey would abstain from any decision-making related to the process going forward, and that Messrs. Spoon, Sporborg and Stein, whom we refer to as the “Voting Independent Directors,” would make all future decisions regarding the evaluation of the strategic alternatives process, the parties who would be invited to participate in the process and the ultimate recommendation with respect to whether the Company should pursue any of the strategic alternatives being considered, including maintaining the status quo, conducting a stock repurchase, undertaking a recapitalization, or pursuing a sale transaction. At the time the Voting Independent Directors were designated, our board and the Company believed (and continue to believe) that the shareholder derivative actions relating to the Company’s stock option grant practices, which are described in “Litigation Related to the Merger.” were without merit. Moreover, the shareholder derivative actions do not allege that either Mr. Spoon or Mr. Stein engaged in any wrongdoing. Although Mr. Sporborg is alleged to have participated in the granting and receipt of allegedly backdated stock options, his potential liability, if proven, would not be material relative to his overall financial condition. The Voting Independent Directors then determined that each of the Voting Independent Directors would be a point of contact for Goldman Sachs and Weil Gotshal going forward, unless they determined at a later date it was necessary or appropriate to appoint one of them as the lead director for the remainder of the process.

The Independent Directors then discussed potential disadvantages with continuing the consideration of a sale transaction, such as the continued deterioration of the credit markets, the resulting difficulty private equity sponsors potentially would face in financing a transaction with the Company and the potentially significant distraction to our business if information regarding a potential sale became public. The Independent Directors also discussed the advantages to the Company and the stockholders of proceeding beyond the exploratory process, including the possibility of achieving a substantial premium to the current share price for the stockholders. After discussing all of these considerations as well as maintaining the status quo, conducting a stock repurchase and undertaking a recapitalization, the Voting Independent Directors determined to continue the Company’s consideration of a sale transaction and the other strategic alternatives and to move beyond the exploratory process with respect to a sale transaction. The Voting Independent Directors also determined that it would now be appropriate for the Company to agree to Mr. Getty’s prior request that the Company provide Getty Investments with the same information related to the Company and its business and operations that had been provided to the sponsors involved in the exploratory process, subject to the execution of a confidentiality agreement between the Company and Getty Investments and subject to Getty Investments’ continuing to be prohibited from communicating with any potential acquirors involved in the strategic alternatives process.

On November 30, 2007, in response to an additional request by Stockholder A to share the results of an analysis regarding the Company’s business that had been prepared by Stockholder A and its advisors, the Company and Stockholder A entered into a confidentiality agreement, which agreement contained a standstill and non-solicit provision similar to that contained in the confidentiality agreements entered into with sponsors involved in the exploratory process. After the confidentiality agreement was executed, Stockholder A shared a copy of the analysis with the Company, which did not include any valuation of the Company. Stockholder A did not mention any interest in a possible transaction with the Company. Based on the prior determination of the

Independent Directors, Stockholder A was not informed of the strategic alternatives process in which the Company was engaged.

Though the exploratory process had been kept confidential by the Company and its advisors, during the months of November and December, Goldman Sachs had received unsolicited inquiries from several additional private equity sponsors who expressed interest in evaluating a transaction with the Company, including inquiries from private equity sponsors that we refer to as “Sponsor E,” “Sponsor F” and “Sponsor G.” Following the November 28, 2007 board meeting and after subsequent discussions between representatives of Goldman Sachs and the sponsors and between representatives of Goldman Sachs and one of our Voting Independent Directors, such Voting Independent Director directed Goldman Sachs to eliminate Sponsor D from the process based on its perceived lack of enthusiasm about the Company relative to the other sponsors that had submitted proposals, and to invite Sponsor E, Sponsor F and Sponsor G to participate in the Company’s strategic alternatives process. While Sponsor D had submitted an indication of interest comparable to, and in some cases higher than, the other initial sponsors, Sponsor D did not exhibit the same level of preparation or knowledge of or interest in the Company’s business as the other sponsors.

On December 7, 2007, Goldman Sachs informed Sponsor D that it would no longer be included in the Company’s process of exploring strategic alternatives. On the same day, Goldman Sachs contacted each of Sponsors E, F and G to notify them that they were invited to participate in the process being undertaken by the Company. In each case, Goldman Sachs informed these sponsors of the procedures the board had established for the process and that the process was part of the Company’s continuing review of strategic alternatives and no decision had been made with respect to any course of action. Each of the sponsors accepted the invitation.

On December 10, 2007, the Company and each of Sponsor E, Sponsor F and Sponsor G entered into confidentiality agreements in substantially the same form as the confidentiality agreements signed by Sponsor A, Sponsor B, Sponsor C, Sponsor D and H&F so that the Company could share certain non-public information in connection with the potential transaction and Sponsor E, Sponsor F and Sponsor G could begin due diligence on the Company.

Beginning on December 10, 2007, the Company and a number of the sponsors participating in the process, including H&F, entered into a number of amendments to their respective confidentiality agreements pursuant to which such sponsors were permitted to engage certain advisors and potential financing sources, which were previously prohibited under their respective confidentiality agreements, to help them evaluate the Company and a potential transaction.

On December 12, 2007, Stockholder A indicated to Goldman Sachs that it was interested in a potential transaction with the Company and would be interested in participating in any process that might be ongoing. In light of the Independent Directors’ prior determination regarding Stockholder A, Goldman Sachs did not inform Stockholder A that the Company was engaged in a process of evaluating strategic alternatives, but indicated to Stockholder A that it would be contacted if it was later determined to involve Stockholder A in such a process.

On December 17, 2007, the Company and Getty Investments entered into a confidentiality agreement so that the Company could provide Getty Investments and certain of its advisors with information related to the Company and its business and operations during the strategic alternatives process, including the information that had previously been provided to the sponsors involved in the exploratory process. The confidentiality agreement contained a standstill provision similar to that contained in the other confidentiality agreements that had been entered into between the Company and the sponsors. Weil Gotshal advised representatives of Getty Investments that they would not be permitted to communicate with any potential acquirors in relation to Getty Investments’ rights with respect to the “Getty Images” name and trademarks or with respect to a rollover of its shares until later in the process, and then only if the Voting Independent Directors determined to pursue a sale of the Company.

During the first half of the month of December 2007, the Company’s management continued to refine its projections and operating budget for 2008. Based on their analysis, Mr. Klein and other senior members of management determined that it was appropriate to amend the Company’s financial forecasts that had previously been provided to the sponsors to increase projected revenues and associated costs for 2008 to be consistent with the projections and 2008 operating budget, which also resulted in an increase in projected revenues and associated costs for 2009-2012. The revised financial forecasts, which we refer to in this proxy statement as the “Management Projections,” were made available to our board of directors and Goldman Sachs. In addition, portions of the Management Projections were also made available to H&F, Sponsor A, Sponsor B and Sponsor C on December 19, 2007 and were also made available to Sponsor E and Sponsor F after they submitted their initial indications of interest and were invited to continue to participate in the process, as discussed below. See “—Certain Projections.”

On December 21, 2007, Goldman Sachs requested that each of Sponsor E, Sponsor F and Sponsor G provide an indication of interest, including an indicative price per share. Goldman Sachs had previously requested that each of these sponsors assume the same level of debt financing (five times (5x) the CY2007E Adjusted EBITDA) and illustrative cost of debt terms for its indication of interest that H&F, Sponsor A, Sponsor B, Sponsor C and Sponsor D had been requested to use in connection with their initial indications of interest. Goldman Sachs had also indicated to the sponsors that they were being requested to use these assumptions only so that the board of directors would have an equal basis for comparing their indications of interest and that it did not constitute the amount of debt financing or terms for such financing that the sponsors would be expected to obtain in connection with any potential transaction. Goldman Sachs also indicated that it was not proposing to provide any financing for a potential transaction with the Company. Sponsor E orally proposed a price of between $36.00 and $40.00 per share, Sponsor F orally proposed a price of between $38.00 and $40.00 per share and Sponsor G orally proposed a price of between $35.00 and $38.00 per share.

On December 21, 2007, our board convened a telephonic meeting to review the status of the process and the indications of interest orally proposed by Sponsor E, Sponsor F and Sponsor G, which meeting was attended by representatives of Weil Gotshal and Goldman Sachs and portions of which were attended by management. A representative of Goldman Sachs provided our board with an overview of ongoing due diligence reviews being conducted by H&F, Sponsor A, Sponsor B and Sponsor C. The representative of Goldman Sachs then discussed whether the board desired that Goldman Sachs or another financial institution offer acquisition financing, which is often referred to as “stapled financing.” The representative of Goldman Sachs noted that due to the then current state of the credit markets, however, it would be difficult to finalize terms for stapled financing and that Goldman Sachs’ recommendation was to postpone any discussion of stapled financing availability and terms. From time to time during subsequent board meetings and executive sessions, the issue of stapled financing was discussed, but at no time did our board ever request that Goldman Sachs or any other financial institution provide, or seek internal authorization to provide, stapled financing; nor did Goldman Sachs or any other financial institution at any time offer to provide stapled financing. The representative of Goldman Sachs then discussed the three new sponsors that had been added to the process – Sponsor E, Sponsor F and Sponsor G – and summarized the oral indications of interest communicated to Goldman Sachs by each such sponsor. Our board and representatives of Goldman Sachs then discussed whether Goldman Sachs should contact potential strategic buyers with respect to a potential transaction.

The Independent Directors then met in executive session and discussed the prior removal of Sponsor D from the process and the prior admission of Sponsor E, Sponsor F and Sponsor G to the process. The Voting Independent Directors ratified the removal of Sponsor D and the admission of Sponsor E, Sponsor F and Sponsor G to the process and determined to eliminate Sponsor G from the process because its indication of interest contained the lowest valuation range relative to the other sponsors involved in the process and because of the perceived lack of enthusiasm of Sponsor G about the Company relative to the other sponsors that had submitted indications of interest. As was the case with Sponsor D, Sponsor G did not exhibit the same level of preparation or knowledge of or interest in the Company’s business as the other sponsors. The Voting Independent Directors then asked Goldman Sachs to request Sponsor E and Sponsor F to provide their indications of interest in written form. The Independent Directors then revisited whether Goldman Sachs should contact potential strategic buyers with respect to a potential transaction. In light of the potential business risks associated with the sharing of confidential information with strategic parties, as well as the fact that the strategic parties most likely to be interested in acquiring the Company generally would require less time to conduct due diligence on the Company due to their familiarity with the digital media business, the Voting Independent Directors determined not to contact potential strategic buyers at that point in the strategic alternatives process.

After the meeting on December 21, 2007, Goldman Sachs informed Sponsor G that it would no longer be included in the exploratory process. Goldman Sachs also requested that Sponsor E and Sponsor F submit written indications of interest. Later that day, Goldman Sachs received a preliminary written, non-binding indication of interest from Sponsor E, which contained a revised proposed price of between $39.00 and $41.00 per share.

On December 23, 2007, Goldman Sachs received a preliminary written, non-binding indication of interest from Sponsor F that reaffirmed its orally proposed price of between $38.00 and $40.00 per share.

During the month of January, the Company’s management and Goldman Sachs met with H&F and Sponsor A, Sponsor B, Sponsor C, Sponsor E and Sponsor F to discuss due diligence matters with respect to the Company. Also during this period, the Company’s management and Goldman Sachs met with potential financing sources for the various sponsors.

On January 8, 2008, a meeting of our board was convened, which meeting was attended by representatives of Weil Gotshal and portions of which were attended by management and representatives of Goldman Sachs. During the meeting, a representative of Goldman Sachs provided our board with an update on the process. The representative also noted that it was becoming increasingly more difficult to obtain debt financing for acquisitions but that Goldman Sachs did not perceive any changes in the interest among the remaining private equity sponsors in continuing to pursue an acquisition of the Company. Goldman Sachs also discussed the possibility of delaying or terminating the process in light of market conditions.

The board of directors and representatives of Goldman Sachs then discussed the six remaining sponsors – H&F, Sponsor A, Sponsor B, Sponsor C, Sponsor E and Sponsor F – evaluating the Company. A representative of Goldman Sachs noted that all six sponsors had requested additional time to finalize their debt financing arrangements before being required to submit their bids. The representative of Goldman Sachs then discussed a potential timetable with regard to a request for bids from the sponsors regarding a potential transaction. Our board and representatives of Goldman Sachs then discussed the timing of when Goldman Sachs should contact potential strategic buyers, specifically Strategic Party A and Strategic Party B.

Our board, without Mark Getty present, then discussed the involvement of Getty Investments in the potential transaction and the issues surrounding Getty Investments’ contractual right to acquire the “Getty Images” name and trademarks upon a change of control. Our board then directed Goldman Sachs to follow up with the sponsors to determine whether the sponsors viewed the Company’s name as a critical component of the transaction, whether they would pursue a transaction with the Company with or without Getty Investments participating in such transaction, and, if Getty Investments were to participate in such a transaction, the general terms of such participation.

The Independent Directors then met in executive session along with representatives of Weil Gotshal and Goldman Sachs. The Voting Independent Directors determined that, as an initial step, the Company’s advisors should engage Getty Investments’ advisors in preliminary discussions to understand Getty Investments’ expectations, if any, with respect to a potential transaction. The Independent Directors then discussed the possibility of approaching Strategic Party A and Strategic Party B to determine their interest in a potential transaction. After discussion, the Voting Independent Directors directed Goldman Sachs to contact Strategic Party A and Strategic Party B during the week of January 14, 2008. The Independent Directors and Goldman Sachs then discussed the decline in, and volatility of, the Company’s stock price and the volatility and continued

deterioration in the debt financing markets since the exploratory process commenced, and the possible impact of such volatility on the value of bids that might be received if the Voting Independent Directors were to authorize the sponsors to submit bids to acquire the Company. The Independent Directors and Goldman Sachs also discussed the possibility of delaying or terminating the process in light of the conditions in the debt financing markets. While the sponsors had requested additional time to finalize their debt financing arrangements, the Independent Directors were informed that all of the remaining sponsors were actively engaged with financing sources and, in some cases, were making progress on their financing commitments. While it was possible that conditions in the financing markets could improve if the process were delayed, because it was also possible that conditions could further deteriorate, a delay could jeopardize the momentum with the sponsors and make it difficult to restart the process. The Independent Directors were also informed that the sponsors and their advisors were continuing their due diligence and remained enthusiastic about the opportunity to acquire the Company. After this discussion, the Voting Independent Directors determined that continuing the process remained in the best interests of the Company’s stockholders.

Our board then reconvened, without representatives of Goldman Sachs present, and Weil Gotshal then discussed certain significant issues in connection with the preparation of a merger agreement if the Voting Independent Directors were to determine to request bids. The Voting Independent Directors determined that the agreement should include, among other things, (a) a “go shop” provision that would permit the Company to actively solicit alternative transactions for a limited period of time after the signing of the agreement (including providing for a lower termination fee in the event our board determined to terminate the agreement to enter into an alternative transaction with a party that made a proposal prior to the end of this limited period), (b) a termination fee payable by the acquiror if it failed to complete the transaction under certain circumstances and (c) the ability of the Company to seek specific performance. Our board then discussed Mr. Klein’s desire to obtain independent counsel for himself and for management of the Company generally.

The Independent Directors then met in executive session along with representatives of Weil Gotshal to discuss Mr. Klein’s request. The Voting Independent Directors concluded that representation of each of Mr. Klein and management by separate counsel at the Company’s expense was consistent with the best interests of the Company’s stockholders in that it would make the sales process more efficient and permit them to be well prepared to quickly address any issues with respect to management arrangements to the extent they arose later in the process, which were anticipated to be an important aspect of any potential sale transaction. As a result, the Voting Independent Directors authorized the Company to reimburse the fees and expenses of separate counsel representing each of Mr. Klein and management if a sale transaction was actually pursued. The Voting Independent Directors also authorized the Company to provide Mr. Klein’s counsel with certain requested materials regarding the process.

On January 10, 2008, members of management and representatives from Goldman Sachs met with representatives (excluding Mark Getty) of Getty Investments to discuss the business and operations of the Company.

Between January 10, 2008 and January 18, 2008, Goldman Sachs contacted H&F, Sponsor A, Sponsor B, Sponsor C, Sponsor E and Sponsor F to discuss their expectations with respect to Getty Investments, including whether they expected the Company would be permitted to continue to use the “Getty Images” name and trademarks after any potential transaction and whether a rollover by Getty Investments was a requirement for any sponsor. During the call between H&F and Goldman Sachs, H&F indicated that it expected the Company would be able to continue to use the “Getty Images” name and trademarks and that, in light of Mr. Getty’s significant knowledge with respect to the Company and the industry in which it operates, it would be willing to consider a rollover investment by Getty Investments but would also be prepared to acquire the Company without such a rollover. In addition, H&F indicated to Goldman Sachs that, prior to entering into any definitive agreement with the Company, H&F would need to be able to have conversations with Jonathan Klein regarding the terms of his employment and a continuing investment by him in the Company, although reaching a final agreement with him on these terms would not be required by H&F. The results of these conversations with H&F and the other sponsors, who had conveyed substantially similar views to Goldman Sachs regarding their expectations with respect to Getty Investments, were subsequently shared by Goldman Sachs with the Independent Directors but were not communicated to Getty Investments or Jonathan Klein.

On January 14, 2008, Goldman Sachs contacted each of Strategic Party A and Strategic Party B regarding a potential transaction with the Company.

On January 21, 2008, the New York Times published an article stating that the Company had put itself on the market and could sell for more than $1.5 billion. Later that day, our board convened a meeting, which meeting was attended by representatives of Weil Gotshal and portions of which were attended by management and representatives of Goldman Sachs. A representative of Goldman Sachs stated that the remaining sponsors and their potential lenders had completed most of their due diligence and that the bid process letter and merger agreement prepared by Weil Gotshal and previously discussed with the Independent Directors were ready to be distributed to the sponsors. The representative of Goldman Sachs also reported that the remaining sponsors were continuing to have conversations with their potential lenders. The representative further noted that, with respect to those sponsors that had received indications from potential lenders regarding the amount of debt financing they potentially would be able to provide in connection with an acquisition of the Company, such sponsors had indicated that the available leverage would be less than the 5x CY2007E Adjusted EBITDA that the board had previously requested the sponsors assume for purposes of their indications of interest and that this lower level of debt financing could adversely impact the price the sponsors would propose to pay. A representative of Goldman Sachs then updated our board regarding conversations Goldman Sachs had with Strategic Party A and Strategic Party B. The representative stated that Strategic Party B indicated it was not interested in considering a transaction with the Company and Strategic Party A was continuing to discuss internally its interest in a possible transaction with the Company and would contact Goldman Sachs if it had interest in further evaluating the opportunity. A representative of Goldman Sachs then discussed potential next steps in light of the continued deterioration in the global financial markets and stated that the Company could either terminate the process, put the process on hold and delay the bid date or move forward with the process and request bids on or about February 4.

The board meeting was then adjourned and the Independent Directors met in executive session along with representatives of Weil Gotshal and Goldman Sachs. After extensive discussion, the Voting Independent Directors resolved to continue the process on the previously contemplated timeline and request the sponsors to deliver final bids on or about February 4, 2008. In light of the New York Times article, the Voting Independent Directors also authorized the Company to issue a press release announcing that the board was exploring strategic alternatives.

On January 22, 2008, the Company publicly confirmed that our board was exploring strategic alternatives to enhance stockholder value. The closing trading price of our common stock on January 18, 2008, the last trading date prior to the publication of the New York Times article, was $21.94, and the closing trading price on January 22, 2008, the first trading day after publication, was $24.75.

Later on January 22, 2008, Goldman Sachs sent letters to each of H&F, Sponsor A, Sponsor B, Sponsor C, Sponsor E and Sponsor F outlining the next stage of the process, which required the bidders to submit any comments in the form of a mark-up to an enclosed merger agreement and limited guarantee of the sponsor by January 30, 2008 and to submit a definitive proposal, including the exact price per share and financing commitments, by February 4, 2008.

Also on January 22, 2008, Goldman Sachs received inquiries from numerous financial parties and several strategic parties, including a strategic party, which we refer to as “Strategic Party C.”

On January 23, 2008, a representative of Strategic Party C contacted Mr. Getty to indicate its interest in pursuing a potential transaction with the Company. Mr. Getty informed Strategic Party C that it should contact Goldman Sachs to discuss any potential transaction involving the Company.

On January 30, 2008, after discussions between Goldman Sachs and one of the Voting Independent Directors, such Voting Independent Director directed Goldman Sachs to contact Strategic Party C to invite it into the process. Goldman Sachs proceeded to have a number of conversations over the next several days with Strategic Party C regarding the signing of a confidentiality agreement with the Company.

Also on January 30, 2008, consistent with the bid instructions, H&F’s outside legal counsel, Simpson Thacher & Bartlett LLP, which we refer to as “Simpson Thacher,” delivered a mark-up of the merger agreement and limited guarantee reflecting H&F’s comments to the drafts distributed on January 22, 2008. None of the other sponsors submitted a mark-up of the merger agreement or limited guarantee on January 30, 2008 or any time thereafter.

On January 31, 2008, Goldman Sachs received an unsolicited, written, non-binding, preliminary indication of interest from a private equity sponsor, which we refer to as “Sponsor H,” to acquire the Company for $1.64 billion (which was equivalent to approximately $26.92 per share, based on the Company’s capitalization at the time). Sponsor H indicated that it had not conducted any due diligence and that it did not have financing with respect to its indication of interest.

On February 1, 2008, our board convened a meeting which was attended by representatives of Weil Gotshal and portions of which were attended by management and representatives of Goldman Sachs. A representative of Goldman Sachs informed our board that each of Sponsor A and Sponsor F had notified Goldman Sachs that it was no longer interested in participating in the process due to its concerns about the growth prospects for certain areas of the Company’s business, the fact that it was unlikely to secure fully committed financing based on then current market conditions and its unwillingness to submit a bid at a level it would expect the Independent Directors to find attractive. The representative also stated that Goldman Sachs had received numerous inquiries from private equity sponsors, potential financing sources and strategic parties since the Company’s strategic alternatives process had been made public. The representative of Goldman Sachs also informed our board of the indication of interest it had received from Strategic Party C. At the request of our board, Mr. Klein then reviewed with our board and Goldman Sachs the Management Projections and developments that had occurred since their initial preparation by management. See “—Certain Projections.” While he indicated that management continued to have confidence in the Management Projections and did not believe there was any need to produce revised forecasts, management believed it would be appropriate for the Independent Directors, in connection with evaluating the strategic alternatives available to the Company, to consider additional risks related to achieving the Company’s forecasted results in the Management Projections that had arisen since their initial preparation. Our board then discussed whether Goldman Sachs should run sensitivity analyses on the Management Projections to reflect potential downward adjustments in some of the assumptions that had previously been used in preparing the Management Projections. Our board next discussed the unsolicited indication of interest for the Company from Sponsor H that was delivered to Goldman Sachs on January 31.

The board meeting was then adjourned and the Independent Directors met in executive session along with representatives of Weil Gotshal and Goldman Sachs. The Independent Directors then discussed the various parties that had contacted the Company and Goldman Sachs since the January 21, 2008 article in the New York Times and whether any of these parties should be invited to participate in the Company’s strategic alternatives process. With the assistance of Goldman Sachs, the Independent Directors considered the various parties in terms of a variety of attributes, including, among others, industry expertise, ability to finance an acquisition of the Company and readiness to enter into a transaction promptly. After further discussion, the Voting Independent Directors determined that, other than Strategic Party C, none of these new parties would be added to the strategic alternatives process. The Voting Independent Directors then authorized entering into a confidentiality agreement with Strategic Party C so that it could conduct due diligence on the Company. The Independent Directors and representatives of Goldman Sachs then discussed the potential preparation of sensitivity analyses with respect to the Management Projections. After this discussion, the Voting Independent Directors authorized Goldman Sachs to prepare a number of potential sensitivity analyses for discussion by the Independent Directors at their next meeting. The Independent Directors then discussed the proposal by Sponsor H, including the low indicated valuation of the Company, the lack of financing and our board’s lack of confidence in Sponsor H’s experience with businesses similar to the Company. The Voting Independent Directors then determined that Sponsor H would not be invited to participate in the Company’s strategic alternatives process.

During the Company’s strategic review process, Goldman Sachs and the Company were contacted by 36 other private equity firms and strategic buyers who inquired about a transaction involving the Company or the possibility of participating in the strategic review process. Each party was considered in terms of a variety of attributes, including, among others, industry expertise, ability to finance an acquisition of the Company and readiness to enter into a transaction promptly. None of the parties who contacted Goldman Sachs or the Company submitted a bona fide proposal or offer to purchase the Company or to engage in any other transaction with the Company.

On February 4, 2008, H&F submitted a bid to acquire all outstanding shares of the Company for $32.75 per share and included debt commitment letters from three lenders. Sponsor C submitted a bid to acquire all outstanding shares of the Company for $30.00 per share, although it did not deliver any commitment letters for debt financing. Sponsor C also delivered a memorandum discussing in general terms certain issues with respect to the merger agreement and sponsor limited guarantee that had previously been delivered to it, but did not include revised drafts of the agreements. Each of Sponsor B and Sponsor E informed Goldman Sachs that it would not be submitting a bid for the Company due to its concerns about the growth prospects for certain areas of the Company’s business, the fact that it was unlikely to secure fully committed financing based on then current market conditions and its unwillingness to submit a bid at a level it would expect the Independent Directors to find attractive.

On February 5, 2008, the Company and Strategic Party C entered into a confidentiality agreement so that the Company could share certain non-public information in connection with the potential transaction and Strategic Party C could begin due diligence on the Company. The confidentiality agreement signed by Strategic Party C was in substantially the same form as the confidentiality agreements signed by the sponsors that had previously signed confidentiality agreements.

Also on February 5, 2008, Goldman Sachs contacted H&F to discuss questions related to H&F’s offer, including the terms of its proposed debt and equity financing. H&F indicated to Goldman Sachs that H&F had experienced significant difficulties in obtaining debt commitment letters for its bid and that the lenders that had previously delivered commitment letters to H&F with its bid may be unwilling to deliver updated commitment letters in connection with any definitive agreement between H&F and the Company, if H&F and the Company were to enter into a definitive agreement, to the extent the credit markets continued to worsen.

Following receipt of the H&F bid and throughout the month of February until February 24, 2008, members of the Company’s management and representatives of Weil Gotshal and Goldman Sachs (at the direction of the Voting Independent Directors) and H&F and representatives of Simpson Thacher negotiated the terms of the merger agreement and ancillary documents, including the limited guarantee of certain of Parent’s payment obligations under the merger agreement provided by H&F Fund VI and the equity commitment letter of the H&F Investors. These negotiations covered various aspects of the transaction, including, among other things, the representations and warranties made by the parties, the definition of “Material Adverse Effect,” the restrictions on the conduct of the Company’s business between signing and closing, the conditions to completion of the merger, the provisions regarding termination, whether the Company would be subject to a “go shop” clause as originally proposed by the Company, the amount and triggers of the termination fees by the Company and Parent and the availability of specific performance and other remedies to the parties.

Our board met on February 7, 2008, which meeting was attended by representatives of Weil Gotshal and portions of which were attended by management and representatives of Goldman Sachs. A representative of Goldman Sachs reviewed with our board the bids submitted by H&F and Sponsor C. A representative of

Goldman Sachs noted that while neither Sponsor B nor Sponsor E submitted a bid, both sponsors indicated their possible willingness to participate in a syndicated equity group led by another sponsor if the opportunity became available. A representative of Goldman Sachs then further reviewed H&F’s bid, noting the premium it provided in relation to the current trading price for the Company’s common stock and the related debt and equity financing. The representative of Goldman Sachs noted that the amount of debt financing for H&F’s bid was three times (3x) CY2007E Adjusted EBITDA, which was significantly less than the amount of debt financing that H&F and the other sponsors had been directed to assume in connection with delivering their initial indications of interest in November and December 2007. A representative of Weil Gotshal then discussed the terms and conditions of the debt commitment letters provided by H&F, including a requirement that the Company deliver its 2007 audited financial statements and the requirement that the Company have adjusted EBITDA (as defined in the debt commitment letters) of between $314 million and $320 million on a trailing four-quarter basis. In response to questions from members of our board, a representative of Goldman Sachs, based in part on prior discussions with H&F and the other sponsors that were involved in the process, indicated that a number of factors may have contributed to the bid levels being lower than the preliminary expressions of interest submitted by the sponsors in late 2007, including (a) the continuing deterioration of the debt financing markets and the lower leverage ratios at which the financing sources were willing to provide acquisition financing for sponsors, (b) the rapidly deteriorating global economy and declining and volatile equity markets, (c) the fact that the Company’s business was in a transitional phase resulting in more uncertainty regarding the Company’s future, including growth patterns for certain of its new lines of business and a decline in its traditional line of business, (d) the Company’s actual results during 2007 falling short of management’s and Wall Street analysts’ forecasts for such results, (e) the fact that the Company’s complex business and range of licensing models created additional operating risks that made it difficult for potential acquirors to value and (f) a decline over time in the market valuation of the Company, as the Company’s stock price dropped from approximately $29 per share when potential acquirors were first contacted in October 2007 to less than $22 per share prior to the Company’s announcement that it was exploring strategic alternatives on January 22, 2008. A representative of Goldman Sachs stated that Goldman Sachs believed the most appropriate strategy for our board would be for Goldman Sachs to contact H&F and indicate that a substantially improved offer would be necessary in order for our board to consider a potential transaction with H&F. The representative also noted that Goldman Sachs believed H&F should be made aware that a strategic bidder had shown interest in potentially acquiring the Company. The representative also indicated that Goldman Sachs believed that the Company should continue to engage with Sponsor C as a potential alternative, notwithstanding the lack of financing and the lower bid submitted by Sponsor C and Sponsor C’s failure to submit a mark-up of the transaction agreements. A representative of Goldman Sachs then indicated that Strategic Party C had informed Goldman Sachs that a meeting with Mark Getty and Getty Investments would be necessary before Strategic Party C could be in a position to determine its interest in submitting a bid to acquire the Company.

The board meeting was then adjourned and the Independent Directors met in executive session along with representatives of Weil Gotshal and Goldman Sachs. Goldman Sachs reviewed preliminary potential sensitivity analyses on the Management Projections and the Independent Directors and representatives of Goldman Sachs then discussed these analyses and the additional guidance that Goldman Sachs would need from the Voting Independent Directors in connection with further refinements to the sensitivity analyses. The Independent Directors and representatives of Goldman Sachs then discussed the bids that had been received from H&F and Sponsor C. The Independent Directors then discussed the risks associated with the Company maintaining the status quo and not pursuing any transaction, including the rapidly deteriorating global economy, the fact that the Company was in a transitional phase due to address changing competitive dynamics as well as the shift in communication and advertising to the Internet, potential changes in foreign currency exchange rates that had been favorable to the Company’s recent financial performance and how these and the other factors that had been earlier identified by Goldman Sachs could impact the Company’s business and financial performance in future periods. They also discussed the risks to the Company if it were to halt the process and announce our board was ceasing its exploration of strategic alternatives, including a likely decline in the Company’s stock price and the resulting damage to employee morale. After this discussion, the Voting Independent Directors determined that both of the bids were unacceptable. The Voting Independent Directors then authorized Goldman Sachs to

(a) inform H&F that its bid was unacceptable and that a substantially improved offer would be necessary, (b) continue discussions with Sponsor C to determine whether there was any possibility Sponsor C could substantially increase its offer and (c) continue discussions with Strategic Party C to determine the seriousness of its interest in the Company. In addition, in order to help H&F evaluate its ability to increase its offer price, the Voting Independent Directors also authorized Mark Getty and Getty Investments to discuss with H&F Getty Investments’ intentions with respect to the ongoing use of the “Getty Images” name and trademarks by the Company and its expectations with respect to a potential rollover of its existing ownership interest in the Company. The Voting Independent Directors also authorized Strategic Party C to meet with Getty Investments and Mark Getty to discuss a possible transaction involving the Company. Finally, the Voting Independent Directors determined that neither Mr. Klein nor Mr. Getty should be made aware of the valuation discussions among the Independent Directors and that they should be told only that the strategic alternatives process had not been terminated and that H&F would be informed that a substantially improved offer would be necessary for our board to consider a sale transaction.

Immediately following the February 7, 2008 meetings, Goldman Sachs informed H&F that a substantially improved offer price would be required in order to engage in further negotiations regarding a potential transaction. Goldman Sachs also indicated that the Voting Independent Directors had authorized Mark Getty and Getty Investments to discuss with H&F Getty Investments’ intentions with respect to the continued use of the “Getty Images” name and trademarks and its expectations with respect to a rollover. These matters were discussed on a conference call later in the day between representatives of H&F and Mark Getty and Allen & Company LLC, which we refer to as “Allen”, the financial advisor to Getty Investments. Representatives of Simpson Thacher, Weil Gotshal and Goldman Sachs also participated in the call. This call was the first time during the Company’s consideration of strategic alternatives that any potential acquiror of the Company had been allowed by the Voting Independent Directors to communicate with Mark Getty or Getty Investments. During the call, Mr. Getty indicated that, while the decision ultimately belonged to Getty Investments and not him individually, he believed that Getty Investments would not seek any monetary consideration for the Company’s continued use of the “Getty Images” name and trademarks if H&F would allow Getty Investments to roll over its current equity position in Getty Images and the parties could come to a mutually acceptable agreement on post-closing equityholder arrangements.

On the evening of February 7, 2008, H&F indicated to a representative of Goldman Sachs that H&F intended to submit a revised proposal of $34.00 per share, as compared to its initial proposal of $32.75 per share. The representative of Goldman Sachs informed H&F that this increase in price would likely be insufficient for our board to continue to engage in negotiations with H&F regarding a possible transaction. The representative also indicated to H&F that a potential strategic buyer continued to be involved in the process. H&F stated that $34.00 per share was its best and final offer and after the call delivered a revised bid letter to Goldman Sachs that reflected the $34.00 per share proposal. In addition, H&F reiterated to Goldman Sachs that time was of the essence in connection with our board’s consideration of its proposal in light of the continuing weakness in the debt financing market.

On February 8, 2008, our board convened a meeting, which meeting was attended by representatives of Weil Gotshal and portions of which were attended by management and representatives of Goldman Sachs. A representative of Goldman Sachs began by providing an update on the transaction process and the conversations between H&F and representatives of Goldman Sachs on February 7 that resulted in a revised $34.00 per share offer. Members of our board then asked Mr. Getty questions about the potential involvement of Getty Investments in the transaction. Mr. Getty stated that he believed Getty Investments potentially would be interested in an equity rollover in connection with the transaction and that H&F seemed amenable to allowing Getty Investments to participate. Mr. Getty noted, however, that no commitment had been made by Getty Investments to roll over its equity and that any such commitment would depend upon reaching resolution on post-closing equityholder arrangements and other related matters. Mr. Getty stated that he had not had a detailed conversation with H&F regarding the ability of the Company to continue to use the “Getty Images” name and trademarks after any acquisition by H&F but that he told H&F that he believed that Getty Investments would not seek any monetary consideration for the Company’s continued use of the “Getty Images” name and trademarks if

H&F would allow Getty Investments to roll over its current equity position in Getty Images and the parties could come to a mutually acceptable agreement on post-closing equityholder arrangements. Mr. Getty also stated that if a transaction was consummated with a strategic buyer, it would be less likely that Getty Investments would waive its contractual right to acquire the “Getty Images” name and trademarks for nominal consideration. Our board did not undertake a separate valuation of the “Getty Images” name and trademarks in connection with the strategic review process. A representative of Goldman Sachs stated that H&F’s offer was not contingent on an equity rollover by Getty Investments but that H&F had indicated to Goldman Sachs that it expected the Company to be able to continue using the Getty Images name and trademarks after any transaction without having to pay any licensing or other fees.

The full board meeting was then adjourned and the Independent Directors met in executive session along with representatives of Weil Gotshal and Goldman Sachs. The Independent Directors discussed the status of the strategic alternatives process and the negotiation with H&F and its representatives regarding open issues in the merger agreement. The Independent Directors then discussed whether this was the right time for a sale of the Company based on the $34.00 per share offer received from H&F as compared to various upside and downside scenarios in terms of delivering value to stockholders if the Company rejected H&F’s proposal and terminated the process. A representative of Goldman Sachs stated that, in light of the current state of the debt financing markets, he believed H&F would not be able to obtain any greater amount of debt financing than had been contemplated by its $34.00 per share offer.

On February 10, 2008, the Independent Directors met in executive session along with representatives of Weil Gotshal and Goldman Sachs. A representative of Goldman Sachs reviewed with the Independent Directors the revised sensitivity analyses that had been prepared by Goldman Sachs based on the prior discussions of Goldman Sachs and the Independent Directors. The Independent Directors expressed the view that the sensitivity analyses were helpful because the Independent Directors believed the Management Projections were overly optimistic given the weak, and apparently weakening, economy and other uncertainties surrounding the Company’s business, including difficulties in forecasting the Company’s operations given multiple product lines, the increasingly competitive nature of the Company’s business resulting from a variety of imagery sources on the Internet, the introduction of new licensing models and the shift of communication and advertising to the Internet. Goldman Sachs then requested that at the next executive session the Voting Independent Directors provide guidance to Goldman Sachs regarding the specific sensitivities the Voting Independent Directors would like Goldman Sachs to focus on in its analysis of a potential transaction. A representative of Goldman Sachs then recommended that the Independent Directors authorize Goldman Sachs to inform H&F that our board was continuing to assess the $34.00 per share offer and that a further increase in price could influence our board’s decision on whether to approve the transaction. In addition, the representative of Goldman Sachs stated that Strategic Party C had been continuing its due diligence review of the Company but that its enthusiasm for a transaction with the Company was uncertain based on the relatively slow pace of Strategic Party C’s due diligence to date. The Voting Independent Directors then authorized Goldman Sachs and Weil Gotshal to discuss with H&F a potential increase in its price, as well as other open issues in the merger agreement and the related financing documentation.

After the February 10, 2008 meeting, Goldman Sachs informed H&F that our board continued to assess the $34.00 per share offer and an increase in price could influence our board’s decision on whether to approve the transaction. H&F indicated that it was unwilling to increase its offer price above $34.00 per share and reiterated that this was its best and final offer.

On February 11, 2008, the New York Times published an article speculating that the Company did not receive any offers significantly above its then market value of $1.6 billion and that the Company’s auction appeared to be in jeopardy. Having already issued a press release on January 22, 2008 confirming that our board was exploring strategic alternatives following news reports that the Company was for sale, our board’s view was not to issue another press release regarding the process until the process had been completed or terminated. On that same day, Goldman Sachs contacted Sponsor C to discuss its proposal. Sponsor C indicated to Goldman

Sachs that it was unwilling to increase its offer price of $30.00 per share and that it had made no further progress with respect to obtaining committed debt financing.

Later in the day on February 11, 2008, the Independent Directors met in executive session along with representatives of Weil Gotshal and Goldman Sachs. A representative of Goldman Sachs began by summarizing the call that Goldman Sachs had with H&F on February 10, 2008. The representative stated that, based on the call, it appeared that H&F would not be willing to increase its $34.00 per share offer price. A representative of Goldman Sachs stated that Goldman Sachs had called Strategic Party C, and that Strategic Party C requested a meeting with Mr. Klein and other members of management on February 14, 2008. The representative of Goldman Sachs also stated that Strategic Party C had not yet presented any substantive terms or valuation with respect to a potential transaction with the Company. The Independent Directors then discussed the H&F offer in detail and evaluated it in light of (a) the debt commitment letter and the conditions in the merger agreement, (b) the potential for a global or domestic recession and the impact it would have on the Company’s business, (c) the Company’s prospects, (d) the transitional nature of the Company’s business and the digital media industry in general, and (e) the possibility that the Company’s stock price would decline even further if the Company announced that it was unable to reach agreement with a buyer. The Voting Independent Directors instructed Goldman Sachs to request H&F to confirm whether the $34.00 offer was its best and final offer and to inform H&F that a substantially improved offer would increase the likelihood that the proposal would be approved by our board. The Voting Independent Directors also instructed Goldman Sachs to communicate to H&F the Company’s position regarding certain open issues in the draft merger agreement and the related debt financing documentation, including the inclusion of a minimum EBITDA condition, the ability of the Company to continue discussions with Strategic Party C after the signing of the agreement, the inclusion of a lower termination fee if our board of directors determined to terminate the transaction to accept a superior proposal within a limited period of time after the signing of a merger agreement with H&F and the remedies available to the Company. In addition, in light of the potential rollover investment by Getty Investments and H&F’s prior request to discuss with Jonathan Klein the terms of his employment and a continuing investment by him in the Company, the Voting Independent Directors also instructed Goldman Sachs to indicate to H&F that our board would be willing to enter into a definitive agreement with H&F only if it contained the Special Stockholder Approval.

After the meeting on February 11, 2008, Goldman Sachs contacted H&F to update it regarding the continued deliberations of our board and to outline the key open issues in the draft merger agreement, including the Special Stockholder Approval. H&F reiterated that it was unwilling to increase its $34.00 per share offer and was prepared to terminate discussions regarding a potential transaction if the Company was not willing to enter into a transaction at that price. Later on that day, H&F indicated to Goldman Sachs that it would be willing to discuss the issues in the merger agreement that Goldman Sachs had communicated to H&F but objected to the Special Stockholder Approval.

On February 12, 2008, Weil Gotshal, Goldman Sachs, H&F and Simpson Thacher participated in conference calls to discuss these open issues with respect to the draft merger agreement. Also on February 12, 2008, management of the Company, Goldman Sachs and H&F discussed the Company’s anticipated EBITDA for the first two quarters of 2008.

Later in the day on February 12, 2008, the Independent Directors met in executive session along with representatives of Weil Gotshal and Goldman Sachs. A representative of Goldman Sachs reported that H&F was unwilling to increase its offer above the current offer and that our board should consider the offer of $34.00 per share to be H&F’s best and final offer. The representative of Goldman Sachs summarized the progress made with H&F on the material transaction terms and stated that H&F would be willing to exclude Strategic Party C from the non-solicitation provision in the draft merger agreement. The representative of Goldman Sachs also stated that H&F had objected to the Special Stockholder Approval. At the conclusion of the executive session, the Voting Independent Directors (a) authorized Weil Gotshal to continue to negotiate the terms of the merger agreement with Simpson Thacher, (b) authorized Mr. Getty and his advisors to meet with H&F to discuss details of a possible equity rollover at the same value per share as the consideration to be paid in the transaction proposed by H&F and the continued use of the “Getty Images” name and trademarks after a potential transaction with H&F, and (c) authorized Mr. Klein and his advisors to meet with H&F to discuss the general terms of his proposed employment and potential continuing equity investment in the Company.

Also on February 12, 2008, Stockholder A called Goldman Sachs and indicated that it was potentially interested in making an investment in the Company if the Company was not interested in entering into a sale transaction at this time, although no valuation or other terms were provided.

On February 13, 2008, our board convened a meeting which meeting was attended by representatives of Weil Gotshal and portions of which were attended by management and representatives of Goldman Sachs. During the meeting, the board was apprised of the various developments at the executive session held on the previous day.

The board meeting was then adjourned and the Independent Directors met in executive session along with representatives of Weil Gotshal and Goldman Sachs. A representative of Goldman Sachs informed the Independent Directors that Stockholder A had expressed an interest in possibly making an investment in the Company if the Company was not interested in entering into a sale transaction at this time, but no valuation or other terms were provided by Stockholder A. A representative of Goldman Sachs then provided an update regarding the conversations Goldman Sachs and Weil Gotshal had with H&F and Simpson Thacher with respect to the terms of the merger agreement. A representative of Goldman Sachs then reviewed the sensitivity analyses with respect to the Management Projections. The representative of Goldman Sachs requested confirmation from the Voting Independent Directors as to which sensitivities, if any, to the Management Projections Goldman Sachs should focus on in connection with its financial analyses and any fairness opinion rendered by Goldman Sachs. The Independent Directors then discussed the range of sensitivities they believed should apply to the Management Projections. Based on their views regarding the state of the overall economy and the Company’s business and industry, the Voting Independent Directors stated that they believed the Company’s actual performance would not likely meet the Management Projections and that a downward adjustment to the assumptions of revenue growth rates and operating profit margins in the range of 2.5% to 5.0% should be applied to all periods in the Management Projections, with a central downward adjustment of 3.75% for all periods other than 2008, which should include a 2.5% downward adjustment to the revenue growth rate and a 1.6% downward adjustment to operating profit margin. The Voting Independent Directors believed that these central downward adjustments should be applied to all periods, and equally in all periods other than 2008, because of the transitional phase of the Company’s business and the digital media industry in general, the increasingly competitive nature of the Company’s business resulting from a variety of imagery sources on the Internet, the introduction of new licensing models and the shift of communication and advertising to the Internet, the difficulty of predicting the impact of the foregoing factors on the Company’s prospects, the resulting lack of visibility regarding specific levels of growth in future periods and the belief of the Voting Independent Directors that the challenges facing the Company’s business would not be temporary. We refer to these central downward adjustments as the “Central Sensitivity to Management Projections.” After further discussion, the Voting Independent Directors directed Goldman Sachs to focus on the Central Sensitivity to Management Projections in connection with Goldman Sachs’ financial analyses and any opinion rendered by Goldman Sachs. See “—Certain Projections.”

Beginning on February 13, 2008 and continuing through February 24, 2008, Mr. Getty, on behalf of Getty Investments, and Davis Polk & Wardwell, counsel to Getty Investments, discussed with representatives of H&F and Simpson Thacher the continued use by the Company of the “Getty Images” name and trademarks after any transaction with H&F, the terms of a potential rollover investment by Getty Investments and the other Rollover Stockholders and a voting agreement that would require the Rollover Stockholders to vote in favor of the transaction with H&F and to not solicit any takeover proposal. During this period, the parties exchanged drafts of term sheets and proposed transaction documents and periodically provided updates to Weil Gotshal regarding the status of discussions and the draft documents.

During the same period, Jonathan Klein and his counsel, Dechert LLP, and representatives of H&F and Simpson Thacher discussed the terms of Mr. Klein’s employment by the Company after a transaction with H&F, as well as a continuing investment by him in the Company. See “—Interests of the Company’s Directors and

Executive Officers in the Merger—New Management Arrangements.” These discussions were the first time during the Company’s consideration of strategic alternatives that any potential acquiror of the Company had been allowed by the Voting Independent Directors to communicate with Jonathan Klein regarding his employment terms or any equity investment or compensation.

On February 14, 2008, the Company’s management and representatives of Goldman Sachs and Weil Gotshal met with Strategic Party C to discuss a potential transaction. In addition, the Company and Strategic Party C entered into an amendment to their confidentiality agreement pursuant to which Strategic Party C was permitted to engage in discussions with Mr. Getty and Getty Investments. That same day, representatives of Strategic Party C indicated their potential interest in a transaction at a meeting with representatives of Allen.

On February 15, 2008, the board of directors of Getty Investments convened to consider the proposed transaction with H&F and approved the transaction in principle. Resolutions confirming the transaction were approved by Getty Investments’ board of directors, with Mr. Getty and Mr. Klein abstaining from voting.

On February 16, 2008, Goldman Sachs, Weil Gotshal, H&F and Simpson Thacher participated in a conference call to discuss the Voting Independent Directors’ view on the Management Projections, noting that the Voting Independent Directors directed Goldman Sachs to focus on the Central Sensitivity to Management Projections in connection with Goldman Sachs’ financial analyses and any fairness opinion rendered by Goldman Sachs.

On February 17, 2008, Goldman Sachs and H&F discussed the status of the merger agreement, H&F’s debt financing and arrangements with Getty Investments and the Company’s management. H&F indicated to Goldman Sachs that, as a result of the continuing worsening of the credit markets, H&F was having difficulty maintaining the debt financing commitments that it had delivered with its bid on February 4, 2008 and that it was discussing financing with other potential lenders.

Also on February 17, 2008, representatives of Weil Gotshal and Simpson Thacher discussed certain open issues in the merger agreement, including the inclusion of the Special Stockholder Approval. In addition, the representatives of Weil Gotshal indicated that the draft voting agreement with the Rollover Stockholders would need to allow Getty Investments to discuss, in certain circumstances, use of the “Getty Images” name and trademarks by the Company with any party making a written takeover proposal that the Company would be permitted to discuss under the merger agreement. The representatives of Simpson Thacher indicated that H&F would be prepared to permit Getty Investments to engage in such discussions with Strategic Party C but not with any other parties.

On February 18, 2008, our board convened a meeting which meeting was attended by representatives of Weil Gotshal and portions of which were attended by management and representatives of Goldman Sachs. A representative of Goldman Sachs apprised our board of the status of H&F’s financing. Mr. Getty apprised our board of Getty Investments’ negotiations with H&F, including the Rollover Stockholders’ willingness to agree to roll over their equity and to vote for the merger agreement and the willingness of Getty Investments to agree to waive its rights to acquire the “Getty Images” name and trademarks in connection with the proposed merger with an affiliate of H&F. Mr. Klein apprised our board that, although he expected to negotiate the key terms, he did not expect to enter into any definitive agreements concerning his employment or equity participation in the surviving company or its affiliates prior to the Company’s entry into the merger agreement with affiliates of H&F.

The board meeting was then adjourned and the Independent Directors met in executive session along with representatives of Weil Gotshal and Goldman Sachs. A representative of Goldman Sachs informed the Independent Directors that H&F was experiencing significant difficulty in arranging its debt financing since the submission of H&F’s bid on February 4, 2008 in light of the continued deterioration of the debt financing markets and that it was currently unclear which banks would be willing to provide committed financing. In addition, the Goldman Sachs representative stated that a representative of H&F had contacted Goldman Sachs about the possibility of Goldman Sachs participating in the bank group. The Goldman Sachs representative stated that Goldman Sachs would consider participating in the debt financing only if specifically requested by the Voting Independent Directors. The Voting Independent Directors indicated that they were not inclined to allow Goldman Sachs to participate in any debt financing in connection with H&F’s proposal but that they would consider revisiting the issue if H&F was otherwise unable to obtain sufficient fully committed debt financing. A representative of Goldman Sachs then discussed Goldman Sachs’ financial analyses of the proposed transaction between the Company and H&F.

On February 20, 2008, Goldman Sachs attempted to contact Strategic Party C for an update regarding its consideration of a potential transaction with the Company, but was unsuccessful. Also on that day, representatives of Simpson Thacher indicated to representatives of Weil Gotshal that H&F would be prepared to allow Getty Investments to discuss the “Getty Images” name and trademarks with other parties in certain circumstances as previously requested but was not prepared to accept the inclusion of the Special Stockholder Approval in the merger agreement.

On February 21, 2008, our board convened a telephonic meeting which meeting was attended by representatives of Weil Gotshal and portions of which were attended by management and representatives of Goldman Sachs. Representatives of Goldman Sachs provided our board with an update regarding recent conversations Goldman Sachs had with H&F, including with respect to the status of H&F’s debt financing commitments.

The board meeting was then adjourned and the Independent Directors met in executive session along with representatives of Weil Gotshal and Goldman Sachs. Representatives of Goldman Sachs and Weil Gotshal summarized for the Independent Directors recent conversations with H&F and Simpson Thacher regarding outstanding issues in the merger agreement and related transaction documents. The representative of Weil Gotshal indicated that H&F was now willing to accept the Company’s request to allow Getty Investments to discuss, in certain circumstances, use of the “Getty Images” name and trademarks by the Company with any party making a written takeover proposal that the Company would be permitted to discuss under the merger agreement. A Goldman Sachs’ representative indicated that Goldman Sachs had reiterated to H&F that the Independent Directors were requiring that the Special Stockholder Approval condition be included in the merger agreement and that H&F had indicated it remained opposed to the condition. The Voting Independent Directors reconfirmed that they would not be willing to approve the proposed transaction without the Special Stockholder Approval condition. A representative of Goldman Sachs then informed the Independent Directors that although Strategic Party C continued to express interest in a potential transaction, the timing of any specific proposal from Strategic Party C regarding a transaction remained uncertain. The Independent Directors then discussed a request received by Goldman Sachs from Stockholder A that it be released from certain portions of the standstill provision contained in its confidentiality agreement with the Company, noting that Stockholder A had not received any confidential due diligence materials related to the Company. The Voting Independent Directors agreed to consider this only after Weil Gotshal contacted Stockholder A to obtain further clarification regarding its request for such release.

After the meeting on February 21, 2008, Goldman Sachs contacted a representative of Strategic Party C to urge it to complete its due diligence review of the Company as quickly as possible if it was still interested in a potential transaction with the Company.

On February 22, 2008, our board convened a telephonic meeting which meeting was attended by representatives of Weil Gotshal and portions of which were attended by management and representatives of Goldman Sachs. A representative of Weil Gotshal discussed with our board the terms of a revised draft debt commitment letter received from H&F. The full board meeting was then adjourned and the Independent Directors met in executive session along with representatives of Weil Gotshal and Goldman Sachs. A representative of Weil Gotshal discussed with the Independent Directors certain outstanding issues related to the merger agreement, including the amount of minimum EBITDA that would be a closing condition in the merger agreement and the continuing refusal of H&F to accept the Special Stockholder Approval. The

Voting Independent Directors determined they would not recommend entering into a definitive agreement with H&F unless it contained the Special Stockholder Approval and that they were disinclined to recommend the transaction if the minimum adjusted EBITDA condition for a rolling four-quarter period exceeded $300 million.

On the morning of February 24, 2008, our board convened a telephonic meeting, which meeting was attended by representatives of Weil Gotshal and portions of which were attended by management and representatives of Goldman Sachs. A representative of Weil Gotshal provided an update to our board regarding the status of H&F’s debt commitments, noting that the three financing sources in the revised debt commitment letter were offering to provide H&F with an aggregate amount of debt financing equal to three times (3x) CY2007E Adjusted EBITDA. The Weil Gotshal representative also indicated that H&F’s debt financing sources were willing to set the minimum adjusted EBITDA condition for a rolling four-quarter period at $300 million and that representatives of management, Weil Gotshal, Goldman Sachs and Simpson Thacher had finalized the definition of adjusted EBITDA for purposes of the minimum adjusted EBITDA condition set forth in the debt commitment letter and the merger agreement. The representative of Weil Gotshal also stated that H&F had not agreed to include the Special Voting Approval condition in the merger agreement but had indicated that it would be willing to consider the condition if the Company agreed to modifications to the merger agreement, including reimbursement of H&F’s out-of-pocket expenses if stockholder approval was not obtained and an increase in the termination fee that would be payable by the Company if it terminated the agreement under certain circumstances.

The board meeting was then adjourned and the Independent Directors met in executive session along with representatives of Weil Gotshal and Goldman Sachs. A representative of Goldman Sachs reviewed for the Independent Directors the process to date, including the progress of Strategic Party C with its due diligence. The representative also noted that Goldman Sachs did not expect that Strategic Party C would be able to finalize its due diligence review in an expedited manner and that it had not yet provided any specific proposal or valuation with respect to a potential acquisition of the Company or other strategic transaction, nor was it prepared to indicate if or when it anticipated it would be in a position to do so. The Goldman Sachs representative also confirmed that Strategic Party A had not contacted Goldman Sachs to confirm any interest in the Company after its last communication with Goldman Sachs in mid-January 2008 when it indicated it would later contact Goldman Sachs if it had any interest in considering a transaction involving the Company. A representative of Weil Gotshal, without the Goldman Sachs representatives present, then led a discussion of fiduciary duties in connection with the Voting Independent Directors’ consideration of the proposed transaction. After extensive discussion, the Voting Independent Directors determined that they would continue to require that the Special Stockholder Approval condition be included in the merger agreement, but that they would be willing to agree to limited out-of-pocket expense reimbursement for H&F if the Company’s stockholders did not approve the transaction, but rejected any increase in the termination fee. The board meeting was then reconvened and a representative of Weil Gotshal summarized for the board the decision the Voting Independent Directors had made regarding the Special Stockholder Approval condition.

Following the morning meetings of our board and the Independent Directors on February 24, 2008, Goldman Sachs contacted H&F to inform it of the Voting Independent Directors’ decision regarding the Special Stockholder Approval condition and the termination fee increase requested by H&F. Following this discussion, H&F contacted Goldman Sachs to inform Goldman Sachs that it would agree to include the Special Stockholder Approval based on its expectation that the parties would sign the merger agreement later in the day on February 24, 2008.

In the afternoon of February 24, 2008, the Independent Directors met in executive session along with representatives of Weil Gotshal and Goldman Sachs. A representative of Goldman Sachs updated the Independent Directors regarding the conversations between Goldman Sachs and H&F earlier in the day. Representatives of Goldman Sachs also presented Goldman Sachs’ financial analysis of the transaction contemplated by the merger agreement to the Independent Directors. At the request of the Independent Directors, a representative of Goldman Sachs then delivered its oral opinion that, as of February 24, 2008 and based upon and subject to various factors and assumptions discussed by Goldman Sachs, the $34.00 per share in cash to be received by the holders of the outstanding shares of Company common stock (other than the Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such stockholders. After discussion, and taking into account the fairness opinion delivered orally by Goldman Sachs and the other factors described in greater detail below under the heading titled “—Reasons for the Merger; Recommendation of Our Board of Directors; Fairness of the Merger,” the Voting Independent Directors then resolved to recommend to our board that it approve the merger agreement and related transactions.

Following the recommendation of the Voting Independent Directors, our full board was convened at a meeting, with representatives of Weil Gotshal and Goldman Sachs participating. The Voting Independent Directors informed our board that the Voting Independent Directors had voted to recommend the merger agreement and the transactions contemplated by the merger agreement to our full board. Representatives of Goldman Sachs presented its financial analysis of the transactions contemplated by the merger agreement to our board. Goldman Sachs delivered its oral opinion, which was subsequently confirmed in writing, to our board that, as of February 24, 2008 and based upon and subject to various factors and assumptions discussed by Goldman Sachs, the $34.00 per share in cash to be received by the holders of the outstanding shares of Company common stock (other than the Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such stockholders. The full text of the written opinion of Goldman Sachs, dated February 24, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B to this proxy statement. After considering the proposed terms of the merger agreement and the other transaction agreements and the various presentations of Weil Gotshal and Goldman Sachs, including the receipt of Goldman Sachs’ oral opinion, and taking into account the other factors described in greater detail below under the heading titled “—Reasons for the Merger; Recommendation of Our Board of Directors; Fairness of the Merger,” our board, other than Mr. Getty and Mr. Klein who abstained from voting, unanimously approved and declared advisable the merger agreement and the related transactions and resolved to recommend that the Company’s stockholders adopt the merger agreement. After additional discussion, our board, with Mr. Getty and Mr. Klein abstaining from voting, also resolved to release Stockholder A and Strategic Party C from portions of the standstill provisions in their respective confidentiality agreements so that they be permitted to make a non-public offer to our board to purchase the Company if they desired to do so.

Following the final meeting of our board on February 24, 2008, the Company sent letters to each of Stockholder A and Strategic Party C releasing them from certain provisions of their respective confidentiality agreements in order to permit them to make non-public offers to purchase the Company. In addition, following the final meeting of our board, the parties finalized the merger agreement and the related documents, including the documents described below under the heading titled “—Interests of the Company’s Directors and Executive Officers in the Merger—Arrangements with Mark Getty and Other Rollover Stockholders,” and the Company, Parent, Merger Sub, the H&F Investors and the Rollover Stockholders executed the merger agreement and the related documents.

On February 25, 2008, the parties issued a press release announcing the merger. Later in the day, Goldman Sachs contacted Strategic Party C to inform it that the merger agreement permits the Company to continue discussions and negotiations with Strategic Party C until April 4, 2008. The Company continued to provide Strategic Party C access to non-public information with respect to the Company from February 25 until April 4, 2008. During this period, Strategic Party C did not initiate discussions with, or make a proposal to, the Company regarding any transaction involving the Company and, accordingly, on April 4, 2008 the Company terminated Strategic Party C’s access to the Company’s information as required by the merger agreement.

Reasons for the Merger; Recommendation of Our Board of Directors; Fairness of the Merger

Our board of directors, acting with the advice and assistance of our management and legal and financial advisors, evaluated the proposed merger, including the terms and conditions of the merger agreement. At a meeting on February 24, 2008, our board of directors unanimously (other than Messrs. Getty and Klein who abstained from the vote) (a) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, (b) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are substantively and procedurally fair to and in the best interests of the Company and our unaffiliated stockholders (by which we mean, for purposes of this determination, our stockholders other than the Rollover Stockholders and Jonathan Klein) and (c) resolved to recommend that our stockholders adopt the merger agreement.

In the course of reaching its determination, our board of directors (other than Messrs. Getty and Klein who did not participate in the deliberations) considered the following substantive factors and potential benefits of the merger, each of which our board of directors believed supported its decision:

•

the current and historical market prices of our common stock, including the fact that the $34.00 per share merger consideration represented a premium of approximately 55% over the Company’s closing stock price of $21.94 on January 18, 2008, the last trading day prior to our public announcement that we were exploring strategic alternatives;

•	our historical results of operations, financial condition, assets, liabilities, business strategy and prospects and the changing nature of the industry in which we compete;

•

the possible alternatives to a sale, including maintaining the status quo, conducting a stock repurchase or undertaking a recapitalization, which alternatives our board of directors determined were less favorable to our stockholders than the merger given the potential risks, rewards and uncertainties associated with those alternatives;

•

the possibility that it could take a considerable period of time before the trading price of our shares would reach and sustain at least the merger consideration of $34.00 per share, as adjusted for present value;

•

the fact that, after our discussions with multiple private equity sponsors and strategic parties regarding a potential acquisition and after our public announcement confirming that our board was exploring strategic alternatives, which we made more than one month prior to entering into the merger agreement with Parent, Parent was the only party that proposed to acquire the Company with fully committed financing after completing due diligence;

•	the fact that the merger consideration is all cash, allowing the unaffiliated stockholders to immediately realize a certain and fair value for all shares of their Company common stock;

•

the fact that Parent and Merger Sub had obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the debt and equity financing, the absence of a financing condition in the merger agreement, and the obligation of Parent to use its reasonable best efforts to obtain the debt financing and, if it fails to complete the merger under certain circumstances, to pay us a $78 million reverse termination fee;

•	the risk that, in light of the deteriorating condition of the debt markets, it could become more difficult for a potential acquiror to finance an acquisition of the Company in the future;

•	the reputation and proven experience of H&F in completing similar transactions;

•

the financial presentations of Goldman Sachs provided to our board of directors and the opinion of Goldman Sachs, dated February 24, 2008, to our board of directors that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $34.00 per share in cash to be received by the holders of the outstanding shares of Company common stock (other than the Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such stockholders, as more fully described in “—Opinion of Our Financial Advisor” beginning on page 40;

•

the fact that, although the opinion received by our board of directors from Goldman Sachs spoke to the fairness of the merger consideration to be received by the holders of shares of the Company’s common stock other than the Rollover Stockholders, and not to the fairness of the merger consideration to be received by the unaffiliated stockholders, the consideration to be received by stockholders of the

Company who are affiliates but not Rollover Stockholders is the same as the consideration to be received by unaffiliated stockholders;

•	the other terms of the merger agreement and the related agreements, including:

•	our ability to continue discussing a potential transaction with a certain strategic party until April 4, 2008, even in the absence of a takeover proposal from such party;

•	our ability, under certain circumstances, to provide information to, and participate in discussions or negotiations with, third parties that submit takeover proposals;

•

our ability, under certain circumstances, to terminate the merger agreement in order to enter into a definitive agreement related to a superior proposal, subject to paying a termination fee of $31 million during the period ending April 4, 2008 or $52 million after April 4, 2008 (equal to approximately 1.5% and 2.5% of the equity value of the transaction, respectively);

•

the view of our board of directors, after consulting with the Company’s legal and financial advisors, that the termination fee of either $31 million or $52 million to be paid by the Company if the merger agreement is terminated under certain circumstances is within the range reflected in similar transactions and should not impede other takeover proposals;

•

the fact that Parent is prohibited from retaining any financial advisor on an exclusive basis or entering into any agreement with any provider of debt or equity financing on an exclusive basis other than those to which the Company consents;

•	the ability of our board of directors, under certain circumstances, to change its recommendation that our stockholders vote in favor of the adoption of the merger agreement; and

•	the $78 million limited guarantee of H&F Fund VI in our favor with respect to the performance by Parent and Merger Sub of certain of their payment obligations under the merger agreement; and

•

the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware in lieu of receiving the merger consideration.

Our board of directors also considered a number of factors that are discussed below relating to the procedural safeguards that our board of directors believes were and are present to ensure the fairness of the merger. Our board of directors believes these factors support its decision and provide assurance of the procedural fairness of the merger to the unaffiliated stockholders:

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the merger agreement requires the merger agreement to be adopted not only by the holders of a majority of the outstanding shares of our common stock, but also by the holders of a majority of the shares of our common stock present in person or by proxy and voting at the special meeting that are held by persons other than the Rollover Stockholders and Jonathan Klein;

•

other than Messrs. Getty and Klein, the members of our board of directors, which five other members we refer to as the “Independent Directors,” are not employees of the Company or any of its subsidiaries and have no financial interest in the merger that is different from that of the unaffiliated stockholders (other than the acceleration of options held by certain of the Independent Directors to acquire shares of Getty Images common stock);

•

although the Independent Directors did not retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger, the Independent Directors met regularly, without the participation of Messrs. Getty and Klein, to discuss our strategic alternatives and were advised by Weil Gotshal and Goldman Sachs;

•

the Voting Independent Directors made all material decisions relating to our strategic alternatives beginning on November 28, 2007, including recommending to our board of directors that the Company enter into the merger agreement;

•

the financial and other terms and conditions of the merger agreement were the product of arm’s-length negotiations between our board of directors and its advisors, on the one hand, and Parent and its advisors, on the other hand, without the participation of Messrs. Getty or Klein;

•	the ability of the Company to continue discussing a potential transaction with a certain strategic party until April 4, 2008, even in the absence of a proposal from such party;

•	our ability, under certain circumstances, to provide information to, or participate in discussions or negotiations with, third parties regarding other proposals;

•

the fact that Getty Investments has not entered into any exclusivity arrangements with Parent and Merger Sub and that in certain circumstances where we are able to engage in discussions or negotiations with third parties regarding a competing proposal, Getty Investments may, subject to the terms of its agreement with Parent, also engage in discussions or negotiations with respect to other proposals and a potential waiver or amendment of its restated option agreement with us, including waiving its right to call the trademarks for the “Getty Images” name, for a nominal fee, in connection with a change in control;

•

our ability, under certain circumstances, to terminate the merger agreement in order to enter into a definitive agreement related to a superior proposal, subject to paying a termination fee of $31 million during the period ending April 4, 2008 or $52 million after April 4, 2008 (equal to approximately 1.5% and 2.5% of the equity value of the transaction, respectively);

•

the opinion of Goldman Sachs, dated February 24, 2008, to our board of directors that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $34.00 per share in cash to be received by the holders of the outstanding shares of Company common stock (other than the Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such stockholders, as more fully described in “—Opinion of Our Financial Advisor” beginning on page 40; and

•

the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware in lieu of receiving the merger consideration.

Our board of directors also considered the following risks and other potentially negative factors concerning the merger agreement and the merger:

•

the unaffiliated stockholders, unlike the Rollover Stockholders, will not participate in any future earnings or growth of our business and will not benefit from any appreciation in our value, including any appreciation in value that could be realized as a result of improvements to our operations;

•

the possibility that Parent will be unable to obtain financing for the merger and related transactions, including the debt financing proceeds contemplated by the commitment letter it received from its lenders;

•

the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on our business and our relationships with customers;

•

the requirement that we pay a termination fee of either $31 million or $52 million, depending on the timing and circumstances surrounding the termination of the merger agreement, if we enter into a definitive agreement related to a superior proposal or the merger agreement is terminated under certain other circumstances;

•

the requirement that we reimburse Parent for 50% of its out-of-pocket expenses, subject to a cap of $5 million, incurred in connection with the proposed merger if the merger agreement is terminated as a result of the failure to obtain stockholder approval;

•	the fact that an all cash transaction would be taxable to the unaffiliated stockholders that are U.S. persons for U.S. federal income tax purposes;

•

the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•

our inability to seek specific performance to require Parent or Merger Sub to complete the merger and the fact that our sole remedy in connection with the merger agreement, even for a breach by Parent or Merger Sub that is deliberate or willful or for fraud, would be limited to $78 million that is payable in certain circumstances, which payment is guaranteed by H&F Fund VI;

•

the possibility that we might be unable to satisfy the minimum Consolidated EBITDA condition contained in both the merger agreement and the debt commitment letter, as described in “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 103 and “Special Factors—Financing of the Merger” beginning on page 61; and

•

the risk that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by our stockholders.

In addition, our board of directors was aware of and considered the interests that certain of our directors and executive officers have with respect to the merger that differ from, or are in addition to, their interests as stockholders of the Company, as described in “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 66.

In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated stockholders and its decision to approve the merger, the board of directors considered analyses presented by Goldman Sachs related to the going concern value of Getty Images. These analyses included, among others, a future stock price analysis, a discounted cash flow analysis, a leveraged buyout analysis and a recapitalization analysis. These analyses are summarized below under “—Opinion of Our Financial Advisor.” Our board of directors expressly adopted the analysis and the opinion of Goldman Sachs, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement. In the course of reaching its decision, our board of directors did not consider the liquidation value of the Company’s assets because it considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, our board of directors believed that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. Further, our board of directors did not consider the Company’s net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company’s net book value per share as of December 31, 2007 was $23.97, which is substantially below the merger consideration, $34.00 per share in cash. In addition, our board of directors did not consider the prices paid by us for past purchases of our common stock because those purchases were made at then current market prices and no such purchases were made after November 2006. There are no material U.S. federal tax consequences to the Company in connection with the merger.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. In view of the wide variety of factors considered by our board of directors, and the complexity of these matters, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. Our board of directors unanimously (other than Messrs. Getty and Klein, who abstained from the vote) approved the merger agreement and the transactions contemplated thereby and recommended the adoption of the merger agreement based upon the totality of the information presented to, and considered by, it.

Our board of directors recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Our Financial Advisor

Goldman Sachs delivered its oral opinion, which was subsequently confirmed in writing, to our board of directors that, as of February 24, 2008, and based upon and subject to the factors and assumptions set forth therein, the $34.00 per share in cash to be received by the holders of the outstanding shares of Company common stock (other than Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such stockholders.

The full text of the written opinion of Goldman Sachs, dated February 24, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any stockholder should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K and Form 10-K/A of the Company for the five years ended December 31, 2006;

•	unaudited financial statements of the Company for the year ended December 31, 2007;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•

certain internal financial analyses and forecasts for the Company prepared by its management (the “Management Projections,” see “—Certain Projections”) and a range of sensitivities analyses to such forecasts, including a forecast within such range (the “Central Sensitivity to Management Projections,” see “—Certain Projections”), which the Independent Directors directed Goldman Sachs to focus on for the purposes of Goldman Sachs’ financial analyses and the opinion described above.

Goldman Sachs also held discussions with members of senior management of the Company and the Independent Directors regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, including their views on the risks and uncertainties of achieving the Management Projections (see “—Certain Projections”). In addition, Goldman Sachs (a) reviewed the reported price and trading activity for the outstanding shares of Company common stock, (b) compared certain financial and stock market information for the Company with similar information for certain other companies, the securities of which are publicly traded, (c) reviewed the financial terms of certain recent business combinations in the media industry specifically, and in other industries generally, and (d) performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, nor was any such evaluation or appraisal furnished to Goldman Sachs.

Goldman Sachs’ opinion does not address any legal, regulatory, tax or accounting matters nor does it address the underlying business decision of the Company to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company. The opinion addresses only the fairness from a financial point of view to the holders of the outstanding shares of Company common stock (other than Rollover Stockholders), as of the date of the opinion, of the $34.00 per share in cash to be received by such stockholders pursuant to the merger agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the merger or any other contractual arrangement the Company, Parent or any of their respective affiliates may enter into in connection with the merger, including, without limitation, (a) the terms of the Ancillary Agreements (as defined in the merger agreement), (b) the fairness of the merger to, or any consideration received in connection therewith by, Rollover Stockholders or the holders of any other class of securities, creditors, or other constituencies of the Company or Parent, or (c) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Parent, or class of such persons, in connection with the merger, whether relative to the $34.00 per share in cash to be received by the stockholders (other than the Rollover Stockholders) pursuant to the merger agreement or otherwise. In addition, Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions in effect on, and the information made available to it as of, the date of the opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion.

The following is a summary of the material financial analyses delivered by Goldman Sachs to our board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 24, 2008, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis.

Goldman Sachs analyzed the merger consideration of $34.00 per share to be received by the holders of the outstanding shares of Company common stock (other than Rollover Stockholders) in relation to the closing price of outstanding shares on February 22, 2008 (the last trading day prior to the date of the merger agreement), the closing price of outstanding shares on January 18, 2008 (the last trading day prior to our public announcement that we were exploring strategic alternatives), and the average closing price for the:

•	ten trading day period ended February 22, 2008;

•	thirty day period ended February 22, 2008;

•	ninety day period ended February 22, 2008;

•	one hundred eighty day period ended February 22, 2008; and

•	three hundred sixty-five day period ended February 22, 2008.

This analysis indicated that the price per share to be paid to the stockholders pursuant to the merger agreement represented:

•	a premium of 39.1% based on the closing price of $24.45 per share on February 22, 2008;

•	a premium of 55.0% based on the closing price of $21.94 per share on January 18, 2008;

•	a premium of 37.6% based on the average closing price of $24.70 per share for the ten trading day period ended February 22, 2008;

•	a premium of 34.3% based on the average closing price of $25.32 per share for the thirty day period ended February 22, 2008;

•	a premium of 26.8% based on the average closing price of $26.81 per share for the ninety day period ended February 22, 2008;

•	a premium of 20.7% based on the average closing price of $28.16 per share for the one hundred eighty day period ended February 22, 2008; and

•	a discount of 10.3% based on the average closing price of $37.89 per share for the three hundred sixty-five day period ended February 22, 2008.

Selected Company Analysis.

Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for the Company with corresponding financial information, ratios and public market multiples for selected publicly traded corporations, including: Jupitermedia Corporation, selected digital media software companies (Adobe Systems Incorporated and Avid Technology, Inc.), and selected marketing services companies (Harte-Hanks, Inc., The Interpublic Group of Companies, Inc., Omnicom Group Inc., and WPP Group plc) (collectively, the “Selected Companies”).

Although none of the Selected Companies is directly comparable to the Company, the Selected Companies included were chosen because they are publicly traded companies with equity market capitalization of more than $1 billion (excluding Jupitermedia Corporation) and with operations and long term earnings per share growth estimates (as estimated by Institutional Brokers’ Estimate System (“IBES”)) that for purposes of analysis may be considered similar to certain of the Company’s operations. Jupitermedia Corporation has product lines that are similar to certain of the product lines of the Company. The selected marketing services companies are related to or are in the advertising industry and are users of visual content. The selected digital media software companies are in the business of selling digital media products or technology used by creative professionals and users of visual content.

The multiples and ratios for the Company were calculated using (a) the $34.00 per share merger consideration to be paid to holders of the outstanding shares of Company common stock pursuant to the merger agreement and the closing price of $24.45 per share of Company common stock on February 22, 2008, (b) financial data obtained from Company public filings and Company management, (c) the Central Sensitivity to Management Projections (see “—Certain Projections”), which assumes for 2009 through 2012 a decrease of 3.75% in annual revenue growth rate and operating margin relative to the Management Projections, (d) the Management Projections (see “—Certain Projections”) and (e) IBES forecasts. The multiples and ratios for each of the Selected Companies were based on the closing prices of the companies’ shares on February 22, 2008, financial data obtained from those companies’ public filings and IBES forecasts. With respect to the Selected Companies, Goldman Sachs calculated the following and compared them to the results for the Company:

•

enterprise value (“EV”), which is the market value of common equity on a diluted basis (including outstanding stock options computed using the treasury method) plus debt less cash and cash equivalents, as a multiple of 2007 earnings before interest, taxes, depreciation and amortization (“EBITDA”); and

•	price as a multiple of calendar year 2007 earnings per share on a diluted basis (“EPS”), estimated calendar year 2008 EPS and estimated calendar year 2009 EPS.

The results of these analyses are summarized as follows:

	EV/2007 EBITDA	Price/Earnings
		2007	2008E	2009E
Company at $24.45 on February 22, 2008
Central Sensitivity to Management Projections	5.0x	11.0x	11.9x	12.2x
Management Projections	5.0x	11.0x	10.9x	9.6x
IBES	5.0x	11.0x	12.0x	11.4x

Company at $34.00 Merger Consideration
Central Sensitivity to Management Projections	6.6x	15.3x	16.6x	16.9x
Management Projections	6.6x	15.3x	15.1x	13.3x
IBES	6.6x	15.3x	16.7x	15.9x
Jupitermedia Corporation	7.0x	50.8x	27.7x	17.9x

Digital Media Software Companies
Range	11.9 - 14.3x	18.6 - 21.5x	18.9 - 28.6x	16.4 - 23.3x

Marketing Services Companies
Range	7.2 - 9.9x	13.6 - 44.7x	12.0 - 16.8x	11.0 - 13.0x

Overall Mean[1]	9.8x	25.5x	18.8x	15.2x
Overall Median[1]	9.7x	18.6x	16.8x	13.0x

[1]	For Jupitermedia Corporation, selected digital media software companies and selected marketing services companies (does not include the Company).

Illustrative Present Value of Future Stock Price Analysis.

Goldman Sachs performed an illustrative analysis of the implied present value of the future price of each share, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. Goldman Sachs first calculated the implied per share values for (a) each of the fiscal years from 2008 to 2012 by applying price to earnings (“P/E”) multiples ranging from 10.0x to 16.0x to estimates of the EPS of the Company for fiscal years 2008 to 2012, based on (i) the Central Sensitivity to Management Projections and (ii) Management Projections, respectively (see “—Certain Projections”), and (b) each of the fiscal years 2008 and 2009 by applying P/E multiples ranging from 10.0x to 16.0x to estimates of the EPS of the Company for fiscal years 2008 and 2009 from IBES. Then, Goldman Sachs discounted the future values using an equity discount rate of 13.35%. The range of P/E multiples used by Goldman Sachs in this analysis was derived by Goldman Sachs utilizing its professional judgment and experience based on the average next twelve months (“NTM”) P/E multiples of the Company during the three hundred sixty-five day period ended February 22, 2008 (15.8x) and the one hundred eighty day period ended February 22, 2008 (13.1x), the NTM P/E multiple of the Company on January 18, 2008 (10.3x), the NTM P/E multiple of the Company on February 22, 2008 (12.0x) and NTM P/E multiples of the Selected Companies (16.8x). In Goldman Sachs’ judgment, based on a review of numerous factors, including, without limitation, significant differences between the businesses, sizes and capitalizations of the Company and the Selected Companies, the NTM P/E multiples of the Company were more relevant than the NTM P/E multiples of the Selected Companies for purposes of deriving the P/E multiple range. The equity discount rate of 13.35% used by Goldman Sachs in this analysis was derived by Goldman Sachs, utilizing its professional judgment and experience, based on a cost of equity analysis based on beta for the Company and certain other financial metrics. The following table presents the results of this analysis:

Forecasts	Implied Present Value of Future Stock Price (per share)
Central Sensitivity to Management Projections	$17.75 to $32.79
Management Projections	$22.47 to $40.85
IBES	$18.88 to $32.48

Illustrative Discounted Cash Flow Analysis.

Goldman Sachs performed an illustrative discounted cash flow (“DCF”) analysis to determine a range of implied present values per share. Goldman Sachs first conducted the DCF analysis using the Central Sensitivity to Management Projections (see “—Certain Projections”) and assuming the mid-year convention discounting of cash flows. Goldman Sachs calculated indications of present values of unlevered free cash flows for the Company for calendar years 2008 through 2012 using discount rates ranging from 10.0% to 14.0%. Goldman Sachs calculated indications of values of perpetual unlevered free cash flows of the Company using two different methods: perpetuity growth and terminal value multiple. Under the perpetuity growth method, Goldman Sachs assumed terminal growth rates of 1.0% to 3.0% and then discounted the illustrative terminal values to calculate indications of implied present values, using discount rates ranging from 10.0% to 14.0%. Under the terminal value multiple method, Goldman Sachs assumed terminal multiples of 4.5x to 7.5x to estimated 2012 EBITDA and then discounted the illustrative terminal values to calculate indications of implied present values using discount rates ranging from 10.0% to 14.0%. Goldman Sachs then conducted the same DCF analysis, but using the Management Projections. The terminal growth rate range used by Goldman Sachs in this analysis was derived by Goldman Sachs utilizing its professional judgment and experience based on historical range of inflation rates, historical range of gross domestic product growth rates and implied last twelve months (“LTM”) EBITDA multiples relative to then current trading levels of the Company. The terminal EBITDA multiples range used by Goldman Sachs in this analysis was derived by Goldman Sachs utilizing its professional judgment and experience based on the average LTM EBITDA multiples of the Company during the three hundred sixty-five day period ended February 22, 2008 (7.1x) and the one hundred eighty day period ended February 22, 2008 (5.4x), the LTM EBITDA multiple of the Company on January 18, 2008 (4.2x), the LTM EBITDA multiple of the Company on February 22, 2008 (4.7x) and LTM EBITDA multiples of the Selected Companies (9.6x). In Goldman Sachs’ judgment, based on a review of numerous factors, including, without limitation, significant differences between the businesses, sizes and capitalizations of the Company and the Selected Companies, the LTM EBITDA multiples of the Company were more relevant than the LTM EBITDA multiples of the Selected Companies for purposes of deriving the terminal multiple range. The discount rate range used by Goldman Sachs in this analysis was derived by Goldman Sachs, utilizing its professional judgment and experience, based on a weighted average cost of capital analysis based on betas and certain other financial metrics for the Company and the Selected Companies (other than Jupitermedia Corporation) for which betas were available. In Goldman Sachs’ judgment, based on a review of numerous factors, including, without limitation, significant differences between the businesses, sizes and capitalizations of the Company and the Selected Companies, the weighted average cost of capital analysis for the Company was more relevant than the weighted average cost of capital analysis for the Selected Companies for purposes of deriving the discount rate range. The following table presents the results of this analysis:

Methodology (Forecasts)	Implied Present Value (per share)
Perpetuity Growth Method (Central Sensitivity to Management Projections)	$26.84 to $45.58
Terminal Value Multiple Method (Central Sensitivity to Management Projections)	$27.02 to $42.60
Perpetuity Growth Method (Management Projections)	$33.37 to $57.54
Terminal Value Multiple Method (Management Projections)	$32.93 to $52.34

Illustrative Leveraged Buyout Analysis.

Goldman Sachs performed an illustrative leveraged buyout (“LBO”) analysis using the Central Sensitivity to Management Projections (see “—Certain Projections”). In performing the illustrative leveraged buyout analysis, Goldman Sachs assumed hypothetical financial buyer purchase prices per share ranging from $30.00 to $38.00, with the merger consideration of $34.00 per share of common stock as the midpoint of such range, which reflect illustrative implied entry multiples (based on adjusted LTM EBITDA) ranging from 5.8x to 7.3x, assumed debt of $970 million and an exit in year five at exit LTM EBITDA multiples of 4.5x to 7.5x. Goldman Sachs then performed the same LBO analysis, but using the Management Projections (see “— Certain Projections”). In

performing the illustrative LBO analysis, Goldman Sachs also assumed that after the acquisition, 5%, 10% or 15% of the equity, respectively, is allocated to employees. The LTM EBITDA exit multiples range used by Goldman Sachs in this analysis was derived by Goldman Sachs utilizing its professional judgment and experience based on the average LTM EBITDA multiples of the Company during the three hundred sixty-five day period ended February 22, 2008 (7.1x) and the one hundred eighty day period ended February 22, 2008 (5.4x), the LTM EBITDA multiple of the Company on January 18, 2008 (4.2x), the LTM EBITDA multiple of the Company on February 22, 2008 (4.7x) and LTM EBITDA multiples of the Selected Companies (9.6x). In Goldman Sachs’ judgment, based on a review of numerous factors, including, without limitation, significant differences between the businesses, sizes and capitalizations of the Company and the Selected Companies, the LTM EBITDA multiples of the Company were more relevant than the LTM EBITDA multiples of the Selected Companies for purposes of deriving the exit multiple range. The following table presents the results of this analysis:

Illustrative internal rates of equity returns to a hypothetical financial buyer
Assumed Equity Allocation to Employees	Central Sensitivity to Management Projections	Management Projections
5%	1.7% to 22.9%	8.7% to 30.3%
10%	0.6% to 21.6%	7.6% to 28.9%
15%	-0.5% to 20.2%	6.3% to 27.4%

Illustrative Recapitalization Analysis.

Goldman Sachs analyzed certain illustrative recapitalization transactions involving the Company and the theoretical value the Company’s stockholders could receive in such transactions. In the illustrative recapitalization analyses, Goldman Sachs assumed that the Company would incur either $630 million (Case 1) or $940 million (Case 2) of debt instead of the current debt level of $385 million. Goldman Sachs assumed that the debt in excess of $385 million would be used to buy back outstanding shares representing 14.7% of the Company’s market capitalization as of February 22, 2008 at a 15% premium to the closing market price on February 22, 2008 (Case 1) or 34.7% of the Company’s market capitalization as of February 22, 2008 at a 20% premium to the closing market price on February 22, 2008 (Case 2). Debt amounts assumed in Case 1 and Case 2, respectively, were derived by Goldman Sachs utilizing its professional judgment and experience based on a variety of factors such as credit market conditions, credit profile and financial and operational characteristics of the Company. The premiums to the closing market price on February 22, 2008 used in this analysis were derived by Goldman Sachs utilizing its professional judgment and experience based on a variety of factors such as the size of the buyback relative to the Company’s market capitalization, the pro forma financial impact of the share buyback on the estimated earnings per share, the pro forma impact on the earnings per share growth rates, and general assessment of stock buybacks executed by other publicly traded companies with characteristics that for purposes of analysis may be considered similar to certain of the Company’s characteristics. The theoretical post-recapitalization trading value of outstanding shares not purchased was based upon estimated NTM P/E multiples of 10.0x to 16.0x, estimates for the Company based on the Central Sensitivity to Management Projections and the Management Projections (see “—Certain Projections”), respectively, after giving effect to the incurrence of incremental debt, incremental interest expense, repurchase of outstanding shares and estimated future weighted average shares outstanding following the recapitalization. Goldman Sachs calculated the implied per share future equity values for outstanding shares for 2008 and 2010 and then discounted 2010 values back two years using a discount rate of 13.35%. The equity discount rate of 13.35% used by Goldman Sachs in this analysis was derived by Goldman Sachs, utilizing its professional judgment and experience, based on a cost of equity analysis based on beta for the Company and certain other financial metrics. The following table presents the results of this analysis:

Implied Present Value (per share)
	Central Sensitivity to Management Projections		Management Projections
	2008	2010	2008	2010
Case 1	$21.21 to $33.94	$19.91 to $31.86	$23.48 to $37.57	$26.25 to $42.00
Case 2	$22.00 to $35.19	$21.09 to $33.74	$24.62 to $39.39	$28.84 to $46.14

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to our board of directors as to the fairness from a financial point of view to the holders of the outstanding shares of Company common stock (other than Rollover Stockholders) of the $34.00 per share in cash to be received by such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

The merger consideration was determined through arm’s-length negotiations between the Company and Parent and was approved by our board of directors. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or our board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Parent, portfolio companies of investment funds sponsored by Hellman & Friedman LLC, which funds we refer to in this section as “H&F,” affiliates of Parent and any of their respective affiliates, or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs also has provided certain investment banking and other financial services to the Company from time to time, including having acted as an agent in connection with an exchange offer for the Company’s 0.5% convertible subordinated debentures, Series B due 2023 (aggregate principal amount $265 million) in December 2004, and as an agent in connection with a consent solicitation for the Company’s 0.5% convertible subordinated debentures, Series B due

2023 (aggregate principal amount $265 million) in January 2007. During the past two years, Goldman Sachs has received aggregate fees from the Company for investment banking and other financial services unrelated to the merger of approximately $950,000.

Goldman Sachs also has provided certain investment banking and other financial services to H&F and its affiliates and portfolio companies from time to time, including having acted as financial advisor to Texas Genco Holdings, Inc., a portfolio company of H&F, with respect to its sale to NRG Energy Inc. in September 2005; as lead manager with respect to a repricing of a second lien bank loan (aggregate principal amount $160 million) extended to Mitchell International, an affiliate of H&F (“Mitchell”), in October 2005; as financial advisor to a consortium that included H&F in connection with its acquisition of LPL Financial Services Corp., a portfolio company of H&F (“LPL Financial Services”), including acting as lead manager of a bank loan (aggregate principal amount $950 million) and the offering of 10.75% senior subordinated notes due 2015 (aggregate principal amount $330 million) in connection with the financing of such acquisition, in December 2005; as lead manager in connection with the issuance of cumulative preferred stock (aggregate principal amount $200 million) of Arch Capital Group Limited, an affiliate of H&F, in January 2006; as financial advisor to Hellman & Friedman Europe Limited, an affiliate of H&F, in connection with its acquisition of Gartmore Investment Management PLC, including acting as manager with respect to a bank loan (aggregate principal amount $585 million) extended in connection with the financing of such acquisition, in May 2006; as sole bookrunner of a term loan (aggregate principal amount $740 million) and a revolving credit facility (aggregate principal amount $100 million) provided to LPL Financial Services in December 2006; as financial advisor to H&F with respect to its sale of Mitchell in February 2007; and as joint manager with respect to a term loan (aggregate principal amount $660 million), a revolving credit facility (aggregate principal amount $100 million), a senior unsecured bridge loan (aggregate principal amount $330 million), and a senior subordinated bridge loan (aggregate principal amount $160 million) in connection with the financing of the acquisition of Catalina Marketing Corp. by H&F in October 2007.

Goldman Sachs also may provide investment banking and other financial services to the Company, H&F and their respective affiliates and portfolio companies in the future. In connection with the above-described services, Goldman Sachs has received, and may receive, compensation. Affiliates of Goldman Sachs have co-invested with H&F and its affiliates from time to time and may do so in the future.

Our board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated November 12, 2007, the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee equal to 0.725% of the aggregate consideration (which is expected to be equal to approximately $17.3 million), $3 million of which was payable upon execution of the merger agreement and the remainder of which is payable upon consummation of the merger. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities arising out of its engagement, including certain liabilities under the federal securities laws. Other than the Voting Independent Directors’ direction to Goldman Sachs to focus on the Central Sensitivity to Management Projections in connection with Goldman Sachs’s financial analyses and the opinion rendered by Goldman Sachs, Goldman Sachs did not receive from the Company any instructions or limitations in connection with its financial analyses or the opinion rendered by Goldman Sachs. Goldman Sachs has consented to the inclusion of its written opinion delivered to the board of directors, dated February 24, 2008, in this proxy statement.

A copy of Goldman Sachs’ written presentation to the board of directors on February 24, 2008 has been filed as an exhibit to the Schedule 13E–3 filed with the SEC in connection with the merger. The written presentation will be available for any interested Getty Images stockholder (or any representative of a stockholder who has been so designated in writing) to inspect and copy at our principal executive offices during regular business hours. Alternatively, you may inspect and copy the presentation at the office of, or obtain it by mail from, the SEC.

In addition to the presentation made to our board of directors described above, Goldman Sachs also made written and oral presentations to our board of directors on February 18, 2008, February 11, 2008, February 10, 2008, February 7, 2008, December 21, 2007, November 28, 2007, November 6, 2007, October 10, 2007 and September 19, 2007. Copies of these other written presentations by Goldman Sachs to our board of directors have been attached as exhibits to the Schedule 13E–3 filed with the SEC in connection with the merger. These written presentations will be available for any interested Getty Images stockholder (or any representative of a stockholder who has been so designated in writing) to inspect and copy at our principal executive offices during regular business hours. Alternatively, you may inspect and copy the presentations at the office of, or obtain it by mail from, the SEC.

None of these other written and oral presentations by Goldman Sachs, alone or together, constitute an opinion of Goldman Sachs with respect to the consideration to be paid in the merger. Information contained in these other written and oral presentations is substantially similar to the information provided in Goldman Sachs’ written presentation to our board of directors on February 24, 2008, as described above. The September 19, 2007 materials contained valuation, LBO and recapitalization analyses, analysis at various prices, discussion of potentially interested financial sponsors and strategic buyers and an analysis of the pro forma financial impact of acquiring the Company on certain potential strategic buyers. The October 10, 2007 materials contained updated valuation and LBO analyses, updated analysis at various prices and initial process considerations, including discussion of potentially interested financial sponsors. The November 6, 2007 materials contained updated process considerations and a proposed timetable. The November 28, 2007 materials contained a discussion of indications of interest in the Company that had been received from various potential acquirers, updated valuation and LBO analyses, updated analysis at various prices, as well as an updated proposed timetable. The December 2007 materials contained an updated analysis of the pro forma financial impact of acquiring the Company on certain potential strategic buyers, as well as information relating to certain transactions involving stub equity deal structures. The February 7, 2008 materials contained updated valuation, LBO and recapitalization analyses and discussion of bids submitted by potential acquirers. Each of the two February 10, 2008 materials contained updated valuation analyses. The February 11, 2008 materials contained updated valuation analyses. The February 18, 2008 materials contained updated valuation, LBO and recapitalization analyses and a discussion of the terms of H&F’s proposal. These other written and oral presentations made by Goldman Sachs contained, among other things, the following types of financial analyses:

•	market performance;

•	analysis at various prices;

•	illustrative present value of future stock price analysis;

•	illustrative discounted cash flow analysis;

•	illustrative leveraged buyout analysis;

•	illustrative recapitalization analysis;

•	selected transactions analysis; and

•	selected companies analysis.

Not all of the other written and oral presentations contained all of the financial analyses listed above. The financial analyses in these other written and oral presentations were based on market, economic and other conditions as they existed as of the dates of the respective presentations as well as other information that was available at those times. Accordingly, the results of the financial analyses differed due to changes in those conditions. Among other things, multiples attributable to selected companies changed as those companies’ stock prices changed, and implied transaction multiples, average multiples over time, discounted cash flows analyses and leveraged buyout analyses changed as the Company’s financial results (as well as projections made by the Company’s management and board of directors, see “—Certain Projections”) changed. Finally, Goldman Sachs continued to refine various aspects of its financial analyses with respect to the Company over time.

Purpose and Reasons for the Merger for the Rollover Stockholders

The Rollover Stockholders are making the statements in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

Concurrently with the Company’s entry into the merger agreement, the Rollover Stockholders entered into a rollover commitment letter with Parent pursuant to which all of the shares of Getty Images common stock held by the Rollover Stockholders will be transferred, contributed and delivered to Parent in exchange for newly issued limited partnership units of Parent issued at a per unit value equal to the merger consideration (and valuing the contributed shares at an amount per share equal to the merger consideration). See “—Interests of the Company’s Directors and Executive Officers in the Merger.” The Rollover Stockholders expect their transfer of shares of the Company’s common stock to be tax deferred for U.S. federal income tax purposes. For the Rollover Stockholders, the purpose of the merger is to enable the Rollover Stockholders to benefit from any future earnings and growth of Getty Images after its common stock ceases to be publicly traded. The Rollover Stockholders also believe that it is best for Getty Images to operate as a privately held entity in order to allow the Company to focus on its long-term growth and continuing improvements to its business absent the regulatory burden imposed upon public companies and the distractions caused by the public equity market’s valuation of the Company’s common stock.

Purpose and Reasons for the Merger for Jonathan Klein

Jonathan Klein is making the statements in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

Mr. Klein believes that it is best for Getty Images to operate as a privately held entity in order to allow the Company greater operational flexibility and to focus on its long-term growth and continuing improvements to its business absent the regulatory burden imposed upon public companies and the distractions caused by the public equity market’s valuation of the Company’s common stock. The merger will also enable Mr. Klein to benefit from any future earnings and growth of Getty Images, after its common stock ceases to be publicly traded, while at the same time providing him with an opportunity to receive cash for a portion of his existing investment in the Company. For U.S. federal income tax purposes, the receipt of cash in exchange for shares of the Company’s common stock held by Mr. Klein pursuant to the merger will be a taxable transaction. Mr. Klein supports proceeding with the merger at this time because he believes that the merger is more favorable to the unaffiliated stockholders of the Company than any other alternative reasonably available to the Company and its stockholders, including remaining as a standalone public company.

Purpose and Reasons for the Merger for Parent, Merger Sub and the H&F Filing Persons

Parent, Merger Sub, Abe GP LLC, H&F Fund VI, Hellman & Friedman Investors VI, L.P. and Hellman & Friedman LLC are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Abe GP LLC is the general partner of Parent, Hellman & Friedman Investors VI, L.P. is the general partner of H&F Fund VI, and Hellman & Friedman LLC is the general partner of Hellman & Friedman Investors VI, L.P. We refer to Abe GP LLC, H&F Fund VI, Hellman & Friedman Investors VI, L.P. and Hellman & Friedman LLC, collectively, as the “H&F Filing Persons.”

If the merger is completed, Getty Images will become a subsidiary of Parent. For Parent and Merger Sub, the purpose of the merger is to effectuate the transactions contemplated by the merger agreement. For the H&F Filing Persons, the purpose of the merger is to allow H&F Fund VI to indirectly own equity interests in Getty Images and to bear the rewards and risks of such ownership after shares of Getty Images common stock cease to be publicly traded.

The H&F Filing Persons believe that it is best for Getty Images to operate as a privately held entity in order to allow Getty Images greater operational flexibility and to focus on its long-term growth and continuing improvements to its business without the constraints and distractions caused by the public equity market’s valuation of its common stock. Moreover, the H&F Filing Persons believe that Getty Images’ future business prospects can be improved through the active participation of Parent in the strategic direction of Getty Images. Although the H&F Filing Persons believe that there will be significant opportunities associated with H&F Fund VI’s investment in Getty Images, they realize that there are also substantial risks (including the risks and uncertainties relating to the prospects of Getty Images) and that such opportunities may not ever be fully realized.

The H&F Filing Persons believe that structuring the transaction as a merger transaction is preferable to other transaction structures because (a) it will enable Parent to acquire all of the outstanding shares of Getty Images at the same time, (b) it represents an opportunity for Getty Images’ unaffiliated stockholders to receive fair value for their shares of common stock and (c) it allows the Rollover Stockholders to maintain their investment in Getty Images.

Position of the Rollover Stockholders as to the Fairness of the Merger

The Rollover Stockholders are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The views of the Rollover Stockholders as to the fairness of the merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement. Mr. Getty (who did not participate in the deliberations of the Company’s board of directors) and the other Rollover Stockholders have interests in the merger different from, and in addition to, those of the other stockholders of Getty Images. These interests are described under “—Interests of the Company’s Directors and Executive Officers in the Merger—Arrangements with Mark Getty and Other Rollover Stockholders.”

The Rollover Stockholders are not a party to and did not participate in the negotiation of the merger agreement with the Company, Parent or Merger Sub or their respective representatives or advisors. Neither Mr. Getty nor any of the other Rollover Stockholders participated in the deliberations of the Company’s board of directors with respect to the substantive or procedural fairness of the merger to the unaffiliated stockholders, nor did they undertake any independent evaluation of the fairness of the merger or engage a financial advisor for such purpose. Nevertheless, the Rollover Stockholders believe that the proposed merger is substantively and procedurally fair to the unaffiliated stockholders on the basis of the factors discussed below.

The Rollover Stockholders believe that the proposed merger is substantively fair to the unaffiliated stockholders based on the following factors:

•

the current and historical market prices of the Company’s common stock, including the fact that the $34.00 per share merger consideration represented a premium of approximately 55% over the Company’s closing stock price of $21.94 on January 18, 2008, the last trading day prior to the Company’s public announcement that it was exploring strategic alternatives;

•

the fact that, after the Company’s discussions with multiple private equity sponsors and strategic parties regarding a potential acquisition and after the Company’s public announcement confirming that its board was exploring strategic alternatives, which was made more than one month prior to entering into the merger agreement with Parent, Parent was the only party that proposed to acquire the Company with fully committed financing after completing due diligence;

•	the fact that the merger consideration is all cash, allowing the unaffiliated stockholders to immediately realize a certain and fair value for all shares of their Company common stock;

•

notwithstanding the fact that the Goldman Sachs opinion was not delivered to Getty Investments or Mr. Getty (other than in his capacity as a director of the Company) and they are not entitled to rely on such opinion, the fact that the Company’s board of directors received an opinion from Goldman Sachs, dated February 24, 2008, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $34.00 per share in cash to be received by the holders of the outstanding shares of Company common stock (other than the Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such stockholders;

•	the ability of the Company to continue discussing a potential transaction with a certain strategic party until April 4, 2008, even in the absence of a proposal from such party;

•	the Company’s ability, under certain circumstances, to provide information to, or participate in discussions or negotiations with, third parties regarding other proposals;

•

the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into a definitive agreement related to a superior proposal, subject to paying a termination fee of $31 million during the period ending April 4, 2008 or $52 million after April 4, 2008 (equal to approximately 1.5% and 2.5% of the equity value of the transaction, respectively); and

•

the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware.

The Rollover Stockholders believe that the proposed merger is procedurally fair to the unaffiliated stockholders based on the following factors:

•

the merger agreement requires the merger agreement to be adopted not only by the holders of a majority of the outstanding shares of Company common stock, but also by the holders of a majority of the shares of the Company’s common stock present in person or by proxy and voting at the special meeting that are held by persons other than the Rollover Stockholders and Jonathan Klein;

•

the Independent Directors are not employees of the Company or any of its subsidiaries and have no financial interest in the merger that is different from that of the unaffiliated stockholders (other than the acceleration of options held by certain of the Independent Directors to acquire shares of Getty Images common stock);

•

although the Independent Directors did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger, the Independent Directors met regularly, without the participation of Messrs. Getty and Klein, to discuss the Company’s strategic alternatives and were advised by Weil Gotshal and Goldman Sachs;

•

the Voting Independent Directors made all material decisions relating to the Company’s strategic alternatives beginning on November 28, 2007, including recommending to the Company’s board of directors that the Company enter into the merger agreement;

•

the financial and other terms and conditions of the merger agreement were the product of arm’s-length negotiations between the Company’s board of directors and its advisors, on the one hand, and Parent and its advisors, on the other hand, without the participation of Messrs. Getty or Klein;

•	the ability of the Company to continue discussing a potential transaction with a certain strategic party until April 4, 2008, even in the absence of a proposal from such party;

•	the Company’s ability, under certain circumstances, to provide information to, or participate in discussions or negotiations with, third parties regarding other proposals;

•

the fact that Getty Investments has not entered into any exclusivity arrangements with Parent and Merger Sub and that in certain circumstances where the Company is able to engage in discussions or negotiations with third parties regarding a competing proposal, Getty Investments may, subject to the terms of its agreement with Parent, also engage in discussions or negotiations with respect to other proposals and a potential waiver or amendment of its restated option agreement with the Company, including waiving its right to call the trademarks for the “Getty Images” name, for a nominal fee, in connection with a change in control;

•

the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into a definitive agreement related to a superior proposal, subject to paying a termination fee of $31 million during the period ending April 4, 2008 or $52 million after April 4, 2008;

•

notwithstanding the fact that the Goldman Sachs opinion was not delivered to Mr. Getty (other than in his capacity as a director of the Company) or the other Rollover Stockholders and they are not entitled to rely on such opinion, the fact that the Company’s board of directors received an opinion from Goldman Sachs, dated February 24, 2008, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $34.00 per share in cash to be received by the holders of the outstanding shares of Company common stock (other than the Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such stockholders; and

•

the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware.

The Rollover Stockholders did not consider the Company’s net book value, which is an accounting concept, to be a factor in determining the substantive fairness of the transaction to the unaffiliated stockholders because they believed that net book value is not a material indicator of the value of Getty Images’ equity but rather an indicator of historical costs. The Rollover Stockholders also did not consider the liquidation value of Getty Images’ assets as indicative of Getty Images’ value primarily because of their belief that the liquidation value would be significantly lower than Getty Images’ value as an ongoing business and that, due to the fact that Getty Images is being sold as an ongoing business, its liquidation value is irrelevant to a determination as to whether the merger is fair to the unaffiliated stockholders. The Rollover Stockholders did not establish a pre-merger going concern value for Getty Images’ equity as a public company for the purposes of determining the fairness of the merger consideration to the unaffiliated stockholders because, following the merger, Getty Images will have a significantly different capital structure, which will result in different opportunities and risks for the business as a more highly leveraged privately-held entity. In addition, they did not consider the prices paid by the Company for past purchases of the Company’s common stock because those purchases were made at then current market prices and no such purchases were made after November 2006. In making their determination as to the substantive fairness of the proposed merger to the unaffiliated stockholders, the Rollover Stockholders were not aware of any firm offers during the prior two years by any person for the merger or consolidation of Getty Images with or into another company, the sale or transfer of all or any substantial part of Getty Images’ assets or a purchase of Getty Images’ securities that would enable the holder to exercise control of Getty Images, although there were proposals as described in “—Background of the Merger.”

The foregoing discussion of the information and factors considered and given weight by the Rollover Stockholders in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by the Rollover Stockholders. The Rollover Stockholders did not find it practicable to assign, and did not assign or otherwise attach, relative weights to the individual factors in reaching their position as to the fairness of the merger. Rather, their fairness determinations were made after consideration of all of the foregoing factors as a whole. The Rollover Stockholders believe the foregoing factors provide a reasonable basis for their belief that the merger is substantively and procedurally fair to the unaffiliated stockholders.

Position of Jonathan Klein as to the Fairness of the Merger

Mr. Klein is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The views of Mr. Klein should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement. Mr. Klein (who did not participate in the deliberations of the Company’s board of directors) has interests in the merger different from, and in addition to, those of the other stockholders of Getty Images. These interests are described under “—Interests of the Company’s Directors and Executive Officers in the Merger—New Management Arrangements.”

Mr. Klein is not a party to and did not participate in the negotiation of the merger agreement with the Company, Parent or Merger Sub, or their respective representatives or advisors. Mr. Klein did not participate in the deliberations of the Company’s board of directors with respect to the substantive or procedural fairness of the merger to the unaffiliated stockholders, nor did he undertake any independent evaluation of the fairness of the merger or engage a financial advisor for such purpose. Nevertheless, Mr. Klein believes that the proposed merger is substantively and procedurally fair to the unaffiliated stockholders on the basis of the factors discussed below.

Mr. Klein believes that the proposed merger is substantively fair to the unaffiliated stockholders based on the following factors:

•

the current and historical market prices of the Company’s common stock, including the fact that the $34.00 per share merger consideration represented a premium of approximately 55% over the Company’s closing stock price of $21.94 on January 18, 2008, the last trading day prior to the Company’s public announcement that it was exploring strategic alternatives;

•

the fact that, after the Company’s discussions with multiple private equity sponsors and strategic parties regarding a potential acquisition and after the Company’s public announcement confirming that its board was exploring strategic alternatives, which was made more than one month prior to entering into the merger agreement with Parent, Parent was the only party that proposed to acquire the Company with fully committed financing after completing due diligence;

•	the fact that the merger consideration is all cash, allowing the unaffiliated stockholders to immediately realize a certain and fair value for all shares of their Company common stock;

•

notwithstanding the fact that the Goldman Sachs opinion was not delivered to Mr. Klein (other than in his capacity as a director of the Company) and he is not entitled to rely on such opinion, the fact that the Company’s board of directors received an opinion from Goldman Sachs, dated February 24, 2008, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $34.00 per share in cash to be received by the holders of the outstanding shares of Company common stock (other than the Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such stockholders;

•	the ability of the Company to continue discussing a potential transaction with a certain strategic party until April 4, 2008, even in the absence of a proposal from such party;

•	the Company’s ability, under certain circumstances, to provide information to, or participate in discussions or negotiations with, third parties regarding other proposals;

•

the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into a definitive agreement related to a superior proposal, subject to paying a termination fee of $31 million during the period ending April 4, 2008 or $52 million after April 4, 2008 (equal to approximately 1.5% and 2.5% of the equity value of the transaction, respectively); and

•

the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware.

Mr. Klein believes that the proposed merger is procedurally fair to the unaffiliated stockholders based on the following factors:

•

the merger agreement requires the merger agreement to be adopted not only by the holders of a majority of the outstanding shares of Company common stock, but also by the holders of a majority of the shares of the Company’s common stock present in person or by proxy and voting at the special meeting that are held by persons other than the Rollover Stockholders and Jonathan Klein;

•

the Independent Directors are not employees of the Company or any of its subsidiaries and have no financial interest in the merger that is different from that of the unaffiliated stockholders (other than the acceleration of options held by certain of the Independent Directors to acquire shares of Getty Images common stock);

•

although the Independent Directors did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger, the Independent Directors met regularly, without the participation of Messrs. Getty and Klein, to discuss the Company’s strategic alternatives and were advised by Weil Gotshal and Goldman Sachs;

•

the Voting Independent Directors made all material decisions relating to the Company’s strategic alternatives beginning on November 28, 2007, including recommending to the Company’s board of directors that the Company enter into the merger agreement;

•

the financial and other terms and conditions of the merger agreement were the product of arm’s-length negotiations between the Company’s board of directors and its advisors, on the one hand, and Parent and its advisors, on the other hand, without the participation of Messrs. Getty or Klein;

•	the ability of the Company to continue discussing a potential transaction with a certain strategic party until April 4, 2008, even in the absence of a proposal from such party;

•	the Company’s ability, under certain circumstances, to provide information to, or participate in discussions or negotiations with, third parties regarding other proposals;

•

the fact that Getty Investments has not entered into any exclusivity arrangements with Parent and Merger Sub and that in certain circumstances where the Company is able to engage in discussions or negotiations with third parties regarding a competing proposal, Getty Investments may, subject to the terms of its agreement with Parent, also engage in discussions or negotiations with respect to other proposals and a potential waiver or amendment of its restated option agreement with the Company, including waiving its right to call the trademarks for the “Getty Images” name, for a nominal fee, in connection with a change in control;

•

the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into a definitive agreement related to a superior proposal, subject to paying a termination fee of $31 million during the period ending April 4, 2008 or $52 million after April 4, 2008;

•

notwithstanding the fact that the Goldman Sachs opinion was not delivered to Mr. Klein (other than in his capacity as a director of the Company) and he is not entitled to rely on such opinion, the fact that the Company’s board of directors received an opinion from Goldman Sachs, dated February 24, 2008, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $34.00 per share in cash to be received by the holders of the outstanding shares of Company common stock (other than the Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such stockholders; and

•

the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware.

Mr. Klein did not consider the Company’s net book value, which is an accounting concept, to be a factor in determining the substantive fairness of the transaction to the unaffiliated stockholders because he believed that net book value is not a material indicator of the value of Getty Images’ equity but rather an indicator of historical costs. Mr. Klein also did not consider the liquidation value of Getty Images’ assets as indicative of Getty Images’ value primarily because of his belief that the liquidation value would be significantly lower than Getty Images’ value as an ongoing business and that, due to the fact that Getty Images is being sold as an ongoing business, its liquidation value is irrelevant to a determination as to whether the merger is fair to the unaffiliated stockholders. Mr. Klein did not establish a pre-merger going concern value for Getty Images’ equity as a public company for the purposes of determining the fairness of the merger consideration to the unaffiliated stockholders because, following the merger, Getty Images will have a significantly different capital structure, which will result in different opportunities and risks for the business as a more highly leveraged privately-held entity. In addition, he did not consider the prices paid by the Company for past purchases of the Company’s common stock because those purchases were made at then current market prices and no such purchases were made after November 2006. In making his determination as to the substantive fairness of the proposed merger to the unaffiliated stockholders, Mr. Klein was not aware of any firm offers during the prior two years by any person for the merger or consolidation of Getty Images with or into another company, the sale or transfer of all or any substantial part of Getty Images’ assets or a purchase of Getty Images’ securities that would enable the holder to exercise control of Getty Images, although there were proposals as described in “—Background of the Merger.”

The foregoing discussion of the information and factors considered and given weight by Mr. Klein in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by Mr. Klein. Mr. Klein did not find it practicable to assign, and did not assign or otherwise attach, relative weights to the individual factors in reaching their position as to the fairness of the merger. Rather, his fairness determination was made after consideration of all of the foregoing factors as a whole. Mr. Klein believes the foregoing factors provide a reasonable basis for his belief that the merger is substantively and procedurally fair to the unaffiliated stockholders.

Position of Parent, Merger Sub and the H&F Filing Persons as to the Fairness of the Merger

Parent, Merger Sub and the H&F Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Parent, Merger Sub and the H&F Filing Persons should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

Parent and Merger Sub attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the stockholders of Getty Images, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such stockholders. Neither Parent, Merger Sub nor the H&F Filing Persons believes that it has or had any fiduciary duty to Getty Images or its stockholders, including with respect to the merger and its terms.

None of Parent, Merger Sub or the H&F Filing Persons participated in the deliberation process of our board of directors, or in the conclusions of our board of directors, as to the substantive and procedural fairness of the merger to the unaffiliated stockholders of Getty Images, nor did they undertake any independent evaluation of the fairness of the merger or engage a financial advisor for such purpose. Nevertheless, they believe that the proposed merger is substantively and procedurally fair to the unaffiliated stockholders on the basis of the factors discussed below.

Parent, Merger Sub and the H&F Filing Persons believe that the proposed merger is substantively fair to the unaffiliated stockholders based on the following factors:

•	the current and historical market prices of the Company’s common stock, including the fact that the $34.00 per share merger consideration represented a premium of approximately 55% over the

Company’s closing stock price of $21.94 on January 18, 2008, the last trading day prior to the Company’s public announcement that it was exploring strategic alternatives;

•

the fact that, after the Company’s discussions with multiple private equity sponsors and strategic parties regarding a potential acquisition and after the Company’s public announcement confirming that its board was exploring strategic alternatives, which was made more than one month prior to entering into the merger agreement with Parent, Parent was the only party that proposed to acquire the Company with fully committed financing after completing due diligence;

•	the fact that the merger consideration is all cash, allowing the unaffiliated stockholders to immediately realize a certain and fair value for all shares of their Company common stock;

•

notwithstanding the fact that the Goldman Sachs opinion was not delivered to Parent, Merger Sub or the H&F Filing Persons and they are not entitled to rely on such opinion, the fact that the Company’s board of directors received an opinion from Goldman Sachs, dated February 24, 2008, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $34.00 per share in cash to be received by the holders of the outstanding shares of Company common stock (other than the Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such stockholders;

•	the ability of the Company to continue discussing a potential transaction with a certain strategic party until April 4, 2008, even in the absence of a proposal from such party;

•	the Company’s ability, under certain circumstances, to provide information to, or participate in discussions or negotiations with, third parties regarding other proposals;

•

the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into a definitive agreement related to a superior proposal, subject to paying a termination fee of $31 million during the period ending April 4, 2008 or $52 million after April 4, 2008 (equal to approximately 1.5% and 2.5% of the equity value of the transaction, respectively); and

•

the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware.

Parent, Merger Sub and the H&F Filing Persons believe that the proposed merger is procedurally fair to the unaffiliated stockholders based on the following factors:

•

the merger agreement requires the merger agreement to be adopted not only by the holders of a majority of the outstanding shares of Company common stock, but also by the holders of a majority of the shares of the Company’s common stock present in person or by proxy and voting at the special meeting that are held by persons other than the Rollover Stockholders and Jonathan Klein;

•

the Independent Directors are not employees of the Company or any of its subsidiaries and have no financial interest in the merger that is different from that of the unaffiliated stockholders (other than the acceleration of options held by certain of the Independent Directors to acquire shares of Getty Images common stock);

•

although the Independent Directors did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger, the Independent Directors met regularly, without the participation of Messrs. Getty and Klein, to discuss the Company’s strategic alternatives and were advised by Weil Gotshal and Goldman Sachs;

•

the Voting Independent Directors made all material decisions relating to the Company’s strategic alternatives beginning on November 28, 2007, including recommending to the Company’s board of directors that the Company enter into the merger agreement;

•

the financial and other terms and conditions of the merger agreement were the product of arm’s-length negotiations between the Company’s board of directors and its advisors, on the one hand, and Parent and its advisors, on the other hand, without the participation of Messrs. Getty or Klein;

•	the ability of the Company to continue discussing a potential transaction with a certain strategic party until April 4, 2008, even in the absence of a proposal from such party;

•	the Company’s ability, under certain circumstances, to provide information to, or participate in discussions or negotiations with, third parties regarding other proposals;

•

the fact that Getty Investments has not entered into any exclusivity arrangements with Parent and Merger Sub and that in certain circumstances where the Company is able to engage in discussions or negotiations with third parties regarding a competing proposal, Getty Investments may, subject to the terms of its agreement with Parent, also engage in discussions or negotiations with respect to other proposals and a potential waiver or amendment of its restated option agreement with the Company, including waiving its right to call the trademarks for the “Getty Images” name, for a nominal fee, in connection with a change in control;

•

the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into a definitive agreement related to a superior proposal, subject to paying a termination fee of $31 million during the period ending April 4, 2008 or $52 million after April 4, 2008;

•

notwithstanding the fact that the Goldman Sachs opinion was not delivered to Parent, Merger Sub or the H&F Filing Persons and they are not entitled to rely on such opinion, the fact that the Company’s board of directors received an opinion from Goldman Sachs, dated February 24, 2008, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $34.00 per share in cash to be received by the holders of the outstanding shares of Company common stock (other than the Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such stockholders; and

•

the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware.

Parent, Merger Sub and the H&F Filing Persons did not consider the Company’s net book value, which is an accounting concept, to be a factor in determining the substantive fairness of the transaction to the unaffiliated stockholders because they believed that net book value is not a material indicator of the value of Getty Images’ equity but rather an indicator of historical costs. Parent, Merger Sub and the H&F Filing Persons also did not consider the liquidation value of Getty Images’ assets as indicative of Getty Images’ value primarily because of their belief that the liquidation value would be significantly lower than Getty Images’ value as an ongoing business and that, due to the fact that Getty Images is being sold as an ongoing business, the liquidation value is irrelevant to a determination as to whether the merger is fair to the unaffiliated stockholders. Parent, Merger Sub and the H&F Filing Persons did not establish a pre-merger going concern value for Getty Images’ equity as a public company for the purposes of determining the fairness of the merger consideration to the unaffiliated stockholders because, following the merger, Getty Images will have a significantly different capital structure, which will result in different opportunities and risks for the business as a more highly leveraged private company. In addition, they did not consider the prices paid by the Company for past purchases of the Company’s common stock because those purchases were made at then current market prices and no such purchases were made after November 2006. In making their determination as to the substantive fairness of the merger to the unaffiliated stockholders, Parent, Merger Sub and the H&F Filing Persons were not aware of any firm offers during the prior two years by any person for the merger or consolidation of Getty Images with another company, the sale or transfer of all or substantially all of Getty Images’ assets or a purchase of Getty Images’ assets that would enable the holder to exercise control of Getty Images, although there were proposals as described in “—Background of the Merger.”

The foregoing discussion of the information and factors considered and given weight by Parent, Merger Sub and the H&F Filing Persons in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by Parent, Merger Sub and the H&F Filing Persons. Parent, Merger Sub and the H&F Filing Persons did not find it practicable to assign, and did not, assign or otherwise attach, relative weights to the individual factors in reaching their position as to the fairness of the merger. Rather, their fairness determinations were made after consideration of all of the foregoing factors as a whole. Parent, Merger Sub and the H&F Filing Persons believe the foregoing factors provide a reasonable basis for their belief that the merger is substantively and procedurally fair to the unaffiliated stockholders.

Plans for Getty Images After the Merger

It is expected that, upon consummation of the merger, the operations of Getty Images will be conducted substantially as they currently are being conducted, except that we will cease to have publicly traded equity securities and will instead be a wholly owned subsidiary of Parent. Parent has advised Getty Images that it does not have any current intentions, plans or proposals to cause us to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the merger involving Getty Images’ corporate structure, business or management, such as a merger, reorganization or liquidation;

•	the relocation of any material operations or sale or transfer of a material amount of assets; or

•	any other material changes in its business.

We expect, however, that both before and following consummation of the merger, the management and/or board of directors of the surviving corporation will continue to assess our assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the management and/or board of directors of the surviving corporation decides that such transactions are in the best interest of the surviving corporation upon such review. The surviving corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Effects of the Merger

If the merger agreement is adopted by our stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Getty Images with Getty Images continuing as the surviving corporation.

Upon the consummation of the merger, each share of our common stock will be cancelled and converted into the right to receive $34.00 in cash, without interest and less any applicable withholding taxes, other than (a) shares held by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law and (b) shares held by Parent or any of its subsidiaries, including shares to be contributed to Parent immediately prior to the completion of the merger by the Rollover Stockholders. Each share of Merger Sub will be converted into one newly issued share of common stock of the surviving corporation in the merger.

In connection with the consummation of the merger, except as otherwise agreed to by Parent and the holder of an option, each outstanding option to acquire our common stock granted under our equity incentive plans (whether or not then vested or exercisable), will be cancelled and terminated and converted at the effective time of the merger into the right to receive a cash payment for each share of our common stock issuable under such option equal to the excess, if any, of (a) the merger consideration over (b) the exercise price payable in respect of such share of our common stock issuable under such stock option, without interest and less any applicable withholding taxes. Also in connection with the consummation of the merger, except as otherwise agreed to by Parent and the holder of a restricted stock unit, each outstanding restricted stock unit granted under our equity incentive plans (whether or not previously vested) will vest in full and be converted into the right to receive a cash amount equal to the merger consideration, without interest and less applicable withholding taxes.

Following the merger, the entire equity in the surviving corporation will ultimately be owned by the H&F Investors, the Rollover Stockholders, Jonathan Klein and any additional investors the H&F Investors permit to invest in the transaction. If the merger is completed, the H&F Investors, the Rollover Stockholders, Jonathan Klein and any additional investors that the H&F Investors permit to invest in the transaction will be the sole beneficiaries of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting Getty Images following the merger. Similarly, the H&F Investors, the Rollover Stockholders, Jonathan Klein and any additional investors that the H&F Investors permit to invest in the transaction will also bear the risks of ongoing operations, including the risks of any decrease in our value after the merger and the operational and other risks related to the incurrence by the surviving corporation of significant additional debt as described below under “—Financing of the Merger.”

If the merger is completed, the unaffiliated stockholders of Getty Images will have no interest in Getty Images’ net book value or net earnings. The table below sets forth the direct and indirect interests in Getty Images’ net book value and net earnings of the Rollover Stockholders, the H&F Investors and Jonathan Klein prior to and immediately after the merger, based upon the net book value of Getty Images at March 31, 2008 and the net income of Getty Images for the fiscal year ended December 31, 2007. Following the merger, the entire interest in Getty Images’ net book value and net income that is not ultimately held by the Rollover Stockholders and Jonathan Klein will be held directly or indirectly by the H&F Investors and the additional investors that the H&F Investors permit to invest in the transaction.

Name	Ownership Prior to the Merger[1]				Ownership After the Merger[2]
	Net Book Value		Earnings		Net Book Value		Earnings
	$ in Thousands	%	$ in Thousands	%	$ in Thousands	%	$ in Thousands	%
Mark Getty[3]	$16,458	1.12%	$1,411	1.12%	$26,560	1.81%	$2,277	1.81%
Getty Investments[4]	203,291	13.85%	17,432	13.85%	328,315	22.37%	28,153	22.37%
Jonathan Klein[5]	7,123	0.49%	611	0.49%	14,389	0.98%	1,234	0.98%
H&F Investors[6]	N/A	N/A	N/A	N/A	1,098,643	74.84%	94,207	74.84%

[1]

Based upon beneficial ownership as of May 14, 2008, excluding any options to acquire our common stock (whether or not exercisable) and any restricted stock units (whether or not vested), and the Company’s net book value at March 31, 2008 and net income for the fiscal year ended December 31, 2007.

[2]

Based upon the agreed upon and anticipated equity investments and the Company’s net book value at March 31, 2008 and net income for the fiscal year ended December 31, 2007, and without giving effect to any additional indebtedness to be incurred in connection with the merger. Excludes any options (whether or not exercisable) and any other equity incentives issued in connection with or after the merger as described in “—Interests of the Company’s Directors and Executive Officers in the Merger.”

[3]

Includes 15,500 shares held directly by Mr. Getty. Also includes shares beneficially owned or deemed to be owned beneficially by Mr. Getty as follows: 622,602 shares held by The October 1993 Trust; 24,377 shares held by Cheyne Walk Trust, to which Mr. Getty shares voting and investment power; and 7,313 shares held by Ronald Family Trust B, to which Mr. Getty shares voting and investment power. Cheyne Walk Trust and Ronald Family Trust B are members of Getty Investments. The number does not include 8,273,301 shares owned by Getty Investments. Mr. Getty is one of five directors of Getty Investments, and, therefore, may be deemed to share voting and investment power over the shares held by Getty Investments. The increase in Mr. Getty’s ownership percentage in the applicable columns under “Ownership After the Merger” results from the anticipated increased leverage of the Company following the completion of the merger. His ownership increase does not result from an additional investment by Mr. Getty or a different value being attributed to his shares of Company common stock.

[4]

Getty Investments has sole dispositive and voting power over 8,273,301 shares. The increase in Getty Investments’ ownership percentage in the applicable columns under “Ownership After the Merger” results from the anticipated increased leverage of the Company following the completion of the merger. Its ownership increase does not result from an additional investment by Getty Investments or a different value being attributed to its shares of Company common stock.

[5]

Based upon an assumed investment of 70% of the estimated after-tax proceeds received by Mr. Klein in connection with the merger, although the amount and terms of Mr. Klein’s investment in Parent have not been finalized, and excludes any equity incentives issued in connection with or after the merger, each as described in “—Interests of the Company’s Directors and Executive Officers in the Merger.” Mr. Klein is one of five directors of Getty Investments, and, therefore, may be deemed to share voting and investment power over the shares held by Getty Investments. The increase in Mr. Klein’s ownership percentage in the applicable columns under “Ownership After the Merger” results from the anticipated increased leverage of the Company following the completion of the merger. His ownership increase does not result from an additional investment by Mr. Klein or a different value being attributed to his shares of Company common stock.

[6]

Based upon the full equity commitment contemplated by H&F Investors’ equity commitment letter, but without giving effect to the potential reduction in the amount of equity to be funded by the H&F Investors as described in “—Financing of the Merger—Equity Financing.”

In connection with the merger, certain of the Company’s management will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of our stockholders generally, as described in more detail under “—Interests of the Company’s Directors and Executive Officers in the Merger.” The incremental benefits are expected to include the right of certain executive officers and other key employees to make an equity investment in Parent or its affiliates and to participate in an equity incentive plan of an affiliate of the surviving corporation, in each case on terms that have not yet been finalized. A detriment to such executive officers and key employees is that their new equity interests would not be listed on a securities exchange and would be highly illiquid without an active public trading market for such equity interests. The equity interests are also expected to be subject to agreements restricting the ability of such holders to sell their equity interests. Additional incremental benefits to our executive officers may include, among others, continuing as executive officers of the surviving corporation and entry into new employment arrangements with the surviving corporation or its affiliates. Furthermore, it is contemplated that Mark Getty will be the chairman of the board of directors of Parent and Jonathan Klein will be the chief executive officer of Parent.

As one of the Rollover Stockholders, an incremental benefit to Mr. Getty will be the expected tax-free treatment with respect to the contribution of shares of Company common stock to Parent pursuant to the rollover commitment letter discussed under “—Interests of the Company’s Directors and Executive Officers in the Merger.”

Getty Images common stock is currently registered under the Exchange Act and is quoted on the New York Stock Exchange under the symbol “GYI.” As a result of the merger, Getty Images will be a privately held corporation, and there will be no public market for its common stock. After the merger, Getty Images’ common stock will cease to be quoted on the New York Stock Exchange, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of Getty Images’ common stock under the Exchange Act is expected to be terminated.

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the current officers of Getty Images will become the officers of the surviving corporation. The certificate of incorporation and bylaws of Getty Images will be amended as a result of the merger to be the same as set forth in exhibits to the merger agreement and the certificate of incorporation and bylaws of Getty Images as so amended will be the certificate of incorporation and bylaws of the surviving corporation.

Effects on the Company if the Merger is Not Completed

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock pursuant to the merger agreement. Instead, we will remain a public company and our common stock will continue to be registered under the Exchange Act and quoted on the New York Stock Exchange. In addition, if the merger is not completed, we expect that our management will operate our business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities to which they currently are subject, including, among other things, the nature of the industry on which Getty Images’ business largely depends, and general industry, economic, regulatory and market conditions.

If the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. In the event the merger is not completed, our board of directors will continue to evaluate and review our business operations, prospects and capitalization, make such changes as are deemed appropriate and seek to identify acquisitions, joint ventures or strategic alternatives to enhance stockholder value. If the merger agreement is not adopted by our stockholders, or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

If the merger agreement is terminated under certain circumstances, we will be obligated to pay Parent a termination fee of either $31 million or $52 million and/or reimburse 50% of Parent’s out-of-pocket fees and expenses, up to a cap of $5 million, in each case as a condition to, upon or following such termination. For a description of the circumstances triggering payment of the termination fee, see “The Merger Agreement—Termination Fee.”

Financing of the Merger

Parent estimates that the aggregate amount of financing necessary to complete the merger, the refinancing of our existing indebtedness and the payment of related fees and expenses in connection with the merger and the financing arrangements will be approximately $2.4 billion. This amount is expected to be funded by Parent and Merger Sub with a combination of the equity financing contemplated by the equity commitment letters and rollover commitment letter described below, debt financing contemplated by the debt commitment letter described below and cash of the Company. The equity and debt financing are subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financings will be provided.

Equity Financing

Parent has received an equity commitment letter from the H&F Investors. Pursuant to this equity commitment letter, the H&F Investors have committed to purchase, or cause to be purchased, up to $941.3 million of equity of Parent in connection with the merger. The obligation to fund the commitments under the equity commitment letter is subject to the following conditions:

•	satisfaction or waiver by Parent of the conditions precedent to Parent’s and Merger Sub’s obligation to complete the merger;

•	the substantially simultaneous closing of the financing under the debt commitment letter described below; and

•	the substantially simultaneous contribution to Parent by the Rollover Stockholders of shares of Getty Images common stock pursuant to the rollover commitment letter described below.

Parent has also received an equity commitment letter from affiliates of Farallon Capital Management, L.L.C. (“Farallon”) pursuant to which letter such affiliates committed to purchase, or cause to be purchased, up to approximately $180.4 million of equity securities of Parent in connection with the merger. Thomas F. Steyer, the Senior Managing Member and Co-Managing Partner of Farallon, is a Managing Director and limited partner of the general partner of H&F Fund VI and a Managing Director and member of H&F. Brian M. Powers, the Chief Executive Officer of H&F, is an outside advisor to Farallon. An affiliate of H&F Fund VI owns a passive special limited partnership interest in one of the affiliates of Farallon that has provided the equity commitment to Parent. In addition, as described in “—Interests of the Company’s Directors and Executive Officers in the Merger,” Jonathan Klein and other executive officers and key employees of Getty Images may acquire equity interests in Parent in connection with the merger. Parent expects any equity financing received by Parent from the foregoing will reduce on a dollar-for-dollar basis the amount of equity financing to be provided by the H&F Investors.

The Rollover Stockholders have committed to contribute an aggregate of 8,942,593 shares of Getty Images’ common stock (with an aggregate value of approximately $304.0 million based on the merger consideration) to Parent immediately prior to the consummation of the merger in exchange for equity interests in Parent. The shares contributed will be cancelled in connection with the merger and will not be entitled to receive any merger consideration upon completion of the merger. The Rollover Stockholders, Parent and the H&F Investors have agreed to cooperate to structure the contribution of Getty Images’ common stock held by the Rollover Stockholders to Parent as a tax-free exchange to the extent permitted by law. The obligation to contribute the shares pursuant to the rollover commitment letter is subject to the following conditions:

•	satisfaction or waiver by Parent of the conditions precedent to Parent’s and Merger Sub’s obligation to complete the merger;

•	compliance by the H&F Investors, Parent and Merger Sub with certain provisions of the interim investors agreement; and

•	the substantially simultaneous funding by the H&F Investors of the amount of cash equity contemplated by the equity commitment letter described above.

In addition, pursuant to the interim investors agreement described in greater detail in “—Interests of the Company’s Directors and Executive Officers in the Merger,” a revocable grantor trust of which Mr. Getty is the primary beneficiary will roll over and exchange options it currently holds to acquire up to 446,350 shares of our common stock for options to acquire shares of the common stock of an affiliate of Parent.

Debt Financing

In connection with the execution and delivery of the merger agreement, Merger Sub has received a debt commitment letter for up to $1.045 billion of debt financing from Barclays Bank PLC, General Electric Capital Corporation and The Royal Bank of Scotland PLC consisting of (a) a senior secured term loan facility in an aggregate principal amount of up to $705 million with a term of seven years, (b) a senior secured delayed draw term loan facility in an aggregate principal amount of up to $265 million with a term of seven years and (c) a senior secured revolving credit facility in an aggregate principal amount of up to $75 million (a portion of which may be drawn at the closing of the merger) with a term of five years. Either Merger Sub or the Company will be the borrower under the senior secured facilities. The proceeds of borrowings under the senior secured facilities will be used (a) to finance, in part, the payment of the amounts payable under the merger agreement, the repayment of certain existing indebtedness of the Company and the payment of fees and expenses incurred in connection with the merger, (b) to provide ongoing working capital and (c) for other general corporate purposes of the Company and its subsidiaries.

The debt financing commitments are conditioned on the consummation of the merger in accordance with the merger agreement, as well as other customary conditions, including, but not limited to:

•	the negotiation, execution and delivery of definitive documentation;

•

the receipt by Merger Sub of cash equity contributions from the H&F Investors and other investors in an amount equal, when combined with the market value of the equity of existing stockholders of the Company rolled over in connection with the merger, to at least 50% of the total pro forma capitalization of the borrower under the senior secured facilities (after giving effect to the merger and the related incurrence of indebtedness);

•	the absence of any amendments to or waivers of the merger agreement to the extent material and adverse to the interests of the lenders, without the prior consent of the lenders;

•	the absence of a Company Material Adverse Effect (as defined in “The Merger Agreement—Company Material Adverse Effect Definition”);

•

the Company achieving Consolidated EBITDA (as defined in the debt commitment letter) for the twelve month period ending March 31, 2008 (or, if the closing date of the merger occurs on or after September 2, 2008, for the twelve month period ending June 30, 2008) of not less than $300 million (it being agreed that Consolidated EBITDA for the three month periods ended June 30, 2007, September 30, 2007 and December 31, 2007, respectively, shall be deemed to be $84,405,000, $73,705,000 and $79,311,000);

•	the repayment or refinancing of certain existing debt of the Company and its subsidiaries; and

•	delivery of customary legal opinions, closing certificates (including a solvency certificate) and insurance certificates.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter, Parent will be required to use its reasonable best efforts to arrange or obtain alternative financing from alternative sources in an amount sufficient to consummate the merger on terms and conditions not materially less favorable to Parent than those set forth in the debt commitment letter. In the event that Parent and Merger Sub are required to do so, it may be difficult, or impossible, for Parent and Merger Sub to obtain alternative financing on such terms.

As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described above is not available as anticipated. The documentation governing the senior secured facilities has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement. Although there can be no assurance, Merger Sub believes that cash flow from operations should be sufficient to service the repayment obligations under the debt financing for the foreseeable future. Merger Sub believes, however, that it is reasonably likely that it will need to refinance all or a portion of the debt financing prior to maturity with the proceeds of future financing activities. Except as described herein, there is no plan or arrangement regarding the refinancing or repayment of the debt financings.

The loans under the senior secured facilities are expected to bear interest, at the borrower’s option, at (a) a rate equal to “Adjusted LIBOR” (the London interbank offered rate for dollars, adjusted for statutory reserve requirements) but in any event no less than 3.25% plus an applicable margin to be set initially at 4.50% or (b) the alternate base rate (a rate equal to the higher of (x) the prime commercial lending rate set forth on the British Banking Association Telerate Page 5 and (y) the federal funds effective rate plus 0.50%) plus an applicable margin to be set initially at 3.50%.

All obligations of the Company under the senior secured facilities are expected to be guaranteed on a senior secured basis by the direct holding company of the Company and by each of the Company’s existing and subsequently acquired or organized direct or indirect wholly-owned material U.S. subsidiaries (subject to certain exceptions, the “Guarantors”).

The obligations of the Company and the Guarantors under the senior secured facilities are expected to be secured, subject to permitted liens and other agreed upon exceptions, by a perfected first-priority security interest in substantially all of the present and after acquired assets of the Company and each Guarantor and by a first-priority lien on all of the capital stock of the Company and each direct, wholly owned subsidiary of the Company and each subsidiary Guarantor (limited, in the case of foreign subsidiaries, to 65% of the voting capital stock of such subsidiaries).

The senior secured facilities are expected to contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, liens, transactions with affiliates and dividends and other distributions. The financial maintenance covenants will consist of a minimum consolidated interest coverage ratio and a maximum total leverage ratio to be agreed upon. The senior secured facilities are expected to also include customary events of default, including with respect to a change of control to be defined.

Material United States Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences of the merger that are relevant to beneficial holders of the Company’s common stock whose shares will be converted to cash in the merger and who will not own (actually or constructively) any shares of the Company’s common stock after the merger. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to beneficial holders of the Company’s common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” existing, proposed, and temporary regulations promulgated under the Code, and rulings, administrative pronouncements, and judicial decisions as in effect on the date of this proxy statement, changes to which could materially affect the tax consequences described below and could be made on a retroactive basis. The discussion applies only to beneficial holders of the Company’s common stock in whose hands the shares are capital assets within the meaning of Section 1221 of the Code and may not apply to beneficial holders who acquired their shares pursuant to the exercise of stock options or other compensation arrangements with the Company or who hold their shares as part of a hedge, straddle, conversion or other risk reduction transaction or who are subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, former citizens or long-term residents of the United States, S corporations, partnerships and investors in S corporations and partnerships, and taxpayers subject to the alternative minimum tax). In addition, this discussion does not consider the effect of any state, local, or foreign tax laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of the Company’s common stock that is, for U.S. federal income tax purposes, any of the following:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in or under the laws of the United States or of any state (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of the Company’s common stock that is not a U.S. holder.

U.S. Holders

The receipt of cash in exchange for the Company’s common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same price per share in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year at the time of consummation of the merger. The maximum federal income tax rate on net long-term capital gain recognized by individuals is 15% under current law. Deduction of capital losses may be subject to certain limitations.

Non-U.S. Holders

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized pursuant to the merger unless one of the following applies:

•

The gain is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States and, if a tax treaty applies, the gain is attributable to a non-U.S. holder’s U.S. permanent establishment. In such case, the non-U.S. holder will, unless an applicable tax treaty provides otherwise, generally be taxed on its net gain derived from the merger at regular graduated U.S. federal income tax rates, and in the case of a foreign corporation, may also be subject to the branch profits tax; or

•

A non-U.S. holder who is an individual holds the Company’s common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the merger, and certain other conditions are met. In such a case, the non-U.S. holder will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by certain U.S. capital losses.

Information Reporting and Backup Withholding

Cash payments made pursuant to the merger will be reported to the recipients and the Internal Revenue Service to the extent required by the Code and applicable U.S. Treasury Regulations. In addition, certain non-corporate beneficial owners may be subject to backup withholding at a 28% rate on cash payments received in connection with the merger. Backup withholding will not apply, however, to a beneficial owner who (a) furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the Form W-9 or successor form, (b) provides a certification of foreign status on Form W-8 or successor form or (c) is otherwise exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The discussion set forth above is included for general information only. Each beneficial owner of shares of the Company’s common stock should consult his, her or its own tax advisor with respect to the specific tax consequences of the merger to him, her or it, including the application and effect of state, local and foreign tax laws.

Limitation on Remedies; Limited Guarantee

In no event will we be entitled to monetary damages from Parent and Merger Sub in excess of $78 million, including any payment by Parent of the termination fee described in the section of this proxy statement titled “The Merger Agreement—Termination Fee,” if applicable, for all losses and damages suffered as a result of the failure of the merger to be consummated or for any breach or failure to perform by Parent and Merger Sub under the merger agreement or otherwise. In addition, we cannot seek specific performance to require Parent and Merger Sub to complete the merger. Our exclusive remedy for the failure of Parent and Merger Sub to complete the merger is the $78 million termination fee described above.

Concurrently with the execution of the merger agreement, H&F Fund VI entered into a limited guarantee in our favor pursuant to which it irrevocably guaranteed Parent’s obligation in respect of the $78 million termination fee described above. The limited guarantee will terminate on the earliest of (a) the effective time of the merger, (b) payment in full of the reverse termination fee pursuant to the merger agreement, (c) termination of the merger agreement under circumstances where the termination fee becomes payable and (d) the first anniversary of any other termination of the merger agreement, except as to a claim for payment of the obligation thereunder presented by the Company to Parent, Merger Sub or H&F Fund VI on or prior to such first anniversary. However, if the Company or any of its affiliates assert a claim other than as permitted under the limited guarantee, including a claim or claims in excess of $78 million, the limited guarantee will immediately terminate and become null and void by its terms.

The limited guarantee is our sole recourse against H&F Fund VI and its affiliates for any damages we may incur in connection with the merger agreement and the transactions contemplated by the merger agreement.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally, as more fully described below. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and recommend that the Company’s stockholders vote in favor of adopting the merger agreement. In addition, Mr. Getty and Mr. Klein were excluded from the deliberations of our board of directors regarding the merger agreement and the transactions contemplated by the merger agreement. See “—Background of the Merger” and “— Reasons for the Merger; Recommendation of Our Board of Directors; Fairness of the Merger” for a further discussion of these matters.

Arrangements with Mark Getty and Other Rollover Stockholders

Rollover Investment in Parent by the Rollover Stockholders

In connection with the execution of the merger agreement, the Rollover Stockholders entered into a rollover commitment letter with Parent pursuant to which the Rollover Stockholders agreed, upon the terms and subject to the conditions set forth in the letter, to transfer, deliver and contribute to Parent, immediately prior to the effective time of the merger, an aggregate of 8,942,593 shares of our common stock, representing all of the shares of our common stock held by them, in exchange for newly issued limited partnership units of Parent to be issued at a per unit value equal to $34.00 (and valuing the contributed shares of our common stock at an amount per share equal to $34.00, or approximately $304 million for all of the contributed shares). Of these shares, 8,273,301 shares are to be contributed by Getty Investments, 15,000 shares are to be contributed by Mark Getty (our chairman and co-founder) and a total of 654,292 shares are to be contributed by The October 1993 Trust, Cheyne Walk Trust and Ronald Family Trust B. Mr. Getty may be deemed to be the beneficial owner of the shares held by the three trusts referenced above. Mr. Getty and Jonathan Klein (our chief executive officer and co-founder and one of our directors) each serve as directors of Getty Investments. By virtue of this investment and the options rollover in the interim investors agreement described below, the Rollover Stockholders will have an opportunity to share in any future earnings and growth of Getty Images following the merger.

Interim Investors Agreement

The Rollover Stockholders and the Options Settlement, a revocable grantor trust of which Mr. Getty is the primary beneficiary, also entered into an interim investors agreement with Parent, Merger Sub and the H&F Investors, which governs certain aspects of their conduct in respect of the transactions contemplated by the merger agreement prior to the consummation of the merger.

•

Actions of Parent and Merger Sub. Subject to the exceptions described below and the other terms of the interim investors agreement, the H&F Investors may cause Parent and Merger Sub to take any actions and Parent and Merger Sub shall take only those actions approved by the H&F Investors in connection with the merger agreement and the related transactions and financings. The consent of the Rollover Stockholders is required, however, for Parent or Merger Sub to take any of the following actions:

•

any amendment or modification of the merger agreement that (a) would modify the merger consideration to be a non-cash form or (b) would add new parties to the merger agreement (subject to certain exceptions); or

•

obtain debt financing such that, immediately following the effective time of the merger, the ratio of Parent’s consolidated total debt to consolidated EBITDA for the twelve-month period ending March 31, 2008 is in excess of 6.0:1.

•

Options Rollover. In connection with the merger, the Options Settlement will roll over and exchange options it currently holds to acquire up to 446,350 shares of our common stock for options to acquire shares of the common stock of an affiliate of Parent.

•

Expenses. If the closing of the merger occurs, then Parent and Merger Sub will pay or reimburse, or cause to be paid or reimbursed, the fees and expenses incurred in connection with the merger agreement and related transactions and financings by the H&F Investors and the Rollover Stockholders. If the closing of the merger does not occur, the H&F Investors and the Rollover Stockholders will each pay their own fees and expenses, which, in the case of the H&F Investors, will include the fees and expenses of Parent and Merger Sub. If the termination fee or any Parent expenses or damages are payable by Getty Images under the merger agreement, the Rollover Stockholders will not have any right to receive any portion of such amounts. Without limiting any remedies of the H&F Investors, the Rollover Stockholders will have no liability to the Company with respect to any termination fee or company damages for which Parent may be liable under the merger agreement or the limited guarantee.

•

Unitholders Agreements. The interim investors agreement contemplates that the H&F Investors and the Rollover Stockholders will enter into one or more definitive agreements, including a limited partnership agreement, prior to the closing of the merger, which will contain certain terms relating to the governance and ownership of Parent equity interests after the merger, including board representation and other governance matters, transfer restrictions and registration rights.

Voting Agreement

In connection with the merger agreement, the Rollover Stockholders and the Options Settlement executed a voting agreement pursuant to which the signatories agreed, subject to certain conditions, to vote (a) all of their shares in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement and (b) against any takeover proposal and any action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any of the transactions contemplated by the merger agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of Getty Images under the merger agreement.

Each Rollover Stockholder has also agreed not to solicit any takeover proposals or offers, or to discuss, endorse or enter into any agreement with respect to any takeover proposal, provided that Getty Investments may engage in discussions or negotiations with respect to a takeover proposal and a potential waiver or amendment of the restated option agreement described below if certain conditions are met including the following:

•

the Rollover Stockholders have complied in all material respects with the no solicitation provisions of the voting agreement and the Company has complied in all material respects with the no solicitation provisions of the merger agreement;

•

if, prior to engaging in such discussions or negotiations, we receive a written “takeover proposal” (as defined in “The Merger Agreement—Restrictions on Solicitations of Other Offers”) after the date of the merger agreement and prior to obtaining stockholder approval of the merger agreement that our board of directors determines constitutes or could reasonably be expected to result in a superior proposal and authorizes us to engage in discussions or negotiations regarding such takeover proposal;

•

if, prior to engaging in such discussions or negotiations, our board of directors specifically requests in writing that Getty Investments engage in discussions or negotiations with the person making such takeover proposal and Getty Investments delivers a copy of such request to Parent;

•

such discussions or negotiations are conducted in the presence of our financial advisor or outside counsel (and, if requested by Getty Investments, the financial advisor and outside counsel of Getty Investments) and cease if we determine not to pursue such takeover proposal and notify Getty Investments in writing of such determination; and

•

any such waiver or amendment to the restated option agreement is on the same terms as the waiver and amendment to the restated option agreement with Parent as described below or on terms less favorable to the person making such takeover proposal than the amendment with Parent.

Each signatory has also agreed not to transfer, pledge, encumber, assign or dispose of any shares of our common stock, options or restricted stock units, except that one of the trusts may transfer some or all of its 622,602 shares of our common stock to Mr. Getty or a trust for the benefit of Mr. Getty, his spouse and/or his descendants for estate planning or similar purposes so long as the transferor retains sole control over the voting and disposition of such transferred shares and agrees in writing to be bound by the terms of the voting agreement.

As of the record date of the special meeting, the signatories to the voting agreement owned approximately     % of the outstanding shares of our common stock. The voting agreement will terminate upon the occurrence of certain events, including if the merger agreement is terminated.

Waiver and Amendment relating to “Getty Images” Name and Trademarks

In connection with a change of control of the Company, which would include the completion of the merger, Getty Investments has the right to call for an assignment to it, for a nominal sum, of all of our rights to the “Getty Images” name and trademarks under a restated option agreement, dated February 9, 1998, among Getty Investments, us and Getty Communications Limited (f/k/a Getty Communications plc). In the event Getty Investments were to exercise its call right under the restated option agreement, we generally would be entitled to continue using the Getty Images name and trademarks for twelve months following the exercise of such call right. In connection with entering into the merger agreement, the parties to the restated option agreement and Parent entered into a waiver and amendment to the restated option agreement, effective as of the consummation of the merger, pursuant to which Getty Investments waived its right to call such name and trademarks in connection with the completion of the merger and agreed to certain amendments to the restated option agreement in connection with the completion of the merger, including the extension of the period during which we may continue to use the Getty Images name and trademarks following any future exercise of Getty Investments’ call right from twelve months to eighteen months.

Foreign Filings Agreement

We and Getty Investments executed a letter agreement, dated as of February 24, 2008, relating to certain antitrust filing requirements in Germany. We and Getty Investments agreed to use our reasonable best efforts to promptly take all actions necessary, proper or advisable to obtain any approvals required under the German Act Against Restraints of Competition in connection with the transactions described in this proxy statement. The German Federal Cartel Office granted approval on April 4, 2008. See “—Governmental and Regulatory Approvals.”

Stockholders’ Agreement Amendment

Under the Stockholders’ Agreement dated as of February 9, 1998, as amended, by and among us and Getty Investments, Mark Getty, Jonathan Klein, RBC Trustees (CI) Limited, as Trustee of The October 1993 Trust (a trust affiliated with Mark Getty), Abacus Trust Company Limited, as Trustee of the JD Klein Family Settlement (a trust affiliated with Jonathan D. Klein), collectively referred to as the “Getty Group,” the Getty Group has the right to nominate one director to our board of directors and members of the Getty Group, along with us, have certain rights of first refusal with respect to the transfer of our shares by members of the Getty Group. In connection with the transactions described in this proxy statement, on February 24, 2008, we and members of the Getty Group executed the Fifth Amendment to the Stockholders’ Agreement, which provides that compliance by the Getty Group with provisions of the Stockholders’ Agreement restricting or conditioning the transfer of shares of our common stock, including rights of first refusal, are waived in connection with the transactions described in this proxy statement, including the contribution of shares to Parent. If the merger agreement is terminated, the Fifth Amendment to the Stockholders’ Agreement will be void and have no effect, and all provisions of the Stockholders’ Agreement will be restored to full force and effect.

Confidentiality Agreement

We and Getty Investments executed a letter agreement, dated as of December 17, 2007, as amended by letter agreements dated as of January 2, 2008, January 24, 2008 and February 24, 2008, pursuant to which Getty Investments agreed to certain confidentiality obligations and other restrictions. See “—Background of the Merger.”

The foregoing summaries of the rollover commitment letter, interim investors agreement, voting agreement, waiver and amendment to the restated option agreement, foreign filings agreement, stockholders’ agreement and confidentiality agreement are qualified in their entirety by reference to the copies of such agreements attached as exhibits to the Rule 13e-3 transaction statement on Schedule 13E-3 filed with the SEC in connection with the merger and incorporated into this proxy statement by reference.

New Management Arrangements

As of the date of this proxy statement, none of Getty Images’ executive officers have entered into any amendments or modifications to their existing employment agreements with Getty Images in connection with the merger, nor have they entered into any employment or other agreements with Parent or its affiliates. However, prior to execution of the merger agreement, Parent and Jonathan Klein engaged in discussions regarding the terms of his employment and equity incentives that would be implemented in connection with the completion of the merger. See “—Background of the Merger.”

Under the terms of a new employment agreement, which is expected to be entered into in connection with the completion of the merger and would supersede his existing employment agreement, Mr. Klein would continue to serve as the chief executive officer of Getty Images and would also serve on the board of directors of Parent. The agreement is expected to have a term of three years, which would renew for additional one-year periods absent notice by either party not to renew the agreement. It is expected that the agreement would provide Mr. Klein with the same base salary of $1,000,000 per year, subject to annual review for increases, as is currently provided to him by the Company, and the same annual target bonus opportunity of 90% of his base salary, as is currently provided to him by the Company. Mr. Klein would also continue to be provided with severance rights in the event he is terminated on account of his death or disability, terminated without cause or resigns for good reason. In these circumstances under his new agreement, Mr. Klein would be entitled to his accrued base salary and bonus, as well as (a) an aggregate severance payment equal to 24 months of his base salary plus the amount of his target bonus for the fiscal year of such termination, which payment would be made in equal installments over the 24-month period following such termination of employment, and (b) other benefit payments as would be provided under his current agreement. As is provided under Mr. Klein’s existing employment agreement, it is also expected that Mr. Klein’s new agreement would permit him to resign and collect his severance and other benefit payments in a lump sum during the six-month period following any future change of control after completion of the merger. His employment agreement is also expected to include customary confidentiality, non-competition and non-solicitation/hiring provisions.

Prior to the signing of the merger agreement, Parent also engaged in discussions with Mr. Klein regarding the anticipated structure of the equity incentives that would be made available to him and other executive officers and key employees of Getty Images in connection with the completion of the merger. Pursuant to these discussions, Mr. Klein, the other executive officers and certain key employees are expected to be eligible to receive, in the aggregate, options and/or other equity-based awards representing up to 13% of the fully diluted equity of the surviving corporation after the closing of the merger, with 4.5% (or up to 5.0% if agreed to by Parent and Mr. Klein) of the fully diluted equity expected to be allocated to Mr. Klein. Of the options and other equity-based awards that are expected to be granted in connection with the completion of the merger, it is currently anticipated that a portion will be subject to time-based vesting and the remainder will be subject to performance-based vesting. A condition to the receipt of grants of equity incentives will be the elimination of any change of control rights in the recipient’s existing employment agreement with Getty Images, including any severance rights that could arise as a result of the completion of the merger.

In addition to the options and other equity-based awards described above, Parent anticipates that Mr. Klein and other executive officers and key employees of Getty Images will be offered the opportunity to acquire equity interests of Parent at the same price as the H&F Investors. In particular, it is expected that Mr. Klein in connection with the merger will make a cash investment in Parent equal to at least 60% of the after-tax proceeds received by Mr. Klein for his shares of Getty Images common stock and his outstanding equity-based awards. Any equity interests held after the merger by Mr. Klein and the other executive officers and key employees of Getty Images are expected to be subject to the terms of equityholders agreements that will contain customary transfer restrictions, tag-along rights and drag-along rights, as well as repurchase rights that are applicable in specified circumstances.

After the signing of the merger agreement, Parent and Mr. Klein have had discussions regarding the potential terms of new employment agreements for our other executive officers. While we believe most of our other executive officers will enter into new employment agreements, these matters are subject to negotiations and no terms or conditions have been agreed to. It is currently expected that any such new agreements would be entered into in connection with the completion of the merger.

Treatment of Stock Options

As of May 14, 2008, there were approximately 2,012,432 shares of common stock of the Company issuable pursuant to stock options granted under our equity incentive plans to our executive officers and directors. The merger agreement provides that we will take all action necessary such that, except as otherwise agreed to by Parent and the holder of an option (including the interim investors agreement described above with respect to options held by a revocable grantor trust of which Mark Getty is the primary beneficiary), each outstanding option to acquire our common stock granted under our equity incentive plans, will be cancelled and converted at the effective time of the merger into the right to receive a cash payment for each share of our common stock then issuable under such option equal to the excess, if any, of (a) the merger consideration over (b) the exercise price payable in respect of such share of our common stock issuable under such stock option, without interest and less any applicable withholding taxes. In order to provide for the cancellation and termination of all stock options under the merger agreement, we expect to make an offer to each option holder to cancel all of his or her grants of options in exchange for a cash payment with respect to each such grant equal to the greatest of (i) the aggregate option consideration with respect to such grant, which is the excess, if any, of the merger consideration over the exercise price payable for each share of Company common stock issuable under such stock option multiplied by the total number of shares subject to such grant, (ii) $0.05 per share of our common stock issuable pursuant to such grant and (iii) $1,000, in each case without interest and less applicable withholding taxes. The offer will be made to each option holder, and the receipt of consideration by each option holder is contingent upon his or her acceptance of the offer in accordance with its terms. The completion of this offer will be conditioned upon and will occur simultaneously with the completion of the merger.

The following table sets forth, for each of our directors and executive officers holding stock options as of May 14, 2008, (a) the aggregate number of shares of the Company’s common stock subject to vested stock options, (b) the value of such vested stock options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the $34.00 merger consideration over the respective per share exercise prices of those stock options by (ii) the number of shares of the Company’s common stock subject to those stock options, (c) the aggregate number of unvested stock options that will vest as of the effective time of the merger, assuming the director or executive officer remains employed by the Company at that date, (d) the value of those unvested stock options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the $34.00 merger consideration over the respective per share exercise prices of those stock options by (ii) the number of shares of the Company’s common stock subject to those stock options, (e) the aggregate number of shares of the Company’s common stock subject to vested stock options and unvested stock options that will vest for such individual as of the effective time of the merger, assuming the director or executive officer remains employed by the Company at that date, and (f) the aggregate amount of consideration that we expect to offer for all such options pursuant to the offer described in the previous paragraph.

Name	Vested Stock Options		Unvested Stock Options that will Vest as a Result of the Merger		Aggregate Offer Consideration for All Stock Options
	Shares	Value	Shares	Value	Shares	Value
Executive Officers
Jeffrey L. Beyle	45,000	$—	—	$—	45,000	$2,250
Nicholas E. Evans-Lombe	175,000	364,250	—	—	175,000	371,750
James C. Gurke	56,600	—	—	—	56,600	3,250
Jonathan D. Klein	928,500	2,144,745	150,000	—	1,078,500	2,174,745
John J. Lapham	18,525	56,477	—	—	18,525	58,477
Bo T. Olofsson	72,500	—	—	—	72,500	5,500
Michael D. Teaster	18,072	—	3,334	—	21,406	3,000

Non-Employee Directors
James N. Bailey	27,083	151,661	1,250	—	28,333	154,661
Andrew S. Garb	27,083	151,661	1,250	—	28,333	154,661
Mark H. Getty[1]	446,350	2,266,903	—	—	446,350	2,266,903
Christopher H. Sporborg	17,500	—	1,250	—	18,750	3,000
Michael A. Stein	33,750	15,750	1,250	—	35,000	18,750

All Executive Officers and Directors holding stock options as a group (12 persons)	1,865,963	5,151,445	158,334	—	2,024,297	5,216,945

[1]

Comprises the stock options for 446,350 shares of the Company’s common stock held by the Options Settlement, a revocable grantor trust of which Mr. Getty is the primary beneficiary. As described in “—Arrangements with Mark Getty and Other Rollover Stockholders,” the Options Settlement has agreed with Parent to roll over and exchange all of such options for options to acquire shares of the common stock of an affiliate of Parent. As a result, we do not expect the options held by the Options Settlement to be tendered in the offer we will be making.

Treatment of Restricted Stock Units

As of May 14, 2008, there were approximately 529,520 outstanding restricted stock units subject to vesting criteria that were held by our directors and executive officers. The merger agreement provides that, except as otherwise agreed to by Parent and the holder of a restricted stock unit, each outstanding restricted stock unit granted under our equity incentive plans (whether or not previously vested) will vest in full and be converted into the right to receive a cash amount equal to the merger consideration, without interest and less applicable withholding taxes.

The following table identifies, for each of our directors and executive officers holding restricted stock units, the aggregate number of shares of common stock of the Company underlying restricted stock units as of May 14, 2008, and the pre-tax value of such restricted stock units that will become fully vested in connection with the merger as calculated by multiplying $34.00 by the number of shares of common stock underlying such restricted stock units.

Name	Aggregate Number of Shares Subject to Unvested Restricted Stock Units	Value of Unvested Restricted Stock Units
Executive Officers
Jeffrey L. Beyle	20,850	$708,900
Nicholas E. Evans-Lombe	30,000	1,020,000
James C. Gurke	20,850	708,900
Jonathan D. Klein	333,000	11,322,000
John J. Lapham	18,533	630,122
Bruce T. Livingstone	23,558	800,972
Thomas Oberdorf	30,000	1,020,000
Bo T. Olofsson	21,500	731,000
Michael D. Teaster	18,491	628,694

Non-employee Directors
James N. Bailey	1,498	50,932
Andrew S. Garb	1,498	50,932
Mark H. Getty	1,498	50,932
Alan G. Spoon	5,248	178,432
Christopher H. Sporborg	1,498	50,932
Michael A. Stein	1,498	50,932

All Executive Officers and Directors holding restricted stock units as a group (15 persons)	529,520	18,003,680

Severance Arrangements

Each of the Company’s executive officers has entered into an agreement providing for certain severance benefits triggered in connection with a change of control of the Company, such as the merger. Other than as noted below, the employment agreements for each of our executive officers are substantially similar.

Several of our employment agreements for our executive officers contain a “single-trigger” change of control mechanism. A single-trigger mechanism requires only a change of control to activate the executive’s rights under the change of control provision. Those executives whose agreements contain the single-trigger mechanism can resign for any reason following a change of control and receive certain severance payments. Our current executive officers with such “single-trigger” provisions in their agreements are Jeffrey Beyle, Nicholas Evans-Lombe, James Gurke, Jonathan Klein, Thomas Oberdorf and Bo Olofsson. Mr. Olofsson has informed the Company that he intends to resign from the Company upon the closing of the merger.

Employment agreements for our executive officers hired or promoted in or after November 2006 contain a “double-trigger” change of control mechanism. A double-trigger mechanism is satisfied only when there is a change of control and a qualifying adverse event within twelve months of the change of control. If both elements of the double-trigger are satisfied, the executive can resign for Good Reason (as defined below) and receive certain severance payments related to the change of control. Our current executive officers with such “double-trigger” provisions in their agreements are John Lapham, Bruce Livingstone and Michael Teaster.

Under the agreements, “Good Reason” generally means (a) an adverse material change in the executive’s duties, (b) our material breach of the executive’s employment agreement, (c) our failure to pay material compensation owed to the executive, (d) a significant relocation of the executive or (e) a material reduction in the executive’s base salary or target bonus. Additionally, the definition of Good Reason in Mr. Teaster’s employment agreement also includes Mr. Teaster’s voluntary resignation from employment with Getty Images for any reason prior to June 1, 2009. Mr. Klein’s employment agreement also contains certain other events constituting Good Reason, including an adverse and material change in his title or reporting responsibilities, reduction in his compensation, the failure to be nominated for reelection to our board of directors or his failure to be reelected to our board of directors.

In the event that an executive’s rights under the change of control provisions are triggered as described above and the executive resigns, such executive (other than Mr. Klein, whose terms differ and are discussed in further detail below) will be entitled to receive:

•	the executive’s salary and a prorated bonus as of the date of termination or resignation, including any unreimbursed business expenses;

•	a lump sum severance payment equal to two times the executive’s salary at the rate in effect immediately prior to the change of control; and

•	a bonus payment equal to one times the target amount that the executive would have been entitled to pursuant to the annual bonus plan.

In the event of a change of control, Mr. Klein will be entitled to receive the following if he resigns from the Company for any reason within six months following the change of control:

•	his salary earned as of the date of termination;

•

a lump sum payment in an amount equal to the sum of his base salary and the maximum target amount of his bonus as would otherwise have been paid for the remainder of the term of his employment agreement; and

•

within thirty days after the date of termination, a lump sum amount equal to the costs incurred by Getty Images for medical, dental, disability and life insurance benefits in the last six months of the calendar year immediately prior to the date of termination.

As discussed above, it is expected that Mr. Klein’s employment agreement will be replaced by a new employment agreement in connection with the merger and that, as a result, he would not be entitled to the single-trigger severance described above in connection with the merger.

The following table sets forth an estimate of the potential cash severance payments that would be payable as described above in the event the executive officer becomes entitled to such severance amount pursuant to his employment agreement following the merger (assuming, for illustrative purposes, that the executive officer’s employment is terminated on June 30, 2008, the base salaries remain at current levels, and in the case of each executive (other than Mr. Klein), the Company is on target to achieve or exceed its performance targets for fiscal year 2008). The table does not include amounts attributable to estimated costs of health and welfare benefits or relocation expenses to be received by the executive officer following a termination.

Although for illustrative purposes the table assumes that the executive officer’s employment is terminated on June 30, 2008, it is expected that Mr. Klein’s employment agreement will be replaced by a new employment agreement in connection with the merger and that, as a result, he would not be entitled to severance in connection with the merger. In addition, a condition to the receipt of equity grants by the other executive officers will be the elimination of the executive’s existing severance payment rights that could arise as a result of the completion of the merger. See “—New Management Arrangements.”

Executive Officer	Potential Cash Severance Payment
Jeffrey L. Beyle	$884,000
Nicholas E. Evans-Lombe	1,141,250
James C. Gurke	780,000
Jonathan D. Klein	2,666,667
John J. Lapham	676,000
Bruce T. Livingstone	650,000
Thomas Oberdorf	1,079,000
Bo T. Olofsson	1,040,884
Michael D. Teaster	702,000

Employee Benefits

The merger agreement provides that, to the extent that any of our active employees, including our executive officers, remain employed by the surviving corporation, they will be entitled to receive, for a period of one year from the consummation of the merger, unless their employment is severed during such period, annual base salary and base wages, cash incentive compensation opportunities and benefits (excluding equity-based compensation) that are no less favorable, in the aggregate, than such compensation provided to them immediately prior to the effective time of the merger. Parent and the surviving corporation are also required, under the terms of the merger agreement, for a period of one year from the consummation of the merger, to provide severance benefits to our employees, including our executive officers, at levels no less than and pursuant to the terms of our current severance plan consistent with past practice and taking into account such employee’s years of service with the Company. To the extent that our employees, including our executive officers, currently participate in the Company’s benefit plans, they will be immediately eligible to participate in any and all new benefit plans of the surviving corporation to the extent that such coverage replaces comparable coverage under a benefit plan in which such employee participated immediately prior to the effective time of the merger.

Directors’ and Officers’ Insurance

The merger agreement provides that for six years from the effective time of the merger, Parent must maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the effective time of the merger of those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope, and in amount, not less favorable than those of the policy in effect on February 24, 2008. In the alternative, Parent may substitute such policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the effective time of the merger, including a “tail” policy. If the annual premiums for such insurance exceed 300% of the current rate, then Parent must provide a policy for the applicable individuals with the best coverage as then available at the annual premium of 300% of the aggregate annual premium for the plan in effect on February 24, 2008. However, such replacement or substitution of insurance policies must not result in gaps in coverage for such individuals. See “The Merger Agreement—Indemnification and Insurance.”

Certain Projections

Getty Images does not, as a matter of course, publicly disclose projections as to its future financial performance. During our consideration of strategic alternatives, as described in “—Background of the Merger,” Getty Images provided Goldman Sachs with financial forecasts of Getty Images’ operating performance for fiscal years 2008 through 2012 prepared by the management of Getty Images during the first half of December 2007, which we refer to as the “Management Projections.” In connection with its assessment of various strategic alternatives, including the merger, the Voting Independent Directors evaluated the Management Projections with the assistance of Goldman Sachs and the other Independent Directors and, after discussing them with management of Getty Images, determined that, in light of economic and industry uncertainties, certain sensitivities should be applied to the Management Projections, which we refer to as the “Sensitivities.” These Sensitivities, which were approved by the Voting

Independent Directors on February 13, 2008, included downward adjustments to assumptions of revenue growth rates and operating profit margins in a range of 2.5% to 5.0%, with a central downward adjustment of 3.75%, applied to all periods in the Management Projections other than 2008, which included a 2.5% downward adjustment to the revenue growth rate and a 1.6% downward adjustment to operating profit margin. We refer to these central downward adjustments as the “Central Sensitivity to Management Projections.” The Management Projections, the Sensitivities and the Central Sensitivity to Management Projections were provided to Goldman Sachs for use in connection with its financial analysis, as summarized in “—Opinion of Our Financial Advisor.” The Voting Independent Directors directed Goldman Sachs to focus on the Central Sensitivity to Management Projections for the purposes of Goldman Sachs’ financial analyses and its fairness opinion. In connection with H&F’s due diligence review of Getty Images, Getty Images provided H&F and the financing sources of Parent and Merger Sub with portions of the Management Projections. In addition, the methodology with respect to the Sensitivities and the Central Sensitivity to Management Projections was discussed with H&F prior to our entering into the merger agreement with Parent and Merger Sub. The Management Projections, the Sensitivities and the Central Sensitivity to Management Projections are referred to collectively as the “Projections.” These projections were prepared on a basis consistent with the accounting principles used in our historical financial statements. See “—Background of the Merger.”

The Projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available, in whole or in part, to the H&F Investors and their financing sources, in connection with their due diligence review of Getty Images, and to Goldman Sachs for use in connection with its financial analysis summarized above. The Projections were not prepared with a view to compliance with published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, PricewaterhouseCoopers LLP has not examined, compiled or otherwise applied procedures to the Projections and, accordingly, assumes no responsibility for, and expresses no opinion on them. The Projections included in this proxy statement have been prepared by, and are the responsibility of, Getty Images’ management. The Management Projections were prepared solely for internal use of Getty Images in support of capital budgeting and other management decisions and are subjective in many respects.

In compiling the Management Projections, Getty Images’ management took into account historical performance, combined with estimates regarding revenues, operating income, EBITDA and capital spending. Although the Projections are presented with numerical specificity, the Management Projections reflect numerous assumptions and estimates as to future events made by Getty Images’ management that Getty Images’ management believed were reasonable at the time the Projections were prepared and the Sensitivities and Central Sensitivity to Management Projections reflect numerous assumptions and estimates as to future events made by the Voting Independent Directors, with the assistance of Goldman Sachs and after discussing them with our management, that the Voting Independent Directors believed were reasonable at the time the Sensitivities and Central Sensitivity to Management Projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for Getty Images’ existing and new products and services, the competitive environment, expectations regarding future acquisitions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Getty Images’ management and the Voting Independent Directors, may cause the Projections or the underlying assumptions not to be reflective of actual future results. In addition, these Projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the merger or any changes to Getty Images’ operations or strategy that may be implemented after completion of the merger. As a result, there can be no assurance that the Projections will be realized, and actual results may be materially better or worse than those contained in the Projections. The inclusion of this information should not be regarded as an indication that H&F, Parent, Merger Sub, the financing sources of Parent and Merger Sub, Goldman Sachs or any other recipient of this information considered, or now considers, the Projections to be predictive of actual future results.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility to, update or otherwise revise the Projections to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events even in the event that any of the assumptions underlying the Projections are shown to be in error.

The Central Sensitivity to Management Projections and the Management Projections for fiscal years 2008 through 2012 included the following:

Central Sensitivity to Management Projections

	Fiscal Year ending December 31,
	2008E	2009E	2010E	2011E	2012E
	(in millions, except per share amounts)
Revenue	$918.6	$950.6	$990.1	$1,022.1	$1,064.7
EBITDA—Adjusted	323.5	321.1	340.9	360.6	388.8
EBIT—Adjusted	202.2	204.9	237.3	258.5	290.5
Unlevered free cash flow	184.3	182.6	194.7	206.7	222.7
Earnings per share	2.05	2.01	2.44	2.71	3.10

Management Projections
	Fiscal Year ending December 31,
	2008E	2009E	2010E	2011E	2012E
	(in millions, except per share amounts)
Revenue	$940.0	$1,008.0	$1,087.7	$1,163.6	$1,255.7
EBITDA—Adjusted	343.0	371.3	405.1	440.1	488.1
EBIT—Adjusted	221.8	255.1	301.4	337.9	389.7
Unlevered free cash flow	196.0	213.4	235.0	256.7	285.4
Earnings per share	2.25	2.55	3.15	3.60	4.22

Each of “EBITDA—Adjusted,” “EBIT—Adjusted” and “Unlevered free cash flow” are considered “non-GAAP financial measures” under applicable SEC guidelines. For a reconciliation of these measures included in the Management Projections to GAAP measures and certain related information, see Annex D to this proxy statement.

Governmental and Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the “HSR Act,” the merger may not be completed until Getty Images and Parent each file a notification and report form under the HSR Act with the Federal Trade Commission, or the “FTC,” and the Antitrust Division of the Department of Justice, or the “DOJ,” and the applicable waiting period has expired or been terminated. Getty Images and Parent filed the notification and report forms under the HSR Act with the FTC and the DOJ on March 7, 2008. The FTC granted early termination of the HSR waiting period on March 17, 2008.

In addition, (a) the consummation of the merger is subject to the adoption of a decision by the European Commission pursuant to the Council Regulation (EC) No. 139/2004 declaring the merger compatible with the common market and (b) the contribution of shares of our common stock to Parent by Getty Investments, as described in “—Interests of the Company’s Directors and Executive Officers in the Merger,” is subject to the approval of the German Federal Cartel Office under the German Act Against Restraints of Competition. Parent filed for European Commission approval on March 28, 2008, and the European Commission granted approval on May 6, 2008. Getty Images and Getty Investments filed for German Federal Cartel Office approval on March 7, 2008, and the German Federal Cartel Office granted approval on April 4, 2008.

While Getty Images, based on a review of important information provided by Parent relating to the businesses in which it and its affiliates are engaged, believes that it will receive all requisite U.S. and foreign antitrust-related approvals and clearances for the merger, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful. In addition, at any time before or after consummation of the merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ, the FTC or state or foreign antitrust and competition authorities could take such action under applicable antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Getty Images or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Provisions for Unaffiliated Stockholders

No provision has been made to grant the unaffiliated stockholders access to the files of the Company, Parent, Merger Sub, the H&F Filing Persons, Getty Investments, Mark Getty, The October 1993 Trust, Cheyne Walk Trust, Ronald Family Trust B or Jonathan Klein or to obtain counsel or appraisal services at the expense of any of the foregoing.

Estimated Fees and Expenses of the Merger

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, Securities and Exchange Commission filing fees and other related charges, totaling approximately $21,210,570. This amount includes the following estimated fees and expenses:

Description	Amount to be Paid
SEC filing fee	$81,570
Printing, proxy solicitation and mailing expenses	250,000
Financial, legal, accounting and tax advisory fees	20,704,000
Miscellaneous expenses	175,000

Total	$21,210,570

In addition, if the merger agreement is terminated under certain circumstances described under “The Merger Agreement—Termination Fee,” we have agreed to pay to Parent a termination fee of either $31 million or $52 million and/or to reimburse 50% of the out-of-pocket fees and expenses, subject to a cap of $5 million, incurred by Parent, or on behalf of Parent and its affiliates, in connection with merger agreement and the transactions contemplated by the merger agreement.

Litigation Related to the Merger

On February 25, 2008, a purported stockholder class action lawsuit on behalf of all stockholders of the Company, Devenport v. Getty Images, Inc., et al. (Case No. 08-2-06970-2 SEA), was filed in the Superior Court of the State of Washington, King County, against the Company and the members of our board of directors, which we refer to as the “Devenport Action.” The complaint alleges, among other things, that the price of $34.00 per share in cash for each share of our outstanding common stock is unfair and inadequate, and that members of our board of directors breached their fiduciary duties by entering into the merger agreement. Plaintiff seeks, among other things, an order from the court certifying the case as a class action, enjoining the merger and awarding plaintiff costs and expenses, including attorneys’ fees.

In addition, prior to the announcement of the merger, two derivative lawsuits had been filed in Washington state and federal court asserting claims related to the Company’s stock option grant practices. One of these lawsuits, Lopez v. Klein, et al. (Case No. 07-2-03958-9 SEA), is pending in the Superior Court of the State of Washington, King County, which we refer to as the “Lopez Action.” After the announcement of the merger, plaintiff in the Lopez Action filed a motion seeking to amend his complaint to add claims related to the merger (similar to the claims alleged in the Devenport Action). On March 21, 2008, the court in the Lopez Action granted plaintiff’s motion to amend. The Lopez Action and Devenport Action were consolidated by the court on

April 1, 2008. Plaintiff in the Lopez Action filed an amended complaint on April 18, 2008, which includes a claim related to the merger, purportedly on behalf of all stockholders of the Company, against the members of our board of directors and a senior officer of the Company. The amended complaint alleges, among other things, that the price of $34.00 per share in cash for each share of our outstanding common stock is unfair and inadequate, that the merger is a result of a flawed process, that our preliminary proxy statement, filed with the SEC on March 27, 2008, omitted certain material information, and that members of our board of directors breached their fiduciary duties by entering into the merger agreement. Plaintiff seeks, among other things, an order from the court certifying the case as a class action, enjoining the merger and awarding plaintiff costs and expenses, including attorneys’ fees. There is currently a stay of all proceedings in the consolidated action pending the disposition of motions to dismiss a derivative lawsuit pending in federal court (described immediately below).

The other derivative lawsuit asserting claims related to the Company’s stock option grant practices, Edmonds v. Getty, et al. (Case No. C07-0317), is pending in the United States District Court for the Western District of Washington, which we refer to as the “Edmonds Action.” On August 3, 2007, the Company, a nominal defendant in the Edmonds Action, filed a motion to dismiss on the grounds that, prior to filing the complaint, plaintiff failed to make a litigation demand on our board (or explain why such a demand would have been futile). On December 15, 2007, the court denied the Company’s motion because the allegations in the complaint “create a reasonable doubt that, as of the time the complaint was filed, the Board could have properly exercised its independent and disinterested business judgment in responding to a demand.” The court noted, however, that Messrs. Spoon and Stein “were disinterested at the time the complaint was filed,” and the complaint does not allege any interest on their part. After the announcement of the merger, plaintiff in the Edmonds Action filed a motion seeking to amend his complaint to add claims related to the merger (similar to the claims alleged in the Devenport and Lopez Actions). The motion to amend the Edmonds Action has not yet been decided.

Should the merger be consummated, plaintiffs in the Lopez Action and the Edmonds Action may lose standing to assert derivative claims on behalf of the Company.

The Company believes that each of these actions is without merit, and intends to vigorously contest them.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the documents to which we refer you in this proxy statement include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “Questions and Answers about the Merger and the Special Meeting,” “Special Factors,” “Special Factors—Opinion of Our Financial Advisor,” “Special Factors—Plans for Getty Images After the Merger,” “Special Factors—Effects of the Merger,” “Special Factors—Certain Projections,” “Special Factors—Governmental and Regulatory Approvals,” and “Special Factors—Litigation Related to the Merger,” and in statements containing words such as “believes,” “plans,” “estimates,” “anticipates,” “intends,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements are not guarantees of the underlying expected actions or our future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and prospects to materially differ from those expressed in, or implied by, these statements. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Getty Images and others relating to the merger agreement and related transactions or relating to other matters;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure to obtain the necessary debt financing arrangements set forth in the debt commitment letter received in connection with the merger;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential challenges for employee retention as a result of the merger;

•	business uncertainty and contractual restrictions during the pendency of the merger;

•	the diversion of management’s attention from ongoing business concerns;

•	the possible effect of the announcement of the merger on our customer and supplier relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger;

•	the impact of the substantial indebtedness incurred to finance the consummation of the merger;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information” beginning on page 131. Many of the factors that will determine our future results are beyond our ability to control or predict. We cannot guarantee any future results, levels of activity, performance or achievements. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on                     , 2008, starting at 9:00 a.m., local time, at the headquarters of the Company at 601 North 34th Street, Seattle, Washington 98103, or at any postponement or adjournment of the meeting. The purpose of the special meeting is for our stockholders to consider and vote upon the following proposals:

•	adoption of the merger agreement;

•

approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	such other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

A copy of the merger agreement is attached as Annex A to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about                     , 2008.

Board Recommendation

Our board of directors unanimously (other than Mark Getty and Jonathan Klein, both of whom abstained from the vote) (a) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, (b) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are substantively and procedurally fair to and in the best interests of the Company and our unaffiliated stockholders (by which we mean, for purposes of this determination, our stockholders other than the Rollover Stockholders and Jonathan Klein) and (c) resolved to recommend that the stockholders of the Company adopt the merger agreement. For a discussion of the material factors considered by our board of directors in reaching its conclusions, see “Special Factors—Reasons for the Merger; Recommendation of Our Board of Directors; Fairness of the Merger.”

Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum

We have fixed the close of business on May 20, 2008 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. On May 20, 2008, there were              shares of our common stock entitled to be voted at the special meeting. Each share of common stock outstanding on the record date entitles its holder to one vote on all matters properly coming before the stockholders at the special meeting.

The presence at the special meeting in person or by proxy of the holders of a majority of all outstanding shares of our common stock entitled to vote at the special meeting as of the close of business on the record date will constitute a quorum for the purpose of considering the proposals at the special meeting. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which we have received proxies indicating that the submitting stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence of a quorum for the transaction of all business. In the event that a quorum is not present, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

The adoption of the merger agreement requires the affirmative vote of:

•

the holders of a majority of the outstanding shares of our common stock entitled to vote on the adoption of the merger agreement at the special meeting, which vote we refer to as the “Company Stockholder Approval;” and

•

the holders of a majority of the number of shares of our common stock present in person or by proxy and voting at the special meeting (other than the Rollover Stockholders and Jonathan Klein), which vote we refer to as the “Special Stockholder Approval.”

For the proposal to adopt the merger agreement, you may vote FOR or AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement for purposes of the Company Stockholder Approval but will have no effect for purposes of the Special Stockholder Approval.

If your shares of common stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Under the rules of the New York Stock Exchange, brokers who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” These “broker non-votes” will be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the adoption of the merger agreement for purposes of the Company Stockholder Approval but will have no effect for purposes of the Special Stockholder Approval.

Approval of any proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires, assuming a quorum is present with respect to the proposal, the affirmative vote of the holders of stock casting a majority of the votes entitled to be cast by all of the holders of the stock constituting such quorum. A failure to vote your shares of common stock or a broker non-vote will have no effect on the outcome of any vote to adjourn the special meeting. An abstention will have the same effect as voting “AGAINST” any proposal to adjourn the special meeting.

If a quorum is not present at the special meeting, the stockholders entitled to vote at the meeting may adjourn the meeting until a quorum shall be present.

Mark Getty and the other Rollover Stockholders each have executed a voting agreement with Parent, pursuant to which they have agreed to vote all shares of our common stock owned by them (constituting approximately     % of the shares of our common stock outstanding as of the record date for the special meeting) in favor of the adoption of the merger agreement in connection with the Company Stockholder Approval. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 66. In addition, as of the record date for the special meeting, our other directors and executive officers had the right to vote, in the aggregate, an additional              shares of our common stock, which represented approximately     % of the outstanding shares of our common stock on the record date for the special meeting. These directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the adoption of the merger agreement.

Proxies and Revocation

If you submit a proxy by telephone or internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the stockholders at the special meeting for a vote.

Proxies received at any time before the special meeting, and not changed or revoked before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote is taken at the special meeting if you hold your shares through a broker, bank or other nominee, by following the directions received from your broker, bank or other nominee to change or revoke those instructions.

You have the right to change or revoke your proxy at any time before the vote is taken at the special meeting if you hold your shares in your name as a stockholder of record by:

•

delivering to our Corporate Secretary, at 601 North 34th Street, Seattle, Washington 98103, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•

attending the special meeting and voting in person (your attendance at the meeting will not, by itself, change or revoke your proxy—you must vote in person at the meeting to change or revoke a prior proxy);

•	submitting a later-dated proxy card; or

•

submitting a proxy again at a later time by telephone or internet prior to the time at which the telephone and internet proxy facilities close by following the procedures applicable to those methods of submitting a proxy.

PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, A SEPARATE LETTER OF TRANSMITTAL WILL BE MAILED TO YOU IF YOU ARE A STOCKHOLDER OF RECORD THAT WILL ENABLE YOU TO RECEIVE THE MERGER CONSIDERATION IN EXCHANGE FOR YOUR GETTY IMAGES STOCK CERTIFICATES.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires, assuming a quorum is present with respect to the proposal, the affirmative vote of the holders of stock casting a majority of the votes entitled to be cast by all of the holders of the stock constituting such quorum. If a quorum is not present at the special meeting, the stockholders entitled to vote at the meeting may adjourn the meeting until a quorum shall be present. Any signed proxies received by us in which no voting instructions are provided on this matter will be voted “FOR” an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. In addition, when any meeting is convened, the presiding officer, if directed by our board of directors, may adjourn the meeting if (a) no quorum is present for the transaction of business or (b) our board of directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which our board of directors determines has not been made sufficiently or timely available to stockholders or otherwise to exercise effectively their voting rights. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares of our common stock determined by the Court of Chancery of the State of Delaware, and to receive payment based on that valuation instead of receiving the merger consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the merger agreement and you must NOT vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 110 and the text of the Delaware appraisal rights statute, Section 262 of the General Corporation Law of the State of Delaware, which is reproduced in its entirety as Annex C to this proxy statement.

Solicitation of Proxies

This proxy solicitation is being made by us on behalf of our board of directors and will be paid for by the Company. In addition, we have engaged Innisfree M&A Incorporated, or “Innisfree,” to assist in the solicitation of proxies for the special meeting and we estimate that we will pay Innisfree a fee of $50,000 plus certain costs associated with telephone solicitations, if required. If the Company’s stockholders adopt the merger agreement at the special meeting, we will pay Innisfree an additional success fee of $25,000. We also have agreed to reimburse Innisfree for out-of-pocket expenses and to indemnify Innisfree against certain losses arising out of its proxy solicitation services. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional compensation for their efforts. We will also request brokers, banks and other nominees to forward proxy solicitation material to the beneficial owners of our shares of common stock that the brokers, banks and nominees hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses related to forwarding the material.

Other Matters

We do not know of any other business that will be presented at the meeting. Under our restated certificate of incorporation, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted in accordance with the recommendation of our board of directors.

Questions and Additional Information

If you have more questions about the merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact us in writing at Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103, attn: Investor Relations, or by telephone at (206) 925-6057. You may also contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Brokers and dealers call: (212) 750-5834 (collect)

Stockholders and all others call toll free: (888) 750-5834

THE PARTIES TO THE MERGER

Getty Images, Inc.

601 North 34th Street

Seattle, Washington 98103

(206) 925-5000

Getty Images, Inc., a Delaware corporation, is a creator and distributor of still imagery, footage and multi-media products, as well as a provider of related services and other forms of premium digital content, including music. We serve business customers worldwide who turn to us to discover, license and manage images and other digital content. Our contributing artists and digital content help customers produce work that appears in newspapers, magazines, advertising campaigns, films, television programs, books and websites. In this proxy statement, the terms “Getty Images,” “Company,” “we,” “our” and “us” refer to Getty Images, Inc. and its subsidiaries, unless the context otherwise requires.

For more information about us, please visit our website at www.gettyimages.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 131. Our common stock is publicly traded on the New York Stock Exchange under the symbol “GYI.”

Abe Investment, L.P. and Abe Acquisition Corp.

c/o Hellman & Friedman LLC

One Maritime Plaza, 12th Floor

San Francisco, California 94111

(415) 788-5111

Abe Investment, L.P., which we refer to as “Parent,” is a newly formed Delaware limited partnership that was formed by H&F Fund VI and its affiliated funds solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Parent has not engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the merger agreement.

H&F Fund VI is a private equity fund sponsored by Hellman & Friedman LLC, which is a leading private equity investment firm with offices in San Francisco, New York and London. The firm focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including media and marketing services, financial services, professional services, information services, healthcare and energy. Since its founding in 1984, Hellman & Friedman LLC has raised and, through its affiliated funds, managed over $16 billion of committed capital.

Abe Acquisition Corp, which we refer to as “Merger Sub,” is a Delaware corporation and a wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business except for activities incident to its incorporation and in connection with the transactions contemplated by the merger agreement. Upon the consummation of the proposed merger, Merger Sub will cease to exist and Getty Images will continue as the surviving corporation and a wholly owned subsidiary of Parent.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement, but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger.

The merger agreement has been included to provide you with information regarding its terms and is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective affiliates.

The Merger

Upon the terms and subject to the conditions set forth in the merger agreement, the merger will consist of Merger Sub, a wholly owned subsidiary of Parent, merging with and into Getty Images. After the merger, Getty Images will continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation will be a privately held corporation and our current stockholders, other than the Rollover Stockholders who will hold an indirect ownership interest in the surviving corporation, will cease to have any ownership interest in the surviving corporation or rights as our stockholders. Therefore, such current stockholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation, and the officers of Getty Images will be the initial officers of the surviving corporation. All directors and officers of the surviving corporation will hold their positions until their successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

Getty Images or Parent may terminate the merger agreement prior to the consummation of the merger in some circumstances, whether before or after the adoption by our stockholders of the merger agreement. Additional details on termination of the merger agreement are described in “—Termination of the Merger Agreement” below.

Effective Time; Marketing Period

The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at such later time as is agreed upon by the parties to the merger agreement and specified in the certificate of merger). We expect to complete the merger as promptly as practicable after our stockholders adopt the merger agreement (assuming the prior satisfaction of the other closing conditions to the merger) and, if necessary, the expiration of the marketing period (defined below). Unless otherwise agreed by the parties to the merger agreement, the closing of the merger will occur no later than the later of two business days after the satisfaction or waiver of the conditions described in “—Conditions to the Completion of the Merger” below, and the date that is the earlier of (a) a date during the marketing period to be specified by Parent on no less than three business days’ notice to the Company and (b) the final day of the marketing period.

For purposes of the merger agreement, “marketing period” means the first period of thirty consecutive calendar days throughout which:

•	Parent has certain financial information required to be provided by the Company under the merger agreement in connection with Parent’s financing of the merger; and

•

the mutual closing conditions to complete the merger are satisfied and nothing has occurred and no conditions exist that would cause any of the conditions to the obligations of Parent and Merger Sub to complete the merger to fail to be satisfied during such period.

If the marketing period has not been completed on or prior to August 15, 2008, the marketing period will commence no earlier than September 2, 2008. Also, the marketing period will not be deemed to have commenced if, prior to the completion of the marketing period, PricewaterhouseCoopers LLP has withdrawn its audit opinion with respect to any year end financial statements contained in any registration statements, reports and proxy statements filed or furnished by us with or to the SEC since January 1, 2007.

The purpose of the marketing period is to provide Parent with a reasonable and appropriate period of time during which it can market and place the permanent debt financing contemplated by the debt commitment letter for the purposes of financing the merger. As such, the marketing period will end on any earlier date on which the debt financing contemplated by the debt commitment letters is consummated. See “Special Factors—Financing of the Merger.”

Merger Consideration

Except as noted below, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be automatically cancelled and converted at the effective time of the merger into the right to receive the merger consideration ($34.00 in cash, without interest and less any applicable withholding taxes). The following shares will not receive the merger consideration:

•	shares held in treasury by the Company, which shares will be cancelled without consideration;

•

shares owned by Parent or Merger Sub or any other subsidiary of Parent (including any such shares contributed to Parent by the Rollover Stockholders prior to the merger in exchange for equity interests of Parent, which contribution is described in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”), which shares will be cancelled without conversion or consideration;

•	shares held by any of our wholly owned subsidiaries, which shares will remain outstanding; and

•

shares held by holders who did not vote in favor of the merger (or consent thereto in writing) and who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and who have complied in all respects with, the provisions of Section 262 of the DGCL, and which shares will be entitled to payment of the appraised value of such shares as may be determined to be due to such holders pursuant to Section 262 of the DGCL (unless and until such holder has failed to perfect or has effectively withdrawn or lost rights of appraisal under the DGCL).

At the effective time of the merger, each holder of a certificate formerly representing any shares of common stock or of book-entry shares (other than shares for which appraisal rights have been properly demanded, perfected and not withdrawn or lost under the DGCL) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration upon surrender thereof. See “Appraisal Rights.”

Payment Procedures

Parent will designate a paying agent reasonably acceptable to the Company to receive the aggregate merger consideration for the benefit of the holders of shares of our common stock. At or prior to the effective time of the merger, Parent will deposit with the paying agent an amount in cash equal to the aggregate merger consideration.

At the effective time of the merger, we will close our stock transfer books. After that time, there will be no further transfer of shares of our common stock that were outstanding immediately prior to the effective time of the merger.

Promptly after the effective time of the merger, the surviving corporation in the merger will cause the paying agent to mail to each holder of record of our shares a letter of transmittal and instructions advising you how to exchange your certificates or book-entry shares for the merger consideration. The paying agent will pay you your merger consideration after you have (a) surrendered your certificates or book-entry shares to the paying agent and (b) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The paying agent will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within eighteen months following the effective time of the merger, such cash will be returned to the surviving corporation upon demand. Subject to any applicable unclaimed property laws, after that point, holders of our common stock will be entitled to look only to Parent and the surviving corporation as general creditors with respect to any merger consideration that may be payable upon surrender of any certificates or book-entry shares.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate or book-entry shares, in the case of a stock certificate, you must have your certificate properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

If you have lost your certificate, or if it has been stolen or destroyed, you will be required to provide an affidavit to that fact. The letter of transmittal instructions will tell you what to do in these circumstances.

Treatment of Stock Options and Restricted Stock Units

The merger agreement provides, prior to the effective time of the merger, that the Company will take all action necessary such that:

•

except as otherwise agreed to by Parent and the holder (see “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”), each outstanding stock option granted under our equity incentive plans that represents the right to acquire our common stock, whether or not then vested or exercisable, will, at the effective time of the merger, be cancelled and terminated and converted into the right to receive a cash payment, for each share of our common stock subject to such option, equal to the excess, if any, of (a) the merger consideration over (b) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes; and

•

except as otherwise agreed to by Parent and the holder, each outstanding restricted stock unit granted under our equity incentive plans outstanding immediately prior to the effective time of the merger, will vest in full and be converted into the right to receive a cash payment in an amount equal to the merger consideration, without interest and less any applicable withholding taxes.

In order to provide for the cancellation and termination of all stock options under the merger agreement, we expect to make an offer to each option holder to cancel all of his or her grants of options in exchange for a cash payment with respect to each such grant equal to the greatest of (i) the aggregate option consideration with respect to such grant, which is the excess, if any, of the merger consideration over the exercise price payable for each share of Company common stock issuable under such stock option multiplied by the total number of shares subject to such grant, (ii) $0.05 per share of our common stock issuable pursuant to such grant and (iii) $1,000, in each case without interest and less applicable withholding taxes. The offer will be made to each option holder, and the receipt of consideration by each option holder is contingent upon his or her acceptance of the offer in accordance with its terms. The completion of this offer will be conditioned upon and will occur simultaneously with the completion of the merger.

For a further description on the vesting of the Company’s stock options and restricted stock units, see “Summary Term Sheet—Treatment of Stock Options and Restricted Stock Units.”

Representations and Warranties

The merger agreement contains representations and warranties of the Company and of Parent and Merger Sub made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement that modify, qualify and create exceptions to the representations and warranties contained in the merger agreement.

Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (a) they were made only as of the date of the merger agreement or a prior specified date, (b) in some cases they are subject to qualifications with respect to materiality and knowledge, (c) they are modified in important part by the underlying disclosure schedule and (d) in the case of the representations and warranties of the Company, are qualified by certain disclosure in the registration statements, reports and proxy statements filed or furnished by us with or to the SEC since January 1, 2007 and prior to the date of the merger agreement. The disclosure schedule contains information that has been included in the Company’s prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Company makes various representations and warranties in the merger agreement that are subject, in some cases, to exceptions and qualifications (including exceptions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). See “—Company Material Adverse Effect Definition” below. Our representations and warranties relate to, among other things:

•	due organization, good standing and qualification, and other corporate matters with respect to the Company and our subsidiaries;

•	our subsidiaries;

•	capitalization and certain related matters;

•	our corporate authority and authorization to enter into, and enforceability of, the merger agreement;

•	actions taken by our board of directors;

•	the absence of conflicts with, or defaults under, organizational documents, other contracts and applicable laws;

•	the required stockholder approvals to adopt the merger agreement and approve the transactions contemplated by the merger agreement;

•	required regulatory filings and consents and approvals of domestic and foreign governmental authorities;

•	documents filed with or furnished to the SEC and the accuracy of the information in those documents, including our financial statements;

•	the absence of certain undisclosed liabilities;

•	our internal controls over financial reporting and our disclosure controls and procedures;

•	the absence of off balance sheet contracts or arrangements;

•

the conduct of our business in the ordinary course of business consistent with past practice since September 30, 2007 and the absence of any event, change, occurrence or effect since September 30, 2007 that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	litigation, proceedings and government orders;

•	compliance with laws and compliance with, and adequacy of, permits;

•	this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 not being misleading and the compliance of such documents as to form with the requirements of the Exchange Act;

•	tax matters;

•	employee benefit and labor matters;

•	environmental matters;

•	intellectual property;

•	inapplicability of state anti-takeover statutes and approval by our board of directors of the merger agreement and certain other agreements for purposes of Section 203 of the DGCL;

•	real property;

•	material contracts (including the enforceability thereof and compliance therewith);

•	the opinion of our financial advisor;

•	absence of brokers’ and finders’ fees;

•	transactions with affiliates; and

•	insurance matters.

The merger agreement also contains various representations and warranties made jointly and severally by Parent and Merger Sub that are subject, in some cases, to exceptions and qualifications including in a confidential disclosure schedule delivered to us by Parent in connection with the signing of the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization and good standing;

•	their authority and authorization to enter into, and enforceability of, the merger agreement;

•	the absence of conflicts with, or defaults under, organizational documents, other contracts and applicable law;

•	required regulatory filings and consents and approvals of domestic and foreign governmental authorities;

•	Parent’s ownership of the outstanding stock of Merger Sub;

•	operations of Merger Sub;

•	delivery of copies of equity and debt commitment letters to the Company by Parent;

•

the sufficiency of financing to pay the aggregate merger consideration, aggregate Option Consideration (as defined in the merger agreement), aggregate RSU Consideration (as defined in the merger agreement) and other amounts required to be paid in connection with the consummation of the transactions contemplated by the merger agreement;

•	absence of exclusivity arrangements with financial advisors or potential providers of debt or equity financing;

•	enforceability of and absence of default of the guarantor under the limited guarantee;

•	the solvency of the surviving corporation in the merger;

•	information supplied in the proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3;

•

absence of contracts, other than certain agreements approved by our board of directors, with any member of the Company’s management, directors or stockholders and absence of actions that would cause anti-takeover statutes under the DGCL to be applicable to the merger or the merger agreement or the transactions contemplated thereby;

•	approval required to adopt the merger agreement and approve the merger;

•	brokers’ and finders’ fees;

•	access to information; and

•	disclaimer of representations and warranties not contained in our representations and warranties in the merger agreement.

The representations and warranties of the parties will expire upon consummation of the merger.

Company Material Adverse Effect Definition

Many of our representations and warranties are qualified by a Company Material Adverse Effect standard. For the purpose of the merger agreement, “Company Material Adverse Effect” is defined to mean any change, event, occurrence or effect that is materially adverse to the business, results of operations or financial condition of the Company and our subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or be considered in determining whether there has occurred, and no change, event, occurrence or effect resulting from, attributable to or arising out of any of the following will constitute, a Company Material Adverse Effect:

(a)	changes generally affecting:

•

the industries in which the Company and our subsidiaries operate that do not adversely affect the Company and our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries in which the Company and our subsidiaries operate; or

•

the economy or the credit, debt, financial or capital markets, in each case, in the United States or elsewhere in the world, including changes in interest or exchange rates that do not adversely affect the Company and our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries in which the Company and our subsidiaries operate;

(b)	changes after the date of the merger agreement in law or the interpretation thereof or in generally accepted accounting principles or in accounting standards, or changes after the date of the merger agreement in general legal, regulatory or political conditions;

(c)	the negotiation, execution, announcement or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, financing sources, employees, revenue and profitability (except that this exclusion will not apply with respect to the Company’s representations and warranties related to authority, enforceability of the merger agreement, noncontravention, required stockholder vote and governmental approvals);

(d)	acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism that do not adversely affect the Company and our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries in which the Company and our subsidiaries operate;

(e)	earthquakes, hurricanes, tornados or other natural disasters that do not adversely affect the Company and our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries in which the Company and our subsidiaries operate;

(f)	any action taken by the Company or our subsidiaries as expressly contemplated by the merger agreement (other than the obligation of the Company and our subsidiaries under the merger agreement to operate in the ordinary course of business consistent with past practice and to use commercially reasonable efforts to preserve intact our and their present business organizations and existing material business relationships) or with Parent’s written consent or at Parent’s written request;

(g)	any decline in the market price or change in trading volume of our common stock; provided that any change, event, occurrence or effect underlying such decline, change or failure not otherwise excluded in the other exceptions (a) through (l) of the definition of Company Material Adverse Effect will be taken into account in determining whether a Company Material Adverse Effect has occurred;

(h)	the suspension of trading generally on the New York Stock Exchange or the Nasdaq Stock Market;

(i)	any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings or the issuance of revised projections that are not as optimistic as those in existence on the date of the merger agreement; provided that any change, event, occurrence or effect underlying such decline, change or failure not otherwise excluded in the other exceptions (a) through (l) of the definition of Company Material Adverse Effect will be taken into account in determining whether a Company Material Adverse Effect has occurred;

(j)	any stockholder or derivative litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the merger agreement or the transactions contemplated by the merger agreement;

(k)	the outcome of any litigation, claim or other proceeding described by the Company in the Company disclosure schedule to the merger agreement or disclosed in the documents filed with or furnished to the SEC since January 1, 2007 and prior to the date of the merger agreement; or

(l)	an increase in the cost or availability of the financing necessary for Parent and Merger Sub to consummate the transactions contemplated by the merger agreement.

Conduct of Business Prior to Closing

We have agreed in the merger agreement that, until the consummation of the merger or the termination of the merger agreement in accordance with its terms, except as expressly contemplated by the merger agreement or required by law or consented to in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned and which consent will be deemed to have been given if Parent does not object within seventy-two hours after a written request for such consent is delivered to Parent by the Company), the Company will, and will cause our subsidiaries to:

•	conduct our and their respective businesses in all material respects in the ordinary course of business consistent with past practice; and

•	use commercially reasonable efforts to preserve intact our and their present business organizations and to preserve their existing material business relationships.

We have also agreed in the merger agreement that, until the consummation of the merger or the termination of the merger agreement in accordance with its terms, subject to certain exceptions in the Company’s disclosure schedule, except as expressly contemplated by the merger agreement or required by law or consented to in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned and which consent will be deemed to have been given if Parent does not object within seventy-two hours after a written request for such consent is delivered to Parent by the Company), the Company will not, and will cause our subsidiaries not to:

•

authorize for issuance, issue, sell, grant or subject to any lien any shares of our or their stock or other ownership interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of our or their stock or other ownership interests, or any rights, warrants or options to purchase any shares of our or their stock or other ownership interests (except for issuances required upon the exercise or settlement of stock options or restricted stock units outstanding on the date of the merger agreement in accordance with the terms of the applicable equity incentive plan in effect on the date of the merger agreement);

•

redeem, purchase or otherwise acquire any shares of our or their stock, or any rights, warrants or options to acquire any shares of our or their stock except in connection with withholding to satisfy tax obligations with respect to stock options and restricted stock units, or acquisitions in connection with the vesting or forfeiture of equity awards, or acquisitions in connection with the next exercise of stock options, in each case outstanding on the date of the merger agreement and in accordance with the terms of the applicable equity incentive plan in effect on the date of the merger agreement;

•	declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of our or their stock or other ownership interests;

•	split, combine, subdivide or reclassify any shares of our or their stock or other ownership interests;

•

incur, issue, assume, guarantee or otherwise become liable for any indebtedness (excluding any letters of credit issued in the ordinary course of business consistent with past practice) or any debt securities, other than intercompany indebtedness and borrowings under the Company’s revolving credit facility, in an amount in excess of $10 million in the aggregate;

•

sell, lease, license, mortgage or otherwise subject to any lien (other than permitted liens) or otherwise dispose of any of our or their properties, rights or assets (including stock of subsidiaries) with a value or purchase price in the aggregate in excess of $2 million, except:

•	sales and licenses of products and services in the ordinary course of business consistent with past practice;

•	pursuant to contracts in force on the date of the merger agreement;

•	dispositions of obsolete or worthless assets; or

•	transfers among the Company and our wholly owned subsidiaries;

•

enter into or make any loans, advances or capital contributions to, or investments in, any person (other than advances to employees in the ordinary course of business consistent with past practice for business expenses in accordance with the Company’s existing policies);

•

make capital expenditures in excess of the amount per quarter budgeted in the Company’s current plan that was made available to Parent (except for up to $5 million in capital expenditures, individually or in the aggregate, in excess of such amount during any three consecutive month period);

•

make any acquisitions of any corporation, partnership, other business organization or any division thereof or equity interests therein or a substantial portion of the assets thereof for consideration in excess of $10 million in the aggregate;

•	make any acquisitions of any real property or, except in the ordinary course of business consistent with past practice, any other property, right or asset;

•	pay, discharge, settle or compromise any pending or threatened suit, action or claim which:

•	requires payment to or by the Company or any subsidiary (exclusive of attorney’s fees) in excess of $2.5 million in any single instance or in excess of $10 million in the aggregate;

•	is by securities holders of the Company or any other person and relates to the transactions contemplated by the merger agreement; or

•	imposes material restrictions on the operations of the Company or its subsidiaries;

•	increase in any material respect the compensation of any of its directors, officers, employees or consultants other than:

•	as required by law or the terms of Company plans in effect on the date of the merger agreement;

•	increases in salaries and wages of non-officer employees of the Company as part of annual merit increases made in the ordinary course of business consistent with past practice (provided that such increases do not result in more than a 4% annual increase for employee salaries and wages in the aggregate); and

•	payment of accrued or earned but unpaid bonuses;

•

grant any severance or termination pay to any present or former director, officer, employee or consultant, other than as required pursuant to the terms of Company plans in effect on the date of the merger agreement;

•

establish, adopt, enter into, amend or terminate any existing or new Company plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company plan if in existence on the date of the merger agreement;

•

make any material changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except as may be required under generally accepted accounting principles or by law;

•	amend our or their certificate of incorporation, bylaws or other organizational documents;

•	make or change any material tax election;

•	file any material amendment to any tax return with respect to any material amount of taxes;

•	settle or compromise any material tax liability;

•	agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes;

•	enter into any material closing agreement with respect to any tax;

•	take any action to surrender any right to claim a material tax refund;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of our subsidiaries;

•

modify, amend, terminate or waive any rights under certain material contracts existing on the date of the merger agreement in any material respect (other than in the ordinary course of business consistent with past practice);

•

enter into any new contract that (a) would be a material contract if entered into prior to the date of the merger agreement (other than in the ordinary course of business consistent with past practice), or (b) contains a change in control provision in favor of the other party thereto or would otherwise require a payment to or give rise to any rights to such other party in connection with the transactions contemplated by the merger agreement;

•

enter into any new line of business material to the Company and our subsidiaries, taken as a whole, other than as contemplated by the Company’s business plan prior to the date of the merger agreement; or

•	agree (in writing or otherwise) to take any of the foregoing actions.

Restrictions on Solicitations of Other Offers

We and our subsidiaries are required to (and are required to use our reasonable best efforts to cause our representatives to) cease and terminate any discussions or negotiations with any person conducted prior to entry into the merger agreement with respect to a “takeover proposal” (defined below); provided, however, that until 11:59 p.m., Pacific Daylight Savings Time, on April 4, 2008, we were permitted to:

•

continue discussions or negotiations with a certain party with whom we had previously engaged in discussions with respect to a proposal, which we refer to as the “excluded party,” and identified to Parent in writing; and

•

furnish to the excluded party, pursuant to a confidentiality agreement permitted by the merger agreement, any information with respect to the Company and our subsidiaries, provided that any such information is provided to Parent as promptly as is reasonably practicable after its provision to the excluded party to the extent not previously made available to Parent.

See “Special Factors—Background of the Merger.”

With the exception of the excluded party (and only until 11:59 p.m., Pacific Daylight Savings Time, on April 4, 2008, in such case), we and our subsidiaries are required not to (and are required to use our reasonable best efforts to cause our representatives not to), directly or indirectly:

•

initiate, knowingly solicit or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a takeover proposal; or

•	engage in, continue or otherwise participate in any discussions or negotiations regarding a takeover proposal.

In addition, we have agreed not to grant after the date of the merger agreement any waiver, amendment or release under any standstill agreement without the prior written consent of Parent.

Notwithstanding the restrictions described above, prior to obtaining the stockholders approvals described below in “—Conditions to the Completion of the Merger,” which we refer to in this section of the proxy statement as the “stockholder approvals,” subject to our compliance in all material respects with the provisions of the merger agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions, if we receive a written takeover proposal, we and our representatives may contact the person making such proposal solely in order to:

•

clarify and understand the terms and conditions of any takeover proposal made by such person so as to determine whether such takeover proposal constitutes or could reasonably be expected to result in a superior proposal; and

•	notify such person of the provisions of the merger agreement.

Furthermore, subject to our compliance in all material respects with the provisions in the merger agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions, if our board of directors receives a written takeover proposal that it determines constitutes or could reasonably be expected to result in a superior proposal and determines in good faith (after consultation with our outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, then, prior to obtaining the stockholder approvals, we may:

•

furnish pursuant to a confidentiality agreement permitted by the merger agreement any information with respect to the Company and our subsidiaries to the person making such takeover proposal, provided that any such information must be provided to Parent as promptly as is reasonably practicable after its provision to such person to the extent not previously made available to Parent; and

•	participate in discussions and negotiations with such person regarding a takeover proposal.

We are required to promptly (and in any event within twenty-four hours after receipt by, or notification to us or our financial advisor) notify Parent of the receipt (or notification) of any takeover proposal or any inquiries relating to a takeover proposal or any request for information from, or any negotiations sought to be initiated or continued with, either us or our representatives concerning a takeover proposal and provide Parent with certain information and documents with such notification. We are also required to keep Parent reasonably informed on a prompt basis of the status or developments regarding any takeover proposal, inquiry or request. We and our subsidiaries may not enter into any agreement that would prohibit us or them from providing such information to Parent.

A “takeover proposal” means any proposal or offer from any person or group (as defined under Section 13(d) of the Exchange Act) (other than Parent and its subsidiaries) relating to, in a single transaction or series of related transactions, any:

•

acquisition of our assets or assets of our subsidiaries (including securities of our subsidiaries) equal to 20% or more of our consolidated assets or to which 20% or more of our revenues or earnings on a consolidated basis are attributable;

•	acquisition of 20% or more of our outstanding common stock;

•	tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 20% or more of our outstanding common stock; or

•	merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company.

A “superior proposal” means any written takeover proposal on terms which our board of directors determines in good faith, after consultation with our outside legal counsel and independent financial advisors, to be more favorable from a financial point of view to the holders of our common stock than the merger, taking into account all of the terms and conditions of such proposal (including the likelihood and timing of consummation of the proposal) and the merger agreement (including any changes to the terms of the merger agreement committed to by Parent to the Company in writing in response to such proposal or otherwise). For the purposes of the definition of “superior proposal,” the references to “20%” in the definition of “takeover proposal” are deemed to be references to “50%.”

Termination in Connection with a Superior Proposal

The merger agreement requires us to establish a record date for, duly call, give notice of, convene and hold a meeting of our stockholders to adopt the merger agreement as soon as practicable after this proxy statement is cleared for mailing to our stockholders by the SEC. Our board of directors has unanimously (other than certain interested directors who abstained from the vote) resolved to recommend that our stockholders adopt the merger agreement, subject to the ability of our board of directors to change, qualify, withdraw or modify (or publicly propose to change, qualify, withdraw or modify) its recommendation or approve or recommend (or publicly propose to approve or recommend) to our stockholders a takeover proposal in certain circumstances under the merger agreement as described below.

We have agreed that our board of directors (or a committee thereof) may not, except under certain circumstances set forth below:

•

change, qualify, withdraw or modify (or publicly propose to change, qualify, withdraw or modify) in a manner adverse to Parent our board of directors’ recommendation that our stockholders adopt the merger agreement;

•	approve or recommend (or publicly propose to approve or recommend) a takeover proposal to our stockholders; or

•

authorize the Company or our subsidiaries to enter into any letter of intent, merger, acquisition or similar agreement with respect to any takeover proposal (other than a confidentiality agreement permitted by the merger agreement).

Notwithstanding these restrictions but subject to our obligations to provide certain information to and to negotiate in good faith with Parent and to take certain actions in connection with superior proposals as described below, at any time prior to obtaining the stockholder approvals, our board of directors may change, qualify, withdraw or modify (or publicly propose to change, qualify, withdraw or modify) in a manner adverse to Parent its recommendation that our stockholders adopt the merger agreement or, in the case of the first bullet point below, approve or recommend (or publicly propose to approve or recommend) a takeover proposal to our stockholders:

•

if our board of directors receives a takeover proposal that has not been withdrawn and that it determines in good faith, after consultation with independent financial advisors and outside legal counsel, constitutes a superior proposal, and if our board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law (provided that the Company may not enter into any letter of intent, merger, acquisition or similar agreement with respect to any takeover proposal unless we have complied with the provisions in the merger agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions of the merger agreement and we have terminated the merger agreement and concurrently therewith paid a termination fee, as described below, to Parent); or

•

other than in response to a takeover proposal, if our board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

We and our board of directors may not change, qualify, withdraw or modify (or publicly propose to change, qualify, withdraw or modify) in a manner adverse to Parent our board of directors’ recommendation that our stockholders adopt the merger agreement or approve or recommend (or publicly propose to approve or recommend) a takeover proposal to our stockholders with respect to a superior proposal unless:

•

we have complied in all material respects with the provisions in the merger agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions;

•

we have provided Parent written notice that we intend to take such action and describing the material terms and conditions of the superior proposal that is the basis of such action and including a copy of the relevant proposed transaction agreements with the party making such superior proposal and other material documents;

•

during the three business day period following Parent’s receipt of such notice, we have negotiated, and have caused our financial and legal advisors to negotiate, in good faith with Parent and Merger Sub (to the extent they desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute a superior proposal and/or our board of directors no longer believes that failure to change, qualify, withdraw or modify its recommendation of the merger would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; and

•

after such three business day period, our board of directors has determined in good faith, taking into account any changes to the terms of the merger agreement proposed by Parent to the Company, that the superior proposal giving rise to the notice continues to constitute a superior proposal and/or our board of directors no longer believes that failure to change, qualify, withdraw or modify its recommendation of the merger would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Any amendment to the financial terms or any other material amendment of such superior proposal will require a new written notice and will require that we comply again with the foregoing requirements (provided that references to the three business day period will be deemed to be references to a forty-eight hour period).

In order to enter into an acquisition agreement with respect to a superior proposal, we must terminate the merger agreement in accordance with the terms of the merger agreement. See “—Termination of the Merger Agreement” and “—Termination Fee” below.

Notwithstanding these restrictions, subject to certain conditions, our board of directors may make certain disclosures contemplated by the securities laws or other applicable laws.

Agreement to Use Reasonable Best Efforts

Subject to the terms and conditions set forth in the merger agreement, the Company, Parent and Merger Sub have agreed to cooperate with each other and to use their reasonable best efforts to:

•

promptly take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to cause the closing conditions to the merger to be satisfied as promptly as practicable and to consummate, in the most expeditious manner practicable, the transactions contemplated by the merger agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws);

•

promptly obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, provided that in obtaining consent or approval:

•

neither the Company nor any of our subsidiaries will pay or commit to pay any amount to any person or incur any liability or other obligation or materially modify any contract without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed); and

•	neither Parent nor Merger Sub will be required to pay or commit to pay any amount or incur any liability or obligation;

•

cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the merger agreement and any investigation or other inquiry by or before a governmental authority relating to the transactions contemplated by the merger agreement, including any proceedings initiated by a private party;

•

keep the other party informed in all material respects and on a reasonably timely basis of any material communication regarding the transactions contemplated by the merger agreement received by such party from, or given by such party to, the FTC, the Antitrust Division of the DOJ, the European Commission or any other governmental authority and of any material communication regarding the transactions contemplated by the merger agreement received or given in connection with any proceeding by a private party; and

•

resolve any objections asserted by a governmental authority with respect to the application of antitrust laws to the transactions contemplated by the merger agreement, including each party’s use of its reasonable best efforts to:

•

avoid the entry of, or to have vacated or terminated, any decree, decision, order or judgment that would restrain, prevent or delay the consummation of the transactions contemplated by the merger agreement on or before August 15, 2008 (or, if the marketing period has not been completed on or prior to August 15, 2008, by October 2, 2008), including by defending through litigation on the merits any claims asserted in any court by any person; and

•

avoid or eliminate every impediment under applicable antitrust laws that may be asserted by any governmental authority with respect to the transactions contemplated by the merger agreement so as to enable the consummation of the merger as soon as reasonably possible (and in any event no later than August 15, 2008, or, if the marketing period has not been completed on or prior to August 15, 2008, by October 2, 2008).

Each party also agreed to take the following actions with respect to the HSR Act:

•	make an appropriate filing of a notification and report form pursuant to the HSR Act, which was filed with the FTC and the DOJ on March 7, 2008;

•	supply as promptly as practicable any additional information and documentation requested pursuant to the HSR Act; and

•

use its reasonable best efforts to take all other actions to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable (the FTC granted early termination of the waiting period on March 17, 2008).

The Company agreed to take the following actions with the German Federal Cartel Office:

•	make an appropriate filing with the German Federal Cartel Office regarding the transactions contemplated by the merger agreement, which was filed on March 7, 2008;

•	supply as promptly as practicable any additional information and documentation requested by the German Federal Cartel Office; and

•

use our reasonable best efforts to take all other actions to obtain approval under the German Act Against Restraints of Competition as soon as practicable (the German Federal Cartel Office granted approval on April 4, 2008).

Parent agreed to file with the European Commission as promptly as reasonably practicable the Form CO, if any, required for the merger pursuant to Council Regulation No. 139/2004/EC of the European Community and we agreed to provide Parent as promptly as practicable with such assistance as Parent reasonably requests in connection therewith. Each party agreed to supply as promptly as practicable any additional information and documentary material, if any, that may be requested or required by the European Commission and to use its reasonable best efforts to take all other actions to obtain a decision from the European Commission declaring the merger compatible with the Common Market. Parent filed for European Commission approval on March 28, 2008, and the European Commission granted approval on May 6, 2008.

In addition, the Company and Parent agreed to use their respective reasonable best efforts to ensure that no state takeover statute or similar law is or becomes applicable to the transactions contemplated by the merger agreement and, if any state takeover statute or similar law becomes applicable to the transactions contemplated by the merger agreement, to take all action necessary to ensure that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise minimize the effect of such law on the transactions contemplated by the merger agreement.

Parent will take all such actions, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of Parent’s or its subsidiaries’ assets or businesses and to otherwise take or commit to take actions that limit Parent’s or its subsidiaries’ freedom of action with respect to, or its ability to retain, their respective businesses, product lines or assets as may be required to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other decision or order under any applicable antitrust laws that would prevent or materially delay the consummation of the transactions contemplated by the merger agreement. We will take such of the foregoing actions as Parent may request, provided, however, that any such action is conditioned upon the consummation of the merger.

The Company will, in consultation with Parent, use our commercially reasonable efforts to comply with any information and consultation obligations that may arise regarding the transactions contemplated by the merger agreement by virtue of the existence of any works council or other employee representative body in any jurisdiction in which we or any of our subsidiaries operates.

Financing

In the merger agreement, Parent and Merger Sub have agreed to use their reasonable best efforts to obtain the debt and equity financing on the terms and conditions described in the debt commitment letter and the equity commitment letter, or on terms no less favorable to Parent or Merger Sub, and they will use their reasonable best efforts to:

•	maintain in effect the debt commitment letter and the equity commitment letter;

•

negotiate definitive agreements with respect to the debt commitment letter on the terms and conditions contained in the debt commitment letter, or on terms no less favorable to Parent or Merger Sub than the terms and conditions in the debt commitment letter;

•	satisfy on a timely basis (taking into account the expected timing of the marketing period) all conditions applicable to them in the definitive debt financing agreements that are within their control;

•	upon satisfaction of such conditions, consummate the debt and equity financing at or prior to the closing of the merger;

•	comply with their obligations under the debt commitment letter and the equity commitment letter; and

•	enforce all of their rights under the debt commitment letter and the definitive agreements related thereto.

See “—Effective Time; Marketing Period,” above, for a discussion of the marketing period, and “Special Factors—Financing of the Merger,” for a discussion of the debt commitment letter and the equity commitment letter.

Parent is required to keep us informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the debt and equity financing and provide to the Company, upon our request, copies of the definitive documents related to the debt financing and the equity financing.

If all conditions in the debt commitment letter have been satisfied, or upon funding will be satisfied, Parent and Merger Sub have agreed to use their reasonable best efforts to cause the persons providing the debt financing to fund the debt financing required to consummate the transactions contemplated by the merger agreement on the closing date (including by taking enforcement action to cause the persons providing the debt financing to fund such debt financing).

Parent and Merger Sub may not amend or modify, or waive any material provision or remedy under, the debt commitment letter or the equity commitment letter if such amendment, modification or waiver reduces the aggregate amount of the debt and equity financing or amends the conditions precedent to the debt or equity financing in a manner that would reasonably be expected to delay or prevent the closing of the merger or make the funding of the debt financing or equity financing less likely to occur; provided, however, Parent and Merger Sub may replace and amend the debt commitment letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the debt commitment letter as of the date of the merger agreement.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter, Parent and Merger Sub must immediately notify us and use their reasonable best efforts to arrange and obtain alternative financing from alternative sources as promptly as practicable (taking into account the expected timing of the marketing period) in an amount sufficient to consummate the transactions contemplated by the merger agreement with terms and conditions no less favorable from the standpoint of Parent and Merger Sub than the terms and conditions set forth in the debt commitment letter.

Parent will give us prompt notice if any condition to the debt commitment letter or equity commitment letter is not likely to be satisfied, in each case, of which Parent or Merger Sub becomes aware or any termination of the debt commitment letter or equity commitment letter.

The obtaining of debt and equity financing, or any alternative financing, is not a condition to the closing of the merger.

We have agreed to, and have agreed to cause our subsidiaries to (and to use our reasonable best efforts to cause our representatives to) provide all cooperation reasonably requested by Parent in connection with the arrangement of the debt and equity financing and the transactions contemplated by the merger agreement, including:

•

furnishing Parent and Merger Sub and their financing sources as promptly as practicable with financial and other pertinent information concerning the Company and its subsidiaries as may be reasonably requested by Parent to consummate the debt and equity financings at the time they are to be consummated;

•	participating in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies;

•	assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents;

•	using reasonable best efforts to obtain accountant’s comfort letters, legal opinions, surveys and title insurance;

•

taking all corporate actions, subject to the occurrence of the closing of the merger, required to permit the consummation of the debt financing and equity financing and to permit the proceeds thereof to be made available to the surviving corporation after the consummation of the merger;

•	providing the Company’s unaudited consolidated monthly balance sheet, income statement and statement of cash flows to the extent that we customarily prepare such financial statements; and

•

executing and delivering pledge and security documents, other definitive financing documents or other certificates or documents (including a certificate of our chief financial officer with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the debt financing) and otherwise reasonably facilitating the pledging of collateral.

The merger agreement limits our obligation to incur any fees or liabilities with respect to the debt or equity financing prior to the effective time of the merger.

Parent, Merger Sub and the H&F Investors are prohibited from retaining any financial advisor on an exclusive basis without our board of directors’ consent and from entering into any exclusivity, lock-up or similar agreement with any potential provider of debt or equity financing that could reasonably be expected to prevent such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or our subsidiaries, in connection with the merger and the other transactions contemplated by the merger agreement.

In connection with the debt financing, the Company has agreed to deliver to Parent a certificate executed by our chief financial officer setting forth Consolidated EBITDA (as defined in Exhibit C to the merger agreement) for (a) the three month period ending March 31, 2008, together with supporting calculations in reasonable detail, by the earlier of May 15, 2008 and five days following the date the Company files its Form 10-Q for the quarter ending March 31, 2008 with the SEC, which the Company delivered on May 14, 2008, and (b) if the closing date of the merger has not occurred on or prior to August 15, 2008, the three month period ending June 30, 2008, together with supporting calculations in reasonable detail, on August 18, 2008.

Employee Matters

For the one year period following the effective time of the merger, Parent will provide, or will cause to be provided, to each active employee (on the closing date of the merger) of the Company and our subsidiaries with (a) annual base salary and base wages, and cash target incentive compensation opportunities, in each case, that are no less favorable than such compensation provided to such employees immediately before the effective time of the merger and (b) employee benefits (excluding equity incentives) that are no less favorable in the aggregate than those provided to such employees immediately prior to the effective time of the merger under the Company’s employee benefit plans, provided such employee remains employed during that period. Parent will, or will cause the surviving corporation to, provide such employees whose employment terminates during this one year period with severance benefits at levels no less than those benefits under any Company plan and in accordance with certain service crediting criteria.

In general, Parent has agreed to recognize the service of employees with us prior to the merger as service with Parent and its subsidiaries in connection with any employee benefit plan maintained by Parent or its subsidiaries which is made available following the merger by Parent or its subsidiaries for purposes of any vesting, eligibility and level of severance and paid-time off benefits, except that an employee will not be entitled to a duplication of benefits with respect to the same period of time. In addition, each employee of the Company as of the closing date of the merger will be immediately eligible to participate, without any waiting time, in new employee benefit plans offered by Parent and its subsidiaries to the extent coverage under such new plan is replacing comparable coverage under an existing Company plan in which such employee participated prior to the merger.

The merger agreement provides that, for purposes of any new employee benefit plan providing medical, dental, pharmaceutical and/or vision benefits offered to employees of the Company as of the closing date of the merger, Parent will cause all pre-existing condition exclusions and actively-at-work requirements that were inapplicable or waived under a comparable plan offered by the Company, and in which such employee participated immediately prior to the merger, to be waived. In addition, such employees will receive credit under such new plan (for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements for the applicable plan year) for any eligible expenses incurred under the Company plans during the portion of the relevant plan year prior to such employee’s participation in such new plans.

The merger agreement provides that Parent will cause the surviving corporation in the merger to honor all of the obligations of the Company under the Company plans that are severance agreements, by written instrument delivered to the executive in accordance with the terms of such agreements.

Indemnification and Insurance

The merger agreement provides that from and after the effective time of the merger, Parent will, and will cause the Company and the surviving corporation to, do the following:

•

to the extent permitted under applicable law, indemnify and hold harmless each individual who was at or prior to the effective time of the merger an officer or director of the Company or any of our subsidiaries with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including legal fees and expenses) in connection with any claim, suit, action, proceeding or investigation, based on or arising out of, in whole or in part, (a) such individual’s position as a director or officer of the Company or any of our subsidiaries or (b) acts or omissions by any such individual in his or her capacity as a director, officer or agent of the Company or any of our subsidiaries or taken at the request of the Company or any of our subsidiaries or taken at the request of the Company or any of our subsidiaries, in each case, at, or prior to, the effective time of the merger; and

•

assume all obligations of the Company and our subsidiaries to such individuals in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the consummation of the merger, as provided in the organizational documents of the Company and our subsidiaries and the indemnification agreements listed on the company disclosure schedule.

Under the terms of the merger agreement, Parent will, for a period of six years after the consummation of the merger, cause the certificate of incorporation and bylaws of the surviving corporation in the merger to contain provisions no less favorable to such individuals with respect to limitation of liabilities of directors and officers and indemnification as were contained in our restated certificate of incorporation and bylaws as of the date of the merger agreement. In addition, after the consummation of the merger Parent will, and will cause the Company and the surviving corporation in the merger to, pay any expenses (including fees and expenses of legal counsel) of any such individual as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable law.

Under the terms of the merger agreement, Parent will also, for a period of six years after the consummation of the merger, maintain the directors’ and officers’ liability insurance policies currently maintained by the Company to cover acts or omissions occurring at or prior to the effective time of the merger for those individuals who are covered by the Company’s current directors’ and officers’ liability insurance policy, on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals as the Company’s policy in effect on the date of the merger agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the effective time of the merger, including a “tail” policy); provided, however, that if the aggregate annual premiums for such insurance exceeds 300% of the current aggregate annual premium, then Parent will provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 300% of the current aggregate annual premium. Any replacement or substitution of insurance policies must not result in gaps of coverage.

Other Covenants

The merger agreement contains additional agreements between the Company and Parent relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•	the special meeting of our stockholders, and the recommendation of our board of directors;

•	coordination of press releases and other public announcements or filings relating to the merger;

•

Parent’s access to our employees, agents, properties, books, contracts, records and other information between the date of the merger agreement and the closing (subject to all applicable legal or contractual obligations and restrictions);

•	notification of certain matters;

•	resignation of our directors;

•	termination of our senior indebtedness;

•	the expenditure of funds by Parent between the date of the merger agreement and the closing of the merger;

•	termination of certain agreements with Getty Investments and its affiliates;

•	Parent’s delisting and deregistration of our common stock;

•	the payment of fees and expenses; and

•

actions to cause the disposition of our equity securities held by each individual who is a director or officer of the Company pursuant to the transactions contemplated by the merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Conditions to the Completion of the Merger

The obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions on or prior to the closing date of the merger:

•	the affirmative vote to adopt the merger agreement by both:

•	the holders of a majority of the outstanding shares of our common stock; and

•	the holders of a majority of the number of shares of our common stock present in person or by proxy and voting at the stockholders meeting other than the Rollover Stockholders and Jonathan Klein;

•	satisfaction of the following antitrust requirements:

•	expiration or termination of the requisite waiting period (and any extension thereof) applicable to the merger under the HSR Act;

•	receipt of all required approvals under the EC Merger Regulation;

•	receipt of all required approvals or a non-jurisdictional letter under the German Act Against Restraints of Competition; and

•

expiration or termination of the requisite waiting period (and any extension thereof) or receipt of approvals applicable to the merger under any other foreign antitrust laws (other than any expiration, termination or approval, the failure of which to occur or obtain individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, as defined in “—Company Material Adverse Effect Definition,” assuming consummation of the merger); and

•	no law or order that enjoins, restrains, prevents or prohibits or renders illegal the consummation of the merger will be in effect.

In addition to the conditions for all parties to the merger agreement, the obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the closing date of the merger:

•	the representations and warranties made by the Company with regard to:

•

the absence of any event, change, occurrence or effect since September 30, 2007 that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, must be true and correct as of the closing date of the merger as if made on and as of the closing date (see “—Company Material Adverse Effect Definition” for the definition of Company Material Adverse Effect);

•

the capitalization of the Company, this proxy statement and Schedule 13E-3 not being misleading and the inapplicability of state anti-takeover statutes must be true and correct in all material respects as if made on and as of the closing date of the merger (except for those representations and warranties which address matters only as of an earlier date, which must have been true and correct as of such date); and

•

the representations and warranties other than those listed above made by the Company, disregarding all qualifications and exceptions relating to materiality or Company Material Adverse Effect, must be true and correct as of the closing date of the merger as if made on and as of the closing date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	the Company’s performance, in all material respects, of all obligations required to be performed by the Company in the merger agreement at or prior to the closing date;

•

the receipt of a certificate signed by an executive officer of the Company certifying that all of the conditions with respect to the representations and warranties and obligations of the Company under the merger agreement described above have been satisfied; and

•

the Company’s achieving a Consolidated EBITDA for the twelve month period ending March 31, 2008 (or, if the closing date of the merger occurs on or after September 2, 2008, for the twelve month period ending June 30, 2008) of not less than $300 million, where Consolidated EBITDA for the three month periods ended June 30, 2007, September 30, 2007 and December 31, 2007, respectively, shall be deemed to be $84,405,000, $73,705,000 and $79,311,000; based on the financial results of the Company for the quarter ended March 31, 2008, this condition has been satisfied if the closing date occurs prior to September 2, 2008.

In addition to the conditions for all parties to the merger agreement, the Company’s obligation to complete the merger is subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the closing date of the merger:

•

The representations and warranties made by Parent and Merger Sub in the merger agreement, disregarding all qualifications and exceptions relating to materiality, must be true and correct as of the closing date of the merger as if made on and as of the closing date (or, if given as of a specific date, at and as of such date), except where such failures to be so true and correct would not prevent consummation of the merger;

•	Parent’s and Merger Sub’s performance, in all material respects, of all obligations required to be performed by them in the merger agreement at or prior to the closing date of the merger; and

•

the receipt of a certificate signed by an executive officer of Parent certifying that all of the conditions with respect to the representations and warranties and obligations of Parent and Merger Sub under the merger agreement as described above have been satisfied.

Although the parties have the right to waive conditions to the merger (other than as required by law), we are not aware of any circumstance in which Parent, Merger Sub or the Company would waive any of the closing conditions described above. If, however, the Company waives any of the closing conditions described above, we do not anticipate re-soliciting our stockholders for approval unless such waiver would be material to our stockholders, in which case we would re-solicit the vote of our stockholders. The ability of Parent and Merger Sub to obtain financing to consummate the merger is not a closing condition.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of the Company and Parent, duly authorized by our board of directors and Parent’s general partner;

•	by either the Company or Parent:

•

if the merger has not been consummated on or before August 15, 2008 (or, if the marketing period has not been completed on or prior to August 15, 2008, by October 2, 2008), unless the failure of the merger to be consummated by such date was primarily due to the party seeking to terminate failing to perform any of its obligations under the merger agreement;

•

if there is in effect a final and non-appealable law, order, injunction, judgment, decree or ruling that enjoins, restrains, prevents or prohibits the consummation of the merger or making the consummation of the merger illegal, unless the issuance of such law, order, injunction, judgment, decree or ruling was primarily due to the party seeking to terminate failing to perform any of its obligations under the merger agreement; or

•

if the approvals of our stockholders described in “—Conditions to the Completion of the Merger” have not been obtained at the stockholders meeting convened therefor or any adjournment or postponement thereof upon a vote taken on the merger agreement;

•	by Parent:

•

if we have materially breached or failed to perform any of our representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would cause certain conditions to the obligation of Parent and Merger Sub to effect the merger set forth in “—Conditions to the Completion of the Merger” not to be satisfied and which cannot be cured by August 15, 2008 (or, if the marketing period has not been completed on or prior to August 15, 2008, by October 2, 2008) or, if capable of being cured, is not cured within thirty days after receipt of Parent’s written notice to us of its intention to terminate the merger agreement due to such breach or failure, except that Parent may not terminate the merger agreement due to such breach or failure by the Company if Parent is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in certain conditions to the obligation of the Company to effect the merger set forth in “—Conditions to the Completion of the Merger” not to be satisfied;

•	if:

•

our board of directors changes, qualifies, withdraws or modifies (or publicly proposes to change, qualify, withdraw or modify) in a manner adverse to Parent our board of directors’ recommendation that our stockholders adopt the merger agreement;

•	our board of directors approves or recommends (or publicly proposes to approve or recommend) a takeover proposal to our stockholders;

•

a tender offer or exchange offer for shares of our stock that constitutes a takeover proposal is commenced prior to obtaining the stockholder approvals and our board of directors fails to recommend against acceptance of such tender offer or exchange offer by our stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by our stockholders, which will constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten business days after commencement;

•	we enter into a letter of intent, merger, acquisition or similar agreement with respect to any takeover proposal (other than a confidentiality agreement permitted by the merger agreement);

•	we fail to include in this proxy statement our board of directors’ recommendation to our stockholders that they adopt the merger agreement; or

•	the Company or our board of directors publicly announces an intention to do any of the foregoing;

•	by the Company:

•

if Parent or Merger Sub has materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would cause certain conditions to our obligation to effect the merger set forth in “—Conditions to the Completion of the Merger” not to be satisfied and which cannot be cured by August 15, 2008 (or, if the marketing period has not been completed on or prior to August 15, 2008, by October 2, 2008) or, if capable of being cured, is not cured within thirty days after receipt of our written notice to Parent of our intention to terminate the merger agreement due to such breach or failure, except that we may not terminate the merger agreement due to such breach or failure if we are then in material breach of any representations, warranties, covenants or other agreements that would result in certain conditions to the obligations of Parent and Merger Sub to effect the merger set forth in “—Conditions to the Completion of the Merger” not to be satisfied;

•	prior to obtaining the stockholder approvals, in order to enter into a definitive agreement providing for the implementation of a transaction that is a superior proposal, if:

•	we comply with the notice and negotiation requirements described above in “— Termination in Connection with a Superior Proposal;” and

•	prior to or concurrently with such termination, we pay to Parent the termination fee as described below in “—Termination Fee;” or

•

if all of the conditions to the obligations of Parent and Merger Sub to effect the merger (other than conditions which are to be satisfied upon the closing of the merger) have been satisfied on the final day of the marketing period and Parent or Merger Sub has failed to consummate the merger no later than two business days after the later of (a) the final day of the marketing period and (b) the date on which we notify Parent that all conditions to our obligations to effect the merger have been satisfied or waived (other than conditions which are to be satisfied by actions taken at the closing of the merger but which conditions would be satisfied if such date were the closing date); provided, however, that

•

if the final day of the marketing period is August 15, 2008 (or, if the marketing period has not been completed on or prior to August 15, 2008, October 2, 2008), we may terminate the merger agreement on the final day of the marketing period if:

•	Parent or Merger Sub has failed to consummate the merger on such day;

•	the conditions to the obligations of Parent and Merger Sub to effect the merger have been satisfied on such day; and

•	we have delivered the notification to Parent that all conditions to our obligations to effect the merger have been satisfied or waived on or before such day.

Termination Fee

We will be obligated to pay Parent a termination fee of $31 million if we terminate the merger agreement before 11:59 p.m., Pacific Daylight Savings Time, on April 4, 2008 and prior to obtaining the stockholder approvals in order to enter into a definitive agreement providing for the implementation of a transaction that is a superior proposal, regardless of the identity of the person making such superior proposal and we comply with the requirements regarding changes of our board of directors’ recommendation and notice to and negotiation with Parent described above in “—Termination in Connection with a Superior Proposal.”

Alternatively, we will be obligated to pay Parent a termination fee of $52 million if the merger agreement is terminated in any of the following circumstances:

•	if all of the following events occur:

•	a takeover proposal has been publicly disclosed or communicated to us after the date of the merger agreement; and

•

following such disclosure or communication, the merger agreement is terminated due to the merger not having been consummated on or before August 15, 2008 (or, if the marketing period has not been completed on or prior to August 15, 2008, by October 2, 2008), due to our stockholders not having adopted the merger agreement at our stockholders meeting or due to our breach or failure to perform our representations, warranties, covenants or agreements which breach or failure would cause certain conditions to the obligation of Parent and Merger Sub to effect the merger set forth in “—Conditions to the Completion of the Merger” not to be satisfied; and

•

prior to or within twelve months following the date the merger agreement is terminated, we enter into a definitive agreement with respect to any takeover proposal or any takeover proposal is consummated (in each case whether or not the takeover proposal was the same takeover proposal initially referred to) (for the purposes of this bullet, the references to “20%” in the definition of takeover proposal will be deemed to be references to “50%”);

•

if we terminate the merger agreement after 11:59 p.m., Pacific Daylight Savings Time, on April 4, 2008 but prior to obtaining the stockholder approvals of the merger agreement in order to enter into a definitive agreement providing for the implementation of a transaction that is a superior proposal and we comply with the requirements regarding changes to our board of directors’ recommendation and notice to and negotiation with Parent described above in “—Termination in Connection with a Superior Proposal;” or

•	if Parent terminates the merger agreement for any of the following reasons:

•

our board of directors changes, qualifies, withdraws or modifies (or publicly proposes to change, qualify, withdraw or modify) in a manner adverse to Parent our board of directors’ recommendation that our stockholders adopt the merger agreement;

•	our board of directors approves or recommends (or publicly proposes to approve or recommend) a takeover proposal to our stockholders;

•

a tender offer or exchange offer for shares of our stock that constitutes a takeover proposal is commenced prior to obtaining the Company stockholder approvals and our board of directors fails to recommend against acceptance of such tender offer or exchange offer by our stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by our stockholders, which will constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten business days after commencement;

•	we enter into a letter of intent, merger, acquisition or similar agreement with respect to any takeover proposal (other than a confidentiality agreement permitted by the merger agreement);

•	we fail to include in this proxy statement our board of directors’ recommendation to our stockholders that they adopt the merger agreement; or

•	we or our board of directors publicly announces an intention to do any of the foregoing.

Also, we have agreed to pay 50% of the out-of-pocket fees and expenses incurred by Parent, or on behalf of Parent and its affiliates, in connection with the merger agreement and the transactions contemplated by the merger agreement, up to a total cap of $5 million of such payment, if the stockholder approvals to adopt the merger agreement have not been obtained at the stockholders meeting duly convened therefor or any adjournment or postponement thereof upon a vote taken on the merger agreement.

Parent will have to pay us a termination fee of $78 million if we terminate the merger agreement in any of the following circumstances:

•

Parent or Merger Sub has materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would cause certain conditions to our obligation to effect the merger set forth in “—Conditions to the Completion of the Merger” not to be satisfied and which cannot be cured by August 15, 2008 (or, if the marketing period has not been completed on or prior to August 15, 2008, by October 2, 2008) or, if capable of being cured, is not cured within thirty days after our receipt of our written notice to Parent of our intention to terminate the merger agreement due to such breach and we are not in material breach of any of our representations, warranties, covenants or other agreements under the merger agreement that would result in or cause certain conditions to the obligation of Parent and Merger Sub to effect the merger set forth in “—Conditions to the Completion of the Merger” not to be satisfied; or

•

if all of the conditions to the obligations of Parent and Merger Sub to effect the merger (other than conditions which are to be satisfied upon the closing of the merger) have been satisfied on the final day of the marketing period and Parent or Merger Sub has failed to consummate the merger no later than two business days after the later of (a) the final day of the marketing period and (b) the date on which we notify Parent that all conditions to our obligations to effect the merger have been satisfied or waived (other than conditions which are to be satisfied by actions taken at the closing of the merger but which conditions would be satisfied if such date were the closing date); provided, however, that:

•

if the final day of the marketing period is August 15, 2008 (or, if the marketing period has not been completed on or prior to August 15, 2008, October 2, 2008), we may terminate the merger agreement on the final day of the marketing period if:

•	Parent or Merger Sub has failed to consummate the merger on such day;

•	the conditions to the obligations of Parent and Merger Sub to effect the merger have been satisfied on such day; and

•	we have delivered the notification to Parent that all conditions to our obligations to effect the merger have been satisfied or waived on or before such day.

Concurrently with the execution of the merger agreement, H&F Fund VI executed a limited guarantee in favor of the Company in which it guarantees Parent’s obligations under the merger agreement to pay the termination fee if it becomes payable under the merger agreement or any company damages for which Parent may be liable as a result of any willful breach of the merger agreement or fraud, up to a cap of $78 million. Our right to receive the termination fee from Parent pursuant to the merger agreement or H&F Fund VI pursuant to the limited guarantee is our sole and exclusive remedy against Parent, Merger Sub, H&F Fund VI and their related parties, including their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, affiliates or assignees, for any loss or damage suffered as a result of the failure of the merger to be consummated or otherwise.

Liability Cap and Limitation on Remedies

Except in the case of willful breach or fraud, our right to receive payment of the termination fee from Parent, as described above in “—Termination Fee,” is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise. We cannot seek injunctions or seek to enforce specifically the terms of the merger agreement against Parent and Merger Sub to complete the merger or otherwise.

Except in the event of willful breach or fraud by the Company and without limiting the rights of Parent and its affiliates under the rollover commitment letter, the interim investors agreement, the voting agreement and the waiver and amendment to the restated option agreement, Parent’s right to receive payment of the termination fee from the Company and reimbursement for its out-of-pocket expenses and fees, as described above in “—Termination Fee,” are the sole and exclusive remedies of Parent and Merger Sub against the Company for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise. In addition, Parent and Merger Sub are entitled to seek injunctions to prevent breaches of the merger agreement and to seek to enforce specifically the terms of the merger agreement against the Company without bond or other security.

Without limiting Parent’s and Merger Sub’s right to seek injunctions or seek to enforce specifically the terms of the merger agreement, in the event of willful breach or fraud by Parent or Merger Sub or the Company, respectively, the non-breaching side is entitled to seek payment for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise, provided that the maximum aggregate liability of the breaching side (inclusive of any termination fee and reimbursement of expenses paid by the breaching party) will not exceed $78 million.

Amendment

At any time prior to the consummation of the merger, the merger agreement may be amended or supplemented by written agreement of Parent, Merger Sub and the Company, except that after receipt of the stockholder approvals to adopt the merger agreement, there will be no amendment that by law would require further approval by our stockholders without such approval having been obtained. All amendments to the merger agreement must be approved by the parties’ respective boards of directors, in the case of the Company and Merger Sub, and its general partner, in the case of Parent.

Extension of Time; Waiver

At any time prior to the closing of the merger, any party may, subject to applicable law:

•	waive any inaccuracies in the representations and warranties of any other party to the merger agreement;

•	extend the time for the performance of any of the obligations or acts of any other party to the merger agreement; or

•	waive compliance by the other party with any of the agreements contained in the merger agreement or, except as otherwise provided in the merger agreement, waive any of such party’s conditions;

provided, however, that no failure or delay by the Company, Parent or Merger Sub in exercising any right under the merger agreement will operate as a waiver of that right, and no single or partial exercise of any right under the merger agreement will preclude any other or further exercise of such right or the exercise of any other right under the merger agreement. Any agreement on the part of a party to the merger agreement to any such extension or waiver will be valid only if in writing and signed on behalf of such party.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of common stock as determined by the Court of Chancery of the State of Delaware, which we refer to as the “Court of Chancery,” together with a fair rate of interest, if any, to be paid on the amount determined to be the fair value, in lieu of the consideration you would otherwise be entitled to receive pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a loss of your appraisal rights.

Where a merger agreement is to be submitted for adoption at a meeting of stockholders, Section 262 requires that stockholders be notified that appraisal rights will be available not less than twenty days before the stockholders’ meeting to vote on the adoption of the merger agreement. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger, and a copy of Section 262 is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote on the adoption of the merger agreement is taken. This written demand for appraisal must be in addition to, and separate from, any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against, abstaining from voting on, or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•

You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which is signed but does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must instruct the proxy to vote against the adoption of the merger agreement or to abstain from voting on the adoption of the merger agreement. If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103, Attention: Corporate Secretary, and must be delivered before the vote on the adoption of the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the broker or other nominee.

Within ten days after the effective time of the merger, the surviving corporation must give written notice to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the adoption of the merger agreement of the date that the merger became effective.

At any time within sixty days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party has the right to withdraw his, her or its demand for appraisal and to accept the consideration offered pursuant to the merger agreement for his, her or its shares of common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand for appraisal made more than sixty days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement within sixty days after the effective time of the merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Within one hundred twenty days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of, and is entitled to appraisal rights under, Section 262 may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation is under no obligation to file such a petition. We have no present intention to file such a petition, and stockholders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed by Section 262.

Within one hundred twenty days after the effective time of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within ten days after such written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation the written statement described in this paragraph.

Upon the filing of a petition for appraisal by a stockholder, service of a copy of such petition will be made upon the surviving corporation. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within twenty days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

After the Court of Chancery determines the stockholders entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid on the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining fair value, the Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the consideration that you are entitled to receive under the terms of the merger agreement. You should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262.

Costs of the appraisal proceeding (which do not include attorneys’ fees and fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within one hundred twenty days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger in accordance with Section 262, then the right of that stockholder to an appraisal will cease.

In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

IMPORTANT INFORMATION REGARDING GETTY IMAGES

Directors and Executive Officers of Getty Images

Set forth below for each of the directors and executive officers of Getty Images is his respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer. Except as otherwise noted, each person identified below is a citizen of the United States of America and can be reached c/o Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103.

During the last five years, none of Getty Images, our directors or our executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors

Getty Images has a classified board of directors, consisting of Class I directors, Class II directors and Class III directors, the members of which serve staggered three-year terms. The full board of directors currently consists of seven directors—three in Class I and two in each of Class II and Class III. The terms of the Class II, Class III and Class I directors will terminate on the date of the annual meeting of stockholders in the years 2008, 2009 and 2010, respectively.

Name	Age	Business Experience	Director Since	Term Expires
James N. Bailey (Class I)	61	Mr. Bailey has been a director since February 1998 and served as a director of Getty Communications Limited, our predecessor, from September 1996 to February 1998. Mr. Bailey co-founded Cambridge Associates LLC, an investment consulting firm, in May 1973 and currently serves as its senior managing director and treasurer. He also is co-founder, treasurer and a director of The Plymouth Rock Company, SRB Corporation, Inc., Direct Response Corporation and Homeowners Direct Company, all four of which are insurance companies and insurance company affiliates. Additionally, Mr. Bailey serves as a director of Apartment Investment & Management Company (AIMCO), a multi-family dwelling real estate investment trust.	1998	2010

Name	Age	Business Experience	Director Since	Term Expires
Andrew S. Garb (Class I)	65	Mr. Garb has been a director since February 1998 and served as a director of Getty Communications Limited, our predecessor, from May 1996 to February 1998. Mr. Garb also served as a director of Getty Investments from June 1996 until October 2003. Mr. Garb currently is of counsel to the law firm of Loeb & Loeb LLP, where he has practiced since 1968. Mr. Garb is also a Fellow of the American College of Trusts and Estates Counsel, a director of the Kane Educational and Research Foundation, treasurer and board member of Success Through the Arts Foundation, a board member of Crohn’s & Colitis Foundation of America, and trustee of the J. David Gladstone Institutes, a nonprofit medical research organization.	1998	2010

Alan G. Spoon (Class I)	56	Mr. Spoon has been a director since May 2006. Mr. Spoon has been a managing general partner of Polaris Ventures since 2000, where he focuses on investments in digital media, e-commerce and distance learning. Mr. Spoon has held senior leadership positions at the Washington Post Company, where he worked for 18 years, including president, chief operating officer, board member, chief financial officer, president of Newsweek, Head of Newspaper Marketing and Head of Corporate Business Development. Prior to his tenure at the Washington Post, Mr. Spoon was an officer at the Boston Consulting Group. Mr. Spoon also serves as a director of Danaher Corporation, IAC/InterActiveCorp and Tech Target and is a member of the Smithsonian Institution Board of Regents, the Massachusetts Institute of Technology Corporation and The Council on Foreign Relations.	2006	2010

Christopher H. Sporborg (Class II)	69	Mr. Sporborg has been a director since February 1998 and served as a director of Getty Communications Limited, our predecessor, from May 1996 to February 1998. Mr. Sporborg held various positions at Hambros Bank Limited from 1962 to 1998, including deputy chairman of Hambros PLC and Hambros Bank Limited, chairman and chief executive of Hambros Group Investments Ltd. and chairman of Hambros Insurance Services Group PLC. Mr. Sporborg founded and was chairman of the board of directors of Countrywide plc, a real estate agency and financial services company from 1987 until May 2007. He is the chairman of the board of directors of Chesnara plc, a life assurance company. Mr. Sporborg also served as a director of Lindsey Morden Group Inc., an insurance services company, until December 31, 2007. Mr. Sporborg is a citizen of the United Kingdom.	1998	2011

Name	Age	Business Experience	Director Since	Term Expires
Mark H. Getty (Class II)	47	Mr. Getty is co-founder of Getty Images, and has been a director since February 1998, serving as our executive chairman from September 1998 to May 2004. In May 2004, Mr. Getty relinquished his role as an executive officer of Getty Images but remains as (non-executive) chairman of the board. Mr. Getty served as co-chairman of Getty Images from February 1998 to September 1998. He served as executive chairman of Getty Communications Limited, our predecessor, from April 1996 to February 1998. From March 1995 to April 1996, Mr. Getty served as the joint chairman of Getty Communications Limited. Mr. Getty also is the chairman of the board of directors of Getty Investments. Mr. Getty is a citizen of Ireland.	1998	2011

Jonathan D. Klein (Class III)	48	Mr. Klein is co-founder of Getty Images and has been our chief executive officer and a director since February 1998. Mr. Klein served as chief executive officer and as a director of Getty Communications Limited, our predecessor, from April 1996 to February 1998. From March 1995 to April 1996, Mr. Klein served as the joint chairman of Getty Communications Limited. Mr. Klein serves on the board of directors of Getty Investments and as a director of RealNetworks, Inc. a leading creator of digital media services and software. He also serves on the board of trustees of the Groton School, on the board of directors of Friends of the Global Fight Against Aids, Tuberculosis and Malaria, one of the leading organizations working to educate, engage and mobilize Americans on the fight to end the worldwide burden of these diseases by focusing its efforts on decision-makers in Washington, D.C., and on the advisory board of the Global Business Coalition on HIV/AIDS, Tuberculosis and Malaria, the pre-eminent organization leading the business fight against HIV/AIDS and a mission to harness the power of the global business community to end the HIV/AIDS, tuberculosis and malaria epidemics. Mr. Klein is a citizen of the United Kingdom.	1998	2009

Michael A. Stein (Class III)	58	Mr. Stein has been a director since June 2002. Mr. Stein served as chief financial officer of ICOS Corporation, a biotechnology company, from January 2001 to January 2007. Prior to that, Mr. Stein was chief financial officer of Nordstrom, Inc., a leading fashion specialty retailer, from October 1998 to September 2000. Mr. Stein served as chief financial officer of Marriott International, Inc. from 1993 to 1998. Prior to joining Marriott in 1989, he spent eighteen years at Arthur Andersen as a partner in their Washington, D.C. office. Mr. Stein also serves on the boards of directors of Apartment Investment & Management Company, Nautilus, Inc. and Providence Health & Services.	2002	2009

Executive Officers

Set forth below is certain information with respect to the current executive officers of Getty Images other than Mr. Klein, whose information is under “Directors” above.

Name	Age	Business Experience
Jeffrey L. Beyle	46	Mr. Beyle has been our Senior Vice President, Business Development and Asia Pacific Sales since June 2007. Prior to this role, Mr. Beyle served as our Senior Vice President and General Counsel since November 2000. Mr. Beyle also served as head of Human Resources from 2002 to 2004.

Nicholas E. Evans-Lombe	41	Mr. Evans-Lombe has been our Executive Vice President, Imagery, Products and Services since June 2007. Mr. Evans-Lombe previously served as Senior Vice President, Imagery and Services from August 2004 to May 2007, Senior Vice President, Editorial Customers from September 2003 to July 2004, Senior Vice President, Editorial from January 2002 to September 2003, Senior Vice President, Strategy and Corporate Development from February 1998 to January 2002, and Director of Strategy and Corporate Development of Getty Communications Limited, our predecessor, from February 1996 to February 1998. Mr. Evans-Lombe is a citizen of the United Kingdom.

James C. Gurke	52	Mr. Gurke has been Senior Vice President, Human Resources and Facilities since August 2004. Since June 2007, Mr. Gurke has also served as our Interim Senior Vice President, Marketing. From December 2003 to June 2007 he also served as Chief of Staff, an advisory role to the Chief Executive Officer with no direct reports related to the position. Mr. Gurke previously served as Senior Vice President, Business Development from December 2003 to July 2004, Senior Vice President, New Revenues from May 2003 to December 2003, Vice President of New Revenues from August 2002 to May 2003, and Vice President, Sales and Marketing—Americas from January 1999 to August 2002.

John J. Lapham	41	Mr. Lapham became our Senior Vice President, General Counsel in December 2007. Prior to this role, Mr. Lapham served as our Vice President Deputy General Counsel from December 2006, Vice President, Corporate Counsel from September 2001, and Corporate Counsel from June 2001.

Bruce T. Livingstone	37	Mr. Livingstone became a Senior Vice President of Getty Images, in addition to his existing role as Chief Executive Officer iStockphoto, in May 2007 and moved to our headquarters in Seattle in December 2007. In August 2007, Mr. Livingstone was given additional responsibility for the Getty Images technology organization and added to his title Senior Vice President, Technology. He initially joined Getty Images in February 2006 as Chief Executive Officer of iStockphoto when Getty Images acquired iStockphoto Inc., a company Mr. Livingstone founded in 2000. Mr. Livingstone has started several other companies, including Evolvs Media Inc. and Paper Thin Walls Inc., the assets of each of which were also recently acquired by Getty Images. Mr. Livingstone is a citizen of Canada.

Name	Age	Business Experience
Thomas Oberdorf	50	Mr. Oberdorf joined Getty Images in June 2006 as Senior Vice President and Chief Financial Officer. Prior to joining Getty Images, Mr. Oberdorf was the Senior Vice President, Chief Financial Officer and Treasurer of CMGI, Inc., from 2002 to June 2006, and Senior Vice President and Chief Financial Officer— BeMusic Direct of Bertelsmann Music Group (BMG Music), from 1999 to 2001.

Bo T. Olofsson	45	Mr. Olofsson has been Senior Vice President Global Sales since October 2005, and was Senior Vice President, EMEA, Asia Pacific and Emerging Markets from May 2003 until October 2005. Prior to joining Getty Images, Mr. Olofsson worked for Dell Computer in Europe from 1997 to May 2003, serving in a number of executive sales positions. Mr. Olofsson is a citizen of Sweden.

Michael D. Teaster	41	Mr. Teaster is our Senior Vice President, Imagery, Products and Services effective in June 2007. Mr. Teaster previously served as Senior Vice President, Business Development, from November 2006 to May 2007, managing acquisition activity, overseeing the development and management of strategic partnerships, and pursuing new business opportunities including the creation of new products and services. From 2001 to 2004, he served as Vice President of Agent Development, overseeing the strategy and implementation of Getty Images’ Master Delegate network worldwide. In 2004, he was appointed Vice President of Image Partners before his role expanded to include business development in July 2005.

Historical Selected Financial Data

The following table includes selected consolidated financial data for the last five years and the first quarter of 2008. The following selected consolidated financial data is qualified by reference to, and should be read in conjunction with, our consolidated financial statements and notes thereto in Annex E and Annex F to this proxy statement. Historical results are not necessarily indicative of results to be expected in the future.

	Years Ended December 31,								Quarter Ended March 31, 2008
	2003	2004	2005		2006[1]		2007[2]
(In thousands, except per share amounts and ratios)
Consolidated Statement of Income Data
Revenue	$522,810	$622,250	$733,176		$806,589		$857,591		$233,216
Income before income taxes	86,035	173,862	230,101		204,676		201,634		43,748
Net Income	69,165	106,412	149,361		130,428		125,871		23,864
Earnings per share
Basic	$1.25	$1.80	$2.43		$2.15		$2.12		$0.40
Diluted	1.20	1.72	2.27		2.11		2.10		0.40
Shares used in computing earnings per share
Basic	55,412	59,006	61,567		60,733		59,334		59,626
Diluted	57,497	62,031	65,744		61,711		60,053		60,010

Other Operating Data
Ratio of earnings to fixed charges[3]	6.4	18.4	17.6	[4]	29.2	[5]	17.5	[5]	20.3

Consolidated Balance Sheet Data
Total Assets	$1,221,383	$1,442,269	$1,662,208		$1,714,384		$2,012,155		$1,985,795
Long-term debt, net of current maturities[6]	265,011	265,000	—		265,000		—		—

[1]	We adopted Statement of Financial Accounting Standard No. 123(R), “Share-based Payment” on January 1, 2006.

[2]	We adopted Financial Accounting Standards Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” on January 1, 2007.

[3]

Ratio of earnings to fixed charges means the ratio of income before fixed charges and income taxes to fixed charges, where fixed charges are the aggregate of interest expense, including amortization of debt issuance costs, and an allocation of rental charges to approximate equivalent interest. See “—Ratio of Earnings to Fixed Charges.”

[4]

Included as a deduction from income before income taxes and as an addition to interest expense in 2005 is accelerated amortization of debt issuance costs in the amount of $5.0 million. Also included as deductions from income before income taxes in 2005, are losses on leased properties of $1.2 million. Excluding this amortization and these losses, the ratio of earnings to fixed charges would have been 27.7 for 2005.

[5]

Included as a deduction from income before income taxes are restructuring costs of $5.2 million and $26.3 million for the years ended December 31, 2007 and 2006, respectively. Excluding these costs, the ratio of earnings to fixed charges would have been 17.9 and 32.8 for 2007 and 2006, respectively.

[6]

Our convertible subordinated debentures were classified as short-term at March 31, 2008 and at December 31, 2007 and 2005 due to the ability of the holders to require us to redeem the debentures in June of 2008 (March 31, 2008 and December 31, 2007) and due to a conversion condition having been met (December 31, 2005).

Ratio of Earnings to Fixed Charges

The following table presents our ratio of earnings to fixed charges for the fiscal periods indicated. Ratio of earnings to fixed charges means the ratio of income before fixed charges and income taxes to fixed charges, where fixed charges are the aggregate of interest expense, including amortization of debt issuance costs, and an allocation of rental charges to approximate equivalent interest.

	Years Ended December 31,								Quarter Ended March 31, 2008
	2003	2004	2005		2006		2007
(In thousands, except ratios)
Income before income taxes and minority interest	$86,035	$173,862	$230,100	[1]	$204,842	[2]	$202,009	[3]	$43,885
Add fixed charges:
Interest expense	9,765	3,828	7,618	[1]	1,506		6,680		918
Interest portion of rent expense	6,113	6,185	6,280		5,753		5,576		1,358

Income before income taxes, minority interest and fixed charges	$101,913	$183,875	$243,998		$212,101	[2]	$214,265	[3]	$46,161

Fixed charges:
Interest expense	$9,765	$3,828	$7,618	[1]	$1,506		$6,680		$918
Interest portion of rent expense	6,113	6,185	6,280		5,753		5,576		1,358

Total fixed charges	$15,878	$10,013	$13,898	[1]	$7,259		$12,256		$2,276

Ratio of earnings to fixed charges	6.4	18.4	17.6	[1]	29.2	[2]	17.5	[3]	20.3

[1]

Included as a deduction from income before income taxes and as an addition to interest expense in 2005 is accelerated amortization of debt issuance costs in the amount of $5.0 million. Also included as a deduction from income before taxes in 2005 are losses on leased properties of $1.2 million. Excluding this amortization and these losses, the ratio of earnings to fixed charges would have been 27.7 for the year ended December 31, 2005.

[2]

Included as a deduction from income before income taxes in 2006 are restructuring costs of $26.3 million. Excluding these costs, the ratio of earnings to fixed charges would have been 32.8 for the year ended December 31, 2006.

[3]

Included as a deduction from income before income taxes in 2007 are restructuring costs of $5.2 million. Excluding these costs, the ratio of earnings to fixed charges would have been 17.9 for the year ended December 31, 2007.

Book Value Per Share

Our net book value per share as of March 31, 2008 was $24.61.

Transactions in Common Stock

Purchases by Getty Images

The following table shows purchases of common stock during the past two years effected by Getty Images. Shares acquired by Getty Images in connection with the payment by option holders of the exercise price of stock options and taxes associated with option exercises, as well as payment by holders of restricted stock units of taxes associated with the delivery of stock, are excluded from the following table.

Quarter Ended	Total number of shares purchased	Range of prices paid per share[1]	Average price paid per share[1]	Total number of shares purchased as part of publicly announced plans or programs	Maximum number of shares (or approximate dollar value of shares) that may yet be purchased under the plans or programs
					(in thousands)
April 1, 2006 – June 30, 2006	2,515,508	$62.01 - 67.49	$64.15	2,515,508	$88,551	[2]
July 1, 2006 – September 30, 2006	214,211	63.63 - 63.72	63.61	214,211	74,918	[2]
October 1, 2006 – December 31, 2006[3]	756,555	42.91 - 43.44	43.05	756,555	43,324	[2]

	3,486,274			3,486,274

[1]	Range of prices paid per share and average price paid per share do not include associated transaction fees.

[2]	This amount is based on an authorization of $250 million.

[3]	The repurchase program was suspended in November 2006.

Purchases by the Rollover Stockholders

The Rollover Stockholders have not made any purchases of our common stock during the past two years.

Purchases by Jonathan Klein

The following table shows purchases of common stock upon the exercise of stock options during the past two years effected by Jonathan Klein.

Date	Transaction Type	Number of Shares Purchased	Purchase Price
January 9, 2006	Purchase/Exercise Option	6,000	$20.91 per share
August 16, 2007	Purchase/Exercise Option	100,000	$20.91 per share
August 31, 2007	Purchase/Exercise Option	64,500	$20.91 per share

Purchases by Parent, Merger Sub and the H&F Filing Persons

Parent, Merger Sub and the H&F Filing Persons have not made any purchases of the Company’s common stock during the past two years.

Transactions During the Past Sixty Days

There have been no transactions in shares of the Company’s common stock during the past sixty days by the Company, any of the Company’s officers or directors, Getty Investments, any of Getty Investments’ directors, any of the other Rollover Stockholders or any of their trustees, Parent, Merger Sub, any of Merger Sub’s officers or directors, the H&F Filing Persons or any of the members of H&F or any associate or majority-owned subsidiary of the foregoing.

Ownership of Common Stock by Certain Beneficial Owners and Directors and Executive Officers

The following table sets forth certain information with respect to beneficial ownership of shares of our common stock as of May 14, 2008, (a) for each person who is known by us to own beneficially more than 5% of the shares of our outstanding common stock, (b) for each director of Getty Images, (c) for each of the current executive officers of the Company and each of the executive officers of the Company for the Company’s last completed fiscal year, as disclosed in the Company’s Annual Report on Form 10-K, which is included as Annex E to this proxy statement, (d) by all directors and executive officers of Getty Images as a group and (e) for each Rollover Stockholder. Calculations are based on a total number of outstanding shares of 59,739,269, as of May 14, 2008.

Names	Number of Shares of Getty Images Common Stock[1]	Percent of Class
Getty Images:
Getty Investments, L.L.C.[2]	8,273,301	13.85%
TCS Capital GP LLC[3]	4,945,200	8.29
Arnhold and S. Bleichroeder Advisers, LLC[4]	3,937,400	6.59
Jonathan D. Klein[5]	1,218,402	2.01
Mark H. Getty[6]	1,116,142	1.85
Nicholas E. Evans-Lombe[7]	193,313	*
Bo T. Olofsson[8]	82,667	*
Jeffrey L. Beyle[9]	55,850	*
James N. Bailey[10]	48,433	*
Michael A. Stein[11]	35,500	*
Andrew S. Garb[12]	35,333	*
Christopher H. Sporborg[13]	20,050	*
Alan G. Spoon[14]	13,000	*
Thomas Oberdorf[15]	13,677	*
Jack Sansolo[16]	—	*
Linda Ranz[17]	—	*
All Executive Officers and Directors of Getty Images as a group (15 persons)[18]	2,952,742	4.79
Rollover Stockholders (other than Mr. Getty and Getty Investments):
The October 1993 Trust[19]	622,602	1.04
Cheyne Walk Trust[20]	24,377	*
Ronald Family Trust B21	7,313	*

*	Less than 1%

[1]

Beneficial ownership represents sole or shared voting and investment power and is defined by the SEC to mean generally the power to vote or dispose of securities, regardless of economic interest. The numbers were calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of May 14, 2008 are deemed outstanding for the purpose of calculating the number and percentage owned by any person listed. Getty Images had 59,739,269 shares of outstanding common stock as of May 14, 2008. To our knowledge, the only shareholders who beneficially owned more than 5% of the shares of outstanding common stock as of May 14, 2008, were those listed as such in the table above.

[2]

Getty Investments has sole dispositive and voting power over 8,273,301 shares. The address of Getty Investments is 5390 Kietzke Lane, Suite 202, Reno, Nevada 89511. Jan D. Moehl, an officer of Getty Investments, shares with Kathleen W. Moehl the power to vote (or direct the vote of) and the power to dispose of (or direct the disposition of) 23,500 shares. Tara G. Getty, a director of Getty Investments, is the beneficial owner of 1,650 shares; he has the sole power to vote (or direct the vote of) and sole power to dispose of (or direct the disposition of) all such shares. Alexander Waibel and Pierre du Preez, directors of Getty Investments, held no shares as of May 14, 2008.

[3]

This information is derived from the amended Schedule 13G filed with the SEC jointly by Eric Semler, TCS Capital GP LLC (“TCS GP”) and TCS Capital Investments, L.P. (“TCS Offshore”) on January 10, 2008 for shares held as of December 31, 2007. Both TCS GP and Mr. Semler as the principal of TCS GP, have sole dispositive and voting power over 4,945,200 shares. TCS Offshore is the beneficial owner of 3,120,800 shares and has sole dispositive and voting power over 3,120,800 shares. The address of TCS GP is 888 Seventh Avenue, Suite 1504, New York, New York 10019.

[4]

This information is derived from the Schedule 13G filed with the SEC by Arnhold and S. Bleichroeder, LLC (ASB) on February 12, 2008 for shares held as of December 31, 2007. ASB claimed they may be deemed beneficial owners of these shares as a result of acting as investment adviser to various clients. ASB has sole dispositive and voting power over 3,937,400 shares. ASB acts as an investment advisor to The First Eagle Global Fund, a registered investment company, which may be deemed to have beneficially owned 5.71% of the Company’s Common Stock on December 31, 2007. The address of ASB is 1345 Avenue of the Americas, New York, New York 10105.

[5]

Includes 928,500 shares of common stock that may be acquired by Mr. Klein on the exercise of outstanding options that presently are exercisable or that will become exercisable on or before July 13, 2008. Also includes shares beneficially owned or deemed to be owned beneficially by Mr. Klein as follows: 101,002 shares held by the Klein Family Trust; 900 shares held by Mr. Klein’s children, for which Mr. Klein disclaims beneficial ownership; and 188,000 shares held directly by Mr. Klein. The number does not include 8,273,301 shares owned by Getty Investments. Mr. Klein is one of five directors of Getty Investments and, therefore, may be deemed to share voting and investment power over the shares held by Getty Investments.

[6]

Includes 446,350 shares of common stock that may be acquired by Mr. Getty through the Options Settlement, a revocable grantor trust of which Mr. Getty is the primary beneficiary, on the exercise of outstanding options that presently are exercisable or that will become exercisable on or before July 13, 2008. Also includes shares beneficially owned or deemed to be owned beneficially by Mr. Getty as follows: 622,602 shares held by RBC Trustees (CI) Limited as Trustee of The October 1993 Trust; 24,377 shares held by Cheyne Walk Trust, to which Mr. Getty shares voting and investment power; and 7,313 shares held by Ronald Family Trust B, to which Mr. Getty shares voting and investment power. Cheyne Walk Trust and Ronald Family Trust B are members of Getty Investments. The number includes 15,500 shares held directly by Mr. Getty. The number does not include 8,273,301 shares owned by Getty Investments. Mr. Getty is one of five directors of Getty Investments and, therefore, may be deemed to share voting and investment power over the shares held by Getty Investments.

[7]

Includes 175,000 shares of common stock that may be acquired by Mr. Evans-Lombe on the exercise of outstanding options that presently are exercisable or that will become exercisable on or before July 13, 2008, 15,821 shares held directly by Mr. Evans-Lombe and 2,492 shares held by family members.

[8]

Includes 72,500 shares of common stock that may be acquired by Mr. Olofsson on the exercise of outstanding stock options that presently are exercisable or that will become exercisable on or before July 13, 2008 and 10,167 shares held directly by Mr. Olofsson.

[9]

Includes 45,000 shares of common stock that may be acquired by Mr. Beyle on the exercise of outstanding options that presently are exercisable or that will become exercisable on or before July 13, 2008, and 10,850 shares held directly by Mr. Beyle.

[10]

Includes 28,333 shares of common stock that may be acquired by Mr. Bailey on the exercise of outstanding options that presently are exercisable or that will become exercisable on or before July 13, 2008, 20,000 shares held directly by Mr. Bailey and 100 shares owned by family members.

[11]

Includes 35,000 shares of common stock that may be acquired by Mr. Stein on the exercise of outstanding options that presently are exercisable or which will become exercisable on or before July 13, 2008 and 500 shares held directly by Mr. Stein.

[12]

Includes 28,333 shares of common stock that may be acquired by Mr. Garb on the exercise of outstanding options that presently are exercisable or that will become exercisable on or before July 13, 2008, and 7,000 shares held directly by Mr. Garb.

[13]

Includes 18,750 shares of common stock that may be acquired by Mr. Sporborg on the exercise of outstanding options that presently are exercisable or that will become exercisable on or before July 13, 2008 and 1,300 shares held directly by Mr. Sporborg.

[14]	Includes 1,250 shares of common stock that will be issued on vesting of a restricted stock unit on May 16, 2008 and 11,750 shares held directly by Mr. Spoon.

[15]	Includes 5,000 shares of common stock that will be issued on vesting of a restricted stock unit on July 1, 2008 and 8,677 shares directly held by Mr. Oberdorf.

[16]	To our knowledge, Dr. Sansolo held no shares as of May 14, 2008. Dr. Sansolo retired from Getty Images effective June 1, 2007.

[17]	To our knowledge, Ms. Ranz held no shares as of May 14, 2008. Ms. Ranz was terminated as part of a reduction in force effective September 3, 2007.

[18]

Includes 1,877,421 shares of common stock that may be acquired upon the vesting of restricted stock units or the exercise of outstanding options that presently are exercisable or which will become exercisable on or before July 13, 2008, and 1,075,321 shares otherwise owned beneficially. Does not include shares owned by Dr. Sansolo or Ms. Ranz, who were not serving as executive officers of Getty Images as of December 31, 2007, or shares directly owned by Getty Investments. Messrs. Getty and Klein are two of five directors of Getty Investments and, therefore, may be deemed to share voting and investment power over shares held by Getty Investments.

[19]	RBC Trustees (CI) Limited, as trustee of The October 1993 Trust, has sole dispositive and voting power over 622,602 shares.

[20]	Remainderman Ltd., as trustee of Cheyne Walk Trust, has sole dispositive and voting power over 24,377 shares.

[21]

Remainderman Ltd. and GFT LLC, as trustees of Ronald Family Trust B, share dispositive and voting power over 7,313 shares. None of the managers of GFT LLC held shares as of May 14, 2008. Excludes 200 shares, held in a Roth IRA managed by Fidelity Investments, for Arin B. Maerks, the spouse of Christina Getty Maerks (a manager of GFT LLC).

Market Price of the Company Common Stock and Dividend Information

Our common stock is traded on the New York Stock Exchange under the ticker symbol “GYI.” The following table sets forth, for the indicated calendar periods, the reported intraday high and low trading prices per share of our common stock on the New York Stock Exchange Composite Tape.

	High	Low
Fiscal Year Ending December 31, 2008
Second Quarter (through May 16, 2008)	$33.26	$31.80
First Quarter	32.37	21.80

Fiscal Year Ended December 31, 2007
Fourth Quarter	$33.86	$26.95
Third Quarter	51.00	26.26
Second Quarter	52.32	47.15
First Quarter	57.28	41.61

Fiscal Year Ended December 31, 2006
Fourth Quarter	$51.37	$41.21
Third Quarter	63.75	43.70
Second Quarter	76.44	58.50
First Quarter	90.58	71.90

The Company did not pay any dividends during any of the periods set forth in the table above.

Under the terms of the merger agreement, the Company cannot establish a record date for, declare, set aside for payment or pay any dividend with respect to any share of its common stock.

The closing trading price of our common stock on the New York Stock Exchange on January 18, 2008, the last trading day prior to our public announcement that we were exploring strategic alternatives, was $21.94 per share. The merger consideration represents a premium of approximately 55% over the closing trading price on January 18, 2008. On                     , 2008, which is the most recent practicable trading date prior to the date of this proxy statement, the closing trading price of our common stock was $            per share. You are encouraged to obtain current market quotations for our common stock.

Other Information

See Annex E and Annex F to this proxy statement for a description of the Company’s business, a description of the Company’s property and information concerning legal proceedings, selected financial data and certain supplementary financial information, management’s discussion and analysis of the Company’s financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure and quantitative and qualitative disclosures about market risk.

IMPORTANT INFORMATION REGARDING PARENT, MERGER SUB AND

THE H&F FILING PERSONS

Abe Investment, L.P.

Abe Investment, L.P. is a Delaware limited partnership, the general partner of which is Abe GP LLC, a Delaware limited liability company. Information with respect to Abe GP LLC is set forth below under the caption “The H&F Filing Persons.”

Abe Acquisition Corp.

Set forth below for each of the directors and executive officers of Abe Acquisition Corp. is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such director and executive officer. Each person identified below is a citizen of the United States of America.

C. Andrew Ballard—Director, President and Secretary. See information provided for Mr. Ballard below.

Georgia Lee—Director, Treasurer and Assistant Secretary. See information provided for Ms. Lee below.

Benjamin A. Farkas—Vice President. Mr. Farkas is a principal in the New York office of Hellman & Friedman LLC. Prior to joining the firm in 2006, Mr. Farkas was employed by Bain Capital in London, and worked as a management consultant with Bain & Company in Boston. Mr. Farkas’ principal business address is c/o Hellman & Friedman LLC, 390 Park Avenue, New York, New York 10022.

The H&F Filing Persons

Abe GP LLC is a newly formed Delaware limited liability company formed by H&F Fund VI in connection with the transactions contemplated by the merger agreement. The managing member of Abe GP LLC is H&F Fund VI. The general partner of H&F Fund VI is Hellman & Friedman Investors VI, L.P., which is principally engaged in the business of serving as the general partner of H&F Fund VI and related private equity funds. The general partner of Hellman & Friedman Investors VI, L.P. is H&F.

The principal business address and telephone number for the each of Parent, Merger Sub and the H&F Filing Persons is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, CA 94111, telephone number (415) 788-5111.

Set forth below for each member of H&F is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such person. Each person identified below is a citizen of the United States of America, except for Stephen Duckett who is a citizen of the United Kingdom.

C. Andrew Ballard—Mr. Ballard is a Managing Director of Hellman & Friedman LLC. Prior to joining the firm in 2004, Mr. Ballard was employed by Bain Capital in San Francisco and Boston. Mr. Ballard’s principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, CA 94111.

Mitchell R. Cohen—Mr. Cohen is a Managing Director of Hellman & Friedman LLC. Mr. Cohen originally joined Hellman & Friedman in 1989. Mr. Cohen’s principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, CA 94111.

Stephen Duckett—Mr. Duckett is a Managing Director of Hellman & Friedman LLC. Prior to joining the firm in 2006, Mr. Duckett was Managing Director of Favonius Ventures Ltd in London. Before joining Favonius

Ventures in 2002, Mr. Duckett was Managing Director of ICG (Europe) Ltd from 1999 and prior to that was employed by Apax Partners. Mr. Duckett’s principal business address is c/o Hellman & Friedman LLC, Millbank Tower, 30th Floor, 21-24 Millbank, London, SW1P 4QP, United Kingdom.

Jeffrey A. Goldstein—Mr. Goldstein is a Managing Director of Hellman & Friedman LLC and helps lead the firm’s New York office. Mr. Goldstein is a Director of LPL Holdings, Inc. Prior to joining the firm in 2004, Mr. Goldstein was Managing Director, Chief Financial Officer and a Member of the Management Committee of the World Bank in Washington DC. Mr. Goldstein’s principal business address is c/o Hellman & Friedman LLC, 390 Park Avenue, 21st Floor, New York, New York 10022.

Philip U. Hammarskjold—Mr. Hammarskjold is a Managing Director of Hellman & Friedman LLC. Mr. Hammarskjold originally joined Hellman & Friedman in 1992 and is a member of the firm’s Investment Committee. Mr. Hammarskjold’s principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, CA 94111.

Patrick J. Healy—Mr. Healy is a Managing Director of Hellman & Friedman LLC and leads the firm’s London office. Mr. Healy originally joined the firm in 1994 and is a member of the firm’s Investment Committee. Mr. Healy’s principal business address is c/o Hellman & Friedman LLC, Millbank Tower, 30th Floor, 21-24 Millbank, London, SW1P 4QP, United Kingdom.

F. Warren Hellman—Mr. Hellman co-founded Hellman & Friedman LLC in 1984 and currently is its Chairman. Mr. Hellman serves on the firm’s Investment and Compensation Committees. Mr. Hellman’s principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, CA 94111.

Robert B. Henske—Mr. Henske is a Managing Director of Hellman & Friedman LLC. Prior to joining the firm in 2007, Mr. Henske was the General Manager of the Consumer Tax Group (Turbo Tax) and the Chief Financial Officer at Intuit. Before joining Intuit in 2003, Mr. Henske was Chief Financial Officer of Synopsys. Mr. Henske’s principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, CA 94111.

Georgia Lee—Ms. Lee is a Managing Director and the Chief Financial Officer of Hellman & Friedman LLC. Ms. Lee originally joined Hellman & Friedman in 1992. Ms. Lee’s principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, CA 94111.

Brian M. Powers—Mr. Powers is the Chief Executive Officer of Hellman & Friedman LLC. Mr. Powers originally joined the firm in 1991 and serves as Chairman of the Investment and Compensation Committees, as well as overseeing the firm’s day-to-day activities. Mr. Powers’ principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, CA 94111.

Erik D. Ragatz—Mr. Ragatz is a Managing Director of Hellman & Friedman LLC. Mr. Ragatz originally joined Hellman & Friedman in 2001. Mr. Ragatz’s principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, CA 94111.

Thomas F. Steyer—Mr. Steyer is a Managing Director of Hellman & Friedman LLC and a member of the firm’s Investment Committee. Mr. Steyer originally joined the firm in 1986. Mr. Steyer also is the Senior Managing Member of Farallon Capital Management, L.L.C. Mr. Steyer’s principal business address is c/o Farallon Capital Management, One Maritime Plaza, 21st Floor, San Francisco, CA 94111.

Allen R. Thorpe—Mr. Thorpe is a Managing Director of Hellman & Friedman LLC and helps lead the firm’s New York office. Mr. Thorpe joined Hellman & Friedman in 1999. Mr. Thorpe’s principal business address is c/o Hellman & Friedman LLC, 390 Park Avenue, 21st Floor, New York, New York 10022.

David R. Tunnell—Mr. Tunnell is a Managing Director of Hellman & Friedman LLC. Mr. Tunnell originally joined Hellman & Friedman in 1994 and re-joined the firm in 1997 following business school. Mr. Tunnell’s principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, CA 94111.

Frank G. Zarb—Mr. Zarb is a Managing Director of Hellman & Friedman LLC. Prior to joining the firm in 2002, he was Chairman and Chief Executive Officer of NASD, Inc. and The Nasdaq Stock Market, Inc. in New York. Mr. Zarb’s principal business address is c/o Hellman & Friedman LLC, 390 Park Avenue, 21st Floor, New York, New York 10022.

During the last five years, none of Parent, Merger Sub, the H&F Filing Persons, any of the officers or directors of Merger Sub or any of the members of Hellman & Friedman LLC described above have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

IMPORTANT INFORMATION REGARDING THE ROLLOVER STOCKHOLDERS

Mark H. Getty. See information provided for Mr. Getty above under “Important Information Regarding Getty Images—Directors and Executive Officers of Getty Images.”

Getty Investments. Getty Investments is a Delaware limited liability company. The principal business of Getty Investments is the ownership of Getty Images common stock. Its principal business address and telephone number are 5390 Kietzke Lane, Suite 202 Reno, Nevada 89511, telephone number (775) 412-4300. Set forth below for each of the directors and executive officers of Getty Investments is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such director and executive officer. Each person identified below is a citizen of the United States of America, unless otherwise indicated:

Mark H. Getty. Chairman of the board and director. See information provided for Mr. Getty above under “Important Information Regarding Getty Images—Directors and Executive Officers of Getty Images.”

Jonathan D. Klein. Director. See information provided for Mr. Klein above under “Important Information Regarding Getty Images—Directors and Executive Officers of Getty Images.”

Tara G. Getty. Director. Mr. Getty has served as a Director of Getty Investments since 2004. Mr. Getty has been an entrepreneur, focusing on land and wildlife conservation efforts in South Africa. Mr. Getty’s principal business address and telephone number are 5390 Kietzke Lane, Suite 202, Reno, NV 89511, telephone number (775) 412-4300. Mr. Getty is a citizen of Ireland.

Alexander Waibel. Director. Mr. Waibel has served as a Director of Getty Investments since 2004. Mr. Waibel has been the Vice Chairman of BMD Knitting Mills Ltd., a textile and textile printing firm in South Africa. Mr. Waibel’s principal business address and telephone number are 108 De Waal Road, Diep River, 7800 Cape, Republic of South Africa, telephone number +27 (21) 700 2000. Mr. Waibel is a citizen of Austria.

Pierre du Preez. Director. Mr. du Preez has served as a Director of Getty Investments since 2004. Mr. du Preez has been a consultant for Sutton Place Limited. Mr. du Preez’s principal business address and telephone number are Beau Constance, 1043 Constantia Main Road, Constantia 7848, South Africa, telephone number +27 (21) 794-7061. Mr. du Preez is a citizen of South Africa.

Jan D. Moehl. Officer. Mr. Moehl has served as the Officer of Getty Investments since the company was formed in 1998. Mr. Moehl has been the Chief Investment Officer of Sutton Place Limited since 2006. Previously he was Chief Operating Officer of Sutton Place Limited from 2004 to 2006, and Chief Operating Officer of Cheyne Walk Trust and of Ronald Family Trust B from 1991 to 2004. Mr. Moehl’s principal business address and telephone number are 101 Huntington Avenue, Suite 2575, Boston, Massachusetts 02199, telephone number (617) 217-3500. Mr. Moehl is a dual citizen of the United States and of Ireland.

Cheyne Walk Trust. Cheyne Walk Trust is a Nevada based private irrevocable trust formed for the benefit of certain members of the Getty family. The address of the trust is 5390 Kietzke Lane, Reno, NV 89511 and the telephone number is (775) 412-4300. The trust acts through its sole trustee, Remainderman Ltd., a Nevada limited liability company (“Remainderman Ltd.”). Remainderman Ltd. has three managers. Set forth below for each of the managers of Remainderman Ltd. is his respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such manager. Each person identified below is a citizen of the United States of America, unless otherwise indicated:

Mark H. Getty. Mr. Getty has served as a Manager of Remainderman Ltd., and its predecessor by merger, Remainderman Inc., since it was formed in 1986. See information provided for Mr. Getty above under “Important Information Regarding Getty Images—Directors and Executive Officers of Getty Images.”

Pierre du Preez. Mr. du Preez has served as a Manager of Remainderman Ltd. since 2007. See information provided for Mr. du Preez above.

Jan D. Moehl. Mr. Moehl has served as a Manager of Remainderman Ltd. since 2003. See information provided for Mr. Moehl above.

Ronald Family Trust B. Ronald Family Trust B is a Nevada based private irrevocable trust formed for the benefit of certain members of the Getty family. The address of the trust is 5390 Kietzke Lane, Reno, NV 89511 and the telephone number is (775) 412-4300. The trust acts through its two trustees, Remainderman Ltd. and GFT LLC, a Nevada limited liability company (“GFT LLC”). See information provided for the managers of Remainderman Ltd. above. Set forth below for each of the managers of GFT LLC is his or her respective present principle occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year history of such manager. Each person identified below is a citizen of the United States of America, unless otherwise indicated:

J. Ronald Getty. Mr. Getty has served as a Manager of GFT LLC since 2000, and its predecessor by merger, GFT Inc., since 1998. Mr. Getty also serves as a consultant for Ronald Family Trust A. Mr. Getty’s principal business address and telephone number are 5390 Kietzke Lane, Suite 202, Reno, NV 89511, telephone number (775) 412-4300.

Christopher R. Getty. Mr. Getty has served as a Manager of GFT LLC since 2000, and its predecessor by merger, GFT Inc., since 1998. Mr. Getty’s principal business address and telephone number are 5390 Kietzke Lane, Suite 202, Reno, NV 89511, telephone number (775) 412-4300. Mr. Getty is a citizen of Ireland.

Stephanie Getty Waibel. Ms. Waibel has served as a Manager of GFT LLC since 2000, and its predecessor by merger, GFT Inc., since 1998. Ms. Waibel’s principal business address and telephone number are 5390 Kietzke Lane, Suite 202, Reno, NV 89511, telephone number (775) 412-4300. Ms. Waibel is a citizen of Germany.

Cecilia Getty du Preez. Ms. du Preez has served as a Manager of GFT LLC since 2000, and its predecessor by merger, GFT Inc., since 1998. Ms. du Preez’s principal business address and telephone number are 5390 Kietzke Lane, Suite 202, Reno, NV 89511, telephone number (775) 412-4300. Ms. du Preez is a citizen of Germany.

Christina Getty Maercks. Ms. Maercks has served as a Manager of GFT LLC since 2000, and its predecessor by merger, GFT Inc., since 1998. Ms. Maercks is the Administrator of Boutique Brands International LLC, a Nevada limited liability company that provides consulting services in the cosmetics and oral care product industry. Ms. Maercks’ principal business address and telephone number are 5390 Kietzke Lane, Suite 202, Reno, NV 89511, telephone number (775) 412-4300. Ms. Maercks is a dual citizen of the United States and Germany.

The October 1993 Trust. The October 1993 Trust is a private irrevocable trust formed in Jersey for the benefit of Mark H. Getty and his children. Its principal address and telephone number are La Motte Chambers, La Motte Street, St. Helier, Jersey JE1 1PB, telephone number +44 (0) 1534 602221. The trust acts through its sole trustee, RBC Trustees (CI) Limited, a Jersey company whose primary service offered is that of corporate trustee. RBC Trustees (CI) Limited is authorized to conduct trust company business in Jersey and is regulated by the Jersey Financial Services Commission.

During the last five years, none of the persons or entities described above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and there will be no public participation in any of our future stockholder meetings. We intend to hold the 2008 annual meeting of our stockholders (the “2008 Annual Meeting”) only if the merger is not completed.

Any stockholder who intends to present a proposal at the 2008 Annual Meeting must send the proposal via standard mail, overnight delivery or other courier service, to the Office of the Corporate Secretary of Getty Images at 601 North 34th Street, Seattle, Washington 98103, by the following times:

•

Proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy materials for the 2008 Annual Meeting were due on or before February 26, 2008. No stockholder proposals were received. However, if the Company changes the date of the 2008 Annual Meeting by more than 30 days from the anniversary date of the annual meeting of its stockholders related to its 2007 fiscal year, then the stockholders will have a reasonable time before the Company begins to print and send its proxy materials for the 2008 Annual Meeting to submit proposals.

•

Proposals submitted pursuant to Getty Images’ bylaws, which we are not required to include in our proxy materials, must be received on or after May 4, 2008 and on or before June 3, 2008. In order to be considered at the 2008 Annual Meeting, any proposal submitted must comply with the requirements set forth in Getty Images’ bylaws which were filed as Exhibit 3.2 to the Current Report on Form 8-K we filed with the SEC on December 15, 2005.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

In accordance with notices previously sent to eligible record stockholders who share a single address, we are sending only one proxy statement to that address unless we received instructions to the contrary from any record stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs and to reduce waste. However, upon written or oral request, we will deliver promptly a separate copy of the proxy statement to a record stockholder who has been householded. Such requests can be made by contacting us at (206) 925-6057 or by writing to Investor Relations at Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103, attn: Investor Relations. If you are a record stockholder and would like for your proxy materials to be householded, you can contact our transfer agent at the number and address in the preceding sentence and request information on how to participate in householding for future meetings, if any. In addition, if you are a record stockholder who no longer wishes to participate in householding, you can use the above-referenced telephone number and address to notify Getty Images that you wish to receive separate annual reports and proxy statement for future meetings, if any.

If you are a “street name” stockholder and own your shares through a broker or other nominee, you can request to participate in householding, or alternatively can request separate copies of our annual reports and proxy statement, by contacting your broker or nominee.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the “SEC Filings” section of our Investor Relations website at http://corporate.gettyimages.com/source/investors.

The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103, attn: Investor Relations, telephone (206) 925-6355, or on our website at www.gettyimages.com or from the SEC through the SEC’s website at http://www.sec.gov. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Because the merger is a “going private” transaction, Getty Images has filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above.

The SEC allows us to “incorporate by reference” into this proxy statement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement. Some documents or information, such as that called for by Item 7.01 of Form 8-K, are deemed furnished and not filed in accordance with the SEC rules. None of those documents and none of that information is incorporated by reference in this proxy statement. We incorporate by reference the documents listed below:

•	Getty Images’ Proxy Statement on Schedule 14A, filed with the SEC on June 19, 2007; and

•	Getty Images’ Current Reports on Form 8-K, filed with the SEC on May 5, 2008, March 19, 2008, March 18, 2008, September 10, 2007 and August 15, 2007.

Parent has supplied all information in this proxy statement pertaining to Parent, Merger Sub and the H&F Filing Persons, Getty Investments has supplied all information pertaining to itself, Mark Getty has supplied all information pertaining to himself, each of The October 1993 Trust, Cheyne Walk Trust and Ronald Family Trust B has supplied all information in this proxy statement pertaining to itself, Jonathan Klein has supplied all information pertaining to himself and we have supplied all information in this proxy statement pertaining to us.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED                     , 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Dated as of February 24, 2008

by and among

ABE INVESTMENT, L.P.,

ABE ACQUISITION CORP.

and

GETTY IMAGES, INC.

A-i

A-ii

Exhibits
Exhibit A	Form of Restated Certificate of Incorporation
Exhibit B	Form of Bylaws
Exhibit C	Consolidated EBITDA

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 24, 2008 (this “Agreement”), is entered into by and among Abe Investment, L.P., a Delaware limited partnership (“Parent”), Abe Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Getty Images, Inc., a Delaware corporation (the “Company”).

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the board of directors of the Company has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the general partner of Parent and the board of directors of Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively to enter into this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Guarantor (as defined below) is entering into a Limited Guarantee (as defined below) in favor of the Company with respect to certain of Parent’s obligations under this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Ancillary Agreements (as defined below) are being entered into by and among the respective parties thereto.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATIONS

SECTION 1.1 Certain Definitions. The following terms shall have the following meanings:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Ancillary Agreements” shall mean, collectively, (a) the Rollover Commitment Letter, (b) that certain Interim Investors Agreement among Parent, Merger Sub, the Rollover Stockholders and the other parties thereto, (c) that certain Voting Agreement among Parent and the other parties thereto and (d) that certain Waiver and Amendment to Restated Option Agreement among the Company, Parent, Getty Investments L.L.C., a Delaware limited liability company (“Getty Investments”), and the other parties thereto (the “Restated Option Agreement”, as amended pursuant to the Waiver and Amendment to Restated Option Agreement, the “Trademark Agreement”), each dated as of the date hereof and as amended from time to time.

“Business Day” shall mean any day except a Saturday, a Sunday or other day on which the SEC or banks in the State of California are authorized or required by Law to be closed.

“Company Intellectual Property” shall mean all Intellectual Property owned, used or held for use by the Company or its Subsidiaries in the conduct of their respective businesses.

“Company Material Adverse Effect” shall mean any change, event, occurrence or effect that is materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or be considered in determining whether there has occurred, and no change, event, occurrence or effect resulting from, attributable to or arising out of any of the following shall constitute, a Company Material Adverse Effect: (a) changes generally affecting (i) the industries in which the Company and its Subsidiaries operate, or (ii) the economy or the credit, debt, financial or capital markets, in each case, in the United States or elsewhere in the world, including changes in interest or exchange rates, (b) changes after the date hereof in Law or the interpretation thereof or in GAAP or in accounting standards, or changes after the date hereof in general legal, regulatory or political conditions, (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, financing sources, employees, revenue and profitability, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (e) earthquakes, hurricanes, tornados or other natural disasters, (f) any action taken by the Company or its Subsidiaries as expressly contemplated by this Agreement (other than Section 5.2) or with Parent’s written consent or at Parent’s written request, (g) any decline in the market price, or change in trading volume, of the capital stock of the Company, (h) the suspension of trading generally on the New York Stock Exchange or the Nasdaq Stock Market, (i) any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof, (j) any shareholder or derivative litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, (k) the outcome of any litigation, claim or other proceeding described in the Company Disclosure Schedule (as defined below) or disclosed in the Filed Company SEC Documents (as defined below), and (l) any increase in the cost or availability of the financing necessary for Parent and Merger Sub to consummate the transactions contemplated hereby; provided, further, however, (A) that any change, event, occurrence or effect referred to in clauses (a), (d) and (e) shall be taken into account for purposes of such clause only so long as such change, event, occurrence or effect does not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate and (B) that for purposes of clauses (g) and (i), any change, event, occurrence or effect underlying such decline, change or failure not otherwise excluded in the other exceptions (a) through (l) of this definition shall be taken into account in determining whether a Company Material Adverse Effect has occurred. With respect to references to “Company Material Adverse Effect” in the representations and warranties set forth in Sections 3.3 and 3.4, the exceptions set forth in clause (c) shall not apply.

“Company Parties” shall mean, collectively, the Company and its Subsidiaries and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing.

“Company Stock Plans” shall mean the plans and agreements listed in Schedule 3.11(a) of the Company Disclosure Schedule.

“Convertible Subordinated Debentures” shall mean the Company’s 0.5% Convertible Subordinated Debentures, Series B due 2023.

“Excluded Stockholders” shall mean the Rollover Stockholders and Jonathan D. Klein.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, provincial, state, municipal, local or foreign, or any agency, commission, instrumentality or authority thereof exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, or any court or arbitrator (public or private) exercising judicial, quasi-judicial, administrative or similar functions.

“Hazardous Substances” shall mean any and all pollutants, contaminants or wastes and any and all other materials or substances that are regulated, or that could result in the imposition of liability, under any applicable Environmental Laws, including petroleum, asbestos, toxic mold and polychlorinated biphenyls.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” shall mean (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than the Company or any of its Subsidiaries, (b) any guarantee of any such indebtedness or debt securities of any Person other than the Company or any of its Subsidiaries or (c) any “keep well” or other agreement to maintain any financial statement condition of any Person other than the Company or any of its Subsidiaries.

“Intellectual Property” shall mean all intellectual property rights and related priority rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including: (i) all patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing (collectively, “Patents”), (ii) all trademarks, service marks, trade dress, trade names, logos, corporate names and other source or business identifiers, and all registrations, applications for registration, renewals and extensions for any of the foregoing, and all of the goodwill associated therewith (collectively, “Marks”), (iii) all copyrights (registered or unregistered), copyrightable works and moral rights, and all registrations, applications for registration, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”), (iv) all Internet domain names (“Domain Names”) and (v) all know-how and trade secrets (“Trade Secrets”).

“Knowledge” shall mean (a) in the case of the Company, the actual knowledge of the Chief Executive Officer, Chief Financial Officer, Senior Vice President of Consumer Marketing and Technology, Executive Vice President of Imagery, Products and Services, and General Counsel of the Company and (b) in the case of Parent and Merger Sub, the actual knowledge of those individuals set forth on Schedule 1.1 of the Parent Disclosure Schedule.

“Liens” shall mean any pledges, claims, liens, charges, encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever.

“Order” shall mean any order, injunction, judgment, decree, ruling, writ, assessment or arbitration of a Governmental Authority.

“Parent Parties” shall mean, collectively, Parent, Merger Sub, the Guarantor or any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing.

“Permitted Liens” shall mean (a) any transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various States of the United States, (b) statutory Liens for current Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (c) mechanics’, carriers’, workers’, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business, (d) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation and (e) such other Liens, encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, encumbrance or imperfection.

“Person” shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Representatives” shall mean, with respect to any party, the officers, directors, employees, consultants, agents, advisors and other representatives of such party and its Subsidiaries, and, in the case of Parent and Merger Sub, shall also include their financing sources.

“Rollover Commitment Letter” shall mean that certain Rollover Commitment Letter, among Parent, Getty Investments and certain other stockholders of the Company party thereto (such stockholders, together with Getty Investments, the “Rollover Stockholders”), dated as of the date hereof and as amended from time to time.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Credit Agreement” shall mean that certain Credit Agreement among the Company, U.S. Bank National Association and the other parties thereto, dated as of March 19, 2007.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing fifty percent (50%) or more of the equity or fifty percent (50%) or more of the ordinary voting power (or, in the case of a partnership, fifty percent (50%) or more of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party; provided, however, that for the purposes of Section 5.4(a), the references to “fifty percent (50%) or more” shall be deemed to be references to “more than fifty percent (50%).”

SECTION 1.2 Cross Reference Table. The following terms defined elsewhere in this Agreement in the sections set forth below shall have the respective meaning therein defined:

Term	Definition
“Acceptable Confidentiality Agreement”	Section 5.4(c)

“Affiliated Party”	Section 3.19

“Aggregate Merger Consideration”	Section 2.8(a)

“Aggregate Option Consideration”	Section 4.5(a)

“Aggregate RSU Consideration”	Section 4.5(a)

“Agreement”	Preamble

“Antitrust Laws”	Section 5.5(a)

“Balance Sheet Date”	Section 3.5(c)

“Bankruptcy and Equity Exception”	Section 3.3(a)

“Book-Entry Shares”	Section 2.7(c)

“Certificate”	Section 2.7(c)

“Certificate of Merger”	Section 2.3

“Claim”	Section 5.10(b)

“Closing”	Section 2.2

“Closing Date”	Section 2.2

“Code”	Section 2.8(g)

“Company”	Preamble

“Company Acquisition Agreement”	Section 5.4(d)

“Company Adverse Recommendation Change”	Section 5.4(d)

“Company Board Recommendation”	Section 5.1(b)

“Company Charter Documents”	Section 3.1(c)

“Company Common Stock”	Section 2.7

“Company Damages”	Section 7.3(e)

“Company Disclosure Schedule”	Article III

“Company Employees”	Section 5.13(a)

“Company Insurance Policies”	Section 3.20

“Company Pension Plan”	Section 3.11(a)

“Company Plan”	Section 3.11(a)

“Company Preferred Stock”	Section 3.2(a)

“Company SEC Documents”	Section 3.5(a)

“Company Securities”	Section 3.2(c)

“Company Stockholder Approval”	Section 3.3(d)

“Company Stockholder Approvals”	Section 6.1(a)

“Company Stockholders Meeting”	Section 5.1(b)

“Confidentiality Agreement”	Section 5.8

“Contract”	Section 3.3(c)

“Debt Commitment Letter”	Section 4.5(a)

“DGCL”	Section 2.1

“Dissenting Stockholders”	Section 2.9(a)

“Dissenting Shares”	Section 2.9(a)

“EC Merger Regulation”	Section 3.4

“Effective Time”	Section 2.3

“Environmental Laws”	Section 3.12

“Equity Commitment Letter”	Section 4.5(a)

“Equity Financing”	Section 4.5(a)

“Equity Provider”	Section 4.5(a)

“ERISA”	Section 3.11(a)

“Exchange Act”	Section 3.4

“Excluded Party”	Section 5.4(a)

“Filed Company SEC Documents”	Article III

“Financing”	Section 4.5(a)

“Financing Letters”	Section 4.5(a)

“Foreign Antitrust Laws”	Section 3.4

“Goldman”	Section 3.17

“Guarantor”	Section 4.6

“Indemnitee”	Section 5.10(a)

“Independent Directors”	Recitals

“Initial Period”	Section 5.4(a)

“IRS”	Section 3.11(a)

“Laws”	Section 3.8

“Leased Real Property”	Section 3.15

“Liability Limitation”	Section 7.3(g)

“Limited Guarantee”	Section 4.6

“Marketing Period”	Section 5.6(a)

“Material Contracts”	Section 3.16(a)

“Merger”	Recitals

“Merger Consideration”	Section 2.7(c)

“Merger Sub”	Preamble

“New Plans”	Section 5.13(b)

“Notice of Superior Proposal”	Section 5.4(f)

“NYSE”	Section 3.4

“Old Plans”	Section 5.13(b)

“Option”	Section 2.10(a)

“Option Consideration”	Section 2.10(a)

“Parent”	Preamble

“Parent Damages”	Section 7.3(f)

“Parent Disclosure Schedule”	Article IV

“Parent Expenses”	Section 7.4

“Parent Termination Fee”	Section 7.3(b)

“Paying Agent”	Section 2.8(a)

“Permits”	Section 3.8

“Proxy Statement”	Section 3.4

“Reimbursable Expenses”	Section 7.4

“Required Information”	Section 5.6(c)

“Restated Certificate of Incorporation”	Section 2.5

“Restraints”	Section 6.1(c)

“Retirement Benefits Scheme”	Section 3.11(a)

“RSU”	Section 2.10(b)

“RSU Consideration”	Section 2.10(b)

“Sarbanes-Oxley Act”	Section 3.5(a)

“Schedule 13E-3”	Section 3.9

“SEC”	Section 3.4

“Solvent”	Section 4.7

“Special Stockholder Approval”	Section 6.1(a)

“Superior Proposal”	Section 5.4(i)

“Surviving Corporation”	Section 2.1

“Takeover Proposal”	Section 5.4(h)

“Tax Returns”	Section 3.10(b)

“Taxes”	Section 3.10(b)

“Termination Fee”	Section 7.3(a)

“Walk-Away Date”	Section 7.1(b)(i)

SECTION 1.3 Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(c) Gender and Number. Any reference in this Agreement to gender shall include both genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Headings. The provisions of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(e) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context requires otherwise.

(f) Including. The word “including,” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(g) Ordinary Course. Any reference in this Agreement to “ordinary course” or the “ordinary course of business” shall be deemed to mean “ordinary course of business consistent with past practice.”

(h) Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER

SECTION 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined below) Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 201 Redwood Shores Parkway, Redwood Shores, California 94065 at 10:00 a.m., Pacific time, on a date to be specified by the parties, which date shall be no later than the later of (a) the second (2nd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) and (b) the earlier of (i) a date during the Marketing Period (as defined below) to be specified by Parent on no less than three (3) Business Days’ notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of Parent’s financing) and (ii) the final day of the Marketing Period, or such other date, time or place as agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

SECTION 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. The restated certificate of incorporation of the Company (the “Restated Certificate of Incorporation”) shall be amended as a result of the Merger so as to read in its entirety in the form of Exhibit A hereto, and as so amended shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Restated Certificate of Incorporation. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended to read in their entirety in the form of Exhibit B hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the Restated Certificate of Incorporation of the Company and such bylaws.

SECTION 2.6 Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

SECTION 2.7 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub or any other Subsidiary of Parent (including any shares of Company Common Stock contributed pursuant to the Rollover Commitment Letter), shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock owned by any wholly owned Subsidiary of the Company shall remain outstanding.

(c) Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.7(b) and Dissenting Shares (as defined below) and any shares of Company Common Stock owned by any wholly owned Subsidiary of the Company) shall thereupon be converted automatically into and shall thereafter represent the right to receive an amount in cash equal to $34.00, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (i) a certificate, which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and (ii) shares of Company Common Stock held in book-entry form (“Book-Entry Shares”), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares, as the case may be, in accordance with Section 2.8(b), without interest.

SECTION 2.8 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, on terms reasonably acceptable to the Company, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration (the “Aggregate Merger Consideration”) to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.7(c). Parent shall deposit the Aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time. The Aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) money market funds investing solely in a combination of the foregoing. Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.8(a).

(b) Payment Procedures. Promptly after the Effective Time (but in no event more than five (5) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates (or evidence of Book-Entry Shares) whose shares of Company Common Stock were converted pursuant to Section 2.7(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) as Parent and the Company may reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation or surrender of Book-Entry Shares, in each case, to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each Book-Entry Share or share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered, if applicable, shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (i) in the case of a Certificate, the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) in the case of both a Certificate or a Book-Entry Share, the Person requesting such payment shall have paid any transfer and other Taxes (as defined below) required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.8, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, without interest, as contemplated by this Article II.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in exchange for shares of Company Common Stock upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Book-Entry Shares or shares of Company Common Stock previously represented by such Certificates, and, at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates and Book-Entry Shares shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided for herein or by applicable Law. Subject to Section 2.8(e), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund. At any time following the eighteen (18) month anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration, without any interest, that may be payable upon surrender of any Certificates or Book-Entry Shares held by such holders, as determined pursuant to this Agreement.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If any withholding obligation may be avoided by such holder providing information or documentation to Parent, the Surviving Corporation or the Paying Agent, such information shall be requested prior to any such withholding.

SECTION 2.9 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the appraised value of such shares of Company Common Stock as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the right to receive the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL.

(b) Notwithstanding the foregoing, if any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right to seek payment of the appraised value of such Dissenting Shares, such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.7, without any interest thereon. Parent shall promptly deposit with the Paying Agent any additional funds necessary to pay in full the Merger Consideration so due and payable to such Dissenting Stockholders who have failed to perfect or who shall have effectively withdrawn or lost such right to seek payment of the appraisal value of such Dissenting Shares.

(c) The Company shall provide Parent prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal.

SECTION 2.10 Company Stock Options and RSUs. Prior to the Effective Time, subject to Schedule 2.10(a), the Company shall take all action necessary (including any necessary determinations and/or resolutions of the board of directors of the Company or any committee thereof) such that:

(a) Except as otherwise agreed by Parent and the holder thereof, each option granted under the Company Stock Plans (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, an “Option”) that is outstanding immediately prior to the Effective Time shall at the Effective Time be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration (as defined below) for each share of Company Common Stock then subject to the Option. The Option Consideration shall be paid by the Surviving Corporation on the Closing Date. For purposes of this Agreement, “Option Consideration” shall mean, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price payable in respect of such share of Company Common Stock issuable under such Option, without interest and less applicable withholding.

(b) Immediately prior to the Effective Time, except as otherwise agreed by Parent and the holder thereof, each restricted stock unit granted under the Company Stock Plans in respect of a share of Company Common Stock (collectively, the “RSUs”) that is outstanding immediately prior to the Effective Time and which is subject to vesting criteria shall vest in full and be converted into the right to receive a cash amount equal to the RSU Consideration (as defined below) for each share of Company Common Stock then subject to the RSU, such that the holder of such RSU shall be paid by the Surviving Corporation on the Closing Date, an aggregate amount of cash as the holder would have been entitled to receive had such RSU been vested in full and settled immediately before the Effective Time, without interest and less applicable withholding (the “RSU Consideration”).

(c) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.10 to any holder of Options or RSUs such amount as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state or local Tax Law, and the Surviving Corporation shall make any required filings with and payments to the appropriate Governmental Authority relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the holder of Options or RSUs in respect of which such deduction and withholding was made by the Surviving Corporation.

SECTION 2.11 Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (a) in the corresponding schedule of the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) or (b) in or incorporated by reference in the Company SEC Documents (as defined below), other than disclosure referred to in the “Risk Factors” and “Note Regarding Forward Looking Statements” sections thereof or any other disclosures included in such filings which are forward-looking in nature, filed prior to the date of this Agreement (the “Filed Company SEC Documents”) (it being understood that any matter disclosed in the Company

Disclosure Schedule or in or incorporated by reference in such Company SEC Documents shall be deemed disclosed with respect to any schedule of the Company Disclosure Schedule to which the matter relates to the extent the relevance to each such schedule is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization except where the failure to be so organized, existing and in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Subsidiary of the Company is in violation of any of its organizational documents in any material respect. A list of the names of the Company’s Subsidiaries, including their jurisdiction of organization and the name of any equityholder other than the Company or any Subsidiary is set forth on Schedule 3.1(b) of the Company Disclosure Schedule. The Company does not have any investment with a fair market value of more than $1,000,000 in any Person that is not a Subsidiary, other than investments related to cash management activities in the ordinary course of business.

(c) The Company has made available to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company, as amended to the date of this Agreement, and is not in violation of any of the provisions contained in such documents in any material respect (the “Company Charter Documents”).

SECTION 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on February 21, 2008, (i) 59,630,358 shares of Company Common Stock were issued and outstanding, (ii) 3,486,274 shares of Company Common Stock were held by the Company in its treasury, (iii) 2,785,781 shares of Company Common Stock were reserved for issuance pursuant to outstanding Options under the Company Stock Plans, (iv) 6,944,431 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 0.5% Convertible Subordinated Debentures, Series B due 2023, (v) 1,179,099 RSUs were credited to participants under their accounts under the Company Stock Plans and (vi) no shares of Company Preferred Stock were issued or outstanding. There are no restricted stock awards of the Company Common Stock outstanding.

(b) Schedule 3.2(b) of the Company Disclosure Schedule sets forth, as of February 21, 2008, a list of all holders of outstanding Options under the Company Stock Plans and all participants holding outstanding RSUs credited to their accounts under the Company Stock Plans, and, in each case, the date of grant, the number of shares of Company Common Stock subject to such Option or RSU and, in the case of the Options, the price per share at which such Option may be exercised, the expiration date, the number of shares of Company Common Stock subject to each such Option that is currently exercisable and the status of any Option granted as qualified or nonqualified under Section 422 of the Code, and in the case of RSUs, the number of RSUs currently vested.

(c) Except as set forth in this Section 3.2 or on Schedule 3.2(c) of the Company Disclosure Schedule, as of February 21, 2008, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue or register, or that restrict the transfer or voting of, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company to grant, extend or enter into any such agreements, and neither the Company nor any of its Subsidiaries have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote with the holders of the Company Common Stock on any matter. No direct or indirect Subsidiary of the Company owns any Company Common Stock. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since February 21, 2008, the Company has not issued any Company Securities, other than shares of Company Common Stock pursuant to Options or RSUs referred to above, that were outstanding as of February 21, 2008.

(d) Except as set forth on Schedule 3.2(d) of the Company Disclosure Schedule, (i) each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Subsidiary of the Company free and clear of all Liens and (ii) there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other ownership interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

(e) Other than intercompany indebtedness, as of the date hereof, there was no outstanding indebtedness for borrowed money of the Company and its Subsidiaries in excess of $10,000,000 in principal amount, other than indebtedness identified by instrument on Schedule 3.2(e) of the Company Disclosure Schedule.

(f) The Company does not have a “poison pill” or similar stockholder rights plan.

SECTION 3.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval (as defined below), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the board of directors of the Company, and except for obtaining the Company Stockholder Approvals (as defined below), no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

(b) The board of directors of the Company, at a meeting duly called and held, has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and conditions contained herein, are in the best interests of the Company and the stockholders of the Company and (iii) resolved, subject to Section 5.4 hereof, to recommend that the stockholders of the Company adopt this Agreement and that such matter be submitted for consideration at the Company Stockholders Meeting (as defined below).

(c) Except as set forth on Schedule 3.3(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or conflict with or violate in any material respect any provision of the similar organizational documents of any of the Company’s Subsidiaries or (ii) (A) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, violate any Law or Order applicable to the Company or any of its Subsidiaries, (B) with or without notice, lapse of time or both, violate or constitute a default under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate or give rise to a right of termination, purchase, sale, cancellation, modification or acceleration of any of the Company’s or, if applicable, its Subsidiaries’, obligations under any such Contract or to the loss of any benefit under a Contract, or (C) result in the creation of any Lien (other than any Permitted Lien) on any properties, rights or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), for such violations, defaults, accelerations or rights as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially delay consummation of the transactions contemplated hereby.

(d) Except for the Special Stockholder Approval (as defined below) contractually required by Section 6.1(a), the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the transactions contemplated hereby.

SECTION 3.4 Governmental Approvals. Except for (a) the filing with the Securities and Exchange Commission (together with its staff, the “SEC”) of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules and regulations of the New York Stock Exchange (the “NYSE”), (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) filings required under, and compliance with other applicable requirements of, the HSR Act and (d) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment, including Council Regulation No. 139/2004/EC of the European Community, as amended (the “EC Merger Regulation”) (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) Except as set forth on Schedule 3.5(a) of the Company Disclosure Schedule, the Company has filed with or furnished to the SEC, on a timely basis, all registration statements, reports and proxy statements required to be filed under the Securities Act or the Exchange Act since January 1, 2007 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, none of the Company’s Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act. The Company has made available to Parent all material correspondence between the SEC and the Company since January 1, 2007. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to the Company SEC Documents.

(b) The consolidated financial statements of the Company included in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) with respect to financial statements included in Company SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X under the Securities Act) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(c) Neither the Company nor any of its Subsidiaries has any liabilities which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of September 30, 2007 (the “Balance Sheet Date”) (including the notes thereto) included in the Filed Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise in connection with the transactions contemplated hereby, (iv) as set forth on Schedule 3.5(c) of the Company Disclosure Schedule or (v) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) (i) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required under Rule 13a-15 of the Exchange Act.

(ii) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the board of directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(iii) Except as set forth on Schedule 3.5(d)(iii) of the Company Disclosure Schedule, as of the date hereof, to the Knowledge of the Company, the Company has not identified any material weaknesses in internal controls. To the Knowledge of the Company, the Company is not aware of any facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(iv) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate on the other hand), including any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

SECTION 3.6 Absence of Certain Changes. Except as set forth on Schedule 3.6 of the Company Disclosure Schedule, since the Balance Sheet Date (a) through the date of this Agreement, except for the transactions contemplated hereby, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects, in the ordinary course of business consistent with past practice and (b) there has not been any event, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.7 Legal Proceedings. Except as set forth on Schedule 3.7 of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement (a) there is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, claim, suit or action against the Company or any of its Subsidiaries by or before any Governmental Authority and (b) none of the Company or any of its Subsidiaries is subject to any outstanding Order.

SECTION 3.8 Compliance With Laws; Permits. Except as set forth on Schedule 3.8 of the Company Disclosure Schedule and for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all laws, statutes, ordinances, codes, rules, regulations, decrees and Orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, and with its own privacy policies, (ii) the Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), and (iii) the Company and its Subsidiaries are in compliance with the terms of all Permits.

SECTION 3.9 Information Supplied. The Proxy Statement (including any amendments or supplements thereto) will not, on the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, and the Rule 13e-3 transaction statement on Schedule 13E-3 (as amended or supplemented from time to time, the “Schedule 13E-3”) will not, on the date it (including any amendments or supplements thereto) is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

SECTION 3.10 Tax Matters.

(a) Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedule and for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns (as defined below) required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects, (ii) all Taxes whether or not shown to be due on such Tax Returns have been timely paid, except for any Tax reflected in accordance with GAAP as a reserve for Taxes in the Company SEC Documents, (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which has not been fully paid or adequately reserved in the Company SEC Documents, (iv) no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received, (v) neither the Company nor any of its Subsidiaries is or has ever been a member of any affiliated group that filed or was required to file an affiliated, consolidated, combined or unitary Tax Return other than a group of which the Company is the common parent or has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as transferee or successor, (vi) neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement, (vii) neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable, (viii) all Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Governmental Authority, (ix) neither the Company nor any of its Subsidiaries has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and (x) there are no Tax Liens upon any of the assets or properties of the Company or any of its Subsidiaries, other than Permitted Liens. This Section 3.10 constitutes the sole and exclusive representation or warranty of the Company relating to Tax matters.

(b) For purposes of this Agreement (i) “Taxes” shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing, whether disputed or not, and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 3.11 Employee Benefits and Labor Matters.

(a) Schedule 3.11(a) of the Company Disclosure Schedule lists each material “Company Plan,” defined for purposes of this Agreement as any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other employee benefit plan, policy or agreement, whether or not covered by ERISA, and any incentive compensation, severance, employment, fringe benefit, bonus, gross-up, retention or deferred compensation plan, policy or arrangement, whether formal or informal, domestic or foreign (i) entered into, sponsored by or maintained by the Company or any of its Subsidiaries with respect to their current or former employees, officers, directors or consultants, or (ii) under which the Company or any of its Subsidiaries has had or has any present or future liability (actual or contingent). Except with respect to any foreign statutory or governmental plan, the Company has made available to Parent correct and complete copies of (i) each Company Plan or, in the case of Company Plans that are individual award agreements under the Company Stock Plans, a representative form of award agreement together with a list of persons covered by such representative form and the number of shares covered thereby, (ii) the most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Company Plan (if such report was required, (iii) the most recent summary plan description for each Company Plan for which summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Company Plan. Each Company Plan has been administered in compliance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, except for any instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 3.7 of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), audits or proceedings with respect to any Company Plans that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Plans that are “employee pension plans” (as defined in Section 3(2) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received a favorable determination letter from the IRS or have filed a timely application therefor and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan. The Company has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any. No Company Pension Plan is subject to Title IV of ERISA (or similar provision under non-U.S. law), and neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law. Each Company Plan that is a “non-qualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code and guidance promulgated thereunder by the Internal Revenue Service or Department of Treasury, and no Company Plan provides or provided any compensation or benefits which could subject, or have subjected, a covered service provider to gross income inclusion or tax pursuant to Section 409A(a)(1) of the Code, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in respect of employees outside the United States, the Company and its Subsidiaries have complied with all their obligations in respect of all arrangements (whether or not tax registered, funded or closed) for the provision of pension and other benefits on or in anticipation of retirement or death (each a “Retirement Benefits Scheme”), including all local law requirements and the governing documentation of all such Retirement Benefits Schemes. The Company and its Subsidiaries do not have any material liability or exposure to any Retirement Benefits Scheme (or section thereof) pursuant to which there is an entitlement of participants therein to the payment of defined benefits.

(b) Except as set forth on Schedule 3.11(b)(i), (ii) or (iii), as applicable, of the Company Disclosure Schedule, no Company Plan exists and there are no other contracts, plans or arrangements (written or otherwise) covering any current or former employee, director, officer or shareholder of the Company that, individually or collectively, as a result of the execution of this Agreement, the Company Stockholder Approvals, or the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would reasonably be expected to (i) result in any material severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting or result in any material payment or material funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable, require the security of material benefits under or result in any other material obligation pursuant to, any such Company Plans, contracts, plans or arrangements, or (iii) result in any payments which would result in the loss of a material deduction under Section 280G of the Code or which would be subject to an excise tax under Section 4999 of the Code.

(c) The Company is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the Company’s employees. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy is in effect or, to the Knowledge of the Company, threatened, and the Company has not experienced any such labor controversy within the past three (3) years, and (ii) the Company has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three (3) years, nor has the Company planned or announced any such action or program for the future.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company (and where appropriate, its Subsidiaries) has complied with all of its legal obligations arising as a result of the existence of any works council or other employee representative body in any jurisdiction in which the Company or its Subsidiaries operates and no such works council or other employee representative body has commenced or, to the Knowledge of the Company, threatened to commence any proceedings in respect of any breach or alleged breach of any such obligation.

(e) There are no material liabilities with respect to any Company Plan maintained outside the United States or covering employees residing or working outside the United States, except as expressly described on Schedule 3.11(e) of the Company Disclosure Schedule.

SECTION 3.12 Environmental Matters. Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is and has been in compliance with all applicable Laws relating to the protection of the environment, natural resources, or to the extent relating to exposure to Hazardous Substances, human health or safety (“Environmental Laws”), including obtaining, maintaining and complying with all Permits required under Environmental Laws for the operation of their respective businesses, (b) there is no investigation, suit, claim, action or proceeding relating to or arising under any Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property or facility owned, operated or leased by the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries has received any notice of or entered into any obligation, liability, Order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, and (d) Hazardous Substances are not present at or about any of the real properties or facilities currently, or to the Knowledge of the Company formerly, owned, operated or leased by the Company or any of its Subsidiaries in amount or condition that would reasonably be expected to result in liability to the Company or any of its Subsidiaries relating to or arising under any Environmental Laws. This Section 3.12 constitutes the sole and exclusive representation and warranty of the Company regarding environmental liabilities or obligations, or compliance with Environmental Laws.

SECTION 3.13 Intellectual Property.

(a) Schedule 3.13(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks and registered Domain Names owned, filed or applied for by the Company or any of its Subsidiaries.

(b) Except as set forth on Schedule 3.13(b) of the Company Disclosure Schedule and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries owns or has valid and continuing rights to use, sell, license and otherwise commercially exploit, as the case may be, all Company Intellectual Property as the same is used, sold, licensed and otherwise commercially exploited by the Company or its Subsidiaries in their respective businesses as such businesses are presently being conducted, free and clear of all Liens other than Permitted Liens or other than obligations under any agreements regarding the license or use of any Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Intellectual Property includes all Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct their respective businesses as such businesses are presently being conducted.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the use by the Company or its Subsidiaries of any of the Company Intellectual Property nor the conduct of the respective businesses of the Company or its Subsidiaries infringes, constitutes a misappropriation of or violates any Intellectual Property rights of any third party and (ii) to the Knowledge of the Company, no third party is infringing, misappropriating or violating any Company Intellectual Property owned by the Company or any of its Subsidiaries.

(d) Except as set forth on Schedule 3.13(d) of the Company Disclosure Schedule and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened (in writing) claims against the Company or any of its Subsidiaries involving an allegation of infringement, misappropriation or violation of any Intellectual Property rights of any third party or challenging the ownership, validity, enforceability or use of any of the Company Intellectual Property.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) take commercially reasonable steps to protect and maintain the confidentiality of the Trade Secrets included in the Company Intellectual Property, and (ii) require any employee of the Company or any of its Subsidiaries, and use commercially reasonable efforts to require any other Person, who creates or develops material Intellectual Property on behalf of the Company or any of its Subsidiaries, to either assign to the Company or such Subsidiary all of such employee’s or such other Person’s, as applicable, rights in such Intellectual Property or grant a license to the Company or such Subsidiary under such employee’s or such other Person’s, as applicable, rights in such Intellectual Property.

SECTION 3.14 Anti-Takeover Provisions. The board of directors of the Company has approved each of the Ancillary Agreements for purposes of Section 203 of the DGCL. Assuming the accuracy of the representations and warranties set forth in Section 4.9, the approval of this Agreement and the Ancillary Agreements by the board of directors of the Company constitutes approval of this Agreement, the Ancillary Agreements and the Merger for purposes of Section 203 of the DGCL. To the Knowledge of the Company, no other state anti-takeover statute applies to the Company as a result of the transactions contemplated hereby or the Ancillary Agreements, including the Merger.

SECTION 3.15 Property. Schedule 3.15 of the Company Disclosure Schedule sets forth a list of all real property owned by the Company and its Subsidiaries and all real property exceeding 10,000 square feet leased or subleased or otherwise used or occupied under an agreement (the “Leased Real Property”) by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and valid title to all of its owned real property and has valid leasehold interests in all of its leased properties, sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for Permitted Liens). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all leases under which the Company or any of its Subsidiaries lease any real property are valid and in full force and effect against the Company or any of its Subsidiaries and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms and (b) there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries.

SECTION 3.16 Contracts.

(a) Schedule 3.16(a) of the Company Disclosure Schedule sets forth a list of all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound as of the date of this Agreement (other than Company Plans) (the “Material Contracts”):

(i) Contracts that are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) Contracts with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) Contracts related to Indebtedness and having an outstanding principal amount in excess of $10,000,000 individually;

(iv) Contracts related to an acquisition, divestiture, merger or similar transaction containing representations, covenants, indemnities or other obligations that are still in effect and, individually, could reasonably be expected to result in payments to or by the Company or any of its Subsidiaries in excess of $1,000,000;

(v) Contracts related to any guarantee or assumption of other obligations of any third party or reimbursement of any maker of a letter of credit, except for agreements entered into in the ordinary course of business consistent with past practice which agreements relate to obligations which do not individually exceed $1,000,000;

(vi) license agreements that are material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a named party and licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries (other than license agreements for software that is “open source” or generally commercially available);

(vii) Contracts prohibiting the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibiting the pledging of the capital stock of the Company or any wholly owned Subsidiary of the Company or prohibiting the issuance of guarantees by any wholly owned Subsidiary of the Company;

(viii) Contracts containing provisions that prohibit the Company or any of its Subsidiaries or Affiliates from competing in any line of business or in any geographic area;

(ix) Contracts accounting for aggregate revenue to the Company or any of its Subsidiaries of more than $2,000,000 during the Company’s 2007 fiscal year;

(x) settlement agreements, other than (A) releases immaterial in nature or amount entered into with former employees or current or former independent contractors of the Company in the ordinary course of business, (B) settlement agreements for cash only (which has been paid) and does not exceed $1,000,000 as to such settlement or (C) settlement agreements entered into more than two (2) years prior to the date of this Agreement under which none of the Company or its Subsidiaries have any continuing obligations, liabilities or rights (excluding releases);

(xi) leases or subleases under which the Company or its Subsidiaries lease or occupy Leased Real Property;

(xii) Contracts relating to any single or series of related capital expenditures by the Company pursuant to which the Company or any of its Subsidiaries has future financial obligations in excess of $5,000,000; or

(xiii) Contracts that relate to any hedging, derivatives or similar contracts or arrangements (other than currency hedges or derivatives entered into in the ordinary course of business).

(b)(i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance would not have, individually or in the aggregate, a Company Material Adverse Effect and (iii) except as set forth on Schedule 3.16(b)(iii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Material Contract, except where such default would not have, individually or in the aggregate, a Company Material Adverse Effect. A true, correct and complete copy of each Material Contract has been made available by the Company to Parent.

SECTION 3.17 Opinion of Financial Advisor. The board of directors of the Company has received the opinion of Goldman, Sachs & Co. (“Goldman”), dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various limitations and matters set forth therein, the $34.00 per share of Company Common Stock to be received by the holders of shares of Company Common Stock (other than the Rollover Stockholders) pursuant to this Agreement is fair, from a financial point of view, to such holders.

SECTION 3.18 Brokers and Other Advisors. Except for Goldman, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a true and correct copy of its engagement letter with Goldman.

SECTION 3.19 Affiliate Transactions. No executive officer or director of the Company or any of its Subsidiaries or any Person owning five percent (5%) or more of the Company Common Stock or, to the Company’s Knowledge, any Affiliate or family member of any such officer, director or owner (an “Affiliated Party”) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or has any material interest in any property or assets owned by the Company or any of its Subsidiaries or has engaged in any transaction (other than those related to employment or incentive arrangements) with the Company that is material to the Company within the last twelve (12) months, in each case, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

SECTION 3.20 Insurance. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all policies or binders of material fire, liability, product liability, workers’ compensation, vehicular, directors’ and officers’ and other material insurance held by or on behalf of the Company and its Subsidiaries (collectively, the “Company Insurance Policies”) are (a) except for policies that have expired under their terms, in full force and effect, and neither the Company nor any of its Subsidiaries is in breach or default with respect to any such policy or binder and (b) to the Knowledge of the Company, valid and enforceable in accordance with their terms. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has (a) received written notice of actual or threatened modification or termination of any material Company Insurance Policy, or (b) received written notice of cancellation or non renewal of any material Company Insurance Policy, other than in connection with ordinary renewals.

SECTION 3.21 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the corresponding schedule of the disclosure schedule delivered by Parent and Merger Sub to the Company simultaneously with the execution of this Agreement (it being understood that any matter disclosed in such disclosure schedule shall be deemed disclosed with respect to any schedule of the Parent Disclosure Schedule to which the matter relates to the extent the relevance to each such schedule is reasonably apparent) (the “Parent Disclosure Schedule”) Parent and Merger Sub jointly and severally represent and warrant to the Company:

SECTION 4.1 Organization; Standing. Parent is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite power and authority necessary to own or lease all of its properties and to carry on its business as it is now being conducted.

SECTION 4.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly authorized and approved by its general partner and board of directors, respectively, and, immediately following the execution and delivery of this Agreement, this Agreement will be adopted by Parent as the sole stockholder of Merger Sub, and no other action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (A) violate any Law or Order applicable to Parent or any of its Subsidiaries or (B) with or without notice, lapse of time or both, violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clause (ii), for such violations or defaults as would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the transactions contemplated hereby.

SECTION 4.3 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of the NYSE, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (c) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the transactions contemplated hereby.

SECTION 4.4 Ownership and Operations of Merger Sub. Merger Sub is a Subsidiary of Parent and, as of the date of this Agreement, Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.5 Financing.

(a) Parent has delivered to the Company true, correct and complete copies of (i) an executed commitment letter (the “Equity Commitment Letter”), dated as of the date hereof, from Hellman & Friedman Capital Partners VI, L.P. and certain of its Affiliates (collectively, the “Equity Provider”) to provide, subject to the terms and conditions therein, equity financing in the aggregate amount set forth therein (the “Equity Financing”), and (ii) an executed commitment letter (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Letters”), dated as of the date hereof, from Barclays Bank PLC, General Electric Capital Corporation, GE Capital Markets, Inc., The Royal Bank of Scotland PLC and RBS Securities Corporation d/b/a RBS Greenwich Capital to provide, subject to the terms and conditions therein, debt financing in an aggregate amount set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date hereof, none of the Financing Letters has been amended or modified, no such amendment or modification is contemplated, and the respective commitments contained in such letters have not been withdrawn or rescinded in any respect. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Financing Letters that are payable on or prior to the date hereof, and, as of the date hereof, the Financing Letters are in full force and effect and are the valid, binding and enforceable obligations of Parent and Merger Sub, and to the Knowledge of Parent, the other parties thereto. Assuming the Financing and the transactions contemplated by the Rollover Commitment Letter are consummated and the accuracy of the representations and warranties set forth in the second and third sentences of Section 3.2(a), in Section 3.2(b) (but only to the extent describing the number of shares of Company Common Stock subject to Options and RSUs and the price per share at which Options may be exercised), in the first and last sentences of Section 3.2(c) and in Section 3.2(e), the net proceeds contemplated by the Financing Letters will, in the aggregate and together with the available cash of the Company, be sufficient for Merger Sub and the Surviving Corporation to pay the Aggregate Merger Consideration, aggregate Option Consideration (the “Aggregate Option Consideration”) and aggregate RSU Consideration (the “Aggregate RSU Consideration”) (and any other repayment or refinancing of debt contemplated by this Agreement or the Financing Letters) and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under the Financing Letters. As of the date of this Agreement, there are no side letters or other agreements, arrangements or understandings relating to the Debt Financing (other than fee letters with the providers of the Debt Financing) to which Parent or Merger Sub or any of their Affiliates is a party. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing. The Financing Letters contain all of the conditions precedent to the obligations of the parties thereunder to make Financing available to Parent on the terms therein.

(b) Except as set forth on Schedule 4.5(b) of the Parent Disclosure Schedule, neither Parent, Merger Sub nor the Equity Provider has (i) retained any financial advisor on an exclusive basis other than advisors to which the board of directors of the Company has previously consented or (ii) entered into an exclusive, lock-up or similar agreement, arrangement or understanding with any bank or investment bank or other potential provider of debt or equity financing that could reasonably be expected to prevent or hinder such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries (including in connection with the making of any Takeover Proposal (as defined below)), in the case of clauses (i) and (ii), in connection with the Merger or the other transactions contemplated hereby. Neither Parent, Merger Sub nor the Equity Provider has caused or induced any Person to take any action that, if taken by Parent, Merger Sub or the Equity Provider, would be a breach of, or would cause to be untrue, any of the representations in this Section 4.5(b).

SECTION 4.6 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a duly executed limited guarantee of the Hellman & Friedman Capital Partners VI, L.P. (the “Guarantor”) with respect to certain matters on the terms specified therein (the “Limited Guarantee”). The Limited Guarantee is in full force and effect and is the valid, binding and enforceable (subject to the Bankruptcy and Equity Exception) obligation of the Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Guarantee.

SECTION 4.7 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated hereby, including the Financing, any alternative financing and the payment of the Aggregate Merger Consideration, the Aggregate Option Consideration and the Aggregate RSU Consideration, any other repayment or refinancing of debt that may be contemplated in the Financing Letters and payment of all related fees and expenses, assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, or the waiver of such conditions, (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof (for such purposes, such representations and warranties shall be true and correct in all material respects), and (c) estimates, projections and forecasts provided by the Company to Parent prior to the date hereof were prepared in good faith based on reasonable assumptions when prepared, the Surviving Corporation will be Solvent (as defined below). For purposes of this Section 4.7, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the value of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, (b) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date and (c) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” means that the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

SECTION 4.8 Information Supplied. None of the information supplied by Parent in writing for inclusion (or incorporation by reference) in the Proxy Statement (including any amendments or supplements thereto) will, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, and the Schedule 13E-3 (including any amendments or supplements thereto) will, on the date it is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 4.9 Certain Actions. Except for the Ancillary Agreements and as set forth on Schedule 4.9 of the Parent Disclosure Schedule, there are no Contracts between Parent, Merger Sub or the Guarantor, on the one hand, and any member of the Company’s management, directors or stockholders, on the other hand, as of the date hereof, that relate in any way to the Company or the transactions contemplated hereby. Prior to the board of directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other Person, was at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, the Merger, or any of the transactions contemplated hereby.

SECTION 4.10 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which will occur immediately following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger or the transactions contemplated hereby.

SECTION 4.11 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries for which the Company will have any liability prior to the Closing.

SECTION 4.12 Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic dataroom maintained by the Company through Merrill DataSite for purposes of the transactions contemplated hereby, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, as part of its investigation of the Company, Parent has been given financial information, cost estimates, forecasts, projections and information, both in writing and orally, with respect to the Company by the Company or its agents and representatives. Parent acknowledges that there are uncertainties inherent in any such projections, predictions and forecasts, and Parent is familiar with such uncertainties. Parent has made its own evaluation of all such information and acknowledges that none of the Company and its officers, directors, employees, Affiliates, representatives and agents is making any representations or warranties with respect to such information, except for the specific representations and warranties set forth in Article III.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

SECTION 5.1 Preparation of the Proxy Statement; Stockholders Meeting.

(a) As soon as practicable following the date of this Agreement, (i) the Company shall prepare the Proxy Statement and the Company and Parent shall prepare the Schedule 13E-3, (ii) Parent shall promptly provide to the Company any information required for inclusion in the Proxy Statement and the Schedule 13E-3 and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company from time to time and (iii) the Company shall file the Proxy Statement and the Schedule 13E-3 with the SEC. The Company shall thereafter use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3 and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after (i) responding to all such comments to the satisfaction of the SEC and (ii) the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and the Schedule 13E-3, and shall provide Parent with copies of all correspondence between the Company and its Representatives on the one hand, and the SEC on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. In the event that the Company receives any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3, Parent shall promptly provide to the Company, upon receipt of notice from the Company, any information required for inclusion in the response of the Company to such comments or such request and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company from time to time. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or the Schedule 13E-3 (including any amendment or supplement to the Proxy Statement or Schedule 13E-3) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such documents or responses and shall include in such documents or responses comments reasonably proposed by Parent. If, at any time prior to the Company Stockholders Meeting, any information should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, as applicable, so that the Proxy Statement or Schedule 13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party who discovers such information shall promptly notify the other, and to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and disseminated by the Company to its stockholders, as applicable.

(b) Unless this Agreement has been previously terminated pursuant to Section 7.1, the Company shall, as soon as practicable following the date that the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or postponement thereof, the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approvals. The Company shall, through its board of directors or any committee thereof, but subject to the right of the board of directors or any committee thereof to make a Company Adverse Recommendation Change (as defined below), recommend to its stockholders that the Company Stockholder Approvals be given (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Proxy Statement and use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated by this Agreement. The obligation of the Company to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting shall not be affected by a Company Adverse Recommendation Change unless this Agreement has been terminated pursuant to Section 7.1.

SECTION 5.2 Conduct of Business Prior to Closing. Except as contemplated or required by this Agreement, as set forth on Schedule 5.2 of the Company Disclosure Schedule, as required by applicable Law or with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned (provided, however, that Parent shall be deemed to have consented if Parent does not object within seventy-two (72) hours after a written request for such consent is delivered to Parent by the Company), during the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, (a) the Company shall conduct its business, and shall cause its Subsidiaries to conduct their respective businesses, in all material respects in the ordinary course and (b) the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to preserve intact its and their present business organizations and to preserve their existing material business relationships.

SECTION 5.3 Restrictions on the Conduct of Business Prior to Closing. Without limiting the generality of Section 5.2 and except as contemplated or required by this Agreement, as set forth on Schedule 5.3 of the Company Disclosure Schedule, as required by applicable Law or with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned (provided, however, that Parent shall be deemed to have consented if Parent does not object within seventy-two (72) hours after a written request for such consent is delivered to Parent by the Company) during the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause its Subsidiaries not to:

(a)(i) authorize for issuance, issue, sell, grant or subject to any Lien any shares of its capital stock or other ownership interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other ownership interests, or any rights, warrants or options to purchase any shares of its capital stock or other ownership interests; provided, however, that the Company may issue shares of Company Common Stock as required to be issued upon exercise or settlement of Options or RSUs under the Company Stock Plans outstanding on the date hereof in accordance with the terms of the applicable Company Stock Plan in effect on the date hereof, or (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except (A) pursuant to commitments in effect as of the date hereof and which are set forth on Schedule 5.3 of the Company Disclosure Schedule or (B) in connection with withholding to satisfy tax obligations with respect to Options and RSUs, or acquisitions in connection with the vesting or forfeiture of equity awards, or acquisitions in connection with the net exercise of Options, in each case, outstanding on the date hereof in accordance with the terms of the applicable Company Stock Plan in effect on the date hereof;

(b) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other ownership interests;

(c) split, combine, subdivide or reclassify any shares of its capital stock or other ownership interests;

(d) incur, issue, assume, guarantee or otherwise become liable for any Indebtedness (excluding any letters of credit issued in the ordinary course of business) or any debt securities, other than intercompany indebtedness and borrowings under the Company’s revolving credit facility, in an amount not in excess of $10,000,000 in the aggregate;

(e) sell, lease, license, mortgage or otherwise subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties, rights or assets (including the capital stock of Subsidiaries) with a value or purchase price in the aggregate for such properties, assets or rights in excess of $2,000,000 except (i) sales and licenses of products and services of Company and its Subsidiaries in the ordinary course of business, (ii) pursuant to Contracts in force on the date of this Agreement, (iii) dispositions of obsolete or worthless assets or (iv) transfers among the Company and its wholly owned Subsidiaries;

(f) enter into or make any loans, advances or capital contributions to, or investments in, any Person (other than advances to employees in the ordinary course of business consistent with past practice for business expenses in accordance with the Company’s existing policies);

(g) make capital expenditures in excess of the amount per quarter budgeted in the Company’s current plan that was made available to Parent and which budgeted amount for each quarter is included on Schedule 5.3 of the Company Disclosure Schedule, provided that the Company shall be permitted to make up to $5,000,000 in capital expenditures, individually or in the aggregate, in excess of such amount during any three (3) consecutive month period;

(h) make any acquisitions of (including by merger, consolidation or acquisition of stock or assets or any other business combination) (i) any corporation, partnership, other business organization or any division thereof or equity interests therein or a substantial portion of the assets thereof for consideration in excess of $10,000,000 in the aggregate, (ii) any real property or (iii) except in the ordinary course of business, any other property, right or asset;

(i) pay, discharge, settle or compromise any pending or threatened suit, action or claim which (i) requires payment to or by the Company or any Subsidiary (exclusive of attorney’s fees) in excess of $2,500,000 in any single instance or in excess of $10,000,000 in the aggregate, (ii) is by securities holders of the Company or any other Person and relates to transactions contemplated hereby or (iii) imposes material restrictions on the operations of the Company or its Subsidiaries;

(j) (i) increase in any material respect the compensation of any of its directors, officers, employees or consultants other than (A) as required pursuant to applicable Law or the terms of Company Plans in effect on the date of this Agreement, (B) increases in salaries and wages of non-officer employees of the Company as part of annual merit increases made in the ordinary course of business (provided that in no event shall such increases result in more than a four percent (4%) annual increase for employee salaries and wages in the aggregate), and (C) payment of accrued or earned but unpaid bonuses, (ii) grant any severance or termination pay to any present or former director, officer, employee or consultant of the Company or its Subsidiaries, other than as required pursuant to the terms of the Company Plan in effect on the date of the Agreement or (iii) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement;

(k) make any material changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except as may be required under GAAP or by applicable Law;

(l) amend the Company Charter Documents or the certificates of incorporation, bylaws or other organizational documents of the Company’s Subsidiaries;

(m) make or change any material Tax election, file any material amendment to any Tax Return with respect to any material amount of Taxes, settle or compromise any material Tax liability, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, enter into any material closing agreement with respect to any Tax or take any action to surrender any right to claim a material Tax refund;

(n) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company’s Subsidiaries;

(o) modify, amend, terminate or waive any rights under any Material Contract in any material respect (other than in the ordinary course of business) or enter into any new Contract (i) that would be a Material Contract if entered into prior to the date hereof (other than in the ordinary course of business) or (ii) that contains a change in control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated hereby;

(p) enter into any new line of business material to it and its Subsidiaries, taken as a whole, other than as contemplated by the Company’s business plan provided to Parent prior to the date hereof; or

(q) agree in writing or otherwise to take any of the foregoing actions.

SECTION 5.4 Solicitation; Change in Recommendation.

(a) The Company and its Subsidiaries shall, and shall use their reasonable best efforts to cause their Representatives to, cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, provided, however, that the Company may (i) continue discussions or negotiations from the date hereof until 11:59 p.m., Pacific time, on April 4, 2008 (the “Initial Period”) with the Person (the “Excluded Party”) identified to Parent in writing on the date hereof and (ii) during the Initial Period, furnish pursuant to an Acceptable Confidentiality Agreement (as defined below) any information with respect to the Company and its Subsidiaries to the Excluded Party, provided that any such information must be provided to Parent as promptly as is reasonably practicable after its provision to the Excluded Party to the extent not previously made available to Parent. Except with respect to the Excluded Party during the Initial Period or as otherwise expressly permitted by this Section 5.4, the Company and its Subsidiaries shall not, and shall use their reasonable best efforts to cause their Representatives not to, directly or indirectly (A) initiate, knowingly solicit or knowingly encourage (including by way of furnishing non-public information), any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a Takeover Proposal or (B) engage in, continue or otherwise participate in any discussions or negotiations regarding a Takeover Proposal. The Company shall not grant any waiver, amendment or release under any standstill agreement after the date hereof without the prior written consent of Parent.

(b) Notwithstanding anything to the contrary contained in Section 5.4(a), subject to the Company’s compliance in all material respects with this Section 5.4 and only prior to obtaining the Company Stockholder Approvals, following receipt by the Company of a written Takeover Proposal from a Person, the Company and its Representatives may contact such Person solely in order to (i) clarify and understand the terms and conditions of any Takeover Proposal made by such Person so as to determine whether such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (ii) notify such Person of the provisions of this Agreement. Notwithstanding anything to the contrary contained in Section 5.4(a), subject to the Company’s compliance in all material respects with this Section 5.4, if the board of directors of the Company receives a written Takeover Proposal after the date of this Agreement and prior to obtaining the Company Stockholder

Approvals that the board of directors of the Company determines constitutes or could reasonably be expected to result in a Superior Proposal, then prior to obtaining the Company Stockholder Approvals the Company may (i) furnish pursuant to an Acceptable Confidentiality Agreement any information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, provided that any such information must be provided to Parent as promptly as is reasonably practicable after its provision to such Person to the extent not previously made available to Parent, and (ii) participate in discussions and negotiations with such Person regarding a Takeover Proposal if, but only if, in the case of either clause (i) or (ii) the board of directors of the Company determines in good faith, after consultation with Company’s outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(c) The Company shall promptly (and in any event within twenty-four (24) hours after receipt by, or notification to, the Company or its financial advisor), notify Parent of the receipt (or notification) of any Takeover Proposal or any inquiries relating to a Takeover Proposal or any request for information from, or any negotiations sought to be initiated or continued with, either the Company or its Representatives concerning a Takeover Proposal. The Company’s notice shall include (i) a copy of any written Takeover Proposal and any other documents provided to the Company or any of its Subsidiaries with respect to such Takeover Proposal or (ii) in respect of any Takeover Proposal, any inquiry relating to a Takeover Proposal or any request for information relating to a Takeover Proposal not made in writing, a written summary of the material terms of such Takeover Proposal, inquiry or request, including the identity of the Person or group of Persons making the Takeover Proposal, inquiry or request. The Company shall keep Parent reasonably informed on a prompt basis of the status or developments regarding any Takeover Proposal, inquiry or request. None of the Company or any of its Subsidiaries shall, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information to Parent. For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any confidentiality agreement entered into after the date of this Agreement that contains provisions that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement (as defined below).

(d) Except as expressly permitted by Section 5.4(e) and subject to Section 5.4(f), the board of directors of the Company (or a committee thereof) shall not (i) (A) change, qualify, withdraw or modify, or publicly propose to change, qualify, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (B) approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) authorize the Company or any of its Subsidiaries to enter into any letter of intent, merger, acquisition or similar agreement with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement permitted under Section 5.4(c)) (a “Company Acquisition Agreement”).

(e) Notwithstanding anything to the contrary herein, but subject to the provisions of Section 5.4(f), prior to obtaining the Company Stockholder Approvals, the board of directors of the Company may make a Company Adverse Recommendation Change (i) if the board of directors of the Company receives a Takeover Proposal that has not been withdrawn that the board of directors of the Company determines in good faith, after consultation with independent financial advisors and outside legal counsel, constitutes a Superior Proposal and if the board of directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company shall not enter into a Company Acquisition Agreement unless this Agreement shall have been terminated by the Company in accordance with Section 7.1(d)(ii), or (ii) other than in response to a Takeover Proposal, if the board of directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(f) The Company shall not be entitled to effect a Company Adverse Recommendation Change with respect to a Superior Proposal unless (i) the Company has complied in all material respects with this Section 5.4, (ii) the Company has provided written notice (a “Notice of Superior Proposal”) to Parent that the Company intends to take such action and describing the material terms and conditions of the Superior Proposal that is the basis of such action, including with such Notice of Superior Proposal a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, (iii) during the three (3) Business Day period following Parent’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause it financial and legal advisors, to negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iv) following the end of such three (3) Business Day period, the board of directors of the Company shall have determined in good faith, taking into account any changes to the terms of this Agreement proposed by Parent to the Company in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 5.4(f) (provided that references to the three (3) Business Day period above shall be deemed to be references to a forty-eight (48) hour period).

(g) Nothing in this Section 5.4 shall prohibit the board of directors of the Company from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if the board of directors of the Company determines, after consultation with outside legal counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that the board of directors of the Company shall not recommend that the stockholders of the Company tender their shares in connection with any tender or exchange offer (or otherwise approve or recommend any Takeover Proposal) or effect a Company Adverse Recommendation Change, unless in each case the applicable requirements of Section 5.4(e) and Section 5.4(f) shall have been satisfied. In addition, it is understood and agreed that, for purposes of this Agreement (including Article VII), a factually accurate public statement by the Company that describes the Company’s receipt of a Takeover Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the board of directors of the Company pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the stockholders of the Company, shall not constitute a Company Adverse Recommendation Change or an approval or recommendation with respect to any Takeover Proposal.

(h) As used in this Agreement, “Takeover Proposal” shall mean any proposal or offer from any Person or group (as defined under Section 13(d) of the Exchange Act) (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to twenty percent (20%) or more of the Company’s consolidated assets or to which twenty percent (20%) or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of twenty percent (20%) or more of the outstanding Company Common Stock, (iii) tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning twenty percent (20%) or more of the outstanding Company Common Stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company.

(i) As used in this Agreement, “Superior Proposal” shall mean any written Takeover Proposal on terms which the board of directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all of the terms and conditions of such proposal (including the likelihood and timing of consummation thereof), and this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such proposal or otherwise); provided, however, that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” in the definition of Takeover Proposal shall be deemed to be references to “fifty percent (50%).”

SECTION 5.5 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing set forth in Article VI to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws (as defined below)), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby; provided, however, that in obtaining consent or approval from any Person (other than a Governmental Authority) with respect to the transactions contemplated hereby, (i) without the prior written consent of Parent, which shall not be unreasonably withheld or delayed, none of the Company nor any of its Subsidiaries shall pay or commit to pay any amount to any Person or incur any liability or other obligation or materially modify any Contract and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay any amount or incur any liability or obligation. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days from the date hereof, or such other time as mutually agreed to by the parties, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable, (ii) Parent agrees to file with the European Commission as promptly as reasonably practicable the Form CO, if any, required for the transactions contemplated hereby pursuant to the EC Merger Regulation and the Company agrees to provide Parent as promptly as practicable with such assistance as Parent reasonably requests for the purposes of filing such Form CO and, if such a filing is made, each party agrees to supply as promptly as practical any additional information and documentary material that may be required or requested by the European Commission and use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 5.5 necessary to obtain a decision from the European Commission declaring the transactions contemplated hereby compatible with the Common Market, (iii) the Company agrees to make an appropriate filing with the German Federal Cartel Office with respect to the transactions contemplated hereby as promptly as practicable (and in any event within ten (10) Business Days from the date hereof) or such other time as mutually agreed to by the parties, and to supply as promptly as practicable any additional information and documentary material that may be requested by the German Federal Cartel Office and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.5 necessary to obtain approval under the German Act Against Restraints of Competition (GWB) as soon as practicable and (iv) the Company and Parent shall each use its reasonable best efforts to (A) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (B) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transactions contemplated hereby.

(c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, the European Commission or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information and advice of counsel, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.5, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority with respect to the application of Antitrust Laws to the transactions contemplated hereby. Without limiting any other provision hereof, Parent and the Company shall each use its reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, decision, order or judgment that would restrain, prevent or delay the consummation of the transactions contemplated hereby, on or before the Walk-Away Date, including by defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to enable the consummation of the transactions contemplated hereby to occur as soon as reasonably possible (and in any event no later than the Walk-Away Date). Notwithstanding anything to the contrary, Parent shall take all such actions, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent (or any of its Subsidiaries) and (ii) otherwise taking or committing to take actions that limit Parent or its Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ businesses, product lines or assets, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other decision or order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated hereby. The Company shall take such of the foregoing actions as Parent may request; provided, however, that any such action is conditioned upon the consummation of the Merger.

(e) The Company shall, in consultation with Parent, use its commercially reasonable efforts to comply with any information and consultation obligations that may arise in respect of the transactions contemplated by this Agreement by virtue of the existence of any works council or other employee representative body in any jurisdiction in which the Company or any of its Subsidiaries operates.

SECTION 5.6 Financing.

(a) Each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Letters (or on terms no less favorable to Parent or Merger Sub (including with respect to the conditionality thereof)) and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under the Financing Letters, if such amendment, modification or waiver reduces the aggregate amount of the Financing or amends the conditions precedent to the Financing in a manner that would reasonably be expected to delay or prevent the Closing Date or make the funding of the Financing less likely to occur; provided, however, that Parent and Merger Sub may replace and amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof. Each of Parent and Merger Sub shall use its reasonable best efforts (i) to maintain in effect the Financing Letters and to negotiate definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained in the Debt

Commitment Letter (or on terms no less favorable to Parent or Merger Sub than the terms and conditions in the Debt Commitment Letter), (ii) to satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions applicable to it in such definitive agreements that are within its control, (iii) upon satisfaction of such conditions, to consummate the Financing at or prior to the Closing, (iv) to comply with its obligations under the Financing Letters and (v) to enforce all of its rights under the Debt Commitment Letter and the definitive agreements related thereto. Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company, upon its request, copies of the definitive documents related to the Financing. In the event that all conditions in the Debt Commitment Letter have been satisfied or, upon funding will be satisfied, Parent and Merger Sub shall use their reasonable best efforts to cause the Persons providing the Debt Financing to fund on the Closing Date the Debt Financing required to consummate the Merger and the other transactions contemplated hereby (including by taking enforcement action to cause the Persons providing the Debt Financing to fund such Debt Financing). For purposes of this Agreement, “Marketing Period” shall mean the first period of thirty (30) consecutive calendar days throughout which (A) Parent shall have the Required Information that the Company is required to provide to Parent pursuant to Section 5.6(c) and (B) the conditions set forth in Section 6.1 shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such thirty (30) consecutive-calendar-day period; provided, however, that (1) if the Marketing Period has not been completed on or prior to August 15, 2008, the Marketing Period shall commence no earlier than September 2, 2008, (2) the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of the Marketing Period, PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any year end financial statements contained in the Company SEC Documents and (3) the “Marketing Period” shall end on any earlier date on which the Debt Financing is consummated.

(b) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, (i) Parent and Merger Sub shall immediately notify the Company and (ii) Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated hereby with terms and conditions no less favorable from the standpoint of Parent and Merger Sub than the terms and conditions set forth in the Debt Commitment Letter as promptly as practicable following the occurrence of such event (taking into account the expected timing of the Marketing Period). Parent shall give the Company prompt notice if any condition to the Financing Letters is not likely to be satisfied, in each case, of which Parent or Merger Sub becomes aware or any termination of the Financing Letters. Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing. For purposes of this Section 5.6, references to “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended, modified or replaced by this Section 5.6 and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 5.6.

(c) Prior to the Closing Date, the Company and its Subsidiaries shall, and the Company shall use its reasonable best efforts to cause its and their Representatives to, provide to Parent and Merger Sub all cooperation reasonably requested by Parent and that is customary in connection with the arrangement of the Financing and the transactions contemplated hereby; provided, however, that no such requested cooperation may unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. Such cooperation shall include (i) furnishing Parent, Merger Sub and their Financing sources as promptly as practicable with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent, including all financial statements and financial and other data of the type required by Regulation S-X (other than Item 3-10 of Regulation S-X) and Regulation S-K under the Securities Act for registered offerings of debt securities, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act, to consummate the Financings at the time the Financings are to be consummated (information required to be delivered pursuant to this clause (i) being referred to as the “Required Information”), (ii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies in connection with the Financing, (iii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iv) using reasonable best efforts to obtain accountant’s comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent, (v) taking all corporate actions, subject to the occurrence of the Effective Time, required to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time, (vi) providing unaudited consolidated monthly financial statements of the Company (excluding footnotes) consisting of a balance sheet, income statement and statement of cash flows to the extent the Company customarily prepares such financial statements and (vii) executing and delivering any pledge and security documents, other definitive financing documents or other certificates or documents as may be requested by Parent (including a certificate of the chief financial officer of the Company with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral; provided, however, that no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time, and none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time.

(d) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.6 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (other than to the extent such losses arise from the willful misconduct of the Company, any of its Subsidiaries or any of its Representatives) and any information used in connection therewith, except with respect to any information provided by the Company or any of its Subsidiaries.

(e) In no event shall Parent, Merger Sub or the Equity Provider (i) retain any financial advisor on an exclusive basis other than advisors to which the board of directors of the Company consents (which consent shall not be unreasonably withheld, delayed or conditioned) or (ii) enter into any exclusive, lock-up or similar agreement, arrangement or understanding, with any bank or investment bank or other potential provider of debt or equity financing that could reasonably be expected to prevent such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries, in connection with the Merger or the other transactions contemplated hereby.

(f) The Company shall deliver to Parent a certificate executed by the Chief Financial Officer of the Company setting forth Consolidated EBITDA (as defined below) for (i) the three (3) month period ending March 31, 2008, together with supporting calculations in reasonable detail, by the earlier of May 15, 2008 and five (5) days following the date the Company files its Form 10-Q for the quarter ending March 31, 2008 with the SEC and (ii) if the Closing Date shall not have occurred on or prior to August 15, 2008, the three (3) month period ending June 30, 2008, together with supporting calculations in reasonable detail, on August 18, 2008.

SECTION 5.7 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except with respect to any Company Adverse Recommendation Change or any action taken pursuant thereto, and in accordance with Section 5.4 and Article VII, so long as this Agreement is in effect, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, applicable fiduciary duties or by the rules and regulations of the NYSE as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party). Notwithstanding the foregoing, each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party).

SECTION 5.8 Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s employees, agents, properties, books, Contracts and records and the Company shall furnish promptly to Parent such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request (other than any publicly available document filed by it pursuant to the requirements of federal or state securities Laws); provided, however, that Parent and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or any Contract or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege or expose the Company to risk of liability for disclosure of sensitive or personal information. Until the Effective Time, the information provided will be subject to the terms of that certain letter agreement, dated as of October 19, 2007, by and between the Company and Hellman & Friedman Advisors LLC (as it may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Parent shall not, and shall cause its representatives not to, use such information for any purpose unrelated to the consummation of the transactions contemplated hereby.

SECTION 5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (b) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of such party, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

SECTION 5.10 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case, at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the transactions contemplated hereby), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (A) the Company Charter Documents and the organizational documents of such Subsidiaries as currently in effect and (B) the indemnification agreements listed on Schedule 5.10 of the Company Disclosure Schedule, which shall survive the transactions contemplated hereby and continue in full force and effect in accordance with their respective terms. Without limiting the foregoing, Parent, from and after the Effective Time until six (6) years from the Effective Time, shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.10 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.10) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b) An Indemnitee shall have the right, but not the obligation, to assume and control the defense of any litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.10 (each, a “Claim”) with counsel selected by the Indemnitee, which counsel shall be reasonably acceptable to Parent; provided, however, that Parent (i) shall be permitted to participate in the defense of such Claim at its own expense and (ii) shall not be liable for any settlement effected without Parent’s written consent, which consent shall not be withheld if such settlement does not provide for monetary damages, the terms of such settlement do not include any equitable remedies or restrictions on the Surviving Corporation or its Subsidiaries and are otherwise not in any way detrimental to the Surviving Corporation or its Subsidiaries and such settlement does not contain any admission detrimental to the Surviving Corporation or its Subsidiaries. Each of Parent, the Company, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. Nothing in this Section 5.10(b) shall relieve Parent of its indemnity and other obligations set forth in Section 5.10(a).

(c) For the six (6) year period commencing immediately after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time, including a “tail” policy); provided, however, that, if the aggregate annual premiums for such insurance shall exceed three hundred percent (300%) of the current aggregate annual premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of three hundred percent (300%) of the current aggregate annual premium; provided, further, however, that any such replacement or substitution of insurance policies shall not result in gaps in coverage.

(d) The provisions of this Section 5.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.10 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10).

(e) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.10.

SECTION 5.11 Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement. Notwithstanding anything to the contrary contained herein, Parent shall pay the filings fees required under the HSR Act or other antitrust filings with any Governmental Authority by reason of the transactions contemplated hereby.

SECTION 5.12 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

SECTION 5.13 Employee Matters.

(a) For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each active employee of the Company and its Subsidiaries on the Effective Date (“Company Employees”) (i) annual base salary and base wages, and cash target incentive compensation opportunities, in each case, that are no less favorable than such annual base salary and base wages, and cash target incentive compensation opportunities provided to the Company Employees immediately prior to the Effective Time, and (ii) employee benefits (for the avoidance of doubt, excluding equity incentives) that are no less favorable in the aggregate than those provided to Company Employees under the Company Plans immediately prior to the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, (i) Parent shall or shall cause the Surviving Corporation to provide Company Employees whose employment is terminated during the one (1) year period following the Effective Time with severance benefits at levels no less than those benefits under any Company Plan, and (ii) such severance benefits shall be determined taking into account the service crediting provisions set forth in Section 5.13(b) below.

(b) For purposes of vesting, eligibility to participate and level of severance and paid-time-off benefits under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time. Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Company Plans in accordance with their terms as in effect immediately before the Effective Time, provided that, the foregoing shall not be construed to limit the operation of Section 5.13(a), and subject to the requirements of Section 5.13(a), nothing herein shall prohibit the Surviving Corporation and its Subsidiaries from amending or terminating any particular Company Plan to the extent permitted by its terms or applicable Law.

(d) Parent shall cause the Surviving Corporation to honor all of the obligations of the Company under the Company Plans that are severance agreements, by written instrument delivered to the executive (or his or her beneficiary or estate, as applicable) in accordance with the terms of such agreements.

(e) The provisions of this Section 5.13 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associate therewith shall be regarded for any purpose as a third party beneficiary of the Agreement and nothing herein shall be construed as an amendment to any Company Plan for any purpose.

SECTION 5.14 Delisting. Parent shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act at or as soon as practicable following the Effective Time.

SECTION 5.15 Resignation of Directors. The Company shall cause each of the directors of the Company and its Subsidiaries, in each case, to the extent requested by Parent no less than ten (10) Business Days prior to the Closing Date, to submit a letter of resignation or otherwise be removed effective on or before the Closing Date.

SECTION 5.16 Parent Expenditures. Between the date of this Agreement and the Closing, Parent shall not expend funds other than in connection with the transactions contemplated hereby and the payment of related expenses.

SECTION 5.17 Termination of Senior Indebtedness. Prior to the Effective Time, the Company shall deliver to Parent copies of payoff letters, in commercially reasonable form, from the administrative agent under the Senior Credit Agreement and shall make arrangements for the release of all Liens over the Company’s and its Subsidiaries’ properties and assets securing such obligations, in each case subject to delivery of funds as arranged by Parent and Merger Sub, if necessary.

SECTION 5.18 Termination of Agreements. Immediately prior to the Effective Time, the Company shall, at the request of Parent, execute an agreement provided by Parent terminating all Contracts with Getty Investments and its Affiliates (other than the Trademark Agreement).

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approvals. The Company shall have obtained both (i) the Company Stockholder Approval and (ii) the affirmative vote to adopt the Agreement of a majority of the number of shares of Company Common Stock present in person or by proxy and voting at the Company Stockholders Meeting which are held by holders other than the Excluded Stockholders (the “Special Stockholder Approval” and, together with the Company Stockholder Approval, the “Company Stockholder Approvals”).

(b) Antitrust. (i) The waiting period (and any extension thereof) applicable to the Merger and the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired, (ii) all required approvals shall have been obtained under the EC Merger Regulation and all required approvals or a non-jurisdictional letter shall have been obtained under the German Act Against Restraints of Competition (GWB), and (iii) any waiting period (and any extension thereof) applicable to the Merger and the transactions contemplated hereby under any other Foreign Antitrust Laws shall have been terminated or shall have expired and any approval applicable thereto under any other Foreign Antitrust Laws shall have been obtained, other than, in the case of this clause (iii), any expiration, termination or approval, the failure of which to occur or obtain individually or in the aggregate would not reasonably be expected to result in a Company Material Adverse Effect, assuming consummation of the Merger.

(c) No Injunctions or Restraints. No Law or Order, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

SECTION 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.6(b) shall be true and correct as of the Closing Date as if made on and as of the Closing Date, (ii) set forth in the second and third sentences of Section 3.2(a), in Section 3.2(b) (but only to the extent describing the number of shares of Company Common Stock subject to Options or RSUs and the price per share at which Options may be exercised), in the first and last sentences of Section 3.2(c), in Section 3.9 and in Section 3.14 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date) and (iii) set forth in Article III hereof (other than as described in clauses (i) and (ii) above), disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except in this clause (iii) where the failure to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the effect of the preceding sentence.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Consolidated EBITDA. Consolidated EBITDA (as defined in Exhibit C hereto) for the twelve (12) month period ending March 31, 2008 (or, if the Closing Date shall occur on or after September 2, 2008,

for the twelve (12) month period ending June 30, 2008) shall not be less than $300,000,000. For purposes of determining Consolidated EBITDA for such twelve (12) month period, Consolidated EBITDA for the three (3) month period ended June 30, 2007, September 30, 2007 and December 31, 2007, respectively, shall be deemed to be $84,405,000, $73,705,000 and $79,311,000.

SECTION 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where such failures to be so true and correct would not prevent consummation of the Merger. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent as to the effect of the preceding sentence.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

SECTION 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was primarily due to the failure of such party to perform any of its obligations under this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approvals:

(a) by the mutual written consent of the Company and Parent duly authorized by its board of directors, in the case of the Company, and its general partner, in the case of Parent; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before August 15, 2008 (the “Walk-Away Date”); provided, however, that (i) if the Marketing Period has not been completed on or prior to August 15, 2008, the Walk-Away Date shall be extended to October 2, 2008 (which day shall then be the “Walk-Away Date”) and (ii) the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(iii) if the Company Stockholder Approvals shall not have been obtained at the Company Stockholders Meeting duly convened therefor (including any adjournment or postponement thereof) upon a vote taken on this Agreement; or

(c) by Parent:

(i) if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) cannot be cured by the Company by the Walk-Away Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 6.3(a) or Section 6.3(b) not being satisfied;

(ii) if (A) the board of directors of the Company shall have effected a Company Adverse Recommendation Change, (B) a tender offer or exchange offer for shares of capital stock of the Company that constitutes a Takeover Proposal is commenced prior to obtaining the Company Stockholder Approvals and the board of directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after commencement, (C) the Company enters into a Company Acquisition Agreement, (D) the Company fails to include in the Proxy Statement the Company Board Recommendation or (E) the Company or the board of directors of the Company publicly announces its intention to do any of the foregoing; or

(d) by the Company:

(i) if Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) cannot be cured by Parent or Merger Sub by the Walk-Away Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 6.2(a) or Section 6.2(b) not being satisfied;

(ii) in order to enter into a definitive agreement providing for the implementation of a transaction that is a Superior Proposal, prior to the receipt of the Company Stockholder Approvals, if (A) the Company has complied with Section 5.4(e) and Section 5.4(f) and (B) prior to or concurrently with such termination, the Company pays the Termination Fee (as defined below); or

(iii) if all of the conditions to Closing set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing but which conditions would be satisfied if such date were the Closing Date) on the final day of the Marketing Period and Parent or Merger Sub has failed to consummate the Merger no later than two (2) Business Days after the later of (A) the final day of the Marketing Period and (B) the date on which the Company notifies Parent that all conditions to Closing set forth in Section 6.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing but which conditions would be satisfied if such date were the Closing Date); provided, however, that if the final day of the Marketing Period is the same day as the Walk-Away Date, the Company shall be permitted to terminate this Agreement under this Section 7.1(d)(iii) on the final day of the Marketing Period if Parent or Merger Sub has failed to consummate the Merger on such day, the conditions referred to above in Section 6.1 and Section 6.2 have been satisfied on such day and the Company has delivered the notification to Parent contemplated by clause (B) on or before such day.

SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 7.2, Section 7.3, Section 7.4, Article VIII, the last sentence of Section 5.6(d), Section 5.11, the Confidentiality Agreement and the Limited Guarantee, in each case, in accordance with its terms, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any Parent Party or Company Party, except (a) the Company or Parent may have liability as provided in Section 7.3 and Section 7.4, and (b) subject to the provisions of Section 7.3(e), Section 7.3(f), Section 7.3(g) and Section 8.7, nothing shall relieve any party from liability for willful breach of this Agreement or fraud.

SECTION 7.3 Termination Fee.

(a) In the event that:

(i) (A) a Takeover Proposal shall have been publicly disclosed or communicated to the Company after the date hereof, (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) and (C) prior to or within twelve (12) months following the date this Agreement is terminated, the Company enters into a definitive agreement with respect to any Takeover Proposal or any Takeover Proposal is consummated (in each case whether or not the Takeover Proposal was the same Takeover Proposal referred to in clause (A)); provided, however, that for purposes of clause (C) of this Section 7.3(a)(i), the references to “twenty percent (20%)” in the definition of Takeover Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii);

then the Company shall pay as directed by Parent the Termination Fee, by wire transfer of same day funds, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. For purposes of this Agreement, “Termination Fee” shall mean an amount equal to $52,000,000 provided that if this Agreement is terminated during the Initial Period by the Company pursuant to Section 7.1(d)(ii), regardless of the identity of the Person making such Superior Proposal, the Termination Fee shall mean an amount equal to $31,000,000. If the Termination Fee becomes payable pursuant to Section 7.3(a)(i), it shall be paid no later than three (3) Business Days after the consummation of the Takeover Proposal transaction described in clause (C) of Section 7.3(a)(i). If the Termination Fee becomes payable pursuant to Section 7.3(a)(ii), it shall be paid prior to or contemporaneously with the termination of this Agreement pursuant to Section 7.1(d)(ii) (and any purported termination pursuant to this Section shall be void and of no force or effect unless the Company shall have made such payment). If the Termination Fee becomes payable pursuant to Section 7.3(a)(iii), it shall be paid no later than three (3) Business Days after the termination of this Agreement pursuant to Section 7.1(c)(ii).

(b) In the event that:

(i) the Company shall terminate this Agreement pursuant to Section 7.1(d)(i); or

(ii) the Company shall terminate this Agreement pursuant to Section 7.1(d)(iii);

then Parent shall pay to the Company a termination fee of $78,000,000 in cash (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. If the Parent Termination Fee becomes payable pursuant to this Section 7.3(b), it shall be paid no later than three (3) Business Days after the termination of this Agreement pursuant to Section 7.1(d)(i) or Section 7.1(d)(iii), as the case may be.

(c) Any amount that becomes payable pursuant to Section 7.3(a) or Section 7.3(b) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment.

(d) Each of the parties hereto acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that without these agreements, the other party would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a suit which results in a judgment against the other party for the payment set forth in this Section 7.3, such paying party shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made through the date such payment was actually received.

(e) Except in the event of willful breach or fraud by Parent or Merger Sub, (i) the Company’s right to receive payment of the Parent Termination Fee from Parent pursuant to Section 7.3(b) or the Guarantor pursuant to the Limited Guarantee in respect thereof shall be the sole and exclusive remedy of the Company and its Affiliates against the Parent Parties for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise (“Company Damages”), and (ii) upon payment of such amount none of the Parent Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that Parent shall also be obligated with respect to Section 7.3(d) and the Guarantor under the Limited Guarantee in respect of Section 7.3(d)). Without limiting the Company’s right to receive the Parent Termination Fee, in the event of willful breach or fraud by Parent or Merger Sub, the Company shall be entitled to seek Company Damages against Parent or Merger Sub, provided that the maximum aggregate liability (inclusive of the Parent Termination Fee) of Parent or Merger Sub shall not exceed the Liability Limitation (as defined below).

(f) Without limiting Parent’s rights under Section 8.7 or the rights of Parent or its Affiliates under and to the extent provided in the Ancillary Agreements, and except in the event of willful breach or fraud by the Company, (i) Parent’s right to receive payment from the Company of (A) the Termination Fee pursuant to Section 7.3(a) and (B) the Reimbursable Expenses (as defined below) pursuant to Section 7.4 shall be the sole and exclusive remedy of Parent and Merger Sub against the Company Parties for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise (“Parent Damages”), and (ii) upon payment of such amount(s), none of the Company Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that the Company shall also be obligated with respect to Section 7.3(d)). Without limiting Parent’s rights to receive the Termination Fee, the Reimbursable Expenses or its remedies under Section 8.7, in the event of willful breach or fraud by the Company, Parent shall be entitled to seek Parent Damages against the Company, whether or not the Termination Fee has been paid or is payable, provided that the maximum aggregate liability (inclusive of the Termination Fee and the Reimbursable Expenses) of the Company shall not exceed the Liability Limitation.

(g) Notwithstanding anything herein to the contrary, the maximum aggregate liability of Parent and Merger Sub for all Company Damages and of the Company for all Parent Damages, respectively, shall be limited to $78,000,000 (inclusive of the Parent Termination Fee in the case of liability of Parent and Merger Sub and inclusive of the Termination Fee and the Reimbursable Expenses in the case of liability of the Company) plus any amounts that may be payable under Section 7.3(d) (the “Liability Limitation”), and in no event shall (i) the Company or any of the Affiliates that are controlled by the Company seek any other Company Damages or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, against

Parent, Merger Sub, the Guarantor or any other Parent Parties in excess of the Liability Limitation in connection with this Agreement or the transactions contemplated hereby and (ii) Parent or Merger Sub seek any other Parent Damages or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, against the Company, its Subsidiaries or any other Company Parties in excess of the Liability Limitation in connection with this Agreement or the transactions contemplated hereby; provided, however, that nothing in this Section 7.3 shall limit the rights of Parent and Merger Sub under Section 8.7 or the rights of Parent or its Affiliates under and to the extent provided in the Ancillary Agreements. Without limiting the rights of Parent or its Affiliates under and to the extent provided in the Ancillary Agreements, Parent and Merger Sub acknowledge and agree that each of them has no right of recovery against, and no personal liability shall attach to, in each case with respect to Parent Damages, any of the Company Parties (other than the Company to the extent provided in this Agreement), through the Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any Company Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. The Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to Company Damages, any of the Parent Parties (other than Parent to the extent provided in this Agreement and the Guarantor to the extent provided in the Limited Guarantee), through Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent against the Guarantor or any other Parent Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover from the Guarantor (but not any other Parent Party (including any general partner or managing member)) under and to the extent provided in the Limited Guarantee and subject to the Liability Limitation and the other limitations described therein. Recourse against the Guarantor under the Limited Guarantee shall be the sole and exclusive remedy of the Company and its Affiliates against the Guarantor and any other Parent Party (other than Parent to the extent provided in this Agreement) in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated hereby.

SECTION 7.4 Reimbursement of Expenses. If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(iii), the Company shall promptly pay Parent or its designee fifty percent (50%) of the documented and reasonable Parent Expenses (the “Reimbursable Expenses”); provided, however, that in no event shall the Reimbursable Expenses exceed $5,000,000. “Parent Expenses” shall mean all out-of-pocket costs and expenses incurred by Parent, or on behalf of Parent or its Affiliates, in connection with this Agreement and the transactions contemplated hereby (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants).

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

SECTION 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approvals, by written agreement of the parties hereto, by action taken by their respective boards of directors, in the case of the Company and Merger Sub, and its general partner, in the case of Parent; provided, however, that following receipt of the Company Stockholder Approvals, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

SECTION 8.3 Extension of Time; Waiver. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that Parent or Merger Sub may assign its rights, interests or obligations under this Agreement to any Subsidiary of Parent without the consent of the other parties hereto, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

SECTION 8.5 Governing Law; Jurisdiction; Service of Process.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to conflict of laws principles.

(b) Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal courts of the United States of America located in the State of Delaware. Each party hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or federal courts of the United States of America located in the State of Delaware in respect of any legal action, suit or proceeding arising out of or relating to this Agreement and (ii) waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts.

(c) Each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 8.8.

(d) The consents to jurisdiction set forth in this Section 8.5 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 8.5 and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

SECTION 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.7 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached by the Company and that money damages may not be an adequate remedy therefor. It is accordingly agreed that Parent and Merger Sub shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the Company and to seek to enforce specifically the terms and provisions of this Agreement against the Company in the Court of Chancery of the State of Delaware without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity (in each case, subject to the Liability Limitation in respect of Parent Damages). Notwithstanding anything herein to the contrary, the parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub, to enforce specifically the terms and provisions of this Agreement against Parent or Merger Sub or otherwise to obtain any equitable relief or remedy against Parent or Merger Sub and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy available to the Company set forth in Section 7.3(b) and Section 7.3(e).

SECTION 8.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other parties pursuant to this provision):

If to Parent or Merger Sub, to:

c/o Hellman & Friedman LLC

One Maritime Plaza, 12th Floor

San Francisco, California 94111

Attention:  C. Andrew Ballard

Arrie Park

Facsimile: (415) 788-0176

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:  Brian M. Stadler

Facsimile: (212) 455-2502

and

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

Attention:  Chad Skinner

Facsimile: (650) 251-5002

If to the Company, to:

Getty Images, Inc.

601 N. 34th Street

Seattle, Washington 98103

Attention:  John Lapham, General Counsel

Facsimile: (206) 925-5623

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, California 94065

Attention:  Craig W. Adas Kyle C. Krpata

Facsimile: (650) 802-3100

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:  Thomas A. Roberts

Facsimile: (212) 310-8007

SECTION 8.9 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.10 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto or the Guarantor (to the extent set forth in the Limited Guarantee) and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto (other than the Guarantor (to the extent set forth in the Limited Guarantee)) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

SECTION 8.11 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule, the Parent Disclosure Schedule and the exhibits and schedules hereto, together with the other instruments referred to herein, including the Confidentiality Agreement and the Limited Guarantee (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions set forth in Section 5.10 of this Agreement are not intended to and shall not confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

SECTION 8.12 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

SECTION 8.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ABE INVESTMENT, L.P.

By: Abe GP LLC, its general partner

By: Hellman & Friedman Capital Partners VI, L.P., its managing member

By: Hellman & Friedman Investors VI, L.P., its general partner

By: Hellman & Friedman LLC, its general partner

By:	/S/ C. ANDREW BALLARD
Name: C. Andrew Ballard Title: Managing Director

ABE ACQUISITION CORP.

By:	/S/ C. ANDREW BALLARD
Name: C. Andrew Ballard Title: President and Secretary

GETTY IMAGES, INC.

By:	/S/ JONATHAN D. KLEIN
Name: Jonathan D. Klein Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORM OF RESTATED

CERTIFICATE OF INCORPORATION

OF

GETTY IMAGES, INC.

FIRST. The name of the corporation is Getty Images, Inc. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock, par value $0.01 per share.

FIFTH. The board of directors of the Corporation, acting by the vote of any member or members of the board of directors representing a majority of the votes entitled to be cast at a meeting of the board of directors, is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

SIXTH. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (the “DGCL”) or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended, without further action by either the board of directors or the stockholders of the Corporation. Any repeal or modification of this ARTICLE SIXTH shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

SEVENTH.

(a) INDEMNIFICATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent authorized or permitted by law.

(b) PROCEEDINGS INITIATED BY ANY PERSON. Notwithstanding anything to the contrary contained in subsection (a) of this ARTICLE SEVENTH, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized in advance, or unanimously consented to, by the board of directors.

(c) ADVANCEMENT OF EXPENSES. Expenses (including attorneys’ fees) incurred by a director or an officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding to the fullest extent authorized or permitted by law.

(d) RIGHTS NOT EXCLUSIVE. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this ARTICLE SEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(e) INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

(f) DEFINITION OF “CORPORATION”. For purposes of this ARTICLE SEVENTH, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this ARTICLE SEVENTH with respect to the resulting or surviving corporation as such person would have had with respect to such constituent corporation if its separate existence had continued.

(g) CERTAIN OTHER DEFINITIONS. For purposes of this ARTICLE SEVENTH, references to “other enterprises” shall include employee benefit plans and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

(h) CONTINUATION OF RIGHTS. The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE SEVENTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(i) REPEAL OR MODIFICATION. Any repeal or modification of this ARTICLE SEVENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to advancement of expenses that any person may have at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EXHIBIT C

Consolidated EBITDA

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Company and the restricted subsidiaries1 in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries which will become restricted subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Consolidated EBITDA” shall mean, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities,

(ii) provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued during such period (including in respect of repatriated funds),

(iii) depreciation and amortization (including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs),

(iv) Non-Cash Charges,

(v) extraordinary losses in accordance with GAAP,

(vi) non-recurring charges (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs, signing costs, retention or completion bonuses, transition costs and costs related to closure/consolidation of facilities,

(vii) restructuring charges, accruals or reserves (including restructuring costs related to acquisitions after the Closing Date); provided that such restructuring charges, accruals and reserves shall not exceed an aggregate amount of $7,500,000 for any such period,

(viii) the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned subsidiary deducted (and not added back in such period to Consolidated Net Income),

(ix)(A) the amount of management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Sponsor and (B) the amount of expenses relating to payments made to option holders of the Company or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Financing Documentation,

(x) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business),

[1]	For the purposes of this Exhibit C, all subsidiaries of the Company are restricted subsidiaries.

(xi) the amount of “run rate” cost savings projected by the Company in good faith to be realized as a result of specified actions taken within 18 months after the Closing Date (which cost savings shall be added to Consolidated EBITDA until fully realized (but in any event for no longer than 30 months following the Closing Date if such cost savings have not be realized by that time) and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) no cost savings shall be added pursuant to this clause (xi) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clauses (vi) and (vii) above or in the definition of the term “Pro Forma Adjustment” and (C) the aggregate amount of cost savings added pursuant to this clause (xi) shall not exceed $10,000,000 for any four quarter period (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken),

(xii) the amount of any net losses from discontinued operations in accordance with GAAP,

(xiii) any non-cash loss attributable to the mark to market movement in the valuation of hedging obligations (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133-“Accounting for Derivative Instruments and Hedging Activities”,

(xiv) any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) that has been reflected in Consolidated Net Income for such period, and

(xv) any gain relating to hedging obligations (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (b)(v) and (b)(vi) below;

less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary gains and unusual or non-recurring gains,

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(iii) gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business),

(iv) the amount of any net income from discontinued operations in accordance with GAAP,

(v) any non-cash gain attributable to the mark to market movement in the valuation of hedging obligations (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133-“Accounting for Derivative Instruments and Hedging Activities”,

(vi) any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) that has been reflected in Consolidated Net Income in the such period,

(vii) any loss relating to hedging obligations (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(xiii) and (a)(xiv) above; and

(viii) the amount of any minority interest income consisting of subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned subsidiary added (and not deducted in such period to Consolidated Net Income), in each case, as determined on a consolidated basis for the Company and the restricted subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,

(i) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk),

(ii) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any person, property, business or asset acquired by the Company or any restricted subsidiary during such period (other than any unrestricted subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related person, property, business or assets to the extent not so acquired) (each such person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any unrestricted subsidiary that is converted into a restricted subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment in respect of each Pro Forma Entity equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment certificate delivered to the Administrative Agent under the Debt Commitment Letter (for further delivery to the Lenders under the Debt Commitment Letter); and

(iii) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any person, property, business or asset (other than any unrestricted subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Company or any restricted subsidiary during such period (each such person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any restricted subsidiary that is converted into an unrestricted subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical pro forma basis.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Company and the restricted subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) any expenses incurred during such period in connection with the Merger and the financing thereof, (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) any income (loss) for such period attributable to the early extinguishment of indebtedness, hedging agreements or other derivative instruments (other than commodity hedging agreements), (f) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, (g) stock-based award compensation expenses and (h) any income (loss) from investments recorded using the equity method. There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period. There shall be excluded from Consolidated Net Income for any period the effects from applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the restricted subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date and any permitted acquisitions or the amortization or write-off of any amounts thereof.

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Company and the restricted subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Financing Documentation” shall mean definitive documentation for the facilities described in the Debt Commitment Letter.

“Non-Cash Charges” shall mean (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of purchase accounting, and (e) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” shall mean any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Post-Acquisition Period” shall mean, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Pro Forma Adjustment” shall mean, for any four quarter period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Company, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Company in good faith as a result of (a) actions taken, prior to or during such Post-Acquisition Period, for the purposes of realizing reasonably identifiable and factually supportable cost savings, or (b) any additional costs incurred prior to or during such Post-Acquisition Period in connection with the combination of the operations of such Pro Forma Entity with the operations of the Company and the restricted subsidiaries; provided that (A) so long as such actions are taken prior to or during such Post-Acquisition Period or such costs are incurred prior to or during such Post-Acquisition Period it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such test period, or such additional costs will be incurred during the entirety of such test period, and (B) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such test period.

“Specified Transaction” shall mean, with respect to any period, any investment, sale, transfer or other disposition of assets, incurrence or repayment of indebtedness, dividend, subsidiary designation or other event that by the terms of the Financing Documentation requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Sponsor” shall mean, collectively, Hellman & Friedman LLC and its affiliates.

“Transactions” shall mean the transactions contemplated by the Merger Agreement, the Equity Commitment Letter, the Rollover Commitment Letter and the Debt Commitment Letter and the payment of related fees and expenses.

ANNEX B

PERSONAL AND CONFIDENTIAL

February 24, 2008

Board of Directors

Getty Images, Inc.

601 North 34th Street

Seattle, Washington 98103

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Rollover Stockholders (as defined in the Agreement (as defined below))) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Getty Images, Inc. (the “Company”) of the $34.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of February 24, 2008 (the “Agreement”), by and among Abe Investment, L.P. (“Buyer”), Abe Acquisition Corp., a wholly owned subsidiary of Buyer, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Buyer, portfolio companies of Hellman & Friedman LLC, an affiliate of Buyer (“H&F”), and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We also have provided certain investment banking and other financial services to the Company from time to time, including having acted as an agent in connection with an exchange offer for the Company’s 0.5% Convertible Subordinated Debentures, Series B due 2023 (aggregate principal amount $265,000,000) in December 2004; and as an agent in connection with a consent solicitation for the Company’s 0.5% Convertible Subordinated Debentures, Series B due 2023 (aggregate principal amount $265,000,000) in January 2007. We also have provided certain investment banking and other financial services to H&F and its affiliates and portfolio companies from time to time, including having acted as financial advisor to Texas Genco Holdings, Inc., a portfolio company of H&F, with respect to its sale to NRG Energy Inc. in September 2005; as lead manager with respect to a repricing of the second lien bank loan (aggregate principal amount $160,000,000) extended to Mitchell International, an affiliate of H&F (“Mitchell”), in October 2005; as financial advisor to a consortium that included H&F in connection with its acquisition of LPL Financial Services Corp., a portfolio company of H&F (“LPL Financial Services”), including acting as lead manager of a bank loan (aggregate principal amount $950,000,000) and the offering of 10.75% senior subordinated notes due 2015 (aggregate principal amount $330,000,000) in connection with the financing of such acquisition, in December 2005; as lead manager in connection with the issuance of cumulative preferred stock (aggregate principal amount $200,000,000) of Arch Capital Group Limited, an affiliate of H&F, in January 2006; as financial advisor to Hellman & Friedman Europe Limited, an affiliate of H&F, in connection with its acquisition of Gartmore Investment Management PLC, including acting as manager with respect to a bank loan (aggregate principal amount $585,000,000) extended in connection with the financing of such

Board of Directors

Getty Images, Inc.

February 24, 2008

acquisition, in May 2006; as sole bookrunner of a term loan (aggregate principal amount $740,000,000) and a revolving credit facility (aggregate principal amount $100,000,000) provided to LPL Financial Services in December 2006; as financial advisor to H&F with respect to its sale of Mitchell in February 2007; and as joint manager with respect to a term loan (aggregate principal amount $660,000,000), a revolving credit facility (aggregate principal amount $100,000,000), a senior unsecured bridge loan (aggregate principal amount $330,000,000), and a senior subordinated bridge loan (aggregate principal amount $160,000,000) in connection with the financing of the acquisition of Catalina Marketing Corp. by H&F in October 2007. We also may provide investment banking and other financial services to the Company, H&F and their respective affiliates and portfolio companies in the future. In connection with the above-described services we have received, and may receive, compensation. Affiliates of Goldman, Sachs & Co. have co-invested with H&F and its affiliates from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K and Form 10-K/A of the Company for the five years ended December 31, 2006; unaudited financial statements of the Company for the year ended December 31, 2007; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, and a range of sensitivities analyses to such forecasts, including a forecast within such range which the independent members of the Board of Directors of the Company have directed us to focus on for the purposes of our financial analyses and this opinion. We also have held discussions with members of the senior management and the independent members of the Board of Directors of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, including their views on the risks and uncertainties of achieving the internal forecasts for the Company prepared by its management. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the media industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its respective subsidiaries, and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion addresses only the fairness from a financial point of view to the holders (other than Rollover Stockholders) of the outstanding Shares, as of the date hereof, of the $34.00 per Share in cash to be received by such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any other contractual arrangement the Company, Buyer or any of their respective affiliates may enter into in connection with the Transaction, including, without limitation, the terms of the Ancillary Agreements (as defined in the Agreement), the fairness of the Transaction to, or any consideration received in connection therewith by, Rollover Stockholders or the holders of any other class of securities, creditors, or other constituencies of the Company or Buyer; nor as to the

Board of Directors

Getty Images, Inc.

February 24, 2008

fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Buyer, or class of such persons, in connection with the Transaction, whether relative to the $34.00 per Share in cash to be received by the holders (other than Rollover Stockholders) of Shares pursuant to the Agreement or otherwise. In addition, we are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Buyer or the ability of the Company or Buyer to pay its respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $34.00 per Share in cash to be received by the holders (other than Rollover Stockholders) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

ANNEX C

Delaware General Corporation Law

Section 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

Annex D

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited)

EBITDA is a measurement used by management to measure operating performance. It is calculated based on operating income or “EBIT” (defined as net income before investment income, interest expense, other non-operating income and expenses, and income taxes) before depreciation, amortization, other operating income and expenses, restructuring costs, and stock-based compensation. EBITDA is not a recognized term under generally accepted accounting principles and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies calculate EBITDA identically, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt service requirements or capital expenditure requirements.

The Company believes that its non-GAAP measure of EBITDA and EBIT (“EBITDA—Adjusted and EBIT—Adjusted”) provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because they may be considered to be of a non-operational or non-cash nature. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. These non-GAAP measures do not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. The non-GAAP measures should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP measures, and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods.

Unlevered Free Cash Flow is a non-GAAP measurement used in discounted cash flow analysis that reflects an estimate for the cash flow generated by the company’s operations before incorporating any financing-related cash flows such as interest expense or dividends. It is calculated by taking operating income (EBIT) less taxes, changes in working capital and capital expenditures; plus depreciation, amortization, stock-based compensation and other operating income and expenses.

Central Sensitivity to Management Projections

	Fiscal Year ending December 31,
	2008E	2009E	2010E	2011E	2012E
	(in millions)
EBITDA—Adjusted:
Income before income taxes	$196.9	$193.3	$232.4	$260.7	$300.3
Less:
Investment income	13.7	14.5	21.2	28.3	35.9
Interest expense	(18.1)	(25.5)	(25.5)	(25.5)	(25.5)
Other non-operating expenses, net	(0.9)	(0.6)	(0.6)	(0.6)	(0.6)

Income from operations (“EBIT”)	$202.2	$204.9	$237.3	$258.5	$290.5
Add:
Depreciation	69.6	71.4	65.5	66.0	67.4
Amortization	30.9	23.7	16.7	14.3	8.8
Other operating expenses	1.0	0.9	0.7	0.5	0.3
Stock-based compensation	19.8	20.2	20.7	21.3	21.8

EBITDA—Adjusted	$323.5	$321.1	$340.9	$360.6	$388.8

Unlevered free cash flow:
Income from operations (“EBIT”)	$202.2	$204.9	$237.3	$258.5	$290.5
Less:
Taxes	75.4	75.2	84.4	92.0	103.2
Changes in working capital	1.2	0.8	1.0	0.7	1.0
Capital expenditures (excluding acquisitions)	62.6	62.5	60.8	61.2	61.9
Add:
Depreciation	69.6	71.4	65.5	66.0	67.4
Amortization	30.9	23.7	16.7	14.3	8.8
Other operating expenses	1.0	0.9	0.7	0.5	0.3
Stock-based compensation	19.8	20.2	20.7	21.3	21.8

Unlevered free cash flow	$184.3	$182.6	$194.7	$206.7	$222.7

Management Projections

	Fiscal Year ending December 31,
	2008E	2009E	2010E	2011E	2012E
	(in millions)
EBITDA—Adjusted:
Income before income taxes	$216.6	$244.7	$299.7	$345.8	$408.4
Less:
Investment income	13.8	15.7	24.4	34.0	44.9
Interest expense	(18.1)	(25.5)	(25.5)	(25.5)	(25.5)
Other non-operating expenses, net	(0.9)	(0.6)	(0.6)	(0.6)	(0.7)

Income from operations (“EBIT”)	$221.8	$255.1	$301.4	$337.9	$389.7
Add:
Depreciation	69.6	71.4	65.5	66.0	67.4
Amortization	30.9	23.7	16.7	14.3	8.8
Other operating expenses	0.9	0.9	0.8	0.6	0.4
Stock-based compensation	19.8	20.2	20.7	21.3	21.8

EBITDA—Adjusted	$343.0	$371.3	$405.1	$440.1	$488.1

Unlevered free cash flow:
Income from operations (“EBIT”)	$221.8	$255.1	$301.4	$337.9	$389.7
Less:
Taxes	82.6	93.6	107.2	120.2	138.5
Changes in working capital	1.8	1.8	2.0	2.0	2.3
Capital expenditures (excluding acquisitions)	62.6	62.5	60.8	61.2	61.9
Add:
Depreciation	69.6	71.4	65.5	66.0	67.4
Amortization	30.9	23.7	16.7	14.3	8.8
Other operating expenses	0.9	0.9	0.7	0.6	0.4
Stock-based compensation	19.8	20.2	20.7	21.3	21.8

Unlevered free cash flow	$196.0	$213.4	$235.0	$256.7	$285.4

ANNEX E

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K

ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For The Fiscal Year Ended December 31, 2007

Commission File Number: 001-31516

GETTY IMAGES, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	98-0177556
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

601 NORTH 34TH STREET

SEATTLE, WASHINGTON 98103

(Address of Principal Executive Offices)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (206) 925-5000

SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

Title of Each Class	Name of Exchange on which Each Class is Registered

Common Stock, par value $0.01 per share	New York Stock Exchange
Convertible Subordinated Debentures, Series B	—

SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT: NONE

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☒ No ☐

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act. Yes ☐ No ☒

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

              Large accelerated filer ☒             Accelerated filer ☐             Non-accelerated filer ☐              Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant was approximately $2.4 billion as of June 30, 2007 (the last business day of the registrant’s most recently completed second fiscal quarter) based upon the closing price of the registrant’s common stock of $47.81 as reported by the New York Stock Exchange on such date.

As of January 31, 2008, the registrant had 59,626,013 shares of Common Stock outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

None

An Index to Exhibits appears at Part IV, Item 15, pages 80 to 82 herein. This document contains a total of 112 pages.

GETTY IMAGES, INC.	December 31, 2007	FORM 10-K

1	GETTY IMAGES, INC.	2007	FORM 10-K

NOTE REGARDING FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of Getty Images, Inc. We may, from time to time, make written or oral statements that are “forward-looking,” including statements contained in this Annual Report on Form 10-K, the documents incorporated herein by reference, and other documents filed with, and furnished to, the Securities and Exchange Commission. Examples of such forward-looking statements include, but are not limited to, the statements concerning trends in revenue, costs and expenses, liquidity and capital resources; our accounting estimates, assumptions and judgments; our business plans relating to each of our products and, services; our ability to identify, attract and satisfy the different needs and purchase considerations of our customers; our ability to scale our operations in response to changing demands and expectations of our customers; the level of demand for our products and services; the impact of our recent business acquisitions and our ability to integrate new operations successfully; the competitive nature of and anticipated growth in our markets; our ability to maintain our competitive position in the industry; the outcome of the ongoing government inquiry and pending litigation regarding our historical equity award grant practices, and the impact thereof on our business; and our prospective needs for, and anticipated source of, additional capital and our ability to secure such additional capital. The foregoing and other forward-looking statements can often be identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “seek,” “intend,” “predict,” “may,” “might,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” and similar expressions, and variations or negatives of these and other similar words. Such forward-looking statements are based on our current expectations, assumptions and projections about Getty Images, Inc. and its industry and are made on the basis of our views as of the time the statements are made. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict and that could cause our actual results to differ materially and adversely from our past performance and our current expectations, assumptions and projections. Differences may result from actions taken by us as well as from risks and uncertainties beyond our control. Potential risks and uncertainties include, among others, those set forth in Part I, Item 1A. “Risk Factors” as well as in Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise. Readers should carefully review the factors set forth in other reports or documents that we file with, and furnish to, the Securities and Exchange Commission from time to time.

In this Annual Report on Form 10-K, “Getty Images,” “the company,” “we,” “us,” and “our” refer to Getty Images, Inc. and its consolidated subsidiaries, unless the context otherwise dictates.

PART I

ITEM 1. BUSINESS

Recent Developments

On February 24, 2008, we entered into an Agreement and Plan of Merger (the Merger Agreement) with ABE Investment, L.P., a Delaware limited partnership (Parent), and ABE Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (Merger Sub). Parent and Merger Sub are affiliates of Hellman & Friedman LLC (H&F).

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Getty Images, with Getty Images continuing as the surviving corporation (the Merger). As a result of the Merger, we will become a wholly owned subsidiary of Parent and each outstanding share of our common stock, other than those shares (i) held by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law and (ii) held in our treasury stock or by Parent or any its subsidiaries, including shares to be contributed to Parent by Getty Investments L.L.C., Mark Getty (our Chairman of the Board and co-founder) and certain related parties (the Rollover Investors) immediately prior to the completion of the Merger, will be canceled and automatically converted into the right to receive $34.00 in cash, without interest.

The Merger Agreement contains customary “no-shop” restrictions on our ability to solicit alternative acquisition proposals from third parties or participate in discussions or negotiations with third parties regarding alternative acquisition proposals. These restrictions are not applicable until April 4, 2008, however, with respect to a certain party with whom we have previously engaged in discussions with respect to an acquisition proposal. In addition, the Merger Agreement contains customary exceptions that allow us to provide information and participate in discussions with third parties with respect to acquisition proposals in certain circumstances.

2	GETTY IMAGES, INC.	2007	FORM 10-K	PART I	ITEM 1

We have the right to terminate the Merger Agreement under certain specified circumstances in order to enter into a definitive agreement implementing an alternative acquisition proposal. If we so terminate the Merger Agreement, we are required to pay Parent a termination fee equal to $31 million if such termination occurs on or prior to April 4, 2008 or a termination fee equal to $52 million if such termination occurs after April 4, 2008. We also may be obligated to pay a termination fee to Parent of $52 million if the Merger Agreement is terminated under other specified circumstances. In addition, if our stockholders fail to approve the Merger, we would be required to reimburse H&F for certain of their expenses, up to a maximum of $5 million, and regardless of whether the Merger is consummated or not, we are required to pay Goldman Sachs, our financial advisor in connection with the Merger, a $3 million fee plus reimbursement for certain of their expenses.

If the Merger Agreement is terminated by us because of Parent’s material breach of the Merger Agreement or Parent’s failure to consummate the Merger if certain conditions precedent have been met, Parent will be required to pay or cause to be paid to us a fee of $78 million. An affiliate of H&F has delivered to us an unconditional guarantee of Parent’s obligation to pay such termination fee under the Merger Agreement.

Parent has obtained equity and debt financing commitment letters for the transactions contemplated by the Merger Agreement. The aggregate proceeds of the commitments, together with the available cash of Getty Images, will be sufficient for Parent to pay the aggregate merger consideration and all related fees and expenses. Consummation of the Merger is not subject to a financing condition, but is subject to other customary closing conditions, including (i) the adoption of the Merger Agreement by holders of a majority of the outstanding shares of our common stock, (ii) the adoption of the Merger Agreement by holders of a majority of the shares of our common stock present in person or by proxy and voting at our stockholders meeting that are held by holders other than the Rollover Investors and Jonathan Klein, (iii) the expiration of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iv) approvals under certain foreign antitrust laws. Assuming satisfaction of the closing conditions, the parties expect the Merger to close during the second quarter of 2008.

The Rollover Investors, who collectively beneficially own approximately 15% of our common stock, have agreed to vote in favor of the transaction. In addition, Getty Investments agreed with Parent to waive its right to call for an assignment to it of our rights to the “Getty Images” trademarks and trademark applications in connection with the completion of the Merger and also agreed to certain other amendments to the option agreement it previously had entered into with us with respect to such trademarks and applications.

Our Board of Directors has (i) approved the Merger Agreement and the Merger, (ii) determined that the consideration to be paid in the Merger is fair to our stockholders and (iii) resolved to recommend that our stockholders adopt the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement.

This description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was attached as Exhibit 2.1 to our Current Report on Form 8-K as filed on February 26, 2008, and is incorporated herein by reference.

Overview of the Business

Headquartered in Seattle, Washington, Getty Images is the world’s leading creator and distributor of imagery, and a recognized provider of premium digital content including footage and music. Founded in 1995, the company now serves customers in more than 100 countries and is the first place many creative and publishing professionals turn to discover, purchase and manage images and other digital content. Our award-winning photographers and imagery help customers produce inspiring work which appears every day in the world’s most influential newspapers, magazines, advertising campaigns, films, television programs, books and websites. Our products are licensed through company-owned offices, a global network of delegates, who act as sales agents in countries where we do not have wholly-owned offices, and distributors. We pioneered the solution to aggregate and distribute visual content and, since 1995, have made much of the visual content industry’s leading imagery available through multiple websites, including www.gettyimages.com, www.punchstock.com, www.istockphoto.com, and www.wireimage.com. We also recently entered the business to business music licensing industry and make that content available through www.gettyimages.com and www.pumpaudio.com.

3	GETTY IMAGES, INC.	2007	FORM 10-K	PART I	ITEM 1

We provide high quality, relevant digital content to: creative professionals at advertising agencies, graphic design firms, corporations, film and broadcasting companies; editorial customers involved in newspaper, magazine, book, CD and online publishing; and corporate marketing departments and other business customers. By aggregating the content of our various leading imagery collections on the web and partnering with other content owners and imagery providers, we offer a comprehensive and user-friendly solution for our customers’ content needs. Our goal is to be the leading digital content provider in every major market, offering communications professionals content and related services at multiple price points on multiple platforms.

Products and Services

We offer our customers a variety of visual content, including creative or “stock” imagery, stock footage, editorial imagery (news, sports, entertainment and archival imagery), illustrations and related services. We also offer music for use in advertising, communications, television programming and feature films. Our various products and services are described below:

CREATIVE OR “STOCK” IMAGERY

We supply creative, still images that cover a wide variety of contemporary subjects including lifestyle, business, science, health and beauty, sports, transportation and travel. Imagery is offered to customers through our creative photography house collections (The Image Bank, Photodisc, Digital Vision, Allsport Concepts, Iconica, Lifesize, MedioImages, Photonica, Photographer’s Choice, Reportage, Retrofile, Riser, Stockbyte, Stockdisc, Stone, Stone+, Taxi, Taxi Japan and iStockphoto) as well as through many image partners including National Geographic and Time Life Pictures. As of December 31, 2007, we offered imagery through over 120 creative collections on our websites www.gettyimages.com, www.punchstock.com and www.istockphoto.com.

In February 2006, we acquired iStockphoto, Inc., a leading distributor of photographs taken by amateur, enthusiast and semipro photographers. This collection of images, illustrations, and video clips represents a growing imagery category and is distributed exclusively online through www.istockphoto.com.

In May 2007, we acquired Publisher’s Toolbox, Inc. (dba Punchstock), a leading aggregator/distributor of stock photography, which has been especially successful with design and communication firms. Through a separate website www.punchstock.com, we offer professional-quality, model-released imagery with simple, straightforward licensing. The site is designed to attract value conscious customers. We believe customers looking for promotional offers are attracted to this site.

In September 2007, we introduced a new web-resolution product that allows customers to purchase less expensive, low-resolution versions of images from across virtually all of our editorial and creative visual content collections. This product is geared toward the rapidly expanding online market for media and advertising campaigns.

EDITORIAL IMAGERY

We cover major world events in order to supply news, sports, and entertainment photographs to customers who are reporting on these subjects. Editorial imagery also includes extensive archival image collections containing iconic and historic imagery. Editorial images are provided through Getty Images Editorial collections as well as the collections of image partners, including Agence France-Presse.

In April 2007, we acquired MediaVast, Inc., licensing primarily under the brand name WireImage. WireImage has built a reputation for depth and breadth of entertainment coverage, a growing reputation in sports coverage, and offers innovative products like podcasts, audio and video. This acquisition has enabled us to further grow our entertainment and celebrity imagery business by providing customers more choices of imagery and richer and more accessible entertainment content. This acquisition represents an additional component of our multi-site strategy, as we continue to license imagery through the website www.wireimage.com.

FOOTAGE

We offer footage (moving imagery) to customers engaged in producing commercial motion pictures, television advertisements and programming, web-based advertisements, trade show and promotional videos, documentaries and other footage-based media. Our collections include contemporary and archival footage covering a broad range of topics. These products are supplied through our footage collections (Archive Films, Image Bank Film, Digital Vision, Photodisc and iStockvideo), as well as the collections of image partners, including Universal Studios, Warner Bros. Entertainment, dick clark productions, Discovery FilmSource and AP Archive. As of December 31, 2007, we offered footage clips through 30 footage collections on our www.gettyimages.com website.

4	GETTY IMAGES, INC.	2007	FORM 10-K	PART I	ITEM 1

MUSIC

In June 2007, we acquired Pump Audio Inc., a leading provider of quality independent music to content creators around the world. The acquisition marks Getty Images’ entry into the music industry, a significant development in our ongoing strategy to build a comprehensive digital media offering to meet the growing content needs of media, advertising and corporate customers. We intend to streamline commercial music licensing to the benefit of both customers and creators of music. We now have a platform that allows customers to license pre-cleared, original professional quality music to enhance their broadcast, film, video, advertising and online projects. We believe that this acquisition provides an excellent entry into commercial music licensing, as Pump Audio is a proven innovator who has made it easier and more affordable for customers to license music for commercial use, while allowing artists to retain ownership of and profit from their music.

OTHER

We also offer imagery and music related products and services such as assignment and media management services. In assignment services, we handle all aspects of a custom photography project for a customer, such as photographing executives for an annual report, producing product shots for a brochure or documenting a sports or entertainment event. We use a global network of experienced photographers on staff or on contract for assignment photography projects. Media management provides a hosted service that allows customers to manage their portfolio of digital assets, including images and other marketing materials.

We have also developed, and plan to continue to develop, consumer offerings where we will make certain imagery available for viewing by consumers. We intend to develop multiple, targeted offerings (or channels) that showcase our editorial imagery, video and multimedia in an interactive, leading interface. In order to do this, we intend to leverage our existing core assets, including our world class imagery, our high volume of site traffic and our strong technological expertise. We expect to generate revenue from our consumer site(s) through advertising, sponsorships, subscriptions and ecommerce.

Customers

We serve a variety of customers in four main categories: agencies (advertising and design agencies), corporate customers (in-house advertising groups and corporate marketing departments), publishing and media companies, and a variety of production companies, as described in further detail below. Due to our large number of customers and their dispersion across many geographic areas, we are not dependent on a single customer or a few customers, the loss of which would have a material adverse effect on us.

AGENCIES

Advertising and design agencies need to access imagery as part of their everyday working lives. These customers have a commercial or advertising message they are trying to convey and, consequently, are typically looking for a specific conceptual image. Image relevance and accessibility are important factors in the customer’s decision to license imagery.

CORPORATE CUSTOMERS

We offer a variety of imagery to corporate marketing departments and other business customers. These customers require imagery for a wide range of business communication materials for internal and external use, including advertisements, annual reports, brochures, employee communications, newsletters, presentations and company websites.

PUBLISHING AND MEDIA COMPANIES

We supply images to professionals who use imagery in the publication of newspapers, books and magazines, both online and in traditional media. In addition to creative imagery, these customers seek imagery that covers major political, news, social and sporting events ranging from contemporary photographs to imagery from the beginning of photography in the early nineteenth century. These customers are looking for imagery that illustrates the story they are covering and often require that the editorial imagery be delivered during or immediately following the event.

PRODUCTION COMPANIES

We supply footage and music to production companies that are creating feature films, television shows, broadcast advertisements (television and Internet) and video or multimedia projects. These customers use this content as a replacement for custom content in a variety of applications.

5	GETTY IMAGES, INC.	2007	FORM 10-K	PART I	ITEM 1

Sources of Content

The content we provide to our customers is created by thousands of contributors (photographers, filmmakers, illustrators and musicians). We do not rely on any single or small group of contributors to meet our content needs. General categories of contributors are as follows:

CREATIVE IMAGERY

We have creative research and/or imagery teams in London, Los Angeles, New York, Paris, Seattle, Sydney, Tokyo and Beijing that analyze customer requests and buying behavior and perform research in key markets in order to target, source and produce images. We have contractual relationships with contributing photographers, including highly respected, internationally renowned professional photographers representing a variety of styles, specialties and backgrounds. In many cases, we provide on-site art direction for our photographers, working with them on location around the world. We also represent imagery from a number of image partners and have a small staff of in-house creative photographers. In 2007, we accepted approximately 180,000 new images from contracted and in-house photographers into our creative photography collections, plus approximately 420,000 images from partner collections, bringing our total creative imagery collection on www.gettyimages.com to over 2.1 million images. All new images accepted into our collections are digitized, edited, assigned keywords, as necessary, and posted on our website where they are available for search, selection, license and download 24 hours a day, seven days a week.

As of December 31, 2007, we offered over 2.5 million images to more than 2.7 million members of www.istockphoto.com worldwide, receiving submissions from more than 48,000 artists at a rate of approximately 45,000 images per week. In September 2006, www.istockphoto.com began accepting video submissions, and the collection has grown to over 65,000 videos.

FOOTAGE

Our footage collections represent imagery from hundreds of filmmakers, film producers and image partners. Each footage clip is cataloged for quick access and retrieval in film, videotape and digital formats.

MUSIC

Through the acquisition of Pump Audio in June 2007, we acquired a music licensing platform that we launched on www.gettyimages.com in October 2007 under the name Soundtrack. We also maintain this platform on www.pumpaudio.com. This platform gives customers direct access to more than 20,000 original tracks by independent artists and bands. Independent musicians can submit their music through a non-exclusive licensing agreement with Pump Audio that allows the artist to retain ownership of the music. Pump Audio has a growing collection of tens of thousands of songs from independent artists, which can be searched by our customers through www.gettyimages.com or www.pumpaudio.com.

EDITORIAL IMAGERY

For editorial content, availability of imagery is time-critical. To this end, we have production teams in London, New York and Sydney through which photographers may submit imagery at any time for posting to our websites. Editorial content is produced by staff photographers as well as contributing photographers and other imagery providers with whom we have contractual relationships. We receive thousands of digital editorial images per week from our photographers around the world and make these available through our websites (www.gettyimages.com and www.wireimage.com) and through a wire service. By using digital technology, we are able to make new images available online within minutes of photographer transmission from major news, sports and entertainment events. In addition, we have made important archival imagery available on www.gettyimages.com, which is also of interest to editorial customers. We identify upcoming events that will generate demand for particular archival images, and we actively market the availability of those images to our editorial customers. We also offer in-depth research services for our customers’ more extensive editorial projects.

Marketing, Sales, and Distribution

MARKETING

We reach our customers through diverse marketing channels including paid search and our websites (online marketing), direct mail and e-mail (direct marketing), and events and interactive campaigns (experience marketing). Marketing activities aim to build awareness for our brands and drive revenue by promoting the latest content and related services available on our websites. We strive to provide relevant communications to our international customers by producing localized marketing materials, including local language and locally applicable content, where appropriate.

6	GETTY IMAGES, INC.	2007	FORM 10-K	PART I	ITEM 1

Online Marketing    Our websites act as marketing tools, in addition to sales tools. For example, we often invite customers to view our latest creative imagery in themed “galleries” on www.gettyimages.com. We also provide behind-the-scenes insights from photographers on our websites and regularly feature imagery from the latest breaking stories in the editorial section of www.gettyimages.com and on www.wireimage.com. We also solicit new customers using contextual advertising on Internet search sites.

Direct Marketing    Direct mail and e-mail are part of our integrated marketing campaigns aimed at gaining new customers through prospecting and at promoting our latest imagery and related services to our existing customer base.

Experience Marketing    We highlight the most creative and innovative usages of imagery through interactive campaigns, blogs and on-line sales promotions. In addition, we organize events in leading creative cities around the world to showcase our photographers and their work. These events include lectures, seminars, exhibitions and sponsorship of major industry events such as the Cannes Advertising Festival and Visa Pour L’Image, the world’s largest photojournalism festival.

SALES AND DISTRIBUTION

We license our imagery through our websites, company-owned offices and a global network of delegates and distributors, serving customers in more than 100 countries. A direct sales force targets high volume users of images, while our technical support staff, who have expertise in digital image applications, design tools and photo manipulation methodologies, assist customers in using our content. In addition, we license our digital music content through our websites.

We encourage our customers to take advantage of the comprehensive search capabilities of our websites and digital delivery. We believe the ability to search for, select, license and download content over the Internet offers our customers convenience and speed and enables us to achieve greater economies of scale. Direct communication with our customers, however, remains a significant component of our sales strategy. Our sales representatives assist customers in finding the content they need and keep them informed about our latest products and services.

Product Rights    Customers may license rights to use imagery, footage and music through a variety of license models. Content can be licensed on a single use basis, through subscriptions or on CD. Ownership of content does not pass to customers who license the content from us.

Licensing Methods    Customers may license images using one of four licensing methods: rights-managed, rights-ready, royalty-free or subscription. We group our still and moving image collections into categories corresponding to these licensing methods. We offer portfolios of creative imagery for license under each of these methods, while editorial imagery may be licensed through subscriptions or rights-managed licenses, and music may be licensed on a single music clip or subscription basis.

For rights-managed licensing, the license fee is based on how the image will be used, including geographical distribution, license duration, medium, exclusivity and circulation. For example, an image to be used as an eighth of a page photo in a brochure to be distributed in one city for three months will cost less to license than an image to be used in a global advertising campaign for a year that includes print advertising, billboards and point-of-purchase displays. We also offer Flexible License Packs, which are designed to provide customers a quick and cost effective way to license an image for multiple preset media without having to enter into separate license agreements.

For rights-ready licensing, the license fee is based on how the image will be used with eight broadly defined usage categories. For example, an image to be used for commercial purposes in a print advertisement or display will cost more to license than an image to be used for an internal company communication piece. There is a ten-year duration limitation on each license and no restrictions on geographic distribution.

For royalty-free licensing, the license fee is based on the size of the digital file, from standard resolution to high resolution. Once the customer has licensed an image, that customer may use that image multiple times for multiple projects without paying additional fees. Royalty-free images may be licensed on a single image basis, as part of a collection of images on a CD or virtual CD (a group of images offered online for one fee), or through a subscription. All images licensed through our micropayment site www.istockphoto.com are licensed under the royalty-free method.

Subscription licensing is available for selected editorial and royalty-free creative images. Under this licensing method, customers pay a periodic fee and then may utilize multiple images during the subscription period.

7	GETTY IMAGES, INC.	2007	FORM 10-K	PART I	ITEM 1

Master recording and synchronization licenses are available for all music tracks, either on an individual basis or through a blanket license, which allows a customer to use any of the available music tracks for a contracted period of time. Master recording and synchronization licenses provide the customers with the rights needed to download and use the music internally. However, if the customer wishes to broadcast the music over the television or the Internet they must also obtain a performance license. Pump Audio does not provide this; to obtain the performance license, the customer must contact the appropriate performance rights organization that manages the distribution of the performance rights for the respective artist.

Operations and Technology

We employ a centralized and integrated technology platform as the foundation for www.gettyimages.com and the related back-office systems. This platform enables customers to search, select, license and download our imagery from our websites. It also supports centralized sales order processing, customer database management, finance and accounting systems. These systems span multiple operational activities, including customer interaction, transaction processing, order fulfillment and invoicing. Our systems infrastructure is hosted both internally and at an external hosting provider, both of which provide 24-hour monitoring, power generators and back-up systems.

We have a second datacenter in London, England to support business continuity in the event of an emergency. The London facility also provides 24-hour monitoring, emergency power generators and back-up systems.

The technology architecture supporting www.gettyimages.com employs a set of software applications to: 1) categorize digital content and embed appropriate keywords and search data; 2) search large information databases across languages and linguistic context; 3) present detailed information related to specific digital content elements; 4) manage online e-commerce transactions for the license of much of our digital content; 5) manage invoice generation and accounts receivable from customers; and 6) track a broad range of intellectual property rights and permissions. These applications are a combination of our proprietary technologies and commercially available licensed technologies. We focus our internal development efforts on creating and enhancing the specialized proprietary software that is unique to our business. We intend to continue to investigate, qualify and develop technology and internal systems that support key areas of our business to enhance the experience of our customers.

www.istockphoto.com, www.punchstock.com, www.wireimage.com and www.pumpaudio.com operate on separate platforms hosted by external providers. These platforms provide similar functionality as described above.

Competition

The market for digital content and related services is highly competitive. We believe that the principal competitive factors are:

•	name recognition;
•	company reputation;
•	the quality, relevance and breadth of the content in a company’s collections;
•	the quality of contributing photographers, filmmakers, musicians and other partners under contract with a company;
•	effective use of current and emerging technology;
•	customer service and customer relationships;
•	pricing and licensing models, policies and practices; and
•	accessibility of content and speed and ease of search and fulfillment.

Some of our current and potential significant competitors include:

•	other general visual content providers such as Corbis Corporation, Jupitermedia Corporation, Amana, Inc., Alamy Limited, Photolibrary Group Limited and Masterfile Corporation;
•	specialized visual content companies that are well established in their local, content or product-specific market segments such as Reuters Group PLC, the Associated Press, and ZUMA Press, Inc.;
•	other companies operating micropayment sites such as Dreamstime LLC and Fotolia LLC; and
•	commissioned photographers.

There are also hundreds, if not thousands, of small stock photography and footage agencies, image content aggregators and individual photographers throughout the world with whom we compete.

8	GETTY IMAGES, INC.	2007	FORM 10-K	PART I	ITEM 1

Intellectual Property

Most of the images in our creative collections are obtained from independent photographers and filmmakers on an exclusive basis, while most of the music in our collections is obtained from musicians on a non-exclusive basis. Artists often prefer to retain ownership of their work. As a result, copyright to content remains with the artists in most cases, while we obtain the right to market the image on their behalf for a period of time. We own the copyright to photographs taken by staff photographers as well as to a number of photographs that we have acquired from others. As such, a substantial portion of the images in our editorial collections and certain images in our creative collections are owned by us though some are in the public domain.

We also own numerous trademarks that are important to our business. Depending on the jurisdiction, trademarks are valid as long as they are in use and/or their registrations are properly maintained and they have not been found to have become generic. Registrations of trademarks generally can be renewed indefinitely as long as the trademarks are in use. Please see “We May Lose the Right to Use ‘Getty Images’ Trademarks in the Event We Experience a Change of Control” within Item 1A of this Annual Report on Form 10-K for more information about certain of our trademarks.

Relationship with Our Employees

At December 31, 2007, we had 1,935 employees. Of these, 1,090 were located in the Americas, 676 in Europe and 169 in the rest of the world. We believe that we have satisfactory relations with our employees.

Compliance with Federal, State, and Local Environmental Provisions

All of our facilities are subject to environmental laws and regulations. Compliance with these provisions has not had, and we do not expect such compliance to have, any material adverse effect on our capital expenditures, earnings or competitive position.

Financial Information about Segments and Geographic Areas

We operate the company in one business segment. Our revenue is generated through a diverse customer base, and there is no reliance on a single customer or small group of customers; no customer represented 10% or more of our total revenue in the periods presented in this Annual Report on Form 10-K.

The geographic information required to be disclosed herein is contained in Note 10 to our Consolidated Financial Statements, “Business Segments and Geographic Areas” in Part IV, Item 15(A) of this Annual Report on Form 10-K and is incorporated by reference herein.

Available Information

We file reports with, and furnish reports to, the Securities and Exchange Commission (SEC), including annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. We maintain an Internet site, www.gettyimages.com, where we make these reports and related amendments available free of charge as soon as reasonably practicable after we electronically deliver such material to the SEC. The following documents are available in the Corporate Governance section of www.gettyimages.com: our Corporate Governance Guidelines; charters for the Audit, Compensation, and Nominating and Corporate Governance Committees; Code of Business Conduct; Code of Ethics for Getty Images’ Management and Board of Directors; and the Audit and Non-audit Services Pre-approval Policy. These guidelines, charters, codes and policies are also available in print to any stockholder on request. Please write to Investor Relations Department, Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103 or investorrelations@gettyimages.com or call us at 1-866-275-4389. Our website and the information contained therein or connected thereto are not incorporated by reference into this Annual Report on Form 10-K. If any material provisions of our Code of Ethics or our Code of Business Conduct are waived for any member of Getty Images’ management or the Board of Directors, or if any substantive changes are made to our Code of Ethics as they relate to any member of Getty Images’ management or the Board of Directors, we will disclose that fact on our website or via a Current Report on Form 8-K filed with the SEC within four business days of the amendments or waivers. In addition, any other material amendments to our Codes will be disclosed via our website, www.gettyimages.com, or via a Current Report on Form 8-K filing with the SEC.

9	GETTY IMAGES, INC.	2007	FORM 10-K	PART I	ITEM 1

You may review a copy of this annual report on Form 10-K, including exhibits and any schedule filed therewith, and obtain copies of such materials at prescribed rates, at the Securities and Exchange Commission’s Public Reference Room in Room 1580, 100 F Street, NE, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Cell Therapeutics, Inc., that file electronically with the Securities and Exchange Commission.

On September 4, 2007, our Chief Executive Officer filed a Section 303A.12(a) CEO Certification with the New York Stock Exchange. The CEO Certification attests that the Chief Executive Officer is not aware of any violations by the company of NYSE’s Corporate Governance Listing Standards.

ITEM 1A. RISK FACTORS

INCREASED COMPETITION COULD REDUCE OUR REVENUES, MARGINS AND OPERATING RESULTS

The digital media content industry is and has been intensely competitive, and we expect competition to intensify in the future. We expect competition to increase because of changes in the media industry, changing advertising practices, technological advances leading to relatively inexpensive creation, marketing and distribution of visual content, and a lack of substantial barriers to entry.

Our competitors range in size from significant media companies to individual visual content and digital media content producers. While we believe the breadth of our businesses and product and service portfolio offers benefits to our customers that are a competitive advantage, our current or potential competitors may develop products, licensing models, technology or services comparable or superior to those that we develop or may adapt more quickly than we do to new or emerging technologies or evolving industry trends. Increased competition or more effective competitors could result in lost market share, having to reduce prices or otherwise having reduced revenue, lower margins, increased capital expenditures, or otherwise negatively impact our operating results. There can be no assurance that we will be able to compete successfully against current and future competitors.

See the listing of some of our current and potential competitors under the heading “Competition” in Item 1 of this Annual Report.

OUR FINANCIAL RESULTS AND STOCK PRICE MAY FLUCTUATE

We expect our revenues and operating results to vary from quarter to quarter due to a number of factors, both within and outside of our control. Some of the factors that may affect our revenues and operating results include the following:

•	a recession in the U.S. economy, or the economy of any other country where we our customers operate, should one occur;
•	demand for our existing and new digital content and related services, and those of our competitors;
•	changes in our pricing or licensing models, policies and practices and those of our competitors;
•

changes in the mix of imagery and digital media content licensed and services sold, including the mix of licensed uses, company-owned versus contributor-supplied imagery and digital media content, and the geographic distribution of such licenses, each of which affects the price of a license and/or the royalty we pay on the license;

•	our ability to attract and retain customers;
•	our ability to manage the costs of our business, including the costs associated with maintaining and developing our websites, customer support, and international and product line expansion;
•	costs related to potential acquisitions and the development and/or use of technology, services or products;
•	fluctuations in foreign currency exchange rates, changes in global capital markets and economic conditions, and changes to applicable tax laws and regulations;
•	the termination or expiration of certain image partner, distributor or other material agreements; and
•

changes in estimates and assumptions made by us in preparing our financial statements, including those discussed in the “Critical Accounting Policies and Estimates and Assumptions” section of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under Item 7 in Part II of this Annual Report on Form 10-K.

Because of these risks and others, it is possible that our future results may differ from our expectations and the expectations of analysts and investors, causing our stock price to fluctuate. You should not rely on the results for any period as an indication of future performance.

10	GETTY IMAGES, INC.	2007	FORM 10-K	PART I	ITEM 1A

WE MAY NOT BE ABLE TO OBTAIN EXTERNAL FINANCING OR SERVICE OUR INDEBTEDNESS

We have $265.0 million of series B convertible subordinated debentures outstanding that expire in 2023 (the Debentures), which repayment may be accelerated in full upon the occurrence of an “Event of Default” as defined under the indenture governing the Debentures. The Debentures are convertible under certain circumstances as defined in the indenture governing the debentures and as disclosed debentures in the “Financial Condition” section of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under Part II, Item 7 of this Annual Report on Form 10-K. We reclassified the principal amount of the Debentures from long-term to current on our Condensed Consolidated Balance Sheet during the second quarter of 2007, as the holders of our debentures have the right to require us to redeem the Debentures for cash equal to the principal value plus any accrued interest on June 9, 2008.

We also have a $200 million 364-day senior unsecured revolving credit facility (the Facility) with U.S. Bank, as Administrative Agent and Sole Lead Arranger. Funds drawn down under the Facility may be used for general corporate purposes, including for acquisitions, redemption or repayment of all or a portion of our existing $265 million of debentures, and working capital requirements. The interest rate on funds drawn down under the Facility ranges from LIBOR plus 0.60% to 0.75% depending on our leverage ratio. We are charged 0.125% to 0.15% on funds available but not drawn down. The Facility permits us to maintain a maximum leverage ratio of 2.75 throughout its term. The leverage ratio is defined as our total interest bearing debt divided by a trailing four quarter earnings before interest expense, income tax expense, depreciation, amortization, non-cash items (including stock-based compensation expense) and any non-recurring items. The Facility is also subject to customary events of default, including events of default on our other outstanding debt, as applicable, upon the occurrence of which we would be required to immediately repay any funds drawn down under the Facility. During 2007, we borrowed $120.0 million under the Facility, and we repaid $40.0 million, leaving $80.0 million borrowed at December 31, 2007. Subsequent to December 31, 2007, we repaid an additional $40.0 million leaving an outstanding borrowings balance of $40.0 million on the Facility.

We expect to refinance both our credit facility and our convertible subordinated debentures in 2008, as our credit facility expires in March of 2008, and we believe it is likely that the holders of the debentures will require us to redeem them in June of 2008. Despite the recent turmoil in the U.S. credit markets, we believe that we will be able to obtain replacement financing in the amount desired and at reasonable interest rates. This belief is based upon preliminary conversations with potential lenders, our good credit history and our historical ability to generate sufficient cash to service our debt. However, our ability to obtain debt or equity financing externally could be affected by changes in U.S. and global capital markets and economies, significant fluctuations in interest rates, the price of our equity securities, fluctuations in the results of our operations and financial position, and other financial and business conditions, many of which are beyond our control.

OUR ACQUISITION STRATEGY MAY BE DILUTIVE TO EXISTING SHAREHOLDERS AND WE MAY NOT BE SUCCESSFUL IN ACQUIRING OR INTEGRATING BUSINESSES

As part of our business strategy, we have in the past acquired and invested in, and may in the future seek to acquire or invest in businesses, products or technologies that could complement or expand our business. Acquisitions may require significant capital infusions or investments, and may negatively impact our results of operations. Further, the evaluation and negotiation of potential acquisitions, as well as the integration of acquired businesses, may divert management time and other resources. Certain other risks related to acquisitions that may have a material impact on our business or prevent us from benefiting from an acquisition or investment include:

•	costs incurred in performing due diligence and professional fees relating to potential acquisitions;
•	use of cash resources, incurrence of debt or stockholder dilution through issuances of our securities to fund acquisitions;
•	assumption of actual or contingent liabilities, known and unknown;
•	amortization expense related to acquired intangible assets, impairment of any goodwill acquired and other adverse accounting consequences;
•	difficulties and expenses in integrating the sales, marketing, operations, products, services, technology, financial and information systems of an acquired company;
•	retention of key employees, customers, and suppliers of an acquired business; and
•	an adverse review of an acquisition or potential acquisition, or limitations put on such acquisitions, by a regulatory body.

11	GETTY IMAGES, INC.	2007	FORM 10-K	PART I	ITEM 1A

WE MAY EXPERIENCE SYSTEM AND SERVICE DISRUPTIONS AND DIFFICULTIES

The digitization and Internet distribution of our digital media content is a key component of our business. As a result, we are particularly dependent upon, and have expended significant resources to ensure, the efficient functioning of our websites (and the technology behind them) to allow our customers to access and conduct transactions through our websites. We also have focused significant resources and attention on the installation and development of systems for technology, business processes, sales and marketing systems, royalty and other finance systems, customer interfaces, and other corporate administrative functions, on which we depend to manage and control our operations.

We will need to continue to improve our websites and systems, as well as our network infrastructures, to improve our customer experience and to accommodate our expanding product offering anticipated increased traffic, sales volume, and processing of the resulting information. If we experience significant disruptions or difficulties as a result of or during any such updates or upgrades, we may face system interruptions, poor website response times, diminished customer services, impaired quality and speed of order fulfillment, and potential problems with our internal control over financial reporting. Substantial or repeated system disruption or failures would reduce the attractiveness of our websites significantly.

In the past, we have experienced infrequent and brief system interruptions that made portions of our websites unavailable or prevented us from efficiently uploading images to our website, or taking, processing or fulfilling orders. Our websites have in the past occasionally experienced slow response times. Additionally, we depend on certain third-party software and system providers for the processing and distribution of our imagery and related services. System disruptions and difficulties, whether as a result of our internally developed systems or those of the third-party providers, may inconvenience our customers and/or result in negative publicity, and may negatively affect our ability to provide services and the volume of images we license and deliver over the Internet. These types of occurrences in the future could cause users to perceive our sites as not functioning properly and cause them to use another website or other methods to obtain the products or services we offer.

Additionally, the computer and communications hardware necessary to operate our corporate functions are located in metropolitan areas worldwide. Any of these systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, earthquake and similar events. In certain of our offices and facilities, we may not have complete redundancy for all of our network and telecommunications facilities.

SYSTEMS SECURITY RISKS AND CONCERNS MAY HARM OUR BUSINESS

An important component of our business is the secure transmission of confidential information and the transaction of commerce over the Internet. Developments in computer capabilities, viruses, or other events could result in compromises or breaches of our systems, website or networks, jeopardizing proprietary and confidential information belonging to us or our customers, or causing potentially serious interruptions in our services, sales or operations. We continue to expend significant resources to protect against the threat of security breaches or to alleviate problems caused by such breaches. Significant compromises of our security system or the Internet may reduce our customers’ desire to transact business over the Internet.

OUR BUSINESS AND PROSPECTS WOULD SUFFER IF WE ARE UNABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS

We rely upon copyright, patent, trade secret and trademark law, assignment of invention and confidentiality agreements and license agreements to protect our proprietary technology, processes, content and other intellectual property. The steps we might take may not be adequate to protect against infringement and misappropriation of our intellectual property by third parties. Similarly, third parties may be able to independently develop similar or superior technology, processes, content or other intellectual property. The unauthorized reproduction or other misappropriation of our intellectual property rights could enable third parties to benefit from our technology, imagery and digital media content without paying us for it. If this occurs, our business and prospects could be materially and adversely affected. In addition, disputes concerning the ownership or rights to use intellectual property could be costly and time-consuming to litigate, may distract management from other tasks of operating the business, and may result in our loss of significant rights and the impairment of our ability to operate our business.

12	GETTY IMAGES, INC.	2007	FORM 10-K	PART I	ITEM 1A

OUR PRODUCTS AND SERVICES MAY INFRINGE ON INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES AND ANY INFRINGEMENT COULD REQUIRE US TO INCUR SUBSTANTIAL COSTS AND DISTRACT OUR MANAGEMENT

From time to time we receive notices from third parties claiming we infringe their intellectual property rights. If we are subject to any such infringement claims or are infringing the rights of third parties, we may not be able to obtain licenses to use those rights on commercially reasonable terms, may have to stop selling or to redesign affected products, or may have to pay damages or satisfy indemnification commitments to our customers. Furthermore, a party making such a claim could secure a judgment that requires us to pay damages and also could get an injunction or other court order that could prevent us from using the affected intellectual property. Claims of infringement can be expensive to defend, even if the claim is invalid, and may distract our management from our business.

WE HAVE CLAIMS AND LAWSUITS AGAINST US THAT MAY RESULT IN ADVERSE OUTCOMES

We are subject to a variety of claims and lawsuits. Adverse outcomes in some or all of the claims pending against us may result in significant monetary damages or injunctive relief against us. While management currently believes that resolving all of these matters, individually or in the aggregate, will not have a material adverse impact on our financial position or results of operations, the litigation and other claims are subject to inherent uncertainties and management’s view of these matters may change in the future. There exists the possibility of a material adverse impact on our financial position and the results of operations for the period in which the effect of an unfavorable final outcome becomes probable and reasonably estimable.

CERTAIN OF OUR STOCKHOLDERS CAN EXERCISE SIGNIFICANT INFLUENCE OVER OUR BUSINESS AND AFFAIRS

Some of our stockholders own substantial percentages of the outstanding shares of our common stock. See Item 12 of this Annual Report on Form 10-K for a list of those stockholders that hold more than five percent of our outstanding shares.

Additionally, Getty Investments L.L.C., the October 1993 Trust, the JD Klein Family Settlement, Mr. Mark H. Getty, our Chairman, and Mr. Jonathan D. Klein, our Chief Executive Officer (collectively the “Getty Group”), owned approximately 18% of the outstanding shares of our common stock at January 31, 2008. Getty Investments alone owned approximately 14% of the outstanding shares of our common stock at January 31, 2008. Mr. Getty serves as the Chairman of the Board of Directors of Getty Investments, and Mr. Klein serves on the Board of Directors of Getty Investments.

As a result of their share ownership, these stockholders have significant influence over all matters requiring approval of our stockholders, including the election of directors and the approval of business acquisitions. The substantial percentage of our common stock held by these stockholders also could make us a less attractive acquisition candidate or have the effect of delaying or preventing a third party from acquiring control over us at a premium over the then-current price of our common stock.

In addition to ownership of our common stock, the Getty Group’s influence over us is increased by Mr. Getty’s role as the Chairman of our Board of Directors, and Mr. Klein’s role as Chief Executive Officer and as a member of our Board of Directors.

WE MAY LOSE THE RIGHT TO USE “GETTY IMAGES” TRADEMARKS IN THE EVENT WE EXPERIENCE A CHANGE OF CONTROL

We own trademarks and trademark applications for the name “Getty Images.” We use “Getty Images” as a corporate identity, as do certain of our subsidiaries, and we use “Getty Images” as a product and service brand. We refer to these trademarks and trademark applications as the Getty Images Trademarks. In the event that a third party or parties not affiliated with the Getty family acquires control of Getty Images, Getty Investments L.L.C. has the right to call for an assignment to it, for a nominal sum, all rights to the Getty Images Trademarks. In the event of an assignment, we will have 12 months to continue to use the Getty Images Trademarks, after which time we no longer would have the right to use them. Getty Investments’ right to cause such an assignment might have a negative impact on the amount of consideration that a potential acquirer would be willing to pay to acquire our common stock.

OUR BUSINESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN TALENTED EMPLOYEES

Our business is based in part on our ability to successfully attract and retain talented employees. The market for highly skilled workers is extremely competitive. If we are unable to retain and motivate key employees or are less successful in our recruiting efforts, our ability to create and distribute superior products and properly service our customers may be adversely affected.

13	GETTY IMAGES, INC.	2007	FORM 10-K	PART I	ITEM 1A

AN INCREASE IN GOVERNMENT REGULATION OF THE INTERNET AND E-COMMERCE COULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS

We are subject to a number of laws and regulations directly applicable to e-commerce. State, federal and foreign governments have adopted, and may continue to adopt, legislation regulating the Internet and e-commerce. Such regulation could both increase our cost of doing business and impede the growth of our business or of the Internet, while decreasing the Internet’s acceptance or effectiveness as a communications and commerce medium.

Existing or future laws and other regulations that may impact our business include, but are not limited to, those that govern or restrict:

•	privacy issues and data collection, processing, retention and transmission;
•	pricing and taxation of goods and services offered over the Internet;
•	website content, or the manner in which products and services may be offered and/or marketed over the Internet; and
•	sources of liability for companies involved in Internet services or e-commerce.

WE MAY HAVE ADDITIONAL TAX LIABILITIES

We are subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, we are involved in many transactions where the ultimate tax determination may be uncertain. We are regularly under audit by tax authorities. Although we believe our tax provisions are reasonable, the final determination of tax audits and any related litigation could be materially different from our historical income tax provisions and uncertain tax positions. The final determination of such tax liabilities could have a material effect on our income tax provision, net income, earnings per share, or cash flows in the period or periods for which that determination is made.

IF OUR GOODWILL OR OTHER INTANGIBLE ASSETS BECOME IMPAIRED, WE MAY BE REQUIRED TO RECORD A SIGNIFICANT CHARGE TO EARNINGS

Under generally accepted accounting principles, we review our intangible assets for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. Factors that may be considered a change in circumstances indicating that the carrying value of our goodwill or intangible assets may not be recoverable include a decline in stock price and market capitalization, reduced future cash flow estimates, and slower growth rates in our industry. We may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or other intangible assets is determined, negatively impacting our results of operations.

CHANGES IN ACCOUNTING MAY AFFECT OUR REPORTED EARNINGS AND OPERATING INCOME

Generally accepted accounting principles and accompanying accounting pronouncements, implementation guidelines, and interpretations for many aspects of our business, such as treatment of tax liabilities, goodwill or intangible assets, are highly complex and involve subjective judgments. Changes in these rules or their interpretation or changes in our products or business could significantly change our reported earnings and operating income and could add significant volatility to those measures, without a comparable underlying change in cash flow from operations. For discussion of some of the significant accounting pronouncements that are currently or we expect will affect our business, see the recent pronouncements under the heading “Recent Accounting Pronouncements” in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under Part II, Item 7 of this Annual Report on Form 10-K.

WE OPERATE A GLOBAL BUSINESS THAT EXPOSES US TO ADDITIONAL RISKS

We operate in numerous countries and a significant part of our revenue comes from sales outside the United States. Operations outside of the United States may be affected by changes in regulatory requirements affecting trade and investment; social, political, labor or economic conditions in a specific country or region; and difficulties in staffing and managing foreign operations. While we hedge a portion of our international currency exposure, significant fluctuations in exchange rates between the U.S. dollar and foreign currencies may adversely affect our revenues, operating income, net income and earnings per share, as well as future cash flows.

14	GETTY IMAGES, INC.	2007	FORM 10-K	PART I	ITEM 1A

CERTAIN PROVISIONS OF OUR CORPORATE DOCUMENTS AND DELAWARE CORPORATE LAW MAY DETER A THIRD PARTY FROM ACQUIRING US

Our Board of Directors has the authority to issue up to five million shares of preferred stock and to fix the rights, preferences, privileges and restrictions of such shares without any further vote, approval or action by our stockholders. This authority, together with certain provisions of our restated certificate of incorporation, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. This could occur even if our stockholders consider such change in control to be in their best interests. In addition, the concentration of beneficial ownership of our common stock in the Getty Group, along with certain provisions of Delaware law, may have the effect of delaying, deterring or preventing a takeover of us.

WE HAVE BEEN NAMED AS A PARTY TO TWO SHAREHOLDER DERIVATIVE LAWSUITS RELATING TO OUR HISTORICAL STOCK OPTION GRANT PRACTICES, AND WE MAY BE NAMED IN ADDITIONAL LAWSUITS IN THE FUTURE

Two derivative actions were filed against certain of our current and former directors and officers purporting to assert claims on the company’s behalf relating to our historical stock option grant practices. There may be additional lawsuits of this nature filed in the future. We cannot predict the outcome of these lawsuits, nor can we predict the amount of time and expense that will be required to resolve these lawsuits.

If the plaintiffs ultimately prevailed in these lawsuits, our insurance coverage would not cover our total liabilities and expenses associated with the lawsuits because we have significant deductibles on certain aspects of the coverage. In addition, subject to certain limitations, we are obligated to indemnify our current and former directors, officers and employees in connection with the investigation and litigation of our historical stock option grant practices and the related government inquiries. We currently hold insurance policies for the benefit of our current directors and officers.

WE HAVE BEEN NAMED AS A PARTY TO ONE SHAREHOLDER CLASS ACTION LAWSUIT RELATING TO OUR PROPOSED TRANSACTION WITH HELLMAN & FRIEDMAN, AND WE MAY BE NAMED IN ADDITIONAL LAWSUITS IN THE FUTURE

A class action was filed against Getty Images, Inc. and its current Board of Directors purporting to assert claims on behalf of the Company’s shareholders relating to the proposed going private transaction announced by the Company on February 25, 2008. We cannot predict the outcome of this lawsuit, or others, nor can we predict the amount of time and expense that would be required to resolve such lawsuits. Getty Images disputes the merits of these claims and intends to vigorously defend against them.

If the plaintiffs ultimately prevailed in these lawsuits, our insurance coverage may not cover our total liabilities and expenses associated with the lawsuits as we have deductibles on certain aspects of the coverage. In addition, subject to certain limitations, we are obligated to indemnify our current and former directors, officers and employees in connection with their exercise of fiduciary duties in relation to the evaluation and execution of the proposed transaction. We currently hold insurance policies for the benefit of our current directors and officers.

ITEM 1B. UNRESOLVED STAFF COMMENTS

None

ITEM 2. PROPERTIES

Our principal executive offices and worldwide headquarters are located in Seattle, Washington. We also have a significant presence in New York, New York and London, England. In addition, we lease office space in other major cities around the world. Following is a table detailing the facilities we leased as of December 31, 2007, including those that were excess as of that date.

15	GETTY IMAGES, INC.	2007	FORM 10-K	PART I	ITEM 2

Location	Lease Expiration	Approximate Area Leased (square feet)	Excess Area (square feet)	Percent Excess	Excess Area Subleased (square feet)		Percent Excess Subleased

Seattle	2013	180,300	66,600	37%	66,600	[1]	100%
New York	2008 – 2015	282,800	145,800	52%	145,800	[2]	100%
London	2008 – 2024	75,800	16,100	21%	11,800	[3]	73%
Other	2008 – 2024	195,600	38,200	20%	33,900	[4]	89%

Total		734,500	266,700	36%	258,100		97%

[1]	This consists of two subleases that expire in 2013, coterminous with our respective lease.

[2]	This consists of two sublease agreements expiring in 2015, coterminous with our respective leases.

[3]	This consists of two sublease agreements expiring in 2009.

[4]	This represents three subleases that expire in 2011.

Our existing facilities represent general office and storage space and are adequate and appropriate for our operations.

ITEM 3. LEGAL PROCEEDINGS

SEC INFORMAL INQUIRY

As announced in November 2006, we had been informed by the SEC that they were initiating an informal inquiry into our historical stock option grant practices. As a result, in November 2006, we set up a Special Committee of the Board of Directors to perform, with the help of independent counsel, a review of our equity compensation grant practices and related accounting for equity compensation. Their review and the review conducted by the company were completed in April, 2007, prior to filing our 2006 Amended Annual Report on Form 10-K/A. As a result of the review, we restated certain prior years’ financial statements through our 2006 Amended Annual Report on Form 10-K/A and recorded $27.2 million in additional equity compensation expense from 1998 to 2003. The SEC inquiry is ongoing and we are cooperating fully with the SEC. At the request of the Securities and Exchange Commission, we executed a third extension of the statute of limitations of certain actions against the company or its current or former Officers or Directors, which is currently set to expire on March 28, 2008.

SHAREHOLDER DERIVATIVE LAWSUITS

As a result of the SEC informal inquiry, there have been two derivative lawsuits filed against certain current and former executive officers and directors of the company. The lawsuits seek remedies from the defendants for purported violations of state law, including breaches of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. The defendants are actively contesting these claims.

WE HAVE BEEN NAMED AS A PARTY TO ONE SHAREHOLDER CLASS ACTION LAWSUIT RELATING TO OUR PROPOSED TRANSACTION WITH HELLMAN & FRIEDMAN, AND WE MAY BE NAMED IN ADDITIONAL LAWSUITS IN THE FUTURE

A class action was filed against Getty Images, Inc. and its current Board of Directors purporting to assert claims on behalf of the Company’s shareholders relating to the proposed going private transaction announced by the Company on February 25, 2008. We cannot predict the outcome of this lawsuit, or others, nor can we predict the amount of time and expense that would be required to resolve such lawsuits. Getty Images disputes the merits of these claims and intends to vigorously defend against them.

If the plaintiffs ultimately prevailed in these lawsuits, our insurance coverage may not cover our total liabilities and expenses associated with the lawsuits as we have deductibles on certain aspects of the coverage. In addition, subject to certain limitations, we are obligated to indemnify our current and former directors, officers and employees in connection with their exercise of fiduciary duties in relation to the evaluation and execution of the proposed transaction. We currently hold insurance policies for the benefit of our current directors and officers.

16	GETTY IMAGES, INC.	2007	FORM 10-K	PART I	ITEM 3

We have been, and may continue to be, subject to legal claims from time to time in the ordinary course of our business, including those related to alleged infringements of the intellectual property rights of third parties, such as the failure to secure model or property releases for imagery we license. Claims may also include those brought by photographers and filmmakers relating to our handling of images submitted to us or to the companies we have acquired. We have accrued a liability for the anticipated costs of settling claims for which we believe a loss is probable. There are no pending legal proceedings to which we are a party or to which any of our property is subject that, either individually or in the aggregate, we believe are expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of our stockholders, through solicitation of proxies or otherwise, during the fourth quarter of 2007.

PART II

ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

MARKET INFORMATION

Our common stock is traded on the New York Stock Exchange (NYSE) under the symbol “GYI.” The following table sets forth, for each of the quarterly periods indicated, the high and low sale prices of our common stock as reported on the NYSE:

	High	Low

Year ended December 31, 2007
First quarter	$57.28	$41.61
Second quarter	52.32	47.15
Third quarter	51.00	26.26
Fourth quarter	33.86	26.95

Year ended December 31, 2006
First quarter	$90.58	$71.90
Second quarter	76.44	58.50
Third quarter	63.75	43.70
Fourth quarter	51.37	41.21

On January 31, 2008, the closing market price of our common stock as reported on the NYSE was $24.93 per share.

HOLDERS

There were 63 holders of record of our common stock on January 31, 2008.

DIVIDENDS

We have not paid or declared any dividends on our common stock since our inception. Our Board of Directors does not expect to declare cash dividends on our common stock in the foreseeable future. In addition, pursuant to the terms of the Merger Agreement described in Item 1 above under “Recent Developments,” the declaration and payment of dividends has been suspended pending the closing of the Merger Agreement.

17	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 5

PERFORMANCE GRAPH

Set forth below is a graph comparing cumulative total stockholder returns on our common stock, the Russell 1000 Index and the Hemscott Industry Group 760 – Business Services (the “Hemscott Group Index,” formerly known as the CoreData Group Index).

The Russell 1000 Index includes the 1,000 largest U.S. companies based on market capitalization, with a median capitalization of component companies equal to $5.5 billion. Getty Images has been a part of the Russell 1000 Index since 2002, and had a market capitalization of approximately $1.7 billion at December 31, 2007.

The graph assumes that $100 was invested in Getty Images and each index on December 31, 2002 (as required by SEC rules) and that any dividends were reinvested. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

COMPARE CUMULATIVE TOTAL RETURN

AMONG GETTY IMAGES, INC., RUSSELL 1000 INDEX

AND HEMSCOTT GROUP INDEX

ASSUMES $100 INVESTED ON DECEMBER 31, 2002

ASSUMES DIVIDENDS REINVESTED

FISCAL YEARS ENDED DECEMBER 31

	2002	2003	2004	2005	2006	2007

GETTY IMAGES, INC.	$100.00	$164.09	$225.37	$292.21	$140.16	$94.93
HEMSCOTT GROUP INDEX	100.00	135.65	157.09	171.77	207.76	226.54
RUSSELL 1000 INDEX	100.00	127.54	139.65	145.74	165.39	172.00

18	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 5

ISSUER PURCHASES OF EQUITY SECURITIES

Effective May 22, 2006, our Board of Directors approved an amendment to our share repurchase program authorizing the repurchase of shares of our common stock with an aggregate value of up to $250.0 million, an increase from the prior authorization of $150.0 million. During 2006, we repurchased a total of 3.5 million shares for $207.7 million under the amended plan. These repurchases occurred in the open market pursuant to a trading plan under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934. We did not repurchase any shares of our common stock during 2007, and therefore approximately $42.3 million remains under the Board of Directors approved plan for future repurchases.

UNREGISTERED SECURITIES AND USE OF PROCEEDS

None

ITEM 6. SELECTED CONSOLIDATED FINANCIAL DATA

The following table includes selected consolidated financial data for the last five years. The following selected consolidated financial data is qualified by reference to, and should be read in conjunction with, our Consolidated Financial Statements and notes thereto in Part IV, Item 15(A), and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7, of this Annual Report on Form 10-K. Historical results are not necessarily indicative of results to be expected in the future.

YEARS ENDED DECEMBER 31,	2007 [6]		2006 [5]		2005		2004	2003

(In thousands, except per share amounts and ratios)

Consolidated Statement of Income Data
Revenue	$857,591		$806,589		$733,176		$622,250	$522,810
Income before income taxes	201,634		204,676		230,101		173,862	86,035
Net income	125,871		130,428		149,361		106,412	69,165
Earnings per share
Basic	$2.12		$2.15		$2.43		$1.80	$1.25
Diluted	2.10		2.11		2.27		1.72	1.20
Shares used in computing earnings per share
Basic	59,334		60,733		61,567		59,006	55,412
Diluted	60,053		61,711		65,744		62,031	57,497

Other Operating Data
Ratio of earnings to fixed charges [1]	17.5	[3]	29.2	[3]	17.6	[2]	18.4	6.4

Consolidated Balance Sheet Data
Total assets	$2,012,155		$1,714,384		$1,662,208		$1,442,269	$1,221,383
Long-term debt, net of current maturities [4]	—		265,000		—		265,000	265,011

[1]

Ratio of earnings to fixed charges means the ratio of income before fixed charges and income taxes to fixed charges, where fixed charges are the aggregate of interest expense, including amortization of debt issuance costs, and an allocation of rental charges to approximate equivalent interest.

[2]

Included as a deduction from income before income taxes and as an addition to interest expense in 2005 is accelerated amortization of debt issuance costs in the amount of $5.0 million. Also included as deductions from income before income taxes in 2005, are losses on leased properties of $1.2 million. Excluding this amortization and these losses, the ratio of earnings to fixed charges would have been 27.7 for 2005.

[3]

Included as a deduction from income before income taxes are restructuring costs of $5.2 million and $26.3 million for the years ended December 31, 2007 and 2006, respectively. Excluding these costs, the ratio of earnings to fixed charges would have been 17.9 and 32.8 for 2007 and 2006, respectively.

19	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 6

[4]

Our convertible subordinated debentures were classified as short-term at December 31, 2007 and 2005 due to the ability of the holders to require us to redeem the debentures in June of 2008 (December 31, 2007) and due to a conversion condition having been met at December 31, 2005.

[5]	We adopted Statement of Financial Accounting Standard No. 123(R), “Share-based Payment” on January 1, 2006.

[6]	We adopted Financial Accounting Standards Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” on January 1, 2007.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (MD&A)

Many of the statements made in Item 7 of this Annual Report on Form 10-K are “forward-looking” and are based on our current expectations, assumptions and projections about Getty Images, Inc. and its industry and are made on the basis of our views as of the date this document is filed with the Securities and Exchange Commission (SEC). Examples of such forward-looking statements contained in this Item 7 include, but are not limited to, the statements concerning trends in revenue, costs and expenses, liquidity and capital resources; our accounting estimates, assumptions and judgments; the impact of our recent business acquisitions and our ability to integrate new operations successfully; the competitive nature of and anticipated growth in our markets; our ability to maintain our competitive position in the industry; the outcome of the pending litigation regarding our historical equity grant practices, and the impact thereof on our business; and our prospective needs for, and anticipated source of, additional capital and our ability to secure such additional capital. The foregoing and other forward-looking statements can often be identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “seek,” “intend,” “predict,” “may,” “might,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” and similar expressions, and variations or negatives of these and other similar words. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict and that could cause our actual results to differ materially and adversely from our past performance and our current expectations, assumptions and projections. Differences may result from actions taken by us as well as from risks and uncertainties beyond our control. Potential risks and uncertainties include, among others, those specifically set forth in this section and those in Part I, Item 1A. “Risk Factors” of this Annual Report on Form 10-K. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise. Readers should carefully review all documents that we file with, and furnish to, the SEC, as we will periodically update these forward-looking statements through these documents. Therefore, these forward-looking statements should not be considered current beyond the date this document is filed with the SEC unless read in conjunction with all of our documents filed with, and furnished to, the SEC thereafter.

The following should be read in conjunction with our Consolidated Financial Statements and the notes thereto included in Part IV, Item 15(A), Part I, Item 1. “Business,” and Part II, Item 6. “Selected Consolidated Financial Data,” of this Annual Report on Form 10-K.

GENERAL

Overview

The digital media content licensing business is dynamic and continually introduces opportunities and challenges. We believe that many opportunities exist in the business of licensing imagery. We believe that our best opportunities include growth in non-English speaking markets, growth in micropayment licensing and the introduction of new products and services. Most recently, the challenges for the business have been associated with the introduction of new alternative licensing models, changing competitive dynamics as well as the shift of communication and advertising to the Internet, which has changed the communication methods used by many of our customers.

Although we already have products and services available in many markets throughout the world, much of the focus of our business has been in English speaking markets. The market for visual content in many non-English speaking countries remains fragmented, and we believe there is substantial opportunity in these markets. We plan to accelerate growth in licenses of editorial and creative imagery and other digital media content in non-English speaking countries by expanding our product and service offerings in markets that we have not fully penetrated, by creating or acquiring locally relevant content and by localizing language and search capability on our websites.

The micropayment model has introduced a large number of small office and home office customers to the stock photography market; customers who we believe did not historically license imagery under traditional licensing models. This model gained popularity in

20	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 7

2007, driving significant micropayment revenue growth during the year. The micropayment model also creates some risk for our traditional creative product offerings. For certain customers and a limited number of projects, we believe that the micropayment image may be a viable substitute. We believe this substitution negatively impacted our traditional creative stills volume in 2007, and we expect it to continue to have an impact in 2008. We believe that there are a variety of possible uses of imagery, and our objective is to offer imagery to our customers at all price points. We believe that our customers will continue to see the value associated with our traditional products and as such, those license models will retain their importance in the stock photography market.

Also in 2007, we saw continued change in the competitive dynamics in the stock photography market. Our customers have increasing access to, and awareness of, a variety of imagery sources on the Internet. In this environment, we believe our primary competitive differentiators include the highest quality imagery, the broadest and deepest collections and the best tools for use by our customers in finding and purchasing imagery. We continue to add high quality, relevant imagery to our industry leading collections, we have created and continue to consider new license models for the benefit of our customers, and we are expanding our product and service offerings to meet our customers’ expanding digital content needs.

After acquiring Pump Audio in June 2007, we launched our new on-line music licensing service, Soundtrack, on www.gettyimages.com. This platform gives customers access to thousands of original tracks by independent artists and bands. In addition, Pump Audio has a growing collection of tens of thousands of songs from independent artists on www.pumpaudio.com, which can be searched by our customers through Soundtrack. We have also developed, and plan to continue to develop, consumer offerings where we will showcase our editorial imagery, video and multimedia in an interactive interface for viewing by consumers. We expect to generate revenue from our consumer site(s) through advertising, sponsorships, subscriptions and ecommerce.

Revenue

We generate our revenue from licensing rights to use visual content and from providing related services. Revenue is principally derived from a large number of relatively small transactions involving licensing rights to use single still images, stock footage or CDs containing multiple images and music. We also generate revenue from subscription image licenses, from assignment photo shoots and from additional products and services. In addition to being licensed directly by us, our imagery is also licensed through channel partners (distributors) and delegates worldwide. Revenue generated from delegates comprised approximately 7% of our revenue in 2007 and 2006, compared to 6% in 2005. Delegates typically earn and retain 35% to 40% of the license fee paid by their customers, and we recognize the remaining 60% to 65% as revenue.

STILL IMAGERY

We offer still imagery for license through four image portfolios: rights-managed, rights-ready, royalty-free, and editorial. Rights-managed images are licensed by customers on a use-by-use basis and generally have higher license fees based on the intended use or application of the image, geographic distribution, license duration, circulation and level of exclusivity.

The rights-ready model represents rights-managed quality imagery under a simplified license model. The license fee for a rights-ready image is based on a limited number of broadly defined usage categories with no geographic variable and a 10 year license duration. Since its introduction, we have been adding images and collections to our rights-ready portfolio and we expect it to grow as a percentage of our total revenue over time.

Royalty-free images can be used by customers for multiple projects over an unlimited time period. Set pricing is established for royalty-free imagery based on the production or artistic value of the image with variability associated with the file size (image resolution). In addition to single image licenses, royalty-free imagery can be licensed through CDs and subscriptions.

Editorial imagery consists of news, sports, entertainment and archival imagery, and is licensed on a single image or subscription basis (except for archival).

FOOTAGE

We also maintain portfolios of rights-managed and royalty-free stock footage, or footage clips, for license by our customers. These license models for stock footage are essentially the same as those described for our creative stills portfolios.

MUSIC

We license music to customers directly through our Soundtrack platform located on our website at www.gettyimages.com and through www.pumpaudio.com. Master recording and synchronization licenses are available for all music tracks, either on an individual basis

21	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 7

or through a blanket license, which allows a customer to use any of the available music tracks for a contracted period of time. The blanket license period and fee are negotiated in a contractual arrangement between Pump Audio and the customer. We also offer music-related services, such as rescoring.

Cost of Revenue

Cost of revenue consists primarily of royalties owed to contributors, comprised of photographers, filmmakers, image partners and musicians. Contributors are under contract with us and typically receive royalties of 10% to 50% of the total license fee, depending on the portfolio (as discussed above), where the imagery is licensed (licenses outside a contributor’s home territory result in lower royalties) and the terms of their contract. We also own the copyright to certain of the images in our collections (wholly-owned content) for which we do not pay any third party royalties. Cost of revenue also includes the cost of shipping and handling hard goods (CDs), costs of our assignment photo shoots and other costs related directly to the creation of the products and services we sell. Cost of revenue excludes depreciation and amortization associated with creating or buying imagery or music.

Acquisitions of Businesses

On June 19, 2007, we purchased all of the shares of Pump Audio, Inc. for $41.3 million. Pump Audio, Inc., located in New York, New York, is a leading provider of quality independent music to content creators around the world. The majority of the purchase price was allocated to goodwill ($36.4 million), identifiable intangible assets ($9.6 million) and deferred tax liabilities ($3.5 million).

On April 25, 2007, we purchased all the shares of MediaVast, Inc., owner of WireImage and sub-brands FilmMagic and Contour Photos, located in New York, New York, for $197.3 million in net cash. MediaVast is one of the leading creators of entertainment and event imagery. The majority of the purchase price was allocated to goodwill ($166.7 million), identifiable intangible assets ($52.1 million) and deferred tax liabilities ($14.9 million).

On April 6, 2006, we purchased all of the shares of Pixel Images Holdings Limited, the parent company of Star Media Limited (dba Stockbyte) and Stockdisc Limited (dba Stockdisc) (collectively, “Stockbyte”) for $135.0 million in net cash (excluding direct acquisition costs). Stockbyte a photography agency based in Tralee, Ireland that licensed royalty-free imagery to its customers through distributors, including Getty Images, and through its two websites, www.stockbyte.com and www.stockdisc.com. Prior to the acquisition, we had a significant number of Stockbyte’s images available for license through our Image Partner program. The purchase price was allocated primarily to goodwill ($110.2 million) and identifiable intangible assets ($21.4 million).

On February 9, 2006, we purchased all of the shares of iStockphoto, Inc., the pioneer of the micropayment stock image marketplace business model, located in Calgary, Alberta, Canada, for $50.0 million in cash. iStockphoto, Inc. licenses royalty-free imagery exclusively through its website, www.istockphoto.com, where customers can license single images from $1 to $20 and video clips from $10 to $50 based on file size (the micropayment model). The purchase price was allocated primarily to goodwill ($40.9 million) and identifiable intangible assets ($13.5 million).

On June 8, 2005, we acquired Amana America, Inc., Amana Europe Limited and Iconica Limited (collectively Photonica) for a purchase price of $58.3 million ($48.1 million of cash and $10.2 million of direct acquisition costs and liabilities assumed). Photonica is a rights-managed stock photography agency with its principal offices in New York and London. The majority of the purchase price was allocated to goodwill ($41.4 million) and identifiable intangible assets ($11.6 million). We acquired this company to obtain access to some of the world’s leading collections of cutting edge, high-end rights-managed imagery and some of the most talented and creative photographers in Europe, the United States and Japan.

On April 20, 2005, we acquired London-based Digital Vision Limited (Digital Vision), one of the world’s leading royalty-free photography businesses, for a purchase price of $179.6 million ($167.0 million of cash and $12.6 million of direct acquisition costs and liabilities assumed). The majority of the purchase price was allocated to goodwill ($135.3 million) and identifiable intangible assets ($33.2 million). Prior to the acquisition, we had a significant number of Digital Vision’s images available for license through our Image Partner program.

We also purchased several other small companies subsequent to December 31, 2004. All acquisitions were accounted for using the purchase method of accounting and accordingly, the results of operations of the acquired businesses since the respective dates of acquisition are included in our consolidated financial statements. All acquisitions for the periods presented in this report were not material, individually or in aggregate annually, to the company as a whole and, therefore, pro forma financial information is not presented.

22	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 7

RESULTS OF OPERATIONS

Comparison of 2007 to 2006 Results of Operations

All numbers in the tables below, except percentages, are in thousands.

	YEARS ENDED DECEMBER 31,				YEAR OVER YEAR

	2007	% of revenue	2006	% of revenue	$ change	% change

Revenue	$ 857,591	100.0	$ 806,589	100.0	$ 51,002	6.3

Changes in foreign currency exchange rates increased revenue by approximately $36.2 million or 4% for the year ended December 31, 2007. Excluding this impact, revenue was relatively flat year over year in all geographic regions.

Excluding the impact of foreign exchange, revenue increased year over year due mainly to an increase in the volume and price per image of micropayment licenses and an increase in revenue from licenses of editorial imagery (in large part due to the acquisition of MediaVast, Inc.). Overall, our revenue increased in 2007 by approximately $40 million due to growth in revenue from companies acquired in 2007. This growth in revenue was offset in part by declines in the volume and price of both rights-managed and royalty-free traditional creative still images licensed. We believe these changes reflect a continuing shift to online uses of imagery, which require lower quality imagery at lower price points yet higher volumes, and a growing global entertainment marketplace. Management expects these trends to continue in the near term.

	YEARS ENDED DECEMBER 31,				YEAR OVER YEAR

	2007	% of revenue	2006	% of revenue	$ change	% change

Cost of revenue	$228,157	26.6	$206,761	25.6	$21,396	10.4

Cost of revenue increased as a percentage of revenue in 2007, due primarily to a change in revenue mix, with higher margin royalty-free imagery representing a smaller percentage of overall revenue. Further, there has been a shift in the mix of imagery licensed within our royalty-free portfolio towards imagery with higher royalty rates, such as micropayment and image partner imagery. Management expects these trends to continue in the near term.

	YEARS ENDED DECEMBER 31,				YEAR OVER YEAR

	2007	% of revenue	2006	% of revenue	$ change	% change

Selling, general and administrative expenses (SG&A)	$335,914	39.2	$302,729	37.5	$33,185	11.0

SG&A increased in 2007 over 2006 due mainly to:

•

increased payroll costs, mainly in connection with employees that joined the company through recent acquisitions and annual salary increases, offset in part by the departure of employees not associated with recent acquisitions (mainly in connection with restructurings initiated in the fourth quarter of 2006 and the third quarter of 2007);

•	approximately $12.0 million or 4% increase due to changes in foreign currency exchange rates;
•

significant professional fees associated with our review of our equity compensation grant practices and related accounting, termination of a planned acquisition and evaluation of strategic alternatives to increase shareholder value, which aggregated approximately $6.0 million; and

•	increased marketing expenses, mainly in connection with the launch of our new www.gettyimages.com website and to support the growth of www.istockphoto.com.

Management expects SG&A to increase in 2008, due mainly to continued investment in the growth areas of our business and the full year impact of costs associated with businesses acquired in 2007.

23	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 7

	YEARS ENDED DECEMBER 31,				YEAR OVER YEAR

	2007	% of revenue	2006	% of revenue	$ change	% change

Depreciation	$ 61,611	7.2	$ 53,254	6.6	$ 8,357	15.7

Depreciation increased year over year due mainly to recent investments in the creation and acquisition of imagery and the acquisition and development of computer hardware and internal use software. Management expects depreciation to increase in 2008 as a result of recent and continued investments in imagery and infrastructure.

	YEARS ENDED DECEMBER 31,				YEAR OVER YEAR

	2007	% of revenue	2006	% of revenue	$ change	% change

Amortization	$ 29,187	3.4	$ 19,680	2.4	$ 9,507	48.3

The increase in amortization in 2007 was due to the amortization of the intangible assets related to recent business acquisitions.

	YEARS ENDED DECEMBER 31,				YEAR OVER YEAR

	2007	% of revenue	2006	% of revenue	$ change	% change

Restructuring costs	$ 5,218	0.6	$ 26,315	3.3	$ (21,097)	(80.2)

In the third quarter of 2007, we implemented a plan to reallocate resources in order to align our costs with the growth areas of our business. This plan for realignment resulted in a reduction in our workforce of approximately 100 employees worldwide, or approximately 5% of our full-time staff. In connection with this plan, we recorded a charge of approximately $3.9 million for employee termination costs and $0.3 million of restructuring costs related to vacated leased facilities. We also consolidated certain of our other offices in 2007, resulting in aggregate restructuring charges of approximately $1.0 million. We do not expect to see material cost savings as a result of these actions, as offsetting the benefits of the reduction in workforce is the investment in workforce in the growth areas of our business.

During 2006, we recorded a total of $26.3 million of restructuring costs. Approximately $20.7 million related to consolidation of certain office space in New York and Seattle. The remaining $5.6 million was a severance charge in the fourth quarter related to a realignment of resources.

	YEARS ENDED DECEMBER 31,				YEAR OVER YEAR

	2007	% of revenue	2006	% of revenue	$ change	% change

Investment income	$ 11,088	1.3	$ 8,834	1.1	$ 2,254	25.5

Investment income increased year over year due to investment losses of approximately $4.0 million recognized in 2006 on the sale of investments. Excluding these losses, interest income decreased in 2007 due mainly to lower average investment balances compared to 2006, offset in part by an increase in average interest rates.

	YEARS ENDED DECEMBER 31,				YEAR OVER YEAR

	2007	% of revenue	2006	% of revenue	$ change	% change

Interest expense	$ (6,680)	(0.8)	$ (1,506)	(0.2)	$ (5,174)	(343.6)

The increase in interest expense year over year in 2007 is due to borrowings under our senior credit facility used to partially fund the acquisitions of MediaVast, Inc. and Pump Audio, Inc.

24	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 7

	YEARS ENDED DECEMBER 31,				YEAR OVER YEAR

	2007	effective tax rate	2006	effective tax rate	$ change	% change

Income tax expense	$ (75,763)	(37.6)	$ (74,248)	(36.3)	$ (1,515)	(2.0)

Discrete items recorded during the year decreased our annual effective tax rate for 2007 by approximately 2.2 percentage points. The significant discrete items recorded during 2007 were the release of liabilities for uncertain tax positions resulting from the expiration of statutes of limitations (approximately 3.5 percentage points), offset in part by the impact of changes in the statutory tax rates of various countries (approximately 0.8 percentage points). Excluding the impact of discrete items in both years, our annual effective tax rate was higher in 2007 than in 2006, primarily due to an increase in income in jurisdictions with higher tax rates and interest expense accrued on uncertain tax positions in accordance with FIN No. 48 (adopted January 1, 2007).

Management currently expects our annual effective tax rate, excluding discrete items, for 2008 to be approximately 39.9%, generally consistent with 2007.

Comparison of 2006 to 2005 Results of Operations

All numbers in the tables below, except percentages, are in thousands.

	YEARS ENDED DECEMBER 31,				YEAR OVER YEAR

	2006	% of revenue	2005	% of revenue	$ change	% change

Revenue	$ 806,589	100.0	$ 733,176	100.0	$ 73,413	10.0

The increase in revenue in 2006 was due primarily to an increase in royalty-free revenue resulting from increased licensing of micropayment images (which we did not license in 2005) and an increase in the volume and average prices for single-image royalty free images licensed. In addition, we had increased revenue from licensing of editorial imagery as a result of growth in each of our primary editorial products (news, sports and entertainment), increased revenue from other products (such as media manager and photo assignments) and growth in footage revenue. We also increased our efforts to identify and bill for unauthorized use of our images which allowed us to generate revenue from licenses we would not have received in the past. Revenue generated through our delegates also increased during the year. Revenue from single-image licenses of our rights-managed portfolio was flat year over year as increased volume was offset by a decrease in the average price per image (primarily as a result of a shift in the mix to lower priced usage categories).

Revenue increased across all major geographic areas in 2006 over the comparable periods in 2005. Changes in foreign currency exchange rates had very little impact on our revenue year over year. Revenue from rights-managed licenses, including rights-ready, decreased as a percent of total revenue from 43% in 2005 to 40% in 2006, while royalty-free, editorial and other revenue each increased 1% of total revenue to 38%, 13% and 5%, respectively.

	YEARS ENDED DECEMBER 31,				YEAR OVER YEAR

	2006	% of revenue	2005	% of revenue	$ change	% change

Cost of revenue	$ 206,761	25.6	$ 196,887	26.9	$ 9,874	5.0

Cost of revenue, which consists primarily of royalties paid on imagery licensed, increased on a dollar basis over 2005 due to increased revenue. As a percentage of revenue, cost of revenue declined to 25.6% of revenue primarily due to an increase in licenses of wholly-owned imagery for which we do not pay a royalty. Our portfolio of wholly-owned imagery increased in 2006, primarily as a result of the acquisition of Stockbyte, whose image collections are 100% wholly-owned. The decline in cost of revenue as a percentage of revenue was offset in part by an increase in the average royalty rate on licenses of editorial imagery that resulted mainly from licenses of exclusive entertainment imagery, which generally carries a higher royalty rate than other editorial imagery.

25	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 7

	YEARS ENDED DECEMBER 31,				YEAR OVER YEAR

	2006	% of revenue	2005	% of revenue	$ change	% change

Selling, general and administrative expenses	$ 302,729	37.5	$ 252,103	34.4	$ 50,626	20.1

Selling, general and administrative expenses increased year over year due mainly to an increase in stock-based compensation expense as a result of adopting SFAS No. 123(R) on January 1, 2006, an increase in staff costs for employees who joined the company through business acquisitions and increased sales staff, higher marketing expenses and increased professional fees mainly associated with tax planning strategies and the review of our historic equity compensation grant practices.

	YEARS ENDED DECEMBER 31,				YEAR OVER YEAR

	2006	% of revenue	2005	% of revenue	$ change	% change

Depreciation	$ 53,254	6.6	$ 48,572	6.6	$ 4,682	9.6

Depreciation increased year over year due mainly to increased capital expenditures relating to the creation and acquisition of imagery. Total capital expenditures in 2006 were $62 million.

	YEARS ENDED DECEMBER 31,				YEAR OVER YEAR

	2006	% of revenue	2005	% of revenue	$ change	% change

Amortization	$ 19,680	2.4	$ 9,519	1.3	$ 10,161	106.7

The increase in amortization in 2006 was due to the amortization of the intangible assets related to the acquisitions of Stockbyte and iStockphoto in 2006 and to the acquisitions of Digital Vision and Photonica in 2005.

	YEARS ENDED DECEMBER 31,				YEAR OVER YEAR

	2006	% of revenue	2005	% of revenue	$ change	% change

Restructuring costs	$ 26,315	3.3	$ —	—	$ 26,315	100.0

During 2006, we recorded a total of $26.3 million of restructuring costs. Approximately $20.7 million related to consolidation of certain office space in New York and Seattle and was based on our evaluation of our options regarding the resultant excess space and our estimate of the total loss incurred on these spaces for the remainder of the respective lease terms. The remaining $5.6 million was a severance charge in the fourth quarter related to a realignment of resources.

	YEARS ENDED DECEMBER 31,				YEAR OVER YEAR

	2006	% of revenue	2005	% of revenue	$ change	% change

Investment income	$ 8,834	1.1	$ 11,991	1.6	$ (3,157)	(26.3)

Investment income decreased in 2006 due mainly to a $4.0 million loss on sale of investments in the second quarter of 2006. However, the average rate of return on the cash and investment balances was higher in 2006 than in 2005, offset somewhat by lower average balances held during the year.

26	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 7

	YEARS ENDED DECEMBER 31,				YEAR OVER YEAR

	2006	% of revenue	2005	% of revenue	$ change	% change

Interest expense	$ (1,506)	(0.2)	$ (7,618)	(1.0)	$ 6,112	80.2

Interest expense decreased in 2006 due mainly to $5.0 million of accelerated amortization of debt issuance costs in June of 2005, which resulted from a conversion condition of our convertible subordinated debentures being met. See discussion of our debentures under “Liquidity” below for additional information.

	YEARS ENDED DECEMBER 31,				YEAR OVER YEAR

	2006	effective tax rate	2005	effective tax rate	$ change	% change

Income tax expense	$ (74,248)	(36.3)	$ (80,740)	(35.1)	$ 6,492	8.0

Our effective tax rate for 2006 increased from 2005 primarily due to the recognition of a valuation allowance relating to deferred tax assets generated from capital losses incurred in 2006. Additionally, in 2005 we released $4.7 million of liabilities for uncertain tax positions in connection with our ability to utilize foreign tax credits as well as favorable developments in tax examinations.

FINANCIAL CONDITION

Liquidity

DECEMBER 31,	2007	2006

(In thousands, except current ratio)

Cash and cash equivalents and short-term investments	$364,464	$339,466
Working capital	$23,643	$353,824
Current ratio	1.05	3.66

Cash flows provided by operating activities	$249,316	$269,103
Cash flows (used in) provided by investing activities	(349,381)	35,551
Cash flows provided by (used in) financing activities	85,359	(197,447)

A change in the classification of our $265 million convertible subordinated debentures from long-term to current (due to the ability of the holders to require us to redeem the debentures on June 9, 2008) decreased our working capital and current ratio. Had we not changed the classification of our debentures, our working capital and current ratio would have been $288.6 million and 1.75, respectively, at December 31, 2007. For further discussion of the key terms of our debentures, see the “Convertible Subordinated Debentures” below. The remaining decline in working capital is due mainly to cash paid for acquisitions of businesses during 2007 ($254.7 million), most of which was not financed with debt.

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES

Cash flows provided by operating activities in 2007 decreased from 2006 by $19.8 million, due mainly to increased selling, general and administrative expenses and royalties and increased interest and income tax payments, offset in part by increased revenue.

CASH FLOWS USED IN INVESTING ACTIVITIES

Cash inflows from investing activities decreased $384.9 million in 2007, due mainly to the sale of $304.4 million of investments in 2006 that was not repeated in 2007. In addition, we spent more cash in connection with investing activities in 2007 than in 2006, mainly for the acquisition of businesses ($56.4 million more) and short-term investments ($25.5 million more).

Short-term investments at December 31, 2007 consist of an available-for-sale money market fund of $31.3 million carried at market value (there were no unrealized gains or losses included in other comprehensive income). The investment was in the Columbia Strate-

27	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 7

gic Cash Fund and had historically been classified as cash equivalents on our balance sheet, as this investment was readily convertible into known amounts of cash. In December 2007, this fund was closed due to liquidation of over half the fund by one investor, leaving us in a position where we were unable to liquidate our funds on demand. Columbia Asset Management (a division of Bank of America Corporation) is performing an orderly liquidation of the fund, which it expects to substantially complete in 2008. As result, we changed the classification of the investment from cash equivalents to short-term investments upon closure of the fund. See “Subsequent Events” below for $10.5 million of cash received after year end relating to this investment.

At the time that this fund was closed in December of 2007, the Net Asset Value (NAV) was no longer fixed at $1.00 and became a floating price. We obtained the December 31, 2007 NAV from Columbia Asset Management. In order to confirm that this NAV represented the fair value of the investment as of that date, we: discussed Columbia Asset Management’s valuation technique with them; agreed the trading prices of certain of the underlying investments to market quotes from Bloomberg; compared the quoted NAV to the NAV of cash receipts subsequent to year end; and reviewed the credit ratings of the companies issuing the underlying securities to determine if further impairment was likely. We determined that the quoted NAV was appropriate and recognized a $0.4 million loss on this investment. This loss is included in investment income in our consolidated statement of income.

Because this investment mainly comprises debt issuances by third parties, we are subject to credit risk for this investment. Should these companies become unable to repay their debts, or should buyers of the investments not be available for Columbia Asset Management’s orderly liquidation, the value of our investment could be further impaired.

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES

Cash provided by financing activities increased $282.8 million in 2007, due mainly to the repurchase of $207.7 million worth of our common stock in 2006 as compared to no repurchases in 2007, as well as due to $80.0 million in net borrowings under our senior credit facility, which was used to partially fund acquisitions of business during 2007.

Convertible Subordinated Debentures    On June 9, 2003, we issued $265.0 million in 0.5% convertible subordinated debentures (the “Original Debentures”) in a private placement. On December 16, 2004, we completed an exchange of all but $2.0 million of these Original Debentures for new 0.5% Series B convertible subordinated debentures (the “Debentures”). The final $2.0 million of the Original Debentures were exchanged for Debentures on May 12, 2005.

Key terms and conditions of our Debentures are:

•

The principal portion of the Debentures is required to be settled in cash, while the increase in value of the Debentures beyond the principal, if any, is payable in shares of our common stock. Prior to June 9, 2008, if the applicable stock price is less than or equal to the base conversion price of $61.08, no common shares would be issued upon conversion. If the applicable stock price is greater than the base conversion price, common shares would be issued upon conversion based on a conversion rate calculated in accordance with a pre-determined formula.

•

The Debentures may be converted at the holder’s option only under any of the following conditions: 1) the closing price of our common stock during a relevant measurement period as defined in the indenture is more than $73.30; 2) the credit rating assigned to the Debentures by Standard & Poor’s Ratings Services is below B- or by Moody’s Investors Service is below B3 (the ratings were B+ and Ba2, respectively, at December 31, 2007); 3) the trading price of the Debenture during a relevant measurement period as defined in the indenture is less than 95% of the product of the closing price of our stock and the conversion rate in effect at such time; 4) the Debentures are called for redemption; or 5) upon the occurrence of certain corporate transactions as defined in the indenture.

•

We may redeem the Debentures for cash equal to the principal value plus any accrued and unpaid interest at any time on or after June 13, 2008, except that between June 13, 2008 and June 12, 2009, we may not redeem the Debentures unless the closing sale price of our common stock is greater than $76.35 for at least 20 trading days in a 30 consecutive trading day period ending on the trading day prior to the date of mailing our notice of redemption.

•	Holders may require us to redeem the Debentures for cash equal to the principal value plus any accrued and unpaid interest on June 9, 2008, 2013 and 2018.

•

We are required to pay contingent interest beyond the 0.5% coupon rate at the rate of 0.5% per year on the average trading price of the Debentures over a five-day trading period immediately preceding the first day of the applicable six-month period, commencing with the six-month period ending December 9, 2008, if such average trading price is greater than or equal to $1,200 per Debenture. The market price of our Debentures was approximately $965 per debenture at December 31, 2007.

28	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 7

The conversion contingencies relating to the credit rating assigned to, and the trading price of the Debentures compared to the product of the closing price of our common stock and the conversion rate in effect at such time, as well as the contingent interest feature, represent embedded derivatives. A valuation of the fair value of these derivatives is performed each quarter. The fair value of these derivatives was insignificant in all periods presented.

If the Debentures are settled entirely in cash (as opposed to part cash and part common stock), which would be the case if we are required to redeem the debentures in June of 2008, we would be required to pay U.S. Federal and state income taxes relating to the recapture of original issuance discount deductions we have taken in excess of the stated coupon interest rate on the Debentures. The additional tax payable associated with the amount to be recaptured was approximately $40.5 million at December 31, 2007. This amount has already been provided for as a deferred tax liability on our consolidated balance sheet and therefore, this cash payment would not impact our consolidated statements of income.

Senior Credit Facility    On March 19, 2007, we terminated our 364-day $100 million unsecured senior revolving credit facility that we had entered into with U.S. Bank on May 4, 2006. Also on March 19, 2007, we entered into a new agreement with U.S. Bank, as Administrative Agent and Sole Lead Arranger, for a $200 million 364-day senior unsecured revolving credit facility (the Facility). Funds drawn down under the Facility may be used for general corporate purposes, including for acquisitions, redemption or repayment of all or a portion of our existing $265 million of debentures, and working capital requirements. Fees paid in connection with the establishment of the Facility are deferred and amortized to interest expense over the term of the Facility.

The interest rate on funds drawn down under the Facility ranges from LIBOR plus 0.60% to 0.75% depending on our leverage ratio. We are charged 0.125% to 0.15% on funds available but not drawn down. The Facility permits us to maintain a maximum leverage ratio of 2.75 throughout its term. The leverage ratio is defined as our total interest bearing debt divided by a trailing four quarter earnings before interest expense, income tax expense, depreciation, amortization, non-cash items (including stock-based compensation expense) and any non-recurring items. The Facility is also subject to customary events of default, including events of default on our other outstanding debt, as applicable, upon the occurrence of which we would be required to immediately repay any funds drawn down under the Facility. We borrowed $120.0 million and repaid $40.0 million on the Facility during 2007, leaving a balance due of $80.0 million at December 31, 2007. We repaid an additional $40.0 million on the facility in January of 2008 (see “Subsequent Events” below).

Planned Debt Refinancing    We expect to refinance both the Facility and the Debentures in 2008, as the Facility expires in March of 2008, and we believe it is likely that the holders of the Debentures will require us to redeem them in June of 2008. See discussion of the extension of the expiration of, and increase in the amount of funds available under, the Facility subsequent to year end under “Subsequent Events” below). We believe that we will be able to obtain replacement financing in the amount desired and at reasonable interest rates. This belief is based upon preliminary conversations with potential lenders, our good credit history and our historical ability to generate sufficient cash to service our debt. We expect that the proceeds from this refinancing, as well as our current cash and cash equivalents plus cash generated through future operating and investing activities will meet our liquidity needs for at least the next 12 months, including repayment of our current debt and the associated income tax payment. Our ability to generate cash flows for 2008 in line with our expectations is subject to many risks and uncertainties, including but not limited to: significant unexpected cash payments; significant changes in interest rates or income tax laws; a significant decline in the market price of our common stock; any strategic alternatives implemented; and the risks discussed in Part I, Item 1A of this Annual Report on Form 10-K.

Capital Expenditures, Contractual Obligations and Rights, Guarantees and Other Potentially Significant Uses of Cash

CAPITAL EXPENDITURES

We spent $62.9 million, $61.5 million and $57.8 million on capital expenditures in 2007, 2006 and 2005, respectively. The increase in 2006 resulted mainly from the acquisition and creation of wholly-owned imagery, while the increase in 2007 resulted mainly from increased acquisition and development of hardware and internal use software. We had no material commitments for capital expenditures at December 31, 2007. However, we plan to spend approximately $60.0 million to $65.0 million on capital expenditures in 2008, mainly related to the creation or acquisition of imagery and development and acquisition of computer software and hardware. The anticipated sources of funds for these capital expenditures are current cash and cash equivalents and cash flows provided by operating and investing activities, but could include any of the sources discussed under “Liquidity” above.

29	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 7

CONTRACTUAL OBLIGATIONS AND RIGHTS

The following table illustrates payments and receipts associated with significant, enforceable and legally binding contractual obligations that are non-cancelable without significant penalty. If a contract is cancelable with a penalty, the amount shown in the table below is the full contractual obligation, not the penalty, as we currently intend to fulfill each of these obligations.

Liabilities for uncertain tax positions are excluded from this table due to the uncertainty of the timing of the resolution of the underlying tax positions. The current portion of these liabilities at December 31, 2007 was $2.2 million, which we expect to be settled in cash in the next 12 months. The non-current portion at December 31, 2007 was $40.5 million, of which the timing of the resolution is uncertain. Payments under purchase orders, certain sponsorships, donations and other commitments that are not enforceable and legally binding contractual obligations are also excluded from this table, as are payments, guaranteed and contingent, under employment contracts because they do not constitute purchase commitments.

YEARS ENDING DECEMBER 31,	2008	2009	2010	2011	2012	THEREAFTER	TOTAL

(In thousands)

Convertible subordinated debentures:
Principal payments [1]	$—	$—	$—	$—	$—	$265,000	$265,000
Interest payments [1]	1,343	1,343	1,343	1,343	1,343	14,106	20,821
Senior credit facility:
Principal payments	80,000	—	—	—	—	—	80,000
Interest payments	934	—	—	—	—	—	934
Operating lease payments on facilities and equipment leases[2]	29,564	26,880	26,362	22,775	22,164	46,193	173,938
Minimum royalty guarantee payments to contributors of imagery [3]	11,624	8,851	4,516	3,106	461	—	28,558
Other purchase commitments	6,252	1,767	689	44	30	—	8,782

Total contractual obligations	$129,717	$38,841	$32,910	$27,268	$23,998	$325,299	$578,033

[1]

Figures assume that the convertible subordinated debentures are repaid upon maturity in 2023, which may or may not reflect future events. Under the terms of the indenture, the holders may require us to redeem the debentures in 2008, 2013 and 2018. The debentures are reflected as short-term in our December 31, 2007 balance sheet due to the potential 2008 redemption. See discussion of these circumstances under “Convertible Subordinated Debentures” and “Planned Debt Refinancing” above, as well as the discussion of the additional U.S. tax payment that would be required if the debentures are settled entirely in cash.

[2]

Offsetting these operating lease payments will be receipts for subleased facilities in the amounts of (in thousands) $9,007, $9,489, $9,388, $9,032 and $9,042 for the years ending December 31, 2008, 2009, 2010, 2011 and 2012, respectively, and $16,695 thereafter, for a total of $62,652.

[3]

Offsetting these minimum royalty guarantee payments to contributors of imagery will be minimum guaranteed receipts from contributors in the amounts of (in thousands) $2,179 and $1,508 for the years ending December 31, 2008 and 2009, respectively, for a total of $3,687.

GUARANTEES

We indemnify certain customers from claims related to alleged infringements of the intellectual property rights of third parties, such as claims arising from failure to secure model and property releases for images we license. The standard terms of these indemnifications require us to defend those claims and pay related damages, if any. We typically mitigate this risk by securing all necessary model and property releases for imagery for which we hold the copyright, and by contractually requiring our contributing photographers and other imagery partners to do the same prior to submitting any imagery to us. We also require contributing photographers, other imagery partners and sellers of businesses or image collections that we have purchased to indemnify us in certain circumstances in the event a claim arises in relation to an image they have provided or sold to us. Our imagery partners are also typically required to carry insurance policies for losses related to such claims. We do not record any liabilities for these indemnifications until claims are made and we are able to assess the range of possible payments and available recourse from our imagery partners, as applicable. Historically, our exposure to such

30	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 7

claims has been immaterial, as were our recorded liabilities for intellectual property infringement at December 31, 2007 and 2006. As such, we believe the estimated fair value of these liabilities is minimal.

In the ordinary course of business, we also enter into certain types of agreements that contingently require us to indemnify counterparties against third-party claims. These may include:

•	agreements with vendors and suppliers, under which we may indemnify them against claims arising from our use of their products or services;

•	agreements with customers other than those licensing images, under which we may indemnify them against claims arising from their use of our products or services;

•	agreements with delegates, under which we may indemnify them against claims arising from their distribution of our products or services;

•	real estate and equipment leases, under which we may indemnify lessors against third-party claims relating to use of their property;

•	agreements with directors and officers, under which we indemnify them to the full extent allowed by Delaware law against claims relating to their service to us;

•	agreements with purchasers of businesses we have sold, under which we may indemnify the purchasers against claims arising from our operation of the businesses prior to sale; and

•	agreements with initial purchasers and underwriters of our securities, under which we indemnify them against claims relating to their participation in the transactions.

The nature and terms of these indemnifications vary from contract to contract, and generally a maximum obligation is not stated. Because we are unable to estimate our potential obligation, and because we do not expect these indemnifications to have a material adverse effect on our consolidated financial position, results of operations or cash flows, no related liabilities were recorded at December 31, 2007 or 2006. We hold insurance policies that mitigate potential losses arising from certain indemnifications, and historically, we have not incurred significant costs related to performance under these obligations.

OTHER POTENTIALLY SIGNIFICANT USES OF CASH

Effective May 22, 2006, our Board of Directors approved an amendment to our share repurchase program authorizing the repurchase of shares of our common stock with an aggregate value of up to $250.0 million, an increase from the prior authorization of $150.0 million. During 2006, we repurchased a total of 3.5 million shares for $207.7 million under the amended plan. These repurchases occurred in the open market pursuant to a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934. We did not repurchase any shares of our common stock in 2007, and therefore approximately $42.3 million remains under the Board of Directors approved plan for future repurchases.

We will continue to consider selective acquisitions of businesses. During 2007, we paid $254.7 million in cash for acquired businesses. Cash paid for business acquisitions can vary significantly from year to year due to the timing of identifying and completing acquisitions that contribute to the achievement of our objectives.

We have not paid or declared any dividends since inception, and our Board of Directors does not anticipate changing this practice in the foreseeable future.

SUBSEQUENT EVENTS

Financing

In January of 2008, we repaid $40.0 million of funds borrowed under our senior credit facility, leaving $40.0 million due on the facility. In February of 2008, we entered into an agreement with U.S. Bank National Association to extend the senior credit facility for 90 days beyond its original expiration date, with an option to extend another 90 days, and to provide for an additional $150.0 million of available borrowing capacity within the first 90 day extension, bringing the total borrowing capacity to $350.0 million. The incremental borrowing capacity is available for general corporate purposes, including the redemption of all or a portion of our convertible subordinated debentures.

31	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 7

Merger

On January 21, 2008, we announced that our Board of Directors is exploring strategic alternatives to enhance shareholder value. On February 25, 2008, we announced that we entered into an agreement to be acquired by entities affiliated with Hellman & Friedman, LLC. The merger is expected to close during the second quarter of 2008 and is subject to approval by a majority of our stockholders, approval by a majority of the shares of our common stock present in person or by proxy and voting at our stockholders meeting that are held by holders other than the Rollover Investors and Jonathan Klein, receipt of requisite antitrust approvals and other customary closing conditions. The Merger Agreement is attached as Exhibit 2.1 to our Current Report on Form 8-K as filed on February 26, 2008.

We have the right to terminate the Merger Agreement under certain specified circumstances in order to enter into a definitive agreement implementing an alternative acquisition proposal. If we so terminate the Merger Agreement, we are required to pay Parent a termination fee equal to $31 million if such termination occurs on or prior to April 4, 2008 or a termination fee equal to $52 million if such termination occurs after April 4, 2008. We also may be obligated to pay a termination fee to Parent of $52 million if the Merger Agreement is terminated under other specified circumstances. In addition, if our stockholders fail to approve the Merger, we would be required to reimburse H&F for certain of their expenses, up to a maximum of $5 million, and regardless of whether the Merger is consummated or not, we are required to pay Goldman Sachs, our financial advisor in connection with the Merger, a $3 million fee plus reimbursement for certain of their expenses.

A class action was filed against Getty Images, Inc. and its current Board of Directors purporting to assert claims on behalf of the Company’s shareholders relating to the proposed going private transaction announced by the Company on February 25, 2008. We cannot predict the outcome of this lawsuit, or others, nor can we predict the amount of time and expense that would be required to resolve such lawsuits. Getty Images disputes the merits of these claims and intends to vigorously defend against them.

If the plaintiffs ultimately prevailed in these lawsuits, our insurance coverage may not cover our total liabilities and expenses associated with the lawsuits as we have deductibles on certain aspects of the coverage. In addition, subject to certain limitations, we are obligated to indemnify our current and former directors, officers and employees in connection with their exercise of fiduciary duties in relation to the evaluation and execution of the proposed transaction. We currently hold insurance policies for the benefit of our current directors and officers.

Short-Term Investment Liquidation

Between December 31, 2007 and the date this report is filed with the Securities and Exchange Commission, we received $10.5 million in cash from the orderly liquidation of the Columbia Strategic Cash fund.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of our consolidated financial statements and the revenues and expenses reported during the period. Following are accounting policies that we believe are most important to the portrayal of our financial condition and results of operations and that require our most difficult judgments as a result of the need to make estimates and assumptions about the effects of matters that are inherently uncertain. These critical accounting policies have been discussed with our Audit Committee.

Goodwill and Identifiable Intangible Assets

Goodwill is the excess of the purchase price and related costs over the fair value of net tangible and identifiable intangible assets acquired through acquisitions of businesses. Goodwill is reviewed for impairment annually on August 31 and between annual tests in certain circumstances. Circumstances that could indicate impairment and require us to perform impairment tests more frequently than annually include: significant adverse changes in legal factors or market and economic conditions; a significant decline in the financial results of our operations; significant changes in our strategic plans; adverse actions by regulators; unanticipated changes in competition and our market share; or a planned disposition of a significant portion of our business. When assessing impairment, we estimate the implied fair value of the Company based on a discounted cash flow model that involves significant assumptions and estimates, including our future financial performance, our future weighted average cost of capital and our interpretation of currently enacted tax laws. At August 31, 2007, the implied fair value of our goodwill exceeded its carrying value and, therefore, our goodwill was not impaired. As circumstances change, it is possible that future goodwill impairment tests could result in a loss on impairment of assets, which would be included in the determination of income from operations. The balance of goodwill at December 31, 2007 was

32	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 7

$1.2 billion. A 10% decrease in the discounted cash flows assumed in our August 31, 2007 goodwill impairment test would not have resulted in an impairment of our goodwill.

Identifiable intangible assets are assets that do not have physical representation, but that arise from contractual or other legal rights or are capable of being separated or divided from us and sold, transferred, licensed, rented, or exchanged. Identifiable intangible assets are generally valued based on discounted future cash flows that we estimate will be generated by the assets (sometimes referred to as the income approach) and are amortized on a straight-line basis over their estimated useful lives (see “Estimated Useful Lives of Certain Long-Lived Assets” below for more information). Identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. Impairment exists when the carrying value of the asset is not recoverable and exceeds its fair value. The discounted cash flow models we use to determine the fair value of identifiable intangible assets involve significant assumptions and estimates, including cash flows expected to be generated by the assets, the estimated useful lives of the assets, and our future weighted average cost of capital. As circumstances change, it is possible that future impairment tests could result in an impairment of assets, which would be included in the determination of income from operations. No identifiable intangible assets were impaired during the periods presented. The majority of the $116.6 million net book value of our identifiable intangible assets at December 31, 2007 consisted of trademarks and trade names ($46.3 million) and customer lists, contracts and relationships ($40.2 million).

Estimated Useful Lives of Certain Long-Lived Assets

The estimated useful lives of our most significant property and equipment and identifiable intangible assets are discussed below. Should we determine at some point in the future that the useful lives of these assets are shorter than estimated, it is possible that we would be required to accelerate the amortization, or write off an impaired portion, of these assets.

PROPERTY AND EQUIPMENT

The majority of the $156.1 million net book value of our property and equipment at December 31, 2007 consisted of imagery ($78.4 million), computer hardware and software ($55.7 million) and leasehold improvements ($16.6 million).

The estimated useful lives of imagery are determined based on the number of years over which they generate the majority of their revenue. Periodically, we perform analyses of populations of imagery that are representative of all of our contemporary image collections. These analyses have shown that the average life of contemporary imagery approximates four years. The estimated useful life of archival imagery is approximately 40 years. Historical revenue may not be indicative of future revenue, and therefore, these estimated useful lives are inherently uncertain.

The three-year estimated useful life of computer hardware and software is determined based on prior experience with related technology, the expected future utility of the assets to us based on our operating plans and industry standards. Hardware and software providers’ future support of today’s technology and the future of technology in general are inherently uncertain. These lives are reviewed whenever events or changes in circumstances indicate that revisions may be required, such as significant technological developments, the failure of a vendor to continue to support a particular version of software or changes in operating plans.

Leasehold improvements are amortized over the shorter of the remaining original term of the lease or the estimated useful life of the improvement, ranging from two to 20 years, with the majority of the net book value invested in assets with original estimated useful lives of approximately eight and 10 years. The estimated useful lives of leasehold improvements are determined based on our prior experience with similar assets and the expected future utility of the assets to us based on our operating plans. Our future operating plans could change, and we may choose to, or be required to, terminate our leases and thereby abandon our leasehold improvements prior to the termination of the associated lease or the end of the otherwise estimated useful life. The estimated useful lives of leasehold improvements are reviewed whenever events or changes in circumstances indicate that revisions may be required, such as a planned move to or from, or remodeling of, a leased space.

IDENTIFIABLE INTANGIBLE ASSETS

As discussed above, the majority of the net book value of our identifiable intangible assets at December 31, 2007 consisted of trademarks and trade names and customer lists, contracts and relationships. We evaluate the remaining useful lives of our identifiable intangible assets each reporting period to determine whether events and circumstances warrant revisions to the remaining periods of amortization. No revisions were determined to be necessary during the periods presented.

33	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 7

The estimated useful lives of trademarks and trade names, two to 10 years, are generally based on contractual or other legal terms, our plans for use of the assets and the cost and difficulty of renewing the lives of the assets. The useful lives of these assets may change or terminate prior to the end of their contractual lives due to changes in operating plans, brand strategy, acquisition or disposition of businesses and legal action, among other circumstances.

The estimated useful lives of customer lists, contracts and relationships, ranging from two to seven years, are determined based on our prior experience with customers in general and revenue we expect to generate through these specific customers in the future. Customers are free to terminate their relationship with us at any time, our past experience with one group of customers may not be indicative of our future experience with another group, and past revenue may not be indicative of future revenue.

Income Taxes

We are subject to income taxes in the U.S. and in numerous foreign jurisdictions. Significant judgments, estimates and assumptions are required in determining our tax return reporting positions and in calculating our provisions for income taxes, as they are based on our interpretation of tax regulations and accounting pronouncements. We establish liabilities for uncertain tax positions when, despite our belief that we have appropriate support for positions we have taken on our returns, we determine whether it is more likely than not that a tax position will be sustained upon examination. These liabilities are measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement and are established through our income tax provisions and are recorded in other current liabilities or other long-term liabilities on our consolidated balance sheets. We remeasure these liabilities as governing laws and facts and circumstances change, such as the closing of a tax audit or the expiration of the statute of limitations for a specific exposure. We are subject to tax examinations by many taxing authorities. Although we believe that our judgments, estimates and assumptions are reasonable, the final determination of our tax liabilities could materially differ from our expectations. If this should occur, our Consolidated Financial Statements could be materially impacted.

The existence and valuation of our deferred income taxes, reflecting the impact of temporary differences between financial and tax reporting and of tax loss carryforwards, are based on tax laws, regulations, accounting principles, and our interpretations thereof. The ultimate realization of deferred tax assets is dependent upon the generation of sufficient future taxable income in each applicable tax jurisdiction. We reduce our deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that we will not realize some portion or all of the deferred tax assets. Deferred U.S. income taxes are not provided for unremitted foreign earnings of our foreign subsidiaries because we expect those earnings will be permanently reinvested. It is not practicable to calculate the unrecognized deferred tax liability for temporary differences related to these investments. Deferred tax assets and liabilities are classified into net current and net non-current amounts based on the balance sheet classification of the related asset or liability, or if there is no such asset or liability, according to the timing of the expected reversal of the temporary difference that created the deferred tax asset or liability.

Our effective tax rate was 37.6%, 36.3% and 35.1%, for the years ended December 31, 2007, 2006 and 2005, respectively. Our effective tax rate is affected by among other things: our mix of pre-tax earnings in jurisdictions with varying statutory tax rates; changes in tax laws, regulations and accounting principles; changes in our liabilities for uncertain tax positions; changes in valuation allowances provided against our deferred tax assets; and discrete items occurring in each period.

Foreign Exchange

Foreign exchange gains and losses that arise from changes in the exchange rates underlying foreign-currency denominated assets and liabilities, other than long-term intercompany balances, are included in our consolidated statements of income for the periods in which the exchange rates change. Foreign exchange gains and losses that arise from changes in the exchange rates underlying intercompany balances that are of a long-term investment nature, for which settlement is not planned or anticipated in the foreseeable future, are reported in accumulated other comprehensive income in our consolidated balance sheets. The future cash needs of the parent company and each subsidiary are uncertain. Should we reclassify and settle a portion of these intercompany balances at some time in the future due to domestic cash needs or for other purposes, these intercompany balances would be redesignated as short-term, and all future revaluation gains and losses would be recorded in our consolidated statement of income. In addition, should we dispose of one of the subsidiaries with which we have a long-term intercompany balance, the accumulated other comprehensive income or loss associated with that entity would be included in the calculation of the gain or loss on the disposal of the subsidiary. Foreign exchange gains of $5.8 million and $16.0 million and losses of $23.5 million for the years ended December 31, 2007, 2006 and 2005, respectively, arose from changes in the exchange rates underlying intercompany balances deemed to be long-term in nature and therefore were included in our consolidated balance sheets as a component of accumulated other comprehensive income.

34	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 7

Accumulated net unrealized gains on revaluation of foreign currency denominated long-term intercompany balances were $23.1 million and $17.3 million at December 31, 2007 and 2006, respectively.

Allowance for Doubtful Accounts

We estimate our allowance for doubtful accounts based on historical losses as a percentage of revenue, existing economic conditions, and specific account analysis of at-risk customers and delegates. Historical losses and existing economic conditions may not necessarily be indicative of future losses, and the impact of economic conditions on each of our customers is difficult to estimate. Should future uncollectible amounts not reflect our current estimates, we would be required to change our allowance for doubtful accounts through an entry to bad debt expense included in selling, general and administrative expenses in our consolidated statement of income. Our allowances for doubtful accounts at December 31, 2007 and 2006 were $14.9 million and $14.3 million, respectively. The percentage of our investment in trade receivables, net of allowances for doubtful accounts and sales returns, more than 90 days old as a percentage of our total trade receivables, net of allowances as of December 31, 2007 and 2006 was 6% and 5%, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements: an Amendment to ARB No. 51”

On December 1, 2007, the FASB issued SFAS No. 160. This Statement is effective for us beginning January 1, 2009, and requires prospective application of the accounting and retrospective presentation and disclosure for all periods presented. This Statement, among other things, requires an acquirer of a controlling interest in an entity to recognize the acquired interest at fair value and to allocate goodwill between the controlling and noncontrolling interest holders. It also requires the value of the noncontrolling interest to be included in equity on the holder’s balance sheet. We currently control an entity of which we do not own 100%, and we present the insignificant value of the minority interest, or noncontrolling interest, in this entity in other long-term liabilities in our balance sheet. We have not yet completed the process of determining the full impact of SFAS No. 160 on our financial statements.

SFAS No. 141, “Business Combinations”

On December 1, 2007, the FASB issued SFAS No. 141(R). This Statement is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009 and therefore will not impact our financial statements upon adoption. This Statement makes significant changes to the accounting for business combinations, including but not limited to:

•	professional fees incurred in connection with the business combination will be expensed as incurred rather than capitalized as part of goodwill;
•

costs to be incurred in connection with restructuring activities that do not represent legal liabilities prior to the acquisition date will be expensed post-acquisition rather than capitalized as part of goodwill;

•

material adjustments to purchase price allocation made during the accounting measurement period will be recast to the original period of acquisition in subsequent presentations of the respective financial statements; and

•

adjustments to deferred tax assets and uncertain tax position balances that occur after the accounting measurement period will be recorded as a component of income tax expense rather than as an adjustment to goodwill, regardless of whether the entity was acquired prior to or after adoption of SFAS No. 141(R).

SFAS No. 157, “Fair Value Measurements”

In September of 2006, the FASB issued SFAS No. 157. This Statement provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under this Statement, fair value measurements are disclosed by level within that hierarchy. While this Statement does not add any new fair value measurements, it does change current practice. Changes to practice include a requirement for an entity to include its own credit standing in the measurement of its liabilities and to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year.

35	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 7

This Statement is effective for us January 1, 2008 and is to be applied prospectively and therefore will not impact our financial statements upon adoption. However, it dictates the way we will determine fair values in the future, including, among other things, the valuation of: short-term investments; intangible assets acquired through business combinations; long-lived assets when assessing potential impairment; liabilities associated with restructuring activities; and debt. It also increases our disclosure requirements regarding the valuation of these assets and liabilities. See also discussion of the interpretation of this pronouncement below.

FASB Staff Position (FSP) No. FAS 157-b, “Fair Value Measurements”

This FSP was issued on February 6, 2008, and delays the effective date of FASB No. 157 “Fair Value Measurements” until January 1, 2009, for all nonfinancial assets and liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis. Nonfinancial assets and liabilities include, among others: intangible assets acquired through business combinations; long-lived assets when assessing potential impairment; and liabilities associated with restructuring activities.

Proposed FSP No. APB 14-a, “Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Cash Settlement)”

This proposed FSP specifies that issuers of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) should separately account for the liability and equity components of such instruments in a manner that reflects the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. This FSP has not been finalized but is proposed to become effective January 1, 2008, with retrospective application required. If this FSP were to be finalized as proposed, our interest expense would increase significantly. However, there would be no change in the amount of interest we pay in cash.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to a variety of market risks, primarily changes in: interest rates; the market price of our common stock, into which our debt is convertible (equity price risk); and foreign currency exchange rates.

INTEREST RATE RISK

On March 19, 2007, we terminated our 364-day $100 million unsecured senior revolving credit facility that we had entered into with U.S. Bank on May 4, 2006. Also on March 19, 2007, we entered into a new agreement with U.S. Bank, as Administrative Agent and Sole Lead Arranger, for a $200 million 364-day senior unsecured revolving credit facility (the Facility). Funds drawn down under the Facility may be used for general corporate purposes, including for acquisitions, redemption or repayment of all or a portion of our existing $265 million of debentures, and working capital requirements. Fees paid in connection with the establishment of the Facility are deferred and amortized to interest expense over the term of the Facility. As of December 31, 2007, we had $80.0 million in borrowings outstanding under the Facility.

The interest rate on funds drawn down under the Facility ranges from LIBOR plus 0.60% to 0.75% depending on our leverage ratio. We are charged 0.125% to 0.15% on funds available but not drawn down. The Facility permits us to maintain a maximum leverage ratio of 2.75 throughout its term. The leverage ratio is defined as our total interest bearing debt divided by a trailing four quarter earnings before interest expense, income tax expense, depreciation, amortization, non-cash items (including stock-based compensation expense) and any non-recurring items. The Facility is also subject to customary events of default, including events of default on our other outstanding debt, as applicable, upon the occurrence of which we would be required to immediately repay any funds drawn down under the Facility.

See further discussion of the Facility in Item 7 above under “Senior Credit Facility.”

EQUITY PRICE RISK

Changes in interest rates have a negligible impact on the fair value of our debentures, while changes in the market price of our common stock can cause the fair value of the debentures to fluctuate. The fair value of our debentures, based on quoted market prices, was approximately $255.8 million and $261.2 million at December 31, 2007 and 2006, respectively.

36	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 7A

In periods where the average closing price of our common stock exceeds $61.08 per share for the last five trading days of a reporting period, we would be required to issue shares for the increase in the value of the debentures above their book value of $265.0 million. The following table shows the approximate number of shares we would issue upon conversion at various stock prices, assuming $265.0 million of convertible subordinated debentures outstanding:

Average closing price per share of common stock for the last five trading days of the reporting period	$62	$70	$80	$90	$100	$120	$150	$250	$1,500	$2,900
Incremental dilutive shares outstanding (in thousands)	129	1,106	2,052	2,788	3,377	4,260	5,144	5,884	6,768	6,853

FOREIGN CURRENCY EXCHANGE RATE RISK

Transaction Gains and Losses

The parent company and many of our subsidiaries enter into transactions that are denominated in currencies other than their functional currency (foreign currencies), primarily euros, British pounds, U.S. dollars and Japanese yen. Some of these transactions result in foreign currency denominated assets and liabilities that are revalued each month. Upon revaluation, transaction gains and losses are generated, which, with the exception of those related to long-term intercompany balances, are reported as exchange gains and losses in our consolidated statements of income in the periods in which the exchange rates fluctuate. Transaction gains and losses on foreign currency denominated long-term intercompany balances for which settlement is not planned or anticipated in the foreseeable future, are reported in accumulated other comprehensive income in our consolidated balance sheets.

Transaction gains and losses arising from revaluation of assets and liabilities denominated in the same foreign currencies may offset each other, in part, acting as a natural hedge. Where our assets and liabilities are not naturally hedged, we may enter into forward foreign currency exchange contracts to reduce our exposure to transaction gains and losses. Our forward foreign exchange contracts generally range from one to three months in original maturity and primarily require the sale of euros, British pounds, Japanese yen and Thai baht and the purchase of U.S. dollars, euros and British pounds. These contracts have not been designated as hedges as defined by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and therefore gains and losses arising from revaluation of these forward contracts are recorded as exchange gains and losses in our consolidated statements of income in the periods in which the exchange rates fluctuate. These gains and losses generally offset, at least in part, the gains and losses of the underlying exposures that are being hedged.

The following table illustrates hypothetical gains and losses that would be realized on our most significant forward foreign currency contracts outstanding at the reported balance sheet dates were instantaneous changes of 10% to occur in the exchange rates between the currencies bought and sold through the contracts:

DECEMBER 31,	2007		2006

	Hypothetical 10% Strengthening	Hypothetical 10% Weakening	Hypothetical 10% Strengthening	Hypothetical 10% Weakening

(In thousands)

U.S. dollar	$3,935	$(4,810)	$1,606	$(1,963)
British pound	444	(542)	(827)	1,011
Euro	(2,168)	2,650	1,543	(1,885)
Japanese yen	(727)	888	(394)	482
Thai baht	(364)	444	—	—

These hypothetical gains and losses would be offset, at least in part, by losses and gains generated from revaluing the underlying exposures these contracts are hedging.

37	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 7A

Translation Gains and Losses

The statements of income of foreign subsidiaries are translated into U.S. dollars, our reporting currency, at the prior month’s average daily exchange rate. When these exchange rates change from period to period, they cause fluctuations in reported results of operations that are not indicative of fundamental company operating performance but rather that reflect the performance of currencies. We currently do not hedge against the impact of translation.

The following table illustrates the annual change in the foreign currency exchange rates between U.S. dollars and the most commonly hedged associated currencies:

CURRENCY	DECEMBER 31, 2007	Annual Change	DECEMBER 31, 2006	Annual Change	DECEMBER 31, 2005	Annual Change

British pound	0.5040	(1)%	0.5106	(12)%	0.5818	11%
Euro	0.6848	(10)%	0.7577	(10)%	0.8445	14%
Japanese yen	111.7100	(6)%	119.0200	1%	117.8800	15%
Thai baht	29.5000	(18)%	36.1000	(12)%	40.9900	5%

ITEM 8. CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Part IV, Item 15(A) of this Annual Report on Form 10-K.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

ITEM 9A. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

The Chief Executive Officer and Chief Financial Officer have evaluated the effectiveness of the company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended) as of December 31, 2007. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that as of December 31, 2007, these disclosure controls and procedures were effective.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended) for the company. We assessed the effectiveness of the company’s internal control over financial reporting as of December 31, 2007. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework. Based on our assessment using those criteria, we determined that as of December 31, 2007, our internal control over financial reporting is effective.

Management has excluded the company’s MediaVast, Pump Audio and Punchstock business units from its assessment of internal control over financial reporting as of December 31, 2007 because these business units were acquired by the company in purchase business combinations during 2007. MediaVast, Pump Audio and Punchstock represented approximately 11%, 2% and 1%, respectively, of the company’s total assets at December 31, 2007 and less than 1% each of total revenues for the year ended December 31, 2007.

38	GETTY IMAGES, INC.	2007	FORM 10-K	PART II	ITEM 9A

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Changes in Internal Control Over Financial Reporting

During the last fiscal quarter of 2007, there were no changes in the company’s internal control over financial reporting identified in connection with management’s evaluation of the effectiveness of the company’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the company’s internal control over financial reporting.

ITEM 9B. OTHER INFORMATION

None

PART III

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

DIRECTORS

Getty Images has a classified Board of Directors, consisting of Class I Directors, Class II Directors and Class III Directors, the members of which serve staggered three-year terms. The full Board currently consists of seven Directors: three in Class I and two in each of Class II and Class III. The terms of the Class II, Class III and Class I Directors will terminate on the date of the annual meeting of shareholders in the years 2008, 2009 and 2010, respectively.

Name	Age	Business Experience	Director Since	Term Expires

James N. Bailey (Class I)	61	Mr. Bailey has been a Director since February 1998 and served as a Director of Getty Communications Limited, our predecessor, from September 1996 to February 1998. Mr. Bailey co-founded Cambridge Associates LLC, an investment consulting firm, in May 1973 and currently serves as its Senior Managing Director and Treasurer. He also is co-founder, Treasurer and a Director of The Plymouth Rock Company, SRB Corporation, Inc., Direct Response Corporation and Homeowners Direct Company, all four of which are insurance companies and insurance company affiliates. Additionally, Mr. Bailey serves as a Director of Apartment Investment & Management Company (AIMCO), a multi-family dwelling real estate investment trust.	1998	2010

Andrew S. Garb (Class I)	65	Mr. Garb has been a Director since February 1998 and served as a Director of Getty Communications Limited, our predecessor, from May 1996 to February 1998. Mr. Garb also served as a Director of Getty Investments L.L.C. from June 1996 until October 2003. Mr. Garb currently is of counsel to the law firm of Loeb & Loeb LLP, where he has practiced since 1968. Mr. Garb is also a Fellow of the American College of Trusts and Estates Counsel, a Director of the Kane Educational and Research Foundation, Treasurer and Board Member of Success Through the Arts Foundation, a Board Member of Crohn’s & Colitis Foundation of America, and Trustee of the J. David Gladstone Institutes, a nonprofit medical research organization.	1998	2010

39	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 10

Name	Age	Business Experience	Director Since	Term Expires

Alan G. Spoon (Class I)	56	Mr. Spoon has been a Director since May 2006. Mr. Spoon has been a managing general partner of Polaris Ventures since 2000, where he focuses on investments in digital media, e-commerce and distance learning. Mr. Spoon has held senior leadership positions at the Washington Post Company, where he worked for 18 years, including President, Chief Operating Officer, board member, Chief Financial Officer, President of Newsweek, Head of Newspaper Marketing and Head of Corporate Business Development. Prior to his tenure at the Washington Post, Mr. Spoon was an officer at the Boston Consulting Group. Mr. Spoon also serves as a Director of Danaher Corporation, IAC/InterActiveCorp and Tech Target and is a member of the Smithsonian Institution Board of Regents, the Massachusetts Institute of Technology Corporation and The Council on Foreign Relations.	2006	2010

Christopher H. Sporborg (Class II)	68	Mr. Sporborg has been a Director since February 1998 and served as a Director of Getty Communications Limited, our predecessor, from May 1996 to February 1998. Mr. Sporborg held various positions at Hambros Bank Limited from 1962 to 1998, including Deputy Chairman of Hambros PLC and Hambros Bank Limited, Chairman and Chief Executive of Hambros Group Investments Ltd. and Chairman of Hambros Insurance Services Group PLC. Mr. Sporborg founded and was Chairman of the Board of Directors of Countrywide plc, a real estate agency and financial services company from 1987 until May 2007. He is the Chairman of the Board of Directors of Chesnara plc, a life assurance company. Mr. Sporborg also served as a Director of Lindsey Morden Group Inc., an insurance services company, until December 31, 2007.	1998	2011

Mark H. Getty (Class II)	47	Mr. Getty is a co-founder of Getty Images, and has been a Director since February 1998, serving as our Executive Chairman from September 1998 to May 2004. In May 2004, Mr. Getty relinquished his role as an executive officer of Getty Images but remains as (non-executive) Chairman of the Board. Mr. Getty served as Co-Chairman of Getty Images from February 1998 to September 1998. He served as Executive Chairman of Getty Communications Limited, our predecessor, from April 1996 to February 1998. From March 1995 to April 1996, Mr. Getty served as the Joint Chairman of Getty Communications Limited. Mr. Getty also is the Chairman of the Board of Directors of Getty Investments L.L.C.	1998	2011

Jonathan D. Klein (Class III)	47	Mr. Klein is a co-founder of Getty Images and has been our Chief Executive Officer and a Director since February 1998. Mr. Klein served as Chief Executive Officer and as a Director of Getty Communications Limited, our predecessor, from April 1996 to February 1998. From March 1995 to April 1996, Mr. Klein served as the Joint Chairman of Getty Communications Limited. Mr. Klein serves on the Board of Directors of Getty Investments L.L.C. and as a Director of RealNetworks, Inc. a leading creator of digital media services and software. He also serves on the Board of Trustees of the Groton School, on the Board of Directors of Friends of the Global Fight Against Aids, Tuberculosis and Malaria, one of the leading organizations working to educate, engage and mobilize Americans on the fight to end the worldwide burden of these diseases by focusing its efforts on decision-makers in Washington, D.C., and on the Advisory Board of the Global Business Coalition on HIV/AIDS, Tuberculosis and Malaria, the pre-eminent organization leading the business fight against HIV/AIDS and a mission to harness the power of the global business community to end the HIV/AIDS, tuberculosis and malaria epidemics.	1998	2009

40	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 10

Name	Age	Business Experience	Director Since	Term Expires

Michael A. Stein (Class III)	58	Mr. Stein has been a Director since June 2002. Mr. Stein served as Chief Financial Officer of ICOS Corporation, a biotechnology company, from January 2001 to January 2007. Prior to that, Mr. Stein was Chief Financial Officer of Nordstrom, Inc., a leading fashion specialty retailer, from October 1998 to September 2000. Mr. Stein served as Chief Financial Officer of Marriott International, Inc. from 1993 to 1998. Prior to joining Marriott in 1989, he spent eighteen years at Arthur Andersen as a partner in their Washington, D.C. office. Mr. Stein also serves on the Boards of Directors of Apartment Investment & Management Company, Nautilus, Inc. and Providence Health & Services.	2002	2009

Audit Committee

The Audit Committee consists of Messrs. Bailey, Garb and Stein. Mr. Stein has served as the chairman of the Audit Committee since 2002. The Audit Committee is comprised solely of non-employee, independent Directors. The Board of Directors determined that each member of the Audit Committee is financially literate and that Mr. Stein is an “Audit Committee financial expert” as defined under applicable rules of the SEC.

EXECUTIVE OFFICERS

Set forth below is certain information with respect to the current executive officers of Getty Images other than Mr. Klein, whose information is under “Directors”.

Name	Age	Business Experience

Jeffrey L. Beyle	46	Mr. Beyle has been our Senior Vice President, Business Development and Asia Pacific Sales since June 2007. Prior to this role, Mr. Beyle served as our Senior Vice President and General Counsel since November 2000. Mr. Beyle also served as head of Human Resources from 2002 to 2004.

Nicholas E. Evans-Lombe	41	Mr. Evans-Lombe has been our Executive Vice President, Imagery, Products and Services since June 2007. Mr. Evans-Lombe previously served as Senior Vice President, Imagery and Services from August 2004 to May 2007, Senior Vice President, Editorial Customers from September 2003 to July 2004, Senior Vice President, Editorial from January 2002 to September 2003, Senior Vice President, Strategy and Corporate Development from February 1998 to January 2002, and Director of Strategy and Corporate Development of Getty Communications Limited, our predecessor, from February 1996 to February 1998.

James C. Gurke	52	Mr. Gurke has been Senior Vice President, Human Resources and Facilities since August 2004. Since June 2007, Mr. Gurke has also served as our Interim Senior Vice President, Marketing. From December 2003 to June 2007 he also served as Chief of Staff, an advisory role to the Chief Executive Officer with no direct reports related to the position. Mr. Gurke previously served as Senior Vice President, Business Development from December 2003 to July 2004, Senior Vice President, New Revenues from May 2003 to December 2003, Vice President of New Revenues from August 2002 to May 2003, and Vice President, Sales and Marketing – Americas from January 1999 to August 2002.

John J. Lapham	40	Mr. Lapham became our Senior Vice President, General Counsel in December 2007. Prior to this role, Mr. Lapham served as our Vice President Deputy General Counsel from December 2006, Vice President, Corporate Counsel from September 2001, and Corporate Counsel from June 2001.

41	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 10

Name	Age	Business Experience

Bruce T. Livingstone	36	Mr. Livingstone became a Senior Vice President of Getty Images, in addition to his existing role as Chief Executive Officer iStockphoto, in May 2007 and moved to our headquarters in Seattle in December 2007. In August 2007, Mr. Livingstone was given additional responsibility for the Getty Images technology organization and added to his title Senior Vice President, Technology. He initially joined Getty Images in February 2006 as Chief Executive Officer of iStockphoto when Getty Images acquired iStockphoto Inc., a company Mr. Livingstone founded in 2000. Mr. Livingstone has started several other companies, including Evolvs Media Inc. and Paper Thin Walls Inc., the assets of each of which were also recently acquired by Getty Images.

Thomas Oberdorf	50	Mr. Oberdorf joined Getty Images in June 2006 as Senior Vice President and Chief Financial Officer. Prior to joining Getty Images, Mr. Oberdorf was the Senior Vice President, Chief Financial Officer and Treasurer of CMGI, Inc., from 2002 to June 2006, and Senior Vice President and Chief Financial Officer – BeMusic Direct of Bertelsmann Music Group (BMG Music), from 1999 to 2001.

Bo T. Olofsson	45	Mr. Olofsson has been Senior Vice President Global Sales since October 2005, and was Senior Vice President, EMEA, Asia Pacific and Emerging Markets from May 2003 until October 2005. Prior to joining Getty Images, Mr. Olofsson worked for Dell Computer in Europe from 1997 to May 2003, serving in a number of executive sales positions.

Michael D. Teaster	41	Mr. Teaster is our Senior Vice President, Imagery, Products and Services effective in June 2007. Mr. Teaster previously served as Senior Vice President, Business Development, from November 2006 to May 2007, managing acquisition activity, overseeing the development and management of strategic partnerships, and pursuing new business opportunities including the creation of new products and services. From 2001 to 2004, he served as Vice President of Agent Development, overseeing the strategy and implementation of Getty Images’ Master Delegate network worldwide. In 2004, he was appointed Vice President of Image Partners before his role expanded to include business development in July 2005.

CORPORATE GOVERNANCE

Getty Images has adopted the following codes and guidelines applicable to our business conduct: (1) Code of Business Conduct, (2) Code of Ethics for Getty Images’ management and Board of Directors, (3) Corporate Governance Guidelines, and (4) the Leadership Principles. These codes and guidelines can be found on the Corporate Governance section of Getty Images’ website. Log on to www.gettyimages.com and click “About Getty Images,” then “Investors,” then “Corporate Governance.” These documents are also available in print to any shareholder who makes a request in writing to:

Investor Relations Department

Getty Images, Inc.

601 North 34th Street

Seattle, Washington 98103

1-866-275-4389

investorrelations@gettyimages.com

The above codes and guidelines have been adopted in order to deter corporate wrongdoing and promote: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) full, fair, accurate and timely disclosure in reports and documents we file with the SEC and in other public communications, (3) compliance with applicable governmental laws, rules and regulations, (4) accountability for adherence to our ethical standards, codes and guidelines, and (5) the prompt internal reporting of any violation thereof.

If any material provisions of our Code of Ethics or our Code of Business Conduct are waived for any member of our management or Board of Directors, or if any substantive changes are made to our codes, we will disclose that fact on our website or in a Current Report on Form 8-K that would be filed with the SEC. There were no waivers of any of our codes relating to executive officers or direc-

42	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 10

tors in 2007 except for one waiver made and disclosed in 2007 with respect to Mr. Livingstone as discussed further in the “Transactions with Related Persons” section of this 10-K.

The Board has established a mechanism by which any employee, shareholder, vendor, customer or other interested party may submit confidential or anonymous reports of suspected or actual violations of our Code of Business Conduct or Code of Ethics relating to financial, accounting, auditing or internal controls matters or procedures. Individuals wishing to submit such reports may do so by calling 1-800-425-0889 or logging on to www.resultor.com/gettyimages, both of which are available 24 hours a day, seven days a week.

We have adopted Corporate Governance Guidelines, which are available by logging on to www.gettyimages.com and by first clicking “About Getty Images,” then “Investors,” then “Corporate Governance.” These Corporate Governance Guidelines are also available in print to any shareholder who requests it by emailing investorrelations@gettyimages.com. These principles were adopted by the Board to best ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management and to help ensure that the interests of the Board and management align with the interests of the shareholders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors, executive officers and persons who own more than 10% of our common stock (collectively, Reporting Persons) to file with the SEC initial reports of ownership and changes in ownership of our common stock. Reporting Persons are also required by the SEC regulations to furnish Getty Images with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of copies of such reports received by us, or on written representations from certain Reporting Persons that no other reports were required for such persons, we believe that during fiscal year 2007, all Section 16(a) filing requirements were satisfied on a timely basis except a Form 3 for John L. McKay, Jr., who served as our Senior Vice President, General Counsel for part of 2007. Mr. McKay’s Form 3 should have been filed in June 2007 and was instead filed in July 2007.

ITEM 11. EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Compensation Committee is composed of three independent Directors, Messrs. Bailey, Spoon and Sporborg; prior to his resignation from the Compensation Committee on October 17, 2007, Mr. Garb was also a member of the Committee. None of Messrs. Bailey, Garb, Spoon or Sporborg has been an officer or employee of Getty Images at any time or is an executive officer of an entity for which an executive officer of Getty Images served as a member of a compensation committee or as a director during the last fiscal year. During 2007, none of our executive officers served as a member of the board of directors or compensation committee of any other entity whose executive officer(s) served on our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Getty Images has reviewed and discussed the following Compensation Discussion and Analysis section of this Annual Report on Form 10-K with Getty Images’ management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Annual Report on Form 10-K for the year ended December 31, 2007. The members of Getty Images’ Compensation Committee during 2007 and as of the date of this Form 10-K are:

Andrew S. Garb (Member and Chairman of Committee until October 17, 2007)

Alan G. Spoon (Member and Chairman of Committee since October 17, 2007)

James N. Bailey

Christopher H. Sporborg

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation programs are designed to attract and retain highly qualified employees and to motivate them to maximize shareholder returns by achieving annual and long-term financial goals. Our compensation programs also allow the performance of individual employees against non-financial targets (such as adherence to our Leadership Principles) to play a role in determining total compensation. Our

43	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

Leadership Principles define the kind of company we want to be by setting forth leadership behaviors that form the cornerstone of everything we do. Our Leadership Principles can be found in the Corporate Governance section of our website. Log on to www.gettyimages.com and first click “About Getty Images,” then “Investors,” then “Corporate Governance.” Our compensation programs are intended to be competitive with prevailing market practices and to link each employee’s compensation directly to our financial performance. This compensation discussion and analysis addresses the following aspects of our compensation programs and policies:

•	Our executive compensation elements and what the elements are designed to reward.
•	The role of the Compensation Committee, our executive officers and our compensation consultant in the development and administration of executive compensation.
•	The details of our executive compensation, including:
•	The elements of executive compensation, why we choose to pay each element, and how each element fits into our overall compensation objectives.
•	How we determine the amounts to pay.

I.    Executive Compensation – Objectives and Design

The primary basis of our general compensation philosophy and practice is that total compensation should vary along with the success of Getty Images in achieving its financial objectives and with the success of the individual employee in achieving his or her non-financial objectives, and that long-term incentive compensation should be closely aligned with the shareholders’ interests. This approach applies to all of our employees, with a more significant portion of compensation being variable (that is, at-risk and tied to Getty Images’ financial performance) as an employee’s level of responsibility increases.

Another important aspect of our compensation philosophy and practice is that we believe our compensation programs should be straightforward in their design and application. We believe that this approach has the benefit of allowing employees to understand clearly how they will be compensated. This approach also makes it easier to predict and measure the compensation that employees have realized and will realize in the future, and to reduce the chance of the compensation programs having unintended consequences.

II.    Role of the Compensation Committee, our Executive Officers and our Compensation Consultant

The Compensation Committee has oversight responsibility for our compensation plans, policies and programs both for our executive officers and for our other employees. Our management team, in particular our Human Resources Department, works with our Chief Executive Officer and our other executive officers to develop and design our compensation plans, policies and programs. The more significant plans, policies and programs, including all in which any executive officer participates, then are reviewed with the Compensation Committee at formal meetings and via informal discussions in order to provide the information necessary, or requested by the Compensation Committee to evaluate, modify as needed, and ultimately approve the plans, policies and programs. The Compensation Committee also has engaged Towers Perrin, a leading compensation consulting firm, to assist the Compensation Committee in the performance of its duties. On decisions regarding the compensation of specific executive officers, the Compensation Committee works closely with the Chief Executive Officer, with the Chief Executive Officer making recommendations regarding each of the other executive officer’s compensation for discussion with and, ultimately, approval by the Compensation Committee. For the Chief Executive Officer’s compensation, the Compensation Committee works with Towers Perrin to obtain the information and advice necessary for it to make the decisions.

Towers Perrin reports directly to the Compensation Committee, which has authority to engage and retain any outside advisors to provide advice regarding all aspects of executive compensation and benefits. Towers Perrin provides the Compensation Committee with comparative compensation information for equivalent positions from peer companies as outlined in the section titled “Benchmarking and Determination of Amounts of Each Element of Compensation.” Towers Perrin has also supplied relevant and timely information to the Compensation Committee and management on such matters as regulatory changes and updates, current industry practices relating to executive compensation and other such issues. Though management uses this general information received from Towers Perrin in its overall compensation management and planning, management retains another compensation consultant as needed for specific compensation information and otherwise works with Towers Perrin only as required to provide information to Towers Perrin in order to allow them to complete the tasks assigned to them by the Compensation Committee. Such work includes, for example: providing information on our current practices; advising on proposals that may be considered regarding executive or other compensation; and providing detail on our compensation structure such as current and historical salaries, benefits, bonus and equity compensation so that, as required, Towers Perrin can provide the Compensation Committee with relevant feedback and comparative data.

44	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

III.    Elements of Compensation – Identification and Selection; Benchmarking and Determination of Amounts; Other Benefits

A.    Identification and Selection of Elements of Compensation

The total compensation for our employees, including our executive officers, consisted of the following components in 2007 (and will consist of these elements in 2008 as well):

Element	Description and Objective

Base salary	We provide base salaries that are competitive with those companies with whom we compete for talented employees. We set our target base salaries in a range generally in the 50th – 75th percentiles for comparable jobs at comparable companies globally, in order to provide our employees with competitive base salaries. We believe our target base salaries are an important part of an attractive overall compensation and benefits package.

Cash bonus: Non-Sales Employees

We offer an annual pay-for-performance cash incentive plan dependent on our annual financial performance and the individual employee’s performance against specific performance objectives and our Leadership Principles. A greater percentage of an employee’s award is determined by performance against financial objectives as the employee’s level of responsibility increases. We set our target cash bonus in a range approximating the 50th percentile for comparable companies globally.

The objective of this plan is to provide a means to align the interests of our non-sales employees to our critical annual financial objectives and to reward all non-sales employees for achieving these objectives. This plan covered all executive officers in 2007, except our Senior Vice President, Technology, CEO iStockphoto. Mr. Livingstone was on a different incentive plan in 2007 but will be covered under the non-sales bonus plan in 2008, consistent with the other executive officers.

Sales Employees

For non-executive sales employees, cash commission plan payout is solely dependent upon individual and/or group sales targets. For the more senior employees in the sales function, a part of variable cash compensation is determined by personal performance against specific performance objectives and our Leadership Principles.

Our sales commission plan is designed to provide significant incentives for sales employees at all levels to achieve their monthly, quarterly and annual sales targets.

Long-Term / Equity Compensation

Our long-term compensation is in the form of equity awards, primarily in the form of restricted stock units.

A restricted stock unit award is a grant of a right to receive shares of our common stock that vests over time. As the restricted stock unit awards vest, employees receive shares of common stock that they own outright. In contrast, stock options, which we used to award almost exclusively and now award occasionally, are options to purchase shares of our common stock upon the payment of the option exercise price, with the recipient being able to exercise the options only as the award vests over time. The exercise price for a stock option award is no less than the fair market value of our common stock on the date of the award, which we define as the average of the high and low trading prices of our common stock on the date of the award. This means that the award recipient receives value from the stock option award only if the price of our common stock appreciates.

The long-term compensation program is designed to allow annual awards of restricted stock units for a significant number of our employees, although our executive officers may not receive awards each year. It is also designed to allow employment inducement awards and awards to newly promoted employees at higher position levels in the organization, including executive officers. The use of equity as the vehicle for our long-term compensation program builds on the annual cash incentive programs by rewarding key employees for their efforts in achieving our financial objectives. In addition, equity incentive awards may be able to tie our employees’ compensation (that of our more senior employees, in particular) more closely to shareholder returns than cash incentives. We set our target long-term compensation in a range approximating the 50th percentile for comparable companies globally.

45	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

Element	Description and Objective

The time-based vesting schedules are intended to support retention. In the case of our Chief Executive Officer, however, we also condition the vesting of each tranche of certain of his awards on the achievement of certain annual performance goals set by the Compensation Committee each year.

Benefits

We aim to provide our employees with a competitive, comprehensive and well-balanced total compensation package.

While the specifics of the benefits programs vary by country, we typically offer health, disability and life insurance, as well as defined contribution retirement plans. We also provide limited additional benefits for the executive officers and other senior management, such as supplemental life and disability insurance.

B.	Benchmarking and Determination of Amounts of Each Element of Compensation

In setting each executive’s base salary and target annual cash incentive bonus, and in awarding any long-term incentive compensation, the Compensation Committee considers relevant factors including comparative compensation levels for equivalent positions at peer companies using benchmark and market practice data collected and prepared both by our Human Resources group and by Towers Perrin, as well as each executive’s unique role and responsibilities, internal equity, relative value and our overall compensation philosophy.

The executive compensation benchmarking surveys provide information on levels of total compensation, total cash compensation, base salary, target annual incentive compensation, and long-term incentive compensation (including equity-based compensation) for comparable executive positions at organizations similar to ours globally. Using these surveys and other data, Towers Perrin provides benchmark information on compensation levels and practices, such as the types and prevalence of various compensation plans and the elements thereof, the mix of pay among these elements, and market trends. The Compensation Committee believes it is critical to understand executive compensation practices and levels among all potential competitors for senior management talent. The most recent study provided by Towers Perrin was in November 2005, and there were no updates or new surveys requested by Getty Images in 2007. The Compensation Committee has requested an update to the study from Towers Perrin to be provided to us during early 2008.

Given Getty Images’ unique business and a lack of similarly sized, independent, direct competitors among public companies, the Compensation Committee has traditionally requested, and Towers Perrin has traditionally provided, a report based on published compensation surveys of a general nature. In particular, Towers Perrin has provided information from two groups of companies in Towers Perrin’s executive compensation database: general industry companies and media companies. The information on general industry companies provides the Compensation Committee with a broad perspective on the competitive labor market for most senior executive positions, while the information on media companies provides a perspective on pay practices for a related industry that, like Getty Images, emphasizes creative talent and process and places importance on content management and intellectual property considerations. While the media group used does not directly reflect Getty Images’ specific industry, we believe it provides the Compensation Committee with a secondary reference of companies that are similar in these important ways. Because revenue is strongly correlated with executive pay (a broadly accepted measure of organizational complexity, size and scope that is associated with executive roles, responsibilities and compensation levels), the most recent analysis completed in November 2005 was limited to companies in the general industry and media comparison groups who participated in the 2005 Towers Perrin executive compensation survey with revenues of $500 million to $2 billion, which was recommended by Towers Perrin to the Compensation Committee to be a relevant peer group at the time of the study. The general industry comparison group included almost 140 companies in the November 2005 study.

The Compensation Committee has requested that Towers Perrin provide a new executive compensation analysis in 2008. The criteria to be used for the 2008 executive compensation analysis (to be recommended by Towers Perrin to the Compensation Committee) will accurately reflect the changes in our business since the last study in November 2005 and therefore may vary from the comparison group criteria used in 2005. Most notably, the comparison groups will be adjusted to include general industry and media companies with revenues between $500 million and $1.5 billion. It is also important to note that the group of companies included in the new study may also vary from the last study based on company participation in the Towers Perrin executive compensation survey for any given year. The benchmark group used in the Towers Perrin studies is not a pre-defined group based on specific companies, as is the

46	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

practice used by many organizations that have a sufficient group of relatively static competitors. Rather, the Towers Perrin studies use the companies that participate in the Towers Perrin executive compensation survey in the relevant year, and fall within the pre-defined revenue parameters.

As noted above, competitive compensation information among a group of similar organizations is just one relevant consideration in the pay assessment and decision process. Getty Images also believes that it is critical for the Compensation Committee to consider other relevant factors, including each executive’s unique role and responsibilities, internal equity, relative value and our overall compensation philosophy.

The comparison grouping used for the executive compensation study is not identical to those companies represented in the performance graph included in the Annual Report to Shareholders for the year ended December 31, 2007. While management and the Compensation Committee believe that it is best to reference the well-known published indices used in the performance graph to measure the performance of our shareholder return, the Compensation Committee, with the concurrence of management and Towers Perrin, believes that our competitors for employees (including executive officers) are not limited to the specific companies in those indices.

With the relevant market data, the Compensation Committee, with management’s assistance, annually reviews all elements of each executive officer’s total compensation, including each officer’s current and historical base salary, actual and target annual cash incentive bonus payouts, equity compensation (including accumulated realized and unrealized stock option, restricted stock and restricted stock unit gains), relevant internal equities (which involves a comparison of total compensation of employees at all levels of the company), and the cost of the benefits and perquisites. This review also considers the potential accounting impact of Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment” on compensation programs in general and our long-term incentive compensation program in particular.

While taken into account in making any additional equity awards, the size of past awards is less important in the overall mix of considerations than are the executive officer’s expected future contributions, level of responsibility and the data on market compensation practices. The Compensation Committee also is cognizant of the accounting cost and dilutive impact of equity awards, and works with management to establish approximate parameters of overall equity compensation program costs during our annual budgeting process.

In addition to relevant market compensation data and each executive officer’s total compensation information described above, the Compensation Committee considers the following factors in reviewing and determining compensation levels for our senior management:

•	Overall performance of Getty Images, especially as compared to pre-established operating measures and other indicators of shareholder value creation.
•

Individual performance; in particular, each individual executive’s contribution to successful implementation of our short-term performance goals and long-term strategic direction, and adherence to our Leadership Principles. As noted above, our Leadership Principles define the kind of company we want to be by setting forth leadership behaviors that form the cornerstone of everything we do.

•

Our overall executive compensation philosophy, including consideration of how pay compares across various organizational levels (i.e., internal pay equity) and the mix between fixed and variable compensation.

With the assistance of our Human Resources Department, our management (including, but not limited to our executive officers) undertakes a similar benchmarking process for determining the compensation of those employees who are not executive officers. The studies used for our other employees include companies that are outside of our industry, as is the case with the benchmarking studies used for the executive officers. The Compensation Committee is not involved in the benchmarking process for employees who are not executive officers, however, effective April 10, 2007, the Compensation Committee approves equity awards for all levels of employees. Prior to this, the Compensation Committee delegated authority to the Equity Compensation Committee to grant equity awards under pre-established guidelines approved by the Compensation Committee. If any proposed equity award value exceeded the established guidelines, the proposed equity award was submitted to the Compensation Committee for approval. The sole member of the Equity Compensation Committee was the Chief Executive Officer. The Equity Compensation Committee was discontinued by the Board of Directors on April 10, 2007.

47	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

1.	Mix of Elements – Fixed versus Variable Compensation; Cash versus Equity

Both the Compensation Committee and management believe that the above-written compensation elements are necessary elements of a complete and competitive compensation program. This program allows us to offer compensation packages to our employees that are comparable to those offered by employers with whom we compete for talented employees. We believe that our compensation program is effective at attracting, motivating and retaining employees, while at the same time being easy to understand and manage.

The Compensation Committee does not target a specific ratio between fixed and variable compensation for the executive officers. However, in performing the periodic reviews (including the benchmarking exercises) discussed above, the Compensation Committee does consider market practices regarding the mix of total compensation between fixed and variable elements, and believes that a significant percentage of the executive officer’s total compensation should be variable (that is, at-risk and tied to Getty Images’ financial performance). The actual ratio between fixed and variable compensation for each executive officer will depend upon our financial performance, the trading prices of our common stock and the executive officer’s role at Getty Images.

2.	Mix of Chief Executive Officer Pay Elements

In 2007, the Compensation Committee conducted a thorough review of Mr. Klein’s current and historical compensation packages and entered into an amended and restated employment agreement with Mr. Klein in August 2007. As a result of this review and pursuant to the employment agreement, the Compensation Committee increased Mr. Klein’s salary from $950,000 to $1,000,000 per year, effective August 9, 2007, and eliminated specific benefits and perquisites, including an automobile allowance, home security, cellular telephones, and certain memberships. The Compensation Committee also granted two equity awards to Mr. Klein in 2007. The purpose of these awards was to provide Mr. Klein with a compensation package that includes both significant short-term at-risk elements (via the annual cash incentive bonus) and significant long-term at-risk elements (via the equity awards, the potential value of which will be realized only with Mr. Klein’s continued service to Getty Images and the achievement of specific performance criteria), as well as to encourage retention through a four-year vesting schedule. The vesting of both grants is subject to annual performance targets as established by the Compensation Committee each year. In determining the initial performance targets, the Compensation Committee determined that revenue should be the basis of the targets, and as such gave careful consideration to Getty Images’ past revenue results and expected future revenues, based on Getty Images’ market guidance and outlook. The decline in revenue generated from traditional rights-managed and royalty-free image licenses was also considered by the Compensation Committee.

The first stock grant to Mr. Klein on August 9, 2007 was for 110,000 restricted stock units, subject to a four-year vesting schedule with 25% vesting on each anniversary of the grant, further subject to the requirement that the Company meet certain annual performance targets set by the Compensation Committee. For the initial performance period, following careful consideration of the criteria mentioned above, the Compensation Committee set a performance target of $806.4 million in revenue during the initial term of performance from July 1, 2007 to June 30, 2008. This target was equal to 95% of the annualized amount of Getty Images’ guidance for revenues in the second half of 2007. The Compensation Committee determined that the target was substantially uncertain of achievement and would constitute an appropriate target for performance for Mr. Klein.

Effective August 9, 2007, Mr. Klein became eligible for a share match program, whereby he is eligible to receive a grant of restricted stock units based on the number of shares of Company stock he buys and holds thereafter under the program. The match grants were made at a rate of 1.75 restricted stock units per share bought and held, subject to annual limits on the number of restricted stock units that may be granted under the share match program; the restricted stock units are awarded immediately upon purchases authorized under the stock program, up to the annual award limit, and the matching shares are forfeited if the committed shares are sold by Mr. Klein before vesting of the restricted stock units. Upon vesting, the corresponding percentage of committed shares may be sold. The match by Getty Images is made on up to 100,000 shares obtained by Mr. Klein, for a total of 175,000 restricted stock units over two years, with a yearly match limit of 87,500 shares per calendar year. The first year match was granted to Mr. Klein on August 16, 2007, and the second year match was granted to Mr. Klein on January 3, 2008 for shares that were purchased in 2007 but that had exceeded the annual limit for that year under the share match program. Restricted stock units awarded under the share match program are subject to a four-year vesting schedule (25% vesting on each anniversary of the grant date) as well as annual performance targets for each tranche as set by the Compensation Committee each year. For the initial performance period for the August 16, 2007 match grant, the Compensation Committee determined that the same performance criteria as the August 9, 2007 award discussed above was appropriate. Therefore, the initial performance target is $806.4 million in revenue during the initial performance term from July 1, 2007 to June 30, 2008. For the January 3, 2008 match grant, the Compensation Committee plans to

48	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

establish an initial performance target in 2008. The Compensation Committee implemented the share match program in order to encourage Mr. Klein’s investment and long-term ownership in Getty Images, although there is no minimum ownership requirement for directors or executive officers of Getty Images. The program is not available to any of our other executive officers or employees.

3.	Cash Compensation

a.	Base Salary

Each year, the Compensation Committee reviews the base salary compensation of each executive officer in the manner described above. The Compensation Committee may make changes to base salaries based on an assessment of individual and Getty Images performance, as well as competitive pay levels. The Compensation Committee also seeks input from the Chief Executive Officer regarding the base salaries of the other executive officers. Base pay for the executive officers (excepting the Chief Executive Officer, whose compensation is discussed below) and other employees is designed to be competitive (which we define as a range generally in the 50th to 75th percentiles for comparable jobs at comparable companies globally). The Compensation Committee considers several factors in determining compensation, including a review of prevailing market rates at peer companies for equivalent positions, taking into account the executive’s individual performance and potential, the executive’s unique role and responsibilities, and internal equity and relative value.

Each year, the Chief Executive Officer reviews each executive’s performance and makes salary recommendations to the Compensation Committee. Changes to base salary may result from these annual merit review increases or, less frequently, significant changes in market data. More significant changes in base salary result from a significant change in job responsibilities.

b.	Annual Cash Incentive Bonus

Our annual cash-based pay-for-performance incentive bonus program, discussed above, is named the Non-Sales Bonus Plan (“NSBP”). The purpose of the NSBP is to motivate and reward employees for the performance of Getty Images against its financial objectives, and for employees’ personal performance against specific personal objectives and our Leadership Principles. The formula for awards is based on these two factors (Getty Images’ financial performance and personal performance). Almost all of our non-sales employees participate in the NSBP, with the target payout as a percentage of the employee’s base salary increasing as the employee’s level of responsibility increases. A small number of non-sales employees are on plans slightly different than the NSBP to incent them for objectives specific to their unique roles, however, the overall philosophy for these plans is substantially similar, including both a personal component and a financial component.

The executive officers, including the Chief Executive Officer, are not included in the NSBP. Instead, they are covered by a substantially similar plan approved by the Compensation Committee and established under the shareholder approved 2005 Incentive Plan. The only difference between the NSBP for all other employees and the plan for executives is that the revenue target (valuing the Company’s performance) is slightly different for executives (however, in administering the plan there is no preferential treatment afforded to executives, as more fully discussed in this Subsection). The sole purpose for administering the annual cash incentive bonus program for the executive officers under the 2005 Incentive Plan is to preserve the full deductibility of awards made to the executive officers pursuant to Section 162(m) of the Internal Revenue Code. Further discussion of the tax consequences of this approach is found below in the Subsection titled “Tax Considerations.” Because all other aspects of the two plans are identical, we will refer to the NSBP as if fully applicable to executive officers.

The payouts under the NSBP are closely linked to our annual financial results, which can allow employees to earn more total cash compensation in times of good financial performance. As with base salaries, the at-target payouts for our executive officers (excepting the Chief Executive Officer, who is discussed below) are at approximately the 50th percentile of the peer groups’ payouts. For all other employees, the at-target payments are above the 50th percentile.

The more senior an employee is, the more weighted the formula is towards Getty Images’ financial performance. For instance, for the executive officers, including the Chief Executive Officer, 80% of the officer’s target payout is based on Getty Images’ financial performance. The remaining 20% of the target payout is determined by the officer’s individual performance against specific non-financial objectives, including our Leadership Principles. The heavy weighting of the executives’ target payout towards Getty Images performance is intended to motivate the executives by providing substantial bonus payments for the achievement of financial goals and for supporting the efforts of others within Getty Images. For other employees, the weighting ranges from 70% Getty Images performance and 30% personal performance (for Vice Presidents) to a 50 – 50 split between the personal and Getty Images performance components (which is the case for most employees).

49	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

The Getty Images performance component may exceed the targeted percentage (as noted above, 80% of the at-target award for our executive officers) if our financial performance exceeds the target established by the Compensation Committee for all non-sales employees at the start of the year. The personal component of a participant’s bonus also can be above the targeted percentage (as noted above, 20% of the at-target award for the executive officers) if the employee exceeds his or her personal performance objectives, but is limited to 150% of the at-target amount for the personal component (that is, the payout of the personal component of the at-target award for executive officers can be no more than 150% of the 20% at-target award, or 30% of the at-target award).

No later than March of each year, the Compensation Committee establishes the financial target for the year. In the case of fiscal year 2007, a revenue target of $875 million was used to define the at-target award (100%) for all participants. The financial performance threshold must be met (above 95% of the revenue target) in order to attain eligibility for payout of the Getty Images performance component. In addition, the financial performance threshold must be met (above 95% of the revenue target) in order for executive officers to attain eligibility for payout under the personal performance component as well (non-executive employees are eligible for payout of the individual performance component regardless). “Revenue” for the purposes of the NSBP financial target is the recognized revenue as stated in our audited financial statements, excepting revenue resulting from acquisitions during the plan year. “Recognized revenue” for this purpose is as defined by the Accounting Principles Generally Accepted in the United States (US GAAP). This is the same standard used for our Sales Commission Plan described below.

Our full-year revenue in 2007 of less than $875 million (exclusive of revenue resulting from acquisitions during the year) resulted in no payout of the Getty Images’ financial performance component for any employee or executive. As there was no payout on the Getty Images’ financial performance component for any employee or executive for 2006 either, the bonus payouts for all non-sales employees were substantially the same for 2007 as compared to 2006 (as only the personal component of the NSBP was paid to non-sales employees who were not executives in 2006 and 2007). The executive officers, including Mr. Klein, did not receive a bonus under the Getty Images’ plans for their roles as executive officers for 2007 because the Compensation Committee and Mr. Klein believe that, despite good personal performance during the year, if Getty Images’ financial performance is not satisfactory relative to the revenue target objective, there should be no financial or personal component payouts to executive officers. However, Mr. Livingstone received a bonus under a hybrid iStockphoto/Getty Images bonus plan and Mr. Lapham received a bonus for the portion of 2007 that he was not a senior vice president, prior to his promotion in December 2007.

Getty Images will continue to use a recognized revenue target to measure company financial performance.

c.	Chief Executive Officer Base Salary and Annual Cash Incentive Bonus

Mr. Klein’s base salary is determined in a manner similar to that described above for all other executive officers. In setting his base salary, the Compensation Committee considers, among other things, comparative compensation information from peer companies, with the assistance of Towers Perrin in collecting and analyzing the benchmark data and information regarding market practices. Mr. Klein’s total target cash compensation is intended to be within the third quartile of total cash compensation compared with prevailing market rates at peer companies for an equivalent position. This reflects Mr. Klein’s expected future contributions as well as his contributions to creating value for stockholders since co-founding Getty Images in 1995. As noted above, because we did not achieve our financial target in 2007, Mr. Klein did not receive any bonus for 2007 under the plan.

d.	Sales Commission Plan

In addition to the NSBP applicable to non-sales employees, we have implemented a sales commission plan applicable to most sales employees. This sales commission plan was developed several years ago by our Sales and Human Resources teams, with the assistance of Towers Perrin. It has been adjusted on an annual basis since its rollout as our business and sales operations have changed. For most sales employees, the sales commission plan payouts are determined solely by performance against personal and/or group sales targets.

e.	Tax Considerations

As noted above, for our executive officers (including the Chief Executive Officer), incentive payments are designed to be made under the terms of our 2005 Incentive Plan. The sole purpose of administering and paying the NSBP for the executive officers under the 2005 Incentive Plan (rather than under the NSBP) is to try to ensure that bonuses paid to the executive officers qualify as “performance-based” compensation, which allows such payments to be fully tax deductible expenses under Section 162(m) of the

50	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

Internal Revenue Code of 1986, as amended. It is important to note that, although the 2005 Incentive Plan was the basis for determining bonuses to senior executives, the actual payments were consistent with the formula set out in the 2007 NSBP, and, therefore, executives did not receive any preferential bonus payments.

4.	Equity Compensation

a.	Long-Term Compensation Plan

The Compensation Committee believes that a responsibly managed equity compensation program that balances the compensatory objectives of the awards, the accounting expense of the awards, and the net dilutive impact of the awards is in our best interests and should be a significant part of our compensation program, for both executives and a significant portion of our employees. Stock-based compensation increases the amount of compensation at risk, ties compensation to our long-term performance and to the creation of shareholder value, and serves to align more closely the employees’ financial incentives with those of our shareholders. The Compensation Committee currently grants restricted stock units as its primary form of equity compensation.

The 2005 Incentive Plan provides by its terms that no further awards may be granted under that plan after February 9, 2008. However, the Board of Directors intends to propose a new 2008 Stock Plan to the shareholders for approval at the upcoming annual meeting of the shareholders. In the event that the proposed plan is adopted by the shareholders, the Compensation Committee intends to continue to use restricted stock units for most of the equity awards that will be made in the foreseeable future. The Compensation Committee believes restricted stock unit awards can be an effective way to provide significant equity compensation to employees with a more predictable long-term reward than stock options. The Compensation Committee also believes the use of restricted stock units will have less of a dilutive impact on earnings per share than stock option grants. This is because fewer shares typically are awarded with restricted stock units than with stock option awards since there is a more certain delivery of value to the award recipient.

The size of restricted stock unit awards are based on the responsibilities and performance of the individual employees, their level of compensation, their past equity awards and their expected future contributions to the Company. These awards are intended to constitute a significant portion of the recipient’s total compensation. While the value of the awards is determined for some purposes by the share price on the date of the award, the value that ultimately will be realized by the recipient as the award vests over time depends upon the future price of our stock. As a result, these awards directly tie a significant portion of the recipient’s total potential compensation to our financial performance and shareholder return. In 2007, more than 18% of our employees (including all of our executive officers) received restricted stock unit awards.

While restricted stock units will be used most often, the Compensation Committee believes that stock option awards still can play a role in our equity compensation program, particularly for executive officers. Options are most likely to be awarded to executive officers where the Compensation Committee is seeking to use the leverage provided by stock option awards to provide significant upside potential for executive officers (due to the typically larger number of shares subject to options awarded compared to the size of restricted stock unit awards), which would only be realized with significant share price appreciation. While the Compensation Committee believes that the upside potential provided by stock options can be a powerful tool to motivate employees, SFAS No. 123(R) causes us to incur a significant accounting cost for each stock option that is awarded because of the historic volatility of our share price. In 2007, no executive officers (including our Chief Executive Officer) or employees were granted an award of stock options.

While our Chief Executive Officer makes recommendations to the Compensation Committee regarding awards of restricted stock units to executive officers (excluding awards to himself), the Compensation Committee reviews these recommendations, discusses them with the Chief Executive Officer and, in some instances, with Towers Perrin, and makes the final award decisions. With information and advice from Towers Perrin, the Compensation Committee makes the award decisions covering the Chief Executive Officer. For all other employees, the executive officers and/or the Human Resources Department propose award recommendations within guidelines established by our Human Resources Department (guidelines for certain types of grants were established after consultations with our executive officers and the Compensation Committee). These recommendations are then reviewed and approved by the Compensation Committee.

We have no practice or policy, stated or otherwise, that is intended to grant stock options or other equity awards advantageously based on non-public information that we believe will influence our stock price. Further, the Board of Directors unanimously adopted an Equity Compensation Grant Policy on April 10, 2007, which provides, among other things, that: (1) all terms of each equity grant must be finalized and approved by the Board of Directors or the Compensation Committee on or prior to the grant date; (2) all stock

51	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

options must have an exercise price equal to or greater than the average of the high and low prices on the grant date; (3) all recipients of equity grants must be notified, in writing, of such grants as soon as possible following approval; and (4) any equity compensation issues or actions will be reported by senior management on a timely basis to the Board of Directors or the Compensation Committee, no less frequently than quarterly.

b.	June 2007 Awards of Restricted Stock Units

In June 2007, awards of restricted stock units under the 2005 Incentive Plan were approved for approximately 18% of our employees, including some of the named executive officers (as defined under “Summary Compensation Table” below). The following awards of restricted stock units were made to the named executive officers:

Restricted Stock Units (#)

Nicholas E. Evans-Lombe	30,000
Thomas Oberdorf	20,000
Bo T. Olofsson	20,000
Jeffrey L. Beyle	20,000

These awards vest over approximately four years with annual cliff vesting of 25% of each award on May 1 of each of the next four years.

The Compensation Committee approved the awards at its June 6, 2007 meeting to be granted subject to the following conditions:

•	Award recipients whose employment was terminated prior to the grant date would not receive an award.
•

The award vesting period would begin on the grant date, but the first year of vesting would be a shortened period to end May 1 so as to not penalize the recipients for the Company’s late filing of its required periodic reports with the SEC.

•	No award recipient would have any rights to the restricted stock units prior to the grant date.
•	Communication of the terms of the awards was to occur soon after the grant date.
•	The awards were not to be granted until the first trading day after we became current in our filings with the SEC.

The Compensation Committee attempted to structure restricted stock unit awards to executives after December 2005 so that they would qualify as “performance-based” compensation, which would ensure that the expense associated with these awards would be fully tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. To do this, in December 2005 the Compensation Committee approved an operating margin performance objective of 30% for 2006, with operating margin defined as income from operations (excluding stock-based compensation) as a percentage of revenue as stated in our audited financial statements. The maximum allowable award under the plan was 500,000 shares of common stock to each of the executive officers, including Mr. Klein. In setting these maximum allowable awards, the Compensation Committee reserved the right to make any necessary or appropriate downward adjustments.

As noted above, the sole purpose of setting an operating margin target and associated maximum equity awards for the executive officers was to have the equity awards qualify as “performance-based” compensation, which would allow the associated expense to be fully tax deductible expenses under Section 162(m) of the Internal Revenue Code. Although we did not meet the 30% operating margin target in 2006, the Compensation Committee approved the above-listed discretionary restricted stock unit awards in June 2007. Given the size of the equity awards granted to the executive officers, the Compensation Committee believes that most, if not all, of the expense from these awards will be deductible, although the final determination will be dependent upon the trading price of our common stock at the time the awards vest and also each executive’s total compensation in each year in which the awards vest.

The Compensation Committee may make additional restricted stock unit awards as part of the broad-based equity compensation program during 2008.

52	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

c.	Chief Executive Officer Equity Compensation

As discussed above in the section titled “Mix of Chief Executive Officer Pay Elements,” in 2007, the Compensation Committee conducted a thorough review of Mr. Klein’s current and historical compensation package and entered into an amended and restated employment agreement with Mr. Klein in August 2007. As a result of this review and pursuant to the employment agreement, the Compensation Committee granted the restricted stock unit awards to Mr. Klein described above. The purpose of these awards was to provide Mr. Klein with a compensation package that includes both significant short-term at-risk elements (via the annual cash incentive bonus) and significant long-term at-risk elements (via the equity awards), as well as encourage performance and retention through both performance and time-based vesting.

C.	Other Benefits

1.	Benefits We Do Not Provide

In assessing our compensation program, it is important to be aware of the forms of compensation that we do not offer. We provide no:

•	non-qualified deferred compensation plans
•	supplemental retirement plans
•	access to a company airplane

Because we believe that we have a competitive benefits program for our employees, we provide only limited additional benefits to our executive officers beyond those benefits provided to all of our employees. These are described below along with those benefits provided to all employees including executives. We believe that maintaining the level of these benefits is important in achieving the retention goals of our total compensation package.

2.	Retirement Plans

The specific retirement and pension plans available to our employees, including our executive officers, vary from country to country.

In the United States, where all but one of our executive officers now reside, we have a tax-qualified 401(k) defined contribution retirement plan (“401(k) Plan”) that is available to all regular employees. The 401(k) Plan is designed to allow employees to accumulate retirement funds through employees’ and Getty Images’ contributions. All Getty Images’ contributions are made in cash, are immediately vested in full, and are invested in funds as directed by the participant, who is able to select from a variety of mutual funds. We do not offer participants the opportunity to invest in shares of Getty Images common stock through the 401(k) Plan. For 2007, Getty Images contributed up to a maximum of 4% of eligible compensation to the 401(k) Plan for all eligible, participating employees, including executive officers (subject to certain limitations set forth in Internal Revenue Service rules and regulations).

There also are defined contribution plans for certain of our non-U.S. subsidiaries, including in the United Kingdom, where one executive officer, Mr. Olofsson (our Senior Vice President, Global Sales) resides, and in Canada where one executive officer, Mr. Livingstone (our Senior Vice President, Technology and CEO, iStockphoto) resided during part of 2007. Mr. Livingstone now resides in the United States and participates in the 401(k) plan. Generally, we make a contribution of 5% of eligible compensation to a pension scheme for all eligible, participating employees in the U.K. However, Mr. Olofsson receives a 15% contribution from Getty Images, which is the typical contribution for senior-level executives for companies in the United Kingdom. All contributions to such plans in each country are in cash, and we do not offer participants the opportunity to invest in shares of our common stock through such plans.

3.	Supplemental Insurance Coverage

We provide supplemental disability and life insurance coverage to executive officers above the coverage offered to all other employees under our group plans. Because of the income limits included in our group disability insurance policy, the supplemental disability insurance coverage provides the executive officers with comparable coverage for the full amount of their eligible income in the same manner as all other employees’ eligible income is covered (with the exception of Mr. Klein, who is discussed below).

53	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

The amount of supplemental term life insurance coverage provided to executive officers does not exceed $3.6 million for any executive officer. The Compensation Committee believes that this supplemental coverage is both reasonable and competitive with market practices, and was provided at a total annual cost of approximately $66,000 for all of the executive officers. This figure is a total for 2007, and includes prorated amounts for the three terminated executive officers (Dr. Sansolo, Mr. Blackwell and Ms. Ranz) and one executive who was promoted in the first half of 2007 (Mr. Livingstone). It does not include prorated amounts for Mr. Lapham, who was promoted to executive officer in December 2007, as his coverage will begin in the first quarter of 2008.

4.	Tax Gross-Up Payments

We provide our executive officers with tax gross-up payments for any taxes incurred by such executives with respect to health, dental and disability insurance benefits, as well as any taxes incurred on business expenses reimbursed by Getty Images. Additionally, certain tax liabilities related to Company assignments in jurisdictions with different tax impacts are also grossed-up, when applicable. These tax gross-up payments are made in the tax year that the executives receive the benefits.

Mr. Olofsson is not eligible for the tax gross-up payments as he resides in the U.K. In addition to those gross-up provisions listed above, Mr. Klein’s executive agreement dated August 1, 2005 included tax gross-up payment provisions for taxable benefits and expenses listed in the section entitled “Benefits Provided to our Chief Executive Officer” below. Mr. Klein’s amended and restated agreement effective August 31, 2007 includes gross-up provisions only for health, dental, disability and life insurance, and for taxes incurred on business expenses that do not meet the U.S. I.R.S definition of qualifying business expenses, reimbursed by Getty Images.

5.	Other Benefits

We also provide to certain of our employees free or subsidized parking at certain of our offices. Getty Images covers the complete parking cost for executive officers in Seattle at a cost of approximately $120 per month per executive. Senior employees located in certain European cities, including London, receive an annual car allowance or a leased car. In London, one executive officer and 38 other London-based employees received this benefit in 2007. The average car allowance for employees in London was £522 per month in 2007, ranging from £417 to £650 per month (a range of approximately $833 to $1,298 per month at current exchange rates). We believe that the provision of this benefit in the U.K. is necessary to provide a competitive compensation package.

6.	Benefits Provided to our Chief Executive Officer

We also provided certain other benefits to Mr. Klein, our Chief Executive Officer, through August 8, 2007. These benefits included a company-provided automobile, home security systems, home Internet access, cell phones and athletic club memberships. Effective August 9, 2007, Mr. Klein’s base salary was increased from $950,000 to $1,000,000 per year, and the benefits and perquisites listed above were eliminated. The amount of the salary increase given to Mr. Klein approximately offsets the cost of benefits and perquisites that were eliminated at that time, however, the change also helped reduce the burden on Getty Images of administering those perquisites and benefits.

In addition, Mr. Klein relocated on a temporary basis from Seattle, Washington to New York, New York in September of 2007. Our board of directors noted several business objectives supporting the need for Mr. Klein’s temporary assignment to New York, including:

•	Establishing a closer, executive-level presence with the Company’s sales organization;
•

Developing relationships with key media partners and customers in North America’s most important media center, New York, to support the Company’s strategy of further developing as a global digital media company;

•	Providing necessary executive leadership for the Getty Images New York office; and
•	Overseeing the migration of key components of the company’s marketing organization to New York.

His temporary relocation package contains certain benefits, including shipment of his household goods to New York, airfare for himself and family, ongoing temporary housing costs and transportation services, as well as a tax gross-up on his relocation expenses. These benefits are also described more fully in the “Other Compensation” table below.

54	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

2007 SUMMARY COMPENSATION TABLE

The following table sets forth certain information regarding compensation paid or earned for all services rendered to Getty Images in all capacities during the fiscal years ended December 31, 2007 and December 31, 2006 by our principal executive officer (PEO), our principal financial officer (PFO), our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2007, as well as two additional individuals who would have been amongst the three most highly compensated executive officers had they been serving as an executive officer as of December 31, 2007 (collectively, the “named executive officers”):

Name and Principal Position	Year	Salary($) (1)	Bonus($) (2)	Stock Awards($) (3)	Option Awards($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation($) (6)	Total($)

Jonathan D. Klein Chief Executive Officer (PEO)	2007	$969,710	$—	$2,357,545	$1,728,148	$—	$695,943	$5,751,346
	2006	950,000	—	1,752,487	1,155,255	—	94,416	3,952,158
Thomas Oberdorf Chief Financial Officer (PFO)	2007	411,250	—	474,402	—	—	44,372	930,024
	2006	222,820	90,000	157,826	—	—	118,661	589,307
Jeffrey L. Beyle SVP, Business Development and Asia Pacific Sales (7)	2007	335,000	—	414,559	—	—	37,831	787,390
	2006
Nicholas E. Evans-Lombe EVP Imagery, Products and Services	2007	392,500	—	565,515	—	—	47,008	1,005,023
	2006	350,750	30,000	328,592	1,975	—	19,705	731,022
Bo T. Olofsson SVP Global Sales (8)	2007	395,336	—	443,273	66,633	—	89,576	994,818
	2006	350,246	29,494	284,779	208,377	44,943	65,104	982,943
Jack Sansolo SVP, Marketing (9)	2007	134,564	—	384,471	—	—	304,907	823,942
	2006	315,000	27,000	527,993	—	—	37,723	907,716
Linda Ranz SVP, Technology (7) (10)	2007	165,692	—	313,509	8,025	—	354,950	842,176
	2006

(1)	The amounts shown in this column represent the dollar value of base cash salary earned by the named executive officer during the fiscal year covered.

(2)

The amounts shown in this column represent the dollar value of discretionary (non-incentive plan based) bonuses earned by the named executive officer based on his or her personal performance during 2006. The amount paid to Mr. Oberdorf represents a contractually guaranteed bonus for the year as provided per his employment agreement, which was attached as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. No discretionary bonuses were earned by the named executive officers during the year ended December 31, 2007.

(3)

The amounts shown in this column represent the amount expensed in our financial statements for the fiscal year covered, without regard to estimated forfeitures that are required by US GAAP for our financial statements, for unvested restricted stock units held by the named executive officer during the fiscal year covered. With the exception of performance-based grants made to Mr. Klein, the

55	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

value of the grant is calculated as the number of units granted multiplied by the average of the high and low trading prices of our common stock on the date of grant. With respect to the amount shown in the table for Mr. Klein’s performance-based grants, the amount of the expense is calculated in the same fashion but only with respect to tranches for which the performance targets and associated periods have been established. These values are expensed in our financial statements on a straight-line basis over the vesting period except with regard to performance-based grants, for which the expense is recognized on a straight-line basis from the date the performance target and period are set to the end of the vesting period or performance period, whichever is longer.

(4)

The amounts shown in this column represent the amount expensed in our financial statements, without regard to estimated forfeitures that are required by US GAAP for our financial statements, for unvested stock options held by the named executive officer during the fiscal year covered. The value of the award is calculated as the number of options granted multiplied by the fair value of the option as calculated on the date of grant using a Black-Scholes valuation model. This value is expensed in our financial statements on a straight-line basis over the vesting period of the stock option.

The amounts shown in this column for Mr. Klein relate to 250,000 stock options granted May 1, 2006 with a fair value of $27.67 per share. The fair value of these options was calculated using an expected term of seven years, an expected volatility of 32%, a risk free rate of return of 4.94% and an expected dividend rate of 0%. For further discussion of these assumptions, see Note 9 to the financial statements within this Annual Report on Form 10-K.

The amount shown in this column for Mr. Evans-Lombe relates to 25,000 stock options granted February 5, 2002 with a fair value of $11.12 per option. The fair value of those options was calculated using an expected term of 1.5 years from the vest date, an expected volatility of 73%, a risk-free rate of return of 5.17% and an expected dividend rate of 0%.

The amounts shown in this column for Mr. Olofsson relate to two stock option grants. The first grant of 60,000 stock options was granted May 27, 2003 with a fair value of $19.88 per option. The fair value of those options was calculated using an expected term of 1.5 years from the vest date, an expected volatility of 68%, a risk-free rate of return of 3.70% and an expected dividend rate of 0%. The second grant of 30,000 stock options was granted October 21, 2003 with a fair value of $18.35 per option. The fair value of those options was calculated using an expected term of 1.5 years from the vest date, an expected volatility of 63%, a risk-free rate of return of 3.10% and an expected dividend rate of 0%.

The amount shown in this column for Ms. Ranz relates to 7,500 stock options granted October 21, 2003 with a fair value of $18.35 per option. The fair value of those options was calculated using an expected term of 1.5 years from the vest date, an expected volatility of 63%, a risk-free rate of return of 3.10% and an expected dividend rate of 0%.

(5)	The amount shown in this column represents the dollar value of sales commissions earned by Mr. Olofsson during 2006 and paid in 2007.

(6)	See detail of the amounts shown in this column in the All Other Compensation Table below.

(7)	Mr. Beyle and Ms. Ranz were not named executive officers for the year ended December 31, 2006, therefore we have not included their 2006 compensation information in this table.

(8)

Amounts shown for Mr. Olofsson (with the exception of stock awards and option awards) were earned or paid in British pounds and have been converted into U.S. dollars based on an annual average basis. The annual average exchange rates in U.S. dollars per British pound are based on the average of the noon buying rate in the City of New York for cable transfers in British pounds as certified for customs purposes by the Federal Reserve Bank of New York in effect on each day for the respective year; for the year ended December 31, 2007, that rate was $2.00 and for the year ended December 31, 2006, that rate was $1.84.

(9)

Dr. Sansolo was our Senior Vice President, Marketing until his retirement from Getty Images in June of 2007. The amount shown in the Stock Awards Column represents the compensation expense recorded in accordance with US GAAP without respect to estimated forfeitures, less the compensation expense added back in 2007 in accordance with US GAAP for actual forfeitures of restricted stock units that were expensed and reported in this Summary Compensation Table in 2006 and 2007. Compensation expense added back for US GAAP purposes relating to expense in years prior to those reported in this table has not been added back to the amount disclosed in this table.

(10)

Ms. Ranz was our Senior Vice President, Technology until her termination as part of a reduction in force in September of 2007. Compensation expense added back for US GAAP purposes in 2007 has not been added back to the amount disclosed in this table as Ms. Ranz was not a named executive officer during the periods for which the expense was originally recorded.

56	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

2007 ALL OTHER COMPENSATION TABLE

NAME	Year	Car Lease or Allowance Paid($)	Life Insurance Premiums Paid($)	Disability Insurance Premiums Paid($)	Health Insurance Premiums Paid($)	Severance Paid or Accrued ($) (1)	Cash Contributions to Retirement Accounts ($) (2)	Temporary Relocation Expenses ($) (3)	Moving Expenses ($) (4)	Correcting Tax Gross-Ups Paid($) (5)	Other ($) (6) (7)	Total($)

Jonathan D. Klein	2007	$13,695	$22,280	$28,315	$2,352	$—	$9,000	$414,011	$—	$148,583	$57,707	$695,943
	2006	29,836	20,184	28,315	2,352	—	8,800	—	—	—	4,929	94,416
Thomas Oberdorf	2007	—	12,908	11,409	2,352	—	9,000	—	—	—	8,703	44,372
	2006	—	2,022	7,657	1,176	—	—	—	106,626	—	1,180	118,661
Jeffrey L. Beyle (8)	2007	—	5,911	4,817	2,352	—	9,000	—	—	10,869	4,882	37,831
	2006
Nicholas E. Evans-Lombe	2007	—	3,502	3,464	2,352	—	9,000	—	—	24,609	4,081	47,008
	2006	—	3,129	3,464	2,352	—	8,800	—	—	—	1,960	19,705
Bo T. Olofsson (9)	2007	15,013	4,396	1,482	838	—	67,847	—	—	—	—	89,576
	2006	13,826	4,227	1,000	6,024	—	39,960	—	—	—	67	65,104
Jack Sansolo	2007	—	12,420	4,705	699	274,243	9,000	—	—	—	3,840	304,907
	2006	—	17,299	9,227	1,398	—	8,800	—	—	—	999	37,723
Linda Ranz (8)	2007	—	5,121	2,861	135	334,900	9,000				2,933	354,950
	2006

(1)

The amounts shown in this column represent severance amounts contractually provided per the employment agreements of Dr. Sansolo and Ms. Ranz. Dr. Sansolo retired from Getty Images in June of 2007, and Ms. Ranz was terminated as part of a reduction in force in September of 2007. For detail of these amounts, see the “Termination Payments Made During 2007” tables below.

(2)

The amounts shown in this column represent the dollar value of cash contributions made by Getty Images to the named executive officer’s account in the Getty Images, Inc. 401(k) Plan (“401(k) Plan”), with the exception of Mr. Olofsson, in which case the amount represents the dollar value of cash contributions made by Getty Images to his defined contribution pension plan.

(3)

The amounts shown in this column represent expenses relating to Mr. Klein’s temporary relocation to New York in September of 2007, including $210,000 in apartment rental payments, $70,000 for a security deposit on the apartment and $61,000 in rental commissions. All other relocation expenses included in this column, including furniture and office equipment, shipment of household goods, utilities and related expenses, are each less than the greater of $25,000 or 10% of the total amount of perquisites provided to Mr. Klein in 2007. In 2008, we also paid $105,355 to the IRS on behalf of Mr. Klein for tax gross-up payments related to these relocation expenses; those payments are not included in the table as they were not paid in 2007.

(4)	The amount shown in this column represents amounts paid to Mr. Oberdorf or to a third party moving company on behalf of Mr. Oberdorf for his relocation to Seattle.

(5)

The amounts shown in this column represent cash paid to the executive officers during 2007 to reimburse them for income tax liabilities incurred in prior years for which the Company was obligated to make tax gross-up payments to the officers per their respective employment agreements.

(6)

With the exception of the amount shown for Mr. Klein, the amounts shown in this column represent the aggregate dollar value of other perquisites provided to the named executive officers that are less than the greater of $25,000 or 10% of the total amount of perquisites for the respective named executive officer during the year. The perquisites represent a combination of benefits credits, parking benefits and gym membership dues, depending on the executive. The amounts also include current tax year gross-up payments in the following amounts: Mr. Oberdorf ($6,742), Mr. Beyle ($2,922), Mr. Evans-Lombe ($2,121), Dr. Sansolo ($2,934) and Ms. Ranz ($1,693).

(7)

For Mr. Klein, the amounts shown in this column represent the aggregate dollar value of other perquisites provided to Mr. Klein that are less than the greater of $25,000 or 10% of the total amount of perquisites for Mr. Klein during the year. The perquisites represent a combination of benefits credits, parking benefits, gym membership dues, telephone and internet service fees, professional fees paid on his behalf and tax gross-ups for his ongoing benefits (totaling $36,880 and not including the correction tax gross-ups paid in 2007, which are discussed in

57	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

Note 4 above). Following the amendment of Mr. Klein’s employment agreement in August of 2007, certain of those benefits are no longer provided, such as the cost of cell phones, membership dues and home security.

(8)	Mr. Beyle and Ms. Ranz were not named executive officers for the year ended December 31, 2006, therefore we have not included their 2006 compensation information in this table.

(9)

Amounts shown for Mr. Olofsson were earned or paid in British pounds and have been converted into U.S. dollars based on an annual average basis. The annual average exchange rates in U.S. dollars per British pound are based on the average of the noon buying rate in the City of New York for cable transfers in British pounds as certified for customs purposes by the Federal Reserve Bank of New York in effect on each day for the respective year; for the year ended December 31, 2007 that rate was $2.00 and for the year ended December 31, 2006, that rate was $1.84.

2007 GRANTS OF PLAN-BASED AWARDS

	Approval Date (1)	Grant Date (1)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards – Target (#) (4)	All Other Stock Awards: Number of Shares of Stock or Units (5)	Closing Price on Grant Date ($ /Sh)	Grant Date Fair Market Value of Awards Granted (6)
NAME				Thresh- old($) (3)	Target($) (3)	Maximum($) (3)

Jonathan D. Klein	8/9/07	8/9/07		$—	$—	$—	110,000	—	$31.63	$3,488,650
	8/9/07	8/16/07		—	—	—	87,500	—	29.57	2,599,188
		3/28/07	(2)	287,550	798,750	2,500,000	—	—	—	—
Thomas Oberdorf	6/6/07	6/14/07		—	—	—	—	20,000	49.98	1,000,500
		3/28/07	(2)	59,760	166,000	500,000	—	—	—	—
Jeffrey L. Beyle	6/6/07	6/14/07		—	—	—	—	20,000	49.98	1,000,500
		3/28/07	(2)	48,960	136,000	500,000	—	—	—	—
Nicholas E. Evans-Lombe	6/6/07	6/14/07		—	—	—	—	30,000	49.98	1,500,750
		3/28/07	(2)	65,775	182,708	500,000	—	—	—	—
Bo T. Olofsson (7)	6/6/07	6/14/07		—	—	—	—	20,000	49.98	1,000,500
		3/28/07	(2)	57,649	160,172	500,000	—	—	—	—

(1)

The grant date and approval date of our equity awards occasionally differ, as grants are typically approved for grant to occur on a specific future date. See, for example, Compensation Discussion and Analysis Section for discussion on the June 2007 grants and approval dates and the conditions that attached thereto.

(2)

The non-equity incentive plan criteria was approved on December 8, 2005 and was later updated with a new revenue target for 2007, approved by the Compensation Committee on March 28, 2007. Mr. Oberdorf was hired effective June 12, 2006 and was immediately eligible for the plan that was approved on December 8, 2005.

(3)

These amounts represent the threshold, target and maximum bonuses that the named executive officers could have earned during 2007 under the terms of the 2005 Incentive Plan. For 2007, the Compensation Committee approved a revenue performance objective for Getty Images and a maximum annual cash incentive payout for each executive officer. The Compensation Committee exercised negative discretion in setting the amount of the actual bonus payable to each executive officer at an amount less than the maximum amount permitted under the 2005 Incentive Plan because the target was not met in 2007. Under the 2007 Non-Sales Bonus Plan, the bonus award was weighted 80% attributable to Getty Images performance, and 20% attributable to personal performance for Getty Images executive officers. The sole purpose of administering and paying the incentive payment for the executive officers under the 2005 Incentive Plan (rather than the 2007 Non-Sales Bonus Plan) was to ensure that bonuses paid to the executive officers qualify as “performance-based” compensation and allow such payments to be fully tax deductible expenses for Getty Images under Section 162(m) of the Internal Revenue Code of 1986, as amended. As noted, however, the Getty Images performance portion was not met in 2007.

58	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

The minimum bonus that a named executive officer could have earned is zero; for 2007, no executives received a bonus payment. A minimum bonus of zero occurs if Getty Images’ financial performance target is not met (financial performance at or less than 95% of the revenue target), as neither the company financial performance component nor the personal components are paid out. The threshold amount included in the table above represents the bonus the named executive officer would have received if Getty Images had met 96% of its financial performance measure under the 2007 Non-Sales Bonus plan, and the employee performed as expected during the year (100% of personal target), following the negative discretion exercised by the Compensation Committee. The target amount included in the table above represents the bonus the named executive officer would have received if we met our financial performance measure exactly (100% of the 2007 NSBP revenue target) and the employee performed as expected during the year (100% of personal target), following the discretion exercised by the Compensation Committee. We have included in the maximum column above the maximum amount that the named executive officer could have received under the 2005 Incentive Plan prior to the Compensation Committee exercising negative discretion.

(4)

Amounts shown in this column represent the shares underlying the performance restricted stock unit awards granted to Mr. Klein during 2007, as described in more detail elsewhere in this Annual Report on Form 10-K. These restricted stock unit awards are subject to time-based vesting, with 25% of the award vesting on August 9 and August 16, respectively, of each of the next four years, and performance-based vesting, and will not vest, in whole or in part, unless Mr. Klein meets certain annual performance targets set each year by the Compensation Committee for the tranche of the award vesting in that year. In the event that the related annual performance goal is met and Mr. Klein is still an employee or a director of Getty Images on the annual vesting date, that tranche of the award will vest in full.

(5)

These shares represent restricted stock unit awards, which vest 25% on approximately the anniversary of the grant date over four years. The awards were granted on June 14, 2007, and vest 25% on each May 1 of 2008, 2009, 2010, and 2011.

(6)	These amounts were calculated as the number of restricted stock units granted multiplied by the average of the high and low trading prices of our common stock on the grant date.

(7)

Non-equity incentive amounts shown for Mr. Olofsson that are denominated in British pounds and have been converted into U.S. dollars based on an annual average basis. The annual average exchange rates in U.S. dollars per British pound are based on the average of the noon buying rate in the City of New York for cable transfers in British pounds as certified for customs purposes by the Federal Reserve Bank of New York in effect on each day for the year ended December 31, 2007 was $2.00.

ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

Each of the named executive officers who is currently an executive officer of Getty Images has an employment agreement with Getty Images, the terms and conditions of which are unique to each officer. The following tables set forth the dates of the agreements and a summary of the terms of the agreements with each of the named executive officers as applicable to the information provided on the preceding tables.

Jonathan D. Klein

Date	Effective February 1, 2004, as amended effective August 31, 2007

Position	Chief Executive Officer

Term	Two-year initial term with successive one-year renewals. At least 12 months’ notice of intent by either party to terminate the agreement is required.

Base Salary	$1,000,000 effective as of August 9, 2007. Mr. Klein’s base salary may be increased by the Board of Directors in its sole discretion.

Annual Cash Incentive Bonus Opportunity	90% of base salary if corporate and individual targets are met.

Benefits	Mr. Klein is entitled to participate in all employee benefit programs (including 401(k) profit sharing plan, life, health, accident and disability insurance, and certain other enumerated benefits). Getty Images also provides supplemental life insurance equal to approximately $3.6 million and expenses relating to his temporary relocation to New York.

59	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

Remaining Named Executive Officers

Date	Mr. Evans-Lombe	Effective August 1, 2005, with an addendum effective June 1, 2007; amended effective January 28, 2008
	Mr. Oberdorf	Effective June 12, 2006; amended effective January 28, 2008
	Mr. Olofsson	Effective November 15, 2005
	Mr. Beyle	Effective August 1, 2002; amended effective February 1, 2008
	Dr. Sansolo	Effective November 8, 2004; terminated June 1, 2007 upon his retirement from Getty Images
	Ms. Ranz	Effective November 1, 2006; terminated September 3, 2007

Positions	Mr. Evans-Lombe	EVP, Imagery, Products & Services
	Mr. Oberdorf	SVP, Chief Financial Officer
	Mr. Olofsson	SVP, Global Sales
	Mr. Beyle	SVP, Business Development and Asia Pacific Sales
	Dr. Sansolo	SVP, Marketing until retirement on June 1, 2007
	Ms. Ranz	SVP, Technology until termination as part of a reduction in force on September 3, 2007

Term	Continues until either party provides the other with written notice of termination.

Base Salary		Current Salary

	Mr. Evans-Lombe	$415,000[1]
	Mr. Oberdorf	$415,000[2]
	Mr. Olofsson	£200,000[2]
	Mr. Beyle	$340,000[2]
	Dr. Sansolo	$N/A3
	Ms. Ranz	$N/A4
[1] Effective June 1, 2007.
[2] Effective April 1, 2007.
[3] Dr. Sansolo retired effective June 1, 2007.
[4] Ms. Ranz employment was terminated as part of a reduction in force effective September 3, 2007.

Each officer’s base salary is subject to annual review by the Compensation Committee of the Board of Directors.

Annual Cash Incentive Bonus Opportunity	Mr. Evans-Lombe	50% of base salary at target[5]
	Mr. Oberdorf	40% of base salary at target[6]
	Mr. Olofsson	40% of base salary at target[7]
	Mr. Beyle	40% of base salary at target[6]
	Dr. Sansolo	N/A8
	Ms. Ranz	N/A9
[5] Effective June 1, 2007. Prior to June, Mr. Evans-Lombe was eligible for 40% of base salary.
[6] Effective as of officer’s hire date.
[7] Effective January 1, 2007. Prior to January 2007, Mr. Olofsson was eligible for a sales incentive bonus structure.
[8] Dr. Sansolo’s agreement was terminated effective as of his retirement from Getty Images on June 1, 2007.
[9] Ms. Ranz’s agreement was terminated effective as of her termination from Getty Images as part of a reduction in force on September 3, 2007.

Benefits	Each current executive is entitled to participate in all employee benefit programs including any applicable retirement or defined contribution pension plan, life, health, accident and disability insurance, and certain other enumerated benefits.

60	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

Incentive Plan Change in Control Provisions. Under the terms of the 2005 Incentive Plan, equity awards are generally subject to special provisions upon the occurrence of a defined “Change in Control” transaction (as the term “Change in Control” is defined in the 2005 Incentive Plan). Under the Plan, upon a Change in Control, any outstanding stock options will become fully vested and exercisable on the date of the Change in Control, however, no stock award will be exercisable after the expiration date of 10 years after the date the stock award was granted (or any period as stated in the applicable award agreement). Upon a Change in Control, all restrictions and conditions of all restricted stock awards will lapse, and all performance shares will be deemed to have been earned.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information about stock options and restricted stock units outstanding as of December 31, 2007. All named executive officers are shown in the table below except for Dr. Sansolo and Ms. Ranz, who did not hold any stock options or restricted stock units as of December 31, 2007 due to Dr. Sansolo’s retirement in June 2007 and Ms. Ranz’s termination from Getty Images as part of a reduction in force in September 2007.

	Option Awards				Stock Awards

	Number of Securities Underlying Unexercised Options(#)		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#) (2)	Market Value of Shares or Units of Stock That Have Not Vested($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($) (3)

NAME	Exercisable	Unexercisable (1)

Jonathan D. Klein	400,000	—	$30.32	04/28/10	—	$ —	—	$—
	78,500	—	25.43	06/26/11	—	—	—	—
	350,000	—	83.12	09/13/15	—	—	—	—
	50,000	200,000	62.25	05/01/16	—	—	—	—
	—	—	—	—	64,000	1,856,000	—	—
	—	—	—	—	—	—	110,000	3,190,000
	—	—	—	—	—	—	87,500	2,537,500

Thomas Oberdorf	—	—	—	—	15,000	435,000	—	—
	—	—	—	—	20,000	580,000	—	—

Bo T. Olofsson	32,500	—	37.38	05/27/13	—	—	—	—
	20,000	—	36.72	10/21/13	—	—	—	—
	20,000	—	83.12	9/13/15	—	—	—	—
	—	—	—	—	9,750	282,750	—	—
	—	—	—	—	20,000	580,000	—	—

Nicholas E. Evans-Lombe	55,000	—	20.91	02/09/08	—	—	—	—
	100,000	—	34.06	04/03/10	—	—	—	—
	25,000	—	19.43	02/05/12	—	—	—	—
	50,000	—	83.12	09/13/15	—	—	—	—
	—	—	—	—	11,250	326,250	—	—
	—	—	—	—	30,000	870,000	—	—

Jeffrey L. Beyle	45,000	—	83.12	09/13/15	—	—	—	—
	—	—	—	—	8,775	254,475	—	—
	—	—	—	—	20,000	580,000	—	—

(1)

Mr. Klein’s unvested options vest over four years with 20% vesting on each of the first three anniversaries of the grant date of May 1, 2006 and 40% vesting on the fourth anniversary of the grant date. The grant dates precede the expiration dates by 10 years.

61	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

(2)

This column details unvested restricted stock units subject to time-based vesting, each of which vest as to 25% of the award annually over four years, generally on each of the first four anniversaries of the grant date, with the exception of Mr. Klein’s restricted stock unit award reported in this column. The vesting schedule for Mr. Klein’s grant with 64,000 unvested restricted stock remaining was 20% vesting on each of the first three anniversaries of the grant date of January 1, 2006 and 40% vesting on the fourth anniversary of the grant date. The first tranche of 20% vested in January 2007.

(3)

The market values in this column were calculated as the number of unvested restricted stock units multiplied by $29.00, which was the closing market price of our common stock on the last trading day of the fiscal year (December 31, 2007).

(4)

Mr. Klein’s restricted stock unit grants included in this column are deemed unearned because they are subject to annual performance requirements set by the Compensation Committee each year in addition to time-based vesting requirements, as discussed in footnote four to the 2007 Grants of Plan-Based Awards table above.

2007 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding the number of shares acquired and value realized for stock options exercised and restricted stock units vested during the year ended December 31, 2007.

	Option Awards		Stock Awards

NAME	Number of Shares Acquired on Exercise(#) (1)	Value Realized on Exercise($) (2)	Number of Shares Acquired on Vesting(#) (1)	Value Realized on Vesting($) (3)

Jonathan D. Klein	100,000	$880,000	—	$—
	64,500	670,155	—	—
	—	—	16,000	685,120
Thomas Oberdorf	—	—	5,000	240,150
Nicholas E. Evans-Lombe	—	—	3,750	160,575
Bo T. Olofsson	—	—	3,250	139,165
Jeffrey L. Beyle	—	—	2,925	125,249
Jack Sansolo	—	—	2,925	125,249
	—	—	938	46,759
	—	—	938	48,382
Linda Ranz	—	—	459	19,654
	—	—	375	19,343
	—	—	1,875	83,091

(1)

The shares shown are in gross numbers prior to any shares withheld by Getty Images or sold by the employee in the open market to settle income tax liabilities resulting from the option exercise or vesting of restricted stock units.

(2)

The value realized on exercise is calculated as the total number of shares exercised multiplied by the difference between the exercise price of the option and the price that the shares under the option were sold by the named executive officer in the open market.

(3)	The value realized on vesting is calculated as the total number of shares vested multiplied by the average of the high and low trading prices of our common stock on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables set forth information regarding the benefits that the named executive officers would receive upon termination of employment or a Change in Control of Getty Images. Each of the named executive officers has or had an employment agreement with Getty Images setting forth the terms and conditions for any payment upon voluntary termination, termination for Cause, involuntary

62	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

not-for-Cause termination, termination for Good Reason, termination in the event of a Change in Control, a Change in Control without termination, or in the event of Disability or death. The amounts shown in the tables below assume that such termination occurred on December 31, 2007. The actual amounts to be paid out can only be determined at the time of such executive’s separation from Getty Images. The terms “Disability,” “Cause” and “Good Reason” have the meanings ascribed to them in the executives’ employment agreements and as outlined in the section entitled “Certain Triggering Events for Payments Made Upon Termination” in this Annual Report on Form 10-K. Other than as noted below for Mr. Klein, the employment agreements for each of the executive officers are substantially similar.

Employment Agreements

We believe that employment agreements are an important part of executive officer compensation. It is typical for companies of our size to offer employment agreements to senior executives. The terms of Getty Images’ employment agreements are substantially similar for all of the executive officers, although the Chief Executive Officer’s agreement has some unique provisions. A primary purpose of these agreements is to provide both the Company and the executive certainty and clear definitions of the terms of the executive’s employment with the company, the scope of his or her role, compensation, and severance terms under various termination reasons. The termination reasons covered by the agreements include termination following a “Change in Control,” involuntary termination (other than for “Cause”), termination for “Cause,” resignation by the executive for “Good Reason,” or for other than “Good Reason,” and termination due to death or Disability. Also outlined in the agreements are benefits in the event of a Change in Control without termination.

As part of its ongoing review of our executive compensation program, in 2006, the Compensation Committee undertook a review of the employment agreements used for our executive officers (including the senior vice presidents and the executive vice president, but not including Mr. Klein, the Chief Executive Officer). At the conclusion of this review, the Compensation Committee decided to make a number of changes to the agreements for all new executive officers.

•	Modifications to the Change in Control provisions:
•

Until November 2006, our executive employment agreements contained a “single-trigger” Change in Control mechanism. A single-trigger mechanism requires only the Change in Control to activate the executive’s rights under the Change in Control provision. Those executives whose agreements contain the single-trigger mechanism can resign for any reason following a Change in Control and receive certain severance payments. Agreements for executive officers hired or promoted in or after November 2006 contain a “double trigger” Change in Control mechanism. A double-trigger mechanism is satisfied only when there is a Change in Control and a qualifying adverse event within 12 months of the Change in Control. If both elements of the double-trigger are satisfied, the executive can resign for “Good Reason” and receive certain Change in Control related severance payments. Current executives with such “double-trigger” provisions in their agreements include Messrs. Lapham, Livingstone and Teaster.

•

A change to the definition of “Good Reason” in the agreement for all executive officers hired or promoted in or after November 2006. “Good Reason” has been modified to include, as a qualifying provision for termination for Good Reason, a material reduction in the executive’s base salary or the percentage of base salary used to determine the at-target annual cash incentive bonus.

The Compensation Committee also decided to make changes to the employment agreements with the existing executive officers (excluding Mr. Klein) through amendments to existing employment agreements during January and February of 2008. The changes to the employment agreements for the executive officers include:

•

A change to the severance provision regarding the payment to be made for accrued bonus for the year in which the executive separates. This change has been made to employment agreements for new and existing executive officers (and has been included in the agreements for Messrs. Livingstone, Teaster, Oberdorf, Evans-Lombe, Beyle, Gurke and Lapham and implemented as of the date of this filing). The change to the provision specifies that the accrued bonus payment upon severance for the current year is the lesser of (i) the at-target amount prorated for the time served during the year, and (ii) the projected payout based on the most recent internal forecast of Getty Images’ projected performance, again prorated for the time served during the year.

•	A change to require a release of claims by the executive in order to be eligible to receive certain severance benefits.
•	The addition of specific language in order to comply with Section 409A regulations.
•	Several other non-material changes so that all agreements are substantially similar, including updates to the non-competition language.

63	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

Certain Triggering Events for Payment upon Termination

Our executive officers may be entitled to certain severance payments under the terms of their employment agreements, the amount of which vary depending on the reason for the executive’s termination.

Under the agreements, termination for “Cause” generally means the executive’s termination for (1) continued material non-performance of duties, (2) felony indictment, (3) fraud or willful misconduct, or (4) any material breach of the employment agreement.

Under the agreements, “Good Reason” generally means (1) an adverse material change in the executive’s duties, (2) our material breach of the employment agreement, (3) our failure to pay material compensation, (4) a significant relocation of the executive or (5) a material reduction in the executive’s base salary or target bonus. Additionally, Mr. Teaster’s employment agreement was amended by addendum on May 21, 2007 to further add Mr. Teaster’s voluntary resignation from employment with Getty Images prior to June 1, 2009 to the definition of “Good Reason.” Mr. Klein’s agreement also contains certain other events constituting a “Good Reason,” such as adverse and material change in his title or reporting responsibilities, reduction in compensation opportunity, failure by the Nominating and Governance Committee of the Board of Directors to nominate him for reelection to the Board of Directors or his failure to be reelected to the Board of Directors, however, his agreement does not include a Change in Control as a “Good Reason.”

Generally, in the event of termination for Cause or resignation without Good Reason, the executive will only be entitled to salary earned and unreimbursed business expenses incurred as of the date of termination. In the event of termination without Cause or resignation for Good Reason, however, the executive will also receive (1) a lump sum equal to the executive’s annual base salary, (2) accrued bonus for the year of termination, and (3) an amount equal to 50% of the target bonus for which the executive is eligible, subject to any limitations on such termination payments as a result of excise tax. As noted above, this does not apply to Messrs. Livingstone, Lapham or Teaster. In addition, the terms of Mr. Klein’s severance package differ from the above, which is discussed in further detail under the caption “Jonathan D. Klein.”

Payments upon Death or Disability

Generally, in the event of a Disability, employment of the executive can be terminated by Getty Images upon six months’ prior written notice and, in such event, the executive will receive (in addition to salary earned and unreimbursed business expenses incurred as of the date of termination) a lump-sum equal to the executive’s annual base salary, less any amounts paid to the executive under any Getty Images disability plan. Under the employment agreements, “Disability” means a physical or mental incapacity that substantially prevents the executive from performing his duties and that has continued for at least six of the last 12 months and that can reasonably be expected to continue indefinitely. In the event of the executive’s death, the executive (or beneficiary) will receive salary through the date of the executive’s death. The executive officer (or beneficiary) will also receive benefits under our disability plans and/or payments under our life insurance plans, as appropriate. The terms of a severance package for Mr. Klein differ from the above, which are discussed in further detail under the caption “Jonathan D. Klein” below.

Payments upon a Change in Control

The employment agreements with each executive officer set forth the terms of the executive’s severance in the event of a termination following a Change in Control. In that circumstance, certain of the executives shall have the right to resign within ninety (90) calendar days following a Change in Control and Getty Images shall pay the executive’s salary and accrued bonus as of the date of termination or resignation including any unreimbursed business expenses. Additionally, such executives are entitled to a lump sum severance payment equal to two times the executive’s salary at the rate in effect immediately prior to the Change in Control plus a bonus payment equal to one times the target amount that the executive would have been entitled to pursuant to the annual bonus plan.1 The terms of a severance package for Mr. Klein differ from the above, which are discussed in further detail under the caption “Jonathan D. Klein” below. In addition, pursuant to the terms of our Stock Incentive Plan, in the event of a Change in Control, regardless of whether the executive is terminated or remains employed by the Company, (i) all stock options or stock appreciation rights then outstanding shall become fully exercisable as of the date of the Change in Control, whether or not then exercisable, (ii) all restrictions and conditions of all stock awards then outstanding shall lapse as of the date of the Change in Control, and (iii) all performance share awards shall be deemed to have been fully earned as of the date of the Change in Control. Such accelerated awards will remain exercisable for the remainder of their respective terms.

64	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

Jonathan D. Klein

The following table shows the potential payments upon termination or a Change in Control of Getty Images for Mr. Klein, our Chief Executive Officer and member of the Board of Directors. Mr. Klein’s employment agreement details the payments and benefits he may receive in the event of termination, as discussed below. All amounts shown in the table below are calculated assuming the events occurred on December 31, 2007.

BENEFIT	Termination for Cause or Resignation Without Good Reason on 12/31/07		Involuntary Termination or Resignation for Good Reason on 12/31/07		Termination Following Change in Control on 12/31/07		Termination Due to Disability on 12/31/07		Termination Due to Death on 12/31/07

Paid Notice Period Prior to Termination: Salary (1)(2)	$	n/a	$	n/a	$	n/a	$500,000		$	n/a
Severance: Salary (1)		—		1,666,667		1,666,667	1,666,667	(3)		—	(4)
Severance: Non-Equity Incentive Plan Compensation – Accrued Thru Term Date (1)		—		900,000		—	—			—	(4)
Severance: Non-Equity Incentive Plan Compensation (1)		—		1,500,000		1,500,000	1,500,000	(3)		—
Stock Option Vesting Acceleration (5)		—		—		—	—			—
Restricted Stock Unit Award Vesting Acceleration (6)		—		7,583,500		7,583,500	7,583,500			7,583,500
Standard Health/Welfare Coverage (7)		24,236		24,236		24,236	24,236			—	(4)
Life Insurance Coverage (8)		8,714		8,714		8,714	8,714			—	(4)
Death Benefit (9)		n/a		n/a		n/a	n/a			3,586,351
Disability Benefit (10)		n/a		n/a		n/a	57,250/month			n/a
Tax Gross-Ups (11)		—		—		—	36,880	(3)		—	(4)

(1)	All salary and non-equity incentive payment amounts were calculated using Mr. Klein’s salary as of December 31, 2007. Mr. Klein’s salary increased from $950,000 to $1,000,000 effective August 9, 2007.

(2)	Only termination due to Disability requires six months’ prior notice by Getty Images. During such notice period, Mr. Klein would be entitled to the amount shown in the table.

(3)	Severance payments for Disability would be reduced by any amounts paid to Mr. Klein under any Getty Images disability plan.

(4)

Mr. Klein’s agreement states that his beneficiary will receive a lump sum amount equal to his base salary and bonus through the remainder of the term of his executive agreement, which is through August 31, 2009, in addition to a lump sum payment equal to the cost incurred by us for medical, dental, disability and life insurance benefits in the full calendar year immediately preceding his death. However, any such payment is to be decreased by any death benefits which are provided to the beneficiary. Because the death benefit will supersede these other benefits, the amounts here have been calculated at $0.

(5)

Although in many cases Mr. Klein would receive accelerated vesting of options (as detailed above), as of December 31, 2007 his 200,000 unvested stock options were of no value, as the option exercise price for those options was greater than the closing price of our common stock on December 31, 2007. Accelerated vesting of options would occur in the event of a Change in Control, regardless of whether or not Mr. Klein’s employment was terminated.

(6)

All restricted stock unit vesting acceleration amounts were calculated as the gain to Mr. Klein using the closing per share market price of our common stock on December 31, 2007, which was $29.00. The amounts do not include any modifications to the grants that could potentially take place. Accelerated vesting of restricted stock units would occur in the event of a Change in Control regardless of whether or not Mr. Klein’s employment was terminated.

(7)	Reflects a lump sum amount equal to the costs incurred by us for medical, dental and disability benefits in the last six months of the calendar year immediately prior to the date of termination.

(8)

Reflects a lump sum amount equal to the costs incurred by us for group life and supplemental life insurance coverage in the last six months of the calendar year immediately prior to the date of termination.

65	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

(9)

Reflects the estimated lump-sum present value of all future payments Mr. Klein’s beneficiaries would be entitled to under our executive life insurance plans. Such death benefit would be paid from our life insurance providers. This amount does not include payments under the standard group life insurance plans.

(10)

Reflects the estimated monthly value of all future payments Mr. Klein would be entitled to under our executive disability plans. Mr. Klein would be entitled to receive such benefits for the duration of the disability. The maximum benefits duration would be up to his normal retirement age, but not less than 60 months. Normal retirement age is the retirement age under the Social Security Act where the retirement age depends on the year of birth.

(11)

Reflects the estimated lump-sum present value of all future payments Mr. Klein would be entitled to tax gross-ups for payments or benefits related to expenses, medical, and other related benefits pursuant to his employment agreement. Figures are estimated amounts based on actual expenses in 2007. This value may decrease in 2008 due to the change in his benefit eligibility effective August 2007.

TERMINATION OF MR. KLEIN FOR “CAUSE”

In the event that Getty Images terminates Mr. Klein for Cause, Mr. Klein will receive salary earned and unreimbursed expenses incurred as of the date of termination. Getty Images would pay, within 30 days after the date of termination, a lump sum amount equal to the costs incurred by Getty Images for medical, dental, disability and life insurance in the last six months of the calendar year immediately prior to the date of his termination, as outlined in his employment agreement.

Mr. Klein will be entitled to retain any then-vested restricted stock units and restricted stock awards and will also be entitled to retain and exercise any then-vested portion of all stock options for a period of 90 days following termination, but the unvested portion of all stock awards will lapse.

RESIGNATION BY MR. KLEIN WITHOUT “GOOD REASON”

If Mr. Klein resigns without Good Reason, Mr. Klein will receive salary earned and unreimbursed business expenses incurred as of the date of termination. Getty Images will pay, within 30 days after the date of termination, a lump sum amount equal to the costs incurred by Getty Images for medical, dental, disability and life insurance and benefits in the last six months of the calendar year immediately prior to the date of termination, as outlined in his employment agreement.

The vesting of all stock awards will continue for so long as Mr. Klein remains a director of Getty Images. Once Mr. Klein no longer serves as a director of Getty Images, he will be entitled to retain all then-vested restricted stock units and restricted stock awards and will also be entitled to retain and exercise any then-vested portion of all stock options until the earlier of (i) four years following his separation from employment with Getty Images (including his service on the Board), and (ii) the remainder of their respective terms as if he had remained a Getty Images employee, but the unvested portion of all stock options and RSUs will lapse.

INVOLUNTARY TERMINATION OF MR. KLEIN OR RESIGNATION BY MR. KLEIN WITH “GOOD REASON”

If Mr. Klein’s employment terminates for Good Reason or for any reason other than Disability, Death, Change in Control without Good Reason or Cause, he will receive (in addition to salary, bonus, and unreimbursed expenses through and including the date of termination) a lump sum payment in an amount equal to the sum of his base salary and the maximum target amount of his bonus as would otherwise have been paid for the remainder of the term of his employment agreement. In addition, we would pay, within 30 days after the date of termination, a lump sum amount equal to the costs incurred by Getty Images for medical, dental, disability and life insurance benefits in the last six months of the calendar year immediately prior to the date of termination.

All unvested stock awards will vest immediately as of the date of termination. Mr. Klein will be entitled to retain and exercise all unexercised stock options until the earlier of (i) four years following his separation from employment with Getty Images (including his service on the Board) and (ii) the remainder of their respective terms, as if he had remained a Getty Images employee.

PAYMENTS MADE TO MR. KLEIN IN THE EVENT OF A CHANGE IN CONTROL

In the event of a Change in Control, Mr. Klein will have the right to resign his employment. If he resigns within six months following the change in control, he will receive salary earned as of the date of termination. In addition, he will receive a lump sum payment in an amount equal to the sum of his base salary and the maximum target amount of his bonus as would otherwise have been paid for the remainder of the term of his employment agreement. In addition, Getty Images would pay, within 30 days after the date of termination, a lump sum amount equal to the costs incurred by Getty Images for medical, dental, disability and life insurance benefits in the last six months of the calendar year immediately prior to the date of termination.

66	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

All unvested stock awards will vest immediately as of the date of the Change in Control. Stock options will remain exercisable for a period of 12 months following the Change in Control, provided, however, that no stock award will be exercisable after the expiration of 10 years after the date the stock award was granted (or any earlier expiration period as stated in the applicable award agreement).

PAYMENTS MADE IN THE EVENT OF MR. KLEIN’S DISABILITY

In the event of Mr. Klein’s Disability, his employment can be terminated by Getty Images upon six months’ prior written notice. In the case of Disability, Mr. Klein will receive salary earned as of the date of termination. In addition, he will receive a lump sum payment in an amount equal to the sum of his base salary plus the maximum target amount of his bonus as would otherwise have been paid for the remainder of the term of his employment agreement. In addition, Getty Images would pay, within 30 days after the date of termination, a lump sum equal to the costs incurred by Getty Images for medical, dental, disability and life insurance benefits in the last six months of the calendar year immediately prior to termination. However, any payments listed above will be decreased by any amounts paid to Mr. Klein under any Getty Images disability plan.

All unvested stock awards will vest immediately as of the date of termination. Stock options will remain exercisable for a period of 12 months following the termination date, provided, however, that no stock option will be exercisable after the expiration of 10 years after the date the stock option award was granted (or any earlier expiration period as stated in the applicable award agreement).

PAYMENTS MADE IN THE EVENT OF MR. KLEIN’S DEATH

In the event of Mr. Klein’s death, Mr. Klein’s beneficiary will receive salary earned as of the date of termination. In addition, his beneficiary will receive a lump sum payment in an amount equal to the sum of his base salary plus the maximum target amount of his bonus, as would otherwise have been paid for the remainder of the term of his employment agreement, plus an amount equal to the costs incurred by us for medical, dental, disability and life insurance benefits in the calendar year immediately prior to his death. However, any payments listed above will be decreased by any death benefits provided under the terms of any Getty Images plan, program or arrangement in effect for Mr. Klein at the time of his death.

All unvested stock awards will vest immediately as of the date of death. Stock options will remain exercisable for a period of 12 months following the date of death, provided, however, that no stock option will be exercisable after the expiration of 10 years after the date the stock option award was granted (or any earlier expiration period as stated in the applicable award agreement).

67	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

THOMAS OBERDORF

The following table shows the potential payments upon termination or a Change in Control of Getty Images for Thomas Oberdorf, our Chief Financial Officer.

BENEFIT	Termination for Cause or Resignation Without Good Reason on 12/31/07		Involuntary Termination or Resignation for Good Reason on 12/31/07		Termination Following Change in Control on 12/31/07		Termination Due to Disability on 12/31/07		Termination Due to Death on 12/31/07

Paid Notice Period Prior to Termination: Salary (1,2)	$	n/a	$	n/a	$	n/a	$207,500	(2)	$	n/a
Severance: Salary (1)		—		415,000		830,000	415,000	(3)		—
Severance: Non-Equity Incentive Plan Compensation – Accrued Thru Term Date (1)		—		166,000		166,000	—			—
Severance: Additional Non-Equity Incentive Plan Compensation (1)		—		83,000		166,000	—			—
Stock Option Vesting Acceleration (4)		—		—		—	—			—
Restricted Stock Unit Award Vesting Acceleration (5)		—		—		1,015,000	—			—
Death Benefit (6)		n/a		n/a		n/a	n/a			1,112,800
Disability Benefit (7)		n/a		n/a		n/a	22,000/mo			n/a

(1)	All salary and non-equity incentive payment amounts were calculated using Mr. Oberdorf’s salary as of December 31, 2007.

(2)	Only termination due to Disability requires six months’ prior notice by Getty Images. During such notice period, Mr. Oberdorf would be entitled to the amount shown in the table.

(3)	Severance payment for Disability would be reduced by any amounts paid to Mr. Oberdorf under any Getty Images disability plan.

(4)	Mr. Oberdorf has no vested or unvested stock options as of December 31, 2007.

(5)

All restricted stock unit vesting acceleration amounts were calculated as the gain to Mr. Oberdorf using the closing per share market price of our common stock on December 31, 2007, which was $29.00. The amounts do not include any modifications to the grants that could potentially take place. Accelerated vesting of restricted stock units would occur in the event of a Change in Control regardless of whether or not Mr. Oberdorf’s employment was terminated.

(6)

Reflects the estimated lump-sum present value of all future payments Mr. Oberdorf’s beneficiaries would be entitled to under our executive life insurance plans. Such death benefit would be paid from our life insurance provider. This amount does not include payments under the standard group life insurance plans.

(7)

Reflects the estimated monthly value of all future payments Mr. Oberdorf would be entitled to under our executive disability plans. Mr. Oberdorf would be entitled to receive such benefits for the duration of the disability. The maximum benefits duration would be up to his normal retirement age, but not less than 60 months. Normal retirement age is the retirement age under the Social Security Act where the retirement age depends on the year of birth.

68	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

NICHOLAS E. EVANS-LOMBE

The following table shows the potential payments upon termination or a Change in Control of Getty Images for Nicholas E. Evans-Lombe, our EVP, Imagery, Products & Services.

BENEFIT	Termination for Cause or Resignation Without Good Reason on 12/31/07		Involuntary Termination or Resignation for Good Reason on 12/31/07		Termination Following Change in Control on 12/31/07		Termination Due to Disability on 12/31/07		Termination Due to Death on 12/31/07

Paid Notice Period Prior to Termination: Salary (1,2)	$	n/a	$	n/a	$	n/a	$207,500		$	n/a
Severance: Salary (1)		—		415,000		830,000	415,000	(3)		—
Severance: Non-Equity Incentive Plan Compensation – Accrued Thru Term Date (1)		—		207,500		207,500	—			—
Severance: Non-Equity Incentive Plan Compensation (1)		—		103,750		207,500	—			—
Stock Option Vesting Acceleration (4)		—		—		—	—			—
Restricted Stock Unit Award Vesting Acceleration (5)		—		—		1,196,250	—			—
Relocation/Repatriation (6)				100,000		100,000	100,000			100,000
Death Benefit (7)		n/a		n/a		n/a	n/a			775,979
Disability Benefit (8)		n/a		n/a		n/a	10,450/month			n/a

(1)	All salary and non-equity incentive payment amounts were calculated using Mr. Evans-Lombe’s salary as of December 31, 2007.

(2)	Only termination due to Disability requires six months’ prior notice by Getty Images. During such notice period, Mr. Evans-Lombe would be entitled to the amount shown in the table.

(3)	Severance payment for Disability would be reduced by any amounts paid to Mr. Evans-Lombe under any Getty Images disability plan.

(4)	Mr. Evans-Lombe has no unvested stock options as of December 31, 2007.

(5)

All restricted stock unit vesting acceleration amounts were calculated as the gain to Mr. Evans-Lombe using the closing per share market price of our common stock on December 31, 2007, which was $29.00. The amounts do not include any modifications to the grants that could potentially take place. Accelerated vesting of restricted stock units would occur in the event of a Change in Control regardless of whether or not Mr. Evans-Lombe’s employment was terminated.

(6)

Reflects the estimated lump-sum present value of all future payments Mr. Evans-Lombe would be entitled to for repatriation or relocation in the event of termination for reasons other than for Cause. This amount includes repatriation for Mr. Evans-Lombe and his family from Seattle, Washington to the United Kingdom, including reimbursement or payment for reasonable expenses incurred in transporting him and his family, as well as shipping his household goods, back to the United Kingdom.

(7)

Reflects the estimated lump-sum present value of all future payments Mr. Evans-Lombe’s beneficiaries would be entitled to under our life insurance plans. Such death benefit would be paid from our life insurance provider. This amount does not include payments under the standard group life insurance plans.

(8)

Reflects the estimated monthly value of all future payments Mr. Evans-Lombe would be entitled to under our executive disability plans. Mr. Evans-Lombe would be entitled to receive such benefits for the duration of the disability. The maximum benefits duration would be up to his normal retirement age, but not less than 60 months. Normal retirement age is the retirement age under the Social Security Act where the retirement age depends on the year of birth.

69	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

JEFFREY L. BEYLE

The following table shows the potential payments upon termination or a Change in Control of Getty Images for Jeff L. Beyle, our SVP, Business Development and Asia Pacific Sales.

BENEFIT	Termination for Cause or Resignation Without Good Reason on 12/31/07		Involuntary Termination or Resignation for Good Reason on 12/31/07		Termination Following Change in Control on 12/31/07		Termination Due to Disability on 12/31/07		Termination Due to Death on 12/31/07

Paid Notice Period Prior to Termination: Salary (1,2)	$	n/a	$	n/a	$	n/a	$170,000		$	n/a
Severance: Salary (1)		—		340,000		680,000	340,000	(3)		—
Severance: Non-Equity Incentive Plan Compensation – Accrued Thru Term Date (1)		—		136,000		136,000	—			—
Severance: Non-Equity Incentive Plan Compensation (1)		—		68,000		136,000	—			—
Stock Option Vesting Acceleration (4)		—		—		—	—			—
Restricted Stock Unit Award Vesting Acceleration (5)		—		—		834,475	—			—
Death Benefit (6)		n/a		n/a		n/a	n/a			865,319
Disability Benefit (7)		n/a		n/a		n/a	13,600/month			n/a

(1)	All salary and non-equity incentive payment amounts were calculated using Mr. Beyle’s salary as of December 31, 2007.

(2)	Only termination due to Disability requires six months’ prior notice by Getty Images. During such notice period, Mr. Beyle would be entitled to the amount shown in the table.

(3)	Severance payment for Disability would be reduced by any amounts paid to Mr. Beyle under any Getty Images disability plan.

(4)	Mr. Beyle has no unvested stock options as of December 31, 2007.

(5)

All restricted stock unit vesting acceleration amounts were calculated as the gain to Mr. Beyle using the closing per share market price of our common stock on December 31, 2007, which was $29.00. The amounts do not include any modifications to the grants that could potentially take place. Accelerated vesting of restricted stock units would occur in the event of a Change in Control regardless of whether or not Mr. Beyle’s employment was terminated.

(6)

Reflects the estimated lump-sum present value of all future payments Mr. Beyle’s beneficiaries would be entitled to under our life insurance plans. Such death benefit would be paid from our life insurance provider. Amount does not include payments under the standard group life insurance plans.

(7)

Reflects the estimated monthly value of all future payments Mr. Beyle would be entitled to under our executive disability plans. Mr. Beyle would be entitled to receive such benefits for the duration of the disability. The maximum benefits duration would be up to his normal retirement age, but not less than 60 months. Normal retirement age is the retirement age under the Social Security Act where the retirement age depends on the year of birth.

70	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

BO T. OLOFSSON

The following table shows the potential payments upon termination or a Change in Control of Getty Images for Bo T. Olofsson, our SVP, Global Sales. Mr. Olofsson’s agreement states that his employment may be terminated by either party giving to the other not less than three calendar months’ notice, except in the case where the termination is for Cause.

BENEFIT	Termination for Cause on 12/31/07	Resignation Without Good Reason on 12/31/07	Involuntary Termination or Resignation for Good Reason on 12/31/07	Termination Following Change in Control on 12/31/07	Termination Due to Disability on 12/31/07	Termination Due to Death on 12/31/07

Paid Notice Period Prior to Termination: Salary (1,2)	$—	$100,085	$100,085	$100,085	$100,085	$	n/a
Benefits Coverage during Notice Period Prior to Termination (2)	—	21,930	21,930	21,930	21,930		n/a
Severance: Salary (1,3)	—	300,255	300,255	800,680	300,255		—
Severance: Non-Equity Incentive Plan Compensation – Accrued Thru Term Date (1)	—	—	—	160,136	—		—
Severance: Non-Equity Incentive Plan Compensation (1)	—	—	—	160,136	—		—
Stock Option Vesting Acceleration (4)	—	—	—	—	—		—
Restricted Stock Unit Award Vesting Acceleration (5)	—	—	—	862,750	—		—
Death Benefit (6)	n/a	n/a	n/a	n/a	n/a		704,365
Disability Benefit (7)	n/a	n/a	n/a	n/a	2,600/month		n/a

(1)	All salary and non-equity incentive payment amounts were calculated using Mr. Olofsson’s salary as of December 31, 2007.

(2)

Where a termination is not for Cause, a mandatory three months’ prior notice by Getty Images is required. During such notice period, Mr. Olofsson would be entitled to the amount shown in the table. Some or all of the notice period may be worked. Benefits coverage includes premiums for the healthcare, life insurance, disability, and critical illness benefits, auto allowance and pension contributions of 15% of salary.

(3)

Mr. Olofsson is eligible for nine (9) months’ worth of salary in the event of resignation with or without Good Reason, involuntary termination, or Disability. Mr. Olofsson is eligible for two (2) times executive’s salary in the event of Change in Control.

(4)	Mr. Olofsson had no unvested stock options as of December 31, 2007.

(5)

All restricted stock unit vesting acceleration amounts were calculated as the gain to Mr. Olofsson using the closing per share market price of our common stock on December 31, 2007, which was $29.00. The amounts do not include any modifications to the grants that could potentially take place. Accelerated vesting of restricted stock units would occur in the event of a Change in Control regardless of whether or not Mr. Olofsson’s employment was terminated.

(6)

Reflects the estimated lump-sum present value of all future payments Mr. Olofsson’s beneficiaries would be entitled to under our life insurance plans. Such death benefit would be paid from our life insurance provider. Amount does not include payments under the standard group life insurance plans.

(7)

Reflects the estimated monthly value of all future payments Mr. Olofsson would be entitled to under our executive disability plans. Mr. Olofsson would be entitled to receive such benefits for the duration of the disability. The maximum benefits duration would be up to his normal retirement age, but not less than 60 months. Normal retirement age is the retirement age under the Social Security Act where the retirement age depends on the year of birth.

All amounts shown for Mr. Olofsson other than amounts relating to the acceleration of stock-based awards are calculated based on amounts that would be earned or paid in British pounds and have been converted into U.S. dollars based on an annual average basis. The annual exchange rate in U.S. dollars per British pound based on the average of the noon buying rate in the City of New York for cable transfers in British pounds as certified for customs purposes by the Federal Reserve Bank of New York in effect for each day for the year ended December 31, 2007 was $2.00.

71	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

Termination Payments Made During 2007

JACK SANSOLO

Jack Sansolo was our SVP, Marketing until he retired from Getty Images effective June 1, 2007. The following table shows the payments made upon Dr. Sansolo’s retirement from Getty Images.

BENEFIT	Termination for Resignation Without Good Reason on 6/2/07

Severance: Salary	$160,000
Severance: Non-Equity Incentive Plan Compensation – Accrued Thru Term Date	26,667
Severance: Non-Equity Incentive Plan Compensation	32,000
Health and Welfare Benefits Continuation (1)	55,576

Total Severance	$274,243

(1)

Health and welfare benefits figure includes $35,393 for the annual premium payments for executive life insurance for Dr. Sansolo and his spouse and long term care policy premiums for Dr. Sansolo and his spouse, and also includes $20,183 for COBRA premium payments to Dr. Sansolo and his spouse for July 1, 2007 through August 31, 2008. Both amounts were grossed up for tax purposes.

LINDA RANZ

Linda Ranz was our SVP, Technology until she was terminated as part of a reduction in force effective September 3, 2007. The following table shows the payments made upon Ms. Ranz’s termination from Getty Images.

BENEFIT	Involuntary Termination on 9/3/07

Severance: Salary	$270,000
Severance: Non-Equity Incentive Plan Compensation – Accrued Thru Term Date	13,400
Severance: Non-Equity Incentive Plan Compensation	51,500

Total Severance	$334,900

DIRECTOR COMPENSATION

Our Directors play an important role in guiding Getty Images’ strategic direction and overseeing our management. Recent developments in corporate governance and financial reporting have resulted in an increased demand for public company directors. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate financial incentives to ensure our directors’ continued performance.

CASH RETAINER AND MEETING FEES FOR NON-EMPLOYEE DIRECTORS

With the exception of Mr. Getty, the non-employee directors of the Company receive the following as compensation for their services: (i) a fixed annual retainer of $60,000; (ii) a $5,000 annual retainer for the chair of the Audit Committee; and (iii) a $2,500 annual retainer for the chair of other committees. There are no meeting fees for Board or committee meeting attendance. The Chairman of the Board of Directors, Mr. Getty, offered to waive the receipt of any cash compensation in 2007, which the Board accepted. We reimburse our directors for their reasonable expenses incurred in attending meetings of the Board and its Committees in addition to the retainers. Additionally, we reimbursed Sutton Place Limited, a company controlled by Mr. Getty, for 25% of Mr. Getty’s personal assistant’s time for her work in support of his Board responsibilities.

72	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

EQUITY COMPENSATION FOR NON-EMPLOYEE DIRECTORS

Non-employee directors also are eligible to participate in the 2005 Incentive Plan, which provides for stock option grants, restricted stock units and other equity-based awards to directors for their services. In September 2006, the Board revised its compensation program to provide for an annual award of restricted stock units in the amount of $100,000, with such awards to be made on the first trading day of May. The awards vest ratably over a four year period with annual cliff vesting. Additionally, in March 2007 the Board agreed to grant a restricted stock unit award in the amount of $100,000 to each new director upon joining the Board of Directors. Previously, non-employee directors received periodic awards of stock options. All Board equity awards must be approved by the Board of Directors.

While this statement reflects the Board’s intentions for grants in future years, the 2007 awards to non-employee directors were made in June 2007 rather than May 2007. The delay in making the annual equity awards was a result of our not being current in the filing of our periodic reports with the Securities and Exchange Commission from November 2006 until June 2007. This matter is addressed in detail in our Annual Report on Form 10-K for the period ended December 31, 2006 under the sections entitled “Explanatory Note Regarding Restatements” and in “Note 2 to the Consolidated Financial Statements.”

2007 Non-Employee Director Compensation Table

The following table sets forth the total compensation paid to our non-employee directors for their service on our Board of Directors and committees of the Board of Directors during fiscal year 2007. Our sole employee director, Mr. Klein, receives no separate compensation for service as a director of Getty Images.

NAME	Fees Earned or Paid in Cash($)	Stock Awards($) (1)	Option Awards($) (2)	All Other Compensation($) (3)	Total($) (4)

James N. Bailey	$62,500	$15,613	$14,677	$—	$92,790
Andrew S. Garb	62,500	15,613	14,677	—	92,790
Mark H. Getty	—	15,613	—	11,358	26,971
Alan G. Spoon	60,000	95,796	—	—	155,796
Christopher H. Sporborg (5)	60,000	15,613	14,677	—	90,290
Michael A. Stein	65,000	15,613	14,677	—	95,290

(1)

The amounts shown in this column represent the amount expensed in our financial statements for the fiscal year covered, without regard to estimated forfeitures that are required by US GAAP for our financial statements, for unvested restricted stock units held by the director during the fiscal year covered. The value of the award is calculated as the number of units granted multiplied by the average of the high and low trading prices of our common stock on the date of grant. This value is expensed in our financial statements on a straight-line basis over the vesting period of the unit. A total of 277,238 shares underlying restricted stock units were outstanding and held by directors at December 31, 2007, including those held by Mr. Klein.

(2)

The amounts shown in this column relate to the unvested portions of two option grants for 5,000 shares each made to each of Messrs. Bailey, Garb, Sporborg and Stein in 2003 and 2004 that were held by such directors during the fiscal year covered. The dollar figure provided represents the amount expensed in our financial statements, without regard to estimated forfeitures that are required by US GAAP for our financial statements. The amount of the expense is the portion of the grant date fair value of the award (calculated as the number of options granted multiplied by the fair value of the option as calculated on the date of grant using a Black-Scholes valuation model) that was recognized in our financial statements in 2007. The grant date fair value for the first of the two awards, granted in May 2003, was $91,864 per award, and the grant date fair value for the second of the two awards, granted in May 2004, was $116,804 per award. This expense is recognized in our financial statements on an accelerated basis over the vesting period of the stock options. A total of 1,635,266 shares underlying stock options were outstanding and held by directors at December 31, 2007, including those held by Mr. Klein.

(3)

The amount shown in this column represents 25% of the cost of Mr. Getty’s personal assistant to compensate Mr. Getty for the assistance she provides in connection with his board duties. This amount was paid to the company that employs Mr. Getty’s assistant in British pounds and has been converted into U.S. dollars based on an annual average basis. The annual average exchange rates in U.S. dollars per British pound based on the average of the noon buying rate in the City of New York for cable transfers in British pound as certified for customs purposes by the Federal Reserve Bank of New York in effect on each day for the year ended December 31, 2007 was $2.00.

73	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 11

(4)

These figures do not include their reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or any committee thereof, for which the directors are reimbursed by us.

(5)

Mr. Sporborg was paid £30,692 for his services as a director in 2007. The amount was determined in U.S. dollars on each quarterly payment date then converted into and paid in British pound based on the average of the noon buying rate in the City of New York for cable transfers in British pound as certified for customs purposes by the Federal Reserve Bank of New York of $1.96.

We do not provide any insurance, retirement or other benefit programs or compensation to the members of the Board of Directors, or any other benefits or perquisites except as described above.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

EQUITY COMPENSATION PLANS

Under the Getty Images, Inc. 2006 Incentive Plan (the “Plan”), the Board of Directors has the discretion to grant restricted stock units (“RSUs”), stock options with exercise prices equal to no less than the market price of our common stock on the grant date and other stock-based awards. In connection with the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” we have generally shifted from issuing stock options to issuing RSUs.

RSUs generally have a four-year vesting schedule, with 25% vesting on each anniversary of the grant date. Stock options generally have a 10-year term and a four-year vesting schedule, with 25% vesting on the first anniversary of the grant date and a pro rata portion vesting monthly over the remaining three years. However, two significant exceptions were a grant of stock options and a grant of RSUs to our chief executive officer in 2006 that vest over four years, with 20%, 20%, 20% and 40% vesting on each respective anniversary of the grant date. In addition, on September 15, 2005, we granted 795,000 fully vested stock options to senior management, many of whom had not received equity grants in several years. Stock options become exercisable when vested and remain exercisable through the remainder of the term except that we generally cancel options 90 days after the date of termination of the recipient’s employment or service with us.

A total of 16 million shares are authorized for issuance under the Plan. Shares under RSUs, stock options and other stock-based awards that lapse due to cancellation or expiration are available for re-issuance. Stock options become exercisable when vested and remain exercisable through the remainder of the term except upon termination of employment, in which case the options generally terminate 90 days after the employee’s termination date.

Below is a summary of stock-based awards outstanding and available for future issuance at December 31, 2007:

PLAN CATEGORY	Number of Securities to be Issued Upon Exercise of Stock Options and Vesting of Restricted Stock Units	Weighted Average Exercise Price	Number of Shares Available for Future Issuance

Stock options	2,838,965	$48.24
Restricted stock units	1,106,264	—

Total equity compensation plans approved by security holders	3,945,229	34.71	1,526,413
Equity compensation plans not approved by security holders	16,666	15.80	—

The 16,666 shares in the table above represent options remaining under grants made outside of the Plan in 2001 to three non-executive members of our Board of Directors. The terms of these options are substantially identical to those granted under the Plan. There were no awards outstanding at December 31, 2007 that were assumed in connection with business combinations.

The formula used to calculate the 1,526,413 shares under stock-based awards available for future issuance is the total 16 million shares authorized for issuance under the Plan less stock-based awards granted under the Plan (not including those assumed in connection with business combinations) plus stock-based awards that have been forfeited, canceled or expired.

74	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 12

BENEFICIAL OWNERSHIP

The following table sets forth certain information with respect to beneficial ownership of shares of our common stock as of January 31, 2008, (i) for each person who is known by us to own beneficially more than 5% of the shares of our outstanding common stock, (ii) for each director of Getty Images, (iii) for each of our executive officers named in the Summary Compensation Table of this Annual Report on Form 10-K, and (iv) by all directors and executive officers of Getty Images as a group. Calculations are based on a total number of outstanding shares of 59,626,013, as of January 31, 2008.

Amount and Nature of Beneficial Ownership

Names	Number of Shares of Getty Images Common Stock (1)	Percent of Class

Getty Investments, L.L.C. (2)	8,273,301	13.88
TCS Capital GP LLC (3)	4,945,200	8.29
Arnhold and S. Bleichroeder Advisers, LLC. (4)	3,937,400	6.60
Jonathan D. Klein (5)	1,168,402	1.93
Mark H. Getty (6)	1,115,642	1.86
Nicholas E. Evans-Lombe (7)	187,803	*
Bo T. Olofsson (8)	77,667	*
Jeffrey L. Beyle (9)	50,850	*
James N. Bailey (10)	47,183	*
Michael A. Stein (11)	33,750	*
Andrew S. Garb (12)	33,583	*
Christopher H. Sporborg (13)	18,300	*
Alan G. Spoon (14)	11,250	*
Thomas Oberdorf (16)	3,677	*
Jack Sansolo (15)	—	*
Linda Ranz (17)	—	*
All Executive Officers and Directors as a group (15 persons) (18)	2,860,530	4.66

*	Less than 1%

(1)

Beneficial ownership represents sole or shared voting and investment power and is defined by the SEC to mean generally the power to vote or dispose of securities, regardless of economic interest. The numbers were calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of January 31, 2008 are deemed outstanding for the purpose of calculating the number and percentage owned by any person listed. Getty Images had 59,626,013 shares of outstanding common stock as of January 31, 2008. To our knowledge, the only shareholders who beneficially owned more than 5% of the shares of outstanding common stock as of January 31, 2008, were those listed as such in the table above.

(2)

This information is derived from the Schedule 13D filed with the SEC by Getty Investments L.L.C. on September 28, 2007 for shares held as of September 25, 2007. Getty Investments L.L.C. has sole dispositive and voting power over 8,273,301 shares. The address of Getty Investments L.L.C. is 5390 Kietzke Lane, Suite 202, Reno, Nevada 89511.

(3)

This information is derived from the amended Schedule 13G filed with the SEC jointly by Eric Semler, TCS Capital GP LLC (“TCS GP”) and TCS Capital Investments, L.P. (“TCS Offshore”) on January 10, 2008 for shares held as of December 31, 2007. Both TCS GP and Mr. Semler as the principal of TCS GP, have sole dispositive and voting power over 4,945,200 shares. TCS Offshore is the beneficial owner of 3,120,800 shares and has sole dispositive and voting power over 3,120,800 shares. The address of TCS GP is 888 Seventh Avenue, Suite 1504, New York, New York 10019.

(4)

This information is derived from the Schedule 13G filed with the SEC by Arnhold and S. Bleichroeder, LLC (ASB) on February 12, 2008 for shares held as of December 31, 2007. ASB claimed they may be deemed beneficial owners of these shares as a result of acting as investment adviser to various clients. ASB has sole dispositive and voting power over 3,937,400 shares. ASB acts as an investment advisor to The First Eagle Global Fund, a registered investment company, which may be deemed to have beneficially owned 5.71% of the Company’s Common Stock on December 31, 2007. The address of ASB is 1345 Avenue of the Americas, New York, New York 10105.

75	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 12

(5)

Includes 878,500 shares of common stock that may be acquired by Mr. Klein on the exercise of outstanding options that presently are exercisable or that will become exercisable on or before March 31, 2008. Also includes shares beneficially owned or deemed to be owned beneficially by Mr. Klein as follows: 101,002 shares held by the Klein Family Trust; 900 shares held by Mr. Klein’s children, for which Mr. Klein disclaims beneficial ownership; and 188,000 shares held directly by Mr. Klein. The number does not include 8,273,301 shares owned by Getty Investments L.L.C. Mr. Klein is one of five directors of Getty Investments L.L.C. and, therefore, may be deemed to share voting and investment power over the shares held by Getty Investments L.L.C.

(6)

Includes 446,350 shares of common stock that may be acquired by Mr. Getty through the Options Settlement, a revocable grantor trust of which Mr. Getty is the sole primary beneficiary, on the exercise of outstanding options that presently are exercisable or that will become exercisable on or before March 31, 2008. Also includes shares beneficially owned or deemed to be owned beneficially by Mr. Getty as follows: 622,602 shares held by Abacus (C.I.) Limited as Trustee of The October 1993 Trust; 24,377 shares held by the Cheyne Walk Trust, to which Mr. Getty shares voting and investment power; and 7,313 shares held by the Ronald Family Trust B, to which Mr. Getty shares voting and investment power. The Cheyne Walk Trust and Ronald Family Trust B are members of Getty Investments L.L.C. The number includes 15,000 shares held directly by Mr. Getty. The number does not include 8,273,301 shares owned by Getty Investments L.L.C. Mr. Getty is one of five directors of Getty Investments L.L.C. and, therefore, may be deemed to share voting and investment power over the shares held by Getty Investments L.L.C.

(7)

Includes 175,000 shares of common stock that may be acquired by Mr. Evans-Lombe on the exercise of outstanding options that presently are exercisable or that will become exercisable on or before March 31, 2008, 10,311 shares held directly by Mr. Evans-Lombe and 2,492 shares held by family members.

(8)

Includes 72,500 shares of common stock that may be acquired by Mr. Olofsson on the exercise of outstanding stock options that presently are exercisable or that will become exercisable on or before March 31, 2008 and 5,167 shares held directly by Mr. Olofsson.

(9)

Includes 45,000 shares of common stock that may be acquired by Mr. Beyle on the exercise of outstanding options that presently are exercisable or that will become exercisable on or before March 31, 2008, and 5,850 shares held directly by Mr. Beyle.

(10)

Includes 27,083 shares of common stock that may be acquired by Mr. Bailey on the exercise of outstanding options that presently are exercisable or that will become exercisable on or before March 31, 2008, 20,000 shares held directly by Mr. Bailey and 100 shares owned by family members.

(11)

Includes 33,750 shares of common stock that may be acquired by Mr. Stein on the exercise of outstanding options that presently are exercisable or which will become exercisable on or before March 31, 2008.

(12)

Includes 27,083 shares of common stock that may be acquired by Mr. Garb on the exercise of outstanding options that presently are exercisable or that will become exercisable on or before March 31, 2008, and 6,500 shares held directly by Mr. Garb.

(13)

Includes 17,500 shares of common stock that may be acquired by Mr. Sporborg on the exercise of outstanding options that presently are exercisable or that will become exercisable on or before March 31, 2008 and 800 shares held directly by Mr. Sporborg.

(14)	Mr. Spoon directly holds 11,250 shares.

(15)	Dr. Sansolo holds no shares. Dr. Sansolo retired from Getty Images effective June 1, 2007.

(16)	Mr. Oberdorf directly holds 3,677 shares.

(17)	Ms. Ranz held no shares as of January 31, 2008. Ms. Ranz was terminated as part of a reduction in force effective September 3, 2007.

(18)

Includes 1,815,546 shares of common stock that may be acquired upon the vesting of restricted stock units or the exercise of outstanding options that presently are exercisable or which will become exercisable on or before March 31, 2008, and 1,205,136 shares otherwise owned beneficially. Does not include shares owned by Dr. Sansolo or Ms. Ranz, who were not serving as executive officers of Getty Images as of December 31, 2007, or shares directly owned by Getty Investments L.L.C. Messrs. Getty and Klein are two of five directors of Getty Investments L.L.C. and, therefore, may be deemed to share voting and investment power over shares held by Getty Investments L.L.C.

76	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 12

RELATED STOCKHOLDER MATTERS

On February 24, 2008, we entered into an Agreement and Plan of Merger (the Merger Agreement) with ABE Investment, L.P., a Delaware limited partnership (Parent), and ABE Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (Merger Sub). Parent and Merger Sub are affiliates of Hellman & Friedman LLC (H&F). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Getty Images, with Getty Images continuing as the surviving corporation (the Merger). As a result of the Merger, we will become a wholly owned subsidiary of Parent and each outstanding share of our common stock, other than those shares (i) held by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law and (ii) held in our treasury stock or by Parent or any its subsidiaries, including shares to be contributed to Parent by Getty Investments L.L.C., Mark Getty (our Chairman of the Board and co-founder) and certain related parties (the Rollover Investors) immediately prior to the completion of the Merger, will be canceled and automatically converted into the right to receive $34.00 in cash, without interest. The Merger is expected to close during the second quarter of 2008 and is subject to approval by a majority of our stockholders, approval by a majority of the shares of our common stock present in person or by proxy and voting at our stockholders meeting that are held by holders other than the Rollover Investors and Jonathan Klein, receipt of requisite antitrust approvals and other customary closing conditions. The Merger Agreement is attached as Exhibit 2.1 to our Current Report on Form 8-K as filed on February 26, 2008.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Certain Relationships and Transactions with Related Persons

As noted above, on an annual basis, each Director and executive officer is obliged to complete a Director and Officer Questionnaire which requires disclosure of any transactions with Getty Images in which the Director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Additionally, the questionnaire requires disclosure of all employment or service as a director by Directors or executive officers with other entities. The Audit Committee is charged with reviewing any transactions with a “related party” that are valued at greater than $120,000 and in which the related person has a direct or indirect material interest.

The Stockholders’ Agreement. In connection with the consummation of the merger of the businesses of Getty Communications Limited (our predecessor) and PhotoDisc, Inc., Getty Images and (i) the Getty Group (as defined below) and (ii) the Torrance Group (as defined below) entered into a Stockholders’ Agreement dated as of February 9, 1998, as amended (the “Stockholders’ Agreement”). The Stockholders’ Agreement, among other things, provides for representation on our Board of Directors and limits the rights of the parties thereto to transfer their respective shares of our common stock. Certain provisions of the Stockholders’ Agreement are described below. The “Getty Group” refers collectively to Getty Investments L.L.C., Mr. Mark H. Getty, Mr. Jonathan D. Klein, the JD Klein Family Settlement, as successor by assignment from Crediton Limited (a trust established by Mr. Klein) (the “Klein Family Trust”) and the October 1993 Trust (a trust established by Mr. Getty). The “Torrance Group” refers collectively to PDI, L.L.C., Mr. Mark Torrance, Ms. Wade Ballinger (the former wife of Mr. Mark Torrance) and certain of their family members.

Effective May 1, 2003, the Stockholders’ Agreement was amended to remove the Torrance Group as a party to the agreement. Therefore, with effect from May 1, 2003, the Getty Group alone constitutes the “Significant Stockholders” contemplated therein.

Pursuant to the Stockholders’ Agreement, as amended, no Significant Stockholder may sell, encumber or otherwise transfer such Significant Stockholder’s shares of common stock except (i) to a Permitted Transferee (as defined below); (ii) pursuant to the terms of the Stockholders’ Agreement; (iii) subject to the arrangements within the “Group,” pursuant to a registered public offering of shares of common stock in which, to the knowledge of such selling Significant Stockholder, no person or “Group” will purchase more than 5% of the then outstanding shares of common stock; or (iv) subject to any arrangements within the “Group,” sales within the Rule 144 volume limitation, or in a cashless exercise of options. A “Permitted Transferee” is defined generally as (i) Getty Images or its subsidiaries; (ii) in the case of any Significant Stockholder who is a natural person, a person to whom shares of common stock are transferred from such Significant Stockholder by gift, will or the laws of descent and distribution; (iii) any other member of the Getty Group; (iv) any affiliate of any Significant Stockholder; or (v) with respect to the taking of an encumbrance, any commercial bank or other financial institution that lends funds to a Significant Stockholder on condition of taking such encumbrance.

If any Significant Stockholder (a “Prospective Seller”) receives from or negotiates with a person, other than a Permitted Transferee or another Significant Stockholder (a “Stockholders’ Agreement Third Party”), a bona fide offer to purchase any or all of such Pro-

77	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 13

spective Seller’s shares of common stock (the “Offered Stock”) and such Prospective Seller intends to sell the Offered Stock to such Stockholders’ Agreement Third Party, the Prospective Seller must provide written notice (the “Offer Notice”) of such offer to Getty Images. The Offer Notice will constitute an offer by such Prospective Seller to sell to the recipients of such Offer Notice all (but not less than all) of the Offered Stock at the price per share of common stock at which the sale to the Stockholders’ Agreement Third Party is proposed to be made in cash and will be irrevocable for ten days after receipt of such Offer Notice. The Prospective Seller has the right to reject any or all of the acceptances of the offer to sell the Offered Stock and sell all, but not less than all, the Offered Stock to the Stockholders’ Agreement Third Party if (i) the Prospective Seller has not received acceptances as to all the Offered Stock prior to the expiration of the ten-day period following receipt of the Offer Notice, or (ii) an accepting party fails to consummate the purchase of the Offered Stock and Getty Images is not prepared to purchase such Offered Stock within five business days of receiving notice of such failed purchase.

Pursuant to the Stockholders’ Agreement, the Getty Group has the right, subject to termination conditions, to nominate one director. For so long as the Getty Group has the right to nominate one director of Getty Images, it also has the right to appoint the Chairman from among the directors of Getty Images, provided, however, that for so long as Mark H. Getty is the Chairman or Co-Chairman of the Board, such right is not in effect.

The Getty Investments Registration Rights Agreement. In connection with the consummation of the merger of the businesses of Getty Communications Limited (our predecessor) and PhotoDisc, Inc. (the “Transactions”), Getty Images entered into a Registration Rights Agreements with Getty Investments L.L.C. dated as of February 9, 1998 (the “Getty Investments Registration Rights Agreement”).

Pursuant to the terms of the Getty Investments Registration Rights Agreement, Getty Investments L.L.C., subject to the terms and conditions set forth in the Getty Investments Registration Rights Agreement, may require Getty Images to file a registration statement with respect to all or a portion of Getty Investments L.L.C.’s shares of common stock (a “Getty Demand Right”), subject to certain limitations that may be imposed by the managing underwriter. Getty Investments L.L.C. has a total of five Getty Demand Rights. In addition to its Getty Demand Rights, Getty Investments L.L.C. has the right to have any or all of its shares of common stock included in any registration by Getty Images with respect to an offering of common stock (a “Getty Piggy-Back Right”), subject to certain limitations that may be imposed by the managing underwriter. Both the Getty Demand Rights and the Getty Piggy-Back Rights will terminate on the earlier of (i) the date that all of the shares of common stock held by Getty Investments L.L.C. can be sold within a three-month period under the volume limitation of Rule 144(e) of the Securities Act, or (ii) the 15th anniversary of the date of the Getty Investments Registration Rights Agreement.

The Getty Investments Registration Rights Agreement was amended on November 22, 1999, to include the right to register an additional 1,579,353 shares of common stock that were acquired by Getty Investments L.L.C. on November 22, 1999.

In addition to the registration rights described above, on the consummation of the Transactions, Getty Images assumed the obligations of Getty Communications Limited and PhotoDisc, Inc. with respect to certain demand and piggy-back registration rights granted by the companies to certain of their respective shareholders, including, in the case of PhotoDisc, Inc., certain registration rights granted to holders of its Series A Preferred Stock, and, in the case of Getty Communications Limited, certain registration rights granted to the October 1993 Trust and the Klein Family Trust, Messrs. Getty and Klein, RIT Capital Partners, Mr. Anthony Stone, Mr. Lawrence Gould and The Schwartzberg Family L.P.

Getty Investments L.L.C. Company Agreement. Getty Investments L.L.C. was formed on October 4, 2006 with the merger of Getty Investments L.L.C., a Delaware limited liability company (“Old Getty Investments”) with and into Getty Investments Continuation L.L.C., a Delaware limited liability company (“New Getty Investments”). New Getty Investments was formed with the objective of continuing Old Getty Investments, which would have otherwise terminated on October 5, 2006. Upon the consummation of the merger, the existence of Old Getty Investments ceased, New Getty Investments survived and the name of New Getty Investments was changed to Getty Investments L.L.C.

The members of Old Getty Investments were five Getty family trusts, as follows: the Cheyne Walk Trust, the Ronald Family Trust A, the Ronald Family Trust B, the Orpheus Trust and the Pleiades Trust. The members of New Getty Investments are three Getty family trusts, as follows: the Cheyne Walk Trust, the Ronald Family Trust A and the Ronald Family Trust B (the “New Getty Members”). The New Getty Members own, collectively, 100% of the membership interests of Getty Investments L.L.C., with the Cheyne Walk Trust, the Ronald Family Trust A and the Ronald Family Trust B owning 55.2%, 24.4% and 20.4%, respectively.

78	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 13

Getty Investments L.L.C. is governed by the Limited Liability Company Operating Agreement of Getty Investments L.L.C., dated October 5, 2006, among the New Getty Members (the “New Getty Investments Company Agreement”), as amended by the First Amendment, dated September 25, 2007, to the New Getty Investments Company Agreement extending the term of New Getty Investments. The term of the New Getty Investments Company Agreement ends on October 5, 2008, unless earlier terminated upon the written agreement of members holding a majority of the interests of Getty Investments L.L.C.

The Getty Investments L.L.C. board of directors consists of five directors. Each member of New Getty Investments (with the Ronald Family Trust A and Ronald Family Trust B being combined for this purpose) can appoint and replace two directors for so long as the member maintains a 10% ownership interest in New Getty Investments. The fifth director is Jonathan D. Klein, for so long as he remains Chief Executive Officer of Getty Images. In the event Jonathan D. Klein ceases to be the chief executive officer of Getty Images, the fifth directorship position will be eliminated unless and until a majority in interest of the members votes to appoint a successor to fill such position. Mark H. Getty serves as the chairman of the board of Getty Investments L.L.C. for so long as he serves as a director of Getty Investments L.L.C. Decisions of the Getty Investments L.L.C. Board of Directors require the approval (at a meeting or by written consent) of a simple majority of the total number of directors unless otherwise provided in the New Getty Investments Company Agreement, as amended. Of the five members of the Getty Investments L.L.C. board of directors, two (Mr. Getty and Mr. Klein) are also members of the Getty Images Board of Directors. There are currently no voting arrangements whereby one member of Getty Investments L.L.C. can control a majority of the members of the Getty Investments L.L.C. board of directors.

Getty Images Trademarks. Getty Images, directly or through its subsidiaries, has trademark registrations and applications for trademark registrations in respect of the name Getty Images, and derivatives thereof and the related logos (together, the “Getty Images Trademarks”). Getty Images and Getty Investments L.L.C. have agreed that in the event that Getty Images becomes controlled by a third party or parties not affiliated with the Getty family, Getty Investments L.L.C. will have the right to call for an assignment to it, for a nominal sum, of all rights to the Getty Images Trademarks. On such assignment, Getty Images would be permitted to continue to use the Getty Images Trademarks for 12 months, and thereafter it would have to cease such use.

Indemnification. Getty Images has agreed to indemnify Getty Investments L.L.C. and its members for liabilities arising in connection with the merger of the business of Getty Communications Limited and PhotoDisc, Inc. as well as various securities offerings by Getty Images. In addition, Getty Images has entered into agreements to indemnify its Directors and certain executive officers, in addition to indemnification provided for in our Bylaws and Restated Certificate of Incorporation. These agreements, among other things, indemnify our Directors and certain executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Getty Images, arising out of such person’s services as a Director or executive officer of Getty Images, any subsidiary of Getty Images or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as Directors and executive officers.

Acquisitions of Evolvs Media and Paper Thin Walls. Mr. Livingstone was the sole shareholder (through a wholly owned company) of Evolvs Media Inc. Evolvs Media was a technology company, employing approximately 20 people, most of whom are software developers. Getty Images purchased most of Evolvs Media’s assets from Evolvs Media for C$395,000 in May 2007. As part of its acquisition of Evolvs Media, Getty Images also assumed the rights and obligations of Evolvs Media pursuant to a lease for commercial real estate owned by Mr. Livingstone at a cost of approximately C$60,000 per year for a term of five years.

Mr. Livingstone also was the controlling shareholder of a company called Paper Thin Walls Inc. There is only one other shareholder of this company. Getty Images purchased all of Paper Thin Wall’s assets from Paper Thin Walls for C$965,000 in June 2007.

While Mr. Livingstone was not an executive officer of Getty Images at the time the Evolvs Media transaction occurred, given the proximity of the transaction to his designation as an Executive Officer in May 2007 and the integrated nature of the two transactions, Getty Images treated them as transactions with a related person for purposes of Item 404 of Regulation S-K. Consequently, these transactions were approved by the Board of Directors and were disclosed in a Current Report on Form 8-K filed on May 9, 2007. The Board of Directors also waived the Code of Ethics and Code of Business Conduct provisions prohibiting conflicts of interest (or the appearance thereof) between the private interests of Mr. Livingstone with the interests of Getty Images for these transactions, and for the real estate lease involving Evolvs Media. In doing so, the Board noted that waivers of these Codes will only occur in rare circumstances, that the each of the transactions are in the best interests of Getty Images and that the amount of money involved in the transactions is relatively small.

79	GETTY IMAGES, INC.	2007	FORM 10-K	PART III	ITEM 13

Director Independence

No Director is deemed to be independent unless the Board affirmatively determines that the Director has no material relationship with Getty Images, directly or as an officer, shareowner or partner of an organization that has a relationship with us. The Board observes all criteria for independence established by the Securities and Exchange Commission (“SEC”), the New York Stock Exchange (“NYSE”) and other applicable laws and regulations.

On an annual basis, each Director and executive officer is obliged to complete a Director and Officer Questionnaire which requires disclosure of any transactions with us in which the Director or executive officer, or any member of his or her immediate family, as such term is defined by applicable SEC rules, have a direct or indirect material interest. Pursuant to the “Code of Business Conduct,” the Board or any committee so appointed by it is charged with resolving any conflict of interest involving senior executives or directors.

The Board has determined, after a review of relevant information and upon advice from legal counsel to Getty Images, that (a) no Director has a material relationship with us and (b) the following majority of Board members, which includes all non-management members other than Mark H. Getty, are currently and were, during 2007, independent: James N. Bailey, Andrew S. Garb, Alan G. Spoon, Christopher H. Sporborg and Michael A. Stein. Consequently, all members of the Audit, Nominating and Corporate Governance, and Compensation Committees are independent pursuant to NYSE listing standards, the SEC rules and all other applicable rules and standards. The Board has not made a determination regarding Mr. Getty’s independence.

In addition, based on these standards, the Board determined that Mr. Klein is not independent because he is our Chief Executive Officer.

ITEM 14. PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table presents the aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of Getty Images’ financial statements for the years ended December 31, 2007 and 2006, and fees billed for other services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2007 and 2006:

	2007	2006

(1) Audit Fees	$2,449,775	$1,651,474
(2) Audit-Related Fees	100,010	97,080
(3) Tax Fees	60,150	—
(4) All Other Fees	—	350

(1)

The amount reflected herein includes fees for audits of our annual financial statements, our internal control over financial reporting, reviews of our quarterly financial statements, statutory audits of our foreign subsidiaries, work related to the review of our equity compensation grant practices, consents and assistance with reviews of documents filed with the SEC.

(2)	This amount includes fees for due diligence for potential acquisitions.

(3)	This amount includes fees related to tax compliance, advice and planning.

In 2007, 100% of the fees in categories (1) – (4) were approved by the Audit Committee. The services included under (3) “Tax Fees” were approved by the Audit Committee pursuant to the de minimis exception set forth in Section 2-01(c)(7)(i)(c) of Regulation S-X. A copy of the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy (the “Policy”), which was adopted by the Audit Committee in March 2003 and amended most recently in June 2004, may be found in the Corporate Governance section of Getty Images’ website, located at www.gettyimages.com. The Policy sets forth the procedures and conditions under which services are pre-approved by the Audit Committee, such as audit services, audit-related services, and certain tax services; services that are pre-approved by the Audit Committee on a case-by-case basis; and services that our independent registered public accounting firm is prohibited from performing.

80	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15

PART IV

ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) DOCUMENTS FILED AS PART OF THIS REPORT

1.	Consolidated Financial Statements (See Index to Consolidated Financial Statements on page F-1 of this Report);

All financial statement schedules are omitted because the required information is not present, is not present in amounts sufficient to require submission of the schedule, or because the information required is included in our Consolidated Financial Statements or notes thereto.

(B) EXHIBITS

Exhibit Number	Description of Exhibit

3.1	Restated Certificate of Incorporation of Getty Images, Inc. (6)

3.2	Bylaws of Getty Images, Inc., as amended (15)

4.1	Specimen Common Stock Certificate (7)

4.2	Indenture relating to Getty Images, Inc.’s 0.5% Subordinated Convertible Debentures, Series B, due 2023, dated December 16, 2004 (16)

4.3	Form of Debenture (7)

10.1*	Amended and Restated Employment Agreement between Getty Images, Inc. and Jonathan D. Klein, effective August 31, 2007 (25)

10.2*	Amended and Restated Employment Agreement between Getty Images, Inc. and Thomas Oberdorf, effective January 28, 2008 (26)

10.3	Credit Agreement, dated July 19, 2002, among Getty Images, Inc. and Bank of America, N.A. (5)

10.4	Restated Option Agreement among Getty Images, Inc., Getty Communications plc and Getty Investments L.L.C., dated February 9, 1998 (14)

10.5	Stockholders’ Agreement among Getty Images, Inc. and certain stockholders of Getty Images, Inc., dated February 9, 1998 (14)

10.6	Registration Rights Agreement among Getty Images, Inc. and Getty Investments L.L.C. (14)

10.7	Restated Shareholders’ Agreement among Getty Images, Inc., Getty Investments L.L.C. and the Investors named therein, dated February 9, 1998 (14)

10.8	Registration Rights Agreement, dated July 3, 1996, among Getty Communications plc, Crediton Limited and October 1993 Trust and Form of Amendment among Getty Images, Inc., Getty Communications plc, Crediton Limited and October 1993 Trust (14)

10.9	Registration Rights Agreement, dated July 3, 1996, among Getty Communications plc, Hambro European Ventures Limited, Hambro Group Investments Limited, RIT Capital Partners plc and Anthony Stone and Form of Amendment among Getty Images, Inc., Getty Communications plc and The Schwartzberg Family L.P. (14)

10.10	Indemnity between Getty Images, Inc. and Getty Investments L.L.C., dated January 1998 (14)

10.11	Indemnity between Getty Images, Inc. and Getty Investments L.L.C., dated November 22, 1999 (2)

10.12	Form of Indemnity among Getty Images, Inc., Getty Communications plc and each of Mark Getty, Mark Torrance, Jonathan Klein, Lawrence Gould, Andrew Garb, Manny Fernandez, Christopher Sporborg, Anthony Stone and James Bailey (14)

10.13	Lease dated October 18, 1995 between Allied Dunbar Assurance plc and Tony Stone Associates Limited (1)

81	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15

Exhibit Number		Description of Exhibit

10.14		Lease dated October 22, 2004 between Bantry Investments Limited and Getty Images UK Limited (11)

10.15		Lease dated November 30, 1999 between the Quadrant Corporation and Getty Images, Inc. (2)

10.16		Lease dated April 1, 2000 between PhotoDisc, Inc. and The Rector, Church-Wardens and Vestrymen of Trinity Church in the City of New York (3)

10.17		Sublease, dated November 5, 2001, between PhotoDisc, Inc. and Morgan Stanley D.W. Inc. (4)

10.18		Amendment to Sublease, dated November 20, 2001, between PhotoDisc, Inc. and Morgan Stanley D.W. Inc. (4)

10.19		First Amendment of Lease, dated October 31, 2001, between PhotoDisc, Inc. and The Rector, Church-Wardens and Vestrymen of Trinity Church in the City of New York (4)

10.20		Second Amendment of Lease, dated November 20, 2001, between PhotoDisc, Inc. and The Rector, Church-Wardens and Vestrymen of Trinity Church in the City of New York (4)

10.21		Third Amendment of Lease dated, January 1, 2006, between PhotoDisc, Inc. and The Rector, Church-Wardens and Vestrymen of Trinity Church in the City of New York (16)

10.22	*	Getty Images, Inc. 2005 Incentive Plan (10)

10.23	*	Amended and Restated Employment Agreement between Getty Images, Inc. and Jeffrey L. Beyle, effective February 1, 2008 (26)

10.24		Registration Rights Agreement, dated June 9, 2003, among Getty Images, Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co. (7)

10.25		First Amendment to the Credit Agreement, dated June 27, 2003, between Getty Images, Inc. and Bank of America N.A (7)

10.26		Second Amendment to the Credit Agreement, dated May 12, 2004, between Getty Images, Inc. and Bank of America N.A. (8)

10.27		Third Amendment to the Stockholders’ Agreement, dated February 9, 1998, between Getty Images, Inc. and certain stockholders of Getty Images, Inc. effective May 1, 2003 (7)

10.29	*	Form of Employee Stock Option Agreement (11)

10.30	*	Form of Non-Executive Director Stock Option Agreement (9)

10.31	*	Form of Restricted Stock Unit Agreement (26)

10.32	*	Form of Executive Stock Option Agreement (12)

10.33		Share Sale Agreement, dated April 20, 2005, between Shisheido Anstalt and Getty Images (UK) Limited relating to Digital Vision Limited (13)

10.34		Intellectual Property Assignment Agreement, dated April 20, 2005, between Getty images (Cayman) Limited and Digital Holding & Licensing S.A. (13)

10.35		Share Purchase Agreement between Amana Inc. and Getty Images, Inc., dated May 12, 2005 (16)

10.36	*	Form of Executive Restricted Stock Unit Agreement (26)

10.37		Acquisition Agreement between Getty Images, Inc. and MediaVast, Inc., dated February 21, 2007 (18)

10.38		Sublease Agreement between Getty Images (US), Inc. and New York Magazine Holdings L.L.C., dated March 12, 2007 (19)

10.39		U.S. Bank Credit Facility, dated Mach 19, 2007 (20)

10.40		Separation Agreement between Dr. Jack Sansolo and Getty Images, Inc., dated May 4, 2007 (21)

82	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15

Exhibit Number		Description of Exhibit

10.41		Sublease Agreement between Getty Images (US), Inc. and Cardinia Real Estate LLC, dated May 3, 2007 (22)

10.42	*	Employment Agreement between Getty Images UK Limited and Bo T. Olofsson, dated November 15, 2005 (23)

10.43	*	Amended and Restated Employment Agreement between Getty Images, Inc. and Nicholas E. Evans-Lombe, effective January 28, 2008 (26)

10.44		Sublease Agreement between Getty Images, Inc. and Google, Inc., dated May 14, 2007 (24)

10.45		Stock Purchase Agreement between Getty Images (US), Inc. and Pump Audio, Inc., dated June 19, 2007 (23)

12.1		Statement Regarding Computation of Ratio of Earnings to Fixed Charges (26)

21.1		Subsidiaries of the Registrant (26)

23.1		Consent of Independent Registered Public Accounting Firm (26)

31.1		Section 302 Certification by Jonathan D. Klein, CEO (26)

31.2		Section 302 Certification by Thomas Oberdorf, CFO (26)

32.1		Section 906 Certification by Jonathan D. Klein, CEO (26)

32.2		Section 906 Certification by Thomas Oberdorf, CFO (26)

*	Indicates management contracts or compensatory plans or arrangements.
(1)	Incorporated by reference from the Exhibits to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997.
(2)	Incorporated by reference from the Exhibits to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999.
(3)	Incorporated by reference from the Exhibits to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2000.
(4)	Incorporated by reference from the Exhibits to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
(5)	Incorporated by reference from the Exhibits to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2002.
(6)	Incorporated by reference from the Exhibits to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.
(7)	Incorporated by reference from the Exhibits to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2003.
(8)	Incorporated by reference from the Exhibits to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2004.
(9)	Incorporated by reference from the Exhibits to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.
(10)	Incorporated by reference from the Exhibits to the Registrant’s Current Report on Form 8-K filed May 6, 2005.
(11)	Incorporated by reference from the Exhibits to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2005.
(12)	Incorporated by reference from the Exhibits to the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2005.
(13)	Incorporated by reference from the Exhibits to the Registrant’s Amended Current Report on Form 8-K/A filed April 22, 2005.
(14)	Incorporated by reference from the Exhibits to the Registrant’s Registration Statement on Amendment No. 3 to Form S-4 on Form S-4/A filed December 23, 1997.
(15)	Incorporated by reference from the Exhibits to the Registrant’s Current Report on Form 8-K filed December 15, 2005.
(16)	Incorporated by reference from the Exhibits to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
(17)	Incorporated by reference from the Exhibits to the Registrant’s Current Report on Form 8-K filed April 6, 2006.
(18)	Incorporated by reference from the Exhibits to the Registrant’s Current Report on Form 8-K filed February 23, 2007.
(19)	Incorporated by reference from the Exhibits to the Registrant’s Current Report on Form 8-K filed March 16, 2007.
(20)	Incorporated by reference from the Exhibits to the Registrant’s Current Report on Form 8-K filed March 23, 2007.
(21)	Incorporated by reference from the Exhibits to the Registrant’s Current Report on Form 8-K filed May 9, 2007.
(22)	Incorporated by reference from the Exhibits to the Registrant’s Current Report on Form 8-K filed May 11, 2007.
(23)	Incorporated by reference from the Exhibits to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2007.
(24)	Incorporated by reference from the Exhibits to the Registrant’s Current Report on Form 8-K filed May 18, 2007.
(25)	Incorporated by reference from the Exhibits to the Registrant’s Amended Current Report on Form 8-K/A filed September 10, 2007.
(26)	Filed herewith.

83	GETTY IMAGES, INC.	2007	FORM 10-K	SIGNATURES

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GETTY IMAGES, INC.

By:	/s/ THOMAS OBERDORF
Thomas Oberdorf Senior Vice President and Chief Financial Officer

February 28, 2008

We, the undersigned directors and executive officers of the Registrant, hereby severally constitute Jonathan D. Klein and Thomas Oberdorf and each of them singly, our true and lawful attorneys with full power to them and each of them to sign for us, and in our names in the capacities indicated below, any and all amendments to the Annual Report on Form 10-K filed with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys to any and all amendments to said Annual Report on Form 10-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed on February 28, 2008, by the following persons on behalf of the Registrant and in the capacities indicated below:

SIGNATURE	TITLE (CAPACITY)

/s/ MARK H. GETTY Mark H. Getty	Chairman and Director

/s/ JONATHAN D. KLEIN Jonathan D. Klein	Chief Executive Officer and Director (Principal Executive Officer)

/s/ THOMAS OBERDORF Thomas Oberdorf	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ JAMES N. BAILEY James N. Bailey	Director

/s/ ANDREW S. GARB Andrew S. Garb	Director

/s/ ALAN G. SPOON Alan G. Spoon	Director

/s/ CHRISTOPHER H. SPORBORG Christopher H. Sporborg	Director

/s/ MICHAEL A. STEIN Michael A. Stein	Director

F-1	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

F-2	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Getty Images, Inc.

In our opinion, the accompanying financial statements listed in the accompanying index appearing under Item 15(A)(1) present fairly, in all material respects, the financial position of Getty Images, Inc. and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

The Company changed the manner in which it accounts for share-based compensation in 2006, as discussed in Note 9 to the consolidated financial statements, and the manner in which it accounts for uncertain tax positions in 2007, as discussed in Note 13 to the consolidated financial statements.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded the Company’s MediaVast, Pump Audio and Punchstock business units from its assessment of internal control over financial reporting as of December 31, 2007 because these business units were acquired by the Company in purchase business combinations during 2007. We have also excluded the Company’s MediaVast, Pump Audio and Punchstock business units from our audit of internal control over financial reporting. MediaVast, Pump Audio and Punchstock are wholly-owned subsidiaries whose total assets represent approximately 11%, 2%, and 1%, respectively, and total revenues represent less than 1% each of the related consolidated financial statement amounts as of and for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

February 28, 2008

F-3	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31,	2007	2006	2005

(In thousands, except per share amounts)

Revenue	$857,591	$806,589	$733,176
Cost of revenue (exclusive of items shown separately below)	228,157	206,761	196,887
Selling, general and administrative expenses (including stock-based compensation of $14,251, $15,278 and $1,269 for the years ended December 31, 2007, 2006 and 2005, respectively)	335,914	302,729	252,103
Depreciation	61,611	53,254	48,572
Amortization	29,187	19,680	9,519
Restructuring costs	5,218	26,315	—
Other operating expenses (income)	1,155	(242)	717

Operating expenses	661,242	608,497	507,798

Income from operations	196,349	198,092	225,378
Investment income	11,088	8,834	11,991
Interest expense	(6,680)	(1,506)	(7,618)
Other non-operating income (expenses), net	877	(744)	350

Income before income taxes	201,634	204,676	230,101
Income tax expense	(75,763)	(74,248)	(80,740)

Net income	$125,871	$130,428	$149,361

Earnings per share
Basic	$2.12	$2.15	$2.43
Diluted	2.10	2.11	2.27

Shares used in computing earnings per share
Basic	59,334	60,733	61,567
Diluted	60,053	61,711	65,744

The accompanying notes are an integral part of these Consolidated Financial Statements.

F-4	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

CONSOLIDATED BALANCE SHEETS

DECEMBER 31,	2007	2006

(In thousands, except par value)

ASSETS
Current assets
Cash and cash equivalents	$333,134	$339,466
Short-term investments	31,330	—
Accounts receivable, net	117,326	121,232
Prepaid expenses	14,425	13,685
Deferred income taxes, net	6,290	11,142
Other current assets	1,984	1,500

Total current assets	504,489	487,025
Property and equipment, net	156,110	147,133
Goodwill	1,233,073	1,001,027
Identifiable intangible assets, net	116,611	77,234
Other long-term assets	1,872	1,965

Total assets	$2,012,155	$1,714,384

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$70,197	$74,297
Accrued expenses	31,495	39,412
Income taxes payable	13,797	6,353
Short-term debt	345,000	—
Other current liabilities	20,357	13,139

Total current liabilities	480,846	133,201
Long-term debt	—	265,000
Deferred income taxes, net	39,904	11,596
Other long-term liabilities	63,477	56,350

Total liabilities	584,227	466,147

Commitments and contingencies (Note 7)
Stockholders’ equity
Preferred stock, no par value, 5,000 shares authorized; no shares issued	—	—
Common stock, $0.01 per share par value: 100,000 shares authorized; 63,054 shares issued and 59,568 shares outstanding at December 31, 2007; and 62,582 shares issued and 59,096 shares outstanding at December 31, 2006	631	626
Additional paid-in capital	1,343,103	1,321,645
Common stock repurchased	(207,676)	(207,676)
Retained earnings	213,158	91,459
Accumulated other comprehensive income (Note 8)	78,712	42,183

Total stockholders’ equity	1,427,928	1,248,237

Total liabilities and stockholders’ equity	$2,012,155	$1,714,384

The accompanying notes are an integral part of these Consolidated Financial Statements.

F-5	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	No. of Shares of Common Stock Outstanding	Common Stock	Additional Paid-In Capital	Common Stock Repurchased	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity

(In thousands)

Balance at December 31, 2004	60,735	$607	$1,230,682	$—	$(188,330)	$10,216	$1,053,175
Net income	—	—	—	—	149,361	—	149,361
Other comprehensive loss	—	—	—	—	—	(26,822)	(26,822)
Stock-based compensation activity and related income tax effects	1,530	16	65,628	—	—	—	65,644

Balance at December 31, 2005	62,265	$623	$1,296,310	$—	$(38,969)	$(16,606)	$1,241,358
Net income	—	—	—	—	130,428	—	130,428
Other comprehensive income	—	—	—	—	—	58,789	58,789
Stock-based compensation activity and related income tax effects	317	3	25,335	—	—	—	25,338
Common stock repurchased	(3,486)	—	—	(207,676)	—	—	(207,676)

Balance at December 31, 2006	59,096	$626	$1,321,645	$(207,676)	$91,459	$42,183	$1,248,237
Net income	—	—	—	—	125,871	—	125,871
Cumulative effect of adopting FIN No. 48	—	—		—	(4,172)	—	(4,172)
Other comprehensive income	—	—	—	—	—	36,529	36,529
Stock-based compensation activity and related income tax effects	472	5	21,458	—	—	—	21,463

Balance at December 31, 2007	59,568	$631	$1,343,103	$(207,676)	$213,158	$78,712	$1,427,928

The accompanying notes are an integral part of these Consolidated Financial Statements.

F-6	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,	2007	2006	2005

(In thousands)

Cash flows from operating activities
Net income	$125,871	$130,428	$149,361
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	61,611	53,254	48,572
Amortization of identifiable intangible assets	29,187	19,680	9,519
Stock-based compensation	14,251	15,278	1,269
Reduction of income taxes paid due to the tax benefit of stock-based compensation	8,985	9,398	68,788
Restructuring costs	5,218	26,315	—
Bad debt expense	4,141	4,426	2,739
Loss on sale of available-for-sale investments	37	3,956	—
Other changes in long-term assets, liabilities and equity	7,219	2,026	10,756
Changes in current assets and liabilities, net of effects of business acquisitions:
Accounts receivable	11,674	(4,421)	(15,159)
Accounts payable	(18,763)	(9,811)	(9,783)
Accrued expenses	(22,013)	(3,747)	(8,776)
Income taxes payable	15,213	11,344	(2,486)
Changes in other current assets and liabilities	6,685	10,977	2,477

Net cash provided by operating activities	249,316	269,103	257,277

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(254,749)	(198,319)	(234,432)
Acquisition of available-for-sale investments	(34,868)	(9,330)	(101,575)
Proceeds from available-for-sale investments	3,101	304,443	129,619
Acquisition of property and equipment	(62,865)	(61,543)	(57,766)
Other investing activities	—	300	(643)

Net cash (used in) provided by investing activities	(349,381)	35,551	(264,797)

Cash flows from financing activities
Senior credit facility borrowings	120,000	—	—
Repayment of debt	(41,335)	(368)	—
Proceeds from the issuance of common stock	7,210	8,017	42,172
Reduction of income taxes paid due to windfall tax benefits	184	2,217	—
Common stock repurchased	—	(207,676)	—
Other financing activities	(700)	363	(558)

Net cash provided by (used in) financing activities	85,359	(197,447)	41,614

Effects of exchange rate changes	8,374	9,175	(5,762)

Net (decrease) increase in cash and cash equivalents	(6,332)	116,382	28,332
Cash and cash equivalents:
Beginning of year	339,466	223,084	194,752

End of year	$333,134	$339,466	$223,084

Supplemental disclosures
Interest paid	$5,036	$1,394	$1,343
Income taxes paid, including foreign taxes withheld	47,507	45,814	18,191
Non-cash investing and financing activities
Convertible subordinated debentures exchanged	$—	$—	$(2,000)
Convertible subordinated debentures, Series B, issued	—	—	2,000

The accompanying notes are an integral part of these Consolidated Financial Statements.

F-7	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF THE BUSINESS

Getty Images, Inc. was founded in 1995 and is a leading creator and distributor of visual content and one of the first places creative professionals turn to discover, license and manage imagery and other digital content. The company’s award-winning photographers and imagery help customers create inspiring work which appears every day in the world’s most influential newspapers, magazines, advertising campaigns, films, television programs, books and websites. Headquartered in Seattle, Washington and serving customers in more than 100 countries, Getty Images believes in the power of imagery to drive positive change, educate, inform, and entertain. We deliver our products digitally via the Internet and CDs. Our imagery is licensed through company-owned offices, a global network of delegates, who act as sales agents where we do not have wholly-owned offices, and distributors. We pioneered the solution to aggregate and distribute visual content and, since 1995, have made much of the visual content industry’s leading imagery available through multiple websites including www.gettyimages.com, www.punchstock.com, www.istockphoto.com and www.wireimage.com. We also have recently entered the business to business music licensing industry and make that content available through www.pumpaudio.com and www.gettyimages.com. Our goal is to be the leading digital content provider in every major market, offering communications professionals content and related services at multiple price points on multiple platforms.

NOTE 2. PLANNED DEBT REFINANCING

We expect to refinance both our credit facility ($40.0 million outstanding as of the filing of this report) and our convertible subordinated debentures ($265.0 million outstanding as of the filing of this report) in 2008, as our credit facility expires in March of 2008, and we believe it is likely that the holders of the debentures will require us to redeem them in June of 2008. See further discussion of these debt instruments in Note 6 below. Despite the recent turmoil in the U.S. credit markets, we believe that we will be able to obtain replacement financing in the amount desired and at reasonable interest rates. This belief is based upon preliminary conversations with potential lenders, our good credit history and our historical ability to generate sufficient cash to service our debt. We expect that the proceeds from this refinancing, as well as our current cash and cash equivalents and cash generated through future operating and investing activities will meet our liquidity needs for at least the next 12 months, including repayment of our current debt and the associated income tax payment (as discussed in Note 6 below).

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of our consolidated financial statements and revenues and expenses reported during the period. Some of the estimates and assumptions that require our most difficult judgments are: a) the appropriateness of the valuation and useful lives, if applicable, of long-lived assets; b) the appropriateness of the amount of accrued income taxes and deferred tax asset valuation allowances; c) the designation of certain foreign-currency denominated intercompany balances as long-term investments; and d) the sufficiency of the allowance for doubtful accounts. These judgments are difficult as matters that are inherently uncertain directly impact their valuation and accounting. Actual results may vary from our estimates and assumptions.

Principles of Consolidation

Our consolidated financial statements and notes thereto include the accounts of Getty Images, Inc. and its subsidiaries. The results of operations and financial position of acquired companies have been included from the respective dates of acquisition. Intercompany balances and transactions have been eliminated.

Foreign Exchange Gains and Losses and Derivatives

Foreign exchange transaction gains and losses are reported in other non-operating income in our consolidated statements of income in the period in which the exchange rates change. We utilize derivative financial instruments, namely forward foreign currency exchange contracts, to reduce the impact of foreign currency exchange rate risks where natural hedging strategies cannot be effectively employed. Our forward foreign exchange contracts generally range from one to three months in original maturity and primarily require the sale of euros, British pounds, Japanese yen and Thai baht and the purchase of U.S. dollars, British pounds and euros. These contracts are economic hedges of our exposures but have not been designated as hedges, as defined by Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” for financial reporting pur-

F-8	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

poses. These contracts are carried at fair value, as determined by quoted market exchange rates, with gains and losses recognized in other non-operating income in our consolidated statements of income in the period in which the exchange rates change.

At the reported balance sheet dates, we held the following forward foreign currency exchange contracts for which the U.S. dollar equivalents of the notional amounts were each in excess of $3.0 million at either balance sheet date:

FUNCTIONAL CURRENCY OF THE CONTRACTED SUBSIDIARY	CURRENCY EXCHANGED	2007	2006

(In thousands)		(BOUGHT) SOLD

British pounds	Euros	$9,754	$5,371
Euros	British pounds	14,769	14,978
Euros	U.S. dollars	(71,468)	(18,204)
U.S. dollars	British pounds	(11,294)	11,973
U.S. dollars	Euros	(13,570)	(2,758)
U.S. dollars	Japanese yen	6,215	2,747
U.S. dollars	Thai baht	4,000	—

At both of these dates, we held contracts to buy and sell other currencies in amounts that were less than $3.0 million individually. The fair values of these contracts were insignificant in all periods presented.

We do not hold or issue derivative financial instruments for trading purposes. In general, our derivative activities do not create foreign currency exchange rate risk because fluctuations in the value of the instruments used for economic hedging purposes are offset by fluctuations in the value of the underlying exposures being hedged. Counterparties to derivative financial instruments expose us to credit-related losses in the event of non-performance. However, we have entered into these instruments with creditworthy financial institutions and consider the risk of non-performance to be low.

Earnings per Share

Basic earnings per share are calculated based on the weighted average number of common shares outstanding during each period. Diluted earnings per share are calculated based on the shares used to calculate basic earnings per share plus the effect of convertible subordinated debentures, dilutive stock options, restricted stock and restricted stock units.

YEARS ENDED DECEMBER 31,	2007	2006	2005

(In thousands, except per share amounts)

Basic Earnings per Share
Income available to common stockholders	$125,871	$130,428	$149,361
Weighted average common shares outstanding	59,334	60,733	61,567
Basic earnings per share	$2.12	$2.15	$2.43

Diluted Earnings per Share
Income available to common stockholders	$125,871	$130,428	$149,361

Weighted average common shares outstanding	59,334	60,733	61,567
Effect of dilutive securities
Convertible subordinated debentures [1]	—	—	2,802
Stock options	584	941	1,365
Restricted stock and restricted stock units	135	37	10

Total weighted average common shares and dilutive securities	60,053	61,711	65,744

Diluted earnings per share	$2.10	$2.11	$2.27

[1]

Potentially dilutive shares underlying convertible subordinated debentures were calculated based on the average closing price of our common stock for the last five trading days of each year. The calculated conversion prices were $28.85, $42.29 and $90.21 in 2007, 2006 and 2005, respectively. The conversion prices in 2006 and 2007 were below the minimum conversion price and therefore no dilutive shares are included for those periods.

F-9	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

Approximately 2.0 million, 1.4 million and 9,098 other common shares underlying equity based compensation awards for the years ended December 31, 2007, 2006 and 2005, respectively, are excluded from the computation of diluted earnings per share because they are anti-dilutive.

For purposes of calculating diluted earnings per share for all future periods in which our convertible subordinated debentures remain outstanding, we will not include any associated incremental shares in periods where the average closing price of our common stock for the last five trading days of the reporting period is at or below $61.08 per share. In periods where the average closing price of our common stock exceeds $61.08 per share, we will include up to a theoretical maximum of approximately 6.9 million incremental shares. The following table shows the approximate number of incremental shares we would include in diluted weighted average shares outstanding at various stock prices, assuming $265.0 million of convertible subordinated debentures outstanding:

Average closing price per share of common stock for the last five trading days of the reporting period	$62	$70	$80	$90	$100	$120	$150	$250	$1,500	$2,900
Incremental dilutive shares outstanding (in thousands)	129	1,106	2,052	2,788	3,377	4,260	5,144	5,884	6,768	6,853

Cash Equivalents

Cash equivalents are short-term, highly liquid investments that are both readily convertible to cash and have maturities at the date of acquisition of three months or less. Cash equivalents generally comprise debt instruments subject to credit risk, including certificates of deposit and money market funds.

Short-Term Investments

Short-term investments at December 31, 2007 consist of a money market fund of $31.3 million carried at fair value with no unrealized gains or losses included in other comprehensive income. The funds are invested in the Columbia Strategic Cash Fund and had historically been classified as cash equivalents on our balance sheet, as this investment was readily convertible into known amounts of cash. In December of 2007, this fund was closed due to liquidation of over half the fund by one investor, leaving us in a position where we were unable to liquidate our funds on demand. Columbia Asset Management (a division of Bank of America Corporation) is performing an orderly liquidation of the fund, which it expects to substantially complete in 2008. As result, we changed the classification of the investment from cash equivalents to short-term investments upon closure of the funds.

At the time that this fund was closed in December of 2007, the Net Asset Value (NAV) was no longer fixed at $1.00 and became a floating price. We obtained the December 31, 2007 NAV from Columbia Asset Management. In order to confirm that this NAV represented the fair value of the investment as of that date, we: discussed their valuation methodology with Columbia Asset Management; agreed the trading prices of certain of the underlying investments to market quotes from Bloomberg; compared the quoted NAV to the NAV of cash receipts subsequent to year end; and reviewed the credit ratings of the companies issuing the underlying securities to determine if further impairment was likely. Based on this analysis, we determined that the quoted NAV was appropriate and recognized a $0.4 million loss on this investment in the fourth quarter. This loss is included in investment income in our consolidated statement of income. See also Note 15 for cash received after year end relating to this investment.

There were no short-term investments outstanding at December 31, 2006.

Accounts Receivable

Accounts receivable are trade receivables, net of allowances for doubtful accounts and sales returns of $16.3 million and $15.7 million at December 31, 2007 and 2006, respectively.

We estimate our allowance for doubtful accounts based on historical losses as a percentage of revenue, existing economic conditions, and specific account analysis of at-risk customer and delegate balances. Concentration of credit risk with respect to trade receivables is limited due to the large number of our customers and their dispersion across many geographic areas. No single customer represented 10% or more of our total revenue or accounts receivable in any of the periods presented. Trade receivables are written off when our internal collection efforts have been exhausted. Our allowance for sales returns is estimated based on historical returns as a percentage of revenue. Estimated sales returns are recorded as a reduction of revenue and were insignificant in all periods presented.

F-10	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

Approximately 6% of our recorded investment in trade receivables, net of allowances for doubtful accounts and sales returns, was more than 90 days old as of December 31, 2007, compared to 5% at December 31, 2006.

We do not accrue interest on past due trade receivables, but we have the right to do so in certain circumstances.

Allowance for doubtful accounts and sales returns changed as follows during the years presented:

(In thousands)

December 31, 2004	$13,245
Additions expensed	3,788
Other additions [1]	2,512
Deductions [2]	(5,828)

December 31, 2005	$13,717
Additions expensed	5,848
Other additions [1]	2,693
Deductions [2]	(6,593)

December 31, 2006	$15,665
Additions expensed	4,285
Other additions [1]	3,958
Deductions [2]	(7,592)

December 31, 2007	$16,316

[1]	Amounts represent allowances for doubtful accounts and sales returns of businesses acquired and foreign currency translation gains.

[2]	Amounts represent balances written off, net of amounts recovered that had previously been written off, and foreign currency translation losses

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Contemporary and archival imagery consists of costs to acquire imagery from third parties and internal and external costs incurred in creating imagery, including identification of marketable subject matter, art direction, digitization, mastering and the assignment of search terms and other pertinent information to each image. Computer software developed for internal use consists of internal and external costs incurred during the application development stage (except training costs) of software development and costs of upgrades or enhancements that result in additional software functionality. Costs incurred during the web application, infrastructure, graphics and content development stages of website development are also capitalized and included within computer software developed for internal use. Expenditures that extend the life, increase the capacity, or improve the efficiency of property and equipment (except computer software developed for internal use) are capitalized, while expenditures for repairs and maintenance are expensed as incurred.

Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets or for leasehold improvements, over the shorter of the remaining original term of the lease or the estimated life of the related improvement. Depreciation of internal use software was $16.2 million, $12.7 million and $12.5 million in 2007, 2006 and 2005, respectively.

F-11	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

Property and equipment consisted of the following at the reported balance sheet dates:

DECEMBER 31,		2007			2006

	Range of Estimated Useful Lives (in years)	Gross Amount	Accumulated Depreciation	Net Amount	Gross Amount	Accumulated Depreciation	Net Amount

(In thousands, except years)

Contemporary imagery	4	$344,109	$ (284,905)	$59,204	$316,729	$ (253,085)	$63,644
Computer hardware and software purchased	3	133,747	(110,411)	23,336	115,163	(98,670)	16,493
Computer software developed for internal use	3	123,691	(91,341)	32,350	102,837	(73,938)	28,899
Leasehold improvements	2-20	28,239	(11,675)	16,564	25,153	(8,945)	16,208
Furniture, fixtures and studio equipment	5	37,214	(31,843)	5,371	35,686	(30,924)	4,762
Archival imagery	40	25,553	(6,316)	19,237	22,710	(5,642)	17,068
Other property and equipment	3-4	323	(275)	48	522	(463)	59

Totals		$692,876	$ (536,766)	$156,110	$618,800	$ (471,667)	$147,133

Goodwill

We review goodwill for impairment annually as of August 31 and between annual tests in certain circumstances. Circumstances that could indicate impairment and require us to perform impairment tests more frequently than annually include: significant adverse changes in legal factors or market and economic conditions; a significant decline in the financial results of our operations; significant changes in our strategic plans; adverse actions by regulators; unanticipated changes in competition and our market share; or a planned disposition of a significant portion of our business. When assessing impairment, we estimate the implied fair value of the company on a discounted cash flow model that involves significant assumptions and estimates, including our future financial performance, our future weighted average cost of capital and our interpretation of currently enacted tax laws. At August 31, 2007, the implied fair value of our goodwill exceeded its carrying value and, therefore, our goodwill was not impaired. As circumstances change, it is possible that future goodwill impairment tests could result in an impairment of assets, which would be included in the determination of income from operations.

Goodwill changed during 2007 as follows:

(In thousands)

Goodwill at December 31, 2006	$1,001,027
Acquisitions of businesses (see Note 14)	214,187
Effects of foreign currency translation	17,859

Goodwill at December 31, 2007	$1,233,073

Identifiable Intangible Assets

Identifiable intangible assets are assets that do not have physical representation, but that arise from contractual or other legal rights or are capable of being separated or divided from the company and sold, transferred, licensed, rented or exchanged. Identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives. We reassess the remaining useful lives of our identifiable intangible assets each reporting period to determine whether events and circumstances warrant revisions to the remaining periods of amortization. No revisions were determined to be necessary during the periods presented.

F-12	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

Identifiable intangible assets consisted of the following at the reported balance sheet dates:

DECEMBER 31,			2007			2006
	Range of Estimated Useful Lives (in years)		Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount

(In thousands, except years)

Trademarks and trade names	2-10	[1]	$65,484	$(19,150)	$46,334	$47,884	$(13,395)	$34,489
Customer lists, contracts and relationships	2-7		78,971	(38,810)	40,161	56,867	(25,662)	31,205
Contributor contracts	3-10		36,820	(11,196)	25,624	11,821	(3,551)	8,270
Other identifiable intangible assets	2-10		11,802	(7,310)	4,492	6,770	(3,500)	3,270

Totals			$193,077	$(76,466)	$116,611	$123,342	$(46,108)	$77,234

[1]	Included in trademarks and trade names above is a $2.8 million trade name that has an indefinite life and therefore is not amortized.

Based on balances at December 31, 2007, amortization of identifiable intangible assets for the next five years would be as follows:

FISCAL YEAR

(In thousands)

2008	$31,054
2009	23,870
2010	16,907
2011	14,432
2012	8,810

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. Impairment exists when the carrying value of an asset is not recoverable and exceeds its fair value. The carrying value of an asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The fair value of an asset is the price that would be received to sell the asset in an orderly transaction between market participants at the measurement date. Impairments are included in other operating expenses or, if material, shown separately and included in the calculation of income from operations. There have been no significant impairments in the periods presented herein, except for charges in 2006 for leasehold improvements in facilities that we permanently vacated. The impairment charge for these assets is included in the restructuring costs line on our consolidated statement of income.

Leases

We lease facilities and equipment through operating leases. Operating lease rentals are charged to selling, general and administrative expenses in our consolidated statements of income on a straight-line basis over the original term of each lease. Our leases typically contain rent escalation clauses whereby the amount paid by us to the lessors increases each year, while some provide rent holidays at the beginning of the lease terms and some provide stated renewal options. None of our leases contain contingent rentals. Rent escalation causes a difference each year between the amount charged to rent expense on a straight-line basis and the amount paid by us to the lessors. This difference is recorded to accrued expenses (the current portion) and other long-term liabilities (the long-term portion) in our consolidated balance sheets. These balances grow during the early portions of the lease terms and are depleted during the later portions. Rent holidays are recognized in rent expense on a straight-line basis over the original term of each lease.

We sublease certain leased facilities that are not currently used for operations. The majority of our sublease income is recorded against lease loss accruals, while the remainder is recorded as an offset to rent expense. For 2007, 2006 and 2005, sublease income recorded as an offset to rent expense was $1.7 million, $0.9 million and $0.2 million, respectively. Net rent expense was $16.7 million, $17.3 million and $18.8 million for 2007, 2006 and 2005, respectively. See Note 7 for future minimum payments under operating leases and future minimum receipts under subleases.

F-13	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

Revenue Recognition

We derive revenue principally from licensing rights to use images and music that are delivered digitally over the Internet (the vast majority of our revenue), on CDs, or in analog form (principally footage). In addition, our imagery is licensed through delegates worldwide (approximately 7% of our revenue in 2007). Approximately 5% of our revenue in 2007 was derived from providing imagery related services.

Revenue is recognized when the four general revenue recognition criteria are met: persuasive evidence of an arrangement exists, the price is fixed or determinable, collectibility is reasonably assured and delivery has occurred or services have been rendered. Revenue is recorded at invoiced amounts (including discounts, shipping and handling and applicable sales taxes) less an allowance for returns, except in the case of licensing rights through delegates, where revenue is recorded at our share of the delegates’ invoiced amounts. Delegates typically earn and retain 35% to 40% of the license fee, and we recognize the remaining 60% to 65% as revenue.

Persuasive evidence of an arrangement exists and the price is fixed or determinable at the time the customer agrees to the terms and conditions of the license agreement. We maintain a credit department and credit policies that set credit limits and ascertain customer credit worthiness, thus reducing our risk of credit loss. Based on our policies and procedures, as well as our historical experience, we are able to determine that collectibility is reasonably assured prior to recognizing revenue. These first three general revenue recognition criteria have been met at or prior to the time of delivery of the imagery or music, regardless of the format or delivery medium. Delivery occurs upon making digital images or music available for download by the customer, upon shipment of CD, analog footage and transparencies, or evenly over the subscription period (e.g. image subscriptions, blanket music licenses). Subscription and service revenue are recorded as deferred revenue within other current liabilities in our consolidated balance sheets and are amortized to revenue evenly over the subscription period or as the services are provided.

Micropayment revenue is generated through the sale and subsequent use of credits. Various numbers of credits are required to license imagery (still and moving) depending on the file size. Revenue from credits sold is deferred and recognized when a credit is used to download imagery or when a credit expires after 12 months.

In some cases, third parties use our imagery without going through the proper licensing channels. When an unauthorized license of our imagery is identified, our process is as follows: 1) if the third party is a current Getty Images customer, our normal sales and revenue recognition processes are followed; or 2) if the third party is not a current Getty Images customer, they are invoiced for the use, and we recognize revenue when the license fee is collected (as collectibility is not reasonably assured until this time).

Cost of Revenue

Cost of revenue consists primarily of royalties owed to contributors, comprised of photographers, filmmakers, other imagery partners and musicians. These contributors are under contract with us and typically receive royalties of 10% to 50% of the total license fee, depending on the portfolio (e.g. rights-managed imagery, music) and where the imagery is licensed (licenses outside a contributor’s home territory typically result in lower royalties). We own certain of the images in our collections, which do not require royalty payments. Cost of revenue also includes the cost of shipping and handling hard goods (e.g. CDs), costs of our assignment photo shoots and other costs related directly to the creation of the products and services we sell. Cost of revenue excludes depreciation and amortization.

Shipping and Handling

Shipping and handling billed to customers is included in revenue, and the associated costs are included in cost of revenue.

Equity-Based Compensation

On January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment,” which eliminated our ability to account for employee stock options using the intrinsic value provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations, and generally requires instead that we expense them using a fair-value-based method. This statement also requires that we reduce stock-based compensation expense by estimated forfeitures of awards rather than reducing expense as forfeitures occur. In addition to requiring us to expense stock-based compensation, SFAS No. 123(R) requires us to report as windfall tax benefits within financing activities in our statement of cash flows, cash tax savings arising from tax deductions that exceed compensation expense on stock options exercised and RSUs vested in the current period. These tax benefits were previously reported as cash flows from operating activities.

F-14	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

In connection with the adoption of this statement, we have generally shifted from issuing stock options to issuing RSUs. The fair value of RSUs issued to employees is calculated as the market price of our common stock on the date of grant multiplied by the number of units issued. This fair value, less estimated forfeitures, is recorded as selling, general and administrative expenses on a straight-line basis over the vesting periods of the RSUs, with a portion relating to production employees capitalized as contemporary imagery and computer software developed for internal use. The accounting for RSUs, with the exception of the estimation of forfeitures, is the same as previously required under APB Opinion No. 25. The fair values of stock options issued are calculated using a Black-Scholes single option valuation model and are expensed, and capitalized as applicable, in the same manner as RSUs. The fair value of unvested options and RSUs outstanding upon adoption of SFAS No. 123(R) remain as originally calculated for footnote purposes in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended, have been reduced by estimated forfeitures and are being recorded as selling, general and administrative expenses over the remaining vesting periods or capitalized, as applicable.

We adopted SFAS No. 123(R) using the modified prospective transition method, which means that we have not restated our prior period financial statements. The impact of our stock-based compensation plans on our income statements may vary greatly depending on the number of RSUs and stock options granted and the future market price of our common stock.

See Note 9 for additional information on equity-based compensation.

Advertising and Marketing

We market our products and services mainly through paid search, direct mail and electronic communications. Costs associated with these communications are recorded in selling, general and administrative expenses when potential new customers click through the links in the ad, generating an obligation to the Internet search provider (paid search) or when the communications are mailed or otherwise released to the potential customers (direct mail and electronic communications). Advertising and marketing costs expensed in the years ended December 31, 2007, 2006 and 2005 were $26.2 million, $21.7 million and $11.3 million, respectively. Prepaid marketing materials were insignificant at December 31, 2007 and 2006.

Income Taxes

We are subject to income taxes in the U.S. and in numerous foreign jurisdictions. Significant judgments, estimates and assumptions are required in determining our tax return reporting positions and in calculating our provisions for income taxes, as they are based on our interpretation of tax regulations and accounting pronouncements. We establish liabilities for uncertain tax positions when, despite our belief that we have appropriate support for positions we have taken on our returns, it is more likely then not that certain of these positions will be challenged and may not be sustained upon review by taxing authorities. These liabilities are established through our income tax provisions and are recorded as liabilities on our consolidated balance sheets. We recalculate these liabilities as governing laws and facts and circumstances change, such as the closing of a tax audit or the expiration of the statute of limitations for a specific exposure.

The existence and valuation of our deferred income taxes, reflecting the impact of temporary differences between financial and tax reporting and of tax loss carryforwards, are based on tax laws, regulations, accounting principles, and our interpretations thereof. The ultimate realization of deferred tax assets is dependent upon the generation of sufficient future taxable income in each applicable tax jurisdiction. We reduce our deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that we will not realize some portion or all of the deferred tax assets. Deferred U.S. income taxes are not provided for unremitted foreign earnings of our foreign subsidiaries because we expect those earnings will be permanently reinvested. It is not practicable to calculate the unrecognized deferred tax liability for temporary differences related to these investments. Deferred tax assets and liabilities are classified into net current and net non-current amounts based on the balance sheet classification of the related asset or liability, or if there is no such asset or liability, according to the timing of the expected reversal of the temporary difference that created the deferred tax asset or liability.

Taxes collected from customers and remitted to governmental authorities are presented on a net basis in our income statement.

F-15	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

Recent Accounting Pronouncements

SFAS NO. 160, “NONCONTROLLING INTERESTS IN CONSOLIDATED FINANCIAL STATEMENTS: AN AMENDMENT TO ARB NO. 51”

On December 1, 2007, the FASB issued SFAS No. 160. This Statement is effective for us beginning January 1, 2009, and requires prospective application of the accounting and retrospective presentation and disclosure for all periods presented. This Statement, among other things, requires an acquirer of a controlling interest in an entity to recognize the acquired interest at fair value and to allocate goodwill between the controlling and noncontrolling interest holders. It also requires the value of the noncontrolling interest to be included in equity on the holder’s balance sheet. We currently control an entity of which we do not own 100%, and we present the insignificant value of the minority interest, or noncontrolling interest, in this entity in other long-term liabilities in our balance sheet. We have not yet completed the process of determining the full impact of SFAS No. 160 on our financial statements.

SFAS NO. 141, “BUSINESS COMBINATIONS”

On December 1, 2007, the FASB issued SFAS No. 141(R). This Statement is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009 and therefore will not impact our financial statements upon adoption. This Statement makes significant changes to the accounting for business combinations, including but not limited to:

•	professional fees incurred in connection with the business combination will be expensed as incurred rather than capitalized as part of goodwill;
•

costs to be incurred in connection with restructuring activities that do not represent legal liabilities prior to the acquisition date will be expensed post-acquisition rather than capitalized as part of goodwill;

•

material adjustments to purchase price allocation made during the accounting measurement period will be recast to the original period of acquisition in subsequent presentations of the respective financial statements; and

•

adjustments to deferred tax assets and uncertain tax position balances that occur after the accounting measurement period will be recorded as a component of income tax expense rather than as an adjustment to goodwill, regardless of whether the entity was acquired prior to or after adoption of SFAS No. 141(R).

SFAS NO. 157, “FAIR VALUE MEASUREMENTS”

In September of 2006, the FASB issued SFAS No. 157. This Statement provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under this Statement, fair value measurements are disclosed by level within that hierarchy. While this Statement does not add any new fair value measurements, it does change current practice. Changes to practice include a requirement for an entity to include its own credit standing in the measurement of its liabilities and to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year.

This Statement is effective for us January 1, 2008 and is to be applied prospectively and therefore will not impact our financial statements upon adoption. However, it dictates the way we will determine fair values in the future, including, among other things, the valuation of: short-term investments; intangible assets acquired through business combinations; long-lived assets when assessing potential impairment; liabilities associated with restructuring activities; and debt. It also increases our disclosure requirements regarding the valuation of these assets and liabilities. See also discussion of the interpretation of this pronouncement below.

FASB STAFF POSITION (FSP) NO. FAS 157-B, “FAIR VALUE MEASUREMENTS”

This FSP was issued on February 6, 2008, and delays the effective date of FASB No. 157 “Fair Value Measurements” until January 1, 2009, for all nonfinancial assets and liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis. Nonfinancial assets and liabilities include, among others: intangible assets acquired through business combinations; long-lived assets when assessing potential impairment; and liabilities associated with restructuring activities.

PROPOSED FSP NO. APB 14-A, “ACCOUNTING FOR CONVERTIBLE DEBT INSTRUMENTS THAT MAY BE SETTLED IN CASH UPON CONVERSION (INCLUDING PARTIAL SETTLEMENT)”

This proposed FSP specifies that issuers of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) should separately account for the liability and equity components of such instruments in a manner that reflects the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. This FSP has not been finalized but is proposed to become effective January 1, 2008, with retrospective application required. If this FSP were to be finalized

F-16	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

as proposed, our interest expense would increase significantly. However, there would be no change in the amount of interest we pay in cash.

NOTE 4. FAIR VALUE OF FINANCIAL INSTRUMENTS

Our financial instruments consist of cash and cash equivalents, short-term investments, forward foreign currency exchange contracts, accounts receivable, accounts payable and debt. Short-term investments and forward foreign currency exchange contracts are carried at fair value as discussed within Note 3 above under “Short-Term Investments” and “Foreign Exchange Gains and Losses and Derivatives.” The fair value of cash and cash equivalents, accounts receivable, accounts payable and borrowings outstanding under our senior credit facility approximate their carrying values due to their short-term nature. The fair value of our debentures, based on quoted market prices, was approximately $255.8 million and $261.2 million at December 31, 2007 and 2006, respectively. These fair values were $9.2 million and $3.8 million lower, respectively, than the carrying value of our debentures at those dates.

NOTE 5. LIABILITIES

Accrued Expenses

Accrued expenses at the reported balance sheet dates are summarized below, with balances representing 5% or more of total current liabilities at either date shown separately:

DECEMBER 31,	2007	2006

(In thousands)

Accrued payroll and related costs	$19,071	$18,581
Accrued losses on leased properties (current portion)	3,408	11,731
Other	9,016	9,100

Total accrued expenses	$31,495	$39,412

The significant decrease in the current portion of accrued losses on leased properties in 2007 was due mainly to the payment of fees to brokers and leasehold improvement allowances to subtenants.

Other Current Liabilities

Other current liabilities at the reported balance sheet dates are summarized below, with balances representing 5% or more of total current liabilities at either date shown separately:

DECEMBER 31,	2007	2006

(In thousands)

Deferred revenue	$20,090	$12,897
Other	267	242

Total other current liabilities	$20,357	$13,139

Other Long-Term Liabilities

Other long-term liabilities consisted of the following at the reported balance sheet dates:

DECEMBER 31,	2007	2006

(In thousands)

Liabilities for uncertain tax positions (see Note 13)	$40,513	$32,375
Accrued losses on leased properties (long-term portion)	13,092	14,660
Other	9,872	9,315

Total other long-term liabilities	$63,477	$56,350

F-17	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

Accrued Losses on Leased Properties

Our accrued losses on leased properties changed during the year as follows:

	Restructuring	Acquisition Related	Total

(In thousands)

Balance at December 31, 2006	$24,021	$2,370	$26,391
Reduction of accrued losses due to net cash payments	(11,092)	(616)	(11,708)
Additional charges and adjustments	—	162	162
Accretion expense	1,308	152	1,460
Effects of foreign currency	—	195	195

Balance at December 31, 2007	$14,237	$2,263	$16,500
Current balance	3,061	347	3,408
Long-term balance	11,176	1,916	13,092

NOTE 6. DEBT

Convertible Subordinated Debentures

Key terms and conditions of our 0.5% series B convertible subordinated debentures (the “Debentures”) are:

•

The principal portion of the Debentures is required to be settled in cash, while the increase in value of the Debentures beyond the principal, if any, is payable in shares of our common stock. Prior to June 9, 2008, if the applicable stock price is less than or equal to the base conversion price of $61.08, no common shares would be issued upon conversion. If the applicable stock price is greater than the base conversion price, common shares would be issued upon conversion based on a conversion rate calculated in accordance with a pre-determined formula.

•

The Debentures may be converted at the holder’s option only under any of the following conditions: 1) the closing price of our common stock during a relevant measurement period as defined in the indenture is more than $73.30; 2) the credit rating assigned to the Debentures by Standard & Poor’s Ratings Services is below B- or by Moody’s Investors Service is below B3 (the ratings were B+ and Ba2, respectively, at December 31, 2007); 3) the trading price of the Debenture during a relevant measurement period as defined in the indenture is less than 95% of the product of the closing price of our stock and the conversion rate in effect at such time; 4) the Debentures are called for redemption; or 5) upon the occurrence of certain corporate transactions as defined in the indenture.

•

We may redeem the Debentures for cash equal to the principal value plus any accrued and unpaid interest at any time on or after June 13, 2008, except that between June 13, 2008 and June 12, 2009, we may not redeem the Debentures unless the closing sale price of our common stock is greater than $76.35 for at least 20 trading days in a 30 consecutive trading day period ending on the trading day prior to the date of mailing our notice of redemption.

•	Holders may require us to redeem the Debentures for cash equal to the principal value plus any accrued and unpaid interest on June 9, 2008, 2013 and 2018.
•

We are required to pay contingent interest beyond the 0.5% coupon rate at the rate of 0.5% per year on the average trading price of the Debentures over a five-day trading period immediately preceding the first day of the applicable six-month period, commencing with the six-month period ending December 9, 2008, if such average trading price is greater than or equal to $1,200 per Debenture. The market price of our Debentures was approximately $965 per debenture at December 31, 2007.

The conversion contingencies relating to the credit rating assigned to, and the trading price of the Debentures compared to the product of the closing price of our common stock and the conversion rate in effect at such time, as well as the contingent interest feature, represent embedded derivatives. A valuation of the fair value of these derivatives is performed each quarter. The fair value of these derivatives was insignificant in all periods presented.

F-18	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

If the Debentures are settled entirely in cash (as opposed to part cash and part common stock), which would be the case if we are required to redeem the debentures in June of 2008, we would be required to pay U.S. Federal and state income taxes relating to the recapture of original issuance discount deductions we have taken in excess of the stated coupon interest rate on the Debentures. The additional tax payable associated with the amount to be recaptured was approximately $40.5 million at December 31, 2007. This amount has already been provided for as a deferred tax liability on our consolidated balance sheet and therefore, this cash payment would not impact our consolidated statements of income.

See Note 2 for discussion of replacement financing should the holders of these debentures require us to redeem them in 2008.

Senior Credit Facility

On March 19, 2007, we terminated our 364-day $100 million unsecured senior revolving credit facility that we had entered into with U.S. Bank on May 4, 2006. Also on March 19, 2007, we entered into an agreement with U.S. Bank National Association (“U.S. Bank”), as Administrative Agent and Sole Lead Arranger, for a $200 million 364-day senior unsecured revolving credit facility (the “Facility”). Funds drawn down under the Facility may be used for general corporate purposes, including for acquisitions, redemption or repayment of all or a portion of our existing $265 million of 0.5% convertible subordinated debentures, and working capital requirements. The Facility is subject to customary events of default, including events of default on our other outstanding debt, as applicable, upon the occurrence of which we would be required to immediately repay any funds drawn down under the Facility. We are in compliance with the covenants of the Facility as of December 31, 2007.

The interest rate on funds drawn down under the Facility ranges from LIBOR plus 0.60% to 0.75% depending on our leverage ratio. We will be charged 0.125% to 0.15% on funds available but not drawn down. The Facility requires us to maintain a maximum leverage ratio of 2.75 throughout its term. Our leverage ratio is defined as our total interest bearing debt divided by a trailing four quarter average of our earnings before interest expense, income tax expense, depreciation, amortization, non-cash items (including equity-based compensation expense) and any non-recurring items. Fees paid in connection with the establishment of the Facility are deferred and amortized to interest expense over the term of the Facility.

As of December 31, 2007, our outstanding balance on the facility was $80.0 million. We had initially borrowed $120.0 million and repaid $40.0 million during 2007. We also repaid an additional $40.0 million on the facility in January 2008 (see Note 15). See Note 2 for discussion of replacement financing upon expiration of the Facility in March of 2008, as well as Note 15 for a discussion of the extension of the expiration of, and increase of the funds available under, the Facility subsequent to year end.

F-19	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

NOTE 7. COMMITMENTS AND CONTINGENCIES

Commitments

We have entered into agreements that represent significant, enforceable and legally binding contractual obligations that are non-cancelable without significant penalty. If a contract is cancelable with a penalty, the amount shown in the table below is the full contractual obligation, not the penalty, as we currently intend to fulfill each of these obligations.

Liabilities for uncertain tax positions are also excluded from this table due to the uncertainty of the timing of the resolution of the underlying tax positions. The current portion of these liabilities at December 31, 2007 was $2.2 million, which we expect to be settled in cash in the next 12 months. The non-current portion at December 31, 2007 was $40.5 million, of which the timing of the resolution is uncertain. Payments under purchase orders, certain sponsorships, donations and other commitments that are not enforceable and legally binding contractual obligations are also excluded from this table, as are payments, guaranteed and contingent, under employment contracts because they do not constitute purchase commitments.

YEARS ENDING DECEMBER 31,	2008	2009	2010	2011	2012	THEREAFTER	TOTAL

(In thousands)

Convertible subordinated debentures:
Principal payments [1]	$—	$—	$—	$—	$—	$265,000	$265,000
Interest payments [1]	1,343	1,343	1,343	1,343	1,343	14,106	20,821
Senior credit facility:
Principal payments	80,000	—	—	—	—	—	80,000
Interest payments	934	—	—	—	—	—	934
Operating lease payments on facilities and equipment leases [2]	29,564	26,880	26,362	22,775	22,164	46,193	173,938
Minimum royalty guarantee payments to contributors of imagery [3]	11,624	8,851	4,516	3,106	461	—	28,558
Other purchase commitments	6,252	1,767	689	44	30	—	8,782

Total commitments	$129,717	$38,841	$32,910	$27,268	$23,998	$325,299	$578,033

[1]

Figures assume that the convertible subordinated debentures are repaid upon maturity in 2023, which may or may not reflect future events. Under the terms of the indenture, the holders may require us to redeem the debentures in 2008, 2013 and 2018. The debentures are reflected as short-term in our December 31, 2007 balance sheet due to the potential 2008 redemption. See discussion of these circumstances under “Convertible Subordinated Debentures” and “Planned Debt Refinancing” above, as well as the discussion of the additional U.S. tax payment that would be required if the debentures are settled entirely in cash

[2]

Offsetting these operating lease payments will be receipts for subleased facilities in the amounts of (in thousands) $9,007, $9,489, $9,388, $9,032 and $9,042, for the years ending December 31, 2008, 2009, 2010, 2011 and 2012, respectively, and $16,695 thereafter, for a total of $62,652.

[3]

Offsetting these minimum royalty guarantee payments to contributors of imagery will be minimum guaranteed receipts from contributors in the amounts of (in thousands) $2,179 and $1,508 for the years ending December 31, 2008 and 2009, respectively, for a total of $3,687.

Contingencies

We indemnify certain customers from claims related to alleged infringements of the intellectual property rights of third parties, such as claims arising from failure to secure model and property releases for images we license. The standard terms of these indemnifications require us to defend those claims and pay related damages, if any. We typically mitigate this risk by securing all necessary model and property releases for imagery for which we hold the copyright, and by contractually requiring our contributing photographers and other imagery partners to do the same prior to submitting any imagery to us. We also require contributing photographers, other imagery partners and sellers of businesses or image collections that we have purchased to indemnify us in certain circumstances in the event a claim arises in relation to an image they have provided or sold to us. Our imagery partners are also typically

F-20	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

required to carry insurance policies for losses related to such claims. We do not record any liabilities for these indemnifications until claims are made and we are able to assess the range of possible payments and available recourse from our imagery partners, as applicable. Historically, our exposure to such claims has been immaterial, as were our recorded liabilities for intellectual property infringement at December 31, 2007 and 2006. As such, we believe the estimated fair value of these liabilities is minimal.

In the ordinary course of business, we also enter into certain types of agreements that contingently require us to indemnify counterparties against third-party claims. These may include:

•	agreements with vendors and suppliers, under which we may indemnify them against claims arising from our use of their products or services;
•	agreements with customers other than those licensing images, under which we may indemnify them against claims arising from their use of our products or services;
•	agreements with delegates, under which we may indemnify them against claims arising from their distribution of our products or services;
•	real estate and equipment leases, under which we may indemnify lessors against third-party claims relating to use of their property;
•	agreements with directors and officers, under which we indemnify them to the full extent allowed by Delaware law against claims relating to their service to us;
•	agreements with purchasers of businesses we have sold, under which we may indemnify the purchasers against claims arising from our operation of the businesses prior to sale; and
•	agreements with initial purchasers and underwriters of our securities, under which we indemnify them against claims relating to their participation in the transactions.

The nature and terms of these indemnifications vary from contract to contract, and generally a maximum obligation is not stated. Because we do not expect these indemnifications to have a material adverse effect on our consolidated financial position, results of operations or cash flows, no related liabilities were recorded at December 31, 2007 or 2006. We hold insurance policies that mitigate potential losses arising from certain indemnifications, and historically, we have not incurred significant costs related to performance under these obligations.

NOTE 8. STOCKHOLDERS’ EQUITY

No shares of preferred stock were issued at December 31, 2007 or 2006. However, our Board of Directors is authorized to issue up to 5 million shares of no par value preferred stock. Under the terms of our Articles of Incorporation, the Board of Directors may determine the rights, preferences, and terms of our authorized but unissued shares of preferred stock without further action by stockholders. This authority may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company.

Effective May 22, 2006, our Board of Directors approved an amendment to our share repurchase program authorizing the repurchase of shares of our common stock with an aggregate value of up to $250 million, an increase from the prior authorization of $150 million. During 2006, we repurchased a total of 3.5 million shares for $207.7 million under the amended plan. These repurchases occurred in the open market pursuant to a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934. We did not repurchase any shares of our common stock in 2007, and therefore approximately $42.3 million remains under the Board of Directors approved plan for future repurchases.

F-21	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

Comprehensive Income

Comprehensive income consisted of the following during the periods presented:

YEARS ENDED DECEMBER 31,	2007	2006	2005

(In thousands)

Net income	$125,871	$130,428	$149,361
Net unrealized gains (losses) on revaluation of long-term intercompany balances, net of foreign taxes	5,842	15,988	(23,508)
Net foreign currency translation adjustment gains (losses)	30,687	38,778	(1,487)
Net unrealized gains (losses) on short-term investments	—	4,023	(1,827)

Total comprehensive income	$162,400	$189,217	$122,539

In connection with the acquisition of Digital Vision in the second quarter of 2005, a new $155.0 million long-term intercompany loan payable was established on the books of a subsidiary whose functional currency is British pounds, effectively doubling our U.K. subsidiaries’ exposure to the U.S. dollar through long-term intercompany loans. The revaluation of these loans due to movements in the U.S. dollar to British pound exchange rate caused the significant annual changes in the intercompany gains and losses for the years shown in the table above.

Accumulated other comprehensive income consisted of the following at the reported balance sheet dates:

DECEMBER 31,	2007	2006

(In thousands)

Accumulated net unrealized gains on revaluation of long-term intercompany balances, net of foreign taxes	$23,104	$17,262
Accumulated net foreign currency translation adjustment gains	55,608	24,921

Total accumulated other comprehensive income	$78,712	$42,183

Realized gains and losses (on investments sold) transferred out of net unrealized losses on short-term investments and into investment income were $4.0 million in losses in 2006 and zero in 2007.

Deferred U.S. federal income taxes are not provided for unremitted foreign earnings of our foreign subsidiaries because we expect those earnings will be permanently reinvested. It is not practicable to calculate the unrecognized deferred tax liability for temporary differences related to these investments.

NOTE 9. EQUITY-BASED COMPENSATION

Through our equity-based compensation program, our Board of Directors is authorized to grant restricted stock units (RSUs), stock options with exercise prices equal to no less than the market price of our common stock on the grant date, and other stock-based awards. Our equity-based compensation program is intended to attract, retain and motivate employees and directors of the company, and to align stockholder and employee interests. All employees are eligible to receive equity compensation through the program, though not all employees are issued equity-based compensation each year.

A total of 16 million shares are authorized for issuance through our equity-based compensation program, of which approximately 1.5 million are available for future issuance as of December 31, 2007. Shares subject to RSUs or options that are forfeited, cancelled or expire prior to vesting or exercise, as the case may be, are available for re-issuance. RSUs generally have a four-year vesting schedule, with 25% vesting on each anniversary of the grant date. Stock options generally have a 10-year term and a four-year vesting schedule, with 25% vesting on the first anniversary of the grant date and a pro rata portion of the remainder vesting monthly over the remaining three years. However, two significant exceptions were a grant of stock options and a grant of RSUs to our chief executive officer in 2006 that vest over four years, with 20%, 20%, 20% and 40% vesting on each respective anniversary of the grant date. In addition, on September 15, 2005, we granted 795,000 fully vested stock options to senior management, many of whom had not received equity grants in several years. Stock options become exercisable when vested and remain exercisable through the remainder of the term except that we generally cancel options 90 days after the date of termination of the recipient’s employment or service with us.

F-22	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

The following table shows the impact of equity-based compensation on our 2007 and 2006 results of operations:

YEARS ENDED DECEMBER 31,	2007	2006

(In thousands, except per share amounts)

SFAS No. 123(R) stock-based compensation, net of estimated forfeitures	$14,746	$16,142
Amounts capitalized as computer software developed for internal use and contemporary imagery	(495)	(864)

Impact of stock-based compensation on income from operations	14,251	15,278
Income taxes	(4,742)	(5,120)

Impact of stock-based compensation on net income	$9,509	$10,158

SFAS No. 123(R) requires us to disclose pro forma information as if we had adopted the fair-value method of accounting for employee equity-based compensation prior to adoption of SFAS No. 123(R) on January 1, 2006. We used the accelerated method of expensing stock options as defined in FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans” in our pro forma disclosures, and so that is the methodology reflected in the disclosure below. The pro forma effect on our net income and earnings per share of applying the fair-value method of accounting in 2005 would have been as follows:

YEAR ENDED DECEMBER 31, 2005

(In thousands, except per share amounts)

Net income	$149,361
Add: APB Opinion No. 25 employee equity-based compensation, net of income taxes	754
Deduct: SFAS No. 123 employee equity-based compensation, net of income taxes	(15,904)

Pro forma net income	$134,211

Basic earnings per share
As reported	$2.43
Pro forma	2.18

Diluted earnings per share
As reported	$2.27
Pro forma	2.04

Shares used in computing pro forma earnings per share
Basic	61,567
Diluted	65,848

F-23	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

Stock Options

The following table presents stock option activity for the past three years:

	OUTSTANDING		EXERCISABLE

	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

	(In thousands)		(In thousands)

December 31, 2004	4,341	$30.42	3,162	$26.44
Grants	1,018	82.01
Pre–vesting forfeitures	(113)	42.24
Post–vesting cancellations	(5)	44.68
Exercises	(1,521)	27.76

December 31, 2005	3,720	45.26	2,914	42.96
Grants	250	62.25
Pre–vesting forfeitures	(160)	56.81
Post–vesting cancellations	(94)	74.25
Exercises	(297)	26.96

December 31, 2006	3,419	46.75	2,862	44.28
Pre–vesting forfeitures	(43)	60.32
Post–vesting cancellations	(205)	62.44
Exercises	(315)	22.90

December 31, 2007	2,856	48.05	2,575	46.25

We did not grant any stock options during 2007. The following table shows the estimated grant date fair value, the model used to estimate the fair value, and the assumptions input into that model, for options granted in 2006 and 2005:

YEARS ENDED DECEMBER 31,	2006	2005

Estimated grant date fair value per option	$27.67	$20.82
Valuation model used	Black-Scholes single	Black-Scholes multiple
Expected share price volatility [1]	32%	37%
Risk free rate of return [2]	4.94%	3.67%
Expected life of stock options [3]	7 years from grant	2 years from vest
Expected rate of dividends	None	None

[1]

We calculated the expected share price volatility as the average of the actual historical volatility of the market price of our common stock for a time period equal to the expected life of the stock option, limited to the time period that our common stock has been listed on the New York Stock Exchange (since November 6, 2002).

[2]

The risk free rate of return represents the implied yield available during the month the option was granted for a U.S. Treasury zero-coupon issue with a term equal to the expected life of the stock options.

[3]

We calculated the expected life based on actual historical exercise and vesting history adjusted for the stock options held at the grant date, which we assumed are exercised ratably over the remaining lives of the awards.

The aggregate intrinsic value of stock options exercised (the market price of our common stock at the time of exercise less the strike price) for 2007 and 2006 was $3.4 million and $11.3 million, respectively.

F-24	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

The following table summarizes additional information relating to options outstanding and options exercisable at December 31, 2007:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE

RANGE OF EXERCISE PRICES	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

	(In thousands)	(In years)		(In thousands)

$ 10.61 – $ 23.32	285	2.58	$17.57	285	$17.57
23.33 – 30.00	122	3.35	26.17	122	26.17
30.01 – 30.32	800	2.33	30.32	800	30.32
30.33 – 38.63	406	4.26	35.67	405	35.67
38.64 – 83.10	583	7.25	60.52	323	58.60
83.11 – 92.65	660	7.71	83.34	640	83.24

10.61 – 92.65	2,856	4.92	48.05	2,575	46.25

As of December 31, 2007, there was $5.2 million of total unrecognized compensation expense related to outstanding stock options, which we expect to recognize over a weighted average period of approximately 2 years.

Restricted Stock Units (RSUs)

The following table presents RSU activity for 2005 through 2007:

	Number of Units	Weighted- Average Grant Date Fair Value [1]

	(In thousands)

December 31, 2004	—	$—
Grants	73	70.56
Vestings	(11)	68.63
Cancellations	(3)	72.41

December 31, 2005	59	$70.83
Grants	799	66.57
Vestings	(26)	65.11
Cancellations	(92)	74.58

December 31, 2006	740	$65.64
Grants	738	41.42
Vestings	(178)	65.71
Cancellations	(194)	56.55

December 31, 2007	1,106	$51.07

[1]	The grant date fair value of an RSU is the market price of our common stock on the grant date.

The aggregate intrinsic value of RSUs that vested (based on the market price of our common stock on their respective vest dates) during 2007 and 2006 was $8.0 million and $1.6 million, respectively. Total compensation expense not yet recognized for unvested RSUs outstanding as of December 31, 2007 was $37.1 million, which we expect to recognize over a weighted average period of approximately 3 years.

F-25	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

Performance RSUs

On August 9, 2007, we granted 110,000 RSUs to our chief executive officer (CEO) that vest annually over four years, 25% on each anniversary of the grant date (the Annual Grant). The vesting of these RSUs is subject to both service and performance conditions. The performance target for the first tranche of 27,500 RSUs (25% of the grant) is based on Getty Images meeting a revenue target of $806.4 million for the period July 1, 2007 through June 30, 2008 (the performance period).

On August 9, 2007, the Compensation Committee of our Board of Directors approved a share match program for our CEO. Under this program, the CEO is eligible to receive 1.75 RSUs for each share of common stock purchased and held, with an annual cap of 87,500 matched RSUs per calendar year and an overall cap of 175,000 matched RSUs. On August 16, 2007, the CEO exercised certain of his stock options and held the underlying 100,000 shares. This purchase qualified him for the entire maximum 175,000 match RSUs available under the match program. However, due to a calendar year limit of 87,500 matched RSUs, only 87,500 matched RSUs were granted on August 16, 2007 (the 2007 Match Grant). Provided the CEO was still an employee or director on January 3, 2008, and provided he was still holding the underlying qualifying shares, on January 3, 2008, he would receive an additional 87,500 matched RSUs. The CEO met these conditions and received the remaining 87,500 matched RSUs on January 3, 2008 (the 2008 Match Grant). The matched RSUs have the same conditions as the Annual Grant above with respect to vesting (25% each year for four years). However, in addition, in order to vest in each tranche of the matched RSUs, the CEO must still be holding the underlying qualifying corresponding shares, after which point he may sell the shares underlying the vested tranche.

The performance targets for the second, third and fourth tranches of the Annual Grant and the 2007 Match Grant had not been set as of December 31, 2007. The performance periods may or may not correspond to each respective vesting period. However, each performance period must end on or prior to each respective vest date. In addition, the performance targets and periods must be established within 90 days of the beginning of each respective performance period for the associated compensation expense to be deductible by the company for income tax purposes.

A summary of outstanding RSUs with performance requirements at the reported balance sheet dates, and changes in these RSUs during 2007, were as follows:

	Shares	Weighted- Average Grant Date Fair Value

Performance RSUs outstanding at January 1, 2007	—	$—
Granted	197,500	30.83	[1]

Performance RSUs outstanding at December 31, 2007	197,500	30.83	[1]

[1]

Weighted average grant date fair value is calculated using the average of the high and low trading prices of the underlying common stock on the date of the grant. The amount shown herein represents this average for the first tranches of the Annual Grant and the 2007 Match Grant. As the performance targets for the remaining tranches are established, the weighted average grant date value may fluctuate based on the trading prices of our common stock on these dates.

As of December 31, 2007, there was $0.9 million of total unrecognized compensation expense related to the first tranches of the Annual Grant and the 2007 Match Grant, which are expected to vest in 2008. This amount is expected to be recognized over a weighted average period of 0.6 years. There was no compensation expense calculated at December 31, 2007, related to the subsequent tranches, as no accounting is required until a performance target and period are set.

F-26	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

NOTE 10. BUSINESS SEGMENTS AND GEOGRAPHIC AREAS

With the integration of acquired businesses into our business, we now operate the company in one segment, the consolidated company as a whole. Our revenue is generated through a diverse customer base, and there is no reliance on a single customer or small group of customers; no customer represented 10% or more of our total revenue in the periods presented. Revenue is summarized below based on customers’ billing addresses, with countries experiencing 5% or more of total revenue in a reportable period shown separately. Due to the impact of foreign currency translation, these figures may not reflect the relative performance of the individual countries.

YEARS ENDED DECEMBER 31,	2007	% of Revenue	2006	% of Revenue	2005	% of Revenue

(In thousands, except percentages)

United States	$342,627	40%	$326,396	41%	$313,147	43%
United Kingdom	120,570	14%	111,539	14%	105,291	14%
Germany	73,121	9%	68,260	8%	60,116	8%
France	48,601	6%	48,230	6%	42,419	6%
Rest of world	272,672	31%	252,164	31%	212,203	29%

Total revenue	$857,591	100%	$806,589	100%	$733,176	100%

Tangible long-lived assets that may not be readily removed from the countries where they are located are computer hardware, leasehold improvements, furniture, fixtures, studio equipment and archival imagery (as archival imagery is often in analog format). These assets are shown below, net of accumulated depreciation, with countries containing 5% or more of the total of these assets shown separately:

DECEMBER 31,	2007	2006	2005

(In thousands)

United States	$30,776	$20,834	$26,614
United Kingdom	19,175	20,505	18,714
Canada	4,268	1,689	30
Other	4,952	4,935	2,132

Total	$59,171	$47,963	$47,490

These reported revenues and long-lived assets are subject to risks and uncertainties associated with doing business in foreign countries, including local, regional and global economic conditions, political instability, and changes in applicable tax laws.

NOTE 11. DEFINED CONTRIBUTION EMPLOYEE BENEFIT PLANS

We contribute to defined contribution retirement plans in which the majority of our employees are able to participate.

We sponsor one defined contribution plan in the U.S., a 401(k) plan, in which all U.S. employees over 18 years of age may participate at any time. We match 100% of participant contributions, up to the first 4% of each participant’s eligible compensation (generally including salary, bonuses and commissions), not to exceed the Internal Revenue Service per person annual limitations. Employees vest immediately in our matching contributions.

With the exception of a limited number of legacy defined contribution plans provided to certain employees in accordance with employment agreements, we sponsor one defined contribution pension plan in the U.K. Employees who complete their probationary period (typically three months) and who contribute a minimum of 2% of their eligible compensation (generally including salary, bonuses, and commissions), generally receive a company contribution of 5% of eligible compensation. There are certain employees who, in accordance with employment contracts, receive a company contribution greater than 5% of eligible compensation.

Our contributions to these plans and other defined contribution plans worldwide totaled $5.6 million, $5.2 million and $4.8 million in 2007, 2006 and 2005, respectively, which were recorded as selling, general and administrative expenses as incurred.

F-27	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

NOTE 12. RESTRUCTURING COSTS

In the third quarter of 2007, we implemented a plan to reallocate resources, which resulted in a reduction in our workforce of approximately 100 employees worldwide, or approximately 5% of our full-time staff. In connection with this restructuring, we recorded a charge of approximately $3.9 million for employee termination costs and $0.3 million of restructuring costs related to vacated leased facilities. In 2007, we consolidated certain of our other offices, resulting in aggregate restructuring charges of approximately $1.0 million. We do not expect to see material cost savings as a result of these actions, as offsetting the benefits of the reduction in workforce is the investment in workforce in the growth areas of our business.

During 2006, we recorded a total of $26.3 million of restructuring costs. Approximately $20.7 million related to the consolidation of certain office space in New York and Seattle. The remaining $5.6 million was a severance charge in the fourth quarter related to a realignment of resources.

See Note 5 for significant accrued lease loss balances that had not been paid out by December 31, 2007.

NOTE 13. INCOME TAXES

Income before income taxes is attributable to the following tax jurisdictions:

YEARS ENDED DECEMBER 31,	2007	2006	2005

(In thousands)

United States	$91,268	$88,164	$190,889
Foreign	110,366	116,512	39,212

Income before income taxes	$201,634	$204,676	$230,101

Income Tax Expense

The components of income tax expense were as follows:

YEARS ENDED DECEMBER 31,	2007	2006	2005

(In thousands)

Current tax
U.S. federal and state	$(35,544)	$(32,450)	$(2,128)
Foreign	(27,477)	(35,198)	(7,891)

Total current tax	(63,021)	(67,648)	(10,019)

Deferred tax
U.S. federal and state	(14,707)	(12,773)	(69,238)
Foreign	1,965	6,173	(1,483)

Total deferred tax	(12,742)	(6,600)	(70,721)

Income tax expense	$(75,763)	$(74,248)	$(80,740)

F-28	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

Our recognized income tax expense differs from the amount that would result by applying the U.S. statutory rate to income before income taxes. A reconciliation of the difference follows:

YEARS ENDED DECEMBER 31,	2007	Rate	2006	Rate	2005	Rate

(In thousands)

Income tax expense based on the U.S. federal statutory rate	$(70,572)	(35.0)	$(71,637)	(35.0)	$(80,535)	(35.0)
Separate country rates	(5,731)	(2.8)	2,069	1.0	762	0.3
State income tax expense, net of U.S. federal income tax	(2,921)	(1.4)	(2,822)	(1.4)	(5,179)	(2.3)
Change in liabilities for uncertain tax positions	5,182	2.6	271	0.1	4,726	2.1
Other, net	(1,721)	(1.0)	(2,129)	(1.1)	(515)	(0.2)

Income tax expense	$(75,763)	(37.6)	$(74,248)	(36.3)	$(80,740)	(35.1)

Uncertain Tax Positions

On January 1, 2007, we adopted Financial Accounting Standards Board Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes,” and applied its provisions to all of our tax positions. Tax positions that met the more-likely-than-not recognition threshold at January 1, 2007 were recognized. In some instances, this resulted in a different liability for uncertain tax positions than what was previously recorded. This difference was recorded as a cumulative effect adjustment to the opening balance of retained earnings in 2007. The cumulative effect adjustment increased our liabilities for uncertain tax positions by approximately $4.2 million and reduced retained earnings by the same amount. As of the adoption date, we had unrecognized tax benefits of $37.5 million, of which $35.5 million was non-current and $2.0 million was current.

As of December 31, 2007, we had liabilities for uncertain tax positions of $42.7 million, of which $40.5 million was non-current and $2.2 million was current. The current portion of these liabilities at December 31, 2007 is expected to be settled in cash in the next 12 months, while the timing of the resolution of the non-current portion is uncertain. The resolution of these items may result in additional or reduced income tax expense. We anticipate that our liabilities for uncertain tax positions will increase during the year for items that arise in the ordinary course of business. These amounts will be reflected as an increase in the liabilities and an increase to the current period tax expense. Our expectations of these amounts are contemplated in our annual effective tax rate. The entire liability for uncertain tax positions, if recognized, would affect our effective tax rate. Possible releases of liabilities due to expirations of statutes of limitations will have the effect of decreasing our income tax expense and effective tax rate if and when they occur.

We recognize interest and penalties related to liabilities for uncertain tax positions in income tax expense. The amount of interest and penalties included in these liabilities upon adoption and at December 31, 2007, as well as those recognized during 2007, were insignificant. Prior to the adoption of FIN No. 48, we recognized interest and penalties related to liabilities for uncertain tax positions in interest expense.

The following table shows the activity related to liabilities for uncertain tax positions in 2007:

(In thousands)

Balance at January 1, 2007	$37,504
Gross additions expensed related to tax positions taken in the current year	12,394
Reductions due to the expiration of statutes of limitations	(7,212)

Balance at December 31, 2007	$42,686

We conduct business globally and, as a result, our parent company (Getty Images, Inc.) and our subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, we are subject to examination by taxing authorities throughout the world, including the U.S., the U.K. and Germany. With few exceptions, we are no longer subject to income tax examinations outside of the U.S. for years 2001 and prior. The statute of limitations remains open with respect to our U.S. income tax returns for tax year 2004 and subsequent years. As of December 31, 2007, we are under examination for tax years 2002 and 2003 by the tax authorities in the U.K. and for tax years 2001 and subsequent by the tax authorities in Germany.

F-29	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

Deferred Taxes and Valuation Allowances

The components of our net deferred tax assets at the reported balance sheet dates are as follows:

YEARS ENDED DECEMBER 31,	2007	2006

(In thousands)

Deferred tax assets related to:
Net operating loss carryforwards	$14,196	$27,686
Accrued liabilities and allowances	27,398	28,304
Lease loss accruals	6,070	9,175
Depreciation	1,273	5,566
Stock-based compensation expense	6,160	5,402
Unrealized foreign exchange gains	3,235	747
Other	10,492	4,482

Total deferred tax assets	68,824	81,362

Deferred tax liabilities related to:
Long-term assets	(45,696)	(37,661)
Prepaid expenses and other	(8,211)	(4,017)
Interest on convertible subordinated debentures	(40,501)	(31,710)

Total deferred tax liabilities	(94,407)	(73,388)

Total deferred taxes	(25,584)	7,974
Less deferred tax assets valuation allowance	(8,030)	(8,428)

Net deferred tax liabilities	$(33,614)	$(454)

Our deferred tax assets at December 31, 2007 with respect to net operating loss carryforwards expire as follows:

	Deferred Tax Assets	Net Operating Loss Carryforwards

(In thousands)

United States, expiring between 2013 and 2021	$384	$1,005
Foreign, expiring between 2008 and 2012	2,081	5,584
Foreign, indefinite	11,732	40,818

Total	$14,196	$47,406

Net tax benefits of $1.2 million, $1.5 million and $22.4 million associated with the exercise of employee stock options were recorded in additional paid-in capital in 2007, 2006 and 2005, respectively.

Deferred U.S. federal income taxes are not provided for unremitted foreign earnings of our foreign subsidiaries because we expect those earnings will be permanently reinvested. It is not practicable to calculate the unrecognized deferred tax liability for temporary differences related to these investments.

F-30	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

Our deferred tax asset valuation allowance changed during the periods reported as follows:

(In thousands)

December 31, 2004	$6,092
Additions expensed	525
Other additions [1]	486
Deductions [2]	(408)

December 31, 2005	$6,695
Additions expensed	222
Other additions [3]	1,511

December 31, 2006	$8,428
Additions expensed	368
Deductions [4]	(766)

December 31, 2007	$8,030

[1]	This amount relates to net operating loss carryforwards of a company we acquired in 2005.

[2]	This amount relates to foreign tax credits and foreign currency translation losses.

[3]	This amount relates to capital losses incurred during the year.

[4]	This amount relates mainly to the expiration of statues of limitations.

NOTE 14. ACQUISITIONS OF BUSINESSES

On June 19, 2007, we purchased all of the shares of Pump Audio, Inc. for $41.3 million. Pump Audio, Inc., located in New York, New York, is a leading provider of quality independent music to content creators around the world. The majority of the purchase price was allocated to goodwill ($36.4 million), identifiable intangible assets ($9.6 million) and deferred tax liabilities ($3.5 million).

On April 25, 2007, we purchased all the shares of MediaVast, Inc., owner of WireImage and sub-brands FilmMagic and Contour Photos, located in New York, New York, for $197.3 million in net cash. MediaVast is one of the leading creators of entertainment and event imagery. The majority of the purchase price was allocated to goodwill ($166.7 million), identifiable intangible assets ($52.1 million) and deferred tax liabilities ($14.9 million).

On April 6, 2006, we purchased all of the shares of Pixel Images Holdings Limited, the parent company of Star Media Limited (dba Stockbyte) and Stockdisc Limited (dba Stockdisc) (collectively, “Stockbyte”) for $135.0 million in net cash (excluding direct acquisition costs). Stockbyte a photography agency based in Tralee, Ireland that licensed royalty-free imagery to its customers through distributors, including Getty Images, and through its two websites, www.stockbyte.com and www.stockdisc.com. Prior to the acquisition, we had a significant number of Stockbyte’s images available for license through our Image Partner program. The purchase price was allocated primarily to goodwill ($110.2 million) and identifiable intangible assets ($21.4 million).

On February 9, 2006, we purchased all of the shares of iStockphoto, Inc., the pioneer of the micropayment stock image marketplace business model, located in Calgary, Alberta, Canada, for $50.0 million in cash. iStockphoto, Inc. licenses royalty-free imagery exclusively through its website, www.istockphoto.com, where customers can license single images from $1 to $20 and video clips from $10 to $50 based on file size. The purchase price was allocated primarily to goodwill ($40.9 million) and identifiable intangible assets ($13.5 million).

On June 8, 2005, we acquired Amana America, Inc., Amana Europe Limited and Iconica Limited (collectively Photonica) for a purchase price of $58.3 million ($48.1 million of cash and $10.2 million of direct acquisition costs and liabilities assumed). Photonica is a rights-managed stock photography agency with its principal offices in New York and London. The majority of the purchase price was allocated to goodwill ($41.4 million) and identifiable intangible assets ($11.6 million). We acquired this company to obtain access to some of the world’s leading collections of cutting edge, high-end rights-managed imagery and some of the most talented and creative photographers in Europe, the United States and Japan.

F-31	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

On April 20, 2005, we acquired London-based Digital Vision Limited (Digital Vision), one of the world’s leading royalty-free photography businesses, for a purchase price of $179.6 million ($167.0 million of cash and $12.6 million of direct acquisition costs and liabilities assumed). The majority of the purchase price was allocated to goodwill ($135.3 million) and identifiable intangible assets ($33.2 million). Prior to the acquisition, we had a significant number of Digital Vision’s images available for license through our Image Partner program.

We also purchased several other small companies subsequent to December 31, 2004. All acquisitions were accounted for using the purchase method of accounting and accordingly, the results of operations of the acquired businesses since the respective dates of acquisition are included in our consolidated financial statements. All acquisitions for the periods presented in this report were not material, individually or in aggregate annually, to the company as a whole and, therefore, pro forma financial information is not presented.

NOTE 15. SUBSEQUENT EVENTS

Financing

In January 2008, we repaid $40.0 million of funds borrowed under our senior credit facility, leaving $40.0 million due on the facility. In February of 2008, we entered into an agreement with U.S. Bank National Association to extend the senior credit facility for 90 days beyond its original expiration date, with an option to extend another 90 days, and to provide for an additional $150.0 million of available borrowing capacity within the first 90 day extension, bringing the total borrowing capacity to $350.0 million. The incremental borrowing capacity is available for general corporate purposes, including the redemption of all or a portion of our convertible subordinated debentures.

Merger

On January 21, 2008, we announced that our Board of Directors is exploring strategic alternatives to enhance shareholder value. On February 25, 2008, we announced that we entered into an agreement to be acquired by entities affiliated with Hellman & Friedman, LLC. The merger is expected to close during the second quarter of 2008 and is subject to approval by a majority of our stockholders, approval by a majority of the shares of our common stock present in person or by proxy and voting at our stockholders meeting that are held by holders other than the Rollover Investors and Jonathan Klein, receipt of requisite antitrust approvals and other customary closing conditions. The Merger Agreement is attached as Exhibit 2.1 to our Current Report on Form 8-K as filed on February 26, 2008.

A class action was filed against Getty Images, Inc. and its current Board of Directors purporting to assert claims on behalf of the Company’s shareholders relating to the proposed going private transaction announced by the Company on February 25, 2008. We cannot predict the outcome of this lawsuit, or others, nor can we predict the amount of time and expense that would be required to resolve such lawsuits. Getty Images disputes the merits of these claims and intends to vigorously defend against them.

If the plaintiffs ultimately prevailed in these lawsuits, our insurance coverage may not cover our total liabilities and expenses associated with the lawsuits as we have deductibles on certain aspects of the coverage. In addition, subject to certain limitations, we are obligated to indemnify our current and former directors, officers and employees in connection with their exercise of fiduciary duties in relation to the evaluation and execution of the proposed transaction. We currently hold insurance policies for the benefit of our current directors and officers.

Short-Term Investment Liquidation

Between December 31, 2007 and the date this report is filed with the Securities and Exchange Commission, we received $10.5 million in cash from the orderly liquidation of the Columbia Strategic Cash fund.

F-32	GETTY IMAGES, INC.	2007	FORM 10-K	PART IV	ITEM 15(A)

NOTE 16. SUPPLEMENTARY FINANCIAL DATA (UNAUDITED)

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter

(In thousands, except per share amounts)

Year ended December 31, 2007
Revenue	$212,650		$217,957		$208,860		$218,123
Cost of revenue [1]	54,836		58,188		56,232		58,901
Income from operations	55,707	[2]	53,078	[2]	39,755	[2]	47,810	[2]
Income before income taxes	57,771	[2]	53,956	[2]	39,752	[2]	50,156	[2]
Net income	38,030	[2]	33,653	[2]	25,679	[2]	28,509	[2]
Basic earnings per share	0.64	[2]	0.57	[2]	0.43	[2]	0.48	[2]
Diluted earnings per share	0.63	[2]	0.56	[2]	0.43	[2]	0.48	[2]

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter

(In thousands, except per share amounts)

Year ended December 31, 2006
Revenue	$200,429		$204,608		$197,917		$203,635
Cost of revenue [1]	52,266		50,681		50,298		53,515
Income from operations	58,628		41,166	[3]	54,192		44,105	[3]
Income before income taxes	62,334		38,918	[3]	56,278		47,146	[3]
Net income	39,039		23,167	[3]	37,326		30,896	[3]
Basic earnings per share	0.63		0.38	[3]	0.62		0.52	[3]
Diluted earnings per share	0.60		0.37	[3]	0.62		0.51	[3]

[1]	See discussion of our accounting policy for cost of revenue in Note 3.

[2]

During 2007, we recorded $2.6 million and $1.3 million in costs associated with the review of the Company’s equity based compensation practices in the first and second quarters, respectively, and $1.5 million in costs associated with a terminated acquisition in the first quarter. In the third quarter of 2007, we recorded $4.2 million in restructuring charges related to a reallocation of resources. In the fourth quarter of 2007, we recorded $1.1 million in aggregate restructuring costs for consolidation of certain facilities and professional fees related to the review of strategic alternatives. See Notes 12 and 15 for additional information.

[3]

In the second quarter of 2006, we recorded $16.4 million in restructuring charges related to permanently exiting certain leased facilities in New York. In the fourth quarter of 2006, we recorded $9.5 million in restructuring charges, consisting of $3.9 million related to permanently exiting certain leased facilities in Seattle and $5.6 million in severance related to a realignment of resources. See Note 12 for additional information. In addition, in the fourth quarter of 2006, we recorded $1.6 million in costs associated with the review of the Company’s equity based compensation practices.

Exhibit 31.1

CERTIFICATION PURSUANT TO RULE 13a-14(a) OR 15d-14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Jonathan D. Klein, certify that:

1. I have reviewed this Annual Report on Form 10-K of Getty Images, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal controls over financial reporting, or caused such internal controls over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

By:	/s/ JONATHAN D. KLEIN
Jonathan D. Klein Co-Founder and Chief Executive Officer

Date: February 28, 2008

Exhibit 31.2

CERTIFICATION PURSUANT TO RULE 13a-14(a) OR 15d-14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Thomas Oberdorf, certify that:

1. I have reviewed this Annual Report on Form 10-K of Getty Images, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal controls over financial reporting, or caused such internal controls over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

By:	/s/ THOMAS OBERDORF
Thomas Oberdorf Senior Vice President and Chief Financial Officer

Date: February 28, 2008

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Getty Images, Inc. (the “Company”) on Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Form 10-K”), I, Jonathan D. Klein, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Form 10-K fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and

(2)	The information contained in the Form 10-K fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: February 28, 2008

/S/ JONATHAN D. KLEIN
Jonathan D. Klein Co-Founder and Chief Executive Officer

Exhibit 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Getty Images, Inc. (the “Company”) on Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Form 10-K”), I, Thomas Oberdorf, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Form 10-K fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and

(2)	The information contained in the Form 10-K fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: February 28, 2008

/S/ THOMAS OBERDORF
Thomas Oberdorf
Senior Vice President and Chief Financial Officer

ANNEX F

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2008

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 001-31516

GETTY IMAGES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	98-0177556
(State of Incorporation)	(I.R.S. Employer Identification No.)

601 NORTH 34TH STREET

SEATTLE, WASHINGTON 98103

(206) 925-5000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for at least the past ninety days.  Yes ☒  No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐  No ☒

At April 30, 2008, there were 59,650,934 shares of the registrant’s common stock, par value $0.01 per share, outstanding.

GETTY IMAGES, INC.	Q1 2008	FORM 10-Q

1	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 1

PART I.	FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

THREE MONTHS ENDED MARCH 31,	2008	2007

(In thousands, except per share amounts)

Revenue	$233,216	$212,650
Cost of revenue (exclusive of items shown separately below)	66,786	54,836
Selling, general and administrative expenses	96,465	81,403
Depreciation	16,758	14,544
Amortization	8,180	5,226
Other operating expenses	350	934

Operating expenses	188,539	156,943

Income from operations	44,677	55,707
Investment income	1,894	3,294
Interest expense	(918)	(434)
Other non-operating expenses	(1,905)	(796)

Income before income taxes	43,748	57,771
Income tax expense	(19,884)	(19,741)

Net income	$23,864	$38,030

Earnings per share
Basic	$0.40	$0.64
Diluted	0.40	0.63

Shares used in computing earnings per share
Basic	59,626	59,187
Diluted	60,010	60,031

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

2	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 1

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	MARCH 31, 2008	DECEMBER 31, 2007

(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$316,069	$333,134
Short-term investments	20,405	31,330
Accounts receivable, net	128,658	117,326
Prepaid expenses	15,880	14,425
Deferred income taxes, net	—	6,290
Other current assets	3,956	1,984

Total current assets	484,968	504,489
Property and equipment, net	154,873	156,110
Goodwill	1,235,405	1,233,073
Identifiable intangible assets, net	108,646	116,611
Other long-term assets	1,903	1,872

Total assets	$1,985,795	$2,012,155

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$74,630	$70,197
Accrued expenses	34,092	31,495
Income taxes payable	6,740	13,797
Short-term debt	265,000	345,000
Other current liabilities	58,858	20,357

Total current liabilities	439,320	480,846
Deferred income taxes, net	11,531	39,904
Other long-term liabilities	67,037	63,477

Total liabilities	517,888	584,227

Commitments and contingencies (Note 6)
Stockholders’ equity
Common stock	632	631
Additional paid-in capital	1,347,236	1,343,103
Common stock repurchased	(207,676)	(207,676)
Retained earnings	237,022	213,158
Accumulated other comprehensive income (Note 7)	90,693	78,712

Total stockholders’ equity	1,467,907	1,427,928

Total liabilities and stockholders’ equity	$1,985,795	$2,012,155

The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

3	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 1

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(unaudited)

	No. of Shares of Common Stock Outstanding	Common Stock	Additional Paid-In Capital	Common Stock Repurchased	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity

(In thousands)

Balance at December 31, 2007	59,568	$631	$1,343,103	$(207,676)	$213,158	$78,712	$1,427,928
Net income	—	—	—	—	23,864	—	23,864
Other comprehensive income	—	—	—	—	—	11,981	11,981
Stock-based compensation activity and related income tax effects	77	1	4,133	—	—	—	4,134

Balance at March 31, 2008	59,645	$632	$1,347,236	$(207,676)	$237,022	$90,693	$1,467,907

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

4	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 1

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

THREE MONTHS ENDED MARCH 31,	2008	2007

(In thousands)

Cash flows from operating activities
Net income	$23,864	$38,030
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,758	14,544
Amortization of identifiable intangible assets	8,180	5,226
Stock-based compensation	4,580	2,920
Bad debt expense	545	875
Other changes in long-term assets, liabilities and equity	14,270	5,992
Changes in current assets and liabilities, net of effects of business acquisitions:
Accounts receivable	(5,414)	(6,093)
Accounts payable	3,288	3,487
Accrued expenses	2,066	(2,156)
Income taxes payable	(7,714)	2,616
Changes in other current assets and liabilities	1,913	(467)

Net cash provided by operating activities	62,336	64,974

Cash flows from investing activities
Acquisition of property and equipment	(14,232)	(16,196)
Acquisitions of businesses, net of cash acquired	—	(4,263)
Proceeds from available-for-sale investments	10,543	—

Net cash used in investing activities	(3,689)	(20,459)

Cash flows from financing activities
Repayment of debt	(80,000)	—
Proceeds from the issuance of common stock	360	1,792
Other financing activities	3	(572)

Net cash (used in) provided by financing activities	(79,637)	1,220

Effects of exchange rate changes	3,925	1,318

Net (decrease) increase in cash and cash equivalents	(17,065)	47,053
Cash and cash equivalents, beginning of period	333,134	339,466

Cash and cash equivalents, end of period	$316,069	$386,519

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

5	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1. SENIOR CREDIT FACILITY AND PLANNED DEBT REFINANCING

On March 14, 2008, we entered into a First Amendment (the First Amendment) to our $200.0 million senior unsecured revolving credit facility (the Facility), entered into March 19, 2007, with U.S. Bank National Association, as Administrative Agent and Sole Lead Arranger. The First Amendment extends the Facility for 90 days beyond its original expiration date of March 18, 2008, with an option available to the company to extend an additional 90 days. The First Amendment also provides for an increase in the size of the Facility by an additional $150.0 million if requested by the company between June 3, 2008 and June 18, 2008, subject to certain conditions set forth in the First Amendment, bringing the total borrowing capacity of the Facility to $350.0 million. The additional $150.0 million of borrowing capacity may be used for general corporate purposes, including redemption or repayment of all or a portion of our existing $265.0 million principal amount of 0.50% convertible subordinated debentures, Series B due 2023 (the Debentures) and working capital requirements.

We currently intend to draw down funds under the Facility to fund, at least in part, the repayment of the Debentures in the event the holders of all or a substantial portion of the Debentures exercise their right to require the company to repurchase such Debentures for 100% of the principal amount thereof, plus accrued but unpaid interest, on June 9, 2008. We expect that the proceeds from the Facility, as well as our current cash and cash equivalents and cash generated through future operating and investing activities will meet our liquidity needs for at least the next 12 months.

NOTE 2. PLANNED MERGER WITH AN AFFILIATE OF HELLMAN & FRIEDMAN

On February 25, 2008, we announced that we entered into an agreement (the Merger Agreement) to merge with an affiliate of Hellman & Friedman, LLC. The merger is expected to close in the second quarter, or early in the third quarter, of 2008 and is subject to:

•	approval by a majority of our stockholders;

•

approval by a majority of the shares of our common stock present in person or by proxy and voting at our stockholders meeting that are held by holders other than the Rollover Investors, comprised of Getty Investments, Mark Getty (the company’s chairman of the board and co-founder and chairman of the board of Getty Investments), The October 1993 Trust, Cheyne Walk Trust and Ronald Family Trust B and Jonathan Klein, our Chief Executive Officer; and

•	other customary closing conditions.

The Merger Agreement was filed with the Securities and Exchange Commission (SEC) on February 26, 2008 as an exhibit to our Current Report on Form 8-K. On March 27, 2008, we filed with the SEC a preliminary merger proxy statement on Schedule 14A. We have responded to the comments we received from the SEC related to this document, and have set a preliminary record date for the stockholders meeting. We are now awaiting final approval from the SEC before we mail the final proxy materials to the stockholders of record.

A class action lawsuit was filed against us and our Board of Directors purporting to assert claims on behalf of the company’s stockholders relating to this proposed transaction. As previously disclosed, two derivative lawsuits have been filed against certain current and former executive officers and directors of the company arising from the SEC’s informal inquiry into the company’s stock option practices. The SEC subsequently concluded its inquiry with no action taken against the company or any individuals. After the announcement of the merger, plaintiffs in both cases filed motions seeking to amend their respective complaints to add claims related to the merger. We cannot predict the outcome of these lawsuits, or others, nor can we predict the amount of time and expense that would be required to resolve such lawsuits. Getty Images disputes the merits of these claims and intends to vigorously defend against them.

If the plaintiffs ultimately prevail in these lawsuits, our insurance coverage may not cover our total liabilities and expenses associated with the lawsuits, as we have deductibles on certain aspects of the coverage. In addition, subject to certain limitations, we are obligated to indemnify our current and former directors, officers and employees in connection with their exercise of fiduciary duties in relation to the evaluation and execution of the proposed transaction.

6	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 1

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S.) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of our consolidated financial statements and revenues and expenses reported during the period. Some of the estimates and assumptions that require management’s most difficult judgments are:

•	the appropriateness of the valuation and useful lives, if applicable, of long-lived assets, including goodwill and identifiable intangible assets;

•	the appropriateness of the amount of accrued income taxes and deferred tax asset valuation allowances;

•	the designation of certain foreign-currency denominated intercompany balances as long-term investments; and

•	the sufficiency of the allowance for doubtful accounts.

These judgments are difficult as matters that are inherently uncertain directly impact their valuation and accounting. Actual results may vary from management’s estimates and assumptions.

Principles of Consolidation

Our consolidated financial statements and notes thereto include the accounts of Getty Images, Inc. and its subsidiaries. The results of operations and financial positions of acquired companies have been included from the respective dates of acquisition. Intercompany balances and transactions have been eliminated.

Quarterly Results

Certain information and footnote disclosures normally included in annual financial statements, prepared in accordance with accounting principles generally accepted in the U.S., have been condensed or omitted in accordance with the rules and regulations of the SEC. Management believes that the Condensed Consolidated Financial Statements include all adjustments, which are of a normal recurring nature, necessary to a fair statement of our results of operations, financial position and cash flows for the interim periods presented. The condensed information should be read in conjunction with the Consolidated Financial Statements and the accompanying notes in our 2007 Annual Report on Form 10-K.

7	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 1

Earnings per Share

Basic earnings per share are calculated based on the weighted average number of shares of Getty Images common stock (common shares) outstanding during each period. Diluted earnings per share are calculated based on the shares used to calculate basic earnings per share plus the dilutive effect of stock options, restricted stock, restricted stock units and the Debentures.

THREE MONTHS ENDED MARCH 31,	2008	2007

(In thousands, except per share amounts)

Basic Earnings per Share
Income available to common stockholders	$23,864	$38,030
Weighted average common shares outstanding	59,626	59,187
Basic earnings per share	$0.40	$0.64

Diluted Earnings per Share
Income available to common stockholders	$23,864	$38,030

Weighted average common shares outstanding	59,626	59,187
Effect of dilutive securities:
Stock options	108	732
Restricted stock and restricted stock units	276	112

Total weighted average common shares and dilutive securities	60,010	60,031

Diluted earnings per share	$0.40	$0.63

Approximately 3.2 million and 1.4 million common shares issuable from stock options for the three months ended March 31, 2008 and 2007, respectively, were excluded from the computation of diluted earnings per share because they were anti-dilutive. For purposes of calculating diluted earnings per share for all future periods in which the Debentures remain outstanding, we will not include any associated incremental shares in periods where the average closing price of our common stock for the last five trading days of the reporting period is at or below $61.08 per share. In periods where the average closing price of our common stock exceeds $61.08 per share, we will include up to a theoretical maximum of approximately 6.9 million incremental shares.

Short-Term Investments

Short-term investments at March 31, 2008 and December 31, 2007 consist of a money market fund of $20.4 million and $31.3 million, respectively, carried at fair value with no unrealized gains or losses included in other comprehensive income. The funds are invested in the Columbia Strategic Cash Fund. The fund is closed, and Columbia Asset Management (a division of Bank of America Corporation) is performing an orderly liquidation of the fund, which it expects to substantially complete in 2008. During the first quarter of 2008, we received distributions totaling $10.5 million from the Columbia Strategic Cash Fund.

We obtained the March 31, 2008 and December 31, 2007 Net Asset Values (NAVs) of the Columbia Strategic Cash Fund from Columbia Asset Management. In order to confirm that these NAVs represented the approximate fair values of the investments as of those dates, we:

•	discussed their valuation methodology with Columbia Asset Management;

•	agreed the trading prices of certain of the underlying investments to market quotes from Bloomberg;

•	compared the quoted NAV to the NAV of cash receipts subsequent to year end; and

•	reviewed the credit ratings of the companies issuing the underlying securities to determine if further impairment was likely.

Based on this analysis, we determined that the quoted NAVs were appropriate. We recognized an associated $0.4 million loss on this investment in the first quarter of 2008. This loss is included in investment income in our consolidated statement of income. See a rollforward of this investment in Note 4.

8	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 1

Accounts Receivable

Accounts receivable represent trade receivables, net of allowances for doubtful accounts and sales returns of $16.8 million and $16.3 million at March 31, 2008 and December 31, 2007, respectively. Provisions for doubtful accounts recorded during the three months ended March 31, 2008 and 2007 totaled $0.5 million and $0.9 million, respectively. Estimated sales returns are recorded as a reduction of revenue and were insignificant in all periods presented. Approximately 5% and 6% of our accounts receivable balance, net of allowances for doubtful accounts and sales returns, was more than 90 days old at March 31, 2008 and December 31, 2007, respectively. These percentages are within the normal range for our business.

Property and Equipment

Property and equipment consisted of the following at the reported balance sheet dates:

		MARCH 31, 2008			DECEMBER 31, 2007

	Range of Estimated Useful Lives (in years)	Gross Amount	Accumulated Depreciation	Net Amount	Gross Amount	Accumulated Depreciation	Net Amount

(In thousands, except years)

Contemporary imagery	4	$ 348,017	$ (292,569)	$ 55,448	$ 344,109	$ (284,905)	$ 59,204
Computer hardware and software purchased	3	140,421	(114,047)	26,374	133,747	(110,411)	23,336
Computer software developed for internal use	3	127,442	(95,339)	32,103	123,691	(91,341)	32,350
Leasehold improvements	2-20	29,057	(12,487)	16,570	28,239	(11,675)	16,564
Furniture, fixtures and studio equipment	5	37,650	(32,580)	5,070	37,214	(31,843)	5,371
Archival imagery	40	25,621	(6,477)	19,144	25,553	(6,316)	19,237
Other property and equipment	3-4	493	(329)	164	323	(275)	48

Totals		$ 708,701	$ (553,828)	$ 154,873	$ 692,876	$ (536,766)	$ 156,110

Depreciation of computer software developed for internal use was $4.2 million for each of the three months ended March 31, 2008 and 2007.

Goodwill

Goodwill changed during the first quarter of 2008 as follows:

(In thousands)

Goodwill at December 31, 2007	$1,233,073
Acquisitions of businesses/adjustments to purchase price allocations	302
Effects of foreign currency translation	2,030

Goodwill at March 31, 2008	$1,235,405

9	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 1

Identifiable Intangible Assets

We reassess the remaining useful lives of our identifiable intangible assets each reporting period to determine whether events and circumstances warrant revisions to the remaining periods of amortization. No revisions were determined to be necessary during the periods presented.

Identifiable intangible assets consisted of the following at the reported balance sheet dates:

			MARCH 31, 2008			DECEMBER 31, 2007

	Range of Estimated Useful Lives (in years)		Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount

(In thousands, except years)

Trademarks and trade names	2-10	[1]	$65,570	$(20,739)	$44,831	$65,484	$(19,150)	$46,334
Customer lists, contracts and relationships	2-7		79,392	(42,586)	36,806	78,971	(38,810)	40,161
Contributor contracts	3-10		36,821	(13,483)	23,338	36,820	(11,196)	25,624
Other identifiable intangible assets	2-14		12,032	(8,361)	3,671	11,802	(7,310)	4,492

Totals			$193,815	$(85,169)	$108,646	$193,077	$(76,466)	$116,611

[1]	Included in trademarks and trade names above is a $2.8 million trade name that has an indefinite life and therefore is not amortized.

Expected amortization of identifiable intangible assets for the next five years is as follows:

FISCAL YEAR

(In thousands)

2008	$30,948
2009	23,270
2010	16,504
2011	14,206
2012	8,183

Leases

Rent expense, net of sublease income, was approximately $4.0 million for each of the quarters ended March 31, 2008 and 2007. Sublease income recorded as an offset to rent expense was approximately $0.4 million for each of these same periods.

Our accrued losses on leased properties changed during the first quarter of 2008 as follows:

	Restructuring	Acquisition Related	Total

(In thousands)

Balance at December 31, 2007	$14,237	$2,263	$16,500
Reduction of accrued losses due to net cash payments	(1,812)	(145)	(1,957)
Accretion expense	223	31	254
Effects of foreign currency	—	155	155

Balance at March 31, 2008	$12,648	$2,304	$14,952

Current balance	1,636	247	1,883
Long-term balance	11,012	2,057	13,069

10	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 1

Stock-Based Compensation

Stock-based compensation expense is recorded in selling, general and administrative expenses, net of estimated forfeitures and amounts capitalized as computer software developed for internal use and contemporary imagery and music. Amounts recorded during the periods presented were as follows:

THREE MONTHS ENDED MARCH 31,	2008	2007

(In thousands, except per share amounts)

SFAS No. 123(R) stock-based compensation, net of estimated forfeitures	$4,789	$2,776
Amounts capitalized as computer software developed for internal use, contemporary imagery and music [1]	(209)	144

Impact of stock-based compensation on income from operations	4,580	2,920
Income taxes	(1,546)	(959)

Impact of stock-based compensation on net income	$3,034	$1,961

[1]

Capitalized costs increased stock-based compensation expense in the quarter ended March 31, 2007 due to the reversal of capitalized costs related to employees who left the company before their equity awards had vested.

STOCK OPTIONS

The following table presents stock option activity for the first quarter of 2008:

	OUTSTANDING		EXERCISABLE		EXERCISABLE OR EXPECTED TO VEST

	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

(In thousands, except per share amounts)

Balance at December 31, 2007	2,856	$48.05	2,575	$46.25	2,853	$48.02
Pre–vesting forfeitures	(5)	79.54
Post–vesting cancellations	(13)	56.85
Exercises	(72)	21.80

Balance at March 31, 2008	2,766 [1]	48.64	2,508	$47.03	2,764	$48.63

[1]	The weighted average remaining contractual life of these options at March 31, 2008 was approximately 4 years.

The aggregate intrinsic value of options exercisable at March 31, 2008 was $5.3 million (based on the market price of our common stock on that date). The additional 0.3 million options not yet exercisable but expected to vest (and become exercisable) had no intrinsic value at March 31, 2008, as their exercise prices exceeded the closing price of our common stock on that date ($32.00 per share).

Total compensation cost not yet recognized for unvested stock options at March 31, 2008 was $4.4 million, which we expect to recognize over a weighted average period of approximately 2 years.

11	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 1

RESTRICTED STOCK UNITS (RSUs)

The following table presents RSU activity for the first quarter of 2008, including activity related to performance-based RSUs discussed further below:

	Number of Units	Weighted-Average Grant Date Fair Value per Share [1]

	(In thousands)

RSUs outstanding and unvested at December 31, 2007	1,106	$51.07
Grants	139	30.00
Vestings	(54)	86.10
Forfeitures	(18)	53.55

RSUs outstanding and unvested at March 31, 2008	1,173	$46.92

[1]	The grant date fair value of an RSU is the market price of our common stock on the date of grant, calculated as the average of the high and low trading prices of our common stock on that date.

The aggregate intrinsic value of RSUs that vested during the first quarter of 2008 was $1.5 million (based on the market price of our common stock on their respective vest dates). Total compensation cost not yet recognized for unvested RSUs outstanding as of March 31, 2008 was $34.1 million, which we expect to recognize over a weighted average period of approximately 3 years.

PERFORMANCE-BASED RSUs

On August 9, 2007, our CEO was awarded 110,000 performance-based RSUs. Also on this date, the Compensation Committee of our Board of Directors approved a share match program for our CEO. Under this program, our CEO is eligible to receive 1.75 RSUs for each common share purchased and held by him, with an annual cap of 87,500 matched RSUs per calendar year and an overall cap of 175,000 matched RSUs.

On August 16, 2007, our CEO exercised certain of his stock options and held the underlying 100,000 shares. This purchase qualified him for the entire maximum 175,000 match RSUs available under the match program. However, due to a calendar year limit of 87,500 matched RSUs, only 87,500 matched RSUs were granted on August 16, 2007 (the 2007 Match Grant). On January 3, 2008, our CEO met the conditions of the program (as he was an employee or director and held the necessary underlying qualifying shares), and the remaining 87,500 matched RSUs were granted (the 2008 Match Grant). The matched RSUs will cliff vest 25% each year for four years, provided our CEO is still holding the underlying qualifying corresponding shares, after which point he may sell the shares underlying the vested tranche.

A summary of outstanding RSUs with performance requirements (also included in the RSUs table above) at the reported balance sheet dates, and changes in these RSUs during 2008, were as follows:

	Number of Units	Weighted- Average Grant Date Fair Value per Share [1]

	(In thousands)

Performance-based RSUs outstanding at December 31, 2007	197	$30.83	[2]
Grants	88	32.18	[3]

Performance–based RSUs outstanding at March 31, 2008	285	$31.24

[1]

Weighted average grant date fair value is calculated using the average of the high and low trading prices of the underlying common stock on the date of the grant or the date the performance target was established if such an event has occurred.

[2]

The amount shown herein represents this average for the first tranche of the Annual Grant and the 2007 Match Grant. As the performance targets for the remaining tranches are established, the weighted average grant date fair value may fluctuate based on the trading prices of our common stock on those dates.

12	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 1

[3]

The amount shown herein represents this average for the first tranche of the 2008 Match Grant, determined when the performance target and period were set on March 6, 2008. As the performance targets for the remaining tranches are established, the weighted average grant date value may fluctuate based on the trading prices of our common stock on those dates.

As of March 31, 2008, there was $1.1 million of total unrecognized compensation cost related to the first tranches of the Annual Grant and the 2007 and 2008 Match Grants. This amount is expected to be recognized over a weighted average period of 6 months. There was no compensation cost calculated at March 31, 2008 related to the subsequent tranches, as no accounting is required until a performance target and period are set.

Advertising and Marketing

Advertising and marketing expenses were $6.8 million and $5.7 million for the three months ended March 31, 2008 and 2007, respectively. Prepaid marketing materials were insignificant at March 31, 2008 and December 31, 2007.

Income Taxes

We recognize interest and penalties related to unrecognized tax benefits in income tax expense. The current portion of our unrecognized tax benefits at March 31, 2008 was $2.5 million, which is expected to be resolved in the next 12 months. The non-current portion at March 31, 2008 was $43.9 million, of which the timing of the resolution is uncertain. The entire liability for uncertain tax positions, if recognized, would affect our effective tax rate. Possible releases of liabilities due to expirations of statutes of limitations will have the effect of decreasing our income tax expense and effective tax rate if and when they occur.
We conduct business globally and, as a result, Getty Images, Inc. and our subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, we are subject to examination by taxing authorities throughout the world. With few exceptions, we are no longer subject to income tax examinations outside of the U.S. for years 2001 and prior. The statute of limitations remains open with respect to our U.S. income tax returns for tax year 2004. As of March 31, 2008, we are under examination for tax year 2005 by the U.S. Internal Revenue Service, for tax years 2002 through 2005 by the tax authorities in the U.K. and for tax years 2001 and subsequent by the tax authorities in Germany.

Recent Accounting Pronouncements

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS (SFAS) NO. 161, “DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES AN AMENDMENT TO FASB STATEMENT NO. 133”

On March 1, 2008, the Financial Accounting Standards Board (FASB) issued SFAS No. 161. This Statement is effective for us beginning January 1, 2009 and amends and expands the disclosure requirements of SFAS No. 133 with the intent to provide users of financial statements with an enhanced understanding of (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The Statement requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair values of, and gains and losses on, derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. We currently have foreign currency derivatives, and under SFAS No. 161, we will be required to include additional information surrounding those instruments in the footnotes to our financial statements.

SFAS NO. 160, “NONCONTROLLING INTERESTS IN CONSOLIDATED FINANCIAL STATEMENTS: AN AMENDMENT TO ARB NO. 51”

On December 1, 2007, the FASB issued SFAS No. 160. This Statement is effective for us beginning January 1, 2009, and requires prospective application of the accounting and retrospective presentation and disclosure for all periods presented. This Statement, among other things, requires an acquirer of a controlling interest in an entity to recognize the acquired interest at fair value and to allocate goodwill between the controlling and noncontrolling interest holders. It also requires the value of the noncontrolling interest to be included in equity on the holder’s balance sheet. We currently control an entity of which we do not own 100% of its equity, and we present the insignificant value of the minority interest, or noncontrolling interest, in this entity in other long-term liabilities in our balance sheet. We have not yet completed the process of determining the full impact of SFAS No. 160 on our financial statements.

13	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 1

FASB STAFF POSITION (FSP) NO. FAS 157-2, “FAIR VALUE MEASUREMENTS”

This FSP was issued on February 6, 2008, and delays the effective date of SFAS No. 157 “Fair Value Measurements” until January 1, 2009 for all nonfinancial assets and liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis. Nonfinancial assets and liabilities include, among others: intangible assets acquired through business combinations; long-lived assets (when assessing potential impairment); and liabilities associated with restructuring activities. We have each of these assets and liabilities and therefore will defer the implementation of SFAS No. 157 for these instruments until January 1, 2009. See disclosure of our adoption of SFAS No. 157 in Note 4 below.

PROPOSED FSP NO. APB 14-A, “ACCOUNTING FOR CONVERTIBLE DEBT INSTRUMENTS THAT MAY BE SETTLED IN CASH UPON CONVERSION (INCLUDING PARTIAL CASH SETTLEMENT)”

This proposed FSP specifies that issuers of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) should separately account for the liability and equity components of such instruments in a manner that reflects the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. This FSP has not been finalized but is proposed to become effective January 1, 2009, with retrospective application required. If this FSP were to be finalized as proposed, our interest expense would increase significantly, as our convertible subordinated debentures have a stated interest rate that was lower than the market rate for a similar debt instrument with no equity conversion features at the time of issuance. However, there would be no change in the amount of interest we pay in cash as a result of adopting this FSP.

NOTE 4. FAIR VALUE OF FINANCIAL INSTRUMENTS

On January 1, 2008, we adopted SFAS No. 157 “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Statement is effective for us for all financial instruments held in periods beginning on or after January 1, 2008 and for all nonfinancial instruments held in periods beginning on or after January 1, 2009.

Financial instruments recorded at fair value in our Condensed Consolidated Balance Sheets, or disclosed at fair value in our footnotes, are categorized below based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels defined by SFAS No.157 and directly related to the amount of subjectivity associated with inputs to fair valuation of these assets and liabilities are as follows:

Level 1—Valued based on unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

The assets and liabilities we value and carry using Level 1 inputs are our foreign currency derivative contracts and money market accounts (with the exception of the Columbia Strategic Cash Fund discussed below). We also have one liability, our Debentures, that is not accounted for at fair value but that is disclosed in our footnotes on an ongoing basis at fair value based on Level 1 inputs.

Level 2—Valued based on either directly or indirectly observable prices for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

We value our borrowings under the Facility (which had no outstanding balance at March 31, 2008) based on Level 2 inputs.

Level 3—Valued based on management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

We currently value our short-term investments in the Columbia Strategic Cash Fund based on Level 3 inputs. Other significant assets and liabilities that we carry at fair value based on Level 3 inputs are those acquired through business combinations. However, these assets and liabilities are excluded from the initial adoption of SFAS No. 157.

14	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 1

Our financial instruments that currently require disclosure under SFAS No. 157 consist of cash equivalents, short-term investments, forward foreign currency exchange contracts and debt. Assets and liabilities measured at fair value on a recurring basis are categorized in the table below based on the levels discussed above:

	SFAS No. 157 Assets Recorded at Fair Value as of March 31, 2008

	Level 1	Level 2	Level 3	Total

(in thousands)

Money market funds (cash equivalents) [1]	$82,693	$—	$—	$82,693
Short-term investments [2]	—	—	20,405	20,405
Derivative assets (forward foreign currency contracts) [3]	293	—	—	293

	$82,986	$—	$20,405	$103,391

[1]	The fair value of our money market funds is based on quoted active market prices for the funds.
[2]

The fair value of our short-term investments is based on a Net Asset Value quoted by Bank of America, which they calculated using a weighted average of the value of the investments held by the fund. They valued these investments based on a combination of quoted active market prices for the investments, quoted market prices for similar investments, and their management’s best estimate of what market participants would use in pricing the assets at the measurement date. Because it is impracticable to bifurcate the fund into multiple investments, we have categorized our entire investment in the fund as Level 3. Please see discussion of our assessment of the appropriateness of the valuation of this investment under “Short-Term Investments” in Note 3 above.

[3]	The fair value of our derivative instruments are based on quoted market exchange rates for foreign currencies underlying these foreign exchange contracts.

	SFAS No. 157 Liabilities Recorded or Disclosed at Fair Value as of March 31, 2008

	Level 1	Level 2	Level 3	Total

(in thousands)

Series B convertible subordinated debentures [1]	$260,776	$—	$—	$260,776
Derivative liabilities (forward foreign currency contracts) [2]	1,443	—	—	1,443

	$262,219	$—	$—	$262,219

[1]	The fair value of our Debentures is based on quoted market prices for the Debentures. The fair value at March 31, 2008 was $4.2 million lower than the carrying value of the Debentures at that date.
[2]	The fair value of our derivative instruments are based on quoted market exchange rates for foreign currencies underlying these foreign exchange contracts.

The following table provides a rollforward of assets categorized as Level 3 above:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3 Inputs) Investment in Bank of America’s Columbia Strategic Cash Fund

(in thousands)

Balance at January 1, 2008	$31,330
Redemptions from Bank of America Columbia Funds	(10,543)
Total losses included in investment income	(382)

Balance at March 31, 2008	$20,405

The fair value of our cash, accounts receivable and accounts payable approximate their carrying values due to their short-term nature.

15	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 1

NOTE 5. DEBT

Debentures

The Debentures are convertible into common shares under certain circumstances as defined in the indenture governing the Debentures and as disclosed in our 2007 Annual Report on Form 10-K. The Debentures are classified as current on our Condensed Consolidated Balance Sheets, as the holders of the Debentures have the right to require us to redeem the Debentures for cash equal to the principal value plus any accrued interest on June 9, 2008. In accordance with the terms of Debentures, we sent notification to all holders of the upcoming June 9, 2008 put date on May 5, 2008.

If the Debentures are settled entirely in cash (as opposed to part cash and part common shares), which would be the case if we are required to redeem the Debentures in June of 2008, we would be required to pay U.S. Federal and state income taxes relating to the recapture of original issuance discount deductions we have taken in excess of the stated coupon interest rate on the Debentures. The additional tax payable associated with the amount to be recaptured was approximately $42.7 million at March 31, 2008. This amount has already been provided for as a deferred tax liability on our consolidated balance sheet and therefore, this cash payment would not impact our consolidated statements of income.

Senior Credit Facility

During the first quarter of 2008 we repaid the $80.0 million balance on the Facility, leaving no funds borrowed under the Facility as of March 31, 2008. See Note 1 for further information regarding the Facility.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Commitments

There have been no material changes in our commitments outside the normal course of business since year end.

Contingencies

We indemnify certain customers from claims related to alleged infringements of the intellectual property rights of third parties, such as claims arising from failure to secure model and property releases for images we license. The standard terms of these indemnifications require us to defend those claims and pay related damages, if any. We typically mitigate this risk by securing all necessary model and property releases for imagery for which we hold the copyright, and by contractually requiring our contributing photographers and other imagery partners to do the same prior to submitting any imagery to us. We also require contributing photographers, other imagery partners and sellers of businesses or image collections that we have purchased to indemnify us in certain circumstances in the event a claim arises in relation to an image they have provided or sold to us. Our imagery partners are also typically required to carry insurance policies for losses related to such claims. We do not record any liabilities for these indemnifications until claims are made and we are able to assess the range of possible payments and available recourse from our imagery partners, as applicable. Historically, our exposure to such claims has been immaterial, as were our recorded liabilities for intellectual property infringement at March 31, 2008 and December 31, 2007. As such, we believe the estimated fair value of these liabilities is minimal.

In the ordinary course of business, we also enter into certain types of agreements that contingently require us to indemnify counterparties against third-party claims. These may include:

•	agreements with vendors and suppliers, under which we may indemnify them against claims arising from our use of their products or services;

•	agreements with customers other than those licensing images, under which we may indemnify them against claims arising from their use of our products or services;

•	agreements with delegates, under which we may indemnify them against claims arising from their distribution of our products or services;

•	real estate and equipment leases, under which we may indemnify lessors against third-party claims relating to use of their property;

•	agreements with directors and officers, under which we indemnify them to the full extent allowed by Delaware law against claims relating to their service to us;

•	agreements with purchasers of businesses we have sold, under which we may indemnify the purchasers against claims arising from our operation of the businesses prior to sale; and

16	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 1

•	agreements with initial purchasers and underwriters of our securities, under which we indemnify them against claims relating to their participation in the transactions.

The nature and terms of these indemnifications vary from contract to contract, and generally a maximum obligation is not stated. Because we are unable to estimate our potential obligation, and because we do not expect these indemnifications to have a material adverse effect on our consolidated financial position, results of operations or cash flows, no related liabilities were recorded at March 31, 2008 or December 31, 2007. We hold insurance policies that mitigate potential losses arising from certain indemnifications, and historically, we have not incurred significant costs related to performance under these obligations.

Stockholder Derivative and Class Action Lawsuits

As previously disclosed, two derivative lawsuits were filed against certain current and former executive officers and directors of the company arising from the SEC’s informal inquiry into the company’s stock option practices. The SEC has subsequently concluded its inquiry with no action taken against the company or any individuals. The lawsuits seek remedies from the defendants for purported violations of state law, including breaches of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. As also disclosed previously, a class action lawsuit was filed relating to the pending merger. This class action lawsuit and state court derivative lawsuit have since been consolidated into one action. The defendants in each of these actions are actively contesting these claims.

Other Legal Claims

We have been, and may continue to be, subject to legal claims from time to time in the ordinary course of our business, including those related to alleged infringements of the intellectual property rights of third parties, such as the failure to secure model or property releases for imagery we license. Claims may also include those brought by photographers and filmmakers relating to our handling of images submitted to us or to the companies we have acquired. We have accrued a liability for the anticipated costs of settling such claims for which we believe a loss is probable. There are no pending legal proceedings to which we are a party or to which any of our property is subject that, either individually or in the aggregate, we believe are expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

NOTE 7. COMPREHENSIVE INCOME

Comprehensive income consisted of the following during the periods presented:

THREE MONTHS ENDED MARCH 31,	2008	2007

(In thousands)

Net income	$23,864	$38,030
Net unrealized gains on revaluation of long-term intercompany balances, net of income taxes	4,098	550
Net foreign currency translation adjustment gains	7,883	4,550

Total comprehensive income	$35,845	$43,130

Accumulated other comprehensive income consisted of the following at the reported balance sheet dates:

	MARCH 31, 2008	DECEMBER 31, 2007

(In thousands)

Accumulated net unrealized gains on revaluation of long-term intercompany balances, net of income taxes	$27,202	$23,104
Accumulated net foreign currency translation adjustment gains	63,491	55,608

Total accumulated other comprehensive income	$90,693	$78,712

Deferred U.S. federal income taxes are not provided for unremitted foreign earnings of our foreign subsidiaries because we expect those earnings will be permanently reinvested. It is not practicable to calculate the unrecognized deferred tax liability for temporary differences related to these investments.

17	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 1

NOTE 8. BUSINESS SEGMENTS AND GEOGRAPHIC AREAS

We operate the consolidated company as a whole and not by segments. Our revenue is generated through a diverse customer base, and there is no reliance on a single customer or small group of customers; no customer represented 10% or more of our total revenue in the periods presented. Revenue is summarized below based on customers’ billing addresses, with countries generating 5% or more of total revenue in a reportable period shown separately. Due to the impact of foreign currency translation, these figures may not reflect the relative performance of the individual countries.

THREE MONTHS ENDED MARCH 31,	2008	% of Revenue	2007	% of Revenue

(In thousands, except percentages)

United States	$92,728	40%	$83,341	39%
United Kingdom	31,622	14%	30,440	14%
Germany	19,137	8%	18,381	9%
France	12,929	6%	12,826	6%
Rest of world	76,800	32%	67,662	32%

Total revenue	$233,216	100%	$212,650	100%

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (MD&A)

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

Many of the statements in this Quarterly Report on Form 10-Q are “forward-looking” statements and are based on our current expectations, assumptions and projections about Getty Images, Inc. and the market in which we operate. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are made on the basis of our views as of the date this document is filed with the Securities and Exchange Commission (SEC). These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict with respect to timing, extent and likelihood and that could cause our actual results to differ materially from our past performance and our current expectations, assumptions and projections. Differences may result from actions taken by us as well as from risks and uncertainties beyond our control. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the following:

•	Increased competition could reduce our revenues, margins and operating results;

•	Our financial results and stock price may fluctuate;

•	We may not be able to obtain external financing or service indebtedness;

•	Our tax planning strategies may not provide benefits in the amounts and at the times that we expect;

•	We may have additional tax liabilities;

•	Our acquisition strategy may be dilutive to existing stockholders and we may not be successful in acquiring or integrating businesses;

•	We may experience systems and service disruptions and difficulties;

•	Systems security risks and concerns may harm our business;

•	Our business and prospects would suffer if we were unable to protect and enforce our intellectual property rights;

•	Our products and services may infringe on intellectual property rights of third parties and any infringement could require us to incur substantial costs;

•	We have claims and lawsuits against us that may result in adverse outcomes;

•	Certain of our stockholders can exercise significant influence over our business and affairs;

•	We may lose the right to use “Getty Images” trademarks in the event we experience a change in control;

•	Our business depends on our ability to attract and retain talented employees;

•	An increase in government regulation of the internet and e-commerce could have a negative impact on our business;

•	If our goodwill or other intangible assets become impaired, we may be required to record a significant charge to earnings;

18	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 2

•	Changes in accounting may affect our reported earnings and operating income;

•	We operate a global business that exposes us to additional risks;

•	Certain provisions of our corporate documents and Delaware corporate law may deter a third party from acquiring us; and

•

We have been named as a party to one stockholder class action lawsuit relating to our proposed transaction with Hellman & Friedman. That lawsuit was subsequently consolidated with the state court derivative action which originally arose from the SEC stock option inquiry (which was subsequently dismissed by the SEC with no action being taken against the company or any individuals), as plaintiffs in both the state and federal derivative lawsuits filed motions seeking to amend their respective complaints to add claims related to the merger. We may be named in additional lawsuits in the future.

Potential risks and uncertainties also include, among others, those specifically set forth in this section and those in Part I, Item 1A. “Risk Factors” and Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A)” of our 2007 Annual Report on Form 10-K. New risks emerge from time-to-time that may cause actual results to differ materially from those contained in any forward-looking statements. This should not be construed as a complete list of all factors that could adversely affect our consolidated financial position, results of operations or liquidity. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise. Readers should carefully review all documents that we file with, and furnish to, the SEC, as we will periodically update these forward-looking statements through these documents. Therefore, these forward-looking statements should not be considered current beyond the date this document is filed with the SEC except as updated in any of our documents filed with, and furnished to, the SEC after the date this document is filed with the SEC.

GENERAL

The following should be read in conjunction with our Condensed Consolidated Financial Statements and the notes thereto included in Part I, Item 1 of this Quarterly Report on Form 10-Q.

PLANNED MERGER WITH AN AFFLIATE OF HELLMAN & FRIEDMAN

On January 21, 2008, we announced that our Board of Directors was exploring strategic alternatives to enhance stockholder value. On February 25, 2008, we announced that we entered into an agreement (the Merger Agreement) to merge with an affiliate of Hellman & Friedman, LLC. The merger is expected to close during the second quarter, or early in the third quarter, of 2008 and is subject to:

•	approval by a majority of our stockholders;

•

approval by a majority of the shares of our common stock present in person or by proxy and voting at our stockholders meeting that are held by holders other than the Rollover Investors, comprised of Getty Investments, Mark Getty (the company’s chairman of the board and co-founder and chairman of the board of Getty Investments), The October 1993 Trust, Cheyne Walk Trust and Ronald Family Trust B and Jonathan Klein, our Chief Executive Officer; and

•	other customary closing conditions.

The Merger Agreement was filed with the SEC on February 26, 2008 as an exhibit to our Current Report on Form 8-K. On March 27, 2008, we filed with the SEC a preliminary merger proxy statement on Schedule 14A. We have responded to the comments we received from the SEC related to this document, and have set a preliminary record date for the stockholders meeting. We are now awaiting final approval from the SEC before we mail the final proxy materials to the stockholders of record.

RESULTS OF OPERATIONS

Below are selected financial highlights from our results of operations. All figures in the tables are shown in thousands, except percentages.

	THREE MONTHS ENDED MARCH 31,				YEAR OVER YEAR

	2008	% of revenue	2007	% of revenue	$ change	% change

Revenue	$233,216	100.0	$212,650	100.0	$20,566	9.7

The impact of changes in foreign currency exchange rates on revenue was a positive impact of approximately $11.5 million or 5% for the three months ended March 31, 2008.

19	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 2

Excluding the impact of foreign exchange, revenue increased year over year due mainly to an increase in the volume and price per image of micropayment licenses and an increase in revenue from licenses of editorial imagery, for which we do not track volume and price because the revenue is largely subscription based. This growth in revenue was offset in part by declines in the volume and price of both rights-managed and royalty-free traditional creative still images licensed.

We believe the changes in revenue from creative image licenses reflect a continuing shift to higher volumes of online uses of low resolution imagery, at lower prices. The increase in editorial revenue is due in large part to the acquisition of MediaVast, Inc. in the second quarter of 2007, as well as due to what we believe to be a growing global marketplace for entertainment imagery. Management expects these trends to continue in the near term.

	THREE MONTHS ENDED MARCH 31,				YEAR OVER YEAR

	2008	% of revenue	2007	% of revenue	$ change	% change

Cost of revenue	$66,786	28.6	$54,836	25.8	$11,950	21.8

Cost of revenue increased as a percentage of revenue in first three months of 2008 over the corresponding period in 2007, due primarily to a change in revenue mix, with higher margin royalty-free imagery representing a smaller percentage of overall revenue. Further, there has been a shift in the mix of imagery licensed within our royalty-free portfolio towards imagery with higher royalty rates, such as micropayment and image partner imagery. Growth in editorial image licensing is also raising our cost of revenue as a percentage of revenue, as editorial imagery generally bears higher costs of revenue than creative imagery.

	THREE MONTHS ENDED MARCH 31,				YEAR OVER YEAR

	2008	% of revenue	2007	% of revenue	$ change	% change

Selling, general and administrative expenses (SG&A)	$96,465	41.4	$81,403	38.3	$15,062	18.5

SG&A increased in 2008 over the corresponding period in 2007 due mainly to:

•	significant costs associated with the potential merger of the company with an affiliate of Hellman & Friedman (approximately $5.3 million in the first quarter of 2008);

•

increased payroll costs, mainly in connection with employees that joined the company through recent acquisitions and annual salary increases, offset in part by the departure of employees in connection with a restructuring initiated in the third quarter of 2007; and

•	approximately $2.3 million or a 2% increase due to changes in foreign currency exchange rates.

We incurred significant costs (approximately $4.2 million) in the first quarter of 2007 in connection with our review of our equity compensation grant practices and the termination of a proposed acquisition.

	THREE MONTHS ENDED MARCH 31,				YEAR OVER YEAR

	2008	% of revenue	2007	% of revenue	$ change	% change

Investment income	$1,894	0.8	$3,294	1.5	$(1,400)	(42.5)

Investment income decreased in the first quarter of 2008 from the corresponding period in 2007, primarily due to a decrease in interest rates, as well as a decrease in our average investments balance, due mainly to the repayment of debt.

20	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 2

	THREE MONTHS ENDED MARCH 31,				YEAR OVER YEAR

	2008	% of revenue	2007	% of revenue	$ change	% change

Other non-operating expenses	$(1,905)	(0.8)	$(796)	(0.4)	$(1,109)	(139.3)

Other non-operating expenses increased in the first quarter of 2008 as a result of foreign exchange losses, primarily related to the weakening of the U.S. dollar against the euro and the impact of this currency movement on the revaluation of certain assets and liabilities.

	THREE MONTHS ENDED MARCH 31,				YEAR OVER YEAR

	2008	effective tax rate	2007	effective tax rate	$ change	% change

Income tax expense	$(19,884)	(45.5)	$(19,741)	(34.2)	$(143)	(0.7)

Discrete items increased our effective tax rate for the first quarter of 2008 by approximately 1.8 percentage points. Excluding the impact of discrete items in both years, our projected annual effective tax rate was higher in the first quarter of 2008 than in the first quarter of 2007, primarily due to an increase in income in jurisdictions with higher tax rates (approximately 7.6 percentage points), as well as due to costs incurred in connection with the potential merger of the company with an affiliate of Hellman & Friedman that are not deductible for income tax purposes (approximately 0.9 percentage points).

LIQUIDITY AND CAPITAL RESOURCES

	MARCH 31, 2008	DECEMBER 31, 2007

(In thousands, except current ratio)

Cash and cash equivalents and short-term investments	$336,474	$364,464
Working capital	$45,648	$23,643
Current ratio	1.10	1.05

Cash flows from operating activities decreased in the first quarter of 2008 compared to the first quarter of 2007, due mainly to increased selling, general and administrative expenses, royalties, interest and income tax payments, offset in part by increased revenue. Cash flows from investing activities increased in the first quarter of 2008, as we: received approximately $10.5 million in proceeds from partial liquidation of our investment in Columbia Strategic Cash Fund (discussed further below); did not invest in the acquisition of businesses; and spent $2.0 million less for the acquisition of property and equipment in 2008 compared to 2007. Cash flows from financing activities decreased in 2008 as we repaid the $80.0 million balance of borrowings under our senior credit facility (the Facility), leaving no funds borrowed under the Facility as of March 31, 2008.

Short-term investments at March 31, 2008 consisted of an available-for-sale money market fund carried at a fair value $20.4 million (there were no unrealized gains or losses included in other comprehensive income). The investment is in the Columbia Strategic Cash Fund and prior to December 31, 2007, had been classified as cash equivalents on our balance sheet, as this investment was readily convertible into known amounts of cash. In December 2007, this fund was closed due to liquidation of over half of the fund by one investor, leaving us in a position where we were unable to liquidate our funds on demand. Columbia Asset Management (a division of Bank of America Corporation) is performing an orderly liquidation of the fund, which it expects to substantially complete in 2008.

We obtained the March 31, 2008 and December 31, 2007 Net Asset Values (NAVs) of the Columbia Strategic Cash Fund from Columbia Asset Management. In order to confirm that these NAVs represented the approximate fair values of the investments as of those dates, we:

•	discussed their valuation methodology with Columbia Asset Management;

•	agreed the trading prices of certain of the underlying investments to market quotes from Bloomberg;

•	compared the quoted NAV to the NAV of cash receipts subsequent to year end; and

•	reviewed the credit ratings of the companies issuing the underlying securities to determine if further impairment was likely.

21	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 2

Based on this analysis, we determined that the quoted NAVs were appropriate. We recognized an associated $0.4 million loss on this investment in the first quarter of 2008. This loss is included in investment income in our consolidated statement of income.

Because this investment mainly comprises debt issuances by third parties, we are subject to credit risk for this investment. Should these companies become unable to repay their debts, or should buyers of the investments not be available for Columbia Asset Management’s orderly liquidation, the value of our investment could be further impaired.

Senior Credit Facility and Debentures

On March 14, 2008, we entered into a First Amendment (the First Amendment) to the Facility, entered into March 19, 2007, with U.S. Bank National Association, as Administrative Agent and Sole Lead Arranger. The First Amendment extends the Facility for 90 days beyond the original expiration date of March 18, 2008, with an option available to the company to extend an additional 90 days. The First Amendment also provides for an increase in the size of the Facility by an additional $150.0 million borrowing capacity if requested by the company between June 3, 2008 and June 18, 2008, subject to certain conditions set forth in the First Amendment, bringing the total borrowing capacity of the Facility to $350.0 million. The additional $150.0 million of borrowing capacity may be used for general corporate purposes, including redemption or repayment of all or a portion of the Debentures and working capital requirements. We currently intend to draw down funds under the Facility to fund, at least in part, the repayment of the Debentures in the event the holders of all or a portion of the Debentures exercise their right to require the company to repurchase such Debentures for the principal plus accrued but unpaid interest, on June 9, 2008. We believe it is likely that the holders of the Debentures will require us to redeem them in June of 2008. In accordance with the terms of the Debentures, we sent notification to all holders of the upcoming put date on May 5, 2008.

If the Debentures are settled entirely in cash (as opposed to part cash and part common shares), which would be the case if we are required to redeem the Debentures in June of 2008, we would be required to pay U.S. Federal and state income taxes relating to the recapture of original issuance discount deductions we have taken in excess of the stated coupon interest rate on the Debentures. The additional tax payable associated with the amount to be recaptured was approximately $42.7 million at March 31, 2008. This amount has already been provided for as a deferred tax liability on our consolidated balance sheet and therefore, this cash payment would not impact our consolidated statements of income.

We expect that the proceeds from the refinancing discussed above, as well as our current cash and cash equivalents plus cash generated through future operating and investing activities will meet our liquidity needs for at least the next 12 months, including repayment of the Debentures and the associated income tax payment. Our ability to generate cash flows for 2008 in line with our expectations is subject to many risks and uncertainties, including but not limited to: significant unexpected cash payments; significant changes in interest rates or income tax laws; a significant decline in the market price of our common stock; our ability to close the potential merger with an affiliate of Hellman & Friedman; and the risks discussed in Part II, Item 1A of this Current Report on Form 10-Q and Part I, Item 1A of our 2007 Annual Report on Form 10-K.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES AND ASSUMPTIONS

There have been no material changes in our critical accounting policies and estimates and assumptions since December 31, 2007.

RECENT ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards (SFAS) No. 161, “Disclosures about Derivative Instruments and Hedging Activities an amendment to FASB Statement No. 133”

On March 1, 2008, the Financial Accounting Standards Board (FASB) issued SFAS No. 161. This Statement is effective for us beginning January 1, 2009 and amends and expands the disclosure requirements of SFAS No. 133 with the intent to provide users of financial statements with an enhanced understanding of: a) how and why an entity uses derivative instruments; b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The Statement requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair values of, and gains and losses on, derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. We currently have foreign currency derivatives, and under SFAS No. 161, we will be required to include additional information surrounding those instruments in the footnotes to our financial statements.

22	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 2

SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements: an Amendment to ARB No. 51”

On December 1, 2007, the FASB issued SFAS No. 160. This Statement is effective for us beginning January 1, 2009, and requires prospective application of the accounting and retrospective presentation and disclosure for all periods presented. This Statement, among other things, requires an acquirer of a controlling interest in an entity to recognize the acquired interest at fair value and to allocate goodwill between the controlling and noncontrolling interest holders. It also requires the value of the noncontrolling interest to be included in equity on the holder’s balance sheet. We currently control an entity of which we do not own 100% of its equity, and we present the insignificant value of the minority interest, or noncontrolling interest, in this entity in other long-term liabilities in our balance sheet. We have not yet completed the process of determining the full impact of SFAS No. 160 on our financial statements.

FASB Staff Position (FSP) No. FAS 157-2, “Fair Value Measurements”

This FSP was issued on February 6, 2008, and delays the effective date of SFAS No. 157 “Fair Value Measurements” until January 1, 2009, for all nonfinancial assets and liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis. Nonfinancial assets and liabilities include, among others: intangible assets acquired through business combinations; long-lived assets (when assessing potential impairment); and liabilities associated with restructuring activities. We have each of these assets and liabilities and therefore will defer the implementation of SFAS No. 157 for these instruments until January 1, 2009.

Proposed FSP No. APB 14-a, “Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Cash Settlement)”

This proposed FSP specifies that issuers of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) should separately account for the liability and equity components of such instruments in a manner that reflects the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. This FSP has not been finalized but is proposed to become effective January 1, 2009, with retrospective application required. If this FSP were to be finalized as proposed, our interest expense would increase significantly, as our convertible subordinated debentures have a stated interest rate that was lower than the market rate for a similar debt instrument with no equity conversion features at the time of issuance. However, there would be no change in the amount of interest we pay in cash as a result of adopting this FSP.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

FOREIGN CURRENCY EXCHANGE RATE RISK

The following table illustrates hypothetical gains and losses that would be realized on our most significant forward foreign currency contracts outstanding at the reported balance sheet dates were instantaneous changes of 10% to occur in the exchange rates between the currencies bought and sold through the contracts:

	MARCH 31, 2008		DECEMBER 31, 2007

	Hypothetical 10% Strengthening	Hypothetical 10% Weakening	Hypothetical 10% Strengthening	Hypothetical 10% Weakening

(In thousands)	Gain(Loss)	Gain(Loss)	Gain(Loss)	Gain(Loss)

U.S. dollar	$4,795	$(5,860)	$3,935	$(4,810)
British pound	(189)	231	444	(542)
Euro	(2,185)	2,671	(2,168)	2,650
Japanese yen	(839)	1,025	(727)	888
Thai baht	(364)	444	(364)	444

These hypothetical gains and losses would be offset, at least in part, by losses and gains generated from revaluing the underlying exposures these contracts are hedging.

There have been no other material changes in our exposure to market risks since December 31, 2007, other than the changes discussed in Item 2 above with respect to the Facility.

23	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART I	ITEM 4

ITEM 4.	CONTROLS AND PROCEDURES

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

The Chief Executive Officer and Chief Financial Officer have evaluated the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended) as of March 31, 2008. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that as of March 31, 2008, these disclosure controls and procedures were effective.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

During the period covered by this report, there were no changes in our internal control over financial reporting identified in connection with management’s evaluation of the effectiveness of our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

As a result of the SEC informal inquiry into the company’s stock option practices, there have been two derivative lawsuits filed against certain current and former executive officers and directors of the company. The SEC has subsequently concluded its inquiry with no action taken against the company or any individuals. The lawsuits seek remedies from the defendants for purported violations of state law, including breaches of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. As also disclosed previously, a class action lawsuit was filed relating to the pending merger. After the announcement of the merger, plaintiffs in both derivative cases filed motions seeking to amend their respective complaints to add claims related to the merger. The defendants in each of these actions are actively contesting these claims.

We have been, and may continue to be, subject to legal claims from time to time in the ordinary course of our business, including those related to alleged infringements of the intellectual property rights of third parties, such as the failure to secure model or property releases for imagery we license. Claims may also include those brought by photographers and filmmakers relating to our handling of images submitted to us or to the companies we have acquired. We have accrued a liability for the anticipated costs of settling such claims for which we believe a loss is probable.

ITEM 1A.	RISK FACTORS

Reference is made to the factors set forth under the caption “Information About Forward-Looking Statements” in Part I, Item 2 of this Current Report on Form 10-Q and other risk factors described in our 2007 Annual Report on Form 10-K, which are incorporated herein by reference. There have been no material changes to the risk factors previously disclosed in our 2007 Annual Report on Form 10-K other than as set forth below.

THE FAILURE TO COMPLETE THE MERGER COULD ADVERSELY AFFECT OUR BUSINESS

There is no assurance that the merger with an affiliate of Hellman & Friedman will be completed. If the merger is not approved by our stockholders or if the merger is not completed for any other reason, we will remain a public company and our common stock will continue to be listed and traded on the New York Stock Exchange. While we expect that that management will operate our business in a manner similar to that in which it is being operated today, if the merger is not completed, the company may suffer negative financial ramifications, included as a result of paying a termination fee of either $31 million or $52 million and/or a reimbursement of 50% of the buyer’s out-of-pocket fees and expenses, up to a cap of $5 million, under certain circumstances. In addition, the current market price of our common stock may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a decline in the market price of our common stock. Also, there may be substantial disruption to our business and a distraction of our management and employees from day-to-day operations, because matters related to the merger may require substantial commitments of their time and resources.

24	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	PART II	ITEM 1

WHILE THE MERGER AGREEMENT IS IN EFFECT, WE ARE SUBJECT TO RESTRICTIONS ON OUR BUSINESS ACTIVITIES

While the Merger Agreement is in effect, we are subject to significant restrictions on our business activities and must generally operate our business in the ordinary course (subject to certain exceptions or the consent of an affiliate of Hellman & Friedman). These restrictions on our business activities could have a material adverse effect on our future results of operations or financial condition.

WE ARE SUBJECT TO LITIGATION RELATED TO THE PROPOSED MERGER

A class action lawsuit was filed against us and our Board of Directors purporting to assert claims on behalf of the company’s stockholders relating to the proposed merger. In addition, after the announcement of the merger, plaintiffs in both derivative lawsuits filed against certain current and former executive officers and directors of the company arising from the SEC’s informal inquiry into the company’s stock option practices filed motions seeking to amend their respective complaints to add claims related to the merger.

If the plaintiffs ultimately prevail in these lawsuits, our insurance coverage may not cover our total liabilities and expenses associated with the lawsuits, as we have deductibles on certain aspects of the coverage. In addition, subject to certain limitations, we are obligated to indemnify our current and former directors, officers and employees in connection with their exercise of fiduciary duties in relation to the evaluation and execution of the proposed merger.

Any conclusion of these lawsuits in a manner adverse to the company could have a material adverse effect on the company’s business, results of operation, financial condition and cash flows. In addition, the cost to the company of defending these lawsuits, even if resolved in the company’s favor, could be substantial. Such lawsuits could also substantially divert the attention of the company’s management and the company’s resources in general.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None

ITEM 5.	OTHER INFORMATION

None

ITEM 6.	EXHIBITS

Reference is made to the Exhibit Index beginning on page 27 for a list of all exhibits filed as part of this report.

25	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	SIGNATURE

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GETTY IMAGES, INC.

By:	/s/ THOMAS OBERDORF
Thomas Oberdorf Senior Vice President and Chief Financial Officer

May 8, 2008

26	GETTY IMAGES, INC.	Q1 2008	FORM 10-Q	EXHIBIT INDEX

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Agreement and Plan of Merger, among Abe Investment, L.P., Abe Acquisition Corp. and Getty Images, Inc., dated as of February 24, 2008 (1)

10.2	First Amendment to the U.S. Bank National Association senior unsecured credit facility (2)

10.3	Share sale agreement between Getty Images, Inc., Jerry Kennelly, Joanna Kennelly and Pixel Images Limited, the parent company of Star Media Limited (dba Stockbyte) and Stockdisc Limited dated April 5, 2006 (3)

10.4	Acquisition agreement between Getty Images, Inc. and Pixel Images Holding Limited, the parent company of Star Media limited (dba Stockbyte) and Stockdisc Limited, dated April 6, 2006 (3)

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges (3)

31.1	Section 302 Certification by Jonathan D. Klein, CEO (3)

31.2	Section 302 Certification by Thomas Oberdorf, CFO (3)

32.1	Section 906 Certification by Jonathan D. Klein, CEO (3)

32.2	Section 906 Certification by Thomas Oberdorf, CFO (3)

(1)	Incorporated by reference from Exhibits to the Registrant’s Current Report on Form 8-K filed on February 26, 2008
(2)	Incorporated by reference from Exhibits to the Registrant’s Current Report on Form 8-K filed on March 19, 2008
(3)	Filed herewith

Exhibit 12.1

Ratio of Earnings to Fixed Charges

	Three Months Ended March 31, 2008	Years Ended December 31,

		2007		2006		2005		2004	2003

(in thousands, except ratios)

Income before income taxes and minority interest	$43,885	$202,009	[4]	$204,842	[3]	$230,100	[2]	$173,862	$86,035
Add fixed charges
Interest expense	918	6,680		1,506		7,618	[2]	3,828	9,765
Interest portion of rent expense	1,358	5,576		5,753		6,280		6,185	6,113

Income before income taxes, minority interest and fixed charges	$46,161	$214,265	[4]	$212,101	[3]	$243,998		$183,875	$101,913

Fixed charges
Interest expense	$918	$6,680		$1,506		$7,618	[2]	$3,828	$9,765
Interest portion of rent expense	1,358	5,576		5,753		6,280		6,185	6,113

Fixed charges	$2,276	$12,256		$7,259		$13,898	[2]	$10,013	$15,878

Ratio of earnings to fixed charges [1]	20.3	17.5	[4]	29.2	[3]	17.6	[2]	18.4	6.4

[1]

Ratio of earnings to fixed charges means the ratio of income before fixed charges and income taxes to fixed charges, where fixed charges are the aggregate of interest expense, including amortization of debt issuance costs, and an allocation of rental charges to approximate equivalent interest.

[2]

Included as a deduction from income before income taxes and as an addition to interest expense in 2005 is accelerated amortization of debt issuance costs in the amount of $5.0 million. Also included as a deduction from income before taxes in 2005, are losses on leased properties of $1.2 million. Excluding this amortization and these losses, the ratio of earnings to fixed charges would have been 27.7 for the year ended December 31, 2005.

[3]

Included as a deduction from income before income taxes in 2006 are restructuring costs of $26.3 million. Excluding these costs, the ratio of earnings to fixed charges would have been 32.8 for the year ended December 31, 2006.

[4]

Included as a deduction from income before income taxes in 2007 are restructuring costs of $5.2 million. Excluding these costs, the ratio of earnings to fixed charges would have been 17.9 for the year ended December 31, 2007.

Exhibit 31.1

CERTIFICATION PURSUANT TO RULE 13a-14(a) OR 15d-14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Jonathan D. Klein, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Getty Images, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

By:	/s/ JONATHAN D. KLEIN
Jonathan D. Klein Co-Founder and Chief Executive Officer

Date: May 8, 2008

Exhibit 31.2

CERTIFICATION PURSUANT TO RULE 13a-14(a) OR 15d-14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Thomas Oberdorf, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Getty Images, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

By:	/s/ THOMAS OBERDORF
Thomas Oberdorf Senior Vice President and Chief Financial Officer

Date: May 8, 2008

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Getty Images, Inc. (the “Company”) on Form 10-Q for the period ended March 31, 2008 as filed with the Securities and Exchange Commission on the date hereof (the “Form 10-Q”), I, Jonathan D. Klein, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Form 10-Q fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and

(2)	The information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 8, 2008

/s/ JONATHAN D. KLEIN
Jonathan D. Klein
Co-Founder and Chief Executive Officer

Exhibit 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Getty Images, Inc. (the “Company”) on Form 10-Q for the period ended March 31, 2008 as filed with the Securities and Exchange Commission on the date hereof (the “Form 10-Q”), I, Thomas Oberdorf, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Form 10-Q fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and

(2)	The information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 8, 2008

/s/ THOMAS OBERDORF
Thomas Oberdorf
Senior Vice President and Chief Financial Officer

GETTY IMAGES, INC.

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON _________, 2008

John Lapham and Thomas Oberdorf (each with power of substitution) are hereby authorized to vote all the shares of Getty Images, Inc. common stock which the undersigned would be entitled to vote if personally present at the special meeting of stockholders of Getty Images, Inc. to be held on _________, 2008, and at any adjournments or postponements of the special meeting.

IF YOU SPECIFY A CHOICE AS TO THE ACTION TO BE TAKEN ON AN ITEM, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH CHOICE. IF YOU DO NOT SPECIFY A CHOICE, IT WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND AT THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

SEE OTHER SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

You can submit your proxy in one of three ways:

1.	Call toll free ___________ and follow the instructions on the reverse side. There is NO CHARGE to you for this call. Outside the United States you may fax your signed proxy card to __________. You must fax both the front and back of the card.

or

2.	Submit your proxy by internet at our Internet Address: http://_____________

or

3.	Complete, sign and date your proxy card and return it promptly in the enclosed, postage-paid envelope.

PLEASE VOTE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	Votes must be indicated (x) in black or blue ink as indicated in this example	☒

1.      Adoption of the Agreement and Plan of Merger, dated as of February 24, 2008, among Getty Images, Inc., Abe Investment, L.P. and Abe Acquisition Corp. (as it may be amended from time to time, the “Merger Agreement”).

2.      Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.

FOR	AGAINST	ABSTAIN	FOR	AGAINST	ABSTAIN
☐	☐	☐	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the special meeting and at any adjournments or postponements thereof.

Signature_________________________	Signature___________________________	Date__________________________

This proxy card should be signed by the stockholder(s) exactly as his or her name(s) appear(s) hereon. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both persons should sign.

FOLD AND DETACH HERE

Submit your Proxy by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Submitting your proxy by Internet and telephone is available through 11:59 PM

Pacific Daylight Savings Time on                             , 2008.

Your Internet or telephone proxy authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://____________ Use the Internet to submit your proxy. Have your proxy card in hand when you access the website.	OR	Telephone 1-( ) - Use any touch-tone telephone to submit your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed, postage-paid envelope.

If you submit your proxy by internet or by telephone,

you do NOT need to mail back your proxy card.